SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the registrant ☒                            Filed by a party other than the registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

PERINI CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box.):

☐	No fee required

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

Common stock, par value $1.00 per share, of Perini Corporation

(2)	Aggregate number of securities to which transaction applies:

22,987,293 shares

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated, and state how it was determined.):

$40.23 per share of Perini common stock. For purposes of this determination, in accordance with paragraph (a)(4) and (c)(1)(i) of Exchange Act Rule 0-11, the price per share of Perini common stock to be issued in the merger is equal to the average of the high and low prices per share of Perini common stock as reported on the New York Stock Exchange on May 23, 2008 (a date within 5 business days prior to the filing of this preliminary proxy statement). The filing fee was determined by multiplying 0.0000393 by the maximum aggregate value of the merger, which was determined by multiplying the 22,987,293 shares of Perini common stock to be issued in the merger by the per share value of Perini common stock equal to $40.23 as determined above.

(4) Proposed maximum aggregate value of transaction:

$924,778,797

(5)	Total fee paid:

$36,344

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0- 11(a)(2), and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule, or registration statement no.:

(3)	Filing party:

(4)	Date filed:

Perini Corporation

73 Mt. Wayte Avenue

Framingham, Massachusetts 01701

To Perini Corporation Shareholders:

On behalf of the board of directors of Perini Corporation, we are pleased to deliver our proxy statement for our 2008 annual meeting of shareholders, at which you will be asked to vote upon proposals relating to the merger between Perini and Tutor-Saliba Corporation, as well as other matters. Upon completion of the merger, Perini shareholders prior to the merger will own approximately 55% of the combined company’s outstanding shares of common stock and the Tutor-Saliba shareholders prior to the merger will own approximately 45% of the combined company’s outstanding shares of common stock. We will use the term “combined company” to refer to Perini as it will exist after completion of the merger.

We believe the merger will create a strong combined company that will deliver important benefits to our shareholders. We enthusiastically support the merger and recommend that you vote “FOR” the proposals related to the merger (which are the share issuance proposal and the articles amendment proposal), each of the board of directors’ nominees of Class III directors and the other proposals described in the accompanying notice of annual meeting and proxy statement.

The annual meeting of shareholders will be held on [—], 2008, at [—] at [—], local time. The accompanying notice of annual meeting and proxy statement describe the matters to be presented at the meeting.

Before voting, you should carefully review all the information contained in the accompanying proxy statement. For a discussion of risk factors which you should consider in evaluating the merger, please see “RISK FACTORS” beginning on page 23 of the accompanying proxy statement.

Your vote is important. Whether or not you plan to attend the annual meeting, please complete your proxy card and return it to us to ensure that your vote is counted. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

Thank you for your continued support.

Sincerely,

Michael R. Klein

Vice Chairman and Lead Director of the Perini Board of Directors

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger described in the accompanying proxy statement or the securities to be issued pursuant to the merger described in the accompanying proxy statement or determined if the accompanying proxy statement is accurate or adequate. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated [—], 2008 and is first being mailed to shareholders on or about [—], 2008.

2008 ANNUAL MEETING OF SHAREHOLDERS

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ii

Perini Corporation

73 Mt. Wayte Avenue

Framingham, Massachusetts 01701

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON [—], 2008

TO THE SHAREHOLDERS OF PERINI CORPORATION:

NOTICE IS HEREBY GIVEN that the 2008 annual meeting of the shareholders of Perini Corporation, a Massachusetts corporation (“Perini”), will take place at [—], on [—], 2008, at [—], local time.

At the meeting, holders of Perini common stock will consider and vote on the following matters:

1.	a proposal to approve the issuance of 22,987,293 shares of Perini common stock in the merger contemplated by the Agreement and Plan of Merger, dated as of April 2, 2008, by and among Perini, Trifecta Acquisition LLC, Tutor-Saliba Corporation, a California corporation (“Tutor-Saliba”), Ronald N. Tutor and shareholders of Tutor-Saliba, as amended by Amendment No. 1 thereto, dated as of May 28, 2008;

2.	a proposal to amend our amended and restated articles of organization to increase the number of authorized shares of Perini common stock from 40 million to 75 million shares;

3.	the election of four (4) Class III directors, to hold office for a three-year term, expiring at our 2011 annual meeting of shareholders and until their successors are duly elected and qualified;

4.	a proposal to ratify the selection of Deloitte & Touche LLP, independent registered public accountants, as auditors of Perini for the fiscal year ending December 31, 2008;

5.	a proposal to amend our 2004 Stock Option and Incentive Plan to increase the number of shares authorized for issuance under the plan from 3 million to 5.5 million;

6.	a proposal to approve the adjournment or postponement of the annual meeting if necessary to solicit additional proxies or as otherwise necessary; and

7.	such other business as may properly come before the meeting.

The board of directors has fixed the close of business on [—], 2008 as the record date for the determination of the shareholders entitled to vote at the meeting. Only shareholders of record as of the close of business on the record date will be entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.

A proxy is being solicited from holders of Perini common stock. Whether or not you plan to attend the meeting, please vote as soon as possible. Shareholders have three options for submitting their vote. You may vote by mail by executing and returning the enclosed proxy card in the enclosed envelope, which requires no postage if mailed in the United States. You may also vote electronically by logging on to the Internet at www.investorvote.com/PCR and following the instructions. The third option is to call 1-800-652-VOTE (8683) and follow the recorded instructions. There is no charge for the call if initiated from the United States.

By order of the board of directors,

Susan C. Mellace,

Corporate Secretary

Framingham, Massachusetts

[—], 2008

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on [—], 2008

This proxy statement and the 2007 Annual Report are available for viewing, printing and downloading at
http://phx.corporate-ir.net/staging/phoenix.zhtml?c=106886&p=proxy.

Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the Securities and Exchange Commission, and as amended on April 29, 2008, except for exhibits, will be furnished without charge to any shareholder upon written or oral request to Perini Corporation, Attn: Investor Relations Dept., 73 Mt. Wayte Ave., Framingham, MA 01701, telephone 508-628-2000.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE MEETING

The following questions and answers address briefly some questions you may have regarding the matters to be voted upon at the annual meeting. These questions and answers may not address all questions that may be important to you as a Perini shareholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement. In this proxy statement, the terms “the Company,” “Perini,” “we,” “us,” and “our,” and any derivation thereof, refer to Perini Corporation prior to the merger with Tutor-Saliba.

Why am I receiving this proxy statement?

Perini is soliciting proxies for the 2008 annual meeting of shareholders. You are receiving a proxy statement because you owned shares of Perini common stock on [—], 2008, the record date, and that entitles you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

How does this annual meeting differ from Perini’s typical annual meeting?

In addition to the annual task of electing directors and ratifying the appointment of our independent registered public accounting firm, our shareholders will be asked to vote upon a proposal to increase the number of shares authorized under our 2004 Stock Option and Incentive Plan and proposals relating to a merger which, if completed, will significantly expand our scale of operations, increase our geographic scope, and position us for future growth by adding substantial management capacity, client relationships and other financial and operational resources.

Why has Perini decided to merge with Tutor-Saliba?

We believe that the merger will provide substantial strategic and financial benefits to our company, our shareholders and our customers, including the following:

•	increased scale and greater diversification of our business;

•	entry into additional high-growth and high-margin markets and projects;

•

consolidation of Ronald N. Tutor’s, our chief executive officer and chairman, management activities on the growth and development of the combined company, and elimination of risk that he might leave Perini to focus on Tutor-Saliba;

•	additional management depth and enhanced management capabilities;

•	enhanced commercial building and civil business operations, due to the complementary and synergistic strengths of the two companies in these market segments;

•	greater opportunities to win new, substantial contracts to drive accelerated revenue growth;

•	ability to use the strength of Perini’s balance sheet to win additional large civil and public works projects that require surety capacity in excess of what Tutor-Saliba was able to obtain; and

•	opportunities to realize significant synergies.

Please see “Reasons for the Merger” beginning on page 43 for a detailed discussion of the reasons for and benefits of the merger.

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When do you expect the merger to be completed?

We hope to complete the merger as soon as reasonably practicable. We are working to complete the merger by the end of the third quarter of 2008. We cannot consummate the merger until the Perini shareholders approve the proposals related to the merger described in this proxy statement and until the other conditions set forth in the Agreement and Plan of Merger, dated as of April 2, 2008, by and among Perini, Trifecta Acquisition LLC, Tutor-Saliba, Ronald N. Tutor and shareholders of Tutor-Saliba (which we refer to in this proxy statement as the “Merger Agreement”), are satisfied or waived by the respective parties to the Merger Agreement. In addition, other factors outside of our control could require us to complete the merger at a later time or not to complete it at all. For a discussion of the conditions to the completion of the merger and of the risks associated with the failure to satisfy such conditions, please see “The Merger Agreement” beginning on page 64 and “Risks Factors—The merger may not be completed, which could adversely affect Perini’s business operations and stock price.” beginning on page 23.

What are the specific proposals that shareholders will consider with respect to the merger?

There are two proposals related to the merger:

1.	a proposal to approve the issuance of 22,987,293 shares of Perini common stock in the merger contemplated by the Merger Agreement, referred to in this proxy statement as the “share issuance proposal”; and

2.	a proposal to amend our amended and restated articles of organization to increase the number of authorized shares of Perini common stock from 40 million to 75 million shares, referred to in this proxy statement as the “articles amendment proposal”.

What other proposals will shareholders be asked to vote on at the annual meeting?

In addition to the merger proposals, Perini shareholders are being asked to vote on the following matters:

•	the election of four (4) Class III Directors, to hold office for a three-year term, expiring at our 2011 annual meeting of shareholders and until their successors are duly elected and qualified;

•	a proposal to ratify of the selection of Deloitte & Touche LLP, independent registered public accountants, as auditors of Perini for the fiscal year ending December 31, 2008;

•

a proposal to amend of our 2004 Stock Option and Incentive Plan to increase the number of shares authorized for issuance under the plan from 3 million to 5.5 million, referred to in this proxy statement as the “plan amendment proposal”; and

•	a proposal to approve the adjournment or postponement of the annual meeting if necessary to solicit additional proxies or as otherwise necessary.

What is the purpose of the amendment of the Perini amended and restated articles of organization?

Under our current amended and restated articles of organization, we do not have a sufficient number of shares of Perini common stock authorized to satisfy our obligations to issue approximately 23 million shares to the Tutor-Saliba shareholders in connection with the merger. We are proposing to amend our amended and restated articles of organization to increase the number of authorized shares of Perini common stock available for issuance from 40 million to 75 million. Perini does not intend to amend its amended and restated articles of organization to effect this change unless the merger will be completed (even if the Perini shareholders have approved the articles amendment proposal).

Are there risks I should consider in deciding how to vote on the proposals related to the merger?

Yes. In evaluating the proposals related to the merger, you should carefully read this proxy statement, including the factors discussed in the section “Risk Factors” beginning on page 23. You are urged to read this proxy statement in its entirety prior to voting or submitting a proxy.

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What votes are required to adopt the proposals that will be submitted to shareholders at the annual meeting?

Assuming a quorum is present (other than with respect to Proposal 6), the following votes are required to approve the proposals:

Proposal 1: Approval of the share issuance proposal requires the affirmative vote of the holders of a majority of the votes cast at the annual meeting (provided that the total votes cast on the proposal represents over 50% in interest of all Perini common stock entitled to vote on the proposal at the annual meeting).

Proposal 2: Approval of the articles amendment proposal requires the affirmative vote of holders of a majority of the outstanding shares of Perini common stock entitled to vote at the annual meeting (regardless of whether such holders are present in person or represented by proxy at the annual meeting).

Proposal 3: Election of each of the nominees for director requires the affirmative vote of a plurality of the votes cast at the annual meeting.

Proposal 4: Ratification of the selection of Deloitte & Touche, LLP as our independent auditors for 2008 requires the affirmative vote of a majority of the votes cast on the proposal at the annual meeting.

Proposal 5: Approval of the plan amendment proposal requires the affirmative vote of the holders of a majority of the votes cast at the annual meeting (provided that the total votes cast on the proposal represents over 50% in interest of all Perini common stock entitled to vote on the proposal at the annual meeting).

Proposal 6: Approval of a proposal to adjourn or postpone the annual meeting requires the affirmative vote of holders of a majority of the votes cast on the proposal at the annual meeting, whether or not a quorum is present.

The actions contemplated by Proposals 1, 2 and 5, even if approved by our shareholders, will not occur unless we complete the merger.

Why is my vote important?

If you do not return your proxy card or submit your proxy by telephone or via the Internet or vote in person at the annual meeting, it will be more difficult for Perini to obtain the necessary quorum to hold the annual meeting. For the Perini annual meeting, the presence, in person or by proxy, of holders of a majority of the issued and outstanding shares entitled to vote at the meeting constitutes a quorum for the transaction of business. If a quorum is not present at Perini’s annual meeting, our shareholders will not be able to take action on any of the proposals at that meeting.

In addition, your vote is important because, in light of the voting requirements described above, abstentions, failures to vote and broker non-votes will have the same effect as a vote against the articles amendment proposal (Proposal 2). Moreover, if you do not return your proxy card, submit your proxy by telephone or via the Internet, vote in person at the annual meeting or provide your bank, broker, custodian or other recordholder with instructions on how to vote your shares on Proposal 1 and Proposal 5, or you abstain on Proposal 1 or Proposal 5, it will be more difficult for Perini to ensure that the total votes cast on each of the share issuance proposal and the plan amendment proposal represent over 50% in interest of all Perini common stock entitled to vote on each such proposal. Accordingly, if you do not vote, it will be less likely that the votes necessary to approve the merger and the amendment to the plan will be obtained.

What do I need to do now?

After carefully reading and considering the information in this proxy statement, please submit your proxy by telephone or via the Internet in accordance with the instructions set forth in the enclosed proxy card, or fill out, sign and date the proxy card, and then mail your signed proxy card in the enclosed prepaid envelope so that your shares may be voted at the annual meeting.

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Do I need to send in my stock certificates if the merger is completed? Should I send in my stock certificates?

No. You will not be required to exchange your certificates representing shares of Perini common stock in connection with the merger. Tutor-Saliba is merging with a wholly owned subsidiary of Perini. In the merger, Perini will issue additional shares of its common stock to the shareholders of Tutor-Saliba in exchange for their shares of Tutor-Saliba common stock. The previously outstanding shares of Perini common stock will continue to remain outstanding following the merger. You will not receive any cash or securities in connection with the merger, but instead you will continue to hold your existing shares of Perini common stock.

May I vote in person?

Yes. If you are a shareholder of record as of [—], 2008, you may attend our annual meeting and vote your shares in person instead of returning your signed proxy card or submitting your proxy by telephone or via the Internet. However, because you can revoke a previously granted proxy by attending our annual meeting and voting your shares in person, we urge you to return your proxy card or submit your proxy by telephone or via the Internet even if you are planning to attend our annual meeting.

If my shares are held in “street name” by my broker, will my broker vote my shares for me even if I do not give my broker voting instructions?

Your broker will vote your shares if you provide instructions on how to vote. In addition, brokerage firms have the authority under the rules of the NYSE to vote their clients’ unvoted shares on certain routine matters. The election of directors (Proposal 3), the ratification of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2008 (Proposal 4) and the proposal to adjourn or postpone the annual meeting (Proposal 6) are considered routine matters, therefore, your brokerage firm may vote your shares for you if you do not return your proxy. However, the proposals related to the merger and the plan amendment proposal are not routine matters under the NYSE rules, and your broker does not have discretionary authority to vote on those proposals. Therefore, if your shares are held in “street name” by your broker and you do not provide your broker with instructions on how to vote your “street name” shares, your broker will not be permitted to vote on (i) the share issuance proposal, (ii) the articles amendment proposal or (iii) the plan amendment proposal. You should therefore be sure to provide your broker with instructions on how to vote your shares. Please check the voting form used by your broker to see if it offers telephone or Internet submission of proxies.

Can I revoke my proxy and change my vote?

Yes. You have the right to revoke your proxy at any time prior to the time your shares are voted at the annual meeting. If you are a shareholder of record, your proxy can be revoked in several ways: by timely delivery of a written revocation to our corporate secretary, by submitting another valid proxy bearing a later date or by attending the annual meeting and voting your shares in person.

You may also revoke your proxy and submit a new proxy by telephone or via the Internet.

However, if your shares are held in the name of your bank, broker, custodian or other recordholder, you must check with your bank, broker, custodian or other recordholder to determine how to revoke your proxy.

How will my shares be voted if I send in my signed proxy without providing any voting instructions?

If no direction is indicated, the proxies will be voted (1) “FOR” each director nominee and “FOR” approval of Proposals 1, 2, 4, 5 and 6, and (2) as to any matters for which Perini did not have notice on or before [—], 2008 properly brought before the annual meeting, in the sole discretion of the Perini board of directors as to such matters.

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When and where is the annual meeting?

The Perini annual meeting will take place at [—], on [—], 2008, at [—], local time.

Who can help answer my questions regarding the meeting or the merger?

INNISFREE M&A INCORPORATED

501 Madison Avenue, 20th Floor

New York, New York 10022

Shareholders call toll-free: (877) 750-5836

Banks and Brokers may call collect: (212) 750-5833

You may also contact:

Perini Corporation

73 Mt. Wayte Avenue

Framingham, MA 01701

Attention: Susan C. Mellace, Corporate Secretary

(508) 628-2000

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SUMMARY

This summary highlights selected information from this proxy statement with respect to the proposed merger and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the Merger Agreement and the related agreements, you should carefully read this entire proxy statement. Please see “Where You Can Find Additional Information” beginning on page 142. We have included references to other portions of this proxy statement to direct you to a more complete description of the topics presented in this summary, which you should review carefully in their entirety.

The Companies (see page 31)

Perini Corporation Trifecta Acquisition LLC 73 Mt. Wayte Avenue Framingham, Massachusetts 01701 (508) 628-2000

Perini is a leading construction services company that operates in three primary segments: building, civil and management services. Our building segment focuses on large, complex projects in the hospitality and gaming, sports and entertainment, educational, transportation, corrections, healthcare, biotech, pharmaceutical and high-tech markets in New York, Connecticut, New Jersey, Massachusetts, Florida, Washington, D.C., Arizona, Nevada and California. Our civil segment focuses on public works construction primarily in the northeastern and mid-Atlantic United States, including the repair, replacement and reconstruction of public infrastructure such as highways, bridges, mass transit systems and wastewater treatment facilities. Our management services segment provides diversified construction, design-build and maintenance services to the United States military and government agencies as well as surety companies and multi-national corporations in the United States and overseas.

Trifecta Acquisition LLC is a California limited liability company and a wholly owned subsidiary of Perini. It was formed solely for the purpose of entering into the Merger Agreement with Perini and Tutor-Saliba and completing the merger. It has not conducted any business operations other than those contemplated by the Merger Agreement.

Tutor-Saliba Corporation 15901 Olden Street Sylmar, California 91342 (818) 362-8391

Tutor-Saliba is a leading civil infrastructure and commercial building construction company that operates in three segments: domestic building, domestic civil and international. Tutor-Saliba’s domestic building operations focus on large, complex buildings in the gaming and hospitality, sports and entertainment, transportation, education and healthcare markets, primarily in Nevada and California. Tutor-Saliba’s domestic civil operations focus on large, complex public infrastructure construction, including highways, bridges, airports, wastewater treatment facilities and mass transit systems focused primarily in California and New York. Tutor-Saliba’s primary customers in its domestic civil segment are federal and state government agencies and local municipalities. Tutor-Saliba’s international operations are conducted primarily on the island of Guam and in the Philippines.

Tutor-Saliba is a privately held corporation. Its principal shareholders are two trusts controlled by Ronald N. Tutor, who is our chairman and chief executive officer.

The Merger and the Merger Agreement (see page 31)

In the merger, Tutor-Saliba will merge with and into Trifecta Acquisition LLC, with Trifecta Acquisition LLC surviving the merger and continuing as a wholly owned subsidiary of Perini. Upon completion of the merger, Trifecta Acquisition LLC will be renamed Tutor-Saliba LLC.

The merger will be completed only after the satisfaction or waiver of the conditions to the completion of the merger set forth in the Merger Agreement among Perini, Tutor-Saliba and the other parties thereto. The Merger Agreement as executed is attached as Annex A to this proxy statement. Amendment No. 1 to the Merger Agreement is attached as Annex AA to this proxy statement. Unless specifically stated otherwise, reference to the Merger Agreement in this proxy statement refers to the Merger Agreement, as amended. We encourage you to read the Merger Agreement carefully and fully, as it is the legal document that governs the merger.

Merger Consideration (see page 65)

In the merger, Perini will issue 22,987,293 shares of Perini common stock to the Tutor-Saliba shareholders in exchange for their shares of Tutor Saliba common stock. In this proxy statement, we refer to the Tutor-Saliba shareholders immediately prior to the merger who will receive Perini common stock in connection with the merger as “the former Tutor-Saliba shareholders.” Pursuant to the Merger Agreement, each share of Tutor-Saliba common stock issued and outstanding immediately prior to the completion of the merger, but excluding shares of Tutor-Saliba common stock owned by Tutor-Saliba or any of its subsidiaries, will be converted into the right to receive a number of shares of Perini common stock equal to the quotient obtained by dividing (i) 22,987,293 shares of Perini common stock by (ii) the total number of shares of Tutor-Saliba common stock issued and outstanding as of immediately prior to the effective time of the merger. This quotient, which is referred to in this proxy statement as the “exchange ratio,” determines the number of shares of Perini common stock that would be received by the former Tutor-Saliba shareholders in the merger in exchange for each share of Tutor-Saliba common stock that is outstanding immediately prior to the effective time of the merger (other than certain excluded shares specified in the Merger Agreement).

Upon completion of the merger, Perini shareholders prior to the merger will own approximately 55% of the combined company’s outstanding shares of common stock and Tutor-Saliba shareholders prior to the merger will own approximately 45% of the combined company’s outstanding shares of common stock. Two trusts controlled by Mr. Tutor, which collectively own approximately 96% of the outstanding shares of Tutor-Saliba common stock, will own approximately 43% of the outstanding shares of the combined company’s common stock upon completion of the merger.

The Shareholders Agreement (see page 77)

In connection with the execution of the Merger Agreement, Perini, Mr. Tutor and the other former Tutor-Saliba shareholders who will become Perini shareholders pursuant to the merger entered into a shareholders agreement. In this proxy statement, we refer to this agreement as the “Shareholders Agreement.” The Shareholders Agreement will become effective upon the completion of the merger.

The Shareholders Agreement imposes certain restrictions on, and provides certain rights to, the former Tutor-Saliba shareholders, in particular with respect to the shares of Perini common stock they will receive in the merger. The terms of the Shareholders Agreement are intended to limit the degree of influence that Mr. Tutor and the other former Tutor-Saliba shareholders will be able to exert over the governance of Perini and on matters that are subject to a vote of Perini shareholders (other than in Mr. Tutor’s capacity as a member of the Perini board of directors).

The Shareholders Agreement includes voting restrictions providing that for at least three years following the merger (and longer if Mr. Tutor, two trusts controlled by him and any other affiliates of Mr. Tutor or the trusts, which we refer to collectively in this proxy statement as the “Tutor Group,” continue to hold at least 20% of the outstanding shares of Perini common stock), all of the shares of Perini common stock held by the Tutor Group will be voted in favor of the slate of director nominees recommended by the Perini board of directors. On all other matters subject to a vote of shareholders, the Tutor Group will be permitted to vote no more than 20% of the outstanding shares of Perini common stock in their discretion, with all shares owned by the Tutor Group in excess of 20% being voted in the same proportion as shares are voted by all other Perini shareholders (excluding the Tutor Group) on the applicable matter.

The Shareholders Agreement includes standstill restrictions. These standstill restrictions prohibit the Tutor Group, subject to certain exceptions, from taking certain actions that could facilitate an unsolicited acquisition of control of Perini or from acquiring (collectively) a greater percentage of the outstanding shares of Perini than they owned (collectively) upon completion of the merger for at least three years following the merger (and longer if the Tutor Group continues to hold at least 20% of the outstanding shares of Perini common stock).

The Shareholders Agreement includes transfer restrictions with respect to the shares of Perini common stock to be received in the merger. These restrictions provide that none of the former Tutor-Saliba shareholders may sell or otherwise transfer any shares of Perini common stock to unaffiliated third parties for six months after the completion of the merger. Thereafter, until the later of the fifth anniversary of the completion of the merger and such time as the Tutor Group ceases to own 20% of the outstanding shares of Perini common stock, the Tutor Group must continue to own at least 70% of the shares of Perini common stock they received (collectively) in the merger unless otherwise approved by a majority of the Perini board of directors other than Mr. Tutor and any director designated by the shareholder representative. However, following the fifth anniversary of the completion of the merger, or the termination of Mr. Tutor’s employment without “Cause” (as defined in the Employment Agreement), the Tutor Group may transfer shares of Perini common stock so long as the transfers are not in the form of transfers of shares in excess of 15% of the outstanding shares of Perini common stock to any person or group. In addition, all transfer restrictions under the Shareholders Agreement terminate on the date that is the later of the fifth anniversary of the completion of the merger and such time as the Tutor Group ceases to own 20% of the aggregate issued and outstanding shares of Perini common stock.

In addition, the Shareholders Agreement provides the former Tutor-Saliba shareholders with registration rights with respect to shares of Perini common stock acquired pursuant to the merger.

The Shareholders Agreement also contains certain agreements related to the composition of the Perini board of directors after the merger described below in “Post-Merger Governance.”

The Employment Agreement (see page 80)

In connection with the execution of the Merger Agreement, Perini and Mr. Tutor entered into an employment agreement. We refer to this agreement as the “Employment Agreement” in this proxy statement. The Employment Agreement will become effective upon the completion of the merger.

Pursuant to the Employment Agreement, Mr. Tutor has agreed that he will serve as chairman and chief executive officer of Perini. The initial term of the Employment Agreement is five years (beginning on the date of completion of the merger), and it renews automatically thereafter for successive one-year periods.

The Merger Proposals (see page 32)

At the annual meeting, among other matters, the holders of Perini common stock will be asked to consider and vote on the following proposals related to the merger:

Proposal 1: A proposal to approve the issuance of 22,987,293 shares of Perini common stock in the merger contemplated by the Merger Agreement; and

Proposal 2: A proposal to amend our amended and restated articles of organization to increase the number of authorized shares of Perini common stock from 40 million to 75 million shares.

The actions contemplated by these proposals, even if approved by our shareholders, will not occur unless we complete the merger.

THE MERGER WILL NOT BE COMPLETED UNLESS, AMONG OTHER THINGS, THE PERINI SHAREHOLDERS APPROVE BOTH (1) THE SHARE ISSUANCE PROPOSAL AND (2) THE ARTICLES AMENDMENT PROPOSAL. UNDER THE MERGER AGREEMENT, COMPLETION OF THE MERGER IS SUBJECT TO THE SATISFACTION (OR, IF LEGALLY PERMITTED, WAIVER) OF SPECIFIED CLOSING CONDITIONS. APPROVAL BY THE PERINI SHAREHOLDERS OF THE MERGER PROPOSALS IS SUCH A CONDITION, WHICH MAY NOT BE WAIVED BY EITHER PERINI OR TUTOR-SALIBA.

Required Shareholder Approvals (see page 19)

Under NYSE rules, approval of the share issuance proposal requires the affirmative vote of the holders of a majority of Perini common stock casting votes (provided that the total votes cast on the proposal represents over 50% in interest of all Perini common stock entitled to vote on the proposal at the annual meeting). Pursuant to the Massachusetts Business Corporation Act and the terms of Perini’s amended and restated articles of organization, approval of the articles amendment proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Perini common stock entitled to vote at the annual meeting.

Under the Merger Agreement, completion of the merger is subject to the satisfaction (or, if legally permitted, waiver) of specified closing conditions. Approval by Perini shareholders of both the share issuance proposal and the articles amendment proposal are two of these conditions, and neither Tutor-Saliba nor we may waive them.

On the record date, directors and executive officers of Perini and their affiliates beneficially owned or had the right to vote shares of Perini common stock representing approximately [—]% of the shares of Perini common stock outstanding on the record date. To Perini’s knowledge, directors and executive officers of Perini and their affiliates intend to vote their shares of Perini common stock in favor of the merger proposals.

Recommendations of the Special Committee and the Perini Board of Directors (see pages 42 and 43)

Special Committee. The special committee (which is referred to in this proxy statement as the “Special Committee”) is a committee of the Perini board of directors comprised of four independent and disinterested members of the Perini board of directors. On January 7, 2008, the Perini board of directors formed the Special Committee for the purpose of exploring and evaluating potential strategic transactions, including in particular a business combination transaction with Tutor-Saliba, as well as to discuss and negotiate the terms of any transactions with Tutor-Saliba or other parties. The Special Committee was formed because of the conflict that Mr. Tutor, as the chairman and chief executive officer of Perini as well as the chairman, president, chief executive officer and principal shareholder (through trusts controlled by him) of Tutor-Saliba, would have in any transaction between Perini and Tutor-Saliba. The Special Committee unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the merger, the issuance of shares of Perini common stock in the merger and the amendment of the Perini amended and restated articles of organization, are advisable, fair to and in the best interests of Perini and Perini shareholders and recommended that the Perini board of directors approve the Merger Agreement and the transactions contemplated thereby.

Board of Directors. The Perini board of directors, acting upon the unanimous recommendation of the Special Committee, unanimously (excluding Mr. Tutor, who did not participate in the meeting) (A) determined that the Merger Agreement and the transactions contemplated thereby, including the merger, the issuance of shares of Perini common stock in the merger and the amendment of the Perini amended and restated articles of organization, are advisable, fair to and in the best interests of Perini and Perini shareholders, (B) approved the Merger Agreement and the transaction contemplated thereby, including the merger, and (C) recommended that the Perini shareholders adopt the share issuance proposal and the articles amendment proposal, and directed that such matters be submitted for the consideration of the Perini shareholders at the annual meeting.

THE PERINI BOARD OF DIRECTORS RECOMMENDS THAT PERINI SHAREHOLDERS VOTE “FOR” THE SHARE ISSUANCE PROPOSAL AND THE ARTICLES AMENDMENT PROPOSAL.

Opinion of UBS Securities LLC (see page 54)

On April 2, 2008, UBS Securities LLC delivered its oral opinion to the Special Committee, which was subsequently confirmed by delivery of UBS’ written opinion, dated April 2, 2008, to the effect that, as of such date, and based upon and subject to various assumptions, matters considered and limitations described in the opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to Perini.

The full text of UBS’ opinion is attached as Annex E to this proxy statement. UBS’ opinion was provided to the Special Committee in connection with, and for purposes of, its evaluation of the merger. UBS’ opinion is directed only to the fairness, from a financial point of view, to Perini of the exchange ratio provided for in the merger. The opinion does not address the relative merits of the merger as compared to other business strategies or transactions that might be available to Perini or Perini’s underlying business decision to effect the merger. The opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the merger. We encourage you to read UBS’ opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS.

Risk Factors (see page 23)

There are a number of significant risks related to the merger, including the following:

•

If we cannot complete the merger on the negotiated terms or at all, we will not be able to realize the anticipated benefits of the merger, we may lose Mr. Tutor’s services, and the trading price of our common stock may decline;

•

If the public markets assign a lower value to Tutor-Saliba, or to the synergies we expect to realize from the merger, than the values we used in negotiating the terms of the merger, the trading price of Perini common stock may decline; and

•

Upon completion of the merger, Mr. Tutor will have significant influence over corporate matters of the combined company through his indirect control of approximately 43% of the outstanding common stock of the combined company.

Conditions to the Completion of the Merger (see page 74)

The completion of the merger is subject to the satisfaction or, to the extent legally permissible, the waiver of a number of conditions in the Merger Agreement, such as:

•	the approval by Perini shareholders of the share issuance proposal and the articles amendment proposal;

•	the receipt of required statutory approvals, including the expiration or termination of the waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

•

the absence of any law, judgment, injunction or other order by a governmental entity prohibiting completion of the merger and the absence of any proceeding by any governmental entity seeking such an order;

•	the receipt of the approval for listing by the NYSE of Perini common stock to be issued pursuant to the merger, subject to the official notice of issuance of the stock;

•	the articles of amendment of the Perini amended and restated articles of organization having been filed and declared effective;

•	compliance in all material respects by the parties with their respective obligations under the Merger Agreement;

•	the absence of breaches of representations and warranties in the Merger Agreement, subject to a material adverse effect qualification;

•	the receipt of required third-party consents under contracts or permits, subject to a material adverse effect qualification;

•	the receipt of an opinion of the party’s counsel stating that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended; and

•	the absence since April 2, 2008 of any change, event or development that has had a material adverse effect on Perini or Tutor-Saliba.

Termination of the Merger Agreement (see page 75)

The Merger Agreement may be terminated at any time prior to the completion of the merger in any of the following ways:

•	by mutual written consent of us and Tutor-Saliba;

•	by either us or Tutor-Saliba (subject to certain limitations and exceptions):

•

if the merger has not been completed by September 30, 2008; provided that this date is automatically extended to December 31, 2008 if the conditions relating to the receipt of shareholder approval for the merger proposals, the receipt of required statutory and regulatory approvals and/or the absence of injunctions or other legal or regulatory restraints and the filing of the amendment to the articles of organization have not been satisfied but all other conditions to closing have been satisfied or waived or are then capable of being satisfied;

•	if a court or other governmental entity issues an order or injunction, or if there is a law in effect, preventing completion of the merger; or

•	if Perini shareholders fail to approve the share issuance proposal or the articles amendment proposal;

•	by Perini (subject to certain limitations and exceptions):

•

if there has been an uncured breach or failure to perform in any material respect of any representation, warranty, covenant or other agreement made by Tutor-Saliba or any of its shareholders in the Merger Agreement, and the breach or failure to perform would result in the applicable closing condition to the merger not being satisfied; or

•

if the Perini board of directors adversely modifies any of its recommendations with respect to the merger proposals in order to approve, adopt or enter into a contract providing for an alternative acquisition proposal for Perini;

•	by Tutor-Saliba (subject to certain limitations and exceptions):

•

if there has been an uncured breach or failure to perform in any material respect of any representation, warranty, covenant or other agreement made by Perini in the Merger Agreement, and the breach or failure to perform would result in the applicable closing condition to the merger not being satisfied; or

•	if the Perini board of directors adversely modifies any of its recommendations with respect to the merger proposals.

Restrictions on Alternative Transactions (see page 66)

The Merger Agreement contains restrictions on the ability of each of Tutor-Saliba and Perini to solicit or engage in discussions or negotiations with a third party with respect to a proposal to acquire a significant interest in the applicable company.

Notwithstanding these restrictions, the Merger Agreement provides that if Perini receives an unsolicited acquisition proposal from a third party prior to the approval of the merger proposals by the Perini shareholders, it may under limited circumstances furnish nonpublic information to that third party, engage in negotiations regarding the proposal with that third party, change its recommendation in favor of the merger proposals and ultimately terminate the Merger Agreement to commit itself to the transaction being proposed by the third party (subject to payment of the termination fee and expense reimbursement discussed below).

Termination Fees/Reimbursement of Expenses (see page 76)

If the Merger Agreement is terminated due to the failure to receive Perini shareholder approval of the merger proposals or following a change in the recommendation of the Perini board of directors in support of the merger proposals, we will be required to pay a termination fee of $30 million to Tutor-Saliba under certain circumstances if Perini enters into an agreement for or consummates an alternative transaction within 12 months following the termination of the Merger Agreement.

In addition, we have agreed to reimburse Tutor-Saliba for up to $5 million of Tutor-Saliba’s reasonable, documented, out-of-pocket expenses following the termination of the Merger Agreement due to the failure to receive Perini shareholder approval of the merger proposals or following a change in the recommendation of the Perini board of directors in support of the merger proposals.

Amendment to Perini Articles of Organization (see page 59)

In connection with the approval of the merger, the Perini board of directors has adopted, subject to shareholder approval and subject to the completion of the merger, a resolution recommending that Perini’s amended and restated articles of organization be amended to increase the number of authorized shares of Perini common stock to 75 million from 40 million shares. A copy of the proposed amendment to our amended and restated articles of organization is attached as Annex F to this proxy statement.

The increase in the number of authorized shares of common stock is required to provide sufficient common stock for issuance of common stock to the Tutor-Saliba shareholders in connection with the merger and to have adequate available authorized but unissued shares of capital stock following the merger.

Post-Merger Governance and Management (see page 82)

Mr. Tutor will continue to serve as the chairman of the Perini board of directors, a director of Perini and the chief executive officer of Perini following the completion of the merger.

The Shareholders Agreement provides that, following completion of the merger, the Perini board of directors will consist of up to eleven members, a majority of which will continue to be “independent.” Mr. Tutor, in his role as shareholder representative, will have the right pursuant to the Shareholders Agreement to designate up to two persons as nominees for election to the Perini board of directors, as long as the Tutor Group continues to own at least 22.5% of the outstanding shares of Perini common stock. Mr. Tutor, in his role as shareholder representative, will have the right pursuant to the Shareholders Agreement to designate only one nominee if the Tutor Group owns less that 22.5%, but at least 11.25% of the outstanding shares of Perini common stock. Mr. Tutor has designated C.L. Max Nikias as one of the shareholder representative’s board designees, and he will be appointed as a new member of the Perini board of directors upon completion of the merger. As of the date of this proxy statement, Mr. Tutor has not elected to exercise his right to nominate a second director for election, although he has not waived the right to do so in the future. In addition, for so long as Mr. Tutor serves as the chief executive officer of Perini, he will be nominated for election to the Perini board of directors.

NYSE Listing (see page 60)

It is a condition to the merger that the shares of Perini common stock to be issued in the merger be approved for listing on the NYSE, subject to official notice of issuance. Shares of Perini common stock will continue to be traded on the NYSE under the symbol “PCR” immediately following the completion of the merger.

Appraisal Rights (see page 60)

Holders of Perini common stock do not have dissenters or appraisal rights under Massachusetts law in connection with the merger.

Material United States Federal Income Tax Consequences to Existing Perini Shareholders (see page 58)

We expect that the merger will be treated as a tax-free reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code, and that Perini shareholders will not be subject to any United States federal income tax consequence as a result thereof.

Anticipated Accounting Treatment (see page 58)

The merger will be accounted for using the purchase method of accounting in accordance with accounting principles generally accepted in the United States under Statement of Financial Accounting Standards No. 141, Business Combinations. Perini will be the acquiring entity for financial reporting purposes and Tutor-Saliba will be treated as the “acquired” company for financial reporting purposes, and the assets and liabilities of Tutor-Saliba will be recorded, as of the completion of the merger, based on their estimated fair values and added to those of Perini.

Additional Interest of Directors, Executive Officers and Certain Beneficial Owners (see page 62)

In considering the Perini board of directors’ recommendation to approve the merger proposals, our shareholders should be aware that Mr. Tutor has interests in the transaction that are different from, or in addition to, the interests of Perini shareholders generally. These additional interests, which create an actual conflict of interest for Mr. Tutor, include:

•

Mr. Tutor’s ownership, through two trusts that he controls, of 96% of the shares of Tutor-Saliba common stock (which will entitle these trusts to receive 96% of the pre-closing distributions made by Tutor-Saliba, as discussed below, and 96% of the shares of Perini common stock issued to Tutor-Saliba shareholders in the merger);

•	the terms and benefits of a new employment agreement with Perini (summarized in detail in “The Employment Agreement” beginning on page 80) that will become effective upon completion of the merger;

•

in the Merger Agreement, Perini has agreed to cooperate with Tutor-Saliba to obtain consents and seek amendments to certain guaranties, including guarantees of surety bonds and bank agreements, issued by Mr. Tutor in his personal capacity on behalf of Tutor-Saliba to remove Mr. Tutor as an obligor, guarantor or surety; and

•	Mr. Tutor’s right to designate up to two nominees for election to the Perini board of directors pursuant to the Shareholders Agreement following completion of the merger.

The Special Committee and the Perini board of directors were aware of these conflicts of interest and considered them, among other matters, in reaching their decisions, as applicable, to approve the Merger Agreement and the merger and to recommend that our shareholders vote in favor of adopting the merger proposals.

As a result of these additional interests, we expect Mr. Tutor would be more likely to recommend the approval of the merger proposals than if these additional interests did not exist. For this reason, Mr. Tutor was not part of the Special Committee that considered and ultimately negotiated the Merger Agreement on behalf of Perini and recommended it and the merger to the Perini board of directors, nor did Mr. Tutor negotiate the merger or any of the related transactions or agreements on behalf of Perini or take part in the deliberations or vote of the Perini board of directors in any matter relating to the merger or any of the related agreements.

In connection with the merger, none of our directors or officers will receive any transaction bonuses and none of their existing equity awards will vest or become payable on an accelerated basis, and no director or officer has any “change of control” arrangement under an employment agreement or any pension or other benefit plan that would entitle such director or officer to additional compensation or other benefits following completion of the merger.

Pre-Closing Distribution of Property (see page 62)

In connection with the completion of the merger, Tutor-Saliba will distribute to its shareholders (and Perini will not acquire in the merger) the following assets:

•	ownership interests in a high-rise office building in San Pedro, California, commonly known as Pacific Place;

•	a residence in Ketchum, Idaho;

•	cash for tax payments as described below; and

•

up to $120 million of dividends in a combination of cash and notes of which $10 million in cash has been distributed (with any notes being entitled to prepayment out of the excess cash flow of Tutor-Saliba).

The $120 million of dividends noted above represents a return of invested capital, earnings and profits from years prior to Tutor-Saliba’s S election and amounts of its net income that have been or will be subject to taxes to its shareholders in respect of periods prior to December 31, 2007, less distributions previously made to its shareholders with respect to such net income.

Because Tutor-Saliba is a subchapter S corporation, its taxable income is attributed to the shareholders of Tutor-Saliba for federal income tax purposes meaning that its shareholders are responsible for paying the income taxes on their proportionate share of the income. The Merger Agreement permits Tutor-Saliba to make cash distributions to its shareholders that are intended to cover their income tax obligations for Tutor-Saliba’s income from January 1, 2008 through the completion of the merger. The combined company will retain such income. In April 2008, Tutor-Saliba distributed approximately $11.6 million of cash to its shareholders in respect of their April 2008 income tax payment obligations arising from Tutor-Saliba’s operations. Shortly before completion of the merger, the balance of the permissible tax distributions will be determined, and Tutor-Saliba will make additional cash distributions to its shareholders that are intended to cover their income tax obligations not covered by the April tax distribution.

These pre-closing distributions were taken into account in determining the merger consideration, as the distributed assets were not deemed assets to be acquired by Perini in the merger.

Dividend Notes (see page 71)

At the request of Perini, the Tutor-Saliba shareholders have agreed that a portion of the cash that Tutor-Saliba would otherwise have distributed as dividends to its shareholders prior to the merger as noted above will be retained by Tutor-Saliba following the merger. These amounts will be retained by Tutor-Saliba by its issuance of notes as dividends in lieu of the payment of cash dividends, thereby in essence loaning the cash back to the combined company in order to support the surety requirements of the combined company.

Accordingly, immediately prior to the completion of the merger, Tutor-Saliba will declare and distribute to the former Tutor-Saliba shareholders a dividend payable in the form of one or more notes. The maximum principal amount of the notes is the amount by which $120 million exceeds the aggregate amount of the cash dividends declared by Tutor-Saliba between the date of the Merger Agreement and the closing, less amounts of indebtedness to be repaid to Tutor-Saliba prior to the effective time of the merger by the former Tutor-Saliba shareholders which have not been repaid by the date of the issuance of the note. The note provides that the unpaid principal balance of the notes and all accrued and unpaid interest thereupon will become due and payable in full on June 30, 2012. Tutor-Saliba may prepay any amounts outstanding under the notes at any time. In addition, Tutor-Saliba will be required to prepay the notes with 100% of excess cash flow of Tutor-Saliba (as described in the note) for the preceding fiscal year (or, for the year in which the closing of the merger occurs, the partial fiscal year from the closing through the end of such fiscal year) within 90 days of the end of each fiscal year until the principal and interest of the notes has been repaid.

Selected Historical Data

Perini Selected Historical Financial Information

The selected historical financial data set forth below is derived in part from and should be read in conjunction with Perini’s consolidated financial statements, the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are included in previously filed annual reports on Form 10-K of Perini. The consolidated statement of income data for each of the years ended December 31, 2003, 2004, 2005, 2006 and 2007 and the consolidated balance sheet data as of December 31, 2003, 2004, 2005, 2006 and 2007 were derived from Perini’s audited consolidated financial statements, which are included in previously filed annual reports on Form 10-K of Perini. The consolidated statement of income data for the three-month periods ended March 31, 2007 and 2008 and the consolidated balance sheet data as of March 31, 2007 and 2008 were derived from Perini’s unaudited consolidated condensed financial statements included in the previously filed quarterly report on Form 10-Q of Perini for the period ended March 31, 2008. This information is unaudited but, in Perini management’s opinion, has been prepared on the same basis as the audited consolidated financial statements and related notes in previously filed annual reports on Form 10-K of Perini, and includes all adjustments, consisting only of normal recurring adjustments, that Perini’s management considers necessary for a fair presentation of the information for the periods presented. Historical results are not necessarily indicative of results to be expected for future periods.

	Three Months Ended March 31,		Year Ended December 31,
	2008	2007	2007	2006	2005 (1)	2004	2003
			(In thousands, except per share data)
Consolidated statement of income data:
Revenues:
Building	$1,163,020	$886,855	$4,248,814	$2,515,051	$1,181,103	$1,298,771	$898,254
Civil	60,156	57,103	234,778	281,137	275,584	138,095	176,877
Management Services	33,160	43,398	144,766	246,651	276,790	405,449	298,972

Total	1,256,336	987,356	4,628,358	3,042,839	1,733,477	1,842,315	1,374,103
Cost of Operations	1,189,774	929,459	4,379,464	2,873,444	1,663,773	1,750,549	1,304,138

Gross Profit	66,562	57,897	248,894	169,395	69,704	91,766	69,965
G&A Expense	27,599	25,157	107,913	98,516	61,751	43,049	39,762

Income From Construction Operations	38,963	32,740	140,981	70,879	7,953	48,717	30,203
Other Income (Expense), Net	1,505	2,356	15,361	2,581	971	(3,087)	1,722
Interest Expense	(355)	(690)	(1,947)	(3,771)	(2,003)	(704)	(1,003)

Income Before Income Taxes	40,113	34,406	154,395	69,689	6,921	44,926	30,922
(Provision) Credit for Income Taxes	(14,960)	(11,753)	(57,281)	(28,153)	(2,872)	(8,919)	13,096

Net Income	$25,153	$22,653	$97,114	$41,536	$4,049 (3)	$36,007	$44,018

Income Available for Common Stockholders (2)	$25,153	$22,653	$97,114	$41,117	$5,330	$34,819	$49,619
Per Share of Common Stock:
Basic Earnings	$0.93	$0.85	$3.62	$1.56	$0.21	$1.47	$2.18

Diluted Earnings	$0.91	$0.84	$3.54	$1.54	$0.20	$1.39	$2.10

Weighted Average Common Shares Outstanding:
Basic	27,145	26,638	26,819	26,308	25,518	23,724	22,763
Diluted	27,653	27,120	27,419	26,758	26,150	25,061	23,583
Consolidated balance sheet data:
Working Capital	$297,022	$203,443	$293,521	$193,952	$153,335	$178,029	$125,397

Current Ratio	1.23x	1.22x	1.24x	1.22x	1.23x	1.41x	1.31x

Long-term Debt, less current maturities	$13,635	$16,414	$13,358	$34,135	$39,969	$8,608	$8,522

Stockholders’ Equity	$396,354	$271,292	$368,334	$243,859	$183,175	$174,034	$120,560

Ratio of Long-term Debt to Equity	.03x	.06x	.04x	.14x	.22x	.05x	.07x

Total Assets	$1,730,179	$1,268,675	$1,654,115	$1,195,992	$915,256	$654,265	$565,443

Other data:
Backlog at end of period (4)	$7,206,239	$8,561,590	$7,567,665	$8,451,381	$7,897,784	$1,151,475	$1,666,464

New Business Awarded (5)	$894,909	$1,097,565	$3,744,642	$3,596,436	$8,479,786	$1,327,326	$2,050,392

(1)	Includes the results of Cherry Hill acquired effective January 1, 2005 and Rudolph and Sletten acquired October 3, 2005.
(2)	Income available for common stockholders includes adjustments to net income for (a) accrued dividends on our $21.25 Preferred Stock, or $2.125 Depositary Shares, (b) the reversal of previously accrued and unpaid dividends in the amount of approximately $7.3 million applicable to 440,627 of the $2.125 Depositary Shares purchased and retired by us in June 2003, (c) the reversal of previously accrued and unpaid dividends in the amount of approximately $2.3 million applicable to 374,185 of the $2.125 Depositary Shares purchased and retired by us in November 2005, and (d) the $0.3 million excess of fair value over carrying value upon redemption of the remaining outstanding $2.125 Depositary Shares in May 2006.

(3)	Includes a $23.6 million after-tax charge related to an adverse judgment received in the WMATA matter.
(4)	A construction project is included in our backlog at such time as a contract is awarded or a letter of commitment is obtained and adequate construction funding is in place. Backlog is not a measure defined in accounting principles generally accepted in the United States of America, or GAAP, and our backlog may not be comparable to the backlog of other companies. Management uses backlog to assist in forecasting future results.
(5)	New business awarded consists of the original contract price of projects added to our backlog in accordance with Note (4) above plus or minus subsequent changes to the estimated total contract price of existing contracts. Management uses new business awarded to assist in forecasting future results.

Tutor-Saliba Selected Historical Financial Information

The selected historical financial data set forth below is derived in part from and should be read in conjunction with Tutor-Saliba’s consolidated financial statements, the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this proxy statement. The consolidated statement of income data for each of the years ended December 31, 2005, 2006 and 2007 and the consolidated balance sheet data as of December 31, 2006 and 2007 were derived from Tutor-Saliba’s audited consolidated financial statements appearing in the annexes to this proxy statement. The consolidated statement of income data for the three-month periods ended March 31, 2007 and 2008 and the consolidated balance sheet data as of March 31, 2007 and 2008 were derived from Tutor-Saliba’s unaudited consolidated financial statements appearing in the annexes to this proxy statement. This information is unaudited but, in Tutor-Saliba management’s opinion, has been prepared on the same basis as the audited consolidated financial statements and related notes included elsewhere in this proxy statement and includes all adjustments, consisting only of normal recurring adjustments, that Tutor-Saliba’s management considers necessary for a fair presentation of the information for the periods presented. The consolidated statement of income data for the years ended December 31, 2003 and 2004 and the consolidated balance sheet data as of December 31, 2003, 2004 and 2005 were derived from Tutor-Saliba’s audited consolidated financial statements not included herein. Historical results are not necessarily indicative of results to be expected for future periods.

	Three Months Ended March 31,		Year Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(in thousands, except share data)
Consolidated statement of income data:
Revenues:
Domestic civil	$34,196	$56,135	$174,277	$141,875	$117,046	$194,082	$208,543
Domestic building	341,470	160,346	896,124	320,403	228,905	250,836	204,275
International	19,297	15,579	81,423	52,179	41,639	71,118	66,126

Total	394,963	232,060	1,151,824	514,457	387,590	516,036	478,944
Cost of revenues	360,359	211,404	1,063,603	485,434	371,334	495,103	448,338

Gross profit	34,604	20,656	88,221	29,023	16,256	20,933	30,606
Gain on sale of property and equipment	(149)	(50)	(446)	(454)	(7,524)	—	—
Cost of contract litigation settlement	—	—	—	—	14,652 (4)	—	—
General and administrative expenses	13,557	7,754	36,237	26,823	26,352	22,739	21,702

Income (loss) from operations	21,196	12,952	52,430	2,654	(17,224)	(1,806)	8,904
Other income, net (1)	1,263	12,142	99,206	11,479	40,504	17,114	11,593
Interest expense	(779)	(1,005)	(4,197)	(5,257)	(3,414)	(3,750)	(4,519)

Income before minority interest and income taxes	21,680	24,089	147,439	8,876	19,866	11,558	15,978
Provision for income taxes (3)	(619)	(797)	(4,399)	(1,663)	(849)	(309)	(2,166)

Income before minority interest	21,061	23,292	143,040	7,213	19,017	11,249	13,812
Minority interest	—	(20)	(111)	(40)	(16)	(204)	(29)

Income from continuing operations	21,061	23,272	142,929	7,173	19,001	11,045	13,783
Income (loss) from discontinued operations, net of taxes (2)	—	(39)	226	(36)	1,407	11,803	(79)

Net income	$21,061	$23,233	$143,155	$7,137	$20,408	$22,848	$13,704

Income per share from continuing operations	$23.40	$25.85	$158.80	$7.97	$21.11	$12.27	$15.31
Income (loss) per share from discontinued operations, net of taxes	—	(0.04)	0.25	(0.04)	1.56	13.11	(0.09)

Net income per share	$23.40	$25.81	$159.05	$7.93	$22.67	$25.38	$15.22

Weighted average number of shares	900,043	900,043	900,043	900,043	900,043	900,043	900,043

(1)	Primarily reflects unrealized holding gains and gains on sales of marketable securities.
(2)	Reflects the results of operations associated with equipment and real estate operations unrelated to construction activities, including a gain on sale of equipment of $11.8 million in 2004.
(3)	Since January 1, 1996, Tutor-Saliba has been a subchapter S corporation and has been exempt from paying federal income taxes. In addition, from and after the day Tutor-Saliba elected or was otherwise treated as a subchapter S corporation for state tax purposes, Tutor-Saliba has paid certain state income taxes at a reduced rate.
(4)	Represents charge recorded related to settlement of contract litigation on the San Francisco International Airport project.

	March 31,		December 31,
	2008	2007	2007	2006	2005	2004	2003
	(in thousands)
Consolidated balance sheet data:
Working capital	$96,311	$151,352	$147,541	$126,885	$133,659	$137,381	$47,305
Current ratio	1.26x	1.61x	1.45x	1.60x	1.80x	1.94x	1.26x
Long term debt, less current maturities	26,905	60,038	53,617	60,221	38,456	50,398	61,582
Shareholders’ equity	184,515	188,096	211,630	161,713	164,939	159,948	131,740
Ratio of long-term debt to equity	.15x	.32x	.25x	.37x	.23x	.32x	.47x
Total assets	603,980	503,741	601,493	441,757	382,748	364,956	379,476
Other data:
Backlog at end of period (1)	$1,309,996	$2,151,760	$1,591,522	$2,282,318	$508,634	$500,231	$741,293
New business awarded (2)	$113,437	$101,502	$461,028	$2,288,091	$396,043	$274,974	$557,007

(1)	A construction project is included in our backlog at such time as a contract is awarded or a letter of commitment is obtained and adequate construction funding is in place. Backlog is not a measure defined in accounting principles generally accepted in the United States of America, or GAAP, and our backlog may not be comparable to the backlog of other companies. Management uses backlog to assist in forecasting future results.
(2)	New business awarded consists of the original contract price of projects added to our backlog in accordance with Note (1) above plus or minus subsequent changes to the estimated total contract price of existing contracts. Management uses new business awarded to assist in forecasting future results.

Selected Unaudited Pro Forma Condensed Combined Financial Information

The merger will be accounted for by using the purchase method of accounting in accordance with GAAP. The tangible and intangible assets and liabilities of Tutor-Saliba will be recorded as of the closing date of the merger, at their respective fair values, and assumed by and added to those of Perini. For a detailed description of the purchase accounting method, please see “The Merger—Anticipated Accounting Treatment” beginning on page 58.

The following selected unaudited pro forma condensed combined balance sheet information as of March 31, 2008 and the selected unaudited pro forma condensed combined statements of income information for the year ended December 31, 2007 and the three months ended March 31, 2008 are based on the separate historical consolidated financial statements of Perini and Tutor-Saliba, and reflect the merger and related events and apply the assumptions and adjustments described in the notes to the unaudited pro forma condensed combined financial statements. The pro forma adjustments are more fully described in the notes to the unaudited pro forma condensed combined financial statements beginning on page 105 of this proxy statement. The selected unaudited pro forma condensed combined balance sheet as of March 31, 2008 reflects the merger and related events as if they had been consummated on March 31, 2008. The selected unaudited pro forma condensed combined statements of income for the year ended December 31, 2007 and the three months ended March 31, 2008 reflect the merger and related events as if they had been consummated on January 1, 2007, the beginning of Perini’s 2007 fiscal year.

The pro forma adjustments are based upon available information and assumptions that the managements of Perini and Tutor-Saliba believe reasonably reflect the merger. The selected unaudited pro forma condensed combined financial statements do not include the effects of the costs associated with any restructuring or integration activities resulting from the transaction. In addition, the selected unaudited pro forma condensed combined financial statements do not include the realization of any cost savings from operating efficiencies or synergies resulting from the transaction, nor do they include any potential incremental revenues and earnings that may be achieved with the combined capabilities of the companies. The final purchase price allocation, which will be determined subsequent to the closing of the merger, and its effect on results of operations may differ significantly from the pro forma amounts included in the selected unaudited pro forma condensed combined financial statements. These amounts represent the managements’ best estimate as of the date of this proxy statement. We present the unaudited pro forma condensed combined financial statements for informational purposes only. The selected pro forma condensed combined financial statements are not necessarily indicative of what our financial position or results of operations actually would have been had we completed the merger as of the dates indicated. In addition, the selected unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the combined company.

The following selected unaudited pro forma condensed combined financial information (a) has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and the accompanying notes included in this proxy statement beginning on page 105 and (b) should be read in conjunction with the consolidated financial statements of Perini and Tutor-Saliba and other information filed by Perini with the SEC and incorporated by reference in this proxy statement. Please see “Where You Can Find Additional Information” beginning on page 142.

	Three Months Ended Mar. 31, 2008	Year Ended Dec. 31, 2007
	(In thousands, except per share data)
PRO FORMA STATEMENTS OF INCOME DATA:
Revenues	$1,640,186	$5,875,295
Cost of Operations	1,540,677	5,510,638

Gross Profit	99,509	364,657
G&A Expense	40,718	159,495

Income From Construction Operations	58,791	205,162
Other Income (Expense), Net	2,768	114,630 (1)
Interest Expense	(1,822)	(8,962)

Income Before Minority Interest and Income Taxes	59,737	310,830
Provision for Income Taxes	(22,339)	(116,100)

Income Before Minority Interest	37,398	194,730
Minority Interest	—	(111)

Net Income	$37,398	$194,619

Per Share of Common Stock:
Basic Earnings	$0.75	$3.91

Diluted Earnings	$0.74	$3.86 (2)

Weighted Average Common shares Outstanding:
Basic	50,132	49,806
Diluted	50,640	50,406

(1)	Includes $94,105 non-recurring gain on sale of marketable securities.
(2)	Pro forma diluted earnings per common share excluding the non-recurring gain on sale of marketable securities (see Note (1) above) is $2.70.

Closing Price of Perini Common Stock

The following table includes the closing prices per share of Perini common stock as reported on the NYSE Composite Transaction Tape on:

•	April 2, 2008, the date of the public announcement of the execution of the Merger Agreement after the end of the full trading day, and

•	[—], 2008, the most recent practicable date prior to the mailing of this proxy statement to the Perini shareholders.

	Perini Common Stock Closing Price Per Share
April 2, 2008		$38.25
[—], 2008	$	[	—]

NOTE REGARDING FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this proxy statement, and in documents that are incorporated by reference in this proxy statement, that are subject to risks and uncertainties. These statements are based on the current beliefs and assumptions of our management. Generally, forward-looking statements include information concerning possible or assumed future actions, events or results of operations of Perini, Tutor-Saliba or the combined company. Forward-looking statements include the information in this proxy statement regarding:

•	management forecasts;

•	regulatory matters;

•	financial projections and estimates;

•	efficiencies/cost avoidances;

•	cost savings;

•	income and margins;

•	earnings per share;

•	growth;

•	economies of scale;

•	combined operations;

•	the economy;

•	future economic performance;

•	conditions to, and the timetable for, completing the merger;

•	future acquisitions and dispositions;

•	litigation;

•	potential and contingent liabilities;

•	management’s plans;

•	business portfolios;

•	taxes; and

•	merger and integration-related expenses.

These statements may be preceded by, followed by or otherwise include the words “may,” “will,” “should,” “could,” “would,” “potential,” “possible,” “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “hopes” or similar expressions. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements.

Forward-looking statements are not guarantees of performance. You should understand that the following important factors, in addition to those discussed in “Risk Factors” beginning on page 23 and elsewhere in this proxy statement, and in the documents which are incorporated by reference in this proxy statement, could affect the future results of Perini, and of the combined company after the completion of the merger, and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements:

•	the ability of Perini and Tutor-Saliba to satisfy all conditions precedent to the completion of the merger;

•	the ability of Perini and Tutor-Saliba to integrate their operations successfully;

•	the timing of the integration of Perini and Tutor-Saliba necessary to achieve enhanced earnings or realize cost savings;

•	the retention of existing, and continued attraction of additional customers and employees;

•	an unsolicited offer by another company to acquire the assets or capital stock of Perini;

•	unexpected costs or unexpected liabilities related to the merger, or the effects of purchase accounting that may be different from our current expectations;

•	the effects of uncertainty surrounding the merger that may cause the business of Perini to suffer;

•	other economic, business and competitive factors;

•	the costs and other effects of legal proceedings;

•	the impact on the trading price of Perini common stock of resales in the public market of shares of Perini common stock received by Tutor-Saliba shareholders in the merger;

•

the ability of Mr. Tutor to exert significant influence over corporate decisions as a result of his ownership of Perini common stock following the merger, his position as chairman and chief executive officer of the combined company and his right to designate up to two nominees for election as directors of the combined company;

•	changes in accounting policies, practices or their interpretations; and

•	the factors described in Perini’s reports filed with the SEC.

Because forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Shareholders are cautioned not to place undue reliance on such statements, which speak only as of the date of this proxy statement or the date of any document incorporated by reference.

All written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement or incorporated by reference in this proxy statement and attributable to Perini or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, Perini undertakes no obligation to release any revisions or updates to such forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

ANNUAL MEETING OF THE SHAREHOLDERS

OF PERINI CORPORATION

This proxy statement is furnished in connection with the solicitation of proxies by the Perini board of directors for use at our annual meeting of shareholders to be held on [—], 2008, and at any adjournment or postponements thereof.

Date, Time and Place

The annual meeting of shareholders will be held at the [— ], on [—], 2008, at [—], local time.

Proposals to be Considered at the Annual Meeting

At the annual meeting, and any adjournment or postponement of the annual meeting, Perini shareholders will be asked to consider and vote upon the following proposals:

1.	a proposal to approve the issuance of 22,987,293 shares of Perini common stock in the merger contemplated by the Merger Agreement;

2.	a proposal to amend our amended and restated articles of organization to increase the number of authorized shares of Perini common stock from 40 million to 75 million shares;

3.	the election of four (4) Class III Directors, to hold office for a three-year term, expiring at our 2011 annual meeting of shareholders and until their successors are duly elected and qualified;

4.	a proposal to ratify the selection of Deloitte & Touche LLP, independent registered public accountants, as auditors of Perini for the fiscal year ending December 31, 2008;

5.	a proposal to amend our 2004 Stock Option and Incentive Plan to increase the number of shares authorized for issuance under the plan from 3 million to 5.5 million;

6.	a proposal to approve the adjournment or postponement of the annual meeting if necessary to solicit additional proxies or as otherwise necessary; and

7.	such other business as may properly come before the meeting.

Shareholders Entitled to Vote

Only our shareholders of record at the close of business on [—], 2008, also referred to in this proxy statement as the record date, will be entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement thereof. Notwithstanding the record date specified above, our stock transfer books will not be closed and shares may be transferred subsequent to the record date. However, all votes must be cast in the names of shareholders of record on the record date.

On the record date, there were [—] shares of Perini common stock issued and outstanding held by approximately [—] shareholders of record.

Shareholder Votes Required

Proposal 1: Approval of the share issuance proposal requires the affirmative vote of the holders of a majority of Perini common stock casting votes at the annual meeting (provided that the total votes cast on the proposal represent over 50% of the outstanding shares of Perini common stock entitled to vote on the proposal at the annual meeting). The approval of Proposal 1 is a condition to the merger, and thus a vote against this proposal effectively will be a vote against the merger.

Proposal 2: Approval of the articles amendment proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Perini common stock entitled to vote at the annual meeting. The approval of Proposal 2 is a condition to the merger, and thus a vote against this proposal effectively will be a vote against the merger.

Proposal 3: Election of each of the nominees for director requires the affirmative vote of a plurality of the votes cast at the annual meeting. You may vote “FOR” any or all director nominees and/or “WITHHOLD” your vote from any or all of the director nominees.

Proposal 4: Ratification of the selection of Deloitte & Touche, LLP as our independent auditors for 2008 requires the affirmative vote of a majority of the votes cast on the proposal at the annual meeting.

Proposal 5: Approval of the plan amendment proposal requires the affirmative vote of the holders of a majority of Perini common stock casting votes at the annual meeting (provided that the total votes cast on the proposal represent over 50% of the outstanding shares of Perini common stock entitled to vote on the proposal at the annual meeting).

Proposal 6: Approval of a proposal to adjourn or postpone the annual meeting requires the affirmative vote of the holders of a majority of the votes cast on the proposal at the annual meeting, whether or not a quorum is present.

Quorum

The presence, in person or by proxy, of outstanding shares of Perini common stock representing a majority of the shares entitled to vote is necessary to constitute a quorum for the transaction of business at the annual meeting. Shares that reflect abstentions or broker non-votes will be counted for purposes of determining whether a quorum is present for the transaction of business at the annual meeting. Stock owned directly or indirectly by Perini, if any, is not considered outstanding for purposes of determining a quorum.

Abstentions and “Broker Non-Votes”

An “abstention” occurs when a shareholder sends in a proxy with explicit instructions to decline to vote regarding a particular matter. For purposes of establishing a quorum, abstentions in person and proxies received but marked as abstentions as to any or all matters to be voted on count as present.

Abstentions with respect to the articles amendment proposal (Proposal 2) will have the same effect as a vote against the proposal. Abstentions with respect to the share issuance proposal (Proposal 1) or the plan amendment proposal (Proposal 5) will have no effect on the outcome of the proposal, except that it will be more difficult for Perini to ensure that the total votes cast on each of the share issuance proposal and the plan amendment proposal represent over 50% in interest of all Perini common stock entitled to vote on each such proposal, which is necessary for the proposals to be approved. Abstentions have no effect on the election of directors (Proposal 3), the ratification of auditors proposal (Proposal 4) or the postponement or adjournment proposal (Proposal 6).

If your shares are held in “street name,” your brokerage firm, under certain circumstances, may vote your shares for you if you do not return your proxy. Brokerage firms have authority under the rules of the NYSE to vote customers’ unvoted shares on certain routine matters. If you do not give a proxy to your brokerage firm to vote your shares, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted. The election of directors (Proposal 3), the ratification of Deloitte & Touche LLP as the Perini’s independent auditors for the fiscal year ending December 31, 2008 (Proposal 4) and the proposal to adjourn or postpone the annual meeting (Proposal 6) are considered routine matters, therefore, your brokerage firm may vote your shares for you if you do not return your proxy. The share issuance proposal (Proposal 1), the articles amendment proposal (Proposal 2) and the plan amendment proposal (Proposal 5) are not considered routine matters, therefore, your brokerage firm may not vote your shares for you if you do not return your proxy to your brokerage firm. These votes are commonly referred to as “broker non-votes.” “Broker non-votes” will not be counted as having been voted on the proposal.

“Broker non-votes” with respect to the articles amendment proposal (Proposal 2) will have the same effect as a vote against the proposal. “Broker non-votes” with respect to the share issuance proposal (Proposal 1) or the plan amendment proposal (Proposal 5) will have no effect on the outcome of the proposal, except that it will be more difficult for Perini to ensure that the total votes cast on each of the share issuance proposal and the plan amendment proposal represent over 50% in interest of all Perini common stock entitled to vote on each such proposal, which is necessary for the proposals to be approved.

Regardless of whether you are a record holder of your shares or hold your shares in “street name,” we encourage you to provide voting instructions to your brokerage firm by returning your completed proxy. This ensures your shares will be voted at the meeting according to your instructions. Record holders may complete the proxy card enclosed with this proxy statement and return it to us. If your shares are held in “street name,” you should receive directions from your brokerage firm about how to submit your proxy to them at the time you receive this proxy statement.

Proxy Solicitation

In addition to solicitation by mail, our directors, officers and employees may solicit proxies from Perini shareholders by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Perini has retained Innisfree M&A Incorporated, a proxy solicitation firm, to assist it in the solicitation of proxies for the annual meeting. Perini will pay Innisfree a fee of $50,000, and an additional fee of $25,000 if shareholders approve the merger proposals, for its services. In addition, Perini will pay Innisfree additional fees depending on the extent of additional services requested by Perini and will reimburse Innisfree for expenses Innisfree incurs in connection with its engagement by Perini.

Revocation of Proxies

You may revoke your proxy at any time before the vote is taken at the annual meeting. To revoke your proxy, you must either advise our Corporate Secretary in writing, submit a proxy by telephone, via the Internet or mail dated after the date of the proxy you wish to revoke or attend the annual meeting and vote your shares in person. Attendance at the annual meeting will not by itself constitute revocation of a proxy.

Please note that if you have instructed your broker to vote your shares, the options for revoking your proxy described above do not apply and instead you must follow the directions provided by your broker to change those instructions.

Voting

Perini shareholders of record and many shareholders who hold their shares through a broker or bank will have the option to submit their proxies or voting instructions via the Internet or by telephone. There are separate arrangements for using the Internet and telephone to submit your proxy depending on whether you are a shareholder of record or your shares are held in “street name” by your broker.

Perini shareholders of record have three options for submitting their proxy.

•

You may submit a proxy by mail by executing and returning the enclosed proxy card in the enclosed envelope, which requires no postage if mailed in the United States. All shares of Perini common stock represented by a proxy properly signed and received at or prior to the annual meeting, unless subsequently revoked, will be voted in accordance with the instruction on the proxy.

•	You may also vote electronically until 2:00 a.m. eastern standard time on [—], 2008 by logging on to the Internet at www.investorvote.com/PCR and following the instructions.

•	You may vote telephonically until 2:00 a.m. eastern standard time on [—], 2008 by calling 1-800-652-VOTE (8683) and following the recorded instructions.

By casting your vote in any of the three ways listed above, you are authorizing the individuals listed on the proxy to vote your shares in accordance with your instructions. If a proxy is signed and returned without indicating any voting instructions, the shares of Perini common stock represented by the proxy will be voted (1) “FOR” each director nominee and “FOR” approval of Proposals 1, 2, 4, 5 and 6 and (2) as to any matters for which Perini did not have notice on or before [— ], 2008, properly brought before the annual meeting, in the sole discretion of the Perini board of directors as to such matters.

If your shares are held in “street name,” you should check the voting instructions card provided by your broker, bank or other nominee to see which options are available and the procedures to be followed. Please follow their instructions carefully. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote in person at the annual meeting, you must request a legal proxy from your bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the annual meeting.

Voting by Perini Directors and Executive Officers

On the record date, directors and executive officers of Perini and their affiliates beneficially owned or had the right to vote shares of Perini common stock representing approximately [—]% of the shares of Perini common stock outstanding on the record date. To Perini’s knowledge, directors and executive officers of Perini and their affiliates intend to vote their shares of Perini common stock in favor of the merger proposals. A more detailed description of the ownership of Perini common stock by certain beneficial owners and Perini’s directors and executive officers begins on page 133.

Adjournments and Postponements

Although it is not currently expected, the annual meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice, other than by an announcement made at the annual meeting of the time, date and place of the adjourned meeting. Whether or not a quorum is present, the annual meeting may be adjourned by the affirmative vote the holders of a majority of the votes cast on the proposal at the annual meeting.

Any adjournment or postponement of the annual meeting for the purpose of soliciting additional proxies will allow the Perini shareholders who have already sent their proxies to revoke them any time prior to their use at annual meeting as adjourned or postponed.

RISK FACTORS

Perini shareholders should carefully read and consider the following risk factors, which we believe are all of the significant risks related to the merger and the anticipated business of the combined company, as well as the other information contained and referred to in this proxy statement, before voting at the annual meeting.

Risks Relating to the Merger

The merger may not be completed, which could adversely affect Perini’s business operations and stock price.

To complete the merger, Perini shareholders must approve the issuance of shares of Perini common stock as contemplated by the Merger Agreement and the amendment to the Perini amended and restated articles of organization.

In addition, the Merger Agreement contains additional closing conditions, which are described in the section “The Merger Agreement” beginning on page 64. These conditions may not be satisfied or waived. If we are unable to complete the merger, Perini would be subject to a number of risks, including the following:

•	Perini would not realize the benefits of the merger, including any synergies from combining the two companies;

•	the trading price of Perini common stock may decline to the extent that the current market price reflects a market assumption that the merger will be completed; and

•	Mr. Tutor would continue to divide his attention between Perini and Tutor-Saliba and might decide to cease working with Perini to focus on Tutor-Saliba.

The occurrence of any of these events individually or in combination could have a material adverse effect on the results of operations, financial position and cash flows of Perini or the trading price of our common stock.

If the public markets assign lower values to the Tutor-Saliba business or the expected benefits of the merger to the combined company than the values used in negotiating the terms of the merger, the trading price of Perini common stock may decline.

The stock of Tutor-Saliba is not publicly traded, so there is no current market-based valuation for Tutor-Saliba’s business. We also do not believe that there are closely comparable companies with publicly traded equity that provide a reasonable, comparative basis of valuation for Tutor-Saliba. In negotiating the merger, we used what we believe to be a reasonable valuation for Tutor-Saliba. We also used estimates of what we believe to be reasonable synergies that we expect the combined company will start to realize from the merger in 2009. The combined company may not realize all or a substantial portion of these synergies for many reasons. In addition, the public markets may not value the Tutor-Saliba business, or the expected benefits of the merger to the combined company, in the same manner as we have valued them for purposes of negotiating the terms of the merger. If the public markets assign lower values to either the Tutor-Saliba business or the anticipated synergies from the merger, the trading price of Perini common stock may decline.

Ronald N. Tutor’s ownership interest in the combined company, along with his management position and his right to designate up to two nominees to serve as members of the Perini board of directors, will provide him with significant influence over corporate matters and may make a third party’s acquisition of the combined company (or its stock or assets) more difficult.

Immediately following completion of the merger, two trusts controlled by Mr. Tutor will own approximately 43% of the outstanding shares of Perini common stock. In addition, Mr. Tutor will be the chairman and chief executive officer of the combined company and will have the right to designate up to two nominees for election as members of the Perini board of directors. (Mr. Tutor and his two designees would be 3 of 11 directors.) Although the Shareholders Agreement imposes significant limits on Mr. Tutor’s right to vote the shares of Perini common stock that will be held by the Tutor Group, or to take specified actions that may facilitate an unsolicited acquisition of control of Perini by Mr. Tutor or his affiliates (all as described in “The Shareholders Agreement” beginning on page 77), Mr. Tutor will nonetheless still be able to exert significant influence over the outcome of a range of corporate matters, including significant corporate transactions requiring a shareholder vote, such as a merger or a sale of the combined company or its assets. This concentration of ownership and influence in management and board decision-making also could harm the price of Perini common stock following completion of the merger by, among other things, discouraging a potential acquirer from seeking to acquire shares of Perini common stock (whether by making a tender offer or otherwise) or otherwise attempting to obtain control of the combined company.

Perini will incur significant transaction, compliance, restructuring and other merger-related fees and costs.

Perini expects to incur costs associated with combining the operations of its business with those of Tutor-Saliba, as well as transaction fees and other costs related to the merger. The total cost to consummate the transaction is estimated to be approximately $19-21 million. The amount of transaction costs expected to be incurred is a preliminary estimate and subject to change. The combined company also will incur restructuring and integration costs in connection with the merger. Based on the experience of other merged companies and initial management estimates, costs to integrate computer systems, facilities and insurance arrangements, as well as equipment sizing, employee relocation, retention and severance costs, will be approximately $2 million over a period of 2 years. These merger-related and restructuring cost estimates depend on decisions to be made during integration. As with any merger, these estimates are based on preliminary assessment of integration activities and are likely to change. Additional unanticipated costs may be incurred in the integration of the businesses of the two companies. Depending on the nature of the restructuring activity, the cost may be included in the purchase price allocation to the extent known or as an expense in the period incurred. In addition, it is expected that the combined company’s costs related to legal and regulatory compliance may increase substantially, at least in the near term, because Tutor-Saliba has not previously been required to comply with the reporting, internal control, public disclosure and similar legal and regulatory compliance obligations and requirements applicable to publicly traded companies. Although Perini expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction, merger-related and restructuring costs over time, this net benefit may not be achieved in the near term or at all.

The public resale by former Tutor-Saliba shareholders of Perini common stock received in the merger could have a negative effect on the trading price of Perini common stock following completion of the merger.

In the merger, we will issue a total of approximately 22.1 million shares of Perini common stock to two trusts controlled by Mr. Tutor and approximately 900,000 shares to the other shareholders of Tutor-Saliba. None of these shares will be registered under the Securities Act of 1933, and they will only be able to be resold pursuant to a separate registration statement or an applicable exemption from registration (under both federal and state securities laws). The shares will be subject to contractual restrictions under the terms of the Shareholders Agreement. Under those restrictions, none of those shares will be permitted to be resold for six months after completion of the merger (except with the consent of the Perini board of directors or in a registered offering). Thereafter, the trusts will be permitted to sell, in the aggregate, a maximum of approximately 6.6 million shares of Perini common stock through the fifth anniversary of the completion of the merger (unless the Perini board of directors allows otherwise). Mr. Tutor has indicated that he intends to cause the Tutor Group to sell a portion of the shares of Perini common stock received in the merger as soon as the initial six-month period lapses, subject to market conditions and the terms of the Shareholders Agreement. The Tutor Group has certain rights to require Perini to register their shares for public resale under the terms of the Shareholders Agreement. In addition, if we propose to register any of our shares in a registered public offering, the Tutor Group has a right to include its shares in such offering through a valid piggyback registration of shares, subject to the right of the underwriters of an offering to limit the number of shares included in such registration. Please see “The Shareholders Agreement” beginning on page 77 for a description of the terms of the Shareholders Agreement.

If all or a substantial portion of these shares of our common stock issued in the merger are resold into the public markets, such transactions may cause a decline in the trading price of our common stock.

The combined company will record goodwill that could become impaired and adversely affect its operating results.

Under United States generally accepted accounting principles (which we refer to in this proxy statement as GAAP), the merger will be accounted for under the purchase method of accounting as a purchase by Perini of Tutor-Saliba. Under the purchase method of accounting, the total implied purchase price paid by Perini in the merger will be allocated to Tutor-Saliba’s tangible assets and liabilities and identifiable intangible assets based on their fair values as of the date of completion of the merger. The excess of the purchase price over those fair values will be recorded as goodwill. We expect that the merger will result in the creation of goodwill based upon the application of purchase accounting. To the extent the value of goodwill or intangibles becomes impaired, the combined company may be required to incur material charges relating to such impairment. Such a potential impairment charge could have a material and adverse impact on the combined company’s operating results.

If Tutor-Saliba issues notes to the former Tutor-Saliba shareholders in connection with the merger, Tutor-Saliba’s excess cash flows will be dedicated to repaying those notes and will not be generally available to Perini until the notes are repaid.

In connection with the merger, Tutor-Saliba may issue aggregate dividends of up to $120 million of cash and notes, subject to limitations contained in the Merger Agreement, in addition to the other distributions permitted by the Merger Agreement. These notes are being issued to the former Tutor-Saliba shareholders in essence to loan to the combined company, in order to support its surety requirements, funds that Tutor-Saliba would have otherwise distributed as dividends to its shareholders prior to the merger. Pursuant to the terms of the form of note attached to this proxy statement as Annex D, Tutor-Saliba is required to prepay the notes with 100% of its excess cash flow following the completion of the merger. Thus, until the notes are repaid, all excess cash flow generated by Tutor-Saliba following completion of the merger will be dedicated to repaying any notes issued by Tutor-Saliba in connection with the merger. Please see “Pre-Closing Distribution of Property” beginning on page 62 for a detailed description of the terms of the notes.

Risks Relating to the Combination of Perini and Tutor-Saliba

The combined business will have a substantially increased backlog and may not fully realize the revenue value of such backlog.

As of March 31, 2008, our backlog of uncompleted construction work was approximately $7.2 billion. On a pro forma basis, assuming completion of the merger, the backlog of the combined company would be approximately $8.5 billion as of March 31, 2008, which is 18% higher than Perini’s backlog on a stand-alone company basis.

We include a construction project in our backlog at such time as a contract is awarded or a letter of commitment is obtained and adequate construction funding is in place. The revenue projected in our backlog may not be realized or, if realized, may not result in profits. For example, if a project reflected in our backlog is terminated, suspended or reduced in scope, it would result in a reduction to our backlog which would reduce, potentially to a material extent, the revenues and profits we expected to receive from contracts in backlog. If a customer cancels a project, we may be reimbursed for certain costs and profit thereon, but typically we have no contractual right to the unearned revenues reflected in our backlog. Significant cancellations or delays of projects in our backlog could have a material and adverse effect on our revenues, cash flows and profits.

The combined company will assume all of the risks associated with businesses that are now structured as joint ventures between Perini and Tutor-Saliba, including risks related to pending material litigation.

As of March 31, 2008, Tutor-Saliba was our partner in a total of 3 joint ventures for projects with a backlog of $74.8 million. Upon completion of the merger, the combined company will own 100% of these projects (and of any additional joint ventures we may commence with Tutor-Saliba prior to completion of the merger). The result is that the combined company will have a greater share of both the potential benefits and the potential risks of such projects and will no longer enjoy the benefit of reduced financial and operational risks that accompany joint ventures with third parties. One of our joint ventures with Tutor-Saliba is involved in litigation with the Los Angeles County Metropolitan Transportation Authority, or LAMTA, regarding work done on various tunnel and station projects in the 1990s. We are a 40% minority partner in that joint venture and Tutor-Saliba is the 60% managing partner. Upon completion of the merger, the combined company will be exposed to 100% of the risk of any adverse outcome of that litigation.

The growth prospects and future earnings of the combined company may be adversely affected, and the anticipated benefits of the merger may not be fully realized, if the combined company is unable to retain the services of Mr. Tutor.

A substantial benefit of the merger is expected to be the continued service of Mr. Tutor as the full-time chairman and chief executive officer of the combined company. Losing Mr. Tutor’s services could adversely affect the business of the combined company until a suitable replacement could be found. In addition, a loss of Mr. Tutor’s services in the near term is likely to have a negative impact on the combined company’s ability to fully realize the anticipated benefits of the merger. Replacing Mr. Tutor quickly with an executive of equal experience and capabilities would likely be difficult. Although Mr. Tutor will be bound by the Employment Agreement following completion of the merger, as described in “The Employment Agreement” beginning on page 80, and his significant ownership interest in the combined company is likely to provide him with a substantial economic incentive to remain employed by the combined company, Mr. Tutor will have a contractual right to resign. In addition, we could lose the services of Mr. Tutor if he were to become disabled or otherwise physically unable to continue to work. Thus, despite the Employment Agreement, Mr. Tutor’s continued employment with Perini cannot be assured.

Any reduction in financing for, or changes in regulation of, the hospitality and gaming industry, particularly in Las Vegas, Nevada, that reduces the number of large construction projects available to us could adversely affect the future financial results and growth prospects of the combined company.

Approximately 58% (or $3.4 billion) of the combined company’s pro forma revenues for the year ended December 31, 2007 were derived from construction projects in the hospitality and gaming industry in Las Vegas, Nevada. Any decline in this market or in the growth of this industry could materially and adversely affect the future financial results and growth prospects of the combined company.

A significant portion of the combined company’s operations will be concentrated in California and Nevada, and any adverse change to the economy or business environment in California or Nevada could adversely affect the combined company’s future earnings and growth prospects.

Following completion of the merger, a significant portion of the combined company’s operations will be concentrated in California and Nevada. As a result, the combined company will be susceptible to fluctuations caused by adverse economic or other conditions in this region, including as a result of natural or other disasters. If either of these states were to experience an economic slowdown or recession, private developers might curtail building construction activities as vacancies increase and state and local governments might reduce spending on building and civil projects due to revenue shortfalls. Thus, a stagnant or depressed economy in California or Nevada could adversely affect our business, results of operations and financial condition both immediately and over a number of years after any recovery in those markets.

An economic slowdown or an uncertain economic outlook may have a particularly adverse affect on consumer spending in the hospitality and gaming industry, as that spending is discretionary and may decline during or in anticipation of economic downturns, when consumers have or expect to have less disposable income. We expect that the combined company will derive a significant portion of its revenues from the construction, expansion and renovation of hospitality and gaming facilities in Las Vegas, Nevada, so that any actual or anticipated economic slowdown could result in the cancellation or delay of projects in Las Vegas, Nevada.

If Black Construction’s opportunity to win significant business from the expansion of the United States military’s operations on the island of Guam does not develop as anticipated, the growth prospects, revenues and earnings of the combined company could be adversely affected.

A significant portion of the future revenues and growth prospects of the Black Construction, a subsidiary of Tutor-Saliba, over the next several years is expected to involve the construction of facilities for the expansion of the United States military’s base on the island of Guam. This construction is dependent upon the continued implementation of the United States military’s announced plan to relocate 8,000 marines and other military personnel from Okinawa, Japan to the island of Guam by 2014. The continued implementation of the United States military’s plan, and the amount of work that Black Construction wins and performs in connection with the expansion of the United States military’s base on the island of Guam, depends upon a number of factors, including:

•	competition from other construction companies operating on the island of Guam;

•	the political environment in the United States and Japan;

•	the financial and other terms agreed upon between the United States and Japan with respect to the relocation;

•

the United States military’s and the Japanese government’s availability of funds for the continued funding of the expansion and relocation in light of funding demands for other national priorities and commitments;

•	political, military and terrorist activities that affect the United States foreign policy;

•

the ability of the combined company to invest sufficiently, and on favorable terms, in expanding Black Construction’s capabilities on the island of Guam, including hiring and relocating necessary personnel, acquiring land (including for warehousing and barracks) and acquiring and relocating equipment; and

•

economic, political and other risks relating to business outside of the United States (despite the fact that the island of Guam is a United States territory), as discussed below in “The combined business will have significant operations outside of the United States, and we expect these non-U.S. operations to increase. They will be subject to economic, political and other risks, which could adversely affect our revenues and earnings.”

Any of these factors could result in a delay or cancellation of some or all of the anticipated work on the island of Guam, which would have an adverse effect on the growth prospects, future revenues and future earnings of the combined company.

A decrease in government funding of infrastructure and other public projects could reduce the revenues of the combined company.

Approximately 7% (or $409 million) of the combined company’s pro forma revenues for the year ended December 31, 2007 were derived from construction projects involving civil construction contracts. Civil construction markets are dependent on the amount of infrastructure work funded by various governmental agencies which, in turn, depends on the condition of the existing infrastructure, the need for new or expanded infrastructure and federal, state or local government spending levels. A slowdown in economic activity in any of the markets that the combined company will serve may result in less spending on public works projects. In addition, a decrease or delay in government funding of infrastructure projects or delays in the implementation of voter-approved bond measures could decrease the number of civil construction projects available and limit our ability to obtain new contracts, which could reduce revenues within the civil construction segment of the combined company. In addition, budget shortfalls in California and other states in which both Perini and Tutor-Saliba are involved in significant infrastructure projects could curtail or delay the funding of future projects.

Perini’s building construction segment also is involved in significant construction projects for public healthcare facilities, primarily in California, and public education facilities, primarily in Florida and California. These projects also are dependent upon funding by various federal, state and local governmental agencies. A decrease in government funding of public healthcare and education facilities, particularly in California and Florida, could decrease the number and/or size of construction projects available and limit our ability to obtain new contracts in these markets, which could further reduce the revenues and earnings of the combined company.

The combined business will have significant operations outside of the United States, and we expect these non-U.S. operations to increase. They will be subject to economic, political and other risks, which could adversely affect our revenues and earnings.

We derived approximately 3% of our revenues and approximately 35% of our income from construction operations for the year ended December 31, 2007 from our work on projects located outside of the United States, including projects in Iraq and Afghanistan. We expect non-U.S. projects to represent a meaningful portion of the revenues and earnings of the combined business for the foreseeable future. This includes the anticipated future business activities of Tutor-Saliba’s Black Construction subsidiary on the island of Guam, which is a United States territory that has its own local government and is subject to only certain United States laws. The non-U.S. operations of the combined business will expose it to risks inherent in doing business in regions outside the United States (and especially in hostile regions such as Iraq and Afghanistan), including:

•	political risks, including risks of loss due to civil disturbances, guerilla activities and insurrection;

•	acts of terrorism and acts of war;

•	unstable economic, financial and market conditions;

•	potential incompatibility with foreign subcontractors and vendors;

•	foreign currency controls and fluctuations;

•	trade restrictions;

•	variations in taxes; and

•	changes in labor conditions, labor strikes and difficulties in staffing and managing international operations.

Any of these factors could harm our non-U.S. operations and, consequently, the business and operating results of the combined company. Specifically, failure to successfully manage risks associated with non-U.S. operations could result in higher operating costs than anticipated or could delay or limit our ability to generate revenues and income from construction operations in key markets outside of the United States.

The combined company will include several new lines of businesses recently acquired by Tutor-Saliba. These acquisitions expose us to additional risks that, if realized, could adversely affect our future financial performance and operations.

In 2007 and 2008, Tutor-Saliba acquired two businesses—Powerco Electric Corp., an electrical construction subcontractor, and Desert Plumbing & Heating Co., Inc., a plumbing and mechanical (including HVAC) subcontractor—and certain material mining contracts and material stockpiles in Nevada (which are referred to in this proxy statement as the aggregates business). Although Tutor-Saliba has some experience managing and operating these types of businesses, we do not have any experience in these lines of business. Such new lines of business involve additional risks, such as those associated with entry into new markets, new operating activities, risks associated with integrating the operations of the acquired business into existing operations, managerial challenges and risks associated with marketing and delivering the goods and services provided by these new businesses.

There is no assurance that these new businesses will be operated successfully, will be integrated into the operations of Tutor-Saliba (and of the combined company) or will produce the financial and operating benefits that Tutor-Saliba expected, in making these acquisitions, or that we anticipated in negotiating the terms of the merger and valuing Tutor-Saliba. If the acquired businesses do not perform as expected, or if they are not successfully integrated and managed, the financial performance of the combined business may be adversely affected.

Following the merger, we intend to continue to pursue acquisition opportunities, which may be difficult to integrate into our combined operations.

Following the merger, we intend to continue to pursue acquisitions as part of our growth strategy. The process of managing and integrating new acquisitions into our combined operations may result in unforeseen operating difficulties and may require significant financial, operational and managerial resources that would otherwise be available for the operation, development and expansion of the existing business of the combined company. To the extent that we misjudge our ability to integrate and properly manage acquisitions, we may have difficulty achieving our operating, strategic and financial objectives.

Acquisitions also may involve a number of special financial, business and operational risks, such as:

•	difficulties in integrating diverse corporate cultures and management styles;

•	additional or conflicting government regulation;

•	disparate company policies and practices;

•	client relationship issues;

•	diversion of our management’s time, attention and resources;

•	decreased utilization during the integration process;

•	loss of key existing or acquired personnel;

•	increased costs to improve or coordinate managerial, operational, financial and administrative systems;

•	dilutive issuances of equity securities, including convertible debt securities to finance acquisitions;

•	the assumption of legal liabilities;

•	amortization of acquired intangible assets; and

•	potential write-offs relating to the impairment of goodwill.

In addition to the integration challenges mentioned above, acquisitions of non-U.S. companies offer distinct integration challenges relating to non-U.S. GAAP financial reporting, foreign laws and governmental regulations, including tax and employee benefit laws, and other factors relating to operating in countries other than the United States, which are discussed above in the discussion regarding the difficulties the combined company may face operating outside of the United States.

If Tutor-Saliba is unable to sustain its recent, significant rate of growth, the growth prospects and future results of the combined company are likely to be adversely affected.

Over the past two years, Tutor-Saliba has undergone substantial revenue and earnings growth. This growth has come from a combination of organic growth and the effects of recent acquisitions. These acquisitions also are expected to contribute significantly to the future performance and growth prospects of the Tutor-Saliba business. Because this growth has not occurred over a sustained period of time, and because it is expected to be partially dependent upon the performance of recent acquisitions, there is no assurance that Tutor-Saliba will be able to continue this rapid pace of growth in the future. Such growth also could be negatively affected by many factors, including future construction industry and capital market conditions, the effects of integration with the Perini business or failures to integrate and successfully manage recent acquisitions (as discussed in the risk factor “The combined company will include several new lines of businesses recently acquired by Tutor-Saliba. These acquisitions expose us to additional risks that, if realized, could adversely affect our future financial performance and operations.”). If, following the merger, Tutor-Saliba’s growth rate slows, or if it fails to grow at the pace anticipated by Perini, the growth prospects and future results of the combined company are likely to be adversely affected.

The combined company will have continuing contractual obligations with Mr. Tutor, which may create conflicts of interest or may not be practical to enforce on Perini’s behalf.

The Merger Agreement includes obligations of Perini and the former Tutor-Saliba shareholders, including Mr. Tutor, that will continue following completion of the merger. These obligations include indemnification obligations, which may entitle Perini to seek recovery from the former Tutor-Saliba shareholders for losses related to pre-merger actions or omissions of Tutor-Saliba. In addition, the Employment Agreement, the Shareholders Agreement and the notes also include obligations that will be in effect after the completion of the merger, including the restrictions on competitive activities, several of which may be impacted by the operating performance of Perini or Tutor-Saliba or the activities of Mr. Tutor.

In light of the important role Mr. Tutor is expected to serve for the combined company, it may be more difficult, impractical or unadvisable for Perini to enforce or assert defenses with respect to these contractual obligations against Mr. Tutor than against an unaffiliated third party, which may create a conflict of interest for Perini or Mr. Tutor. (Other former Tutor-Saliba shareholders are also expected to have continuing roles with the combined company, and a similar conflict of interest may arise, although their interests in the combined company will be significantly less than Mr. Tutor’s.) If Perini determines that these contractual obligations should not be enforced even if there is a valid claim for enforcement or a valid defense to the enforcement of these obligations, Perini may not get the entire benefit for which it negotiated in these agreements, including recovery for certain losses related to Tutor-Saliba for which it otherwise would be entitled to indemnification. At the time the Special Committee and the Perini board of directors approved the merger, neither the Special Committee nor the Perini board of directors were aware of any material claims for which we would expect to exercise the remedies described in this risk factor.

THE MERGER

The Companies

Perini Corporation

Trifecta Acquisition LLC

73 Mt. Wayte Avenue

Framingham, Massachusetts 01701

(508) 628-2000

Perini is a leading construction services company offering diversified general contracting, construction management and design-build services to private clients and public agencies throughout the world. We offer general contracting, preconstruction planning and comprehensive project management services, including the planning and scheduling of the manpower, equipment, materials and subcontractors required for a project. We also offer self-performed construction services, including site work, concrete forming and placement and steel erection. During 2007, we performed work on approximately 185 construction projects for over 100 federal, state and local government agencies or authorities and private customers.

Our business is conducted through three primary segments: building, civil and management services. Our building segment (comprised of Perini Building Company, James A. Cummings, Inc. and Rudolph and Sletten, Inc.) focuses on large, complex projects in the hospitality and gaming, sports and entertainment, educational, transportation, corrections, healthcare, biotech, pharmaceutical and high-tech markets in New York, Connecticut, New Jersey, Massachusetts, Florida, Washington, D.C., Arizona, Nevada and California. Our civil segment is comprised of Perini Civil Construction and Cherry Hill Construction, Inc. and focuses on public works construction primarily in the northeastern and mid-Atlantic United States, including the repair, replacement and reconstruction of public infrastructure such as highways, bridges, mass transit systems and wastewater treatment facilities. Our management services segment provides diversified construction, design-build and maintenance services to the United States military and government agencies as well as surety companies and multi-national corporations in the United States and overseas.

Perini was incorporated in 1918 as a successor to businesses that had been engaged in providing construction services since 1894. Our headquarters are in Framingham, Massachusetts, and we have twelve other principal offices throughout the United States.

Shares of Perini common stock are traded on the NYSE under the symbol “PCR.”

For additional information about Perini and its business, please see “Incorporation by Reference” beginning on page 142 and “Where You Can Find Additional Information” beginning on page 142.

Trifecta Acquisition LLC is a California limited liability company and a wholly owned subsidiary of Perini. Trifecta Acquisition LLC was formed solely for the purpose of entering into the Merger Agreement with Tutor-Saliba and completing the merger. It has not conducted any business operations other than those contemplated by the Merger Agreement.

Tutor-Saliba Corporation

15901 Olden Street

Sylmar, California 91342

(818) 362-8391

Tutor-Saliba is a leading civil infrastructure and commercial building construction company that focuses on large, complex projects, usually ranging from $100 million to $1 billion or more in size. Tutor-Saliba manages all aspects of these projects, including design-build, design-bid-build and pre-construction services for its customers, the project owners.

Tutor-Saliba operates in three segments: domestic building, domestic civil and international. Tutor-Saliba’s domestic building operations are predominately in Nevada and California where it maintains large offices. Tutor-Saliba’s domestic civil operations have been historically focused primarily in California and New York. Tutor-Saliba’s international operations are conducted primarily on the island of Guam and in the Philippines.

Tutor-Saliba’s domestic building operations focus on large, complex buildings in the gaming and hospitality, sports and entertainment, transportation, education and healthcare markets, as well as for governmental agencies. Tutor-Saliba’s domestic civil operations focus on large, complex public infrastructure construction, including highways, bridges, airports, wastewater treatment facilities and mass transit systems. Tutor-Saliba’s primary customers are federal and state government agencies and local municipalities. Tutor-Saliba’s international operations are conducted through its subsidiary, Black Construction Corporation, which has been in operation for over 50 years and is the largest contractor on the island of Guam. Black Construction also operates in the Philippines and Micronesia. This segment focuses on both civil and building projects, serving the United States military, local governments and private companies.

Tutor-Saliba is a privately held corporation. Its principal shareholders are two trusts controlled by Mr. Tutor.

For additional information about Tutor-Saliba and its business, please see “Information about Tutor-Saliba” beginning on page 83 and “Where You Can Find Additional Information” beginning on page 142.

The Merger Proposals

At the annual meeting, among other matters, the holders of Perini common stock will be asked to consider and vote on the following proposals related to the merger:

Proposal 1: A proposal to approve the issuance of 22,987,293 shares of Perini common stock in the merger contemplated by the Agreement and Plan of Merger, dated as of April 2, 2008, by and among Perini, Trifecta Acquisition LLC, Tutor-Saliba, Mr. Tutor and shareholders of Tutor-Saliba, as amended by Amendment No. 1 thereto, dated as of May 28, 2008; and

Proposal 2: A proposal to amend our amended and restated articles of organization to increase the number of authorized shares of Perini common stock from 40 million to 75 million shares.

THE MERGER WILL NOT BE COMPLETED UNLESS, AMONG OTHER THINGS, THE PERINI SHAREHOLDERS APPROVE BOTH (1) THE SHARE ISSUANCE PROPOSAL AND (2) THE ARTICLES AMENDMENT PROPOSAL. UNDER THE MERGER AGREEMENT, COMPLETION OF THE MERGER IS SUBJECT TO THE SATISFACTION (OR, IF LEGALLY PERMITTED, WAIVER) OF SPECIFIED CLOSING CONDITIONS. APPROVAL BY THE PERINI SHAREHOLDERS OF THE MERGER PROPOSALS IS SUCH A CONDITION, WHICH MAY NOT BE WAIVED BY EITHER PERINI OR TUTOR-SALIBA.

The share issuance proposal is intended to satisfy the listing requirements of the NYSE.

The articles amendment proposal is intended to satisfy the requirements of Massachusetts law and the Perini amended and restated articles of organization for shareholder approval of amendments to the amended and restated articles of organization.

Background of the Merger

Perini and Tutor-Saliba have worked closely together since approximately 1977. The two companies have worked as joint venture partners on over 35 projects with aggregate project value of over $2.9 billion since that time. This includes recent joint ventures such as the Tappan Zee Bridge Repair, Brooklyn Queens Expressway Rehabilitation and the Airtran Terminal at Jamaica Station.

Tutor-Saliba has been an investor in Perini for much of the past 17 years, over which period Ronald N. Tutor has been the chairman and chief executive officer of Tutor-Saliba. Mr. Tutor (through trusts controlled by him) is the principal shareholder of Tutor-Saliba, owning approximately 96% of the outstanding stock of Tutor-Saliba.

In January 1997, a group led by Blum Capital Partners, which included Tutor-Saliba as a limited partner, invested approximately $30 million in Perini to help Perini avoid bankruptcy. In connection with that investment, Mr. Tutor became a director of Perini and its chief operating officer, pursuant to a management agreement between Perini and Tutor-Saliba. Michael R. Klein, another investor in that group, also joined the Perini board of directors.

In 2000, Perini obtained additional $40 million in equity capital from a group led by Tutor-Saliba, American International Group Inc, or AIG, and O&G Industries, in which Tutor-Saliba again participated as an investor, and, in connection with this investment, Mr. Tutor became Chairman of the Perini board of directors. Tutor-Saliba subsequently acquired the shares acquired by AIG directly from AIG.

In March 2000, Mr. Tutor became Perini’s chief executive officer. He continues to serve Perini as both its chairman and chief executive officer, positions he has also continuously held at Tutor-Saliba. Mr. Klein was elected vice chairman of the Perini board of directors in September 2000, and its Lead Outside Director in 2004.

From time to time since 1997, Mr. Klein and other members of the Perini board of directors have raised with Mr. Tutor the possibility of combining Perini with Tutor-Saliba. None of these discussions resulted in any substantial negotiations, because Mr. Tutor routinely indicated that he preferred to keep Tutor-Saliba a separate, privately owned company.

On November 13, 2007, at a meeting of the Compensation Committee of the Perini board of directors, Mr. Tutor explained, as reflected in public filings made by Tutor-Saliba, that Tutor-Saliba had been selling its shares of Perini common stock and intended to sell the remainder of its shares of Perini common stock in order to separate the two businesses because he was contemplating taking Tutor-Saliba public in the Spring of 2008 through an initial public offering. He went on to state that, if he proceeded with this initial public offering, he would resign his executive roles with Perini.

Following this disclosure, the non-management directors of Perini who were present at the meeting of the Compensation Committee (Mr. Klein, Peter Arkley, Willard W. Brittain, Jr., Robert A. Kennedy and Raymond R. Oneglia) convened separately to discuss the implications for Perini of Mr. Tutor’s statements. They determined to begin to explore alternatives on behalf of Perini, including, whether to again propose that Mr. Tutor consider, as an alternative to an initial public offering of Tutor-Saliba, combining Perini and Tutor-Saliba, on terms that were acceptable to Perini. Recognizing that any transaction of this kind would present a conflict of interests for Mr. Tutor, the directors asked Mr. Klein to inform the other non-management members of the Perini board of directors of these recent developments and then to organize a committee of independent and disinterested directors to be responsible for Perini’s interests.

Over the next several weeks, Mr. Klein discussed these matters with the other non-management members of the Perini board , who generally indicated that a business combination transaction with Tutor-Saliba would merit consideration, if Mr. Tutor was interested in considering that as an alternative to taking Tutor-Saliba public. They also agreed that the group of directors that had informally convened to discuss the transaction on November 13, 2007 (other than Mr. Oneglia) should likely serve on an independent committee of the Perini board of directors to consider the proposed transaction, subject to an outside counsel assessment of their independence and disinterestedness.

In late November and early December 2007, Mr. Klein approached potential legal and financial advisors to assist a board committee that would be formed if Mr. Tutor were to be interested in discussing a business combination transaction between Perini and Tutor-Saliba. Mr. Klein contacted Kirkland & Ellis LLP to serve as the committee’s legal counsel and UBS Securities LLC (referred to in this proxy statement as UBS) to serve as the committee’s financial advisor, with the retention of each to be formally determined if and when a special committee was formed.

Mr. Klein arranged and had a dinner meeting with Mr. Tutor on the evening of December 11, 2007, in New York City to assess his receptivity to a business combination between Tutor-Saliba and Perini as an alternative to an initial public offering of Tutor-Saliba. At that dinner, Mr. Klein discussed with Mr. Tutor reasons why a business combination transaction between the two companies would be an attractive alternative for Mr. Tutor. Mr. Klein indicated that he thought that there was interest on the part of the Perini board of directors in entering into discussions regarding such a business combination transaction. Mr. Tutor responded that he was willing to consider such a business combination transaction along with his continuing pursuit of an initial public offering for Tutor-Saliba, and shared his sense of the timing and prospects for that transaction. Mr. Klein advised Mr. Tutor that, given his relationships with both entities, any negotiations of a transaction should adhere to stringent procedures appropriate to the negotiation of transactions involving conflicts of interest. He noted that such procedures would include the formation of an independent committee to negotiate the transaction on behalf of Perini, which could hire independent legal and financial advisors, restrictions on Mr. Tutor’s communications with the other members of the Perini board of directors and management regarding the transaction, restrictions on Mr. Tutor’s access to any information relevant to Perini’s negotiation of the transaction by the independent committee and abstentions by Mr. Tutor from any actions that might affect the negotiations. Mr. Tutor stated that he understood and agreed to observe these procedures. Mr. Klein then reported the results of this dinner conversation to the other members of the Perini board of directors with whom he discussed the proposed transaction on November 13, 2007, and they generally agreed to proceed to organize a special committee of independent and disinterested directors to explore this business combination transaction on behalf of Perini, with the assistance of outside independent legal and financial advisors.

On January 3, 2008, Mr. Tutor sent a letter to Mr. Klein and the other members of the Perini board of directors in which he outlined the terms on which he would be interested in a business combination transaction between Tutor-Saliba and Perini. The letter stated that he would expect Perini to be the surviving public company in the transaction and that he would continue as the chairman of the Perini board of directors and chief executive officer of Perini after the closing of the transaction. Mr. Tutor proposed that, after certain distributions of non-core Tutor-Saliba assets prior to the closing of the transaction, based on his assessment of the value of Tutor-Saliba, the shareholders of Tutor-Saliba should own approximately 55% of the pro forma outstanding shares of the combined company, although he suggested that he might be willing to structure that equity interest to include 49% of the pro forma outstanding shares of common stock of the combined company, plus non-voting preferred stock of Perini with a value of $250 million. Mr. Tutor suggested a meeting to discuss the proposed transaction on or about January 15, 2008. Shortly after receiving this letter, to which he did not respond, Mr. Klein received from Tutor-Saliba a copy of marketing materials prepared by advisors to Tutor-Saliba containing, among other information, various preliminary valuation indications of Tutor-Saliba in connection with a potential initial public offering of, and certain assumed strategic investments in, Tutor-Saliba. These materials had been prepared for the sole purpose of being delivered to several prospective underwriters in connection with the initial public offering. Mr. Klein subsequently conveyed these materials to other members of the Perini board of directors.

On January 7, 2008, the Perini board of directors held a meeting at Perini’s headquarters in Framingham, Massachusetts and by teleconference. All of the directors (including Mr. Tutor) were in attendance in person or by telephone. At the meeting, the Perini board of directors created the Special Committee to explore and evaluate potential strategic transactions that might be available to Perini, including in particular a business combination transaction with Tutor-Saliba, and to discuss and negotiate the terms of any such transactions. The board discussed the need to ensure that all members of the Special Committee were both independent and disinterested. Mr. Klein reported that he had received advice and assistance assessing the qualifications of the Perini directors to serve as members of the Special Committee from Kirkland & Ellis. After discussion of such qualifications, the board decided that the Special Committee would be comprised of four independent, disinterested directors who had begun to discuss the proposed transaction with Tutor-Saliba on November 13, 2007—Messrs. Arkley, Brittain, Kennedy and Klein. The board of directors directed the Special Committee to report back to the full board with its recommendations and conclusions at such time as they were prepared to either recommend a specific transaction or advise the full board that, in their judgment, no strategic transaction available to Perini should be pursued. Mr. Klein was elected the initial Chairman of the Special Committee, subject to further confirmation by the Special Committee.

Following the meeting, Mr. Klein scheduled a meeting with Mr. Tutor and other representatives of Tutor-Saliba for January 17, 2008 in Los Angeles, California.

Prior to a meeting of the Special Committee on January 16, 2008, Mr. Klein and UBS reached tentative agreement on the financial terms of UBS’ engagement by the Special Committee.

On January 16, 2008, the Special Committee held a meeting in Los Angeles, California, together with its financial and legal advisors. The Special Committee discussed with these advisors the dynamics defining the possibility of negotiating a transaction with Tutor-Saliba on terms that might be acceptable to both parties, in preparation for the meeting scheduled for the following day with representatives of Tutor-Saliba. UBS presented its preliminary financial analyses of Tutor-Saliba and Perini and a general overview of the financial market for engineering and construction companies. The Special Committee and its advisors discussed the degree to which an impediment to the ability of Perini to offer a transaction that would be attractive to Mr. Tutor and acceptable to Perini, in that the shares of Perini common stock were trading at prices well below historic levels for Perini and multiples of comparable companies and discussed events that might explain that to Mr. Tutor. The Special Committee also discussed the possibility of business combinations with other participants in the industry and the pursuit of alternative leadership in the event Mr. Tutor resigned from Perini to pursue an initial public offering of Tutor-Saliba. After this discussion, the Special Committee decided not to initiate exploration of alternative transactions with other participants in the industry until it had first explored more completely a combination with Tutor-Saliba for several reasons, including (i) its belief that any final transaction document with Tutor-Saliba would include provisions that would allow the Special Committee and the Perini board of directors to pursue a superior offer if it materializes, (ii) the current trends and competitive developments in the industry, including the overall decline in market value of public companies in the industry, (iii) the risk that Perini might lose the current opportunity to pursue a business combination transaction with Tutor-Saliba; and (iv) the Special Committee’s belief that completion of the merger would not preclude the pursuit of any potential strategic alternatives for Perini in the future (other than remaining as a stand-alone company without the acquisition of the Tutor-Saliba business). However, the Special Committee agreed that it could revisit this issue in the future, but the Special Committee ultimately did not opt to pursue other strategic alternatives during its consideration of the merger.

On January 17, 2008, the Special Committee held a meeting in Los Angeles, California, together with its legal advisors. At the meeting, the Special Committee discussed several organizational matters and basic procedures to be followed by the Special Committee. Topics expected to be discussed with representatives of Tutor-Saliba also were reviewed. The Special Committee confirmed that Mr. Klein would serve as the Chairman of the Special Committee and that the Special Committee would formally retain UBS as the Special Committee’s financial advisor (subject to the negotiation of an appropriate engagement letter) and Kirkland & Ellis as the Special Committee’s legal counsel. The representatives of Kirkland & Ellis discussed several legal considerations with the Special Committee, including the fiduciary obligations of Perini directors with respect to any business combination with Tutor-Saliba and how the terms of any business combination agreement with Tutor-Saliba could affect those obligations.

Later in the day on January 17, 2008, the Special Committee and its financial and legal advisors met at UBS’ offices in Century City, California with representatives of Tutor-Saliba and its advisors, including Deutsche Bank Securities Inc. (referred to in this proxy statement as Deutsche Bank), Tutor-Saliba’s financial advisor, and Tutor-Saliba’s outside legal counsel, Latham & Watkins LLP and Nomi Castle. In attendance on behalf of Tutor-Saliba were Mr. Tutor, James A. Frost, executive vice president and chief operations officer of Tutor-Saliba, and William B. Sparks, senior vice president and chief financial officer of Tutor-Saliba. Early in the discussions that ensued at the meeting, Mr. Tutor agreed that, in light of the dialogue between the parties concerning the then-current market price of Perini common stock, that any transaction could be negotiated on the basis of the implied relative values of the two companies, rather than being tied to the fluctuating market value of Perini common stock. This agreement in principle among the members of the Special Committee and Mr. Tutor reflected a consensus among them that Perini common stock was then under-valued, so that any transaction in which Tutor-Saliba shareholders would receive an interest in Perini based on the current trading prices for Perini common stock would necessarily undervalue Perini, and that if the terms of a transaction were appropriately negotiated, the benefits ultimately would be reflected in a rise in the market value of Perini over the long term. Accordingly, the negotiations thereafter proceeded toward finding terms of a business combination that reflected the relative implied values of the two companies (one to the other), based on both their present and projected performance, rather than looking to the fluctuating market price of Perini common stock. As a result, Tutor-Saliba agreed to make financial and legal due diligence materials regarding Tutor-Saliba available to the Special Committee and its advisors and that the parties could reconvene to discuss possible financial terms of a potential transaction once the Special Committee was able to review these materials and discuss the results of its work. A representative of Kirkland & Ellis also reminded the parties about the importance of adhering to the Special Committee’s guidelines for the negotiation of a transaction.

Tutor-Saliba made financial and legal due diligence materials regarding Tutor-Saliba available to the Special Committee and its advisors, beginning on January 19, 2008 and continuing until shortly before the execution of the Merger Agreement. This included providing access to an online data room, making Tutor-Saliba’s management and advisors available for various meetings and providing supplemental information at the request of the Special Committee and its advisors.

Over the next several days, representatives of Kirkland & Ellis and Latham & Watkins discussed appropriate procedures for the sharing of information between the companies and negotiated a confidentiality and standstill agreement that both companies signed on January 25, 2008.

On January 23, 2008, representatives of UBS met with management of Tutor-Saliba, including Messrs. Tutor, Frost and Sparks, and representatives of Deutsche Bank at Tutor-Saliba’s headquarters near Los Angeles, California. At the meeting, the parties discussed certain projected financial information of Tutor-Saliba.

On January 25, 2008, management of Perini, including Robert Band, president and chief operating officer of Perini, and Kenneth R. Burk, senior vice president and chief financial officer of Perini, and representatives of UBS met with management of Tutor-Saliba, including Messrs. Tutor, Frost and Sparks, and representatives of Deutsche Bank at Tutor-Saliba’s headquarters near Los Angeles, California. At the meeting, the parties discussed certain alternatives regarding post-closing operations of the companies (which did not include any discussion of post-closing management of the combined company).

On February 7, 2008, the Special Committee held a meeting in Washington, D.C., together with its financial and legal advisors. Representatives of UBS provided an update to the Special Committee on the work UBS had done since the January 17, 2008 meetings with Tutor-Saliba, including its preliminary financial analyses of Tutor-Saliba, Perini and the proposed transaction. The Special Committee and its advisors discussed the preliminary analyses and several open items in them. The Special Committee reviewed and discussed the projections of financial performance for each of Perini and Tutor-Saliba proposed by each company, respectively, and the comments on the reasonableness of the projections provided by each company’s management of the other company’s projections. (Mr. Tutor did not participate in the preparation of Perini’s base case projections). In addition, in a series of separate calls, the Special Committee discussed these items with management of Tutor-Saliba (including Messrs. Tutor and Sparks), management of Perini (including Messrs. Tutor, Band and Burk), and other members of the Perini board of directors. Following these calls, the Special

Committee further discussed the various projections with UBS and provided further input on its views of the projections in an effort to create a set of projections for each company and an estimate of synergies for the combined company that would reflect the best currently available estimates and judgments of the Special Committee, taking into account its independent views, input from the two companies’ senior management and input from the other directors of Perini, of the future financial performance of the companies and the estimated synergies for the combined company. In addition, the Special Committee discussed the potential impact on Perini and its shareholders of the discontinuation of Mr. Tutor’s leadership of Perini (which they expected would occur if no business combination were negotiated and Mr. Tutor was able to complete an initial public offering of Tutor-Saliba). They concluded that his absence could have significant adverse effects on Perini’s future success on a stand-alone basis, particularly on Perini’s civil segment. Accordingly, the Special Committee adjusted the projected financial performance of Perini as a stand-alone company operating without Mr. Tutor’s involvement to reflect this view. Finally, the Special Committee also discussed preliminarily terms and conditions for the retention of Mr. Tutor as the chief executive officer and substantial shareholder of the combined company for an extended period after any business combination.

Following the February 7, 2008 meeting of the Special Committee, Mr. Klein contacted Mr. Tutor and indicated that he expected to be able to meet in about a week to discuss the possible financial terms of a business combination.

Shortly after the February 7, 2008 meeting of the Special Committee, Perini and the Special Committee executed an engagement letter with UBS that had been approved by the Special Committee at the meeting.

Between February 8 and February 10, 2008, the Special Committee continued to review, discuss and refine the projections by and of the two companies separately and combined, and the estimated synergies for a combined company.

On February 12, 2008, the Special Committee met by teleconference, together with its financial and legal advisors. Representatives of UBS provided an update to the Special Committee on its work since the previous meeting of the Special Committee and presented a revised preliminary financial analyses of Tutor-Saliba, Perini and business combination transaction which reflected guidance provided by the Special Committee at and since the previous meeting of the Special Committee. The Special Committee discussed the relative implied values of Perini and Tutor-Saliba, as reflected in the preliminary financial analyses presented by UBS. There was general agreement among the Special Committee that Mr. Tutor’s proposal that Perini shareholders should own less than a majority of the total shares of the combined company was not acceptable. Based on the relevant information presented and discussed, the Special Committee discussed various approaches to the amount of relative ownership of the combined company by Perini and Tutor-Saliba shareholders. It sought an approach that would be beneficial to Perini shareholders, sufficiently attractive to Mr. Tutor to cause him to want to continue pursuing the proposed transaction and consistent with the relative implied valuations of Tutor-Saliba and Perini (taking into account the estimated synergies). In light of these discussions, the Special Committee generally agreed, on a tentative basis, that they would propose a business combination in which the Tutor-Saliba shareholders would receive a percentage of the fully-diluted shares of the combined company in the mid-40’s as a basis for further discussion of the transaction with Mr. Tutor. The Special Committee also reviewed compensation packages for chief executive officers at peer firms, with a view to developing an appropriate employment agreement with Mr. Tutor in the event that a transaction were to be completed. Representatives of Kirkland & Ellis discussed with the Special Committee certain non-financial terms for which the Special Committee should consider negotiating as a material part of the negotiation of the material terms of the entire transaction, including restrictions on Mr. Tutor with respect to his ownership, voting and sale of shares of Perini common stock received in any transaction. The Special Committee discussed various negotiation strategies and ranges of acceptable values and authorized Mr. Klein to meet with Mr. Tutor to proceed to negotiate the material terms of a possible transaction.

Mr. Klein subsequently asked Mr. Arkley to join him at the meeting with Mr. Tutor.

On February 14, 2008, Mr. Klein, accompanied at times by Mr. Arkley, met with Mr. Tutor in Century City, California. During the course of this meeting, representatives of UBS and Kirkland & Ellis were available to advise the Special Committee members and representatives of Deutsche Bank and Latham & Watkins were available to advise the representatives of Tutor-Saliba. Following the decision regarding the combined company ownership ratios proposed by the Special Committee, Mr. Klein initiated the negotiation by proposing to Mr. Tutor a transaction in the form of an all-stock merger in which shareholders of Tutor-Saliba would receive shares of Perini common stock equal to 42% of the fully diluted shares of the combined company in exchange for all shares of Tutor-Saliba, after the distribution of certain Tutor-Saliba assets. Mr. Klein suggested that the Special Committee believed that Tutor-Saliba would be viewed as contributing approximately 42% of the implied value of the combined company in a merger, taking into account estimated synergies that were expected to be realized as a result of the transaction, so that Tutor-Saliba shareholders should, in the merger, receive approximately that percentage of the shares of common stock of Perini that would be outstanding at that time. Mr. Tutor responded that he felt that percentage failed adequately to reflect the immediate and expected longer term contributions of Tutor-Saliba to the combined enterprise and requested, obtained and then responded further to a presentation of the rationale for the proposed exchange ratio. After a series of proposals and counter-proposals, and after consultations with their respective outside advisors, Mr. Klein and Mr. Tutor reached a tentative agreement on the principal terms of a merger transaction, subject to further due diligence, confirmation of valuations, the negotiation of definitive agreements and the receipt of necessary approvals, including that of the Special Committee and the full Perini board of directors. The parties tentatively agreed that:

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Perini would acquire Tutor-Saliba (excluding cash and certain non-core physical assets of Tutor-Saliba which Tutor-Saliba would distribute to its shareholders before the transaction) in a stock-for-stock transaction structured as a merger;

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the shareholders of Tutor-Saliba would receive shares of Perini common stock as merger consideration equal to approximately 45% of the pro forma outstanding shares of the combined company, subject to the Special Committee receiving an opinion from its financial advisor that the corresponding exchange ratio was fair from a financial point of view to Perini;

•

the merger agreement would include a “fiduciary out” to permit the Perini board of directors to change its recommendation to Perini shareholders and/or terminate the merger agreement to accept a superior proposal;

•	Mr. Tutor would sign a 5-year employment agreement to serve as the chief executive officer of the combined company and would get certain board representation rights; and

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Mr. Tutor and the other shareholders of Tutor-Saliba who would receive shares of Perini common stock in the merger would agree to be bound by transfer, voting, and standstill restrictions with respect to those shares in a shareholders agreement to be negotiated separately.

The parties also discussed whether the agreements should contemplate that Perini would be reincorporated in Delaware or Nevada and move its headquarters to Las Vegas, Nevada.

Following this meeting, Mr. Klein instructed Kirkland & Ellis to prepare draft agreements to reflect the proposed transaction discussed at the February 14 meeting.

On February 22, 2008, Kirkland & Ellis delivered a draft of a merger agreement, a shareholders agreement and an employment agreement for Mr. Tutor to Tutor-Saliba and its advisors. Following the delivery of these agreements, Mr. Tutor contacted Mr. Klein and raised concerns about various terms the parties had identified upon review of these draft agreements, including whether the post-closing indemnification of Perini would be secured by certain of the shares of Perini common stock to be issued in the merger, the right of Perini to respond to unsolicited alternative takeover proposals for Perini, the transfer restrictions imposed with respect to the shares of Perini common stock to be received by the Tutor-Saliba shareholders in the merger and unresolved compensation amounts in the employment agreement with Mr. Tutor. Messrs. Klein and Tutor also discussed a timetable for the negotiation of the agreements.

On February 28, 2008, representatives of Kirkland & Ellis held a teleconference with management of Tutor-Saliba, including Messrs. Tutor and Sparks, and representatives of Latham & Watkins to discuss the draft agreements delivered on behalf of the Special Committee. The parties discussed, among other things, the deal structure, various terms of the employment agreement with Mr. Tutor, the scope of the right of the Perini board of directors to change its recommendation to Perini shareholders or terminate the merger agreement, the amount of a termination fee and expense reimbursement that Perini would be required to pay to Tutor-Saliba following the termination of the merger agreement in certain circumstances, whether the post-closing indemnification of Perini would be secured by certain of the shares of Perini common stock to be issued in the merger, the terms on which Tutor-Saliba would be permitted to make pre-closing dividends of various non-core assets and available cash balances and the terms of the transfer, standstill and voting restrictions in the proposed shareholders agreement.

Over the course of the next several weeks, representatives of Kirkland & Ellis and Latham & Watkins continued to exchange drafts of the transaction agreements and engaged in several teleconferences to negotiate the terms of the agreements at the direction and on behalf of their respective clients. In addition, Messrs. Klein and Tutor directly negotiated various issues that arose regarding terms of these agreements. The parties continued to discuss many of the same items discussed on the February 28, 2008 teleconference, including the transaction structure (as to which the parties discussed several different options to effect the transaction in a tax-efficient manner and also discussed the possible reincorporation of the combined company in Delaware), the term of the transfer, standstill and voting restrictions in the shareholders agreement (which would extend for longer periods than initially agreed if the Tutor Group continued to hold a significant portion of the shares), the limitations on the indemnification obligations of the parties and the timing for Perini’s receipt of audited financial statements of Tutor-Saliba. Throughout the time of these continuing negotiations, the Special Committee, with the assistance of its advisors, continued to collect and assess additional information regarding Tutor-Saliba, Perini and the proposed transaction and to review and refine the projections of the future financial performance of the companies based on information from the management of Tutor-Saliba and Perini and additional input from the Special Committee members.

On March 18, 2008, the Special Committee held a meeting at Perini’s headquarters in Framingham, Massachusetts, together with its financial and legal advisors. Prior to the meeting, drafts of the Merger Agreement, Shareholders Agreement and Employment Agreement were circulated to the Special Committee members. At the meeting, Mr. Klein and representatives of Kirkland & Ellis provided an update to the other members of the Special Committee on the status of the negotiations to date. Kirkland & Ellis also reviewed the drafts of the agreements provided to the Special Committee. The Special Committee provided further guidance to the representatives of Kirkland & Ellis on proposed revisions to the terms of the agreements. In addition, the Special Committee discussed the terms on which Tutor-Saliba would be permitted to make the contemplated pre-closing dividends, including the expected amount of cash Tutor-Saliba would distribute to its owners by dividend prior to the closing and the anticipated impact of these dividends on the combined company’s surety bonding capacity. Representatives of Kirkland & Ellis again reviewed with the Special Committee aspects of its fiduciary duties in connection with its consideration of the proposed transaction. UBS provided an update to the Special Committee on the work UBS had done since the previous meeting of the Special Committee and presented its preliminary financial analyses of Tutor-Saliba, Perini and of the proposed transaction in light of the economic terms reflected in the current drafts of the transaction agreements. The Special Committee determined that it would update the Perini board of directors regarding the status of the proposed transaction at a regularly scheduled meeting of the Perini board of directors to take place on March 19, 2008.

Following this meeting of the Special Committee, Messrs. Klein and Arkley met with Mr. Tutor at Perini’s headquarters in Framingham, Massachusetts to discuss the desire of the Special Committee that Tutor-Saliba’s dividends prior to closing not result in the combined company lacking a level of cash at closing adequate to support anticipated bonding needs. As a result of these discussions, among other changes, Mr. Tutor agreed that the dividends that Tutor-Saliba would distribute to its shareholders prior to the closing would be limited to the amount of cash held by Tutor-Saliba and that the balance of any dividend would be paid in the form of notes.

On March 19, 2008, the Special Committee met at Perini’s headquarters in Framingham, Massachusetts, together with its financial and legal advisors. Messrs. Klein and Arkley updated the other members of the Special Committee on the outcome of the prior day’s negotiations with Mr. Tutor and the changes to which he had agreed to address the concerns with respect to available cash raised by the Special Committee. The Special Committee also asked additional questions of the representatives of UBS regarding its preliminary financial analyses of Tutor-Saliba, Perini and the proposed transaction presented at the last meeting of the Special Committee. The members of the Special Committee discussed Perini management’s preliminary estimates of the projected effects of the proposed transaction on the earnings per share of the combined company.

Later that day, the Perini board of directors held a regularly scheduled meeting at Perini’s headquarters in Framingham, Massachusetts, together with the Special Committee’s financial and legal advisors. (Mr. Tutor did not attend the portion of the meeting during which the proposed transaction with Tutor-Saliba and all related matters were discussed.) At the meeting, Mr. Klein and representatives of Kirkland & Ellis reported to the other members of the Perini board of directors the status of negotiations and general terms of the proposed transaction between Perini and Tutor-Saliba. Mr. Klein indicated that the Special Committee expected to be able to make a formal recommendation to the board of directors within a few weeks.

Following these meetings, the negotiation of the transaction agreements and due diligence and financial analyses of the transaction continued among the representatives of Tutor-Saliba, the Special Committee and their respective advisors. In addition, each of the companies prepared and circulated disclosure schedules required by the draft agreements.

Based on the status of the negotiations of the proposed transaction, Mr. Klein convened meetings of the Special Committee and the Perini board of directors to take place on March 27, 2008 at Kirkland & Ellis’ offices in New York City to formally consider the terms of the proposed transaction. However, before those meetings commenced, Messrs. Tutor and Klein met and decided that the transaction structure should be altered to be simpler and to avoid raising complications under applicable securities laws that might delay completion of the transaction or have certain short-term negative securities law effects on Perini. Specifically, they agreed that, rather than creating a new holding company that would own both Perini and Tutor-Saliba, Tutor-Saliba would merge with and into a new wholly owned subsidiary of Perini and Perini (rather than a holding company) would continue as the surviving, publicly traded parent corporation in the transaction. They also resolved other pending issues in the transaction agreements.

Later on March 27, 2008, the Special Committee held a meeting in New York City, together with its financial and legal advisors. Mr. Klein and representatives of Kirkland & Ellis reported to the other members of Perini board of directors on the recent developments regarding the transaction structure and other negotiations regarding the transaction terms. In light of the revisions to the draft agreements required to implement the decision to revise the proposed transaction’s structure, the Special Committee determined to delay formal consideration of the transaction.

At the conclusion of the meeting of the Special Committee, the Perini board of directors held a meeting in New York City, together with its financial and legal advisors. (Mr. Tutor did not participate in this meeting.) At the meeting, Mr. Klein and representatives of Kirkland & Ellis reported to the other members of the Special Committee on the recent developments regarding the transaction structure and other negotiations regarding the transaction terms. Mr. Klein indicated that he expected that the Special Committee would make a formal recommendation to the board of directors during the following week.

During the next several days, the negotiation of the transaction agreements (including refining and incorporating the revised transaction structure) and due diligence and financial analyses of the transaction continued among the representatives of Tutor-Saliba, the Special Committee and their respective advisors.

On the morning of April 2, 2008, Mr. Tutor and Mr. Klein met to finalize the negotiation of the remaining unresolved items in the transaction agreements, including the calculation of the precise number of shares to be issued in the merger, the terms on which Tutor-Saliba would be permitted to make the previously contemplated pre-closing dividends, the terms on which the transfer restrictions in the shareholders agreement would continue after five years and various terms of the employment agreement.

Later that day, the Special Committee held a meeting in New York City, together with its financial and legal advisors. Prior to the meeting, drafts of the Merger Agreement, Shareholders Agreement and Employment Agreement were circulated to the Special Committee members. At the meeting, Mr. Klein and representatives of Kirkland & Ellis reported to the other members of the Special Committee on the most recent developments regarding the transaction structure and other negotiations, reviewed the terms of the agreements and summarized the final terms of the proposed transaction. The representatives of Kirkland & Ellis again reviewed with the Special Committee its fiduciary duties in connection with its consideration of the transaction and reviewed with the Special Committee the results of its due diligence review of Tutor-Saliba. The representatives of UBS presented to the Special Committee UBS’ financial analyses of Tutor-Saliba, Perini and the proposed transaction and UBS delivered its oral opinion to the Special Committee, subsequently confirmed by delivery of UBS’ written opinion, dated April 2, 2008, to the effect that, as of such date, and based upon and subject to various assumptions, matters considered and limitations described in the opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to Perini, as more fully described below under “—Opinion of UBS Securities LLC” beginning on page 54.

During a recess in the meeting of the Special Committee, the Compensation Committee of Perini’s board of directors met to consider the terms of the Employment Agreement that had been negotiated with Mr. Tutor. Messrs. Arkley, Brittain and Kennedy also participated in the discussion, at the invitation of the Compensation Committee. After this discussion, the Compensation Committee directed Mr. Oneglia, the Chairman of the Compensation Committee, to discuss with Mr. Tutor certain changes to the Employment Agreement that members of the Committee thought would be desirable. Mr. Oneglia then met with Mr. Tutor but was unable to obtain Mr. Tutor’s assent to the requested changes. The Compensation Committee then re-convened, and after further discussion of the terms of the Employment Agreement and the value to the combined company of having Mr. Tutor committed for the next five years, unanimously approved the Employment Agreement.

The Special Committee then reconvened and unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the merger, the issuance of shares of Perini common stock in the merger and the amendment of the Perini amended and restated articles of organization, are advisable, fair to and in the best interests of Perini and Perini shareholders and recommended that the Perini board of directors approve the Merger Agreement and the transactions contemplated thereby. The factors considered by the Special Committee in making this determination and recommendation are more fully described below under “—Reasons for the Merger—Special Committee” beginning on page 43.

At the conclusion of the meeting of the Special Committee, the Perini board of directors held a meeting in New York City, together with representatives of UBS and Kirkland & Ellis and the outside legal counsel of the Perini board of directors. At the meeting, Mr. Klein informed the Perini board of directors of the determinations and recommendations of the Special Committee with respect to the proposed transaction, reviewing all its material terms. The representatives of UBS presented to the Perini board of directors UBS’ financial analyses of Tutor-Saliba, Perini and the proposed transaction and informed the board of directors that UBS had rendered an opinion to the Special Committee to the effect that, as of April 2, 2008, and based upon and subject to various assumptions, matters considered and limitations described in the opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to Perini. The representatives of Kirkland & Ellis separately summarized the final terms of the transaction and the transaction agreements and reviewed with the directors their fiduciary duties in connection with their consideration of the transaction. Following deliberations, the board of directors unanimously (excluding Mr. Tutor, who did not participate in the meeting) determined that the Merger Agreement and the transactions contemplated thereby, including the merger, the issuance of shares of Perini common stock in the merger and the amendment of the Perini amended and restated articles of organization, are advisable, fair to and in the best interests of Perini and Perini shareholders, approved the Merger Agreement and the transactions contemplated thereby and recommended that Perini shareholders vote for the proposal to approve the issuance of shares of Perini common stock in the merger and the proposal to approve the amendment of the Perini amended and restated articles of organization. The factors considered by the Perini board of directors in making this determination and recommendation are more fully described below under “—Reasons for the Merger—Perini Board of Directors” beginning on page 49.

Following these meetings, the Merger Agreement, the Shareholders Agreement and the Employment Agreement were executed. Perini and Tutor-Saliba issued a joint press release announcing the merger and the execution of the agreements on the evening of April 2, 2008.

During the week of May 19, 2008, representatives of Tutor-Saliba asked representatives of the Special Committee whether they agreed that the Merger Agreement as executed did not adequately reflect Tutor-Saliba’s ability to make tax distributions to its shareholders through the closing date of the merger. In response, the parties agreed that the Merger Agreement as executed did not expressly permit Tutor-Saliba shareholders to receive tax distributions intended to cover all such income taxes, as had been agreed orally. Following discussion of this issue among the parties and their respective financial and legal advisors, the parties agreed that this issue should be clarified in an amendment to the Merger Agreement to more clearly and fully reflect that understanding of the parties.

On May 26, 2008, Kirkland & Ellis delivered to Tutor-Saliba and its advisors a draft of an amendment to the Merger Agreement to make this clarification.

On May 27, 2008, the Special Committee held a meeting by teleconference, together with its financial and legal advisors. Following discussion of the amendment and an update by the Special Committee’s advisors on the discussions regarding the amendment, the Special Committee determined that the proposed amendment to the Merger Agreement and the transactions contemplated thereby properly reflected the original business understandings and intentions of the parties with respect to tax distributions by Tutor-Saliba to its shareholders and were advisable, fair to and in the best interests of Perini and Perini shareholders and recommended that the Perini board of directors approve the amendment to the Merger Agreement. At the conclusion of the meeting of the Special Committee, the Perini board of directors held a meeting by teleconference, together with the Special Committee’s legal advisors. At the meeting, Mr. Klein, Chairman of the Special Committee, informed the Perini board of directors of the determinations and recommendations of the Special Committee (and the discussions between the Special Committee and its advisors) with respect to the proposed amendment to the Merger Agreement. Following discussion of the amendment, the Perini board of directors (excluding Mr. Tutor, who did not participate in the meeting) determined that the proposed amendment to the Merger Agreement and the transactions contemplated thereby were advisable, fair to and in the best interests of Perini and Perini shareholders and approved the amendment and the transactions contemplated thereby.

The amendment to the Merger Agreement was executed on May 28, 2008.

Recommendation of the Perini Board of Directors

The Perini board of directors unanimously (excluding Mr. Tutor, who did not participate in the meeting) determined that the Merger Agreement and the transactions contemplated thereby, including the merger, the issuance of shares of Perini common stock in the merger and the amendment of the Perini amended and restated articles of organization, are advisable, fair to and in the best interests of Perini and Perini shareholders and approved the Merger Agreement and the transaction contemplated thereby. THE PERINI BOARD OF DIRECTORS RECOMMENDS THAT PERINI SHAREHOLDERS VOTE “FOR” THE SHARE ISSUANCE PROPOSAL AND THE ARTICLES AMENDMENT PROPOSAL.

Reasons for the Merger

Special Committee

The Special Committee, with the advice and assistance of its independent legal and financial advisors, evaluated and negotiated the terms of the merger on behalf of Perini, including the terms and conditions of the Merger Agreement and the other related agreements, over the course of almost four months of deliberations. On April 2, 2008, the Special Committee unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the merger, the issuance of shares of Perini common stock in the merger and the amendment of the Perini amended and restated articles of organization, are advisable, fair to and in the best interests of Perini and the Perini shareholders and recommended that the Perini board of directors approve the Merger Agreement and the transactions contemplated thereby.

In reaching its decision to recommend that the Perini board of directors approve the Merger Agreement and the transactions contemplated thereby, the Special Committee consulted with Perini management, other members of the Perini board of directors (excluding Mr. Tutor) and the Special Committee’s independent advisors in connection with the merger, including UBS, the Special Committee’s financial advisor, and Kirkland & Ellis LLP, the Special Committee’s outside legal counsel, and considered various material factors described below. Among the material information and factors considered by the Special Committee were the following:

•	Strategic Considerations. The Special Committee considered a number of factors pertaining to the strategic rationale for the merger, including the following:

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Increased Size and Scale and Management Capabilities; Potential Impact on Margins. The combined company will have enhanced size and scale, including a pro forma backlog at the end of 2007 in excess of $9 billion and over $40 billion of targeted projects. In addition, the Special Committee considered the faster rate of projected growth of Tutor-Saliba, as compared to other comparable companies in the construction industry (including Perini on a stand-alone basis), and considered the likelihood that such projected growth would be achievable. The combination also is expected to enhance Perini’s growth prospects significantly by adding substantial management capacity, client relationships and other capabilities to Perini, such as increased ability to perform its own subcontracting work through Tutor-Saliba’s plumbing and mechanical and electrical subcontracting subsidiaries, and cost efficiencies. The larger size and scale of the combined company also should result in enhanced opportunities for growth, improved gross margins and greater operational flexibility because of additional access to markets, greater depth of resources of the combined company (including enhanced project management and estimating capabilities and a larger equipment fleet), enhanced focus on project process and execution and stronger experience in change management. The Special Committee also noted that larger publicly traded engineering and construction companies generally trade at higher multiples to actual and forecasted EBITDA than smaller publicly traded engineering and construction companies.

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Complementary Geographic Scope of Businesses. Perini has focused its civil business segment on the Northeast and Southeast of the United States and the Middle East. Tutor-Saliba’s civil business segment has focused more of its business on the West Coast and Southwest of the United States, the island of Guam and the Philippines. Both companies have commercial operations in the West, particularly in California and Nevada. Accordingly, the Special Committee determined that the merger will allow Perini to increase the diversification of its civil business through multiple geographic regions, which is expected to permit the combined company to compete for a larger number of projects, increase Perini’s profile and local experience in public works projects in geographic regions that it has not historically served, decrease the costs of performing public works projects in regions not historically served by Perini and decrease Perini’s exposure to regional economic downturns. Based on expectations for future public works and infrastructure spending, the Special Committee determined that the geographic areas in which Tutor-Saliba has more of a historical focus than Perini would likely be key growth markets for the combined company.

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Complementary Assets and Areas of Expertise; Expanding and Improving Civil Operations. The merger will combine companies with complementary assets and areas of expertise, particularly Perini’s larger building operations and Tutor-Saliba’s expertise in civil projects. The combined company is expected to be able to draw upon the intellectual capital, technical expertise and experience of a deeper and more diverse workforce. In particular, the merger is expected to improve the performance and scope of Perini’s civil segment once Tutor-Saliba’s highly successful civil construction business can be integrated with Perini’s civil segment. Tutor-Saliba’s civil construction business has historically achieved substantially higher margins on its projects than similar Perini civil projects. Over a five year period Tutor-Saliba has averaged 15% gross margins on its civil projects. With the integration of these businesses, sharing of management experience and best practices and expansion of capabilities, the parties expect to improve the operation and performance of both businesses, and Perini’s civil businesses in particular.

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Increased Ability to Leverage Combined Surety Capacity; Operational Flexibility from Strong Combined Balance Sheet. The combined company is expected to have an increased ability to obtain surety bonding, which will permit the combined company to compete for and perform a wider range of civil projects than Perini has historically. The combined company will be able to use the stronger balance sheet of the combined company (in particular as compared to the historical strength of Tutor-Saliba’s balance sheet) to facilitate obtaining greater surety capacity, which will support larger civil projects in which Tutor-Saliba has significant experience but which Tutor-Saliba might otherwise be limited in pursuing given its independent surety capacity. In addition, the Special Committee noted that the all-stock nature of the transaction would permit Perini to retain the cash on its balance sheet without using it for acquisition consideration. (In evaluating these matters, the Special Committee took into account that under the terms of the Merger Agreement Tutor-Saliba would be permitted to dividend a portion of its available cash balances to its shareholders prior to completion of the merger, so that the merger would not materially add to the combined company’s cash balances upon closing.)

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Consolidation of Mr. Tutor’s Management Activities. As discussed below, the merger will consolidate Mr. Tutors’ management activities on the growth and development of the combined company, and eliminate any conflicts of interest that existed as a result of his role as an executive of two companies with responsibilities to each company.

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Expected Ability to Integrate Operations. Perini is very familiar with the operations of Tutor-Saliba, as Mr. Tutor is an executive of both companies and the companies have collaborated on numerous joint ventures for many years. In addition, both Perini and Tutor-Saliba have each completed recent acquisitions of businesses and have a strong record of accomplishment of successfully integrating companies in various business combination transactions. The Special Committee took note of these considerations in evaluating the likelihood that the operations of the two companies could be integrated successfully and efficiently.

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Continued Role of Ronald N. Tutor; Terms of the Employment Agreement and Shareholders Agreement. In connection with the execution of the Merger Agreement, Mr. Tutor signed an Employment Agreement with Perini, to take effect upon the closing of the merger, in which he has agreed to serve on a full-time basis as the chairman of the Perini board of directors and chief executive officer of Perini following the completion of the merger. (He has held these positions on a part-time basis to date, sharing his time between Perini and Tutor-Saliba). The Special Committee determined that Mr. Tutor’s potential departure from Perini could have significant adverse effects on Perini’s future success on a stand-alone basis, and that his full-time employment with Perini in connection with the completion of the merger would mitigate the risk of those adverse effects on Perini’s operations being realized. In the Special Committee’s opinion, Mr. Tutor’s continued participation was important because of (i) his proven track-record in successfully bidding on and profitably managing large construction projects, (ii) his relationships with principals in the surety and bonding industry, which provides enhanced access to bonding and insurance for Perini’s construction projects, and (iii) his success in managing large civil and private construction projects on a fixed price basis. The Employment Agreement provides for an initial term of five years. The Special Committee also insisted that a significant amount of Mr. Tutor’s personal net worth, including through two trusts controlled by him, would be tied to the performance of the combined company. Subject to certain exceptions, the Shareholders Agreement requires that he retain all of the shares of Perini common stock he will receive in the merger (either personally or through the Tutor Group) for six months after the closing of the merger and that 70% of those shares be retained for at least five years after the closing of the merger. Please see “The Employment Agreement” beginning on page 80 for a detailed discussion of the terms and conditions of the Employment Agreement and “The Shareholders Agreement” beginning on page 77 for a detailed discussion of the terms and conditions of the Shareholders Agreement.

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Fixed Exchange Ratio; Basis of Negotiation of Price. The Special Committee considered that the number of shares to be issued in the merger will not adjust to compensate for changes in the market price of Perini common stock prior to the closing of the merger. The Special Committee determined this to be particularly important in light of recent declines in the trading price of Perini common stock at the time of the negotiations of the merger, as compared to historic prices, the trading history and multiples of comparable companies and recent negative announcements regarding the commercial construction business, particularly including some of the markets in which Perini is heavily involved (such as the hospitality and gaming industry in Las Vegas, Nevada). The Special Committee noted that the economic terms of the merger were negotiated on the basis of the implied relative values of the companies, rather than valuing the consideration to be paid in the merger to the Tutor-Saliba shareholders on the basis of the market price for Perini common stock, which the Special Committee considered to be depressed.

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Financial Considerations. The Special Committee considered the expected financial impact of the merger on Perini, including that the merger is expected to be dilutive in 2008 (assuming completion in the third quarter of 2008) and accretive to Perini shareholders after 2008 and that the accretive nature of the transaction would be expected to result in increased earnings per share of Perini common stock. The Special Committee also considered the historic financial condition, operating results and businesses of Perini and Tutor-Saliba, including information with respect to their respective earnings histories. Please see “Projected Financial Information” beginning on page 50.

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Synergies. The Special Committee considered that, although no assurance can be given that any particular level of cost savings and other synergies will be achieved, Perini and Tutor-Saliba management had identified estimated synergies of approximately $39 million of additional pre-tax earnings in 2009 (assuming the merger is completed in the third quarter of 2008), with increasing amounts in subsequent period projected to grow to approximately $72 million of additional pre-tax earnings in 2012, that it expected could be realized following completion of the merger, most of which would begin to be realized in calendar year 2009 (assuming the merger closes in the third quarter of 2008). These include the ability to maintain or improve the earnings from operations of Perini’s civil business (which the Special Committee believed would not add to the overall profitability of Perini if Mr. Tutor ceased to be employed by Perini), benefits from the shared access to management from both companies and enhanced operating margin through increased self-performance capabilities. The Special Committee took note of the fact that the synergy amounts were estimates, that they could change and that achieving the synergies would be subject to a number of uncertainties. In addition, the Special Committee did not compare the estimated synergies related to the merger to synergies of other potential transactions because Perini was not actively considering any other potential business combination transaction.

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Financial Presentation and Opinion of UBS Securities LLC. The Special Committee considered the financial analyses and presentation of UBS, as presented to the Special Committee on April 2, 2008, and the opinion of UBS rendered orally to the Special Committee on April 2, 2008, which was subsequently confirmed by delivery of UBS’ written opinion, dated April 2, 2008, to the effect that, as of such date, and based upon and subject to various assumptions, matters considered and limitations described in the opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to Perini, as more fully described below under “Opinion of UBS Securities LLC” beginning on page 54.

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Post-Merger Corporate Governance; Terms of the Shareholders Agreement. The Special Committee considered the corporate governance provisions of the Merger Agreement and the Shareholders Agreement, including that, upon completion of the merger, the Perini board of directors will continue to be comprised of a majority of independent directors selected by the Corporate Governance and Nominating Committee of the Perini board of directors (all of which are currently expected to be directors elected by Perini shareholders prior to the merger, including the new Class III director nominees) and that Mr. Tutor will continue to serve as chairman of the Perini board of directors and chief executive officer of the combined company. In addition, the Shareholders Agreement requires that, for at least three years following the merger (and longer if Mr. Tutor (either personally or through the Tutor Group) continues to hold at least 20% of the outstanding shares of Perini common stock), all of the shares of Perini common stock that Mr. Tutor will receive in the merger (either personally or through the Tutor Group) will be voted in favor of this slate of directors, Mr. Tutor (either personally or through the Tutor Group) will exercise voting control of no more than 20% of the outstanding shares of Perini common stock on all other matters and Mr. Tutor (personally and on behalf of trusts controlled by him) will refrain from taking certain actions that could facilitate an unsolicited acquisition of control of Perini by Mr. Tutor or his affiliates. In addition, the Shareholders Agreement includes transfer restrictions that will limit the right of Mr. Tutor to recognize a change of control premium on the sale of the shares of Perini common stock he will receive in the merger (either personally or through trusts controlled by him) without all other shareholders also receiving that premium. Collectively, these provisions are expected to ensure that all shareholders of the combined company continue to have broad representation and voting authority with respect to the combined company. Please see “—Post-Merger Governance and Management” beginning on page 82 and “The Shareholders Agreement” beginning on page 77 for further information and a detailed discussion of the terms and conditions of the Shareholders Agreement.

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Terms of the Merger Agreement. The Special Committee reviewed and considered the terms of the Merger Agreement and considered that, in its view, the material terms of the Merger Agreement, taken as a whole, were reasonable for an arms’-length acquisition transaction. In particular, the Special Committee considered the representations and warranties made by Tutor-Saliba and its shareholders in the Merger Agreement, the restrictions on the operation of the Tutor-Saliba business from the signing of the Merger Agreement until the closing of the merger and the other covenants of Tutor-Saliba and its shareholders in the Merger Agreement, the conditions to each party’s obligation to complete the merger and the rights of indemnification of each party to the Merger Agreement for losses as a result of breaches of the Merger Agreement. The Special Committee also considered that the Merger Agreement permitted the Perini board of directors and the Special Committee to consider and engage in negotiations regarding unsolicited potentially superior proposals, to withdraw or otherwise change its recommendation to Perini shareholders in favor of the proposals related to the merger for any reason if the failure to take such action would be reasonably likely to result in a breach of its fiduciary obligations and to terminate the Merger Agreement to accept a superior proposal. Please see “The Merger Agreement” beginning on page 64 for a detailed discussion of the terms and conditions of the Merger Agreement.

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Likelihood of Completion of the Merger. The Special Committee considered the likelihood that the merger will be completed on a timely basis, including the likelihood that the merger will receive all necessary regulatory approvals without unacceptable conditions.

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Due Diligence. The Special Committee considered the scope of the due diligence investigation of Tutor-Saliba conducted by members of Perini management and Perini’s and the Special Committee’s outside advisors and evaluated the results thereof. The Special Committee also took account of Perini’s familiarity with the Tutor-Saliba business, as a result of the history of joint ventures between the two companies. In evaluating such matters, the Special Committee did not consider Mr. Tutor’s knowledge of the Tutor-Saliba business, as such knowledge was not considered relevant in deciding whether to agree to the merger.

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Strategic Alternatives. The Special Committee considered the trends and competitive developments in the industry and the range of strategic alternatives available to Perini, including the possibility of business combinations with other participants in the industry or continuing to operate as a stand-alone entity. At the time of its consideration of the merger, Perini was not involved in discussions regarding any other business combination transaction. The Special Committee decided not to pursue alternative transactions with other participants in the industry or continue as a stand-alone entity for several reasons, including (1) the current trends and competitive developments in the industry, including the overall decline in market value in the industry, (2) the risk that Perini might lose the current opportunity to pursue a business combination transaction with Tutor-Saliba; and (3) the Special Committee’s belief that completion of the merger would not preclude the pursuit of any potential strategic alternatives for Perini in the future (other than remaining as a stand-alone company without the acquisition of the Tutor-Saliba business).

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Impact of the Merger on Customers and Employees. The Special Committee evaluated the expected impact of the merger on Perini’s customers and employees and the benefits that would be derived from the merger by enhancing operations and by providing more opportunities for employees in a larger, more competitive company.

The Special Committee also considered potential risks associated with the merger, including the following:

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Tutor-Saliba Business Risks. The Special Committee considered certain risks associated with Tutor-Saliba’s business and operations, including the likelihood of winning future significant projects, risks associated with recent acquisitions completed by Tutor-Saliba (including uncertainty about Tutor- Saliba’s ability to operate and grow the acquired businesses successfully), the fact that Tutor-Saliba has grown significantly over the last two years, the fact that a small number of customers account for a large percentage of Tutor-Saliba’s revenues and Tutor-Saliba’s various contingent liabilities. In particular, the Special Committee considered the faster rate of projected growth of Tutor-Saliba, as compared to other comparable companies (including Perini on a stand-alone basis), and considered the risks that such projected growth would not be achievable and, if not achieved, the adverse effects that could have on the Special Committee’s expectations for the combined company’s performance and the corresponding decrease in the expected equity value of shares of Perini common stock. In addition, the Special Committee considered the fact that, as a result of the merger, certain business risks related to Tutor-Saliba may have the effect of increasing the effect of existing risks related to Perini for the combined company. These include the risks posed to Perini (and the combined company) from the hospitality and gaming industry, particularly in Las Vegas, Nevada, as Tutor-Saliba is subject to similar risks based on its operations in Las Vegas, Nevada. Please see “Risk Factors” beginning on page 23 for additional information on business risks relating to Tutor-Saliba’s impact on the combined business.

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Uncertainty of Projections and Judgments About Implied Relative Values. The Special Committee took account of the fact that the projections and valuation methodologies used in assessing the relative values of Tutor-Saliba and Perini, developing estimates of potential synergies and negotiating the economic terms of the merger are inherently uncertain, as they involve estimates, judgments, assumptions and predictions about future events that may differ significantly from what actually occurs in the future. While the Special Committee took into consideration, in evaluating the projections, synergy estimates and valuations, the views of the management teams of the two companies, the advice of its outside advisors and the Special Committee members’ own knowledge of and experience with the industry and the businesses, the Special Committee carefully considered and discussed the risks and uncertainties associated with all of these matters and also considered various disagreements and differences of views between different constituencies about the future prospects for each of Perini and Tutor-Saliba, both on a stand-alone basis and as part of a combined company. Ultimately, while the Special Committee made determinations about what it believed were the most reasonable and appropriate assumptions and estimates, it did so with a full understanding of the uncertainties and risks inherent in such determinations. For a further discussion of these risks, please see “Risk Factors” beginning on page 23.

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No Public Market Value for Tutor-Saliba. Tutor-Saliba is a privately held corporation and, accordingly, there is no public equity market valuation of Tutor-Saliba. In the opinion of the Special Committee (after consideration of information provided by its financial advisor), there are not any publicly traded companies that are sufficiently closely comparable with Tutor-Saliba to provide a reasonably, comparative basis of valuation for Tutor-Saliba. Furthermore, any valuation of Tutor-Saliba is dependent on an estimate of the extent to which Tutor-Saliba will be able to achieve its forecasted operating results, which include high growth rates that may or may not be obtained, as well as significant anticipated growth for recently acquired businesses and for new markets (particularly in the island of Guam). While the Special Committee recommended that the Perini board of directors approve the Merger Agreement (including the consideration to be paid in the merger), the Special Committee considered these uncertainties and limitations and took into account the possibility that the public markets might reach a different conclusion in assessing the value of Tutor-Saliba or might be uncertain (or skeptical) about any value because of the informational limits and inherent uncertainties in valuing a privately owned business projecting substantial future growth. The Special Committee also considered that the actual operating results of Tutor-Saliba could be significantly different from its forecasted operating results, and accordingly the market price of Perini common stock could be particularly volatile as a result of the merger. Please see “Risk Factors—If the public markets assign lower values to the Tutor-Saliba business or the expected benefits of the merger to the combined company than the values we developed in negotiating the terms of the merger, the trading price of Perini common stock may decline.” beginning on page 23.

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Termination Fee; Alternative Proposals. The Special Committee considered the restrictions that the Merger Agreement imposes on actively soliciting alternative business combination transactions, the provisions of the Merger Agreement that require the reimbursement by Perini of up to $5 million of transaction expenses of Tutor-Saliba following certain events of termination of the Merger Agreement and the provisions of the Merger Agreement that require the potential payment by Perini of a termination fee of $30 million following a termination of the Merger Agreement and the consummation of an alternative transaction. The Special Committee understood that these provisions may have the effect of discouraging proposals for alternative business combinations for Perini until after the completion of the merger (or the earlier termination of the Merger Agreement) and may make it less likely that the transactions related to such alternative proposals would be negotiated or pursued during such period, even if they might be more favorable to the shareholders of Perini than the merger. Please see “—The Merger Agreement—Termination—Termination Fees/Reimbursement of Expenses” beginning on page 76 for further information regarding such restrictions and fees and expenses.

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Employee Matters. The Special Committee considered the impact that business uncertainty pending completion of the merger could have on the ability to attract, retain and motivate key personnel until the merger is completed.

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Additional Interests of Executive Officers and Directors. The Special Committee considered that certain executive officers and directors of Perini (in particular, Mr. Tutor) have or may have interests with respect to the merger in addition to their interests as shareholders of Perini. Please see “—Additional Interests of Directors, Executive Officers and Certain Beneficial Owners” beginning on page 62 for further information on these additional interests.

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Restrictions on Interim Operations. The Special Committee considered the provisions of the Merger Agreement placing restrictions on Perini’s operations during the period between the signing of the Merger Agreement and the completion of the merger. Please see “—The Merger Agreement—Covenants—Restrictions on the Parties’ Business Prior to the Closing” beginning on page 68 for further information on these restrictions.

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Diversion of Management. The Special Committee considered the possible diversion of management’s time and attention from Perini’s ongoing business due to the substantial time and effort necessary to complete the merger and plan for and implement the integration of the operations of Perini and Tutor-Saliba.

The Special Committee believed that, overall, the potential benefits of the merger to Perini and its shareholders outweighed the risks.

On May 27, 2008, the Special Committee determined that an amendment to the Merger Agreement to clarify the right of Tutor-Saliba to make certain tax distributions and the transactions contemplated thereby were advisable, fair to and in the best interests of Perini and Perini shareholders and recommended that the Perini board of directors approve the amendment to the Merger Agreement and the transactions contemplated thereby. In reaching its decision, the Special Committee consulted with Perini management and the Special Committee’s financial and legal advisors. The Special Committee determined that (i) the proposed amendment and the transactions contemplated thereby properly reflected the original business understandings and intentions of the parties with respect to tax distributions by Tutor-Saliba to its shareholders, (ii) the revisions contemplated by the amendment, if present in the Merger Agreement as initially executed, would not have changed its decision on April 2, 2008 with respect to the Merger Agreement, and (iii) agreeing to the amendment was in the best interests of the long-term relationship of the parties.

Please see “—Additional Information about Factors Considered by the Special Committee and the Perini Board of Directors” beginning on page 50 for further information about the considerations of the Special Committee.

Perini Board of Directors

On April 2, 2008, the Perini board of directors unanimously (excluding Mr. Tutor, who did not participate in the meeting) determined that the Merger Agreement and the transactions contemplated thereby, including the merger, the issuance of shares of Perini common stock in the merger and the articles amendment proposal, are advisable, fair to and in the best interests of Perini and Perini shareholders, approved the Merger Agreement and the transaction contemplated thereby and recommended that Perini shareholders vote “FOR” the share issuance proposal and the articles amendment proposal.

In reaching its decision to approve the Merger Agreement and the transactions contemplated thereby and recommend that Perini shareholders vote “FOR” the share issuance proposal and the articles amendment proposal, the Perini board of directors consulted with Perini management, the Special Committee, and the separate outside counsel to Perini, considered various material factors described below, and received presentations from Kirkland & Ellis regarding the Merger Agreement and the related transaction documents and from UBS regarding its financial analyses, and had an opportunity to ask questions of the Special Committee, its advisors and Perini management. Among the material information and factors considered by the Perini board of directors were the following:

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Negotiation by Special Committee. The Perini board of directors considered the fact that the Merger Agreement and the transactions contemplated thereby were negotiated on behalf of Perini by the Special Committee with the assistance of its independent financial and legal advisors, and the support of Perini management. The Special Committee was comprised entirely of directors who are not officers of Perini or Tutor-Saliba or affiliated with Tutor-Saliba or Mr. Tutor and will not personally benefit from the completion of the merger in a manner different from the unaffiliated Perini shareholders.

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Recommendation of the Special Committee. The Perini board of directors considered the unanimous determination of the Special Committee that the Merger Agreement and the transactions contemplated thereby, including the merger, the issuance of shares of Perini common stock in the merger and the amendment of the Perini amended and restated articles of organization, are advisable, fair to and in the best interests of Perini and Perini shareholders and the unanimous recommendation of the Special Committee that the Perini board of directors approve the Merger Agreement and the transactions contemplated thereby.

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Factors Considered by the Special Committee. The Perini board of directors discussed with the Special Committee and considered the factors considered by the Special Committee in reaching its recommendation, including the positive factors and potential benefits of the merger and the risks and other potentially negative factors concerning the merger, as described above. The Perini board of directors also took note of the fact that the Special Committee received advice from its legal and financial advisors and considered the content of the presentations made directly to the Perini board of directors by the Special Committee’s advisors.

The Perini board of directors believed that, overall, the potential benefits of the merger to Perini and its shareholders outweighed the risks.

On May 27, 2008, the Perini board of directors determined that an amendment to the Merger Agreement to clarify the right of Tutor-Saliba to make certain tax distributions and the transactions contemplated thereby were advisable, fair to and in the best interests of Perini and Perini shareholders and approved the amendment and the transactions contemplated thereby. In reaching its decision, the Perini board of directors consulted with Perini management, the Special Committee and the Special Committee’s legal advisors. The Perini board of directors considered the recommendation of the Special Committee with respect to the amendment and determined that (i) the proposed amendment and the transactions contemplated thereby properly reflected the original business understandings and intentions of the parties with respect to tax distributions by Tutor-Saliba to its shareholders, (ii) the revisions contemplated by the amendment, if present in the Merger Agreement as initially executed, would not have changed its decision on April 2, 2008 with respect to the Merger Agreement, and (iii) agreeing to the amendment was in the best interests of the long-term relationship of the parties.

THE PERINI BOARD OF DIRECTORS RECOMMENDS THAT PERINI SHAREHOLDERS VOTE “FOR” THE SHARE ISSUANCE PROPOSAL AND THE ARTICLES AMENDMENT PROPOSAL.

Please see “—Additional Information about Factors Considered by the Special Committee and the Perini Board of Directors” beginning on page 50 for further information about the considerations of the Perini board of directors.

Additional Information about Factors Considered by the Special Committee and the Perini Board of Directors

The foregoing discussion summarizes the material factors considered by the Special Committee and the Perini board of directors in their respective considerations of the merger, however, it is not intended to be exhaustive. In view of the wide variety of factors considered by the Special Committee and the Perini board of directors in connection with their respective evaluations of the merger, neither the Special Committee nor the Perini board of directors considered it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decisions. In considering the factors described above, individual members of the Special Committee or the Perini board of directors may have given different weight to different factors. The Special Committee and the Perini board of directors each considered this information as a whole and overall considered the information and factors to be favorable to, and in support of, its determinations and recommendations.

The Special Committee and the Perini board of directors each realized that there can be no assurance about future results, including results considered or expected as described in the factors listed above, such as assumptions regarding potential synergies. It should be noted that this explanation of the factors considered by the Special Committee and the Perini board of directors and all other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Note Regarding Forward-Looking Statements” beginning on page 17.

Projected Financial Information

Although Perini periodically may issue limited guidance to investors concerning its expected financial performance, Perini does not as a matter of course publicly disclose detailed financial projections. However, in connection with the negotiation of the merger, Perini management provided the Special Committee and its financial advisor with certain non-public financial projections that were prepared by the Perini management for internal planning purposes and not for public disclosure. Mr. Tutor did not participate in the preparation of Perini’s base case projections. Similarly, Tutor-Saliba management provided the Special Committee and its financial advisor with certain non-public financial projections that were prepared by the Tutor-Saliba management for internal planning purposes and not for public disclosure.

The Special Committee reviewed, challenged and independently assessed the projections of financial performance for each of Perini and Tutor-Saliba proposed by each company’s management, respectively. The Special Committee refined and revised its assessment of the projections of financial performance of each company from time to time prior to the April 2, 2008 signing of the Merger Agreement, taking into account discussions with each company’s management, its own views and the views of the other directors of Perini, to create a set of projections for each company and an estimate of synergies for the combined company that reflected the best currently available estimates and judgments of the Special Committee of the future financial performance of the two companies and the combined company (reflecting the estimated synergies). The projections reflecting all refinements and revisions by the Special Committee prior to the April 2, 2008 signing of the Merger Agreement are referred to as the “Special Committee case projections.”

The Special Committee case projections, together with other relevant information regarding the two companies and the proposed transaction, were provided to UBS prior to the delivery of UBS’ opinion, and the Special Committee directed UBS to utilize the Special Committee case projections for purposes of UBS’ analysis. Information regarding the material portions of the Special Committee case projections are summarized below.

The Special Committee case projections were prepared based upon a variety of estimates and assumptions. The estimates and assumptions underlying the financial projections of Perini, Tutor-Saliba and the synergies for the combined company included in the Special Committee case projections involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions, which are difficult to predict. While the financial projections summarized below were prepared in good faith by the Special Committee, no assurance can be given regarding future events, many of which are beyond Perini’s control. Therefore, these financial projections may not be reliable or predictive of future operating results, and this information should not be relied on as such. Please see “Risk Factors” beginning on page 23 for additional information regarding the risks that the financial projections may not be achieved. At the time the merger was considered, the Special Committee and the Perini board of directors were aware of the foregoing limitations in respect of the Special Committee case projections.

The financial projections in this section were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information or published guidelines of the SEC regarding financial projections, but, in the view of the Special Committee, were reasonably prepared on a basis reflecting the best currently available estimates and judgments as of the date of their preparation. Neither Perini’s nor Tutor-Saliba’s independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to these financial projections, nor have they, nor either of Perini’s or Tutor-Saliba’s respective financial advisors, expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, these financial projections. These financial projections are not historical fact and should not be relied upon as being necessarily indicative of actual future results. In light of the foregoing, and considering that the Perini annual meeting at which the merger proposals will be considered and voted upon will be held more than [—] months after the date that the underlying financial projections from each management team were provided to the Special Committee and more than [—] months after the date that the Special Committee last revised the Special Committee case projections, as well as the uncertainties inherent in any financial projections, Perini shareholders are cautioned not to unduly rely on these financial projections.

The inclusion of the descriptions below of the Special Committee case projections should not be interpreted as an indication that Perini considers this information necessarily reliable for predicting actual future results, and this information should not be relied on for that purpose. In particular, due to the passage of time since the preparation of these financial projections, the projected events for certain of the periods presented have been superceded by events that have occurred to date, and accordingly, the estimates and assumptions underlying the Special Committee case projections are outdated. These projections are not included in this document in order to induce any Perini shareholder to vote to approve the merger proposals or to impact any investment decision with respect to the Perini common stock. Please see “Note Regarding Forward-Looking Statements” beginning on page 17.

PERINI DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THESE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING SINCE THEIR PREPARATION OR TO REFLECT THE OCCURRENCE OF SUBSEQUENT EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE UNDERLYING ASSUMPTIONS ARE NO LONGER APPROPRIATE.

Perini

Set forth below is a summary of the Special Committee case projections of financial performance of Perini on a stand-alone basis:

Summary of Perini Stand-Alone Financial Projections

(all amounts are in millions and are approximate)

	2008	2009	2010	2011	2012
Revenue	$5,485	$5,378	$5,523	$5,747	$5,980
EBITDA (1)	$157	$151	$165	$176	$181
Income From Construction Operations (EBIT)	$145	$136	$151	$152	$154
Operating Margin	2.6%	2.5%	2.7%	2.6%	2.6%

(1)	EBITDA is defined as income from construction operations plus depreciation and amortization.

The projected financial information set forth above reflects certain assumptions, which may cause the initial financial projections to vary significantly from actual financial results. In addition to those assumptions noted above, significant assumptions underlying the Special Committee case projections of financial performance of Perini on a stand-alone basis set forth above include the following:

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Mr. Tutor would not continue as the chairman of the Perini board of directors and chief executive officer of Perini if the merger were not completed, and his services would otherwise cease to be available to Perini;

•	Without Mr. Tutor’s leadership, the financial performance of Perini’s civil business segment would produce break-even profit margins during 2008 and subsequent periods;

•

Perini’s building segment would be able to maintain levels of backlog approximately equal to existing backlog and recognize the revenue resulting from that backlog, including by being awarded new work not previously included in backlog as existing projects are performed;

•

given expected changes in the markets in which Perini Management Services, Inc. (referred to in this proxy statement as PMSI) has operations, the profitability of PMSI’s operations would decline from that of its recent profitability, although the profitability would remain positive through subsequent periods; and

•	Perini would not acquire any additional businesses.

Tutor-Saliba

Set forth below is a summary of the Special Committee case projections of financial performance of Tutor-Saliba on a stand-alone basis:

Summary of Tutor-Saliba Stand-Alone Financial Projections

(all amounts are in millions and are approximate)

	2008	2009	2010	2011	2012
Revenue	$1,476	$1,942	$2,588	$2,313	$2,464
EBITDA (1)	$100	$162	$213	$207	$224
Income From Operations (EBIT)	$96	$155	$206	$196	$210
Operating Margin	6.5%	8.0%	8.0%	8.5%	8.5%

(1)	EBITDA is defined as income from operations plus depreciation and amortization.

The projected financial information set forth above reflects certain assumptions, which may cause the initial financial projections to vary significantly from actual financial results. In addition to those assumptions noted above, significant assumptions underlying the Special Committee case projections of financial performance of Tutor-Saliba on a stand-alone basis set forth above include the following:

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Tutor-Saliba’s domestic building segment’s revenue base would have strong growth reflecting the growth plans of Perini’s clients and other participants in the Las Vegas, Nevada building market for the next several years, taking into account projects for which Tutor-Saliba was in advanced discussions, and thereafter Tutor-Saliba’s domestic building segment would be able to maintain levels of backlog approximately equal to its then existing backlog and recognize the revenue resulting from that backlog, including by being awarded new work not previously included in backlog as then existing projects are performed;

•

Tutor-Saliba’s civil business segment’s revenue base would have strong near-term growth by maintaining its traditional market in what is expected to be a growing market for infrastructure spending in areas in which Tutor-Saliba has civil operations;

•

businesses acquired by Tutor-Saliba in 2007 and early 2008—Powerco Electric Corp., an electrical construction subcontractor, Desert Plumbing & Heating Co., Inc., a plumbing and mechanical (including HVAC) subcontractor, and the aggregates business—would have increasing revenues as a result of favorable market factors and integration of their operations into Tutor-Saliba’s other businesses;

•

revenues of Black Construction would grow steadily until 2010, when revenues would expand significantly with the award of large awards in 2010 and continuing for subsequent years, which periods correspond to the timetable for the expansion of the United States military’s base on the island of Guam; and

•	Tutor-Saliba would not acquire any additional businesses.

Estimated Synergies

The Special Committee case projections included an estimate of synergies for the combined company. The Special Committee expected SG&A cost savings across both businesses of approximately $5 million per year. In addition, the Special Committee expected most of the synergies from the merger would be in the form of incremental earnings. These items included:

•

maintaining the otherwise projected return to profitability of Perini’s civil business as a result of drawing upon enhanced management capabilities from the combination of both companies’ management teams;

•	having incremental earnings resulting from increased bonding capacity of the combined company; and

•

having incremental earnings from the increased ability for Perini to self-perform concrete and other services following the merger (made possible in part due to Tutor-Saliba’s recent acquisition of the aggregates business).

These synergies were projected to result in approximately $39 million of additional pre-tax earnings in 2009 (assuming the merger is completed in the third quarter of 2008), with increasing amounts in subsequent periods projected to grow to approximately $72 million of additional pre-tax earnings in 2012.

Opinion of UBS Securities LLC

On April 2, 2008, at a meeting of Perini’s Special Committee held to evaluate the proposed merger, UBS delivered its oral opinion to the Special Committee, which was subsequently confirmed by delivery of UBS’ written opinion, dated April 2, 2008, to the effect that, as of such date, and based upon and subject to various assumptions, matters considered and limitations described in the opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to Perini. The exchange ratio in the Merger Agreement determines the number of shares of Perini common stock that would be received by the former Tutor-Saliba shareholders in the merger in exchange for each share of Tutor-Saliba common stock that is outstanding immediately prior to the effective time of the merger (other than certain excluded shares specified in the Merger Agreement).

The full text of UBS’ opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. This opinion is attached as Annex E and is incorporated by reference in this proxy statement. UBS’ opinion is directed only to the fairness, from a financial point of view, to Perini of the exchange ratio provided for in the merger. The opinion does not address the relative merits of the merger as compared to other business strategies or transactions that might be available to Perini or Perini’s underlying business decision to effect the merger. The opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the merger. We encourage you to read UBS’ opinion carefully in its entirety. The summary of UBS’ opinion presented below is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, UBS, among other things:

•	reviewed certain publicly available business and financial information relating to Perini;

•

reviewed certain internal financial information and other data relating to the businesses and financial prospects of Perini that were provided to UBS by Perini and not publicly available, including the financial forecasts and estimates prepared by the management of Perini and the Special Committee that the Special Committee directed UBS to utilize for purposes of UBS’ analysis;

•

reviewed certain internal financial information and other data relating to the businesses and financial prospects of Tutor-Saliba that were provided to UBS by Perini and not publicly available, including the financial forecasts and estimates prepared by the management of Perini, the management of Tutor-Saliba and the Special Committee that the Special Committee directed UBS to utilize for purposes of UBS’ analysis;

•

reviewed certain estimates of synergies prepared by the management of Perini, the management of Tutor-Saliba and the Special Committee, that were provided to UBS by Perini and not publicly available, that the Special Committee directed UBS to utilize for purposes of UBS’ analysis;

•	conducted discussions with the Special Committee and members of the senior managements of Perini and Tutor-Saliba concerning the businesses and financial prospects of Perini and Tutor-Saliba;

•	reviewed publicly available financial and stock market data with respect to certain other companies that are generally in the industry in which Perini and Tutor-Saliba operate;

•

compared the financial terms of the merger with the publicly available financial terms of other transactions involving certain other companies that are generally in the industry in which Perini and Tutor-Saliba operate;

•

performed discounted cash flow analyses of Perini and Tutor-Saliba in which UBS analyzed the future cash flows of Perini and Tutor-Saliba using the financial forecasts and estimates prepared by the management of Perini, the management of Tutor-Saliba and the Special Committee that the Special Committee directed UBS to utilize for purposes of UBS’ analysis;

•	reviewed current and historical market prices of Perini common stock;

•	considered certain pro forma effects of the merger on Perini’s financial statements;

•	reviewed drafts of the Merger Agreement and the Shareholders Agreement, each dated April 2, 2008; and

•	conducted such other financial studies, analyses and investigations, and considered such other information, as UBS deemed necessary or appropriate.

In connection with its review, with the consent of the Special Committee, UBS assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information provided to or reviewed by UBS for the purpose of its opinion. In addition, with the consent of the Special Committee, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Perini or Tutor-Saliba, nor was UBS furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates, synergies and pro forma effects referred to above, UBS assumed, at the direction of the Special Committee, that they had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Special Committee as to the future financial performance of Perini and Tutor-Saliba and such synergies and pro forma effects. In addition, UBS assumed, with the approval of the Special Committee, that the financial forecasts and estimates, including synergies, referred to above would be achieved at the times and in the amounts projected. UBS also assumed, with the consent of the Special Committee, that the merger would qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. UBS’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to UBS as of, the date of UBS’ opinion.

At the direction of the Special Committee, UBS was not asked to, nor did it, offer any opinion as to the terms, other than the exchange ratio to the extent expressly specified in UBS’ opinion, of the Merger Agreement or the form of the merger. UBS did not express any opinion as to the fairness of the amount or nature of, or any other aspects relating to, any compensation to be received by any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the exchange ratio. UBS did not express any opinion as to what the value of Perini common stock would be when issued pursuant to the merger or the prices at which Perini common stock would trade at any time. In rendering its opinion, UBS assumed, with the consent of the Special Committee, that (i) the final executed form of each of the Merger Agreement and the Shareholders Agreement would not differ in any material respect from the April 2, 2008 drafts referred to above, (ii) the parties to the Merger Agreement would comply with all material terms of the Merger Agreement, and (iii) the merger would be consummated in accordance with the terms of the Merger Agreement without any adverse waiver or amendment of any material term or condition thereof. UBS also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any material adverse effect on Perini, Tutor-Saliba or the merger. Except as described above, the Special Committee imposed no other instructions or limitations on UBS with respect to the investigations made or the procedures followed by UBS in rendering its opinion. The issuance of UBS’ opinion was approved by an authorized committee of UBS.

In connection with rendering its opinion to the Special Committee, UBS performed a variety of financial and comparative analyses, which are summarized below. The following summary is not a complete description of all the analyses performed and factors considered by UBS in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

UBS believes that its analyses and the summary below must be considered as a whole and that selecting portions of the analyses and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying UBS’ analyses and opinion. UBS did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion but rather arrived at its ultimate opinion based on the results of all the analyses undertaken by it and assessed as a whole. As the Special Committee was aware, the financial and operating characteristics of Perini and Tutor-Saliba (including the business segments in which they operate) cause their financial results to have limited comparability, for valuation purposes, to those of other companies with publicly available financial and stock market data that UBS reviewed and of other transactions that UBS reviewed for which financial terms were publicly available, and, accordingly, UBS relied primarily on discounted cash flow analyses of the forecasts and estimates referred to above for purposes of UBS’ opinion.

The estimates of the future performance of Perini and Tutor-Saliba referred to above that the Special Committee directed UBS to utilize for purposes of UBS’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, UBS considered industry performance, general business and economic conditions and other matters, many of which are beyond Perini or Tutor-Saliba’s control. Estimates of the financial value of companies do not purport to be appraisals and do not necessarily reflect the prices at which companies actually may be sold.

The exchange ratio was determined through negotiation between Perini and Tutor-Saliba and the decision by Perini to enter into the merger was solely that of the Perini board of directors. UBS’ opinion and financial analyses were one of many factors considered by each of the Special Committee and the Perini board of directors in their respective evaluations of the merger and should not be viewed as determinative of the views of the Special Committee or the Perini board of directors with respect to the merger or the exchange ratio.

The following is a summary of the material financial analyses performed by UBS and reviewed with the Special Committee in connection with UBS’ opinion relating to the merger and presented to the Perini board of directors. The financial analyses summarized below include information presented in tabular format. In order to understand fully UBS’ financial analyses, the table must be read together with the text of the summary. The table alone does not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS’ financial analyses.

Discounted Cash Flow Analyses

UBS performed a discounted cash flow analysis of (i) each of Perini and Tutor-Saliba using financial forecasts that the Special Committee directed UBS to utilize for purposes of its analysis for 2008 to 2012 (or, in the case of Tutor-Saliba’s Black Construction business for 2008 to 2017) and (ii) the estimated after-tax synergies that Perini’s management and the Special Committee estimated would result from the merger.

Perini. UBS performed a discounted cash flow analysis to calculate the estimated present value of the projected unlevered, after-tax free cash flow of Perini on a stand-alone basis from February 1, 2008 through December 31, 2012 using financial forecasts prepared by Perini’s management and the Special Committee. UBS calculated a range of terminal values for Perini by applying terminal multiples of the last 12 months’ (“LTM”) earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, ranging from 6.0 to 8.0 to estimated EBITDA of Perini for the twelve months ending December 31, 2012. The cash flows and terminal values with respect to the Perini financial data were then discounted to present value as of January 31, 2008 using after-tax discount rates ranging from 12.5% to 14.5%. This analysis indicated an implied stand-alone range of equity values for Perini of approximately $1,175 million to $1,440 million and an implied stand-alone range of equity values per share of Perini common stock of approximately $41.80 to $51.30.

Tutor-Saliba. UBS performed a discounted cash flow analysis to calculate the estimated present value of (i) the projected unlevered, after-tax free cash flow of Tutor-Saliba’s United States operations from February 1, 2008 through December 31, 2012 and (ii) the projected unlevered, after-tax free cash flow of Tutor-Saliba’s Black Construction business from February 1, 2008 through December 31, 2017, in each case on a stand-alone basis using financial forecasts prepared by Perini’s management, Tutor-Saliba’s management and the Special Committee. UBS calculated a range of terminal values for Tutor-Saliba’s United States operations by applying terminal LTM EBITDA multiples ranging from 6.0 to 8.0 to estimated EBITDA of Tutor-Saliba’s United States operations for the twelve months ending December 31, 2012. UBS calculated a range of terminal values for Tutor-Saliba’s Black Construction business by applying perpetuity growth rates ranging from 0.0% to 4.0% for periods subsequent to calendar year 2017. The cash flows and terminal values with respect to the Tutor-Saliba financial data were then discounted to present value as of January 31, 2008 using after-tax discount rates ranging from 12.5% to 14.5%. The resulting implied stand-alone range of equity values for Tutor-Saliba’s United States operations were summed with the implied stand-alone range of equity values for Tutor-Saliba’s Black Construction business. This analysis indicated an implied stand-alone range of equity values for Tutor-Saliba of approximately $760 million to $1,030 million.

Estimated Synergies. UBS performed a discounted cash flow analysis to calculate the estimated present value of the estimated after-tax synergies that Perini’s management, Tutor-Saliba’s management and the Special Committee forecasted would result from the merger. For purposes of calculating a range of terminal values for the estimated after-tax synergies, UBS assumed a 0.0% perpetuity growth rate for estimated after-tax synergies for periods subsequent to calendar year 2012, the final year of the synergy forecasts provided to UBS. The cash flows and terminal values with respect to the estimated after-tax synergies were then discounted to present value as of January 31, 2008 using after-tax discount rates ranging from 12.5% to 14.5%. This analysis indicated an implied range of values of the estimated after-tax synergies of approximately $280 million to $330 million.

UBS then calculated the implied range of equity values per share of Perini pro forma for the merger, by (i) summing the implied stand-alone range of equity values for Perini, the implied stand-alone range of equity values for Tutor-Saliba and the implied range of values of the estimated after-tax synergies and (ii) dividing that sum by the total number of shares of Perini common stock pro forma for the merger, based on the exchange ratio, to derive an implied range of equity values per share of Perini common stock pro forma for the merger of approximately $43.30 to $54.90, which represents an implied premium of approximately 3.6% to 7.0% to the implied stand-alone range of equity values per share of Perini common stock of approximately $41.80 to $51.30.

Implied DCF Equity Value Contribution. UBS performed an analysis to compare the implied relative contributions of Perini and Tutor-Saliba to the implied range of equity values of Perini pro forma for the merger. UBS calculated the relative contributions of Perini and Tutor-Saliba as a percentage of the implied range of equity values of Perini pro forma for the merger by dividing the implied stand-alone range of equity values for each of Perini and Tutor-Saliba described above, plus the estimated after-tax synergies that Perini’s management and the Special Committee estimated would result from the merger attributable to each of Perini and Tutor-Saliba, by the implied range of equity values of Perini pro forma for the merger, assuming for purposes of the first calculation below that 55% of the estimated after-tax synergies that Perini’s management and the Special Committee estimated would result from the merger were attributable to Perini, and 45% of such estimated after-tax synergies were attributable to Tutor-Saliba, and alternatively assuming for purposes of the second calculation below that 100% of the estimated after-tax synergies that Perini’s management and the Special Committee estimated would result from the merger were attributable to Tutor-Saliba alone. This analysis indicated the following implied relative contributions of Perini and Tutor-Saliba to the implied range of equity values of Perini pro forma for the merger, after giving effect to the estimated after-tax synergies that Perini’s management and the Special Committee estimated would result from the merger, as compared to the approximately 45% pro forma ownership of the combined company by Tutor-Saliba shareholders, based on the exchange ratio:

	Perini	Tutor-Saliba

Implied relative equity value contribution reference range (assuming 55% of estimated present value of synergies attributable to Perini and 45% of estimated present value of synergies attributable to Tutor-Saliba)

	53% – 64%	36% – 47%
Implied relative equity value contribution reference range (assuming 100% of estimated present value of synergies attributable to Tutor-Saliba)	47% – 57%	43% – 53%

Miscellaneous. Under the terms of UBS’ engagement, Perini has agreed to pay UBS a fee of $8.25 million for its services in connection with the merger, a portion of which was payable in connection with rendering its opinion and a significant portion of which is contingent upon consummation of the merger. In addition, Perini has agreed to reimburse UBS for its reasonable expenses, including fees, disbursements and other charges of counsel, and to indemnify UBS and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement. In the past, UBS and its affiliates have provided investment banking services to Perini and Tutor-Saliba unrelated to the proposed merger, for which UBS and its affiliates received compensation, including having acted as underwriter in an offering of 10,341,909 shares of Perini common stock in December 2005, including 4,240,229 shares of Perini common stock that were beneficially owned by Tutor-Saliba and Ronald N. Tutor, and as agent in September 2006 in a private placement of 400,000 shares of Perini common stock that were beneficially owned by Tutor-Saliba and Ronald N. Tutor. UBS and its affiliates may also provide investment banking services to Perini and Tutor-Saliba in the future, for which UBS and its affiliates may receive compensation, although there are no such services currently contemplated. In the ordinary course of business, UBS and its affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of Perini and, accordingly, may at any time hold a long or short position in such securities.

The Special Committee selected UBS as its financial advisor in connection with the merger because UBS is an internationally recognized investment-banking firm with substantial experience in similar transactions and in the construction industry. UBS is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buy-outs, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

Anticipated Accounting Treatment

The merger will be accounted for using the purchase method of accounting in accordance with accounting principles generally accepted in the United States under Statement of Financial Accounting Standards No. 141, Business Combinations. Perini will be the acquiring entity for financial reporting purposes. Under the purchase method of accounting, the cost of the transaction will be allocated to the tangible and intangible assets and liabilities assumed by the acquired entity based on their estimated fair values, with any excess being recognized as goodwill. Under Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, goodwill will not be amortized, but will be subject to an annual impairment test.

Material United States Federal Income Tax Consequences to Existing Perini Shareholders

The following is a summary of material United States federal income tax considerations relating to the merger, but does not purport to be a complete analysis of all potential tax considerations. This summary is based on the provisions of the United States Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder, judicial authority, published administrative positions of the United States Internal Revenue Service (“IRS”) and other applicable authorities, all as in effect on the date of this document, and all of which are subject to change, possibly on a retroactive basis. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary and there can be no assurance that the IRS will agree with our statements and conclusions.

This summary deals only with beneficial owners of shares of common stock in Perini that hold such shares of stock as “capital assets” within the meaning of section 1221 of the Internal Revenue Code (generally, property held for investment). This summary does not purport to deal with all aspects of United States federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or status, nor does it address tax considerations applicable to holders that may be subject to special tax rules, such as certain financial institutions, tax-exempt organizations, subchapter S corporations, partnerships or other pass-through entities for United States federal income tax purposes or investors in such entities, insurance companies, broker-dealers, dealers or traders in securities or currencies, certain former citizens or residents of the United States subject to section 877 of the Internal Revenue Code and taxpayers subject to the alternative minimum tax. This summary also does not discuss shares of Perini common stock held as part of a hedge, straddle, synthetic security or conversion transaction, or situations in which the “functional currency” of a holder is not the United States dollar. Moreover, the effect of any applicable federal estate or gift, state, local or non-United States tax laws is not discussed.

The following discussion is for informational purposes only and is not a substitute for careful tax planning and advice. Each holder of shares of Perini common stock should consult its own tax advisors with respect to the application of the United States federal income tax laws to its particular situation, as well as any tax consequences arising under the federal estate or gift tax laws or the laws of any state, local or non-United States taxing jurisdiction or under any applicable tax treaty.

At the closing of the merger, Kirkland & Ellis LLP, counsel to the Special Committee of the board of directors of Perini, will deliver to Perini its legal opinion, and Latham & Watkins LLP, counsel to Tutor-Saliba, will deliver to Tutor-Saliba its legal opinion each to the effect that, on the basis of the facts, assumptions and representations set forth in such opinion and the representations and covenants set forth in certificates obtained from officers of Perini, Trifecta Acquisition LLC and Tutor-Saliba, the merger will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code. These opinions will be based on the law in effect on the date that these opinions are rendered. Any change in currently applicable law, which may or may not be retroactive, or the failure of any factual representation or assumption to be true, correct and complete in all material respects, could affect the validity of the Kirkland & Ellis LLP opinion and/or the Latham & Watkins LLP opinion. An opinion of counsel represents counsel’s best legal judgment and is not binding on the Internal Revenue Service or on any court.

It is a condition to the obligations of Perini, Trifecta Acquisition and Tutor-Saliba to consummate the merger that Perini receive the opinion of Kirkland & Ellis LLP, and that Tutor-Saliba receive the opinion of Latham & Watkins LLP, both to the effect that the merger will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Assuming that the merger is treated as a tax-free reorganization, as set forth in the tax opinions:

•	Perini shareholders will not recognize any gain or loss in the merger;

•	neither Perini nor Tutor-Saliba will recognize any gain or loss in the merger;

•	Perini will take a basis in the assets of Tutor-Saliba equal to the basis of those assets in the hands of Tutor-Saliba; and

•	Perini’s holding period in the assets of Tutor-Saliba will include the holding period of Tutor-Saliba in those assets.

Amendment to Perini Articles of Organization

The Perini board of directors has adopted, subject to shareholder approval and subject to the completion of the merger, a resolution recommending that Perini’s amended and restated articles of organization be amended to increase the number of authorized shares of Perini common stock to 75 million from 40 million shares. A copy of the proposed amendment to our amended and restated articles of organization is attached as Annex F to this proxy statement.

The increase in the number of authorized shares of common stock is recommended by the Perini board of directors to provide sufficient common stock for issuance of common stock to the Tutor-Saliba shareholders in connection with the merger. Perini presently is authorized to issue 40 million shares of common stock. As of the record date, approximately [—] shares of Perini common stock were issued and outstanding and approximately [—] shares of common stock were issuable upon exercise of stock options or upon vesting of restricted stock units. At the effective time, we will issue 22,987,293 shares of Perini common stock to the Tutor-Saliba shareholders as consideration for the merger.

The actions contemplated by Proposal 2, even if approved by our shareholders, will not occur unless we complete the merger.

Except for the issuance of Perini common stock in connection with the merger, Perini’s management has no arrangements, agreements, understandings or plans at the present time to issue additional shares of common stock for any purpose.

Regulatory Approval

Under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, or HSR Act, and the rules and regulations promulgated thereunder, certain transactions, including the merger between Perini and Tutor-Saliba, may not be consummated until required information and materials have been furnished to the Department of Justice, or DOJ, and the Federal Trade Commission, or FTC, and certain waiting period requirements have expired or been terminated. On April 16, 2008, each of Perini and Tutor-Saliba filed a Pre-merger Notification and Report Form pursuant to the HSR Act with the DOJ and FTC. The statutory waiting period under the HSR Act expired on May 16, 2008. At any time before the completion of the merger, the DOJ, the FTC or others could take action under the antitrust laws with respect to the merger, including to seek to enjoin the completion of the merger, to rescind the merger or to require divestiture of certain assets of Perini or Tutor-Saliba. There can be no assurance that a challenge to the acquisition on antitrust grounds will not be made or, if such challenge is made, that it would not be successful.

Federal Securities Law Consequences

In the merger, we will issue a total of approximately 22.1 million shares of Perini common stock to the two trusts controlled by Mr. Tutor and approximately 900,000 shares to the other shareholders of Tutor-Saliba. None of these shares will be registered under the Securities Act of 1933. It is intended that such shares will be issued pursuant to a private placement exemption under Section 4(2) of the Securities Act or other available exemptions, and they will only be able to be resold pursuant to a separate registration statement or an applicable exemption from registration (under both federal and state securities laws). The shares that will be received will be subject to contractual restrictions under the terms of the Shareholders Agreement. These restrictions are described in detail in “The Shareholders Agreement—Transfer Restrictions” beginning on page 79.

NYSE Listing

It is a condition to the merger that the shares of Perini common stock to be issued in the merger be approved for listing on the NYSE, subject to official notice of issuance. Shares of Perini common stock will continue to be traded on the NYSE under the symbol “PCR” immediately following the completion of the merger.

Appraisal Rights

Holders of Perini common stock do not have dissenters or appraisal rights under Massachusetts law in connection with the merger.

Holders of Tutor-Saliba common stock have waived any dissenter’s or appraisal rights they may have under California law in connection with the merger by the delivery of a unanimous written consent in favor of the approval of the Merger Agreement and the transactions contemplated thereby.

Business Relationships Between Perini and Tutor-Saliba

Management Agreement

In January 1997, we entered into a management agreement with Tutor-Saliba, and Mr. Tutor, in his capacity as chief executive officer of Tutor-Saliba, to provide certain management services. The management agreement has been renewed annually by our Compensation Committee, which consists entirely of independent directors, under the same basic terms and conditions as the initial agreement except that the amount of the fee payable thereunder by us to Tutor-Saliba has been increased. In March of 2007, the Compensation Committee voted to increase the annual payment to $1 million.

We are entitled to terminate the management agreement at any time upon the determination by our board of directors that Mr. Tutor has not fulfilled his obligations under the agreement, or that it is inadvisable for Mr. Tutor to continue performing services for us pursuant to the agreement. We expect that the management agreement will be terminated upon the completion of the merger by mutual agreement of the parties.

Joint Ventures

Historically, we have participated in joint ventures with Tutor-Saliba and currently participate in certain joint ventures with Tutor-Saliba. Some of these joint venture projects have been managed by Tutor-Saliba and others have been managed by us. These joint ventures generated total revenues of $96 million in 2007, of which our share contributed $70.6 million to our consolidated revenues for the fiscal year ended December 31, 2007. The joint ventures generally act as an entity through a management committee comprised of the joint venture members, with voting proportionate to ownership interest and with one party named to manage the day-to-day operations of the joint venture.

The following are summaries of the joint ventures between Tutor-Saliba and us that are currently involved in construction activity.

•

Tappan Zee Bridge Repair: On November 4, 2005, we entered into a joint venture agreement with Tutor-Saliba for the purpose of submitting a joint bid and obtaining the contract for the repair of the Tappan Zee Bridge on the New York State Thruway. Our proportionate share of the joint venture is 70%. Tutor-Saliba holds a 30% interest in the joint venture. Pursuant to the agreement, we receive a management fee of $15,000 per month in addition to our proportionate share in consideration for managing the joint venture. The aggregate amount payable to the joint venture under this contract is $163.7 million. The construction contract calls for completion of the construction process by October 3, 2008.

•

Brooklyn Queens Expressway Rehabilitation: On November 5, 2004, we entered into a joint venture agreement with Tutor-Saliba for the purpose of submitting a joint bid and obtaining the contract for the reconstruction of Interstate 278 (the Brooklyn-Queens Expressway). Our proportionate share of the joint venture is 80%. Tutor-Saliba holds a 20% interest in the joint venture. Pursuant to the agreement, we receive a management fee of $27,500 per month in addition to our proportionate share in consideration for managing the joint venture. The aggregate amount payable to the joint venture under the contract is $123 million. The agreement terminates on August 31, 2008, which date is the date the project is required to be completed.

•

Airtran Terminal at Jamaica Station: On August 22, 2000, we entered into a joint venture agreement with Tutor-Saliba for the purpose of submitting a joint bid and obtaining the contract for the construction of the Airtran Terminal at Jamaica Station. Our proportionate share of the joint venture is 50%. Tutor-Saliba holds a 50% interest in the joint venture. The aggregate amount payable to the joint venture under the contract is $376 million. The construction work is completed; however, the joint venture is entitled to $3.2 million of revenue backlog in connection with the project.

In addition to the joint ventures listed above, we entered into joint ventures with Tutor-Saliba during fiscal years 2005 and 2006 to submit bids on contracts for the construction of the Vegas 888 condominium project in

Las Vegas and the Croton Water Treatment Plant at the Mosolu Golf Course in New York. Neither of these joint ventures secured a construction contract.

In fiscal years 2000 and 2001, we entered into joint venture agreements with Tutor-Saliba for the purpose of submitting joint bids and obtaining contracts to construct the UCLA Westwood Replacement Hospital and the UCLA Santa Monica/Orthopaedic Replacement Hospital, respectively. Subsequently, Tutor-Saliba purchased our interests in these two joint ventures and agreed to indemnify us from losses we might suffer as a result of participating in the bidding process. As of the date of this proxy, we have not suffered any losses or sought indemnification from Tutor-Saliba in connection with these two projects.

Additional Interests of Directors, Executive Officers and Certain Beneficial Owners

In considering the Perini board of directors’ recommendation to approve Proposal 1 and Proposal 2 in connection with the proposed merger, our shareholders should be aware that Mr. Tutor, who is our chairman and chief executive officer, has interests that are different from, and in addition to, the interests of Perini shareholders generally. These interests present actual conflicts of interest, and these interests are described below. The Special Committee and the Perini board of directors were aware of these conflicts of interest and considered them, among other matters, in reaching their decisions, as applicable, to approve the Merger Agreement and the merger and to recommend that our shareholders vote in favor of adopting Proposal 1 and Proposal 2 in connection with the merger. These conflicts of interest were the reason why our board of directors formed the Special Committee, as discussed above in “Background of the Merger” beginning on page 32. In addition, in light of these conflicts of interest, Mr. Tutor did not participate on behalf of Perini in any of the deliberations of the Perini board of directors or in any vote by the directors on any matters relating to the proposed merger, the Merger Agreement or the related agreements. He did, however, negotiate on behalf of Tutor-Saliba and its shareholders and express his views on the prospects of both the Perini and Tutor-Saliba businesses as and when requested by the Special Committee and its advisors.

Beneficial Ownership of Perini Common Stock

Mr. Tutor, through two trusts that he controls, is the beneficial owner of approximately 96% of the outstanding shares of Tutor-Saliba common stock. In the merger, these trusts will receive approximately 22.1 million shares of Perini common stock (representing approximately 96% of the shares Perini common stock issued in the merger). As a result of the merger, Mr. Tutor, through these two trusts, will be the beneficial owner of approximately 43% of the outstanding shares of Perini common stock upon completion of the merger. These shares will be subject to the restrictions contained in the Shareholders Agreement. They also will have the benefit of the registration rights provided for in that agreement. Please see “The Shareholders Agreement” beginning on page 77, for a detailed summary of the terms of the Shareholders Agreement. A copy of the Shareholders Agreement is attached as Annex B to this proxy statement.

Pre-Closing Distribution of Property

In connection with the completion of the merger, Tutor-Saliba will distribute to its shareholders (and Perini will not acquire in the merger) the following assets:

•	all of its partnership interests in several partnerships that jointly own a high-rise office building in San Pedro, California, commonly known as Pacific Place;

•	all of its interest in a residence in Ketchum, Idaho;

•	cash for tax payments as described below; and

•	additional aggregate dividends of up to $120 million of cash and notes (of which $10 million in cash has already been distributed), subject to limitations contained in the Merger Agreement.

Because Tutor-Saliba is a subchapter S corporation, its taxable income is attributed to the shareholders of Tutor-Saliba for federal income tax purposes meaning that its shareholders are responsible for paying the income taxes on their proportionate share of the income. The Merger Agreement permits Tutor-Saliba to make cash distributions to its shareholders that are intended to cover their income tax obligations for Tutor-Saliba’s income from January 1, 2008 through the completion of the merger. The combined company will retain such income. These distributions for taxes will not take into account any taxes with respect to income or gain realized in respect of the transactions contemplated by the Merger Agreement or otherwise not in the ordinary course of Tutor-Saliba’s business or any gain realized on the distribution of appreciated assets, the taxes for which will be solely the responsibility of the Tutor-Saliba shareholders. In April 2008, Tutor-Saliba distributed approximately $11.6 million of cash to its shareholders in respect of their April 2008 income tax payment obligations arising from Tutor-Saliba’s operations. Shortly before completion of the merger, the balance of the permissible tax distributions will be determined, and Tutor-Saliba will make additional cash distributions to its shareholders that are intended to cover their income tax obligations not covered by the April distribution. For a discussion of the reasons for the additional contemplated distribution, which will be Tutor-Saliba’s final Subchapter S distributions, please see “Subchapter S Dividend; Termination of Subchapter S Status” beginning on page 86.

The two trusts that Mr. Tutor controls will receive, in the aggregate, approximately 96% of any such distributions that are made by Tutor-Saliba. To the extent these trusts receive notes as dividends, after completion of the merger, they will be creditors of Tutor-Saliba (which will be a wholly owned subsidiary of Perini) and will be entitled to receive payments of principal and interest from Tutor-Saliba. Pursuant to the Merger Agreement, these notes will include the following terms:

•	interest will accrue on the principal amount of the notes at a rate of 5% per annum;

•	the unpaid principal balance of the notes and all accrued and unpaid interest thereupon will become due and payable in full on June 30, 2012;

•	the notes may be prepaid at any time; and

•

Tutor-Saliba will be required to prepay the notes with 100% of excess cash flow of Tutor-Saliba (as described in the note) for the preceding fiscal year (or, for the year in which the closing of the merger occurs, the partial fiscal year from the closing through the end of such fiscal year) within 90 days of the end of each fiscal year until the principal and interest of the notes has been repaid.

The Employment Agreement

In connection with the merger, we executed the Employment Agreement with Mr. Tutor. This agreement will take effect only upon completion of the merger. Please see “The Employment Agreement” beginning on page 80 for a detailed summary of the key terms of Mr. Tutor’s Employment Agreement. The compensation and other benefits he will receive under the Employment Agreement provide him with additional interests in the completion of the merger.

Nominees to Perini Board of Directors

The Shareholders Agreement provides that the shareholder representative under the Shareholders Agreement (which will initially be Mr. Tutor) has the right to designate up to two nominees for election to the Perini board of directors (subject to certain conditions and limitations) and that, for so long as he serves as the chief executive officer of Perini, Mr. Tutor will be nominated for election to the Perini board of directors. Mr. Tutor has designated C.L. Max Nikias as one of the shareholder representative’s board designees, and he will be appointed as a new member of the Perini board of directors upon the completion of the merger. As of the date of this proxy statement, Mr. Tutor has not elected to exercise his right to nominate a second director for election, although he has not waived the right to do so in the future. Please see “The Shareholders Agreement—Composition of the Board of Directors” beginning on page 77 for a detailed summary of Mr. Tutor’s rights with respect to the composition of the Perini board of directors.

Personal Guaranties

Pursuant to the Merger Agreement, we have agreed to cooperate with Tutor-Saliba to obtain consents and seek amendments to certain guaranties of surety bonds and banking agreements issued by Mr. Tutor in his personal capacity on behalf of Tutor-Saliba to remove Mr. Tutor as an obligor, guarantor or surety. As of [—], 2008, Mr. Tutor had aggregate guarantee obligations to banking institutions for approximately $113 million for the benefit of Tutor-Saliba. Mr. Tutor’s indemnity with respect to surety bonds represents additional contingent obligations that fluctuate based on the value of operating contracts relating to the bonds in effect from time to time. As of the date of this proxy statement, we are not aware of any defaults under these surety bonds.

Interests of Other Directors and Executive Officers

In connection with the merger, none of our directors or executive officers will receive any transaction bonuses, none of their existing equity awards will vest or become payable on an accelerated basis, and no director or executive officer has any “change of control” arrangement under an employment agreement or any pension or other benefit plan that would entitle such director or officer to additional compensation or other benefits.

Although we expect to consider implementing new employment and incentive compensation arrangements for certain members of our management team and of Tutor-Saliba’s management team (possibly including employment agreements), we have not had any discussions with any of our executive officers regarding such matters. Such matters, if pursued, are subject to consideration by the Compensation Committee of our board of directors, evaluation by the full board of directors and, if proposed, negotiation with the applicable management members. We may implement new employment and incentive compensation arrangements prior to the closing of the merger.

As described above, the Perini board of directors created a Special Committee to explore and evaluate potential strategic transactions that might be available to Perini, including in particular a business combination transaction with Tutor-Saliba, and to discuss and negotiate the terms of any such transactions. The members of the Special Committee were Messrs. Klein, Brittain, Arkley and Kennedy, with Mr. Klein serving as the Chair of the committee. The Perini board of directors agreed to pay the members of the Special Committee a fee of $50,000 ($60,000 for the Chair) plus $2,000 per meeting attended or each other day on which they spent more than three hours working on any such transaction. The Perini board of directors determined that these fees were reasonable and customary for directors serving on a special committee in connection with this type of proposed transaction. The fees that the directors receive for serving on the Special Committee are not contingent upon success of the proposed transaction.

The Merger Agreement

The following is a summary of the material terms of the Merger Agreement. This summary does not purport to describe all the terms of the Merger Agreement and is qualified by reference to the complete Merger Agreement, the executed version of which is attached as Annex A to this proxy statement and an amendment thereto is attached as Annex AA to this proxy statement, both of which are incorporated by reference in this proxy statement. All shareholders of Perini are urged to read the Merger Agreement carefully and in its entirety.

The Merger Agreement is being summarized in this proxy statement and has been included as an annex to this proxy statement to provide you with information regarding its terms. The Merger Agreement contains representations and warranties that the parties thereto made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract between and the transactions and agreements contemplated thereby among the respective parties thereto and may be subject to important qualifications and limitations agreed to by Perini and Tutor-Saliba in connection with negotiating the terms thereof. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders or may have been used for the purpose of allocating risk among the parties to the Merger Agreement rather than establishing matters as facts.

General

The Merger Agreement provides for the merger of Tutor-Saliba with and into Trifecta Acquisition LLC, a newly formed, wholly owned subsidiary of Perini, which is referred to in this proxy statement as Merger Sub, with Merger Sub continuing as the surviving entity. As a result of the merger, Merger Sub will continue as a wholly owned subsidiary of Perini.

Closing Matters

Closing. Unless the parties agree otherwise, the closing of the merger will take place on the third business day after all closing conditions have been satisfied or waived (other than any condition that by its nature cannot be satisfied until the closing), unless the Merger Agreement has been terminated. Please see “—Conditions to the Completion of the Merger” below for a more complete description of the conditions that must be satisfied or waived prior to the closing of the merger.

Effective Time of the Merger. As soon as practicable after the satisfaction or waiver of the conditions to the merger, we and Tutor-Saliba will file a certificate of merger with the Secretary of State of the State of California in accordance with the relevant provisions of the General Corporation Law of the State of California and the Limited Liability Company Act of the State of California and make all other required filings or recordings. The merger will become effective when the certificate of merger is filed or at such later time as Tutor-Saliba and we agree and specify in the certificate of merger.

The parties are working to complete the merger by the third quarter of 2008. However, because completion of the merger is subject to the receipt of regulatory approvals and the satisfaction or waiver of other conditions, we cannot predict the actual timing of the completion of the merger.

Amendment to Perini Articles of Organization. At the closing of the merger, we will amend our amended and restated articles of organization to increase the number of authorized shares of Perini common stock by filing articles of amendment with the Secretary of State of the State of Massachusetts in accordance with applicable provisions of the Massachusetts Business Corporations Act. The full text of the amendment to the amended and restated articles of organization of Perini is attached as Annex F to this proxy statement.

Composition of the Perini Board of Directors at the Effective Time. The parties will take all actions required such that as of the effective time of the merger the Perini board of directors composition will be in compliance with the Shareholders Agreement. Please see “The Shareholders Agreement—Composition of the Board of Directors” for additional information on the composition of the Perini board of directors following the closing of the merger.

Consideration to be Paid Pursuant to the Merger

The Merger Agreement provides that, at the completion of the merger, each share of Tutor-Saliba common stock issued and outstanding immediately prior to the completion of the merger, but excluding shares of Tutor-Saliba common stock owned by us or Tutor-Saliba or any of our or their respective subsidiaries, will be converted into the right to receive a number of shares of Perini common stock equal to the quotient obtained by dividing (i) 22,987,293 shares of Perini common stock by (ii) the total number of shares of Tutor-Saliba common stock issued and outstanding as of immediately prior to the effective time of the merger. The number of shares of Perini common stock is subject to proportional adjustment in the event of certain significant changes to the capital stock of Perini prior to the closing of the merger.

Exchange of Tutor-Saliba Stock Certificates Pursuant to the Merger

Before the closing of the merger, we may either appoint a banking or financial institution mutually agreed to by us and Tutor-Saliba as the exchange agent to effectuate the exchange of Tutor-Saliba stock certificates for certificates representing shares of Perini common stock, or alternatively we or any of our subsidiaries may serve as the exchange agent with the consent of Tutor-Saliba. As soon as reasonably practicable after the closing of the merger, the exchange agent will send a letter of transmittal to each former Tutor-Saliba shareholder who holds one or more stock certificates. The letter of transmittal will contain instructions explaining the procedure for surrendering Tutor-Saliba stock certificates to the exchange agent.

Tutor-Saliba shareholders who surrender their stock certificates, together with a properly completed letter of transmittal, will receive a certificate representing that number of whole shares of Perini common stock into which their shares of Tutor-Saliba common stock were converted pursuant to the merger.

After the merger, each certificate that previously represented shares of Tutor-Saliba common stock will only represent the right to receive certificates representing the shares of Perini common stock into which those shares of Tutor-Saliba common stock have been converted; and dividends or other distributions, if any, of Perini common stock which Tutor-Saliba shareholders are entitled to under the terms of the Merger Agreement.

We will not pay dividends declared with a record date after the completion of the merger to any holder of any Tutor-Saliba stock certificates until the holder surrenders the Tutor-Saliba stock certificates. However, once those certificates are surrendered, we will pay to the holder, without interest, any dividends that have been declared and paid after the closing date of the merger on the shares into which those Tutor-Saliba shares have been converted.

After the completion of the merger, Tutor-Saliba will not register any transfers of shares of Tutor-Saliba common stock.

Covenants

Perini and Tutor-Saliba have each undertaken certain covenants in the Merger Agreement concerning the conduct of their respective businesses between the date the Merger Agreement was signed and the completion of the merger or the termination of the Merger Agreement. The following summarizes the more significant of these covenants:

No Solicitation. Each of Tutor-Saliba and Perini has agreed that it will not, and will not permit its respective officers, directors, employees, agents or representatives to:

•	solicit, initiate, knowingly encourage or knowingly induce the making, submission or announcement of, an “acquisition proposal” of the type described below;

•	furnish any non-public information in connection with an acquisition proposal;

•	participate or engage in discussions or negotiations with any person with respect to an acquisition proposal; or

•	enter into any agreement, letter of intent or other similar instrument with any person providing for an acquisition transaction.

Each party agreed to provide notice to the other on receipt of any acquisition proposal or any request for information that is reasonably expected to lead to an acquisition proposal within one business day of receiving such acquisition proposal or request and keep the other party informed of developments related to the acquisition proposal or request.

Notwithstanding these restrictions, pursuant to the Merger Agreement, Perini is permitted to participate in negotiations with any person that has made a bona fide acquisition proposal and/or and furnish non-public information related to Perini pursuant to a confidentiality agreement if:

•	the acquisition proposal was received other than as a result of a material breach of the restrictions on solicitation activities noted above;

•

the Special Committee of Perini board of directors reasonably determines in good faith that an acquisition proposal constitutes or is reasonably likely to lead to a “superior proposal” of the type described below;

•	Perini has provided 48 hours of prior written notice to Tutor-Saliba of its intention to engage or participate in such activities; and

•	contemporaneously with furnishing any non-public information to such person, Perini furnishes the non-public information to Tutor-Saliba if it has not been previously made available to Tutor-Saliba.

An “acquisition proposal” means any bona fide inquiry, proposal or offer from any person relating to:

•

any direct or indirect acquisition or purchase of more than 20% of the total outstanding voting securities of the party or any of its subsidiaries or any tender offer or exchange offer that if completed would result in any person beneficially owning 20% or more of the total outstanding voting securities of the party or any of its subsidiaries;

•

any merger, consolidation, business combination or other similar transaction involving the party or any of its subsidiaries pursuant to which the shareholders of such party immediately prior to the consummation of such transaction would hold less than 80% of the equity interests in the surviving or resulting entity of such transaction immediately after consummation thereof;

•	any sale, exchange, transfer, license, acquisition or disposition (in each case other than in the ordinary course of business) of more than 20% of the assets of the party and/or its subsidiaries; or

•	any liquidation, dissolution, recapitalization or other significant corporate reorganization of the party.

In addition, any issuance of shares of Tutor-Saliba or transaction that would be prohibited by the restrictions described in “—Tutor-Saliba Shareholder Lock-Up” below.

A “superior proposal” means any bona fide acquisition proposal (as defined above, provided however that 20% and 80% should be substituted for all references to 45% and 55% in the definition above) which the Perini board of directors determines in good faith (after consultation with a financial advisor of nationally-recognized reputation and its outside legal counsel) to be more favorable to Perini’s shareholders than the transactions contemplated by the Merger Agreement after taking into account, among other things, all financial considerations and aspects of the acquisition proposal, all strategic considerations, all legal and regulatory considerations, the identity of the offeror, the conditions and likelihood of completion, the likelihood of the imposition of obligations in connection with obtaining necessary regulatory approval, any revisions to the terms of the Merger Agreement proposed by Tutor-Saliba and any other factors deemed by Perini board of directors in good faith to be appropriate.

Perini Board of Directors’ Covenant to Recommend. The Perini board of directors has recommended that Perini shareholders approve the share issuance proposal and the amendment proposal in connection with the merger.

The Perini board of directors agreed in the Merger Agreement that it may not withdraw or modify its recommendation to its shareholders or approve or adopt, or enter into any agreement providing for, an acquisition proposal unless (i) it determines in good faith, after consulting with outside counsel, that failure to take such action would be reasonably likely to result in a breach of the fiduciary obligations of its board of directors and (ii) if such change of recommendation is for the purposes of accepting or adopting an acquisition proposal or entering into an acquisition agreement (A) such acquisition proposal constitutes a superior proposal and (B) and the Perini board of directors has provided to Tutor-Saliba three business days prior written notice of its intent to change recommendation and, if requested by Tutor-Saliba, negotiated in good faith with Tutor-Saliba during such three business day period regarding revisions to the Merger Agreement that would avoid such change of recommendation.

Notwithstanding the foregoing, unless the Merger Agreement is terminated prior to the annual meeting, Perini is required to hold the annual meeting and permit its shareholders to vote on the merger proposals (Proposal 1 and Proposal 2), even if Perini receives an unsolicited acquisition proposal from a third party, engages in negotiations regarding that proposal with the third party and/or changes its recommendation in favor of the merger proposals.

Tutor-Saliba Shareholder Lock-Up. From the date of the Merger Agreement until the earlier of the effective time of the merger or termination of the Merger Agreement, the Tutor-Saliba shareholders may not:

•	transfer any of their shares of Tutor-Saliba common stock except pursuant to the transactions contemplated by the Merger Agreement;

•

deposit any of their shares of Tutor-Saliba common stock in a voting trust, grant any proxies with respect to their shares of Tutor-Saliba common stock or subject any of their shares of Tutor-Saliba common stock to any arrangement with respect to voting (except pursuant to the transactions contemplated by the Merger Agreement);

•

solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Securities Exchange Act of 1934) in opposition to or competition with the consummation of the merger or assist any party in taking or planning any action which could compete with, impede, interfere with or attempt to discourage or inhibit the timely consummation of the merger;

•	encourage, initiate or cooperate in a shareholders’ vote or action by consent of Perini shareholders in opposition to or in competition with the consummation of the merger;

•

become a member of a “group” (as such term is used in Rule 13d-5 under the Securities Exchange Act of 1934) with respect to Perini common stock for the purpose of opposing or competing with the consummation of the merger; or

•

acquire, offer to acquire, or agree to acquire, any of the shares of Perini common stock (except pursuant to the transactions contemplated by the Merger Agreement or other arrangement in effect as of the date of the Merger Agreement).

Restrictions on the Parties’ Business Prior to the Closing. In general, until either the completion of the merger or the termination of the Merger Agreement, each of Perini and Tutor-Saliba and their respective subsidiaries are required to carry on their businesses in all material respects in the ordinary course and to use commercially reasonable efforts to preserve their business organizations substantially intact and maintain their existing relations with customers, suppliers, employees and other business associates. Each of Perini and Tutor-Saliba has also agreed that (except as contemplated or permitted by the Merger Agreement), without the prior written consent of the other party, it will not and will not permit any of its subsidiaries or other controlled entities to:

•

issue, deliver or sell or authorize or propose the issuance, delivery or sale of any equity interests (in the case of Perini, other than in the ordinary course of business consistent with past practices or pursuant to existing equity interests);

•

split, combine, repurchase or reclassify any equity interests, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof), or make any other actual, constructive or deemed distribution in respect of any equity interests;

•

acquire or agree to acquire in any manner a substantial portion of the equity securities or assets of any business or person (other than acquisitions of assets with a value not greater than $5 million in the aggregate);

•	wind-up, liquidate or dissolve, adopt or approve a plan of complete or partial wind-up, liquidation or dissolution;

•

enter into, consummate, or adopt resolutions providing for or authorizing, any merger, consolidation, restructuring, recapitalization or other reorganization, other than the transactions contemplated by the Merger Agreement;

•	modify or amend any right of any holder of outstanding equity interests;

•	amend its certificate of incorporation or bylaws or other comparable organizational documents;

•	make, change or rescind material tax elections, change accounting periods, adopt or change tax accounting methods, file amended tax returns, enter into closing agreements, settle tax claims or assessments, surrender any right to claim a tax refund or consent to any extension or waivers of the limitation period applicable to any tax claim or assessment; or

•	agree to take any of the foregoing actions.

In addition, Tutor-Saliba has also agreed that (except as contemplated by the Merger Agreement), without the prior written consent of Perini, it will not and will not permit any of its subsidiaries or other controlled entities to:

•	incur, assume or otherwise become liable for any debt other than in the ordinary course of business consistent with past practices;

•

incur or commit to any material capital expenditures outside of the ordinary course of business consistent with past practices (excluding any expenditures in connection with Tutor-Saliba’s performance of services for any third party);

•	cancel, compromise, release or assign any material liability owed to it or any material claims held by it, other than in the ordinary course of business consistent with past practice;

•	enter into or accelerate, terminate, modify, renew or cancel any material contract other than in the ordinary course of business consistent with past practice;

•

sell, lease, transfer, license, mortgage, pledge or otherwise dispose of or encumber, except for any permitted liens, any of its material properties or assets (other than the sale of assets in the ordinary course of business consistent with past practice or as contemplated by the Merger Agreement);

•	implement any layoffs that could implicate the Worker Adjustment and Retraining Notification Act of 1988 or any similar applicable law;

•	change its auditor or materially change its methods of accounting in effect as of the date of the Merger Agreement except as required by changes in GAAP or applicable law or by a governmental entity;

•	revoke or terminate its status as an a validly electing subchapter S corporation within the meaning of the Internal Revenue Code;

•	settle or compromise any legal proceeding on terms which require it to pay, incur or assume any liability in excess of $5 million;

•

enter into, amend, modify or renew any contract regarding employment, consulting, severance or similar arrangements with any of its directors, officers, employees or consultants, or grant any salary, wage or other increase in compensation or increase any employee benefit (including incentive, profit sharing or bonus payments), other than, in the case of employees or consultants, in the ordinary course of business consistent with past practice;

•

grant any severance or termination pay or benefit to any directors, officers, employees or consultants except pursuant to written agreements or severance policies in effect as of the date of the Merger Agreement, other than in the ordinary course of business consistent with past practice;

•

adopt or amend any employee plan except to the extent required by law or to the extent the adoption or amendment of such employment plan does not materially increase the aggregate cost of the employee plans; or

•	enter into or modify any transaction or arrangement with, or for the benefit of any of its affiliates or any of its directors, former directors, officers or shareholders.

These restrictions are subject to qualifications. In particular, the restrictions on Tutor-Saliba’s payment of dividends and distribution of assets are subject to exceptions described below under “—Pre-Closing Distributions of Property” and “—Pre-Closing Payment of Dividends; Dividend Note” below.

Reasonable Best Efforts to Complete the Merger. Each of the parties agreed to cooperate with each other and to use their (and cause their respective subsidiaries to use) reasonable best efforts to take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable under the Merger Agreement and applicable laws to complete the merger and the other transactions contemplated by the Merger Agreement in the most expeditious manner practicable, including using reasonable best efforts to satisfy conditions, obtaining all necessary regulatory approvals (including the expiration or termination of the waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976), and to use commercially reasonable efforts to obtain all necessary consents under contracts or permits in connection with the merger.

The parties also have agreed to take all action necessary to ensure that no state anti-takeover statutes or similar regulation is or becomes applicable to the merger and, if any state anti-takeover statute becomes applicable, to take all necessary actions to ensure that the merger and other provisions of the Merger Agreement be completed as soon as reasonably practicable and to minimize the effect of such statute on the merger.

Non-Competition; Non-Hire. Each Tutor-Saliba shareholder and Mr. Tutor have agreed that for five years after the closing date, they will not engage in any competing operation (other than through a passive ownership interest) in any country in the world in which Tutor-Saliba or any of its subsidiaries or Perini or any of its subsidiaries currently conducts business or conducted business in the prior two years. A “competing operation” means any contracting or subcontracting of, or any other provision or promotion of, construction services or products, in either case including general contracting, contracting, plumbing, electrical, concrete forming or placing, steel erection, engineering, construction management, design-build services, and self-performed construction services. In addition, each Tutor-Saliba shareholder and Mr. Tutor have agreed that for five years after the closing date, they will not (i) solicit or hire employees of Tutor-Saliba or any of its subsidiaries (with certain limited exceptions), or (ii) cause any of Tutor-Saliba’s customers or suppliers to cease doing business or reduce the level of business with Tutor-Saliba or any of its subsidiaries.

Pre-Closing Distributions of Property. The Merger Agreement provides that, notwithstanding the restrictions on distributions of assets by Tutor-Saliba prior to the closing of the merger, Tutor-Saliba may declare and distribute certain specified assets to the Tutor-Saliba shareholders prior to the closing. Those assets are:

•	all of its partnership interests in several partnerships that jointly own a high-rise office building in San Pedro, California, commonly known as Pacific Place;

•	all of its interest in Ketchum, Idaho; and

•	cash for tax payments as described below.

Because Tutor-Saliba is a subchapter S corporation, its taxable income is attributed to the shareholders of Tutor-Saliba for federal income tax purposes meaning that its shareholders are responsible for paying income taxes on their proportionate share of the income. The Merger Agreement permits Tutor-Saliba to make cash distributions to its shareholders that are intended to cover their income tax obligations for Tutor-Saliba’s income from January 1, 2008 through the completion of the merger. The combined company will retain such income. These distributions for taxes will not take into account any taxes with respect to income or gain realized in respect of the transactions contemplated by the Merger Agreement or otherwise not in the ordinary course of Tutor-Saliba’s business or any gain realized on the distribution of appreciated assets, the taxes for which will be solely the responsibility of the Tutor-Saliba shareholders. In April 2008, Tutor-Saliba distributed approximately $11.6 million of cash to its shareholders in respect of their April 2008 income tax payment obligations arising from Tutor-Saliba’s operations. Shortly before the completion of the merger, the balance of the permissible tax distributions will be determined, and Tutor-Saliba will make additional cash distributions its shareholders that are intended to cover their income tax obligations not covered by the April tax distribution. If Perini and Tutor-Saliba are unable to agree on the amount of the tax distribution or either party later determines that the adjustment was incorrect, the amount of the tax distribution will be adjusted in accordance with a dispute resolution provision provided in the Merger Agreement following the completion of the merger.

In addition, Tutor-Saliba may pay the dividends described in “—Pre-Closing Payment of Dividends; Dividend Notes” below.

Pre-Closing Payment of Dividends; Dividend Notes. The Merger Agreement provides that, notwithstanding the restrictions on the payment of dividends by Tutor-Saliba prior to the closing of the merger, Tutor-Saliba may declare and distribute specified assets as dividends to the Tutor-Saliba shareholders prior to the closing of the merger in an amount up to $120 million. Tutor-Saliba may not distribute such dividends in cash unless the amount of unrestricted cash held by Tutor-Saliba as of the closing of the merger (after giving effect to such dividends, borrowings under Tutor-Saliba’s credit agreement and ongoing operations of Tutor-Saliba) will be at least zero and in any event may not distribute in excess of $50 million in cash dividends prior to the date that is one business day prior to the closing of the merger.

No earlier than one business day prior to the closing of the merger, Tutor-Saliba may declare and distribute a dividend payable in the form of one or more notes. The maximum principal amount of the notes is the amount by which $120 million exceeds the aggregate amount of the cash dividends declared by Tutor-Saliba between the date of the Merger Agreement and the closing, less amounts of indebtedness to be repaid to Tutor-Saliba prior to the effective time of the merger by the former Tutor-Saliba shareholders which have not been repaid by the date of the issuance of the note.

A form of the note is attached as Annex D to this proxy statement, although the form contemplates that it may be changed to reflect requests made by Perini or as are necessary in connection with seeking any consent under, amendment to or replacement of any credit facilities or borrowings of Perini or Tutor-Saliba in connection with the transactions contemplated by the Merger Agreement. The note provides that the unpaid principal balance of the notes and all accrued and unpaid interest thereupon will become due and payable in full on June 30, 2012. Tutor-Saliba may prepay any amounts outstanding under the notes at any time. In addition, Tutor-Saliba will be required to prepay the notes with 100% of excess cash flow of Tutor-Saliba (as described in the note) for the preceding fiscal year (or, for the year in which the closing of the merger occurs, the partial fiscal year from the closing through the end of such fiscal year) within 90 days of the end of each fiscal year until the principal and interest of the notes has been repaid.

Substitute Guarantees. Perini and Tutor-Saliba agreed to cooperate to modify various contracts in order to remove or release Mr. Tutor and his affiliates as obligors, guarantors or sureties of any obligations of Tutor-Saliba or its subsidiaries under the applicable contracts or any similar obligations incurred from and after the date of the Merger Agreement.

Other Covenants. The Merger Agreement contains certain other covenants, including covenants relating to public announcements, access to information and cooperation on tax matters.

Listing of Perini Stock

We have agreed to use our reasonable best efforts to cause the shares of Perini common stock to be issued in connection with the merger to be approved for listing on the NYSE, subject to official notice of issuance. Approval for listing on the NYSE of the shares of Perini common stock issuable to Tutor-Saliba shareholders pursuant to the merger, subject only to official notice of issuance, is a condition to the obligations of Perini and Tutor-Saliba to complete the merger.

Representations and Warranties

The Merger Agreement contains representations and warranties made by each of Perini, Tutor-Saliba and the Tutor-Saliba shareholders to the other parties thereto as of specified dates.

The representations and warranties of Tutor-Saliba and Perini relate to:

•	corporate existence, qualification to conduct business and corporate standing and power;

•	subsidiaries;

•	corporate authority to enter into, and carry out the obligations under, the Merger Agreement and the enforceability of the Merger Agreement;

•	absence of a breach of the certificate of incorporation and bylaws (or their equivalents), applicable law or material agreements as a result of the merger;

•	required approvals and consents as a result of the merger;

•	capital structure;

•	financial statements and disclosure controls and procedures and, in the case of Perini, filings with the SEC;

•	absence of undisclosed liabilities;

•	absence of certain changes or events;

•	legal proceedings;

•	assets;

•	material contracts;

•	governmental contracts;

•	real property;

•	intellectual property;

•	insurance;

•	environmental matters;

•	tax matters;

•	labor and employee matters;

•	employee benefit plans;

•	interested party transactions;

•	the existence of certain unsuitable payments;

•	indemnification obligations;

•	required shareholder votes;

•	applicability of anti-takeover statutes;

•	payment of fees to finders or brokers in connection with the Merger Agreement;

•	in the case of Perini, the opinion of UBS;

•	in the case of Perini, the formation and activities of Merger Sub; and

•	in the case of Tutor-Saliba, ownership of shares of Perini common stock.

The representations and warranties of the Tutor-Saliba shareholders relate to:

•	their ownership of Tutor-Saliba shares;

•	their authority to enter into the Merger Agreement;

•	the absence of conflicts with applicable law and other contracts;

•	an acknowledgement of the nature of their investment in Perini common stock and their accredited investor status; and

•	their status as valid shareholders of a subchapter S corporation within the meaning of the Internal Revenue Code.

Several of the representations and warranties in the Merger Agreement are subject to important qualifications and limitations agreed to by Perini and Tutor-Saliba in connection with negotiating the terms thereof, including in certain cases the qualification that only items that would result in a “material adverse effect” would be deemed to make the representation and warranty untrue or other similar qualifications.

As used in the Merger Agreement, the term “material adverse effect” means, when used with respect to any party, any fact, circumstance, change or effect that, individually or when taken together with all other facts, circumstances, changes or effects in the aggregate, has had or would be reasonably expected to have or result in a material adverse effect on:

•

the business, assets, liabilities, properties, financial condition, or results of operations of such party and its subsidiaries, taken as a whole, other than facts, circumstances, changes or effects resulting from:

•

general market, economic or political conditions (including any changes arising out of acts of terrorism or war, weather conditions or other force majeure events) in the jurisdictions in which such party or any of its subsidiaries does business that do not disproportionately affect such party and its subsidiaries, taken as a whole, in any material respect compared to other Persons operating similar businesses in such jurisdictions;

•

general market, legal or economic conditions in the engineering or construction industries that do not disproportionately affect such party and its subsidiaries, taken as a whole, in any material respect compared to other participants in such industries;

•

the condition of the financial or securities markets in the countries in which such party or any of its subsidiaries does business that do not disproportionately affect such party and its subsidiaries, taken as a whole, in any material respect compared to other persons in such markets;

•

any change in the stock price or trading volume of equity interests of such party traded or listed on any national securities exchange or quotation system (but not any circumstance, change or effect that may be underlying such change to the extent such circumstance, change or effect would otherwise constitute a material adverse effect);

•

the pendency of the Merger Agreement or any of the transactions contemplated thereby, including the merger, or the taking of any action contemplated by the Merger Agreement or expressly permitted by the other party to the Merger Agreement; and

•	changes in GAAP; or

•

the ability of such party to perform its obligations pursuant to the Merger Agreement and the other related agreements and to consummate the transactions contemplated by the Merger Agreement and the other related agreements in a timely manner.

Indemnification

The Merger Agreement provides that following completion of the merger we, on the one hand, and the former Tutor-Saliba shareholders, on the other, will indemnify each other against losses, fines, costs and expenses incurred as a result of a breach of certain representations and warranties or violations of covenants contained in the Merger Agreement, subject to exceptions.

The respective indemnification obligations of each party are subject to customary limitations. No claim may be made as a result of a breach of the representations and warranties unless the loss with respect thereto is greater than $250,000 and the aggregate losses as a result of breach of the representations and warranties exceeds $5 million (and recovery may only be received for losses in excess of that amount). In addition, no party may recover in excess of $60 million for losses as a result of breaches of the representations and warranties. In addition, no party may recover for losses as a result of a breach of the representations and warranties after the end of the survival period for the applicable representation and warranty. Most of the representations and warranties contained in or made pursuant to the Merger Agreement will survive the closing of the merger for a twelve-month period. Many of these limitations are subject to additional exceptions.

The Merger Agreement also limits the ability of any party to the Merger Agreement to be indemnified for losses as a result of, or otherwise rely upon for purposes of closing conditions, termination rights or other rights under the Merger Agreement, information known to the party seeking to assert a claim for indemnification or otherwise exercise the remedy under the Merger Agreement.

The trusts controlled by Mr. Tutor guarantee the indemnification obligations of the former Tutor-Saliba shareholders pursuant to the Merger Agreement.

The right to indemnification is the sole and exclusive remedy of the parties to the Merger Agreement in connection with losses arising out of matters set forth in the Merger Agreement, other than in the case of fraud or willful breach of a representation or warranty or the right to seek injunctive or equitable relief.

Conditions to the Completion of the Merger

The parties’ respective obligations to complete the merger are subject to the satisfaction or, to the extent legally permissible, the waiver of the following conditions in the Merger Agreement:

•

the receipt of the approval of the Merger Agreement by Tutor-Saliba shareholders by delivery of the written consent of Tutor-Saliba shareholders (which was delivered in connection with the execution and delivery of the Merger Agreement), and the receipt of the approval by Perini shareholders of the share issuance proposal and the articles amendment proposal;

•	the receipt of the required statutory approvals, including the expiration or termination of the waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

•

the absence of any law, judgment, injunction, decree or other order by a governmental entity that is in effect challenging the merger or the other transactions contemplated by the Merger Agreement, having the effect of making the merger or the other transactions contemplated by the Merger Agreement illegal, otherwise preventing the consummation of the merger or any of the other transactions contemplated by the Merger Agreement or that seeks to retrain, prohibit or effect the rescission of the merger or the other transactions contemplated by the Merger Agreement;

•	the receipt of the approval for listing by the NYSE of Perini common stock to be issued pursuant to the merger, subject to official notice of issuance; and

•	the articles of amendment of the Perini amended and restated articles of organization having been filed with the Massachusetts Secretary of State and declared effective.

In addition, individually, the parties’ respective obligations to effect the merger are subject to the satisfaction or, to the extent legally permissible, the waiver of the following additional conditions:

•

the representations and warranties of the other party being true and correct as of the date of the Merger Agreement and as of the closing date of the merger unless, other than in the case of representations and warranties regarding capitalization, such failures to be true and correct (without giving effect to any materiality or material adverse effect qualifications or exceptions) in respect of those representations and warranties have not had and are not reasonably likely to result in a material adverse effect on the other party;

•	the other party having performed and complied in all material respects with all covenants required to be performed and complied with by it under the Merger Agreement;

•	the absence of a material adverse effect on the other party since the date of the Merger Agreement;

•

the receipt by both parties of all consents under any contracts or permits in connection with the Merger Agreement and the transactions contemplated thereby, except those consents the failure of which to obtain would not have a material adverse effect;

•	the execution and delivery by Perini and each shareholder of Tutor-Saliba of the Shareholders Agreement, and the Shareholders Agreement being in full force and effect;

•	the execution and delivery by Mr. Tutor and Perini of the Employment Agreement, and there being no constructive or anticipatory notice of termination of service thereunder;

•

in the case of Perini, the receipt by Perini of a certification by Tutor-Saliba to the effect that Tutor-Saliba is not and has not been a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Internal Revenue Code;

•	the receipt of an opinion of the party’s counsel which provides that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

•

in the case of Perini, the receipt by Perini of certain Tutor-Saliba audited financial statements by April 30, 2008, which audited financial statements do not differ in any material respect from the unaudited financial statements previously made available to Perini, except as provided in the Merger Agreement; and

•	the receipt by each party of a certificate from an executive officer of the other party with respect to the satisfaction of certain of the closing conditions.

The Merger Agreement provides that neither Perini nor Tutor-Saliba may rely on the failure of any closing condition to be satisfied if the failure was caused by its failure to use its reasonable best efforts to satisfy the closing conditions or any other material breach of any other provision of the Merger Agreement.

Termination of the Merger Agreement

Right to Terminate. The Merger Agreement may be terminated at any time prior to the completion of the merger in any of the following ways:

•	by mutual written consent of us and Tutor-Saliba;

•	by either us or Tutor-Saliba:

•

if the merger has not been completed by September 30, 2008; provided that this date is automatically extended to December 31, 2008 if the conditions relating to the receipt of shareholder approval for the merger proposals, the receipt of required statutory and regulatory approvals and/or the absence of injunctions or other legal or regulatory restraints and the filing of the amendment to the articles of organization have not been fulfilled but all other conditions to closing have been satisfied or waived or are then capable of being satisfied; provided, further, that a party may not terminate the Merger Agreement pursuant to this provision if its failure to fulfill in any material respect any of its obligations under the Merger Agreement has resulted in the failure of the merger to have been completed by the applicable termination date;

•

if a governmental entity has enacted, issued, promulgated, enforced or entered into a law, judgment, injunction, decree or other order that is in effect, has become final and non-appealable and has the effect of making the merger or the other transactions contemplated by the Merger Agreement illegal, otherwise preventing the consummation of the merger or any of the other transactions contemplated by the Merger Agreement or that seeks to restrain or prohibit the consummation of, or effect the rescission of the merger or the other transactions contemplated by the Merger Agreement; provided, that a party may not terminate the Merger Agreement pursuant to this provision if such party failed to use its reasonable efforts to resist or prevent the entry or passage, or to seek the removal or lifting of such law, judgment, injunctions, decree or order; or

•

if the Perini shareholders fail to approve the share issuance proposal or the amendment proposal at the annual meeting or any adjournment or postponement thereof at which a vote on the merger proposals was taken; or

•	by Perini:

•

if there has been an uncured breach or failure to perform in any material respect of any representation, warranty, covenant or other agreement made by Tutor-Saliba or any of its shareholders in the Merger Agreement, and the breach or failure to perform would result in the applicable closing condition to the merger not being satisfied; or

•

if the Perini board of directors has effected a change of recommendation if such change of recommendation is for the purposes of accepting or adopting an acquisition proposal or entering into an acquisition agreement; or

•	by Tutor-Saliba:

•

if there has been an uncured breach or failure to perform in any material respect of any representation, warranty, covenant or other agreement made by Perini in the Merger Agreement, and the breach or failure to perform would result in the applicable closing condition to the merger not being satisfied; or

•	if the Perini board of directors has effected a change of recommendation.

Termination Fees/Reimbursement of Expenses. Perini will be required to pay a termination fee of $30 million to Tutor-Saliba:

•

immediately upon termination of the Merger Agreement by Perini after it effects a change of recommendation for the purposes of accepting or adopting an acquisition proposal or entering into an acquisition agreement;

•

within one business day following the consummation of an acquisition transaction if (i) Perini or Tutor-Saliba terminates the Merger Agreement due to any Perini change of recommendation other than a Perini change of recommendation described in the bullet immediately above, and (ii) Perini enters into an acquisition agreement, or an acquisition transaction is otherwise consummated, within twelve months following the termination of the Merger Agreement (provided however that for these purposes 20% and 80% in the definition of acquisition transaction and acquisition agreement should be substituted with 35% and 65%); or

•

within one business day following the consummation of an acquisition transaction if (i) Perini or Tutor-Saliba terminates the Merger Agreement due to a failure to receive Perini shareholder approval at the Perini shareholders meeting and (ii) after the date of the Merger Agreement and before the Perini shareholders meeting, an acquisition proposal has been publicly announced and not withdrawn, and (iii) Perini enters into an acquisition agreement, or an acquisition transaction within twelve months following the termination of the Merger Agreement (provided however that for these purposes 20% and 80% in the definition of acquisition transaction and acquisition agreement should be substituted with 35% and 65%).

Perini will reimburse Tutor-Saliba for up to $5 million of Tutor-Saliba’s reasonable, documented, out-of-pocket expenses if (i) Perini or Tutor-Saliba terminate the Merger Agreement due to a failure to receive Perini shareholder approval at the Perini shareholders meeting or (ii) Perini or Tutor-Saliba terminates the Merger Agreement due to any Perini change of recommendation. The reimbursement of expenses will not limit the obligation of Perini to pay the termination fee described above, if applicable.

The Shareholder Representative

Each Tutor-Saliba shareholder has appointed Mr. Tutor as the shareholder representative to serve as its and their true and lawful agent and attorney-in-fact. In such capacity, the shareholder representative may take any action on behalf of the shareholders of Tutor-Saliba, and may bind them under the Merger Agreement and any other related agreement.

Amendments, Extensions and Waivers

Amendments. The Merger Agreement may be amended by the parties, except that any amendment after the Perini shareholders meeting that by law requires approval by shareholders may not be made without such approval. The Merger Agreement may not be amended by Perini without the approval of the Special Committee or, if such committee shall no longer be constituted, a majority of the independent directors of Perini. All amendments to the Merger Agreement must be in writing signed by each party.

Extensions and Waivers. At any time prior to the completion of the merger, any party to the Merger Agreement may extend the time for the performance of any of the obligations or other acts of any other party; waive any inaccuracies in the representations and warranties of any other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; or subject to the restrictions described in the immediately preceding paragraph, waive compliance by any other party with any of the agreements or conditions contained in the Merger Agreement. All extensions and waivers must be in writing and signed by the party against whom the extension or waiver is to be effective.

Governing Law. The Merger Agreement is governed by the laws of New York, other than with respect to certain provisions and actions related thereto that are governed by the laws of California and Massachusetts, as appropriate.

The Shareholders Agreement

Simultaneously with the execution of the Merger Agreement, we entered into the Shareholders Agreement with Mr. Tutor, as the shareholder representative, and each of the Tutor-Saliba shareholders who will become shareholders of Perini upon completion of the merger. The Shareholders Agreement will become effective upon the completion of the merger.

The following is a summary of the material terms of the Shareholders Agreement. This summary does not purport to describe all the terms of the Shareholders Agreement and is qualified by reference to the complete Shareholders Agreement, which is attached as Annex B to this proxy statement and incorporated by reference in this proxy statement. All shareholders of Perini are urged to read the Shareholders Agreement carefully and in its entirety.

The Shareholder Representative

Mr. Tutor has agreed to serve as the shareholder representative of the former Tutor-Saliba shareholders under the Shareholders Agreement. He shall serve in such capacity until his resignation as the shareholder representative or his death or mental or physical incapacity. If Mr. Tutor ceases to serve as the shareholder representative under the Shareholders Agreement, the Tutor Group shall select a replacement shareholder representative.

Composition of the Board of Directors

The Shareholders Agreement provides that the shareholder representative will have the right to designate two nominees for election to the Perini board of directors for so long as the Tutor Group owns at least 22.5% of the outstanding shares of Perini common stock and one nominee if the Tutor Group owns less than 22.5% but more than 11.25% of the outstanding shares of Perini common stock. In addition, for so long as Mr. Tutor serves as the chief executive officer of Perini, he will be nominated for election to the Perini board of directors. The remaining members of the Perini board of directors will be nominated by the Nominating and Governance Committee of the Perini board of directors. At each meeting of Perini shareholders following the completion of the merger at which directors of Perini are to be elected, Perini has agreed to nominate for election to the Perini board of directors and recommend the election of the shareholder representative’s designees and Mr. Tutor (as long as he serves as Perini’s chief executive officer), subject to certain limitations to comply with law, governance requirements or eligibility for listing on a securities exchange or if a nominee is deemed to be unfit to serve as a director of an NYSE-listed company or otherwise does not meet applicable eligibility criteria.

The Tutor Group is expected to own approximately 43% of the outstanding shares of Perini common stock immediately following the closing of the merger. Pursuant to the Shareholders Agreement, the Perini board of directors at the effective time of the merger would be comprised of Mr. Tutor, two designees of the shareholder representative and eight other directors nominated by the Nominating and Governance Committee of the Perini board of directors (which are expected to include all of Perini’s existing directors). Mr. Tutor has designated C.L. Max Nikias as one of the shareholder representative’s board designees, and he will be appointed as a new member of the Perini board of directors upon the completion of the merger. As of the date of this proxy statement, Mr. Tutor has not elected to exercise his right to nominate a second director for election, although he has not waived the right to do so in the future. Accordingly, Perini expects that, at the effective time of the merger, the Perini board of directors will be comprised of Mr. Tutor, Mr. Nikias and nine other directors recommended by the Nominating and Governance Committee of the Perini board of directors.

To the extent permitted by applicable law and the rules of the principal stock exchange on which Perini common stock is listed and to the extent determined by the Nominating and Governance Committee of the Perini board of directors, the shareholder representative will be entitled to have one of his designees serve on each committee of the Perini board of directors.

Voting Restrictions

Pursuant to the Shareholders Agreement, the Tutor Group will vote all of their shares of Perini common stock in support of the Perini board of directors’ slate of directors as described above.

In addition, on all other matters to be voted on by shareholders of Perini, the Shareholders Agreement provides that the Tutor Group will vote their shares of Perini common stock that are, in the aggregate, equal to up to 20% of the voting power of the outstanding shares of Perini common stock, in their discretion and the balance of their shares of Perini common stock in the same proportions as all other shares of Perini common stock (excluding the Tutor Group) are voted on such matter.

The Tutor Group has agreed not to grant any proxies with respect to Perini common stock or enter into any arrangement with respect to the voting of or taking action with respect to shares of Perini common stock other than as provided under the Shareholders Agreement.

These restrictions on voting remain in effect until the later of the third anniversary of the effective time of the merger or the date on which the Tutor Group owns less than 20% of the aggregate issued and outstanding shares of Perini common stock.

Standstill

Pursuant to the Shareholders Agreement, until the later of the third anniversary of the effective time of the merger or the date on which the Tutor Group owns less than 20% of the outstanding shares of Perini common stock, the Tutor Group may not take certain actions that may be deemed to be actions to obtain control of Perini, including:

•

acquiring or offering to acquire shares of Perini common stock that will result in the Tutor Group collectively owning shares of Perini common stock equal to more than the percentage of the total outstanding shares of Perini common stock to be held by them at the effective time of the merger (approximately 43%);

•	directly or indirectly soliciting proxies;

•	forming a “group” within the meaning of the federal securities laws;

•	granting any proxies or voting power with respect to their shares or depositing any shares in a voting trust;

•	initiating shareholder proposals;

•	seeking election of new board members or replacement of current board members;

•	seeking to call shareholder meetings;

•	making any public announcement or proposal with respect to any form of business combination transaction involving Perini; or

•	seeking publicly to have Perini waive, amend or modify any of the standstill provisions contained in the Shareholders Agreement.

These standstill restrictions will not prohibit or restrict any action taken by a director or designee of the shareholder representative as a member of the Perini board of directors or the exercise of any voting rights with regard to shares of Perini common stock.

Transfer Restrictions

The Shareholders Agreement provides that for six months after the completion of the merger, none of the former Tutor-Saliba shareholders may transfer or dispose of the shares of Perini common stock acquired pursuant to the merger other than to certain affiliated persons or pursuant to the exercise of piggyback registration rights described below following the decision by Perini to register shares of Perini common stock.

After the six-month anniversary of the completion of the merger, the Tutor Group will not be permitted to transfer shares of Perini common stock unless after doing so they continue to collectively own at least 70% of the shares of Perini common stock acquired by them pursuant to the merger. This restriction on the transfer of shares continues until the later of the fifth anniversary of the effective time of the merger or the date on which the Tutor Group owns less than 20% of the aggregate issued and outstanding shares of Perini common stock. After the fifth anniversary of the effective time of the merger or following the termination of Mr. Tutor’s employment without “Cause” pursuant to the Employment Agreement, such restrictions lapse and the Tutor Group may transfer shares of Perini common stock so long as such transfers do not include a transfer of shares directly or indirectly equal to 15% of the total voting power of Perini to any person or group. In addition, all transfer restrictions under the Shareholders Agreement terminate on the date that is the later of the fifth anniversary of the completion of the merger and such time as the Tutor Group collectively ceases to own 20% of the aggregate issued and outstanding shares of Perini common stock. Notwithstanding the foregoing, the former Tutor-Saliba shareholders may transfer or dispose of shares of Perini common stock in any transactions approved by a majority of the Perini board of directors, excluding Mr. Tutor and the directors designated by him in his capacity as the shareholder representative.

Registration Rights

Pursuant to the Shareholders Agreement, Perini has agreed to give the Tutor-Saliba shareholders who will become Perini shareholders pursuant to the merger certain registration rights with respect to the shares of Perini common stock acquired pursuant to the merger.

Demand Registration. Following the six-month anniversary of the effective time of the merger and subject to the continuing effect of the transfer restrictions set forth in the Shareholders Agreement noted above, the shareholder representative may require Perini to register shares of Perini common stock issued to the Tutor Group in connection with the merger for resale under the Securities Act in an underwritten offering. The shareholder representative may exercise this demand registration right on up to three occasions. Perini will use its reasonable best efforts to qualify for registration on Form S-3. These demand registration rights are subject to customary conditions and limitations. Perini is responsible for paying the expenses of any such registration.

Piggyback Registration. If we propose to register any securities under the Securities Act, each Tutor-Saliba shareholder who will become Perini shareholders pursuant to the merger must receive notice of the registration and to include its shares of Perini common stock in the registration. These “piggyback registration” registration rights are subject to customary conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in such registration and Perini’s right not to effect a requested registration. Perini is responsible for paying the expenses of any such registration.

Governing Law. The Shareholders Agreement is governed by the laws of Massachusetts.

The Employment Agreement

Simultaneously with the execution of the Merger Agreement, we entered into the Employment Agreement with Mr. Tutor. The Employment Agreement will become effective upon the completion of the merger.

The following is a summary of the material terms of the Employment Agreement. This summary does not purport to describe all the terms of the Employment Agreement and is qualified by reference to the complete Employment Agreement, which is attached as Annex C to this proxy statement and incorporated by reference in this proxy statement. All shareholders of Perini are urged to read the Employment Agreement carefully and in its entirety.

Position; Compensation and Benefits. Under the Employment Agreement, Mr. Tutor will serve as chief executive officer of Perini, and as a member and the chairman of the Perini board of directors. Mr. Tutor has agreed to devote his reasonable best efforts and full business time to the performance of his duties under the Employment Agreement and the advancement of the business and affairs of Perini, other than his service on other boards of directors and charitable organizations and the maintenance of his family investments. He will receive an initial annual base salary of $1.5 million, subject to annual review and upward adjustment, an annual performance-based cash bonus opportunity equal to 175% of his base salary if target performance levels established by the Compensation Committee of the Perini board of directors are satisfied (with greater or lesser amounts paid if performance levels are above or below such target level), and will be eligible to participate in Perini’s equity incentive plan to be adopted after the effective time of the merger.

Term. The initial term of the Employment Agreement is five years, commencing on the effective date of the merger. The term extends automatically for successive one-year periods, unless either party notifies the other at least 90 days in advance of the expiration of the Employment Agreement that it does not intend to renew the Employment Agreement.

Termination. If (i) we terminate Mr. Tutor’s employment for any reason other than for “Cause” or disability, or (ii) Mr. Tutor terminates his employment for “Good Reason” (as such terms are defined in the Employment Agreement), Mr. Tutor will be entitled to receive a severance package consisting of the following payments and benefits:

•	any earned but unpaid base salary and all other accrued benefits through the date of employment termination will be paid;

•

Mr. Tutor will receive a pro rata bonus for the calendar year in which his employment ends equal to the amount of such bonus that would have been paid to him had he remained with Perini for that entire calendar year, pro rated for the portion of the year he worked prior to his termination;

•	a cash payment equal to two times the sum of his base salary and target bonus for the year of termination;

•	immediate vesting of all outstanding equity awards Mr. Tutor holds; and

•	continued benefits for Mr. Tutor and his dependents for a period of 24 months.

If Mr. Tutor’s employment is terminated other than for “Cause” or “Disability” during the two years following a “Change of Control” of Perini (as such terms are defined in the Employment Agreement) Mr. Tutor is entitled to the payments above, except that instead of receiving the cash payment equal to two times the sum of his base salary and target bonus for the year of termination, Mr. Tutor would receive a cash payment equal to three times the sum of his base salary and target bonus, and the continued benefits for Mr. Tutor and his dependents will continue for the greater of 36 months and the remaining term of his Employment Agreement.

If Mr. Tutor’s employment is terminated due to his death or due to his Disability, then (i) any earned but unpaid base salary and all other accrued benefits through the date of employment termination will be paid, and (ii) all outstanding equity awards held by him shall immediately vest.

Perini will generally have “Cause” to terminate Mr. Tutor’s employment in the following circumstances: (i) his conviction of, or plea of nolo contendere to, a felony; (ii) his willful and continued failure to substantially perform his essential job functions; (iii) his material act of fraud or willful and material misconduct to Perini; (iv) his willful and material breach of the employment contract; (v) a material breach by him of any material written Perini policy; or (vi) a failure by him to cooperate in any investigation or audit regarding the accounting practices, financial statements, or business practices of Perini. For purposes of this provision, no act or failure to act, on the part of Mr. Tutor, shall be considered “willful” unless it is done, or omitted to be done, by Mr. Tutor in bad faith or without reasonable belief that his action or omission was in the best interest of Perini. Any termination for Cause generally requires written notice to Mr. Tutor and providing him with 10 days to cure the conduct after such notice. The Perini board of directors must also vote affirmatively that Mr. Tutor is to be terminated for Cause after giving him an opportunity to be heard by the full board.

Mr. Tutor will generally have “Good Reason” to terminate his employment under any of the following circumstances: (i) any adverse change in his titles; (ii) any reduction in his base salary; (iii) a material diminution in his authority, responsibilities or duties; (iv) the assignment of duties materially inconsistent with his position; (v) a relocation of his place of employment to a location more than 50 miles further from the current offices near Los Angeles, California; (vi) any other material breach of the terms the Employment Agreement or (vii) the failure of Perini to have his contract assumed after a merger, consolidation, sale or similar transaction. In order to invoke a termination for Good Reason, Mr. Tutor must notify Perini of the existence of the event of Good Reason within 90 days of its occurrence, Perini must fail to cure the event within 30 days of the notice, and Mr. Tutor must terminate his employment within 10 days of the expiration of such period.

Perquisites and Benefits. Mr. Tutor is entitled to various perquisites and benefits as set forth in the Employment Agreement; including, (i) 150 hours of flying time per calendar year of personal use of Perini’s business jet, with any unused balance being carried forward to subsequent years while employed; (ii) use of an automobile and driver, and use of an apartment in Las Vegas, Nevada, in each case on terms and conditions to be determined by the Perini board of directors; (iii) participation in all fringe benefits and perquisites made available generally to senior executives of Perini, generally on the same terms and conditions, (iv) 30 days vacation; (v) participation in all pension, retirement, profit sharing, savings, 401(k), income deferral, life insurance, disability insurance, accidental death and dismemberment protection, travel accident insurance, hospitalization, medical, dental, vision and other employee benefit plans, programs and arrangements made available generally to other senior executives of the Perini, to the extent eligible. Furthermore, Perini will obtain, on behalf of Mr. Tutor, life insurance coverage under term or ordinary life insurance polici(es) (at his choice) with an aggregate annual premium cost not to exceed $175,000.

Non-Competition. Mr. Tutor has agreed that during the term of his employment with Perini and for two years after the end of his employment (unless his employment is terminated by Perini without “Cause” or he terminates his employment for “Good Reason”), he will not compete with Perini or solicit certain of its employees. Mr. Tutor has also agreed to be bound by customary restrictions on disclosure of confidential information.

Tax Gross Up. If Mr. Tutor’s benefits and payments become subject to an excise tax under Section 4999 of the Internal Revenue Code in connection with a change in control of Perini, he will be entitled to an additional “gross up payment” to compensate him for the amount of this additional excise tax.

Governing Law. The Employment Agreement is governed by the laws of California.

Post-Merger Governance and Management

Board of Directors

As described above, upon the completion of the merger, Mr. Tutor (as the shareholder representative for the former Tutor-Saliba shareholders) will have the right to designate two nominees for election to the Perini board of directors and, for so long as Mr. Tutor serves as our chief executive officer, he will be nominated for election to the Perini board of directors. Please see “The Shareholders Agreement” beginning on page 77 for a description of the composition of the Perini board of directors following completion of the merger.

The Shareholders Agreement provides that the Perini board of directors at the effective time of the merger will be comprised of Mr. Tutor, two designees of the shareholder representative and eight other directors nominated by the Nominating and Governance Committee of the Perini board of directors (which are expected to include all of Perini’s existing directors). It is expected that the eight current members of the board will be joined by Marilyn A. Alexander, Donald D. Snyder and Mr. Nikias. Mr. Tutor has designated Mr. Nikias as one of the shareholder representative’s board designees, and he will be appointed as a new member of the Perini board of directors upon the completion of the merger. As of the date of this proxy statement, Mr. Tutor has not elected to exercise his right to nominate a second director for election, although he has not waived the right to do so in the future. Accordingly, Perini expects that at the effective time of the merger, the Perini board of directors will be comprised of Mr. Tutor, Mr. Nikias and nine other directors recommended by the Nominating and Governance Committee of the Perini board of directors. Mr. Tutor has advised the Perini board of directors that should he choose to designate a second person for appointment to the board of directors at a time when the board already included eleven members, he would support a temporary expansion of the board to twelve members to accommodate such additional member. Such expansion would continue until the next meeting of shareholders at which directors are elected, at which time he would expect the size of the board to be reduced back to eleven members (as contemplated by the Shareholders Agreement) and the slate of nominees for election to be adjusted accordingly.

Following the closing of the merger, and assuming the Perini shareholders elect the four director-nominees listed in Proposal 3 and assuming that Mr. Tutor appoints Mr. Nikias to serve as a director, the Perini board of directors will be classified in accordance with our By-Laws as follows:

Class I directors (with terms expiring in 2009): Robert Band, Michael R. Klein, and Robert L. Miller.

Class II directors (with terms expiring in 2010): Williard W. Brittain, Jr., Robert A. Kennedy, C.L. Max Nikias and Ronald N. Tutor.

Class III directors (with terms expiring in 2011): Marilyn A. Alexander, Peter Arkley, Raymond R. Oneglia and Donald D. Snyder.

Voting Restrictions

Pursuant to the Shareholders Agreement, Mr. Tutor has agreed to certain restrictions on his rights to vote the shares of Perini common stock that he will control following the completion of the merger. Please see “The Shareholders Agreement” beginning on page 77 for a description of the restrictions applicable to Mr. Tutor’s voting rights pursuant to the Shareholders Agreement.

Management

Other than the Employment Agreement, as of the date of this proxy statement, neither we nor any of our affiliates has entered into any employment agreements with our management in connection with the merger, nor amended or modified any existing employment agreements. Upon completion of the merger, Mr. Tutor will continue to serve as chief executive officer and as a member and chairman of the Perini board of directors, subject to the terms and conditions of the Employment Agreement. We currently intend to retain members of our management team following the merger.

INFORMATION ABOUT TUTOR-SALIBA

Tutor-Saliba Business

Tutor-Saliba is a leading civil infrastructure and commercial building construction company that focuses on large, complex projects, usually ranging from $100 million to $1 billion or more in size. Tutor Saliba manages all aspects of these projects, including design-build, design-bid-build and pre-construction services for project owners. These capabilities, together with its significant capacity to self-perform critical construction specialties such as concrete forming and placement, site excavation and support of excavation, and electrical and mechanical services, are the core strengths of Tutor-Saliba.

Tutor-Saliba operates in three segments: domestic building, domestic civil and international. Its domestic building operations are predominately in Nevada and California, where Tutor-Saliba maintains large offices. Its domestic civil operations have been historically focused primarily in California and New York, and it plans to expand by pursuing attractive infrastructure opportunities elsewhere in the United States. Its international operations are conducted primarily on the island of Guam and in the Philippines.

Tutor-Saliba disposed of the property comprising its commercial real estate segment in January 2008, as discussed below. The real estate operations are classified in discontinued operations. Accordingly, Tutor-Saliba did not discuss the impact of that segment on its overall performance.

Tutor-Saliba’s growth has been driven by its success in winning contracts and effectively performing public infrastructure development and public and private sector building construction projects over many years. In 2007, Tutor-Saliba experienced growth in revenues and earnings in all of its business segments.

Below is a list of key factors that Tutor-Saliba believes will affect its future performance:

•

In its domestic building segment, the availability of opportunities for major construction projects depends on significant capital spending commitments by project sponsors in the markets served by Tutor-Saliba. For example, Tutor-Saliba’s business in recent periods has benefited significantly from two ongoing projects in Las Vegas (the Wynn Encore and Planet Hollywood Tower), which were awarded in 2006. These projects will continue to drive Tutor-Saliba’s operating performance in 2008. Tutor-Saliba believes that it can capitalize on its success on these projects and win significant additional casino hotel project opportunities in Las Vegas and elsewhere. The number and size of these future opportunities will be determined in part by consumer demand for upscale casino hotel gaming experiences, and by the availability of financing in the capital markets for project sponsors. Tutor-Saliba believes there will be continuing opportunities for public and private sector building construction in other fields as, for example, inefficient government buildings are replaced (such as the Los Angeles Police Headquarters building Tutor-Saliba is completing) and as the continuing growth of the healthcare sector and the aging of the “baby boom” creates demand for modern hospitals.

•

The pace of investment in infrastructure and the timing and availability of opportunities for its domestic civil segment to win new contracts in any particular period is a function of many factors including annual appropriations, development schedules, the availability of federal matching funds, administrative approvals and governmental priorities, which can in turn be affected by state and local budget conditions. There is widespread consensus that infrastructure in the United States has been substantially undercapitalized, as evidenced by major legislative initiatives in the United States Congress, California and other states and municipalities in recent years. These legislative initiatives have earmarked significant funds for highway, bridge, airport and other infrastructure projects that Tutor-Saliba believes will present it with significant opportunities for continued expansion.

•

Tutor-Saliba is expanding its international segment on the island of Guam, where it is the largest contractor in the market, to take advantage of the announced planned relocation of 8,000 United States Marines and other military personnel from Okinawa, Japan. These Guam activities will generate an estimated $10.3 billion of projects for the construction industry over a period of approximately seven years beginning in 2009.

Tutor-Saliba’s senior management team is directly involved in each bidding process, and no major bid is submitted and no major contract is entered into without the approval of Tutor-Saliba’s senior management, including its president and chief executive officer, Ronald N. Tutor. Tutor-Saliba’s approach is to bid selectively on projects that are consistent with its profitability goals, and not to pursue low-margin projects or projects that have schedules or other requirements that it believes pose unacceptable performance risks. As a result of its experience in bidding, negotiating and performing large, complex projects over many years, its familiarity with key suppliers and subcontractors in its markets, its ability to self-perform many construction specialties, and its track record of performing its projects on time and on budget, Tutor-Saliba has been able to achieve substantial returns for its shareholders.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Most of Tutor-Saliba’s business is conducted under fixed price and guaranteed maximum price contracts. Tutor-Saliba’s profitability therefore depends to a large degree on its ability to accurately forecast costs and timetables for a potential project when it bids or negotiates the contract, and to successfully control project costs and meet project schedules when it performs the contract. Tutor-Saliba’s ability to accurately estimate and provide for the necessary workforce, materials and subcontractors for each project directly affects its contract profitability. If Tutor-Saliba underestimates its costs, or if it fails to meet its projected schedules, its performance can be adversely affected, and the impact on a particular quarter or year can be significant under percentage-of-completion accounting, as discussed under “Critical Accounting Policies” beginning on page 88.

Tutor-Saliba’s estimating process is extensive, and it maintains separate estimating departments for its domestic civil, domestic building and international segments. Tutor-Saliba’s estimating function benefits from its long relationships with union and non-union labor providers and subcontractors in Tutor-Saliba’s key markets, and Tutor-Saliba generally contracts for its principal estimated material needs (e.g., concrete and steel) at the beginning of each job. In some of Tutor-Saliba’s contracts, it is able to pass certain cost increases (through contingency and escalation clauses) along to the customer. Tutor-Saliba requires many subcontractors to obtain performance bonds, and Tutor-Saliba often obtains bonding to protect against materials delivery defaults (through materials supply bonds) and subcontractor non-performance (through contractor default insurance), with premiums for any such bonds and insurance included in its bids, subject to deductibles at its risk. Tutor-Saliba owns substantially all of its equipment fleet, and the depreciation and amortization expense it incurs for equipment is substantially less than what rental cost would be for the same fleet. Tutor-Saliba does not maintain a separate sales force, as the size of its projects generally requires direct, extensive management involvement with project sponsors in each bid proposal.

Tutor-Saliba’s ability to estimate performance schedules is also of critical importance, as it can earn additional profit if it completes a project ahead of schedule, whether through contractual bonuses and/or avoiding anticipated costs. If Tutor-Saliba fails to meet contractual performance schedules it may be subject to additional costs that reduce its profitability and/or liquidated damages to the project owner.

Because Tutor-Saliba works on very large projects that are generally completed over a period of 30 to 42 months, its revenues and earnings at any point in time are frequently concentrated in a few projects in each segment. For example, in the three months ended March 31, 2008, Tutor-Saliba’s domestic building segment generated 56.1% and 19.0% of revenues, from the Las Vegas Wynn Encore and Las Vegas Planet Hollywood Tower projects, respectively. Similarly, in that same period, Tutor-Saliba’s domestic civil segment generated 39.2% of its revenues from the Los Angeles International Airport Runway and Taxiway Improvements project. Tutor-Saliba’s customers are either government agencies or large, well-financed private entities and it has not historically had any meaningful customer credit issues and does not presently maintain any reserve for doubtful accounts. Tutor-Saliba’s government customers generally require contractors bidding on major projects to “pre- qualify” based on financial strength, experience and other factors, and it has been able to consistently pre-qualify and win repeat contracts with Caltrans and other state agencies and educational institutions when it has been the low bidder. For private sector work, Tutor-Saliba maintains strong relationships with clients who appreciate Tutor-Saliba’s ability to deliver projects. Tutor-Saliba continuously evaluates new opportunities with customers that have major building needs and selects the best opportunity to replace its large existing projects as they are completed in order to replenish its backlog and continue expanding.

In certain of its projects, particularly in its domestic civil segment, Tutor-Saliba enters into joint venture arrangements with other contractors. Since 1977, Tutor-Saliba has been involved in 35 joint ventures with Perini with aggregate project values over $3 billion. Each of the joint venture participants is usually committed to supply a predetermined percentage of capital and bonding capacity, as required, and to share in a predetermined percentage of the income or loss of the project. Depending on geographic location, one of the venture partners generally takes operating control of the project, with the other partners primarily providing financial support. Tutor-Saliba typically has management responsibility for joint ventures located in the western United States, while other partners have had operational control of joint ventures in the eastern United States. Historically, Tutor-Saliba accounted for joint ventures using the equity method of accounting. In 2007, Tutor-Saliba changed its method of reporting its interests in joint ventures to the proportionate consolidation method, with its financial statements reflecting its proportionate interest in the assets, liabilities and results of operations of each venture. Ordinarily, joint ventures are structured as general partnerships, and each participant is fully liable for the obligations of the joint venture. Tutor-Saliba will continue to seek out attractive joint venture opportunities in its existing markets and throughout the United States.

Tutor-Saliba elected to be taxed as a subchapter S corporation effective January 1, 1996. The provision for taxes reflected in Tutor-Saliba’s historical financial statements in this proxy statement relates primarily to its subsidiary, Black Construction Corporation, which conducts Tutor-Saliba’s international segment operations and is not subject to Tutor-Saliba’s subchapter S corporation election. Tutor-Saliba will cease to be a subchapter S corporation upon the completion of the merger.

Recent Developments and Expected 2008 Events

Acquisitions

In late 2007 and early 2008, Tutor-Saliba completed two acquisitions of subcontractors and the acquisition of certain assets to establish an aggregates production operation. It intends to continue to consider acquisition opportunities that expand its ability to self-perform construction specialties and to expand its geographic reach in the United States. When Tutor-Saliba acquires subcontractors, it expects that they will generally continue to subcontract for jobs on projects other than Tutor-Saliba’s projects as an additional source of revenue.

Desert Plumbing & Heating Co., Inc. On January 4, 2008, Tutor-Saliba completed the stock purchase of Desert Plumbing & Heating Co., Inc. (DPH), located in Las Vegas, Nevada, for $35 million in cash. In addition to this cash consideration, Tutor-Saliba has also agreed to pay the former owner of DPH a percentage of DPH’s earnings over the next three years, up to a maximum of $4 million annually. Upon the completion of the merger, this amount will become fixed at $12 million in the aggregate and will no longer be contingent upon DPH’s earnings and will be payable in annual installments of $4 million in each of 2008, 2009 and 2010 (assuming completion of the merger in 2008). Tutor-Saliba has the right to pay this $12 million amount in cash or stock. Based on preliminary purchase accounting estimates, at December 31, 2007, DPH had $24.7 million in liabilities, making the total value of the transaction $59.7 million (before the contingent payment), resulting in intangible assets (including goodwill) of $27.5 million (plus $12 million for the contingent payment on a pro forma basis) and additional tangible assets of $32.2 million, subject to final completion of purchase accounting adjustments.

Powerco Electric Corp. On September 12, 2007, Tutor-Saliba completed the stock purchase of Powerco Electric Corp., an electrical subcontractor, for $3.3 million in cash. The acquisition was effective as of September 30, 2007 and included the assumption of $25.7 million in Powerco’s liabilities for a total consideration of $29 million, which included intangibles (including goodwill) of $7 million and tangible assets of

$22 million. Substantially all of Powerco’s work prior to acquisition was as a subcontractor for Tutor-Saliba, and most of Powerco’s contracts with Tutor-Saliba were not profitable to Powerco. Tutor-Saliba had previously advanced working capital funds to Powerco starting in May 2005 to help mitigate its cash flow difficulties on several of its subcontracts on Tutor-Saliba’s projects. At the effective date of the acquisition, the sum of these advances had reached $17.8 million. These liabilities and Tutor-Saliba’s related receivable were eliminated on consolidation.

North Valley Commerce Center, Building G. On October 30, 2007, Tutor-Saliba entered into an agreement to purchase the North Valley Commerce Center, Building G, in Sylmar, California for $6.5 million in cash. The property will include an office and warehouse facility, which are currently under construction. As of January 25, 2008, Tutor-Saliba had made initial deposits for the property totaling $0.3 million into an escrow account. The purchase is expected to close upon substantial completion of the office and warehouse facility.

Aggregates Business. On March 7, 2008, Tutor-Saliba entered into an agreement for the transfer and purchase of certain mineral material mining contracts, equipment, and material stockpiles used to operate All Star Aggregate, Inc.’s existing business in Sloan Pit, which is located in Clark County, Nevada, for a purchase price of $5.2 million in cash. In connection with that transaction, on March 12, 2008, Tutor-Saliba entered into a ten-year renewable contract with the Bureau of Land Management (BLM) for the extraction of 19.5 million tons of limestone aggregate on land located at Mount Diablo Meridian, Nevada. Pursuant to Tutor-Saliba’s September 12, 2007 bid of $0.90 per ton and a $0.01 per ton administrative fee, the contract price totals approximately $17.7 million and requires a 5% deposit of $0.9 million prior to beginning extraction. The balance of the contract price will be paid monthly over the contract term based upon the value of materials removed in the prior month. In addition, Tutor-Saliba is obligated under a separate agreement to pay a third-party finders fee related to the transaction in the amount of $0.3 million.

Amended and Restated Credit Agreement

On September 17, 2007, Tutor-Saliba entered into a new Senior Secured Revolving Credit Facility with Comerica Bank, as administrative agent, and two participant lenders. Subsequently, on May 12, 2008, Tutor-Saliba executed the First Amendment to Revolving Credit Agreement. For a description of Tutor-Saliba’s new agreement, please see “Liquidity and Capital Resources—Cash and Working Capital” beginning on page 97. Tutor-Saliba expects to enter into an amendment to this credit agreement, or enter into a new credit agreement, in connection with the merger.

Subchapter S Dividends; Termination of Subchapter S Status

In January and April of 2008, Tutor-Saliba distributed $27.9 million and approximately $11.6 million, respectively, to its shareholders to facilitate their payment of income taxes attributed to them as a result of Tutor-Saliba’s status as a subchapter S corporation. In connection with the consummation of the merger, Tutor-Saliba will distribute an estimated $120 million in cash or notes to its shareholders, as its final subchapter S distribution. This amount represents a return of invested capital (with respect to certain shareholders), earnings and profits from years prior to Tutor-Saliba’s S election and amounts of its net income that have been or will be subject to taxes to its shareholders in respect of periods prior to December 31, 2007, less distributions previously made to its shareholders with respect to such net income. Tutor-Saliba will cease to be a subchapter S corporation upon the consummation of the merger.

Distribution of Commercial Real Estate; Distribution of Residential Real Estate

Effective January 1, 2008, Tutor-Saliba transferred its interest in its commercial real estate segment, comprised of an interest in an office building, of which one of its subsidiaries was the majority owner, in exchange for the 2% beneficial interest in Black Construction Company that it did not already own. The property was transferred to the minority interest holder, which is owned by Mr. Tutor. The net book value of the property and equipment transferred was $26.8 million at December 31, 2007 and the minimum future rental income as of

December 31, 2007 was $18.3 million. The transferee is assuming mortgage debt of $24.4 million. As a result of this transaction, the assets, liabilities and operating results associated with this business will be reflected in Tutor-Saliba’s consolidated financial statements as discontinued operations. Prior to completion of the merger, Tutor-Saliba will also distribute to its shareholders a residential property in Ketchum, Idaho for its fair market value of approximately $3.5 million.

2008 Compensation Charge for 2007 Sale of Stock

In October, 2007, a trust controlled by Mr. Tutor sold an aggregate of 34,500 shares of Tutor-Saliba common stock, representing 3.8% of Tutor-Saliba’s outstanding common equity, to certain Tutor-Saliba executives for an aggregate purchase price of $9.6 million, paid in the form of recourse notes payable by such executives. There are buy-sell agreements between the executives and the trust that allow the trust to repurchase the shares at cost or such other price as the trust may determine, and these provisions will lapse upon completion of the merger with Perini. This lapse will result in a non-cash compensation charge to Tutor-Saliba’s 2008 earnings in the quarter in which the merger is completed. The determination of such a charge and its amount, which could be significant, will be calculated in accordance with Statement of Financial Accounting Standards No. 123R, “Share-Based Payments”.

Backlog Analysis for 2005, 2006 and 2007

Tutor-Saliba includes a project in its backlog when the contract has been signed and financing is in place. Tutor-Saliba reduces backlog as revenue is recognized in accordance with its application of percentage-of-completion accounting. In Tutor-Saliba’s domestic operations, it received significant new contract awards in 2006 for the $1.3 billion Las Vegas Wynn Encore and the $488 million Las Vegas Planet Hollywood Tower, scheduled for completion in 2009. These projects increased Tutor-Saliba’s year-end backlog to a record of $2.3 billion at December 31, 2006, up from $508.7 million at December 31, 2005. These large projects required Tutor-Saliba to establish a permanent office in Las Vegas and otherwise expand to provide the necessary administrative and logistical support necessary to meet its contractual obligations and production schedules. These projects were in full production during all of 2007 and should be substantially completed by the end of 2008 (even though the Las Vegas projects are not scheduled for final completion until 2009). Tutor-Saliba continues to seek additional major projects in 2008 to build up its backlog for work in 2008 and beyond. In Tutor-Saliba’s international operations, it was awarded three major projects in 2007 totaling $106.4 million (Home Depot Guam, Old Apra Housing and USN Global Hawk Aircraft Maintenance Facility), with all of these projects having started construction in 2007 and continuing into 2008 and beyond. In Tutor-Saliba’s civil operations, its largest new project is the $241 million Los Angeles International Airport Runway and Taxiway Improvements project, awarded in late 2005.

The following tables provide a summary of Tutor-Saliba’s backlog by segment for the years ended December 31, 2005, 2006 and 2007, and for the three months ended March 31, 2008. Tutor-Saliba expects that 95% of its March 31, 2008 backlog will be recognized as revenue within the next 18 months.

	Backlog at December 31, 2007	New Business Awarded (1)	Revenue Recognized	Backlog at March 31, 2008
	(in thousands)
Domestic Building	$1,396,493	$88,377	$341,470	$1,143,400
Domestic Civil	95,429	24,935	34,196	86,168

Total Domestic	1,491,922	113,312	375,666	1,229,568
International	99,600	125	19,297	80,428

Total	$1,591,522	$113,437	$394,963	$1,309,996

	Backlog at December 31, 2006	New Business Awarded (1)	Revenue Recognized	Backlog at December 31, 2007
	(in thousands)
Domestic Building	$2,034,037	$258,580	$896,124	$1,396,493
Domestic Civil	212,933	56,773	174,277	95,429

Total Domestic	2,246,970	315,353	1,070,401	1,491,922
International	35,348	145,675	81,423	99,600

Total	$2,282,318	$461,028	$1,151,824	$1,591,522

	Backlog at December 31, 2005	New Business Awarded (1)	Revenue Recognized	Backlog at December 31, 2006
	(in thousands)
Domestic Building	$210,411	$2,144,029	$320,403	$2,034,037
Domestic Civil	278,560	76,248	141,875	212,933

Total Domestic	488,971	2,220,277	462,278	2,246,970
International	19,713	67,814	52,179	35,348

Total	$508,684	$2,288,091	$514,457	$2,282,318

	Backlog at January 1, 2005	New Business Awarded (1)	Revenue Recognized	Backlog at December 31, 2005
	(in thousands)
Domestic Building	$363,314	$76,002	$228,905	$210,411
Domestic Civil	108,954	286,652	117,046	278,560

Total Domestic	472,268	362,654	345,951	488,971
International	27,963	33,389	41,639	19,713

Total	$500,231	$396,043	$387,590	$508,684

(1)	New business awarded consists of the original contract price of projects added to Tutor-Saliba’s backlog plus or minus subsequent changes to the estimated total contract price of existing contracts and the balance of existing contracts obtained through acquisitions.

Critical Accounting Policies

Tutor-Saliba’s financial statements have been prepared in conformity with GAAP, which requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Although Tutor-Saliba’s significant accounting policies are described in Note 1, “Significant Accounting Policies,” of the Notes to Tutor-Saliba’s Consolidated Financial Statements beginning on page 88, the following discussion is intended to describe those accounting policies most critical to the preparation of its consolidated financial statements.

Method of Accounting for Contracts. Revenues and profits from Tutor-Saliba’s contracts and construction joint venture contracts are recognized by applying percentages of completion for the period to the total estimated profits for the respective contracts. Percentage-of-completion is determined by relating the actual cost of the work performed to date to the current estimated total cost of the respective contracts. When the estimate on a contract indicates a loss, the entire loss is recorded during the accounting period in which it is estimated. In the ordinary course of business, at a minimum on a quarterly basis, Tutor-Saliba prepares updated estimates of the total forecasted revenue, cost and profit or loss for each contract. The cumulative effect of revisions in estimates of the total forecasted revenue and costs, including unapproved change orders and claims, during the course of the work is reflected in the accounting period in which the facts that caused the revision become known. The financial impact of these revisions to any one contract is a function of both the amount of the revision and the percentage-of-completion of the contract. An amount equal to the costs incurred that are attributable to unapproved change orders and claims is included in the total estimated revenue when realization is probable. Profit from unapproved change orders and claims is recorded in the accounting period such amounts are resolved.

Tutor-Saliba’s balance sheet account “Deferred Contract Revenue” represents the excess of billings to date over the amount of contract costs and profits (or contract revenue) recognized to date on the percentage-of-completion accounting method. Another balance sheet account entitled “Unbilled Work” represents the excess of contract costs and profits (or contract revenue) recognized to date on the percentage-of-completion accounting method over billings to date. Unbilled Work results when (1) the appropriate contract revenue amount has been recognized in accordance with the percentage-of-completion accounting method, but a portion of the revenue recorded cannot be billed currently due to the billing terms defined in the contract and/or (2) costs, recorded at estimated realizable value upon determination that they are probable of collection, related to unapproved change orders or claims are incurred. For unapproved change orders or claims that cannot be resolved in accordance with the normal change order process as defined in the contract, Tutor-Saliba may employ other dispute resolution methods, including mediation, binding and non-binding arbitration, or litigation.

Use of Estimates. Among the many estimates, judgments and assumptions that management makes in preparing its financial statements in conformity with GAAP, there are none more critical than those made in the accounting for Tutor-Saliba’s contracts. The key to establishing profitable contracts lies in management’s ability to estimate expected costs and revenues on a contract by contract basis. Once contracts are in place, Tutor-Saliba accounts for them by using the percentage-of-completion method. Due to the long-term nature of Tutor-Saliba’s contracts, cost and revenue estimates are updated each reporting period. The updated estimates relate to the projecting of total forecasted construction contract revenues, costs and profits in accordance with accounting for long-term contracts, and the recognition of potential liabilities in conjunction with certain contingencies, including the outcome of pending or future litigation, arbitration or other dispute resolution proceedings relating to contract claims. Actual results could differ from these estimates, and such differences could be material.

Tutor-Saliba believes, based on its experience, that its current systems of management and accounting controls allow management to produce materially reliable estimates of total contract revenue and cost during any accounting period. However, many factors can and do change during a contract performance period which can result in a change to contract profitability from one financial reporting period to another. Some of the factors that can change the estimate of total contract revenue and cost include differing site conditions (to the extent that contract remedies are unavailable), the availability of skilled contract labor, the ability of major material suppliers to deliver on time, the performance of major subcontractors, unusual weather conditions and the accuracy of the original bid estimate. Because Tutor-Saliba has multiple contracts in process at any given time, these changes in estimates can offset each other without impacting overall profitability. However, large changes in cost estimates on larger, more complex construction projects can have a material impact on Tutor-Saliba’s financial statements and are reflected in its results of operations when they become known. This impact could include reversal of profits recorded in prior periods.

When recording revenue on contracts relating to unapproved change orders and claims, Tutor-Saliba includes in revenue an amount equal to the amount of costs incurred to date for contract price adjustments that Tutor-Saliba sought to collect from customers for delays, errors in specifications or designs, change orders in dispute or unapproved as to scope or price, or other unanticipated additional costs, in each case when recovery of the costs is considered probable. When determining the likelihood of eventual recovery, Tutor-Saliba considers such factors as evaluation of entitlement, settlements reached to date and Tutor-Saliba’s experience with the customer. The settlement of these issues often takes years depending upon whether the item can be resolved directly with the customer or involves litigation or arbitration. When new facts become known, an adjustment to the estimated recovery is made and reflected in the current period results.

The amount of unapproved change order and claim revenue is included in Tutor-Saliba’s balance sheet as part of “Unbilled Work.” The amount of Unbilled Work relating to unapproved change orders and claims included in Tutor-Saliba’s balance sheet at March 31, 2008 and December 31, 2007 is summarized below:

Unbilled Work at December 31, 2007 and March 31, 2008

	December 31, 2007	March 31, 2008
	(in thousands)
Unbilled Costs and Profits	$3,545	$6,849
Unapproved Change Orders	14,123	13,855
Claims	11,351	11,682

Total	$29,019	$32,386

Of the balance of unapproved change orders and claims included in Unbilled Work at March 31, 2008, approximately half belong to Tutor-Saliba’s recently purchased, wholly owned subsidiary, Powerco Electric Corp., which was acquired in September 2007. These amounts are management’s estimate of the probable recovery from the disputed claims considering the factors noted above—evaluation of entitlement, settlements reached to date and Tutor-Saliba’s experience with the customer. In the event that future facts and circumstances, including the resolution of disputed claims, cause a reduction in the aggregate amount of Tutor-Saliba’s estimated probable recovery from the disputed claims, the amount of such reduction against future earnings will be recorded in the relevant period.

Purchase Price Allocation. In accordance with Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations,” the purchase price of acquired properties is allocated to tangible and identified intangible assets and liabilities based on their respective fair values.

Tutor-Saliba’s Powerco and Desert Plumbing acquisitions were stock purchases in which the price paid exceeded the value of the net tangible balance sheet assets purchased. The total price paid consisted of Tutor-Saliba’s cash outlay and the assumption of the acquired balance sheet liabilities and, in the case of Desert Plumbing, contingent payments of $4 million for each of three years upon satisfaction of specific performance targets, or upon completion of the merger.

Tutor-Saliba works with an independent valuation firm in identifying and evaluating the intangible assets associated with its acquisitions. Any intangible asset that cannot be assigned a value within the framework of SFAS No. 141, is considered goodwill. The subsequent amortization of intangible assets, including the impairment testing of goodwill, is done in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.”

Accounting for Income Taxes. Tutor-Saliba accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes,” which requires the use of an asset and liability method of accounting for income taxes. Deferred income taxes are provided to reflect the tax effect of differences between the financial statement carrying amounts and the tax bases of assets and liabilities. Tutor-Saliba elected to be treated as a subchapter S corporation effective January 1, 1996. As a result, taxable income, loss and credits flow directly to the shareholders and tax related assets and liabilities of Tutor-Saliba become the obligation of the shareholders of the subchapter S corporation and are no longer reflected in the financial statements. The deferred tax assets, liabilities and provision reflected in the financial statements are those that do not flow through to the shareholders, as they relate to taxable subsidiaries. The subchapter S corporation status will terminate on the effective date of the merger. As a result of that termination, taxable income, loss, credits and related deferred taxes will be reflected in the financial statements for periods reported after the completion of the merger.

Information relating to Tutor-Saliba’s provision for income taxes and the status of its deferred tax assets and liabilities is presented in Note 6, “Income Taxes” of Notes to Tutor-Saliba’s 2007 Consolidated Financial Statements.

Accounting for Joint Ventures. Prior to 2007, Tutor-Saliba’s non-controlling interests in construction joint ventures were accounted for on an equity method in Tutor-Saliba’s Consolidated Balance Sheets and Consolidated Statements of Cash Flow and on the proportionate consolidation method in the Consolidated Statements of Income. Beginning in 2007, construction joint venture interests are accounted for using the proportionate consolidation method in the Consolidated Balance Sheets as well as the Consolidated Statements of Income whereby Tutor-Saliba’s proportionate share of each joint venture’s assets, liabilities, revenues and cost of operations are included in the appropriate classifications in the consolidated financial statements. Tutor-Saliba believes the change, which results in presenting all joint venture activity using a consistent methodology in both Consolidated Balance Sheets and Consolidated Statements of Income, is preferable.

The change had no impact on the Consolidated Statements of Income for any period presented. Although the change impacted various classifications within the Consolidated Balance Sheets and Consolidated Statements of Income, there was no impact to Shareholders’ Equity. Prior years’ Consolidated Balance Sheets and Consolidated Statements of Cash flows have been changed to conform to the 2007 presentation.

Results of Operations—Three Months Ended March 31, 2008 Compared to Three Months Ended March 31, 2007

	Revenues For The Three Months Ended March 31,		Change
	2007	2008	$	%
	(in thousands)
Domestic Building	$160,346	$341,470	$181,124	113.0%
Domestic Civil	56,135	34,196	(21,939)	(39.1)%
International	15,579	19,297	3,718	23.9%

Total Revenues	$232,060	$394,963	$162,903	70.2%

Revenues. For the three months ended March 31, 2008, total revenues were $395 million, compared to $232 million in the three months ended March 31, 2007, an increase of 70.2%. The revenue increase was driven by Tutor-Saliba’s domestic building segment, which primarily benefited from the two major projects (Wynn Encore and Planet Hollywood Tower in Las Vegas) that were awarded in 2006 and which were in process throughout the 2007 period and performing at peak production levels during the first quarter of 2008, in addition to $29.6 million in revenues provided by Desert Plumbing & Heating and Powerco Electric, both of which Tutor-Saliba acquired since the first quarter of 2007. Domestic building revenues were $341 million in the 2008 period compared to $160 million in the 2007 period. Domestic civil revenues were $34 million in the 2008 period compared to $56 million in the 2007 period. Domestic civil segment revenues decreased during the period primarily due to the work on the Los Angeles International Airport Runway and Taxiway Improvements project, which started construction in late 2005 and was in the later stages of completion during 2008. International revenues increased to $19.3 million (or 24%) in the first three months of 2008 from $15.6 million in the first three months of 2007 primarily as a result of the performance of the British Embassy project in the Philippines that was awarded in 2007 and is scheduled to be completed in the first half of 2008.

Gross Profit. Overall gross profit increased to $34.6 million in the three months ended March 31, 2008 from $20.7 million in the prior year, with gross margin decreasing slightly to 8.8% for the 2008 three-month period from 8.9% in the prior year. Gross margin declined due primarily to a larger proportion of the revenues in the first three months of 2008 being from the domestic building segment, which has a lower overall gross margin as compared to the domestic civil segment. The domestic civil segment had a decline in revenues in the first three months of 2008 as compared to 2007.

Depreciation and Amortization Expense. Depreciation and amortization expense increased to $2.9 million in the three months ended March 31, 2008 from $1.1 million in the prior year period. This increase is primarily in the domestic segments and results from a full period of depreciation from assets acquired in 2007, which were necessary to support Tutor-Saliba’s increased volume of work, and the amortization of $1.2 million of intangible assets recorded in connection with the purchase accounting for the Powerco Electric and Desert Plumbing & Heating acquisitions.

General and Administrative Expense. Tutor-Saliba’s general and administrative expenses increased to $13.6 million (3.4% of revenue) in the three months ended March 31, 2008 from $7.8 million (3.3% of revenue) in the three months ended March 31, 2007. Nonetheless, Tutor-Saliba’s general and administrative expenses increased at a lower rate than revenue indicating that it was able to leverage its corporate overhead over a much larger revenue base. The 2008 increase included an increase in costs in legal, accounting and other professional services in the amount of $1.8 million, primarily related to the work performed in preparation for the merger and other potential strategic transactions.

The most significant costs in Tutor-Saliba’s G&A expenses are employment-related.

In addition to a $1.1 million increase in salaries and other related benefit costs paid in 2008 driven by the increase in number of personnel necessary to support Tutor-Saliba’s expanding operations and increases in salaries and bonuses necessary to reward and retain existing personnel, there was a compensation charge incurred in the amount of $1.1 million as a result of distributions made to certain shareholder executives being recorded as compensation pursuant to the provisions of Statement of Financial Accounting Standards No. 123R, “Share-Based Payments.”

The revenue and expense trends discussed above resulted in the following trends in income from operations performance.

	Income From Operations For The Three Months Ended March 31,		Change
	2007	2008	$	%
	(in thousands)
Domestic Building	$6,722	$21,644	$14,922	222.0%
Domestic Civil	6,308	6,560	252	4.0%
International	1,555	1,269	(286)	(18.4)%

Subtotal	$14,585	$29,473	$14,888	102.1%
Less: Corporate	(1,633)	(8,277)	(6,644)	406.9%

Total Income From Operations	$12,952	$21,196	$8,244	63.7%

Other Income. Total other income, net decreased to $0.5 million in the three months ended March 31, 2008 from $11.1 million in the three months ended March 31, 2007, primarily as a result of a gain on sale of marketable securities of $11.4 million being recognized in the 2007 period.

Interest and Other Income. Interest and other income increased to $1.4 million in the first three months of 2008 from $0.8 million in the first three months of 2007 as a result of higher cash balances made possible by the sale of marketable securities, which increased available balances for investment in the 2008 period. The increase in available investment balances more than offset lower interest yields during the period.

Interest Expense. Interest expense decreased to $0.8 million in the first three months of 2008 from $1.0 million in the first three months of 2007 as Tutor-Saliba used a portion of its excess cash to reduce debt, including paying off a $10 million term loan prior to entering into a new credit agreement. Interest expense also benefited from lower rates in the 2008 period as compared to the same period in 2007.

Income Taxes. Tutor-Saliba’s provision for income taxes decreased to $0.6 million in the three months ended March 31, 2008 from $0.8 million in the three months ended March 31, 2007 due to a decrease in taxable income in 2008, primarily in Tutor-Saliba’s foreign subsidiaries. Although Tutor-Saliba Corporation is a subchapter S corporation that passes most of its taxes through to its shareholders, a decrease in subsidiary income in Guam, taxed at 35%, resulted in the majority of the tax provision decrease. Tutor-Saliba will cease to be a subchapter S corporation upon the consummation of the merger, which it expects will have the impact described in the pro forma financial statements included elsewhere in this proxy statement.

Income from Continuing Operations. Tutor-Saliba’s improved operating performance in the three months ended March 31, 2008 partially offset the $11.4 million net gain recognized on the sale of marketable securities in the same period in 2007, resulting in income from continuing operations of $21.1 million for the period in 2008, as compared to $23.3 million for the same period in 2007.

Results of Operations—Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

Unless stated otherwise, all references to 2007, 2006, and 2005 refer to our fiscal years ended, or the dates as of December 31, 2007, December 31, 2006, and December 31, 2005.

	Revenues For The Year Ended December 31,		Change
	2006	2007	$	%
	(in thousands)
Domestic Building	$320,403	$896,124	$575,722	179.7%
Domestic Civil	141,875	174,277	32,402	22.8%
International	52,179	81,423	29,243	56.0%

Total Revenues	$514,457	$1,151,824	$637,367	123.9%

Revenues. For the year ended December 31, 2007, total revenues were $1.15 billion, compared to $514.5 million in the year ended December 31, 2006, an increase of 124%. The revenue increase was driven primarily by Tutor-Saliba’s domestic building segment, which had revenue of $896.1 million in 2007, as compared to $320.4 million in 2006. The increase was primarily due to two major Las Vegas projects, the Wynn Encore ($581.2 million) and the Planet Hollywood Tower ($112.9 million), that Tutor-Saliba was awarded in 2006 and which were in progress throughout 2007. In 2006, only the Wynn Encore had significant activity and produced revenue in the last six months of 2006 totaling $120.2 million.

Domestic civil revenues were $174.3 million in 2007 compared to $141.9 million in 2006. The increase was primarily due to the full-period work on the LAX runway project performed at full capacity, which generated $90.6 million of revenue in 2007, as compared to $64.7 in 2006. This project started construction in late 2005 and only produced significant revenue in the second half of 2006. This 2007 increase more than offset the impact of projects that were completed, or were in the later stages of completion, during 2006 and 2007.

International revenues increased to $81.4 million in 2007 from $52.2 million in 2006 primarily as a result of two projects, the Alpha Bravo Wharf Improvements project which was awarded in 2006 and which produced a full-period of work in 2007, and the Home Depot project which was awarded in early 2007 and produced revenues of $22.2 million during the fiscal year.

Gross Profit. Total gross profit increased to $88.2 million in 2007 from $29 million in 2006, with gross margin improving to 7.7% for 2007 from 5.6% the prior year. Gross margin improved due primarily to the higher margins obtained on the new contracts acquired in 2006 in both the domestic and international segments, the increased revenues in the higher margin domestic civil segment and the larger proportion of domestic building segment revenues in 2007 from higher margin projects than Tutor-Saliba’s 2006 project mix.

Depreciation and Amortization Expense. Depreciation and amortization expense increased to $6.1 million in 2007 from $3.7 million in 2006. This increase is primarily in the domestic segments and results from a full period of depreciation from assets acquired in 2006 and the additional depreciation from additional assets acquired in 2007, all of which were necessary to support Tutor-Saliba’s increased volume of work, and the amortization of $1.2 million of intangible assets recorded in the purchase accounting for the acquisition of Powerco Electric.

General and Administrative Expense. Tutor-Saliba’s general and administrative expenses increased to $36.2 million (3.1% of revenue) in 2007 from $26.8 million (5.2% of revenue) in 2006. Tutor-Saliba’s general and administrative expenses increased at a lower rate than revenue as it was able to leverage its corporate overhead over a much larger revenue base. The 2007 increase included the cost of expanding Tutor-Saliba’s Las Vegas office to add support for its expanding operations in that city, increased costs incurred in accounting, legal and other professional services in preparation for a contemplated capital markets transaction and the negative impact of fuel costs during the period. The 2006 period was significantly impacted by the cost of starting up Tutor-Saliba’s Las Vegas operations and opening an office there. The most significant cost in Tutor-Saliba’s general and administrative expenses are employment-related. In addition to a $1.1 million increase in bonuses paid in 2007, salaries and other related benefit costs increased by $2.8 million. These increases were driven by the increase in number of personnel necessary to support Tutor-Saliba’s expanding operations and increases in salaries and bonuses necessary to reward and retain existing personnel.

The revenue and expense trends discussed above resulted in the following trends in operating income performance:

	Income From Operations For The Year Ended December 31,		Change
	2006	2007	$	%
	(in thousands)
Domestic Building	$4,840	$39,651	$34,811	719.2%
Domestic Civil	9,061	26,135	17,074	188.4%
International	4,796	7,832	3,036	63.3%

Subtotal	$18,697	$73,618	$54,921	293.7%
Less: Corporate	(16,043)	(21,189)	(5,146)	32.1%

Total Income From Operations	$2,654	$52,429	$49,775	1,875.5%

Other Income. Total other income, net increased to $95 million in 2007 from $6.2 million in 2006 as a result of a gain on sale of marketable securities of $94.1 million in 2007, generated from the sale of Tutor-Saliba’s remaining 3 million shares of Perini common stock.

Interest and Other Income. Interest and other income increased to $6.1 million in 2007 from $3.4 million in 2006 as a result of higher cash balances made possible by the sale of marketable securities and the increased available balances for investment in 2007.

Interest Expense. Interest expense decreased to $4.2 million in 2007 from $5.3 million in 2006 as a portion of excess cash was used to reduce debt, including paying off a $10 million term loan prior to entering into a new credit agreement.

Income Taxes. The provision for income taxes increased to $4.4 million in 2007 from $1.7 million in 2006 due to the increase in taxable income in 2007. Although Tutor-Saliba is a subchapter S corporation that passes most of its taxes through to its shareholders, increases in subsidiary income in Guam, taxed as a C corporation at 35%, resulted in the tax provision increase. Tutor-Saliba will cease to be a subchapter S corporation upon completion of the merger, which it expects will have the impact described in its pro forma financial statements included elsewhere in this proxy statement.

Income from Continuing Operations. Overall improved operating performance and gains recognized on the sale of Perini common stock resulted in income from continuing operations of $142.9 million for 2007, as compared to $7.2 million in 2006.

Results of Operations—Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

	Revenues For The Year Ended December 31,		Change
	2005	2006	$	%
	(in thousands)
Domestic Building	$228,905	$320,403	$91,498	40.0%
Domestic Civil	117,046	141,875	24,829	21.2%
International	41,639	52,179	10,540	25.3%

Total Revenues	$387,590	$514,457	$126,867	32.7%

Revenues. Total revenues increased to $514.5 million in 2006 from $387.6 million in 2005. This increase was due mainly to an increase in domestic building construction revenues of $91.5 million (or 40.0%) to $320.4 million in 2006 from $228.9 million in 2005, reflecting the increased volume of work in the hospitality and gaming market where Tutor-Saliba commenced work on two major projects (Wynn Encore and Planet Hollywood Towers) in Las Vegas in 2006 as well as the start of construction on a major building project in Los Angeles (Los Angeles Police Headquarters). Revenues earned in 2006 from the Wynn Encore project totaled $120.2 million.

Civil construction revenues increased by $24.8 million (or 21.2%) to $141.9 million in 2006 from $117 million in 2005 due primarily to $64.7 million of revenue produced from a full year’s production at the Los Angeles International Airport Runway and Taxiway Improvements project during 2006. The runway project more than offset the impact of projects that were completed, or were in the later stages of completion, during 2005 and 2006.

International revenues increased by $10.5 million to $52.2 million in 2006 from $41.6 million in 2005 as the island of Guam operations rebounded from a relatively down year in 2005 when several major projects either were completed, or were in the latter stages of completion. Operations benefited from revenue totaling $18 million from the start of the Alpha Bravo Wharf improvements project on the island of Guam as well as obtaining additional new work on the surrounding Micronesian Islands.

Gross Profit. Total gross profit increased to $29 million in 2006 from $16.3 million in 2005, with gross margin improving to 5.6% for 2006 from 4.2% in 2005 primarily due to higher margins on contracts entered into in 2006 in the domestic and international segments. Gross profit margin is a function of the mix of projects ongoing throughout each period. Typically, civil projects, which are usually performed for state and local governments and are typically obtained through competitive bidding, tend to produce higher gross profit margins than do building projects, which include both public and private customers, and are either competitively bid or are awarded under negotiated contract arrangements.

Depreciation and Amortization Expense. Depreciation and amortization expense increased to $3.7 million in 2006 from $2.9 million in 2005. The increase reflects an expansion in Tutor-Saliba’s equipment fleet necessary to support its increased workload from major contracts acquired in 2006, primarily the Wynn Encore and Planet Hollywood Towers in Las Vegas. In 2006 we purchased $22.1 million of property and equipment, compared to $6.7 million in 2005.

General and Administrative Expense. Tutor-Saliba’s general and administrative expenses increased to $26.8 million (5.2% of revenue) in 2006 from $26.4 million (6.8% of revenue) in 2005. Tutor-Saliba’s general and administrative expenses increased at a lower rate than revenue as it was able to leverage its corporate overhead over a much larger revenue base.

Litigation Settlement Expense. In 2005, Tutor-Saliba recorded a charge of $14.7 million in its domestic building segment to settle contract litigation relating to its completed project at the San Francisco International Airport. Tutor-Saliba had no litigation settlement related costs for this matter in 2006.

The revenue and expense trends discussed above resulted in the following trends in operating income performance.

	Income (Loss) From Operations For The Year Ended December 31,		Change
	2005	2006	$	%
	(in thousands)
Domestic Building	$(14,838)	$4,840	$19,678	n.a.
Domestic Civil	5,894	9,061	3,167	53.7%
International	1,476	4,796	3,320	224.9%

Subtotal	$(7,468)	$18,697	$26,165	n.a.
Less: Corporate	(9,756)	(16,043)	(6,287)	64.4%

Total Income (Loss) From Operations	$(17,224)	$2,654	$19,878	n.a.

Other Income. Total other income, net decreased to $6.2 million in 2006 primarily due to the gain on sale of marketable securities of $8.9 million in 2006 being far less than the combined gains of $38.3 million on sale of marketable securities and derivatives relating to such marketable securities in 2005.

Interest and Other Income. Interest and other income increased to $3.4 million in 2006 from $2.7 million in 2005 as a result of increased amounts in retention escrow accounts and higher yields on funds invested.

Interest Expense. Interest expense increased to $5.3 million in 2006 from $3.4 million in 2005 as Tutor-Saliba increased borrowings, particularly in the second half of 2006 to support its increased working capital requirements associated with starting new large projects as discussed above, and the effect of higher interest rates during the period.

Income Taxes. Our provision for income taxes increased to $1.7 million in 2006 from $0.8 million in 2005. Although Tutor-Saliba Corporation is a subchapter S corporation that passes most of its taxes through to its shareholders, increases in subsidiary income in Guam, taxed as a C corporation at 35%, resulted in the tax provision increase.

Income from Continuing Operations. Income from continuing operations decreased to $7.2 million in the year ended December 31, 2006 from $19 million in the year ended December 31, 2005, as the decline in the other income more than offset the impact of Tutor-Saliba’s improved operating performance.

Liquidity and Capital Resources

Cash and Working Capital

Cash and cash equivalents as reported in Tutor-Saliba’s Consolidated Statements of Cash Flows consist of amounts held by Tutor-Saliba as well as its proportionate share of amounts held by construction joint ventures. Cash held by Tutor-Saliba is available for general corporate purposes while cash held by construction joint ventures is available only for joint venture-related uses. Cash held by construction joint ventures is distributed from time to time to Tutor-Saliba and to the other joint venture participants in accordance with their respective percentage interests after the joint venture partners determine that a cash distribution is prudent. Cash distributions received by Tutor-Saliba from construction joint ventures are then available for Tutor-Saliba’s general corporate purposes. At March 31, 2008 and 2007, cash held by Tutor-Saliba and available for general corporate purposes was $110.3 million and $51.6 million, respectively, and Tutor-Saliba’s proportionate share of cash held by joint ventures and available only for joint venture-related uses was $11.5 million and $23 million, respectively. In the first quarter of 2008, Tutor-Saliba used $35 million in cash to acquire Desert Plumbing & Heating and $27.9 million to pay a distribution to its shareholders in respect of 2007 income attributable to them as owners of a subchapter S corporation, offset in part by continuing strong cash flow from operations. Tutor-Saliba expects to use a substantial portion of its available cash balance to fund a final subchapter S distribution to Tutor-Saliba’s shareholders prior to consummation of the merger.

Billing procedures in the construction industry generally are based on the specific billing terms of each contract. For example, billings may be based on various measures of performance, such as cubic yards excavated, architect’s estimates of completion, costs incurred on cost-plus type contracts or weighted progress from a cost loaded construction time schedule. Billings are generally on a monthly basis and are reviewed and approved by the customer prior to submission. Therefore, once a bill is submitted, Tutor-Saliba is generally able to collect amounts owed to it in accordance with the payment terms of the contract. In addition, receivables of a contractor usually include retentions, or amounts that are held back until contracts are completed or until specified contract conditions or guarantees are met. Retentions are governed by contract provisions and are typically a fixed percentage (for example, 5% or 10%) of each billing. Tutor-Saliba generally follows the policy of paying its vendors and subcontractors on a particular project after it receives payment from its customer.

Tutor-Saliba’s primary uses of cash have been for increases in working capital to fund new projects and investments in joint ventures, purchases of equipment and distributions to shareholders. When Tutor-Saliba commences a new project, it generally uses cash for approximately two months as it obtains materials and incurs payroll and other costs pending its first billing to and payment from the customer. In September 2007 and January 2008, Tutor-Saliba used cash resources to acquire two subcontractors (Powerco Electric Corp. and Desert Plumbing & Heating), in the amount of $3.3 million and $35 million, respectively. Tutor-Saliba’s primary sources of cash have been from operations, particularly in periods where it is able to reduce working capital as existing projects move beyond their startup phase, borrowings, and the sale of marketable securities. A summary of cash flows for each of the three months ended March 31, 2008 and 2007 is set forth below:

	Three Months Ended March 31,
	2007	2008
	Unaudited (in millions)
Cash flows from:
Operating activities	$(0.4)	$2.2
Investing activities	19.9	(51.3)
Financing activities	(5.5)	(33.4)

Net increase (decrease) in cash	$14.0	$(82.5)
Cash at beginning of period	37.6	192.8

Cash at end of period	$51.6	$110.3

In the first three months of 2008, Tutor-Saliba generated $2.2 million in cash flow in operating activities and used $51.3 million in cash flow from investing activities and $33.4 million in financing activities for a net decrease in its cash balance of $82.5 million. Tutor-Saliba’s positive cash flow from operating activities primarily reflects net income less the increase in receivables of $39.7 million and the increase in other assets of $2 million, partially offset by depreciation and amortization expense of $2.9 million, a $21.2 million increase in payables resulting from costs incurred on its construction projects, and $1.7 million of unbilled work on other projects. Cash flow from investing activities primarily reflects a $12.8 million of cash used for purchases of property and equipment, $15.3 million of advances to related parties, and $31.8 million for acquisitions, partially offset by proceeds from the sale of property and equipment of $0.7 million and $8.0 million of cash becoming unrestricted during the period. Cash used in financing activities includes a $2.7 million net reduction in debt and $30.7 million in shareholder distributions.

In the first three months of 2007, Tutor-Saliba generated $19.9 million from investing activities while using $0.4 million for operating activities and funding $5.5 million in financing activities for a net increase in its cash balance of $14.0 million. Tutor-Saliba’s use of cash in operating activities primarily reflects increases in accounts receivable and unbilled work of $42.6 million and $8 million, respectively, a deduction from net income for a gain on sale of marketable securities of $11.4 million, and an increase in other assets of $2.4 million, offset by an increase in accounts payable and other liabilities of $38.3 million, and an increase in deferred contract revenue of $1.6 million. Cash provided from investing activities was primarily from proceeds from sales of marketable securities of $23.8 million, partially offset by net purchases of property and equipment of $3.9 million. Cash flow from financing activities primarily reflects net proceeds from long-term debt of $2.4 million, offset by principal payments of long-term debt of $6.1 million and distributions to shareholders of $1.8 million.

A summary of cash flows for each of the years ended December 31, 2007, 2006 and 2005 is set forth below:

	Year Ended December 31,
	2005	2006	2007
	(in millions)
Cash flows from:
Operating activities	$6.3	$(28.8)	$115.2
Investing activities	35.2	0.6	104.4
Financing activities	(28.0)	10.0	(64.4)

Net increase (decrease) in cash	13.5	(18.2)	155.2
Cash at beginning of year	42.3	55.8	37.6

Cash at end of year	$55.8	$37.6	$192.8

During 2007, Tutor-Saliba generated $115.2 million from operating activities and $104.4 million from investing activities while using $64.4 million from financing activities, for an increase in its cash balance of $155.2 million. Cash provided by operating activities resulted primarily from net income being offset by the non-operating gain on sale of securities of $94.1 million and a $59 million increase in receivables due to new projects started during the year, offset in part by depreciation and amortization of $6.6 million, an increase in accounts payable of $111.2 million and a $4.1 million increase in deferred contract revenue. Cash provided by investing activities reflects proceeds from sales of marketable securities of $147.7 million and proceeds from the sale of property and equipment of $4.6 million, partially offset by purchases of property and equipment of $23.8 million and $24 million of cash being designated as restricted. The use of cash for financing activities primarily reflects principal payments of long-term debt of $21.1 million, paydown on credit line of $10 million, and distributions to shareholders totaling $51.8 million, partially offset by proceeds from long-term debt of $18.5 million.

During 2006, Tutor-Saliba generated $10 million in cash flow from financing activities and $0.6 million from investing activities, while using $28.8 million for operating activities for a net decrease in its cash balance of $18.2 million. Cash flow from financing activities primarily reflects a $30 million increase in net borrowings offset in part by $20 million in shareholder distributions. Cash used in operating activities resulted primarily from net income being offset by the non-operating gain on sale of securities of $8.9 million and a $59.1 million increase in receivables due to new projects started during the year, offset in part by depreciation and amortization of $5.4 million, an increase in accounts payable of $9.4 million, and a $16 million increase in deferred contract revenue, and a $2.2 million decrease in unbilled work. The cash flow from investing activities reflects net purchases of property and equipment of $19.3 million and advances to related parties of $1.3 million, offset by proceeds from the sale of marketable securities of $21.2 million.

During 2005, Tutor-Saliba generated $35.2 million from investing activities and $6.3 million from operating activities and consumed $28 million in financing activities for a net increase its cash balance of $13.5 million. Cash flow from operating activities resulted primarily from net income being offset by the non-operating gains on the sale of securities, property and equipment, and derivatives of $21.4 million, $8.3 million, and $16.9 million, respectively, and an increase in other assets of $4.8 million partially offset by a decrease in receivables of $21.1 million, a decrease in unbilled work of $1.8 million, an increase in accounts payable and other liabilities of $4.8 million, an increase in deferred contract revenue of $5.2 million, and non-cash depreciation and amortization expense of $4.4 million. Cash flow from investing activities primarily reflects proceeds from sale of marketable securities in the amount of $29.3 million, and the net proceeds from the sale of equipment in the amount of $6.4 million. The cash flow used in financing activities comes from the net reduction of long-term debt of $13.2 million and shareholder distributions of $14.8 million.

Revolving Credit Agreement

On September 17, 2007, Tutor-Saliba entered into a Revolving Credit Agreement with Comerica Bank, as administrative agent, and two participant lenders (the “Credit Agreement”). Subsequently, on May 12, 2008, Tutor-Saliba executed the First Amendment to Revolving Credit Agreement.

The Credit Agreement as amended provides for a secured revolving credit facility (the “Revolving Facility”) of up to $50 million with an $8 million sublimit for commercial and standby letters of credit and a term loan in the amount of $25 million. This represents an increased borrowing capacity from Tutor-Saliba’s prior agreement, which provided for a revolving credit facility of $25 million, plus a term loan in the original amount of $10 million, all of which was outstanding at December 31, 2006. The $10 million term loan was paid in full on June 4, 2007.

Tutor-Saliba’s interest rate alternatives include a prime-based rate, as well as Eurocurrency rate-based options. The Credit Agreement also supports letters of credit of up to $8 million, which reduces availability under the Revolving Facility on a dollar-for-dollar basis. The termination date of the Revolving Facility is August 31, 2009, and the $25 million term loan maturity date is May 1, 2011, with mandatory principal payments of $5 million on May 1, 2009 and $10 million on May 1, 2010 and 2011 .

The Credit Agreement as amended requires Tutor-Saliba to comply with certain financial and other covenants at the end of each fiscal quarter, including:

•

tangible net worth of at least $130 million as of March 31, 2008, increased to $150 million as of the first fiscal quarter ending September 30, 2008, and again increased to $185 million as of the fiscal quarter ending December 31, 2008 through maturity;

•	a minimum current ratio of at least 1.20:1.00;

•

minimum core operating profitability of at least $25 million for the two quarter period ending June 30, 2008; $100 million for the fiscal year ending December 31, 2008 and $150 million for the fiscal year-to-date period ending December 31, 2009 and thereafter; and

•	maintain, at all times, a minimum liquidity (cash and/or marketable securities) of $40 million.

The Credit Agreement also includes operational covenants customary for facilities of this type, including limitations on incurring additional indebtedness and liens, as well as restrictions on types of investments and the purchase and sale of assets outside of the normal course of business. Tutor-Saliba’s obligations under the Credit Agreement are guaranteed by Mr. Tutor, and Tutor-Saliba’s subsidiary, Black Construction, and are secured by substantially all of Tutor-Saliba’s assets. Tutor-Saliba expects to substantially amend or replace its credit facility prior to completion of the merger. Pursuant to the terms of the Merger Agreement, Perini has agreed to use its commercially reasonable efforts to remove or release Mr. Tutor and his affiliates as obligors, guarantors or sureties of any obligations of Tutor-Saliba or its subsidiaries under certain contacts, including the Credit Agreement, and any similar obligation incurred from and after the date of the Merger Agreement.

Off-Balance Sheet Arrangements

Tutor-Saliba does not have any financial partnerships with unconsolidated entities, such as entities often referred to as structured finance, special purpose entities or variable interest entities which are often established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. Accordingly, Tutor-Saliba is not exposed to any financing, liquidity, market or credit risk that could arise if Tutor-Saliba had such relationships.

Long-Term Debt

Total debt at March 31, 2008, including current maturities, was $38.7 million, a decrease of $35.1 million from March 31, 2007, due primarily to distribution of the debt associated with a commercial office building that was distributed to an affiliate of Mr. Tutor in the amount of $24.4 million, and pay off of the term loan and the outstanding line of credit under Tutor-Saliba’s prior credit agreement of $6 million and $10 million, respectively. These pay offs were offset by the financing of additional purchases of more equipment to meet the demands of increased project work.

Contractual Obligations

Tutor-Saliba’s outstanding contractual obligations as of March 31, 2008 are summarized in the following table:

	Total	Less Than 1 Year	1–3 years	3–5 years	>5 Years
	(in thousands)
Long-term debt (1)	$46,981	$14,629	$22,814	$9,538	$—
Capital leases	1,547	615	853	79	—
Operating leases (2)	43,985	5,754	10,838	10,833	16,560
Other long-term liabilities (3)	7,008	2,628	4,380	—	—

Total contractual obligations	$99,521	$23,626	$38,885	$20,450	$16,560

(1)	Includes estimated interest payments, which are based on our projected interest rates and estimated principal amounts outstanding for the period presented.
(2)	Operating leases primarily consist of a corporate aircraft and our corporate office space in Sylmar, California
(3)	Consists of payments related to legal settlement with the City and County of San Francisco (see footnote 13)

Recent Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an Interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 increases the relevancy and comparability of financial reporting by clarifying the way companies account for uncertainty in measuring income taxes. FIN 48 prescribes a comprehensive model for how a company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return. FIN 48 only allows a favorable tax position to be included in the calculation of tax liabilities and expenses if a company concludes that it is more likely than not that its adopted tax position will prevail if challenged by tax authorities. FIN 48 also provides guidance on the accounting for and recording of interest and penalties on uncertain tax positions. Tutor-Saliba adopted FIN 48 on January 1, 2007, and the adoption of FIN 48 did not have a material impact on Tutor-Saliba’s financial condition and results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”), which clarifies the definition of fair value, describes methods used to appropriately measure fair value, and expands fair value disclosure requirements. SFAS No. 157 applies under other accounting pronouncements that currently require or permit fair value measurements. SFAS No. 157 is effective as of the beginning of the first fiscal year after November 15, 2007. In February 2008, the FASB issued FASB Staff Position (FSP) No. FAS 157-1 and FSP No. FAS 157-2, affecting implementation of FASB Statement No. 157. FSP No. FAS 157-1 excludes FASB Statement No. 13, Accounting for Leases, and other accounting pronouncements that address fair value measurements under FASB Statement No. 13, from the scope of FASB Statement No. 157. FSP No. FAS 157-2 delays the effective date of FASB Statement No. 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value on a recurring basis, to fiscal years beginning after November 15, 2008. The adoption of FASB Statement No. 157 did not have a material impact on Tutor-Saliba’s financial condition and results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective of the guidance is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 is effective as of the beginning of the first fiscal year after November 15, 2007. The adoption of SFAS No. 159 did not have a material impact on Tutor-Saliba’s financial condition and results of operations.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS No. 141(R)”). SFAS No. 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. SFAS No. 141(R) also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. SFAS No. 141(R) is effective for fiscal years beginning after December 15, 2008. Tutor-Saliba will apply the provisions of SFAS No. 141(R) prospectively as of that date.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements-an amendment of Accounting Research Bulletin No. 51” (“SFAS No. 160”). SFAS No. 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. SFAS No. 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008. Tutor-Saliba is currently evaluating the potential impact, if any, of the adoption of SFAS No. 160 on Tutor-Saliba’s financial condition and results of operations.

Selected Financial Information

The selected financial data set forth below is derived in part from and should be read in conjunction with Tutor-Saliba’s consolidated financial statements, the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this proxy statement. The consolidated statement of income data for each of the years ended December 31, 2005, 2006 and 2007 and the consolidated balance sheet data as of December 31, 2006 and 2007 were derived from Tutor-Saliba’s audited consolidated financial statements appearing elsewhere in this proxy statement. The consolidated statement of income data for the three-month periods ended March 31, 2007 and 2008 and the consolidated balance sheet data as of March 31, 2007 and 2008 were derived from Tutor-Saliba’s unaudited consolidated financial statements appearing elsewhere in this proxy statement. This information is unaudited but, in management’s opinion, has been prepared on the same basis as the audited consolidated financial statements and related notes included elsewhere in this proxy statement and includes all adjustments, consisting only of normal recurring adjustments, that Tutor-Saliba’s management considers necessary for a fair presentation of the information for the periods presented. Historical results are not necessarily indicative of results to be expected for future periods.

	Three Months Ended March 31,		Year Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(in thousands, except share data)
Consolidated statement of income data:
Revenues:
Domestic civil	$34,196	$56,135	$174,277	$141,875	$117,046	$194,082	$208,543
Domestic building	341,470	160,346	896,124	320,403	228,905	250,836	204,275
International	19,297	15,579	81,423	52,179	41,639	71,118	66,126

Total	394,963	232,060	1,151,824	514,457	387,590	516,036	478,944
Cost of revenues	360,359	211,404	1,063,603	485,434	371,334	495,103	448,338

Gross profit	34,604	20,656	88,221	29,023	16,256	20,933	30,606
Gain on sale of property and equipment	(149)	(50)	(446)	(454)	(7,524)	—	—
Cost of contract litigation settlement	—	—	—	—	14,652 (4)	—	—
General and administrative expenses	13,557	7,754	36,237	26,823	26,352	22,739	21,702

Income (loss) from operations	21,196	12,952	52,430	2,654	(17,224)	(1,806)	8,904
Other income, net (1)	1,263	12,142	99,206	11,479	40,504	17,114	11,593
Interest expense	(779)	(1,005)	(4,197)	(5,257)	(3,414)	(3,750)	(4,519)

Income before minority interest and income taxes	21,680	24,089	147,439	8,876	19,866	11,558	15,978
Provision for income taxes (3)	(619)	(797)	(4,399)	(1,663)	(849)	(309)	(2,166)

Income before minority interest	21,061	23,292	143,040	7,213	19,017	11,249	13,812
Minority interest	—	(20)	(111)	(40)	(16)	(204)	(29)

Income from continuing operations	21,061	23,272	142,929	7,173	19,001	11,045	13,783
Income (loss) from discontinued operations, net of taxes (2)	—	(39)	226	(36)	1,407	11,803	(79)

Net income	$21,061	$23,233	$143,155	$7,137	$20,408	$22,848	$13,704

Income per share from continuing operations	$23.40	$25.85	$158.80	$7.97	$21.11	$12.27	$15.31
Income (loss) per share from discontinued operations, net of taxes	—	(0.04)	0.25	(0.04)	1.56	13.11	(0.09)

Net income per share	$23.40	$25.81	$159.05	$7.93	$22.67	$25.38	$15.22

Book value per share	$205.01	$208.99	$235.13	$179.67	$183.26	$177.71	$146.37

(1)	Primarily reflects unrealized holding gains and gains on sales of marketable securities.
(2)	Reflects the results of operations associated with equipment and real estate operations unrelated to construction activities, including a gain on sale of equipment of $11.8 million in 2004.
(3)	Since January 1, 1996, Tutor-Saliba has been a subchapter S Corporation and has been exempt from paying federal income taxes. In addition, from and after the day Tutor-Saliba elected or was otherwise treated as a subchapter S corporation for state tax purposes, Tutor-Saliba has paid certain state taxes at a reduced rate.
(4)	Represents charge recorded related to settlement of contract litigation on the San Francisco International Airport project.

	March 31,		December 31,
	2008	2007	2007	2006	2005	2004	2003
	(in thousands)
Consolidated balance sheet data:
Working capital	$96,311	$151,352	$147,541	$126,885	$133,659	$137,381	$47,305
Current ratio	1.26x	1.61x	1.45x	1.60x	1.80x	1.94x	1.26x
Long term debt, less current maturities	26,905	60,038	53,617	60,221	38,456	50,398	61,582
Shareholders’ equity	184,515	188,096	211,630	161,713	164,939	159,948	131,740
Ratio of long-term debt to equity	.15x	.32x	.25x	.37x	.23x	.32x	.47x
Total assets	603,980	503,741	601,493	441,757	382,748	364,956	379,476

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined balance sheet as of March 31, 2008 and the unaudited pro forma condensed combined statements of income for the year ended December 31, 2007 and the three months ended March 31, 2008 are based on the separate historical consolidated financial statements of Perini and Tutor-Saliba. These unaudited pro forma condensed combined financial statements reflect the merger and related events using the purchase method of accounting and apply the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined balance sheet as of March 31, 2008 reflects the merger and related events as if they had been consummated on March 31, 2008. The unaudited pro forma condensed combined statements of income for the year ended December 31, 2007 and the three months ended March 31, 2008 reflect the merger and related events as if they had been consummated on January 1, 2007, the beginning of Perini’s 2007 fiscal year.

The pro forma adjustments are based upon available information and assumptions that the managements of Perini and Tutor-Saliba believe reasonably reflect the merger. We present the unaudited pro forma condensed combined financial statements for informational purposes only. The pro forma condensed combined financial statements are not necessarily indicative of what our financial position or results of operations actually would have been had we completed the merger as of the dates indicated. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the combined company. You should read this information together with the following:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•

the separate historical unaudited financial statements of Perini as of and for the three months ended March 31, 2008 included in Perini’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008, which are incorporated by reference into this proxy statement;

•

the separate historical audited financial statements of Perini as of and for the fiscal year ended December 31, 2007 included in Perini’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which are incorporated by reference into this proxy statement;

•	the separate historical unaudited financial statements of Tutor-Saliba as of and for the three months ended March 31, 2008, which are included in the annexes to this proxy statement; and

•	the separate historical audited financial statements of Tutor-Saliba as of and for the fiscal year ended December 31, 2007, which are included in the annexes to this proxy statement.

We prepared the unaudited pro forma condensed combined financial statements using the purchase method of accounting, with Perini as the acquirer. Accordingly, the total estimated purchase price, calculated as described in Note 1 to the unaudited pro forma condensed combined financial statements, is allocated to the net tangible and identifiable intangible assets of Tutor-Saliba acquired in connection with the merger, based on their respective fair values. The allocation is dependent upon valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the purchase price allocation pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements. The final purchase price allocation, which will be determined subsequent to the closing of the merger, and its effect on results of operations may differ significantly from the pro forma amounts included in the unaudited pro forma condensed combined financial statements. These amounts represent the managements’ best estimate as of the date of this proxy statement.

In connection with the plan to integrate the operations of Perini and Tutor-Saliba, we anticipate that non-recurring charges, such as costs associated with systems implementation, relocation expenses, severance and other costs associated with exit or disposal activities, will be incurred. We are not able to determine the timing, nature and amount of these charges as of the date of this proxy statement/prospectus. However, these charges could affect the combined results of operations of Perini and Tutor-Saliba, as well as those of the combined company following the merger, in the period in which they are recorded. The unaudited pro forma condensed combined financial statements do not include the effects of the costs associated with any restructuring or integration activities resulting from the transaction, as they are non-recurring in nature and not factually supportable at the time that the unaudited pro forma condensed combined financial statements were prepared. In addition, the unaudited pro forma condensed combined financial statements do not include the realization of any cost savings from operating efficiencies or synergies resulting from the transaction, nor do they include any potential incremental revenues and earnings that may be achieved with the combined capabilities of the companies.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

MARCH 31, 2008

	Perini Corporation (historical)	Tutor-Saliba (historical)	Pro Forma Adjustments	Note 2		Pro Forma Combined
	(In thousands)
ASSETS:
Cash and cash equivalents	$349,749	$110,328	$(64,290)	(g	)	$395,496
			(291)	(h	)
Restricted cash	—	16,000				16,000
Short-term investments	110,337	—				110,337
Accounts receivable, including retainage	1,013,399	286,906	(8,002)	(i	)	1,291,903
			(400)	(g	)
Costs and estimated earnings in excess of billings	93,577	32,386				125,963
Advances to related parties	—	15,310	(15,310)	(g	)	—
Deferred income taxes	5,964	193				6,157
Other current assets	3,764	11,290	3,300	(a	)	18,354

Total current assets	1,576,790	472,413	(84,993)			1,964,210

Property and equipment, net	98,698	85,198	16,133	(a	)	197,412
			(2,617)	(h	)
Goodwill	27,268	21,181	746,397	(b	)	773,665
			(21,181)	(b	)
Purchased intangible assets, net	3,916	10,689	234,900	(c	)	238,816
			(10,689)	(c	)
Mineral right assets	—	12,850				12,850
Other assets	23,507	1,649	(294)	(f	)	24,862

	$1,730,179	$603,980	$877,656			$3,211,815

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET (continued)

MARCH 31, 2008

	Perini Corporation (historical)	Tutor-Saliba (historical)	Pro Forma Adjustments	Note 2		Pro Forma Combined
	(In thousands)
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current maturities of long-term debt	$5,683	$11,822				$17,505
Accounts payable, including retainage	959,168	278,850	(8,002)	(i	)	1,230,016
Billings in excess of costs and estimated earnings	186,470	57,613				244,083
Accrued expenses	128,447	27,817	30,212	(f	)	186,476

Total current liabilities	1,279,768	376,102	22,210			1,678,080

Long-term debt, less current maturities included above	13,635	26,905	(291)	(h	)	40,249
Deferred income taxes	471	1,311	87,395	(d	)	107,770
			18,593	(d	)
Royalty liabilities	—	11,361				11,361
Other long-term liabilities	39,951	3,786	55,000	(g	)	98,737

Stockholders’ equity:
Common stock	27,147	6,757	22,987	(e	)	50,134
			(6,757)	(e	)
Additional paid-in capital	163,371	11,076	856,277	(e	)	1,019,648
			(11,076)	(e	)
Retained earnings	223,353	166,581	(135,000)	(g	)	223,353
			(11,065)	(e	)
			(2,617)	(h	)
			(18,593)	(d	)
			694	(f	)
Accumulated other comprehensive income (loss)	(17,517)	101	(101)	(e	)	(17,517)

Total stockholders’ equity	396,354	184,515	694,749			1,275,618

	$1,730,179	$603,980	$877,656			$3,211,815

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2008

	Perini (historical)	Tutor-Saliba (historical)	Pro Forma Adjustments	Note 2		Pro Forma Combined
	(in thousands, except per share data)

Revenues	$1,256,336	$394,963	$(11,113)	(o	)	$1,640,186
Cost of operations	1,189,774	360,210	2,793	(k	)	1,540,677
			253	(l	)
			(11,113)	(o	)
			(1,240)	(j	)

Gross profit	66,562	34,753	(1,806)			99,509
General and administrative expenses	27,599	13,557	256	(r	)	40,718
			(694)	(q	)

Income from construction operations	38,963	21,196	(1,368)			58,791
Other income (expense), net	1,505	1,263				2,768
Interest expense	(355)	(779)	(688)	(p	)	(1,822)

Income before income taxes	40,113	21,680	(2,056)			59,737
Provision for income taxes	(14,960)	(619)	(7,533)	(s	)	(22,339)
			773	(t	)

Net income	$25,153	$21,061	$(8,816)			$37,398

Basic earnings per common share	$0.93					$0.75

Diluted earnings per common share	$0.91					$0.74

Weighted average common shares outstanding:
Basic	27,145		22,987	(u	)	50,132

Diluted	27,653		22,987			50,640

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2007

	Perini (historical)	Tutor-Saliba (historical)	Pro Forma Adjustments	Note 2		Pro Forma Combined
	(in thousands, except per share data)

Revenues	$4,628,358	$1,151,824	$127,499	(n	)	$5,875,295
			(32,386)	(o	)
Cost of operations	4,379,464	1,063,157	11,170	(k	)	5,510,638
			761	(l	)
			(883)	(m	)
			90,586	(n	)
			(32,386)	(o	)
			(1,231)	(j	)

Gross profit	248,894	88,667	27,096			364,657
General and administrative expenses	107,913	36,237	1,069	(r	)	159,495
			14,276	(n	)

Income from construction operations	140,981	52,430	11,751			205,162
Other income (expense), net	15,361	99,206	63	(n	)	114,630 (1)
Interest expense	(1,947)	(4,197)	(2,750)	(p	)	(8,962)
			(68)	(n	)

Income before minority interest and income taxes	154,395	147,439	8,996			310,830
Provision for income taxes	(57,281)	(4,399)	(51,038)	(s	)	(116,100)
			(3,382)	(t	)

Income before minority interest	97,114	143,040	(45,424)			194,730
Minority interest	—	(111)				(111)

Income from continuing operations	97,114	142,929	(45,424)			194,619
Income from discontinued operations, net of tax	—	226	(226)	(m	)	—

Net income	$97,114	$143,155	$(45,650)			$194,619

Basic earnings per common share	$3.62					$3.91

Diluted earnings per common share	$3.54					$3.86 (2)

Weighted average common shares outstanding:
Basic	26,819		22,987	(u	)	49,806

Diluted	27,419		22,987			50,406

(1)	Includes $94,105 non-recurring gain on sale of marketable securities.
(2)	Pro forma diluted earnings per share excluding the non-recurring gain on sale of marketable securities (see Note (1) above) is $2.70.

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

1. Basis of Pro Forma Presentation

On April 2, 2008, Perini and Tutor-Saliba entered into a merger agreement, pursuant to which Tutor-Saliba will merge into a wholly owned subsidiary of Perini, with Perini continuing as the surviving corporation. The transaction is to be accounted for using the purchase method of accounting. For purposes of these unaudited pro forma condensed combined financial statements, Perini has assumed the total preliminary purchase consideration in the merger to be approximately $898 million, consisting of shares of Perini common stock valued at $879 million, and approximately $19 million in transaction costs, to be paid by Perini.

Under the terms of the merger agreement, Perini will issue 22,987,293 shares of Perini common stock to the Tutor-Saliba shareholders in exchange for their shares of Tutor-Saliba common stock.

The unaudited pro forma condensed combined balance sheet contains a preliminary estimate of the purchase price allocation, assuming a per share value of Perini common stock of $38.25, the closing market price of Perini common stock on April 2, 2008.

The preliminary unaudited pro forma condensed combined financial statements have been prepared assuming that the merger is accounted for using the purchase method of accounting, which is referred to as purchase accounting, with Perini as the acquiring entity. Accordingly, under purchase accounting, the assets, liabilities and commitments of Tutor-Saliba are adjusted to their fair values. The preliminary unaudited pro forma condensed combined financial statements do not reflect the impact of possible revenue enhancements, cost and expense efficiencies, synergies or asset dispositions. The preliminary unaudited pro forma condensed combined financial statements do not reflect possible adjustments related to restructuring charges that have yet to be determined or charges or credits that are not expected to have a continuing impact after twelve months succeeding the merger.

The preliminary unaudited pro forma adjustments represent each management’s estimates based on information available as of the time this proxy statement was prepared and are subject to revision as additional information becomes available and as additional analyses are performed.

The final allocation of the purchase price will be determined after the merger is consummated and after completion of a thorough analysis to determine the fair values of Tutor-Saliba’s tangible and identifiable intangible assets and liabilities. Accordingly, the final purchase accounting adjustments could be materially different from the preliminary unaudited pro forma adjustments presented herein. Any increase or decrease in the fair values of Tutor-Saliba’s assets, liabilities, and other items, as compared to the information shown herein, will change the portion of the purchase price allocable to goodwill and will impact the combined income statement due to adjustments in amortization or accretion related to the adjusted assets or liabilities.

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS—(Continued)

Based on Perini’s shares of common stock and equity awards outstanding as of April 2, 2008, and assuming that all of the equity awards outstanding as of April 2, 2008 remain outstanding as of the effective time of the merger, the total preliminary estimated purchase price is as follows:

Stock consideration
Shares of Perini common stock to be issued for Tutor-Saliba common stock outstanding based on the closing market price of Perini common stock on April 2, 2008 of $38.25	22,987	$879,264

Total gross consideration		$879,264
Estimated transaction costs, to be paid by Perini		19,200

Total preliminary estimated purchase price		$898,464

Under the purchase method of accounting, the total preliminary estimated purchase price as shown in the table above is allocated to Tutor-Saliba’s tangible and intangible assets and liabilities based on their estimated fair values as of the date of completion of the merger. The total preliminary estimated purchase price is allocated herein as follows:

	Amounts
	(In thousands)
Net tangible assets as of March 31, 2008 at estimated fair value		$4,562
Identifiable intangible assets:
Trade name	$137,000
Customer relationships	51,200
Favorable leases	23,000
Contract backlog acquired	11,500
Other	12,200

Total amount allocated to identifiable intangible assets		234,900
Deferred tax liabilities		(87,395)
Amount allocated to goodwill		746,397

Total preliminary estimated purchase price		$898,464

A preliminary estimate of $4.6 million has been allocated to net tangible assets acquired, $85.7 million has been allocated to amortizable intangible assets acquired, and $149.2 million has been allocated to non-amortizable intangible assets. The depreciation and amortization related to the fair value adjustment to net tangible assets and the amortization related to the amortizable intangible assets are reflected as pro forma adjustments to the unaudited pro forma condensed combined statements of income.

Identifiable intangible assets. Of the total estimated purchase price, $234.9 million has been allocated to trade name, customer relationships, favorable leases, contract backlog acquired and other. This adjustment is preliminary and based on managements’ estimate. The amount that will ultimately be allocated to identifiable intangible assets may differ materially from this preliminary allocation. Customer relationships are amortized using the straight-line method over an estimated useful life of fifteen years based on an estimate of repeat business with certain major customers. Contract backlog acquired is amortized using the straight-line method over an estimated useful life of 2.5 years. Favorable leases are amortized over the remaining terms of the leases.

Deferred tax liabilities. The deferred tax liabilities reflect the estimated deferred tax liabilities associated with purchase accounting. Such deferred tax liabilities are primarily associated with the step-up to fair value of

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS—(Continued)

identifiable intangible assets. This determination is preliminary and subject to change based upon the final determination of the fair values of identifiable intangible assets acquired.

Goodwill. Goodwill represents the excess of the purchase price over the fair value of the underlying net tangible and intangible assets. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets, “ goodwill will not be amortized, but instead will be tested for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment. In the event the combined management determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of the impairment during the period in which the determination is made.

2. Pro Forma Adjustments

Adjustments included in the column under the heading “Pro Forma Adjustments” in the unaudited pro forma condensed combined financial statements correspond to the following descriptions:

Pro Forma Adjustments to Condensed Combined Balance Sheet

(a) Adjust Tutor-Saliba’s tangible fixed assets to fair value.

(b) Eliminate Tutor-Saliba’s historical goodwill and record preliminary goodwill resulting from the merger. See Note 1 for a more detailed discussion.

(c) Eliminate Tutor-Saliba’s historical intangible assets and record the preliminary estimated identifiable intangible assets, which include the acquired trade name, customer relationships, contract backlog acquired, favorable leases and other. See Note 1 for a more detailed discussion.

(d) Adjust deferred income taxes, which are primarily associated with the estimated identifiable intangible assets and pro forma adjustments attributable to the merger.

(e) Eliminate Tutor-Saliba’s historical equity balances and record shares of Perini common stock issued as a result of the merger.

(f) Accrue estimated incremental direct and external transaction costs, comprised of investment banking fees, legal fees, accounting fees, due diligence expenses, filing and printing costs related to the merger, and accrue liability for contingent consideration related to an acquisition by Tutor-Saliba.

(g) Record estimated distributions to be paid to Tutor-Saliba shareholders prior to the closing of the transaction.

(h) Record distribution of Ketchum, Idaho property to a Tutor-Saliba shareholder prior to merger.

(i) Eliminate intercompany balances between Perini and Tutor-Saliba.

Pro Forma Adjustments to Condensed Combined Statements of Income

(j) Reverse Tutor-Saliba’s amortization of intangible assets.

(k) Record the amortization of the purchased intangible assets resulting from the merger. The purchased intangible assets consist of the estimated fair value of the acquired trade name, customer relationships, favorable leases, contract backlog acquired and other. (See Note 1)

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS—(Continued)

	Three Months Ended March 31, 2008	Fiscal Year Ended December 31, 2007
	(In thousands)
Amortization of purchased intangible assets:
Customer relationships	$854	$3,413
Favorable leases	789	3,157
Contract backlog acquired	1,150	4,600

	$2,793	$11,170

Trade name and other intangible assets	n.a.	n.a.

(l) Record the estimated incremental depreciation expense resulting from the step-up to fair value of the fixed assets acquired in the merger.

(m) Reverse the impact of certain properties distributed to Tutor-Saliba’s shareholders prior to the merger.

(n) Record the impact of Tutor-Saliba’s acquisitions for the full period, which are described under “Information About Tutor-Saliba—Recent Developments and Expected 2008 Events” beginning on page 85.

(o) Eliminate intercompany balances between Perini and Tutor-Saliba.

(p) Record interest expense on distribution payable to Tutor-Saliba shareholders.

(q) Reverse transaction costs included in Tutor-Saliba’s G&A expense.

(r) Record estimated impact of the new employment agreement between Perini and Ronald N. Tutor, chairman and chief executive officer.

(s) Record the tax effect of an assumed statutory income tax rate of 37.6% on the historical pretax income of Tutor-Saliba.

(t) Record the tax effect of an assumed statutory tax rate of 37.6% on the pro forma adjustments made.

(u) The pro forma basic and diluted earnings per common share is based on the historical weighted-average number of shares of Perini common stock used in computing basic and diluted net income per share, plus approximately 23 million shares of Perini common stock assumed to be issued in connection with the merger based on the number of shares of Perini common stock outstanding as of April 2, 2008.

PROPOSAL 3: ELECTION OF DIRECTORS

The Perini board of directors (the “Board”) has nominated four (4) Class III directors to serve until the 2011 annual meeting of shareholders. In accordance with our bylaws, each director nominee will be elected to serve for a three-year term, unless he or she resigns, dies or is removed before his or her term expires, or until his or her successor has been duly elected and qualified.

The following individuals are the nominees for election to the Board:

Name	Age	Director Since
Class III—Nominees for Election
Marilyn A. Alexander	56	—
Peter Arkley	53	2000
Raymond R. Oneglia	60	2000
Donald D. Snyder	60	—

The principal occupation and business experience of each director nominee for the last five years is set forth below:

Marilyn A. Alexander is a nominee for director. She founded and has served as a principal of Alexander & Friedman LLC, a management consulting company, since 2006. Prior to that, she was senior vice president and chief financial officer of The Disneyland Resort since 2000. She is also a member of the board of governors of Chapman University, a not-for-profit organization, a member of the board of regents of Chapman University College, a not-for-profit subsidiary of Chapman University, the president of the board of directors of the Breast Health Awareness Foundation, a not-for-profit foundation, and a member of the board of advisors of Walkstyles, Incorporated, a privately held company.

Peter Arkley has served as a director since May 2000. He has served as the President/CEO of AON Construction Services Group, an insurance and bonding brokerage firm, since 2006 and prior to that was Managing Principal of Aon Risk Services, Inc. since 1994. He is also a director of Valley Crest Companies, a privately held company, and of the Greater Los Angeles Zoo Association, a non-profit organization.

Raymond R. Oneglia has served as a director since March 2000. He has also served as Vice Chairman of the board of directors of O&G Industries, Inc., a Connecticut corporation engaged in the construction industry, since 1997 and has served in various operating and administrative capacities since 1970.

Donald D. Snyder is a nominee for director. He was a director and the president of Boyd Gaming Corp. from 1997 until his retirement in 2005. He presently serves as a director of Sierra Pacific Resources, a public utility listed on the NYSE, Western Alliance Bancorp., a commercial bank holding company listed on the NYSE, Cash Systems, Inc., a corporation listed on NASDAQ, Bank of Nevada, a commercial bank and subsidiary of Western Alliance Bancorp., and Switch Communications Group, LLC, a privately held company. He is presently on the board of directors of the following not-for-profit entities: Las Vegas Performing Arts Center Foundation, Nevada Development Authority, Council for a Better Nevada, University of Nevada-Las Vegas Foundation, and the Nathan Adelson Hospice.

In 2007, we hired Spencer Stuart, an executive and director search consulting firm, to assist in identifying and/or evaluating potential director nominees. Spencer Stuart identified Mr. Snyder and Ms. Alexander as nominees for director.

Our Corporate Governance and Nominating Committee has recommended Messrs. Arkley and Oneglia for re-election, and Ms. Alexander and Mr. Snyder for election, as Class III Directors. Unless otherwise noted thereon, proxies solicited hereby will be voted for the election of the director nominees to hold office until the

2011 annual meeting of shareholders, and until their successors are chosen and qualified. Each nominee has consented to being named in this proxy statement, and if elected, each nominee has consented to serve as a director until his or her successor is duly elected and qualified. The Board does not contemplate that any nominee will be unable to serve as a director for any reason, but if that should occur prior to the meeting, proxies solicited hereby may be voted either for a substitute nominee designated by the Board or recommended by the Corporate Governance and Nominating Committee, or the Board may determine to reduce the number of directors.

Board Recommendation

THE PERINI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE BOARD OF DIRECTORS’ NOMINEES FOR ELECTION AS A CLASS III DIRECTOR.

BOARD OF DIRECTORS

The following table shows, as of May 1, 2008, the names and ages of our current directors and director nominees.

Name	Age	Position (as of March 1)	Term of Office
Ronald N. Tutor	67	Chairman of the Board, and Chief Executive Officer	2010
Robert Band	60	Director, President, and Chief Operating Officer	2009
Michael R. Klein	65	Vice-Chairman of the Board, Director	2009
Peter Arkley	53	Director	2008
Raymond R. Oneglia	59	Director	2008
Robert L. Miller	67	Director	2009
Willard W. Brittain, Jr.	60	Director	2010
Robert A. Kennedy	72	Director	2010
Marilyn A. Alexander	56	Nominee for Director	—
Donald D. Snyder	60	Nominee for Director	—

For biographical summaries of the Class III directors, Messrs. Arkley and Oneglia, and the other director nominees, Mr. Snyder and Ms. Alexander, see the list of nominees above.

Ronald N. Tutor has served as our chief executive officer since March 2000, as chairman since July 1999, and as a director since January 1997. Mr. Tutor also serves as chairman, president and chief executive officer of Tutor-Saliba Corporation, a privately held California corporation engaged in the construction industry.

Robert Band has served as a director since May 1999. He has also served as chief operating officer since March 2000 and as president since May 1999. He has served as president of Perini Management Services, Inc. since 1996. He has served in various operating and financial positions with Perini Corporation since 1973, including executive vice president and chief financial officer from 1997-1999. He also serves as a director of Jewish Family Services of Metrowest, a not-for-profit entity.

Michael R. Klein has served as a director since January 1997 and as vice chairman of our board of directors since September 2000. He is also the designated lead director. Mr. Klein, a private investor, serves as chairman of the board of directors and member of the Nominating Committee of CoStar Group, Inc., a publicly held provider of commercial real estate information, as chairman of the Sunlight Foundation, a non-profit organization and as chairman of the board of directors of Le Paradou, LLC, a privately held company. He is also the lead director and member of the Governance Committee of SRA International, Inc., a publicly-traded provider of technology and strategic consulting services and solutions, and a director of AStar Air Cargo, Inc., and OZ Fitness, Inc., which are privately held. Mr. Klein was a partner of the law firm Wilmer Cutler Pickering from 1974 until 2004, and when Wilmer Cutler Pickering merged with the law firm Hale and Dorr LLP in 2004 became a partner of Wilmer Cutler Pickering Hale and Dorr LLP until his retirement in 2005.

Robert L. Miller has served as a director since 2004. In 1979, he co-founded West Venture Development Co., a homebuilding and commercial real estate company, and acted as president until its sale in 1991. Previously he was a construction manager with Morrison-Knudsen Inc. He was chairman of the board of Monroc Corp., a public concrete and aggregate company based in Salt Lake City, Utah from 1995-1998. He is presently on the valuations committee of Caltius Mezzanine Partners, a capital source company in Los Angeles. Since 2000, he is a principal in Robert L. Miller & Assoc., Inc., a real estate development firm.

Willard W. Brittain, Jr. became a director in November 2004. He has served as chairman and chief executive officer of Professional Resources on Demand, a private senior executive staffing company, since 2002. He previously served as chief operating officer of PwC Consulting since 2000, and chief operating officer of PricewaterhouseCoopers, LLP since 1997. Mr. Brittain also serves on the board of Analysts International, where he is a member of the audit and compensation committees, and DaVita Corporation, where he serves on the compliance and public policy committees. Both are publicly held companies.

Robert A. Kennedy has served as a director since March 2000. He has been an independent financial consultant since 2003. From 1993 to 2003, Mr. Kennedy served in various capacities, including as vice president special projects, for The Union Labor Life Insurance Company, a provider of insurance and financial services to its union members and related trust funds.

Board Composition

The Board currently consists of eight directors. In accordance with our bylaws and the requirements of the Massachusetts Business Corporations Act, the Board is divided into three classes, with each director serving for a term of three years. As a consequence, the term of only one class of directors expires each year. At each annual meeting of shareholders, the successors to one class of directors then serving are elected to serve from the time of their election and qualification until the third annual meeting following their election or until their successors have been duly elected and qualified, or until their earlier resignation, removal or death.

As a result of the resignation of James A. Cummings on December 18, 2007, the Board has had only two Class III directors and one vacant Class III seat. (Class I and Class II each consist of three directors.) On March 19, 2008, at the recommendation of the Corporate Governance and Nominating Committee, the Board unanimously determined to increase the size of the board from nine to eleven directors. An additional seat was added to Class III; there are now two vacant Class III seats. In addition, there is one open seat that will be filled by a designee of the shareholder representative upon completion of the merger. The Board, at the recommendation of the Corporate Governance and Nominating Committee, has unanimously nominated Ms. Alexander and Mr. Snyder for election as Class III directors. The two incumbent Class III directors have been re-nominated.

If the Perini shareholders approve the share issuance proposal (Proposal 1) and the articles amendment proposal (Proposal 2) and the merger is completed, the Board intends for the open seat to exist following the annual meeting to accommodate the addition of a director designated by Mr. Tutor pursuant to the terms of the Shareholders Agreement that will become effective upon completion of the merger. Under the Shareholders Agreement, Mr. Tutor (as shareholder representative) will have the right to designate up to two nominees for appointment to the Board (and thereafter, for nomination for election), subject to certain limitations contained in the Shareholders Agreement. In addition, for so long as Mr. Tutor serves as our chief executive officer, he will be nominated for election to the Board. For a detailed description of the post-merger board composition, please see “The Shareholders Agreement” beginning on page 77.

Mr. Tutor has advised the Corporate Governance and Nominating Committee that he has selected C.L. Max Nikias as one of his designees, to be appointed to the Board immediately following completion of the merger. The Corporate Governance and Nominating Committee has, after review of his qualifications, recommended Mr. Nikias’ appointment to the Board, and the full board unanimously approved the expansion of the board to eleven members and the appointment of Mr. Nikias to fill the eleventh seat, subject to, and effective immediately following completion of, the merger. Mr. Nikias would be appointed as a Class II director, and he would serve the remaining two years of the term of a Class II director.

As of the date of this proxy statement, Mr. Tutor has not elected to exercise his right to nominate a second director for election, although he has not waived the right to do so in the future. Under the Shareholders Agreement, Mr. Tutor has the right to designate two of eleven directors. Mr. Tutor has advised the Board that should he choose to designate a second person for appointment to the board of directors at a time when the board already includes eleven members, he would support a temporary expansion of the board to twelve members to accommodate such additional member. Such expansion would continue until the next meeting of shareholders at which directors are elected, at which time he would expect the size of the board to be reduced back to eleven members (as contemplated by the Shareholders Agreement) and the slate of nominees for election to be adjusted accordingly.

The principal occupation and business experience of Mr. Nikias for the last five years is set forth below.

C.L. Max Nikias is provost and senior vice president of the University of Southern California since 2005 and prior to that was the Dean of the University of Southern California Viterbi School of Engineering since 2001. He also serves on the executive committee of the Chadwick School, a private primary and secondary school. As of the date of this proxy statement, Mr. Nikias does not beneficially own any shares of Perini or Tutor-Saliba common stock.

Director Independence

The Board has determined that Mr. Oneglia, Mr. Klein, Mr. Brittain, Mr. Miller, Mr. Kennedy, Mr. Arkley, Ms. Alexander and Mr. Snyder are “independent” in accordance with the corporate governance standards for companies listed on the NYSE. In determining independence pursuant to NYSE standards, each year the Board determines whether directors have a direct or indirect material relationship with Perini, including its subsidiaries, that may interfere with their ability to exercise their independence from Perini. In anticipation of the completion of the merger, the Board has made a determination that none of the independent directors will have a direct or indirect material relationship with the combined company, including its subsidiaries, that would interfere with their ability to exercise their independence from the combined company. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships, among others.

In evaluating the independence of each non-employee director, the Board considered several factors. With respect to Mr. Oneglia, the board considered the relationship between O&G Industries, Inc., of which Mr. Oneglia is Vice Chairman of the board or directors and a principal shareholder, and Perini including the construction joint ventures between Perini and O&G Industries. The Board determined that the joint ventures did not impact Mr. Oneglia’s independence from Perini management because (1) the joint ventures are formed for the limited purposes of performing specific contractual requirements for owners as is commonplace in the construction business, (2) Mr. Oneglia is not personally involved in the management of these joint ventures and (3) Perini and O&G have an equal vote in the governance of such joint ventures. With respect to Mr. Arkley, the Board considered the relationship between AON Risk Services (AON), of which Mr. Arkley is President of the Construction Services Group, and Perini, an insurance and bonding client of AON. The Board has determined that his independence from Perini management is not impacted because (1) services provided by AON are supplied to Perini on terms similar to AON’s other clients and (2) Mr. Arkley is not involved in the day to day management of the Perini relationship. No other independent directors had material relationships with Perini other than in their capacities as directors. The Perini board of directors has made no formal findings regarding the independence of Mr. Nikias but plans to make such a determination prior to appointing him to the board.

Communications with the Board

The Board welcomes the submission of any comments or concerns from shareholders and other interested parties. A Perini shareholder who wishes to communicate with our board of directors may submit such communication in writing to Perini Corporation, 73 Mt. Wayte Avenue, Framingham, MA 01701 and marked to the attention of the Board or any of its committees or individual directors. All comments or concerns from shareholders and other interested parties will be forwarded to the Chair of our Audit Committee.

In order to facilitate communications with the independent directors, we have a secure telephone number (800-489-8689) whereby interested parties can communicate directly and confidentially with the independent directors, the Audit Committee or the Corporate Governance and Nominating Committee.

CORPORATE GOVERNANCE

Committees and Meetings of the Board of Directors

The Board met four times during 2007. During 2007, all of our directors attended at least 75% of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees on which such director served. The members of the Board are encouraged to attend our annual shareholders meetings. Seven of the eight current directors attended the 2007 annual shareholders meeting.

Our bylaws authorize the Board to appoint one or more committees, each consisting of one or more directors. The Board currently has three standing committees: an Audit Committee, a Corporate Governance and Nominating Committee and a Compensation Committee. As described above, the Board has also created a Special Committee to explore and evaluate potential strategic transactions that might be available to Perini, including in particular a business combination transaction with Tutor-Saliba, and to discuss and negotiate the terms of any such transactions.

Audit Committee

Our board of directors has an Audit Committee, which consists of Willard W. Brittain, Jr. (Chair), Michael R. Klein, Raymond R. Oneglia and Robert A. Kennedy. Each of the members of the Audit Committee meets the independence and experience requirements of the rules of the NYSE and the Securities and Exchange Commission, as affirmed by the Board. Based upon review of his qualifications, our board of directors has designated Mr. Brittain as the Committee’s “financial expert,” as defined by the rules of the Securities and Exchange Commission.

The primary duties and responsibilities of the Audit Committee are to:

1.	Oversee the integrity of our internal controls, financial systems and financial statements;

2.	Review the quarterly unaudited and annual audited financial statements with management and the independent auditor;

3.	Appoint and evaluate the independent auditor and monitor and evaluate the auditor’s qualifications and independence;

4.	Oversee compliance with legal and regulatory requirements;

5.	Meet with the independent auditor in executive session at least annually;

6.	Monitor the performance of both our internal and external auditors; and

7.	Annually review the Audit Committee’s charter and performance.

The Audit Committee has the authority to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee met ten times in 2007.

Corporate Governance and Nominating Committee

Our board of directors has a Corporate Governance and Nominating Committee, which consists of Michael R. Klein (Chair), Peter Arkley, and Raymond R. Oneglia. Each member of the Corporate Governance and Nominating Committee is an independent director, as defined by the NYSE and as affirmed by our board of directors. The duties of the Corporate Governance and Nominating Committee include:

1.	Identifying individuals qualified to become directors and recommending to the full Board the persons to be nominated for election as directors;

2.	Recommending director nominees for each committee of our board of directors and nominees for Chair of each committee;

3.	Evaluating the independence of each director and so advising our board of directors;

4.	Conducting a review and update as necessary of the Corporate Governance Guidelines and the Code of Business Conduct and Ethics;

5.	Conducting evaluations of the performance of our board of directors and each committee, including a self-evaluation; and

6.	Nominating a Lead Director whose duties shall include presiding at executive sessions of the non-management directors.

The Corporate Governance and Nominating Committee met four times in 2007.

The Corporate Governance and Nominating Committee has the authority to retain consultants or other experts as it considers necessary to assist in the performance of its duties.

The independent directors have designated Michael Klein, Chair of the Corporate Governance and Nominating Committee, to act as the “Lead Director.” In his capacity as Lead Director, Mr. Klein has the following duties and authority:

•	chairing any meeting of the independent members of the Board in executive session;

•	meeting with any director who is not adequately performing his duties as a member of the board or any committee;

•	serving as a liaison between the chairman of the Board and the independent directors;

•	working with the chairman to prepare the agenda for Board meetings and determining the need for special meetings of the Board; and

•	consulting with the chairman on matters relating to corporate governance and Board performance.

Compensation Committee

Our board of directors has a Compensation Committee, which consists of Raymond R. Oneglia (Chair), Michael R. Klein and Robert L. Miller. Each member of the Compensation Committee is an independent director, as defined by the NYSE and as affirmed by our board of directors.

The principal powers and duties of the Compensation Committee as established by our board of directors are to:

1.	Review the executive compensation programs and policies and to employ outside expert assistance, if required, to analyze our compensation practices to assure that they are consistent with corporate goals and objectives, and competitive with those of comparable firms in the construction industry;

2.	Review and approve corporate goals and objectives relevant to the compensation of the chairman and chief executive officer, to evaluate his performance in light of those goals and objectives, and to determine and approve his compensation level based on this evaluation;

3.	Make recommendations to our board of directors with respect to executive officer compensation;

4.	Recommend to the board of directors annual profit and other targets for Perini for the purpose of determining incentive compensation awards under the provisions of the Amended and Restated General Incentive Compensation Plan and the Construction Business Unit Incentive Compensation Plan (the “Incentive Compensation Plan”);

5.

Administer the Special Equity Incentive Plan and the 2004 Stock Option and Incentive Plan (together, the “Stock Option Plans”) and the Incentive Compensation Plan; such administration includes power to (i) approve participants’ participation in the Stock Option Plans, (ii) establish performance goals,

(iii) determine if and when any bonuses shall be paid, (iv) pay out any bonuses, in cash or stock or a combination thereof, as the Committee shall determine from year to year, (v) construe and interpret the Incentive Compensation Plan and the Stock Option Plans, and (vi) establish rules and regulations and perform all other acts it believes reasonable and proper; and

6.	Review the investment performance of the Perini Corporation Pension Plan and make changes in investment managers and allocations, as the Compensation Committee deems necessary.

The Compensation Committee has the authority to retain special consultants to advise the committee as it considers necessary. The Compensation Committee met seven times in 2007.

Perini maintains on its website, http://www.perini.com, copies of the charters of each of the committees of our Board. We have also developed Corporate Governance Guidelines and a Code of Business Conduct and Ethics to outline our commitment to carefully govern the operation of our business and compliance with applicable laws and regulations, while maintaining the highest ethical standards. The Code applies to all of our officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer, and persons performing similar functions. Perini’s Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on our website at http://www.perini.com. In order to access this portion of our website, click on the “Corporate Governance” tab. Interested parties may obtain printed copies of these documents by writing to the Investor Relations Department of the Company at 73 Mt. Wayte Avenue, Framingham, MA 01701. Any amendments to, or waivers of, the Code of Business Conduct and Ethics which apply to our directors, chief executive officer, chief operating officer, chief financial officer or any person performing similar functions will be disclosed on our website promptly following the date of such amendment or waiver.

Nominations for Director

The Board seeks candidates who are independent, possess relevant business, professional or board experience to make a significant contribution to the Board and have sufficient availability to attend to the business of our company. Annually, the Corporate Governance and Nominating Committee conducts an evaluation of the Board to determine whether it is functioning effectively, and recommends to the full Board the slate of director-nominees to be nominated for election at the next annual meeting of shareholders. Potential candidates for the Board may include candidates nominated by shareholders in accordance with our bylaws, those identified by a search firm retained for such purpose, or candidates recommended by other persons, including current directors or executive officers. Pursuant to the Corporate Governance and Nominating Committee charter, the process and criteria for considering the recommendations of shareholders with respect to candidates for election to the Board is the same as those used for candidates recommended by other parties, including shareholders. The minimum qualifications and specific qualities and skills required for directors are set forth in the Corporate Governance Guidelines, a copy of which is maintained on our website http://www.perini.com.

A shareholder who wishes to recommend a director-nominee to the Corporate Governance and Nominating Committee for the 2009 annual meeting of shareholders should submit the recommendation in writing to Perini Corporation, 73 Mt. Wayte Avenue, Framingham, Massachusetts 01701-9160, Attn: Corporate Secretary, so it is received not less than 75 days nor more than 180 days prior to the anniversary date of the 2008 Perini annual meeting of shareholders. However, if the 2009 annual meeting of shareholders is held more than seven (7) days earlier than the anniversary date of the 2008 annual meeting then notice must be delivered or received no later than 5 p.m. eastern time on (a) the 20th day following the earlier of (i) the day on which such notice of the date of the annual meeting is mailed or (ii) the day on which public disclosure of the dated the annual meeting is made, or (b) if such date of notice or public disclosure occurs more than 75 days prior to the scheduled date of such meeting, then the later of (i) the 20th day following the first to occur of such notice or such public disclosure or (ii) the 75th day prior to such scheduled date of such meeting.

THE AUDIT COMMITTEE REPORT

Pursuant to rules adopted by the SEC designed to improve disclosures related to the functioning of corporate audit committees and to enhance the reliability and credibility of financial statements of public companies, the Audit Committee of the Board submits the following report.

The primary duties and responsibilities of the Audit Committee (the “Committee”), which met ten times during the past fiscal year, are to oversee:

1.	The integrity of Perini’s internal controls, financial systems and financial statements;

2.	Compliance by Perini with legal and regulatory requirements; and

3.	The independence and performance of both Perini’s internal and external auditors.

We meet with management periodically to consider the adequacy of Perini’s internal controls, as well as compliance with Sarbanes Oxley Section 404, and the objectivity of Perini’s financial reporting. We discuss these matters with Perini’s independent auditors and with appropriate Company financial personnel and internal auditors.

We meet privately with both the independent auditors and the internal auditors, as required, each of whom has unrestricted access to the Committee.

We also appoint the independent auditors and review periodically their performance and independence from management. As in prior years, the independent auditors are invited to be present at our annual meeting of shareholders.

The directors who currently serve on the Committee meet the “independence” and “experience” requirements of the NYSE, and have been so affirmed by the Board. In connection therewith, the Board has determined that none of us has a relationship with Perini Corporation that may interfere with our independence from Perini and its management. The Board has designated Willard W. Brittain, Jr. as the Audit Committee Financial Expert, based in part on review of his qualifications.

The Board has adopted a written charter setting forth the duties and responsibilities the Committee is to perform, which we review annually and revise as appropriate.

Management has primary responsibility for Perini’s financial statements and the overall reporting process, including Perini’s system of internal controls, and compliance with Sarbanes Oxley Section 404.

The independent auditors audit the effectiveness of the internal controls over financial reporting as well as annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of Perini in conformity with accounting principles generally accepted in the United States and discuss with us any issues they believe should be raised with us.

This year, we reviewed Perini’s audited financial statements and met with both management and Deloitte & Touche LLP, Perini’s independent auditors, to discuss those financial statements. Management has represented to us that the financial statements were prepared in accordance with accounting principles generally accepted in the United States.

We reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted accounting standards. In addition, we have received from and discussed with Deloitte & Touche LLP the written disclosure and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”. These items relate to that firm’s independence from Perini. We also discussed with Deloitte & Touche LLP any matters requiring discussion per the standards of the Public Company Accounting Oversight Board, including those required by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

We have considered and determined that the provision of the non-audit services included in “Fees Paid to Audit Firm” on page 135 is compatible with maintaining Deloitte & Touche LLP’s independence.

Based on these reviews and discussions, we recommended to the Board that Perini’s audited financial statements be included in Perini’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

AUDIT COMMITTEE
Willard W. Brittain, Jr., Chair
Robert A. Kennedy
Michael R. Klein
Raymond R. Oneglia

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Philosophy

Our executive compensation program is intended to attract and retain talented executive officers and key employees who will continue to contribute to Perini’s long-term success. We believe that it is important to tie compensation to our operating and financial goals, thereby aligning more closely the interest of management with that of our shareholders. We are mindful of the limited pool of available talent and consider competitive conditions when determining compensation.

In recognition of the variability of the building industry, we have historically believed that compensation focusing on shorter-term corporate goals is more appropriate for Perini and our shareholders and more effective in retaining and motivating our key executive talent. As a result, our compensation practices for our named executive officers have emphasized annual cash compensation (base salary and annual cash incentive awards). Long-term awards have not historically been granted on a regular basis, but instead have been granted when the Compensation Committee has determined an award to be appropriate based on the circumstances prevailing at the time. During 2008, however, we have commenced a project to review our executive compensation practices to determine whether our practices continue to best serve Perini and our shareholders. We expect this review to be more extensive, and our compensation policies and practices to be subject to more substantial revision, if we complete the announced merger with Tutor-Saliba, as discussed in this proxy statement.

Consistent with this approach, we have historically aimed to have the target annual cash compensation for our named executive officers fall within the 50th to 75th percentile for comparable executives of our relevant competitors. The Compensation Committee “slots” each of our named executive officers into this range based on the Compensation Committee’s evaluation of the value of that officer to Perini and the amount of compensation necessary to encourage that officer to remain employed by Perini and to appropriately focus that officer on achieving Perini’s corporate goals. To ensure that a significant amount of each named executive officer’s total cash compensation is “at risk” and earned only if Perini’s goals are achieved, approximately 40-60% of each such officer’s target annual cash compensation is provided in the form of an annual incentive bonus opportunity, with the balance provided in the form of a fixed base salary.

To execute this strategy, the Compensation Committee has engaged Watson Wyatt to perform an executive compensation review with respect to Perini’s named executive officers. The most recent review was completed in 2007. Reviewing the relevant data for each of Washington Group International, Shaw Group, Peter Kiewit Sons, Granite Construction, URS Corp., Aecom Technology Corp., Chicago Bridge & Iron Co., Emcor Group, Inc., Foster Wheeler, Ltd., Jacobs Engineering Group, Inc. and Tetra Tech, Inc., Watson Wyatt established a range of annual cash compensation for each of our named executive officers at the time. Using this data and consistent with the methodology described above, the Compensation Committee set the target annual cash compensation for our named executive officers to fall within the 50-75th percentile of annual cash compensation for comparable officers of these companies. As described in more detail below, this methodology was not applied to Mr. Burk, who was hired by Perini in 2007 (following completion of Watson Wyatt’s study).

Elements of Compensation

As noted above, our executive compensation program primarily relies on annual cash compensation to retain and motivate our named executive officers. Accordingly, base salaries and annual incentive awards are the primary components of our program. In addition, the Compensation Committee has used ad hoc grants of long-term incentive awards when deemed appropriate by the Compensation Committee based on conditions prevailing at the time. Finally, Perini provides certain retirement benefits to our named executive officers to encourage long-term service to Perini.

Base Salary

The base salary of each of our named executive officers is fixed compensation that is not directly tied to the performance of Perini. We pay base salaries to fairly compensate our named executive officers for the services they provide during the year and because we believe our executive compensation program would not be competitive and effective in retaining our named executive officers if we did not pay base salaries. With the exception of Mr. Burk, who was hired in 2007, the base salaries of our named executive officers were initially established in 2004 at the time Watson Wyatt prepared an initial benchmarking study. At that time, the Compensation Committee determined the appropriate level of each named executive officer’s target total annual cash compensation based on Watson Wyatt’s study and the Compensation Committee’s evaluation of the appropriate position for each such named executive officer within the desired range for our relevant competitors. The Compensation Committee then established the base salary for each named executive officer within this range, generally determining that approximately 40-60% of the target total annual cash compensation for each named executive officer (other than Mr. Burk) was the appropriate amount for base salaries.

Since this initial establishment of the base salaries of our named executive officers in 2004, the Compensation Committee has annually reviewed them to determine whether any increases are appropriate. Base salaries are generally increased in March or April of each year, with any increase reflected only prospectively. (As a result, the amount of salary paid to an executive in a fiscal year is less than the increased annual salary amount set by the Compensation Committee during that year.) As part of the annual review process in 2007, the Compensation Committee also relied on the study prepared by Watson Wyatt in 2007 to confirm that base salaries of our named executive officers (other than Mr. Burk), along with their annual incentive award, would remain within the 50-75th percentile for total annual cash compensation for comparable officers of companies included in the study. The Compensation Committee also continued to include 40-60% of target annual cash compensation in the performance-based annual incentive opportunity. In 2007, the base salaries of three of our named executive officers were increased by the following amounts: Mr. Tutor—$100,000; Mr. Band—$50,000 and Mr. Caspers—$75,000. The base salary of our other named executive officers did not change in 2007. The Compensation Committee determined these increases to be appropriate because of its view that Mr. Tutor has unique talents that have been demonstrated throughout his tenure, Mr. Band has led the recent above average performance for both Perini as a whole and as President of Perini Management Services, Inc., and Mr. Caspers is critical to our successful gaming and hospitality business, and works in the highly competitive Las Vegas market. In addition, the Compensation Committee considered Mr. Casper’s promotion to President of Perini Building Company when deciding on the increase in his salary.

Although the above discussion indicates that Mr. Tutor receives a base salary from Perini, Mr. Tutor’s base salary was not, in fact, paid directly to him by Perini in 2007. Rather, he was compensated through a Management Agreement with Tutor-Saliba. However, the Compensation Committee applies similar methodology to determining payments under this agreement as it does to setting executive salary levels.

Mr. Burk’s base salary was established when he was hired in 2007. At the time of his employment, the Compensation Committee believed that it was appropriate and important for Mr. Burk to receive a significant long-term equity award to more significantly tie his earnings to the performance of Perini. Taking this award into account, Perini established Mr. Burk’s annual base salary at $375,000, which is between the 25-50th percentiles for base salaries of comparable officers included in the last compensation study prepared by Watson Wyatt.

Incentive Compensation Plans—Annual Awards

As described above, our historic executive compensation program has emphasized the importance of annual cash compensation in motivating and retaining our named executive officers. To provide appropriate incentives to our named executive officers, approximately 40-60% of their target annual cash compensation is comprised of an annual incentive bonus opportunity that is paid only if Perini achieves pre-established performance goals set by the Compensation Committee.

For 2007, the Compensation Committee established a target annual bonus for each named executive officer that was payable only if Perini achieved the applicable performance goal established by the committee. If Perini achieved 80% of this goal, each named executive officer would receive 80% of his target annual bonus amount. If Perini achieved between 80% and 100% of this goal, each named executive officer would receive between 80% and 100% of his target annual bonus amount. Each named executive officer’s annual bonus was capped at 100% of his applicable target bonus, regardless of whether Perini exceeded the applicable performance goal.

The table below shows the threshold, target and maximum bonus opportunities as a percentage of actual base compensation paid in 2007 for our named executive officers:

	Threshold	Target	Maximum
R. Tutor	80%	100%	100%
K. Burk	60%	75%	75%
M. Ciskey	60%	75%	75%
C. Shaw	80%	100%	100%
R. Band	80%	100%	100%
M. Caspers	80%	100%	100%

The dollar amounts corresponding to these percentages are included in the table captioned “Grants of Plan-Based Awards Table” on page 127.

For 2007, the Compensation Committee selected Perini’s pre-tax income as the applicable performance goal for the annual bonuses for our named executive officers because this goal encourages executives to both obtain new projects for Perini and to complete Perini’s projects on a cost efficient basis. The applicable target goal set by the Compensation Committee for 2007 was $116,500,000 of pre-tax income. Because Perini exceeded this goal and earned $154,395,000 of pre-tax income in 2007, each named executive officer was paid his maximum target bonus. Mr. Burk received a target annual bonus amount equal to 75% of his prorated base compensation in 2007, which is the maximum bonus for which he was eligible.

Long-Term Incentives

As noted earlier, regular grants of long-term incentives have not played a significant role in our executive compensation because of our historic belief that year-to-year incentives better focus our executives on achieving Perini’s performance objectives. Accordingly, with the exception of Mr. Burk, we did not grant long-term incentive awards to our named executive officers in 2007. This decision was due in part to the fact that our named executive officers had received a significant grant of long-term equity awards in 2006 and in part to the Compensation Committee’s determination that another grant of long-term incentives in 2007 was not necessary to appropriately incent our named executive officers.

Upon his employment, Mr. Burk received a grant of 50,000 restricted stock units, each of which represents the right to receive one share of our common stock upon vesting. Fifty percent of these awards vested on January 5, 2008 with the balance vesting on January 5, 2009 if Mr. Burk is then employed by Perini. The Compensation Committee granted this award to Mr. Burk to immediately provide him with a significant equity stake in Perini so that his earnings are directly and materially tied to the performance of Perini. As noted earlier, this award was taken into account in determining Mr. Burk’s base salary and 2007 annual bonus opportunity.

Retirement Benefits

In addition to providing annual compensation to our named executive officers, we believe it is imperative that employees provide for their retirement years and believe that it is our obligation to contribute as well. Attractive retirement benefits are essential when competing in the marketplace for talented and qualified employees.

We have a tax-qualified Section 401(k) Retirement Plan covering all of our executive, professional, administrative and clerical employees who are over 21 years of age and who have completed three months of service with us. Employer contributions into the 401(k) plan are based on a non-discretionary match of employees’ contributions, as defined. The Compensation Committee reviews the employer match formula periodically, comparing the formula to that of similar companies, and improves the formula when it deems appropriate; the most recent change became effective in January 2007.

We also have a defined benefit pension plan for all of our full-time employees who were employed prior to June 1, 2004 when the plan was frozen, meaning that “final average earnings” and “years of service” will remain at the June 1, 2004 level for purposes of calculating future benefits. To the extent covered remuneration is limited by the Internal Revenue Code of 1986, as amended, certain pension benefits payable have been augmented through our Benefit Equalization Plan, which was also frozen at June 1, 2004. Following the freezing of the pension plan in 2004, the Compensation Committee voted to improve Perini’s contribution toward employees’ retirement by enhancing the 401(k) match formula.

Role of Executive Officers in Setting Compensation

We believe that our chief executive officer is best positioned to evaluate both the performance of our other named executive officers and the competitive market for senior executives in our industry. Accordingly, the Compensation Committee works closely with Mr. Tutor in establishing the compensation of our other named executive officers. For 2007, Mr. Tutor recommended to the Compensation Committee the increases in base salaries and the target annual bonus amounts that he believed appropriate for our named executive officers (other than himself), all within the general framework of our compensation philosophy discussed above. After discussion with Mr. Tutor and careful evaluation of his recommendations, the Committee approved these recommendations.

Impact of Accounting and Tax Treatment

We believe that the primary goals of our executive compensation program are to attract and retain valued and important named executive officers, to clearly identify for our named executive officers the corporate goals and objectives important to Perini, to motivate our named executive officers to achieve these goals and to fairly reward our named executive officers for achieving these goals. Accordingly, the accounting and tax treatment of our executive compensation program, while important, is not a determining factor in structuring our program. We appropriately account for our executive compensation and, to the extent consonant with the goals of our executive compensation program, we attempt to structure our executive compensation program to preserve the deductibility of amounts paid to our named executive officers. With respect to 2007, we believe that the cash compensation paid to our named executive officers is fully deductible.

Recent Events

As described in this proxy statement, in April 2008, we entered into a merger agreement with Tutor-Saliba. If the merger is completed, we will be a significantly larger and more diverse company. In connection with the signing of the merger agreement, we negotiated and signed a five-year employment agreement with Mr. Tutor that will become effective only if we consummate that transaction. In addition, if we consummate the transaction, we may implement other changes to our executive compensation philosophy and approach. We intend to work with Watson Wyatt in evaluating potential changes to levels and elements of compensation, as well as to our compensation programs and policies in light of the impact of the merger on our business. We also are considering the possibility of entering into employment agreements with some of our executives in connection with the merger.

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of our named executive officers for the fiscal years ended December 31, 2007 and December 31, 2006.

Name and Principal Position	Year	Salary (6)	Bonus	Stock Awards (1)	Option Awards	Non-Equity Incentive Plan Compensation (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)	All Other Compensation (4)	Total
Ronald N. Tutor	2007	—	—	$3,996,300	—	$976,900	—	$976,900	$5,950,100
Chairman and Chief Executive Officer (5)	2006	—	$800,000	$9,149,500	—	$879,000	—	$879,200	$11,707,700

Kenneth R. Burk Sr. Vice President and Chief Financial Officer (beginning Sept. 2007)	2007	$122,600	—	$1,596,600	—	$91,950	—	$26,300	$1,837,450

Michael E. Ciskey	2007	$325,000	—	$379,100	—	$243,750	$87,000	$62,000	$1,096,850
Vice President, Chief Financial Officer (until Sept. 2007-currently SVP-Civil)	2006	$314,000	—	$284,400	—	$235,800	$5,700	$50,900	$890,800

Craig W. Shaw	2007	$500,000	$150,000	$1,895,700	—	$478,750	$198,800	$92,100	$3,315,350
Chairman and CEO Perini Building Company	2006	$484,100	—	$1,421,800	—	$463,600	$6,100	$84,000	$2,459,600

Robert Band	2007	$538,500	—	$1,263,800	—	$538,500	$345,000	$35,800	$2,721,600
President and Chief Operating Officer	2006	$484,100	$250,000	$947,900	—	$484,100	$27,800	$27,300	$2,221,200

Mark A. Caspers	2007	$482,700	$150,000	$947,900	—	$462,200	$26,150	$56,700	$2,125,650
President, Perini Building Company	2006	$401,000	—	$710,900	—	$307,100	—	$79,400	$1,498,400

(1)	With the exception of Mr. Burk’s awards, amounts are based on the value of restricted stock units granted on April 5, 2006 at $31.55, which was the closing market price of our common stock on that date, amortized during the indicated fiscal year in accordance with FAS 123(R). Mr. Burk’s units were based upon the closing market price of $53.22 on September 26, 2007, which was the grant date of his award. The awards were granted under the 2004 Stock Option and Incentive Plan.
(2)	These amounts represent payments made in 2008 and 2007, based on attainment of pretax income goals for 2007 and 2006 under our incentive compensation plans discussed above under the heading “Incentive Compensation Plans”. For 2007, Mr. Shaw and Mr. Caspers each received a discretionary payment of $150,000 in addition to the amounts payable under the plan formula, as reflected in the “Bonus” column. For 2006, Mr. Tutor and Mr. Band also received discretionary payments of $800,000 and $250,000, respectively, which has been similarly reflected.

Messrs. Shaw and Caspers, with the concurrence of the Compensation Committee, had a portion of their annual incentive payments allocated to a bonus pool for the benefit of employees who work for Perini Building Company and who are otherwise not eligible to participate in the incentive compensation plan. As a result, the incentive payments made to Messrs. Shaw and Caspers for 2007 were reduced by $21,250 and $20,500 ($20,600 and $13,600 for 2006), respectively, to fund these allocations.

(3)	Perini has a non-contributory defined benefit pension plan for all of our full-time employees prior to June 1, 2004 when the plan was “frozen,” meaning that final average earnings and years of service will remain at the June 1, 2004 level for purposes of calculating future benefits. Certain pension benefits payable have been augmented by a benefits equalization plan, or BEP, which was also frozen on June 1, 2004. The amounts presented here represent the difference between the present value of the benefits payable from the pension plan and the BEP as of December 31, 2007 and 2006, as compared to December 31, 2006 and 2005. The present values were calculated using the discount rates used to compute our pension benefit obligations at year end, which were 6.41%, 5.86% and 5.62% for December 31, 2007, 2006 and 2005, respectively. As the plans are frozen, the change in pension value above is primarily caused by the change in the discount rate and the present value effect of the individual being one year closer to normal retirement age. The change in 2007 is additionally impacted to reflect the earliest retirement age for which benefits are unreduced in conformance with recent SEC guidance. The change in pension value attributable to the change in the retirement age assumption is $369,200 for Mr. Band, $50,600 for Mr. Caspers, $101,300 for Mr. Ciskey and $273,300 for Mr. Shaw. Mr. Tutor and Mr. Burk do not participate in these plans.

(4)	The $976,900 listed for Mr. Tutor represents management service fees paid to Tutor-Saliba Corporation of which Mr. Tutor is the chairman, president, chief executive officer and primary beneficial owner. The management agreement between Perini and Tutor-Saliba is discussed below beginning on page 131 under “Tutor-Saliba Management Agreement”. If we complete the recently announced merger with Tutor-Saliba, Mr. Tutor’s ongoing employment and compensation will be governed by the terms of a new five-year employment agreement. This agreement is discussed under “The Employment Agreement” beginning on page 80.

The $26,300 listed for Mr. Burk includes temporary housing expenses ($15,800) and vehicle allowance ($3,600). It also includes life insurance premiums.

The $62,000 listed for Mr. Ciskey includes temporary housing expenses ($27,300) and company vehicle use ($13,800). It also includes his 401(k) match ($9,000), tax gross-up ($9,700) and life insurance premiums.

The $92,100 listed for Mr. Shaw includes temporary housing expenses ($45,300), company vehicle use ($23,800), and club membership dues ($10,500). It also includes his 401(k) match ($9,000) and life insurance premiums.

The $35,800 listed for Mr. Band includes company vehicle use ($12,400), his 401(k) match ($9,000), tax gross-up ($8,900) and life insurance premiums.

The $56,700 listed for Mr. Caspers includes company vehicle use ($23,250), temporary housing expenses ($12,100), club membership dues ($7,300), and travel allowance. It also includes his 401(k) match ($9,000) and life insurance premiums.

(5)	We negotiated and signed a five-year employment agreement with Mr. Tutor that will become effective only if we consummate the pending merger between Perini and Tutor-Saliba.

(6)	The salary amounts reflect actual amounts received, which for Messrs. Tutor, Band and Caspers reflect a prorated amount of their respective annual current base salaries because salary increases were not determined or made effective until March 2007. The base salary for Mr. Burk was prorated from his start date of September 1, 2007. The current annual base salaries for our named executive officers (which have not been increased since March 2007) are: Mr. Tutor, $1,000,000; Mr. Burk, $375,000; Mr. Ciskey, $325,000; Mr. Shaw, $500,000, Mr. Band, $550,000; and Mr. Caspers, $500,000.

Grants of Plan-Based Awards Table

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: # of Shares or units (#)	All Other Option Awards: Underlying # of Securities Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Thres- hold ($)	Target ($)	Maximum ($)	Thres- hold ($)	Target ($)	Maximum ($)

R. Tutor	3/14/2007	781,520	976,900	976,900		—		—	—	—	—
K. Burk	9/1/2007	73,560	91,950	91,950		—		—	—	—	—
	9/26/2007	—	—	—		2,661,000		—	—	—	2,661,000
M. Ciskey	3/14/2007	195,000	243,750	243,750		—		—	—	—	—
C. Shaw	3/14/2007	400,000	500,000	500,000		—		—	—	—	—
R. Band	3/14/2007	430,800	538,500	538,500		—		—	—	—	—
M. Caspers	3/14/2007	386,160	482,700	482,700		—		—	—	—	—

The Non-Equity Incentive Plan is discussed beginning on page 123. These awards were granted in March 2007 (awards to Mr. Burk were granted upon commencement of his employment in September 2007) contingent upon the attainment of 2007 pretax income goals. The related goals were established by the Compensation Committee following consultation with management, and were set at a level that the Compensation Committee believed was achievable with a high level of effort. The goals were met, and the Compensation Committee voted to make the maximum payout according to the plan formula to the above individuals in April 2008.

The Equity Incentive Plan, the 2004 Stock Option and Incentive Plan, is discussed under “Long-Term Incentives” beginning on page 124. The restricted stock units awarded above are valued at $53.22, the closing price of our common stock on the measurement date, in accordance with FAS123(R). These awards are subject to time-based vesting: 50% vested in January 2008 and 50% is scheduled to vest in January 2009.

Outstanding Equity Awards at Fiscal Year-End Table

	Options Awards					Stock Awards (1)
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Ronald N. Tutor	—	—	—	$—		—	$—	150,000	$6,213,000
Kenneth R. Burk	—	—	—	$—		—	$—	50,000	$2,071,000
Michael E. Ciskey	—	—	—	$—		—	$—	30,000	$1,242,600
Craig W. Shaw	—	—	—	$—		—	$—	150,000	$6,213,000
Robert Band	—	—	—	$—		—	$—	100,000	$4,142,000
Mark A. Caspers	—	—	—	$—		—	$—	75,000	$3,106,500

(1)	Value is based on the closing market price of $41.42 on December 31, 2007.
(2)	Vesting is scheduled according to the following table:

	Jan. 2008		June 2008		Jan. 2009		Jan. 2010		Total
Ronald N. Tutor			150,000	(P)					150,000
Kenneth R. Burk	25,000	(T)	—		25,000	(T)	—		50,000
Michael E. Ciskey	10,000	(T)	—		10,000	(T)	10,000	(T)	30,000
Craig W. Shaw	50,000	(P)	—		50,000	(P)	50,000	(P)	150,000
Robert Band	33,333	(P)	—		33,333	(P)	33,334	(P)	100,000
Mark A. Caspers	25,000	(T)	—		25,000	(T)	25,000	(T)	75,000

(T)—Units	are time-vested
(P)—Units	are performance-vested

Option Exercises and Stock Vested Table

	Options Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (1)	Value Realized on Exercise	Number of Shares Acquired on Vesting (2)	Value Realized on Vesting
Ronald N. Tutor	—	—	150,000	$9,229,500
Kenneth R. Burk	—	—	—	—
Michael E. Ciskey	—	—	—	—
Craig W. Shaw	50,000	$2,054,200	—	—
Robert Band	100,000	$4,700,250	—	—
Mark A. Caspers	—	—	—	—

(1)	Mr. Shaw exercised options priced at $4.50/share, and realized market value on our common stock ranging from $29.42—$63.89 per share. Mr. Band exercised options priced at $4.50/share, and realized market value on our common stock ranging from $39.31—$73.49 per share. These options exercises and sales were made pursuant to the terms of Rule 10b5-1 trading plans.
(2)	Represents restricted stock units awarded to Mr. Tutor under the 2004 Stock Option and Incentive Plan. Vesting was based 50% on Mr. Tutor’s continuing employment as our CEO, and 50% based on the attainment, in the judgment of our Compensation Committee, of certain management succession initiatives. These awards vested June 29, 2007.

Pension Benefits for 2007 Fiscal Year

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit (1)	Payments During Last Fiscal Year
Ronald N. Tutor		—	$—	$—
Kenneth R. Burk		—	$—	$—
Michael E. Ciskey	Pension Plan	26	$414,918	$—
Craig W. Shaw	Pension Plan	27	$340,218	$—
	BEP	27	$700,007
Robert Band	Pension Plan	31	$540,195	$—
	BEP	31	$1,033,599
Mark A. Caspers	Pension Plan	23	$169,190	$—

(1)	Assumes retirement occurs at the later of age 62 or current age, and a discount rate of 6.41%. Based on RP2000 mortality tables, projected to 2006 by Scale AA.

Perini has a defined benefit pension plan that covers its executive, professional, administrative and clerical employees, subject to certain specified service requirements. The plan is noncontributory and benefits are based on an employee’s years of service and “final average earnings,” as defined. The plan provides reduced benefits for early retirement and takes into account offsets for social security benefits. All employees are vested after five years of service. Perini also has an unfunded supplemental retirement plan (the Benefits Equalization Plan, or BEP) for certain employees whose benefits under the defined benefit pension plan were reduced because of compensation limitations under federal tax laws.

The normal retirement benefit under these plans is equal to:

.75% of final average earnings, as defined, not in excess of covered compensation (as defined), multiplied by years of service, up to 25; plus

1.5% of final average earnings, as defined, in excess of covered compensation (as defined), multiplied by years of service, up to 25.

Our plans provide for early retirement upon either the attainment of age 55 and 10 years of service, or the completion of 25 years of service. Accordingly, Mr. Ciskey, Mr. Shaw and Mr. Band are all currently eligible for early retirement benefits. Under our plans, a participant who elects early retirement may elect to receive either an immediate early retirement income equal to 91% of his or her normal retirement benefit or a deferred benefit. Upon the attainment of age 62 and completion of 25 years of service, the participant may receive an unreduced pension equal to his or her normal retirement benefit. A reduced benefit is available for a participant who elects early retirement and wishes to receive benefits prior to age 62.

Effective June 1, 2004, all benefit accruals under Perini’s pension plans were frozen; however, the current vested benefits will be preserved. Accordingly, our named executive officers will not earn additional pension benefits, but they may become eligible for an early retirement benefit (which will be based on their “frozen” normal retirement benefit) based on service after June 1, 2004.

None of our named executive officers have written employment agreements with Perini or any arrangement that provides termination benefits.

Director Compensation

The following table sets forth compensation information for 2007 for each member of our Board.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (c)		Option Awards ($)		Non-Stock Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (d)		All Other Compensation ($)		Total ($)
Peter Arkley	49,900		49,820		—		—		—		—		99,720
Robert Band	(a	)	(a	)	(a	)	(a	)	(a	)	(a	)	(a	)
Willard W. Brittain, Jr.	63,100		49,820		—		—		—		—		112,920
James A. Cummings	(b	)	(b	)	—		312,500		9,300		355,800		677,600
Robert A. Kennedy	54,100		49,820		—		—		—		—		103,920
Michael R. Klein	62,400		49,820		—		—		—		—		112,220
Robert L. Miller	44,500		49,820		—		—		—		—		94,320
Raymond R. Oneglia	62,400		49,820		—		—		—		—		112,220
Ronald N. Tutor	(a	)	(a	)	(a	)	(a	)	(a	)	(a	)	(a	)

(a)	Mr. Band and Mr. Tutor are named executive officers, whose compensation appears on the Summary Compensation Table. They do not receive director’s fees.
(b)	Mr. Cummings was the CEO of James A. Cummings Inc., a wholly owned subsidiary of Perini until his retirement in January 2008. He is not a named executive officer, and so is not included in the Summary Compensation Table. His remuneration for his role as CEO of James A. Cummings Inc. is reflected in the table above. “All Other Compensation” includes salary ($312,500), use of company vehicle ($14,700), club memberships ($15,700) and life insurance premiums ($3,900), along with his 401(k) match ($9,000). Mr. Cummings did not receive director’s fees. He resigned from the Board in December 2007 in anticipation of his retirement from Perini in January 2008.
(c)	Based on closing price of $49.82 on the grant date, May 17, 2007.
(d)	See note (3) to Summary Compensation Table. The change in pension value attributable to the change in retirement age assumption is $9,100 for Mr. Cummings.

Our Compensation Committee determines the level of compensation to be paid to our Board. Periodically, this committee reviews the functions being performed by the Board and its committees, as well as the board compensation paid by similar companies, in order to determine whether an adjustment should be made.

Fees for our outside directors consist of an annual retainer fee of $40,000, payable in cash or common stock at each director’s option, plus 1,000 shares of common stock. Fees paid in company stock are included in the “Stock Awards” column above. Directors also receive $900 per Board meeting attended in person and $300 per meeting attended telephonically. Members of the Audit Committee receive $2,000 per meeting attended in person and $500 per meeting attended telephonically. The Audit Committee Chair receives an additional annual retainer of $10,000. In May 2008, the Compensation Committee voted to increase the annual retainer fee from $40,000 to $80,000 based on a review of other public companies’ board compensation as well as a recognition of recent and continuing growth of Perini. All other components of Board compensation remained unchanged.

Ronald N. Tutor, our chairman and chief executive officer, does not receive director fees because he is party to a management agreement described in Certain Relationships and Related Party Transactions and Director Independence.

No directors had outstanding stock options at December 31, 2007.

Director and Officer Indemnification

Our amended and restated articles of organization provide that no director shall be personally liable to us or to our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to us or our shareholders, for acts or omissions not in good faith, for acts or omissions involving intentional misconduct or a knowing violation of law or for any transaction from which the director derived an improper personal benefit. Our bylaws provide that our directors and officers will be indemnified against liabilities that arise from their service as directors and officers, subject to certain exceptions. We have obtained insurance which insures our directors and officers against certain losses and which insures us against our obligations to indemnify our directors and officers.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We have adopted the Code of Business Conduct and Ethics for all executive officers, directors and employees that addresses potential conflict of interest situations, including related party transactions. Under this policy, any questions are required to be directed to our chief compliance officer, and suspected violations are required to be reported to the chief compliance officer or the Chair of the Audit Committee. In addition, our Audit Committee is responsible for reviewing and evaluating potential transactions with related parties, and then advising the Board whether such transactions are appropriate.

The transactions described below were reviewed and approved by the Audit Committee in accordance with our policies. In addition, we believe that the transactions described below were on terms that were at least as favorable to us as we would have expected to negotiate with other unaffiliated third parties at the point in time these transactions were consummated.

Tutor-Saliba Management Agreement

In January 1997, we entered into a management agreement with Tutor-Saliba and Ronald N. Tutor, chief executive officer and primary beneficial owner of Tutor-Saliba, to provide certain management services. The management agreement has been renewed annually by our Compensation Committee, which consists entirely of independent directors, under the same basic terms and conditions as the initial agreement except that the amount of the fee payable thereunder by us to Tutor-Saliba has been increased. In March 2007, the Compensation Committee voted to increase the annual payment to $1,000,000.

Joint Ventures

Tutor-Saliba Joint Ventures. Historically, we have participated in joint ventures with Tutor-Saliba and currently participate in certain joint ventures with them. Some of these joint venture projects have been managed by Tutor-Saliba and others have been managed by us. These joint ventures generated total revenues of $96.0 million in 2007 of which our share contributed $70.6 million to our consolidated revenues for the year ended December 31, 2007.

O&G Joint Ventures. We also have participated in certain joint ventures with O&G Industries, Inc., of which Raymond R. Oneglia, one of our directors, is vice chairman of the board of directors. These joint ventures generated total revenues of $4.4 million in 2007 of which our share contributed $3.1 million to our consolidated revenues for the year ended December 31, 2007.

Subcontractor

In January 2008 Tutor-Saliba acquired a plumbing contractor which at the time of such acquisition had subcontracts with Perini totaling approximately $63.7 million. This acquisition was not reviewed by our Audit Committee because it occurred prior to the merger.

Merger Agreement and Related Transactions

The merger and the related transactions and agreements were recommended to the Board by the Special Committee, which included only independent and disinterested directors. They were then approved by the full Board (with Mr. Tutor not participating or voting).

As described in this proxy statement, on April 2, 2008, we entered into the Merger Agreement with Tutor-Saliba, pursuant to which Tutor-Saliba will merge with and into one of our wholly owned subsidiaries. Mr. Tutor, our chairman and chief executive officer, is the chairman and chief executive officer of Tutor-Saliba. Two trusts that he controls own 96% of the outstanding capital stock of Tutor-Saliba. As described above, Mr. Tutor has various interests in this transaction that are different from other Perini shareholders. For a detailed discussion of the terms of the Merger Agreement, the Shareholders Agreement and the Employment Agreement and Mr. Tutor’s interests in this transaction please see “Additional Interests of Directors, Executive Officers and Certain Beneficial Owners” beginning on page 62, “The Merger Agreement” beginning on page 64, “The Shareholders Agreement” beginning on page 77 and “The Employment Agreement” beginning on page 80.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee has served as one of our officers or employees at any time. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board or compensation committee of any entity that has one or more executive officers serving on our board of directors or Compensation Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers (as defined in regulations issued by the SEC) and directors, and persons who own more than ten percent of a registered class of Perini’s equity securities (collectively, “Insiders”), to file initial reports of ownership and reports of changes in ownership of our common stock (including options and warrants to acquire common stock) with the SEC. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such reports of ownership received by us and certifications from our Executive Officers and Directors, we believe that during fiscal year 2007 all filing requirements applicable to our Insiders were met.

OWNERSHIP OF COMMON STOCK BY DIRECTORS, EXECUTIVE OFFICERS AND

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information concerning beneficial ownership as of May 1, 2008 of our common stock by each Director; each Executive Officer named in the summary compensation table; all Directors and Executive Officers as a Group; and all persons we know to hold in excess of 5% of our common stock.

In preparing the following table, we relied upon statements filed with the SEC by beneficial owners of more than 5% of the outstanding shares of our common stock pursuant to Section 13(d) or 13(g) of the Exchange Act, unless we knew or had reason to believe that the information contained in such statements was not complete or accurate, in which case we relied upon information which we considered to be accurate and complete. Unless otherwise indicated, the address of each of the individuals and entities named below is: c/o Perini Corporation, 73 Mt. Wayte Avenue, Framingham, Massachusetts 01701.

	Shares of Common Stock Beneficially Owned on May 1, 2008 (1) (2)
Name and Address —	Number		Percent
Directors and executive officers:
Ronald N. Tutor	150,000	(3)	*	*
Michael R. Klein	78,123		*	*
Robert L. Miller	55,828		*	*
Craig W. Shaw	32,120		*	*
Mark A. Caspers	30,887		*	*
Robert Band	24,212		*	*
Kenneth R. Burk	16,887		*	*
Raymond R. Oneglia	11,828		*	*
Peter Arkley	5,500		*	*
Michael E. Ciskey	5,000		*	*
Willard W. Brittain, Jr.	6,128	(4)	*	*
Robert A. Kennedy	2,000		*	*
Marilyn A. Alexander	—
Donald D. Snyder	—

All Directors and Executive Officers as a Group (14 persons)	418,513		1.54%

Beneficial Ownership of 5% or More
Jeffrey L. Gendell	2,030,860	(5)	7.48%
State Street Bank and Trust Company	1,692,264	(6)	6.23%
Mutuelle AXA	1,460,341	(7)	5.38%
Barclays Global Investors N.A.	1,383,729	(8)	5.09%

Total beneficial owners of more than 5% of Perini Common Stock	6,567,194		24.18%

**	Less than 1%
(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock and options or warrants that are currently exercisable or exercisable within 60 days of May 1, 2008 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
(2)	Based on 27,162,887 shares of common stock outstanding as of May 1, 2008.
(3)	Includes 150,000 restricted stock units awarded under the 2004 Stock Option and Incentive Plan scheduled to vest on June 30, 2008. Vesting was conditioned upon 2007 pretax income goals, which were met.

(4)	Includes 1,600 shares held by a partnership in which Mr. Brittain is a 57.3% owner.
(5)	Based on information contained in a Schedule 13G filed on January 22, 2008 by Tontine Capital Partners, L.P., Tontine Capital Management, L.L.C., Tontine Overseas Associates, L.L.C., and Jeffrey L. Gendell, the address of each of which is 55 Railroad Avenue, Greenwich, Connecticut 06830. Includes 1,697,961 shares owned by Tontine Capital Partners, L.P. (“TCP”), and 332,899 shares owned by Tontine Capital Overseas Master Fund, L.P. (“TCO”). Tontine Overseas Associates, L.L.C., a limited liability company organized under the laws of the State of Delaware (“TOA”), serves as investment manager to TCO with respect to the shares of Common Stock directly owned by TCO. Tontine Capital Management, L.L.C., the general partner of TCP, has the power to direct the affairs of TCP, including decisions respecting the disposition of the proceeds from the sale of the shares of the Company. Mr. Gendell is the managing member of TCM and TOA, and in that capacity directs their operations. Each of the clients of TOA has the power to direct the receipt of dividends from or the proceeds of sale of such shares.
(6)	Based on information contained in a Schedule 13G filed on May 5, 2008 (for the period ending March 31, 2008) by State Street Bank and Trust Company, the address for which is State Street Financial Center, One Lincoln Street, Boston, MA 02111.
(7)	Based on information contained in a Schedule 13G filed on February 14, 2008 by AXA Financial, Inc., AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurances Mutuelle and AXA, the address for all of which is 1290 Avenue of the Americas, New York, NY 10104. Includes 567,569 shares owned by entities controlled by the Mutuelles AXA, including 544,669 shares owned by AXA Rosenberg Investment Management LLC and 21,400 shares owned by Alliance Bernstein, and 1,460,341 shares held by unaffiliated third-party client accounts managed by Alliance Capital Management L.P., as investment adviser. Alliance Capital Management L.P. is a majority-owned subsidiary of AXA Financial, Inc., which is controlled by Mutuelles AXA.
(8)	Based on the most recent publicly available data according to Thomson Financial. The address for Barclays Global Investors N.A. is 45 Fremont St., San Francisco, CA 94105.

PROPOSAL 4: RATIFICATION OF APPOINTMENT OF AUDITORS

Our Audit Committee has selected the firm of Deloitte & Touche LLP, independent registered public accounting firm, as our auditors for the fiscal year ending December 31, 2008. Although shareholder approval of the selection of Deloitte & Touche LLP is not required by law, our board of directors believes that it is advisable to give shareholders an opportunity to ratify this selection. If this proposal is not approved by our shareholders at the 2008 annual meeting, our Audit Committee will reconsider their selection of Deloitte & Touche LLP.

Representatives of Deloitte & Touche LLP will be present at the annual meeting, will have the opportunity to make a statement if they so desire and will be available to answer appropriate questions.

FEES PAID TO AUDIT FIRM

During the years ended December 31, 2007 and 2006, we retained Deloitte & Touche LLP to provide services in the following categories and amounts:

	2007	2006
Audit Fees	$1,858,443	$1,478,550

Audit Related Fees	$108,600	$108,700

Tax Fees	$—	$7,808

Total Fees	$1,967,043	$1,595,058

The Audit Committee has considered the nature of the tax services provided by Deloitte & Touche LLP in 2006 and concluded they are compatible with maintaining the auditors’ independence.

THE PERINI BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR PERINI FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.

PROPOSAL 5: APPROVAL OF THE PLAN AMENDMENT

Discussion

The Perini board of directors has approved an increase in the number of shares authorized for issuance under our 2004 Stock Option and Incentive Plan (the “2004 Plan”) from 3 million to 5.5 million.

Our board of directors determined that it was in the best interests of Perini and our shareholders to increase the number of shares available for issuance of awards under the 2004 Plan to permit the grant of long-term incentive awards under the 2004 Plan to a larger group of executives and key employees, who will be responsible for a substantially larger business, if the merger is completed. The board of directors also took into account that the total number of shares of Perini common stock that will be outstanding upon completion of the merger will be approximately [—] (as compared to approximated [—] as of [—], 2008). Currently, the 2004 Plan as approved by the shareholders provides for the issuance of approximately 3 million shares of Perini common stock. Of this amount, awards covering a total of [—] shares have been granted. Of this amount, awards covering a total of [— ] shares have been forfeited and a total of [—] shares remain available for future grants.

Based on the increase in the number of employees, the increase in the size of the business and the number of shares of Perini common stock that will be issued and outstanding immediately following the completion of the merger, the Perini board of directors has recommended that the 2004 Plan be amended to provide for the grant of awards covering a total of up to 5.5 million shares of Perini common stock, representing an increase of 2.5 million shares. If this amendment is approved, there would be a total 5.5 million shares of Perini common stock available for grant pursuant to awards under the 2004 Plan.

The board of directors has determined that this amendment, even if approved by the shareholders, will not be implemented unless the merger is completed.

Summary Description of 2004 Plan

The following summary of the principal terms of the 2004 Plan is qualified in its entirety by reference to the full text of the plan which is attached hereto as Annex G.

2004 Plan Administration. The 2004 Plan provides for administration by the Compensation Committee of the Board of Directors (the “Administrator”). The Administrator has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2004 Plan. The Administrator may permit common stock, and other amounts payable pursuant to an award, to be deferred. In such instances, the Administrator may permit interest, dividends or deemed dividends to be credited to the amount of deferrals. In addition, the Administrator may not reprice outstanding options, other than to appropriately reflect changes in the capital structure of Perini.

Eligibility and Limitations on Grants. All full-time and part-time officers, employees, non-employee directors and other key persons of Perini and its subsidiaries are eligible to participate in the 2004 Plan, subject to the discretion of the Administrator.

The maximum award of stock options or stock appreciation rights granted to any one individual will not exceed 200,000 shares of common stock (subject to adjustment for stock splits and similar events) for any calendar year period. If any award of restricted stock or deferred stock granted to an individual is intended to qualify as “performance based compensation” under Section 162(m) of the Internal Revenue Code, then the maximum award shall not exceed 200,000 shares of common stock (subject to adjustment for stock splits and similar events) to any one such individual in any performance cycle.

Stock Options. Options granted under the 2004 Plan may be either incentive stock options (within the meaning of Section 422 of the Internal Revenue Code) or non-qualified stock options. Incentive options may be granted only to employees of Perini or any subsidiary. Options granted under the 2004 Plan will be non-qualified options if they (i) fail to qualify as incentive options, (ii) are granted to a person not eligible to receive incentive options under the Internal Revenue Code, or (iii) otherwise so provide. Non-qualified options may be granted to any persons eligible to receive incentive stock options and to non-employee directors and other key persons.

Other Option Terms. The Administrator has authority to determine the terms of options granted under the 2004 Plan. Generally, options are granted with an exercise price that is not less than the fair market value of the shares of common stock on the date of the option grant, except for options that are granted in lieu of cash compensation.

The term of each option will be fixed by the Administrator and may not exceed ten years from the date of grant. The Administrator will determine at what time or times each option may be exercised and, subject to the provisions of the 2004 Plan, the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Administrator. In general, unless otherwise permitted by the Administrator, no option granted under the 2004 Plan is transferable by the optionee other than by will or by the laws of descent and distribution, and options may be exercised during the optionee’s lifetime only by the optionee, or by the optionee’s legal representative or guardian in the case of the optionee’s incapacity.

Options granted under the 2004 Plan may be exercised for cash or by transfer to Perini (either actually or by attestation) of shares of common stock that are not then subject to restrictions under any Perini stock plan, and that have been held by the optionee for at least six months or were purchased on the open market, and that have a fair market value equivalent to the option exercise price of the shares being purchased. Subject to applicable law, options granted under the 2004 Plan also may be exercised by compliance with certain provisions pursuant to which a securities broker delivers the purchase price for the shares to us.

To qualify as incentive options, options must meet additional requirements under the Internal Revenue Code, including a $100,000 limit on the value of shares subject to incentive options which first become exercisable in any one calendar year, and a shorter term and higher minimum exercise price in the case of certain large stockholders.

Stock Appreciation Rights. The Administrator may award a stock appreciation right either as a freestanding award or in tandem with a stock option. Upon exercise of the stock appreciation right, the holder will be entitled to receive an amount equal to the excess of the fair market value on the date of exercise of one share of common stock over the exercise price of the stock appreciation right (or more than the option exercise price per share if such stock appreciation right was granted in tandem with a stock option) times the number of shares of common stock with respect to which the stock appreciation right is exercised. This amount may be paid in cash, in shares of common stock, or a combination of cash and common stock, as determined by the Administrator. The exercise price per share of stock appreciation rights may not be less than 100% of the fair market value of the shares of common stock on the date of grant.

Restricted Stock Awards. The Administrator may grant shares, at a purchase price (which may be zero) determined by the Administrator, of common stock to any participant subject to such conditions and restrictions as the Administrator may determine. These conditions and restrictions may include the achievement of pre-established performance goals and/or continued employment with Perini through a specified vesting period. The vesting period shall be determined by the Administrator. However, in the event these awards have a performance-based goal, the restriction period will be at least one year, and in the event these awards have a time-based restriction, the restriction period will be at least three years. If the applicable performance goals and other restrictions are not attained, the participant will forfeit his or her award of restricted stock.

Unrestricted Stock Awards. The Administrator may also grant shares (at par value or a higher purchase price determined by the Administrator) of common stock that are free from any restrictions under the 2004 Plan. Unrestricted stock may be granted to any participant in recognition of past services or other valid consideration, and may be issued in lieu of cash compensation due to such participant.

Deferred Stock Awards. The Administrator also may award phantom stock units as deferred stock awards to participants. The deferred stock awards are ultimately payable in the form of shares of common stock and may be subject to such conditions and restrictions as the Administrator may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with Perini through a specified vesting period. However, in the event these awards have a performance-based goal, the restriction period will be at least one year, and in the event these awards have a time-based restriction, the restriction period will be at least three years. During the deferral period, subject to terms and conditions imposed by the Administrator, the deferred stock awards may be credited with dividend equivalent rights (discussed below). Subject to the consent of the Administrator, a participant may make an advance election to receive a portion of his or her compensation or restricted stock award otherwise due in the form of a deferred stock award.

Dividend Equivalent Rights. The Administrator may grant dividend equivalent rights that entitle the recipient to receive credits for dividends that would be paid if the recipient had held specified shares of common stock. Dividend equivalent rights may be granted as a component of another award or as a freestanding award. Dividend equivalent rights credited under the 2004 Plan may be paid currently or be deemed to be reinvested in additional shares of common stock, that may thereafter accrue additional dividend equivalent rights at fair market value at the time of deemed reinvestment or on the terms then governing the reinvestment of dividends under our dividend reinvestment plan, if any. Dividend equivalent rights may be settled in cash, shares of common stock or a combination thereof, in a single installment or installments, as specified in the award.

Tax Withholding. Participants under the 2004 Plan are responsible for the payment of any federal, state or local taxes that we are required by law to withhold upon any option exercise or vesting of any awards. Subject to approval by the Administrator, participants may elect to have the minimum tax withholding obligations satisfied either by authorizing us to withhold shares of common stock to be issued pursuant to an option exercise or other award, or by transferring to us shares of common stock having a value equal to the amount of such taxes.

Adjustments for Stock Dividends, Mergers, etc. The Plan authorizes the Administrator to make appropriate adjustments to the number of shares of common stock that are subject to the 2004 Plan and to any outstanding awards to reflect any reorganization, recapitalization, reclassification stock dividends, stock splits and other similar change in the common stock. In the event of certain transactions, such as a merger, consolidation, dissolution, sale of assets, liquidation of Perini or certain other sale events, all stock options and stock appreciation rights will automatically become fully exercisable and the restrictions and conditions on all other stock based awards will automatically be deemed waived. In addition, upon the effective time of any such transaction, the 2004 Plan and all awards will terminate unless the parties to the transaction, in their discretion, provide for appropriate substitutions or adjustments of outstanding stock options or other awards.

Amendments and Termination. Our board of directors may at any time amend or discontinue the 2004 Plan and the Administrator may at any time amend or cancel any outstanding award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect the rights under any outstanding awards without the holder’s consent. Any amendments that materially change the terms of the 2004 Plan, including any amendments that increase the number of shares reserved for issuance under the 2004 Plan, expand the type of awards available, materially expand the eligibility to participate or materially extend the term of the 2004 Plan, or materially change the method of determining Fair Market Value, will be subject to approval by our Stockholders. To the extent required by the Internal Revenue Code to ensure that options granted under the 2004 Plan qualify as incentive options or that compensation earned under awards granted under the 2004 Plan qualify as performance-based compensation under the Internal Revenue Code, Plan amendments shall be subject to approval by our stockholders.

The following table sets forth grants of stock options received under the 2004 Plan during the calendar year ended December 31, 2007 by (i) the named executive officers, (ii) all current executive officers as a group, (iii) all current directors who are not executive officers as a group, and (iv) all employees, who are not executive officers, as a group. The granting of options is discretionary with the Compensation Committee, and the benefits to be received by the individuals and classes listed in the table are not determinable.

Name and Position	Dollar Values ($)	No. of Restricted Stock Awards Granted
Ronald N. Tutor, Chief Executive Officer	—	—
Kenneth R. Burk, Chief Financial Officer	—	—
Michael E. Ciskey, Senior VP of Civil Construction	—	—
Craig W. Shaw, Chief Executive Officer of Perini West	—	—
Robert Band, Chief Operating Officer	—	—
Mark A. Caspers, President of Perini Building Company	—	—
All current executive officers as a group (14 persons)	—	—
All Current Directors who are not executive officer as a group (8 persons)[1]	—	—
All employees, including all current officers who are not executive officers, as a group	—	—

(1)	Includes director nominees.

The following table sets forth grants of shares of restricted stock received under the 2004 Plan during the calendar year ended December 31, 2007 by (i) the named executive officers, (ii) all current executive officers as a group, (iii) all current directors who are not executive officers as a group, and (iv) all employees, who are not executive officers, as a group. The granting of restricted stock is discretionary with the Compensation Committee, and the benefits to be received by the individuals and classes listed in the table are not determinable.

Name and Position	Dollar Value $	No. of Restricted Stock Awards Granted
Ronald N. Tutor, Chief Executive Officer	—	—
Kenneth R. Burk, Chief Financial Officer	2,661,000	50,000
Michael E. Ciskey, Senior VP of Civil Construction	—	—
Craig W. Shaw, Chief Executive Officer Perini Building Company	—	—
Robert Band, Chief Operating Officer	—	—
Mark A. Caspers, President of Perini Building Company	—	—
All current executive officers as a group (14 persons)	2,661,000	50,000
All Current Directors who are not executive officer as a group (8 persons)[1]	—	—
All employees, including all current officers who are not executive officers, as a group	—	—

(1)	Includes director nominees.

The following table sets forth grants of deferred stock awards received under the 2004 Plan during the calendar year ended December 31, 2007 by (i) the named executive officers, (ii) all current executive officers as a group, (iii) all current directors who are not executive officers as a group, and (iv) all employees, who are not executive officers, as a group. The granting of deferred stock awards is discretionary with the Compensation Committee, and the benefits to be received by the individuals and classes listed in the table are not determinable.

Name and Position	Dollar Values ($)	No. of Restricted Stock Awards Granted
Ronald N. Tutor, Chief Executive Officer	—	—
Kenneth R. Burk, Chief Financial Officer	—	—
Michael E. Ciskey, Senior VP of Civil Construction	—	—
Craig W. Shaw, Chief Executive Officer of Perini West	—	—
Robert Band, Chief Operating Officer	—	—
Mark A. Caspers, President of Perini Building Company	—	—
All current executive officers as a group (14 persons)	—	—
All Current Directors who are not executive officer as a group (8 persons)[1]	—	—
All employees, including all current officers who are not executive officers, as a group	—	—

(1)	Includes director nominees.

Board Recommendation

THE PERINI BOARD OF DIRECTORS APPROVED THE ADOPTION OF THE AMENDMENT TO THE 2004 PLAN TO INCREASE THE NUMBER OF AUTHORIZED SHARES FROM 3 MILLION TO 5.5 MILLION AND RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE 2004 PLAN.

PROPOSAL 6: ADJOURNMENT OR POSTPONEMENT OF THE ANNUAL MEETING

Discussion

We propose to approve the adjournment or postponement of the annual meeting if necessary to solicit additional proxies or as otherwise necessary.

Board Recommendation

THE PERINI BOARD OF DIRECTORS RECOMMENDS THAT THE PERINI SHAREHOLDERS VOTE “FOR” THE ADJOURNMENT OR POSTPONEMENT OF THE ANNUAL MEETING IF NECESSARY TO SOLICIT ADDITIONAL PROXIES OR AS OTHERWISE NECESSARY.

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Any proposal of a shareholder submitted pursuant to Exchange Act Rule 14a-8 for inclusion in Perini’s proxy statement and form of proxy for its 2009 annual meeting of shareholders must be received by Perini on or before [—] in order to be considered for inclusion in its proxy statement and form of proxy. Such proposals must comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: Perini Corporation, 73 Mt. Wayte Avenue, Framingham, Massachusetts 01701-9160, Attn: Corporate Secretary.

Perini’s bylaws require that Perini be given advance written notice of matters that shareholders wish to present for action at an annual meeting of shareholders (other than matters included in Perini’s proxy materials in accordance with Rule 14a-8 under the Exchange Act). Any proposal of a shareholder intended to be presented at Perini’s 2009 annual meeting of shareholders, other than shareholder proposals submitted pursuant to Exchange Act Rule 14a-8, must be received by us not earlier than [—], nor later than [—]. If a shareholder fails to provide timely notice of a proposal to be presented at the 2009 annual meeting, the proxies designated by the Perini board of directors will have discretionary authority to vote on any such proposal that may come before the meeting. In addition, shareholder proposals must comply with the requirements of our bylaws. Any such proposal should be mailed to: Perini Corporation, 73 Mt. Wayte Avenue, Framingham, Massachusetts 01701-9160, Attn: Corporate Secretary.

Please see “Nominations for Director” for a description of the requirements for submitting a candidate for nomination as a director at the 2009 annual meeting of shareholders.

OTHER MATTERS

The board of directors knows of no other matters that are likely to be brought before the meeting. However, if any other matters of which the board of directors is not aware are presented to the meeting for action, it is the intention of the persons named in the accompanying form of proxy to vote said proxy in accordance with their judgment on such matters.

Perini will bear the cost of solicitation of proxies. The solicitation of proxies by mail may be followed by telephone or oral solicitation of certain shareholders and brokers.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at the following address or telephone number: Perini Corporation, 73 Mt. Wayte Avenue, Framingham, MA 01701, Attention: Susan C. Mellace, Secretary, (508) 628-2000. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Perini files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room

100 F. Street, N.E.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of reports, proxy statements or other information concerning us, including any document incorporated by reference in this proxy statement, without charge, by written or telephonic request directed to us at Perini Corporation, 73 Mt. Wayte Avenue, Framingham, MA 01701, Attention: Susan C. Mellace, Corporate Secretary, (508) 628-2000. If you would like to request documents, please do so by [—], 2008, in order to receive them before the annual meeting.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this proxy statement documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the annual meeting:

Company Filings:	Period (if applicable):
Annual Reports on Forms 10-K and 10-K/A	Year ended December 31, 2007
Quarterly Report on Form 10-Q	Quarter ended March 31, 2008
Current Reports on Form 8-K	Filed April 2, 2008; April 3, 2008; April 7, 2008 and May 19, 2008

PROXIES AND VOTING PROCEDURES

If you are a shareholder of record, you may vote your shares over the Internet at www.investorvote.com/PCR or telephonically 1-800-652-VOTE (1-800-652-8683) or by following the instructions on the enclosed proxy card. Proxies submitted via the Internet or by telephone must be received by 2:00 a.m. eastern time on [—], 2008.

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm will provide a vote instruction form to you with this proxy statement, which you may use to direct how your shares will be voted. Many banks and brokerage firms also offer the option of voting via the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

PERINI CORPORATION,

TRIFECTA ACQUISITION LLC,

TUTOR-SALIBA CORPORATION,

RONALD N. TUTOR

AND

SHAREHOLDERS OF TUTOR-SALIBA CORPORATION

DATED AS OF APRIL 2, 2008

A-i

A-ii

A-iii

A-iv

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of April 2, 2008 (this “Agreement”), is entered into by and among Perini Corporation, a Massachusetts corporation (“Parent”), Trifecta Acquisition LLC, a California limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub”), Tutor-Saliba Corporation, a California corporation (the “Company”), Ronald N. Tutor, a resident of California and a trustee under each of the Controlling Trusts (as defined below) (in the capacity as Shareholder Representative as provided in Section 6.15 or in any other capacity contemplated hereby, the “Shareholder Representative”), and shareholders of the Company signatory hereto (including the Shareholder Representative, each a “Signatory Shareholder” and collectively, the “Signatory Shareholders”), with each holder of Company Common Stock (as defined below) set forth on Exhibit A hereto (including the Shareholder Representative, each a “Shareholder” and collectively, the “Shareholders”) to become a Signatory Shareholder in accordance with Section 6.18. Parent, Merger Sub, the Company and the Signatory Shareholders are referred to herein each individually as a “Party” and collectively as the “Parties”. All capitalized terms used in this Agreement shall have the respective meanings ascribed thereto in Article X.

RECITALS

WHEREAS, the board of directors of Parent (the “Parent Board”), acting upon the recommendation of a special committee of independent directors thereof (the “Special Committee”), and the respective boards of directors of Merger Sub and the Company have each determined that it is in the best interests of their respective shareholders or members, as appropriate, to enter into a business combination transaction;

WHEREAS, Parent, Merger Sub and the Company intend to effect a merger of the Company with and into Merger Sub (the “Merger”), with Merger Sub to be the surviving entity of the Merger and a wholly-owned Subsidiary of Parent, on the terms and subject to the conditions set forth herein and in accordance with the General Corporation Law of the State of California and the Limited Liability Company Act of the State of California (collectively, the “CGCL”);

WHEREAS, the board of directors of Parent, acting upon the recommendation of the Special Committee, and the respective boards of directors of Merger Sub and the Company have each (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of their respective shareholders or members, as appropriate, and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth herein;

WHEREAS, as a condition to the Company’s willingness to enter into this Agreement, simultaneously with or immediately after the execution and delivery of this Agreement, Parent, as the sole member of Merger Sub, is executing and delivering or will execute and deliver an unconditional unanimous written consent to the approval of this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, as a condition to Parent’s and Merger Sub’s willingness to enter into this Agreement, simultaneously with or immediately after the execution and delivery of this Agreement, the Shareholders, who collectively own all of the issued and outstanding capital stock of the Company, are executing and delivering or will execute and deliver an unconditional unanimous written consent to the approval of this Agreement and the transactions contemplated hereby, including the Merger, substantially in the form attached as Annex A hereto (the “Company Shareholder Written Consent”);

WHEREAS, as a condition to Parent’s and Merger Sub’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, Parent and the Signatory Shareholders party hereto on the date hereof are entering into the Shareholders Agreement in the form attached as Annex B hereto

(the “Shareholders Agreement”), with all other Shareholders other than the Signatory Shareholders party hereto on the date hereof to become a party thereto in accordance with Section 6.18, which Shareholders Agreement shall become effective upon the closing of the Merger;

WHEREAS, as a condition to Parent’s and Merger Sub’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, Parent and the Shareholder Representative are entering into the Employment Agreement in the form attached as Annex C hereto (the “Employment Agreement”), which Employment Agreement shall become effective upon the closing of the Merger;

WHEREAS, for United States federal income tax purposes, Parent, Merger Sub, the Company and the Shareholders intend that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code; and

WHEREAS, Parent, Merger Sub, the Company and the Shareholders desire to make certain representations, warranties, covenants and agreements in connection with, and to prescribe various conditions to, the Merger and the other transactions contemplated hereby.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, Parent, Merger Sub, the Company and the Shareholders hereby agree as follows:

ARTICLE I

THE MERGER; ALTERNATIVE STRUCTURE

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the CGCL, at the Effective Time, the Company shall be merged with and into Merger Sub, the separate corporate existence of the Company shall thereupon cease, and Merger Sub shall continue as the surviving entity of the Merger. Merger Sub, as the surviving entity of the Merger, is sometimes hereinafter referred to as the “Surviving Entity”.

1.2 Closing. The consummation of the Merger (the “Closing”) shall take place at a closing to occur at the offices of Kirkland & Ellis LLP located at 655 Fifteenth Street, N.W., Washington, D.C. 20005 at 10:00 a.m. (local time) on the third (3rd) Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the conditions set forth in Article VII hereof (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), or at such other location, date and time as Parent and the Company shall mutually agree upon in writing (the date upon which the Closing shall actually occur pursuant hereto being referred to herein as the “Closing Date”).

1.3 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated in accordance with the CGCL by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of California (the “California Secretary of State”) in accordance with the applicable provisions of the CGCL (the time of such filing and acceptance by the California Secretary of State, or such later time as may be agreed in writing by Parent and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

1.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the CGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all rights and property of the Company and Merger Sub shall vest in the Surviving Entity, and all debts and liabilities of the Company and Merger Sub shall become the debts and liabilities of the Surviving Entity.

1.5 Surviving Entity Organizational Documents. At the Effective Time, the articles of organization and operating agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of organization and operating agreement of the Surviving Entity until thereafter amended in accordance with Applicable Law and such articles of organization and operating agreement; provided, however, that, at the Effective Time, the articles of organization of the Surviving Entity shall be amended so that the name of the Surviving Entity shall be “Tutor-Saliba LLC”.

1.6 Surviving Entity Members. At the Effective Time, the initial members of the Surviving Entity shall be the members of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the articles of organization and any operating agreement of the Surviving Entity until his or her respective successor is duly elected or appointed and qualified. In order to effectuate the foregoing, the Company and each of the Shareholders shall use its commercially reasonable efforts to procure, in connection with the Closing, the resignation of each of the Company’s directors to be effective immediately prior to the Effective Time.

1.7 Conversion of Company Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities (including the Shareholders), the following shall occur:

(a) Membership Interests of Merger Sub. Each membership interest of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive one membership interest of the Surviving Entity, so that at the Effective Time, Parent shall be the holder of all of the issued and outstanding membership interests of the Surviving Entity. Each certificate evidencing ownership of such membership interests of Merger Sub shall cease to have any rights with respect thereto except that thereafter it shall evidence ownership of a membership interest of the Surviving Entity.

(b) Owned Company Common Stock. Each share of common stock, no par value per share, of the Company (the “Company Common Stock”) owned by Parent or any other direct or indirect, wholly-owned Subsidiary of Parent or the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be automatically canceled and retired and shall cease to exist, and no payment or other consideration shall be made with respect thereto.

(c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than those shares cancelled and retired pursuant to Section 1.7(b) or any Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be automatically canceled and retired and shall cease to exist and shall be converted into the right to receive a number of duly authorized, validly issued, fully paid and nonassessable shares of common stock, par value $1.00 per share, of Parent (the “Parent Common Stock”) equal to the quotient (the “Exchange Ratio”) obtained by dividing (A) 22,987,293 shares of Parent Common Stock by (B) the Outstanding Common Stock Number (the shares of Parent Common Stock issuable pursuant to this Section 1.7(c), collectively, the “Parent Shares”). Set forth on Exhibit A hereto is a calculation of the aggregate Parent Shares to be issuable to each Shareholder as a result of the cancellation, retirement and conversion of the shares of Company Common Stock pursuant to this Section 1.7(c). As of the Effective Time, each certificate evidencing ownership of such shares of Company Common Stock shall cease to have any rights with respect thereto except the right to receive the Parent Shares to be issued in consideration therefor upon the surrender of such certificate in accordance with Section 2.1.

1.8 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the directors and officers of the Surviving Entity shall take all such lawful and necessary action, consistent with this Agreement, on behalf of the Company and Merger Sub.

1.9 Parent Charter Amendment. At the Closing and prior to the Effective Time, and upon the terms of and subject to the conditions set forth in this Agreement and receipt of the applicable Parent Shareholder Approval, Parent shall cause its articles of organization to be amended (the “Charter Amendment”) to increase the number of authorized shares of capital stock of Parent by filing Articles of Amendment substantially in the form of Annex D hereto (the “Articles of Amendment”) with the Secretary of State of the State of Massachusetts (the “Massachusetts Secretary of State”) in accordance with applicable provisions of the Massachusetts Business Corporations Act.

1.10 Effective Time Parent Board. The Parties will take all actions required such that as of the Effective Time (a) the Parent Board shall consist of the directors determined in compliance with Section 2(b) of the Shareholders Agreement and (b) the committees of the Parent Board shall be comprised of such directors determined in compliance with Section 2(d) of the Shareholders Agreement.

1.11 Alternative Structure. If (i) the Parent Shareholder Approval has not been obtained and (ii) Parent and the Company determine that an alternative structure of the transactions contemplated hereby is necessary to avoid undue delay of the consummation of the Merger and the other transactions contemplated hereby and the other Related Agreements or otherwise to address legal, commercial or regulatory concerns of the operations of Parent and its Subsidiaries (including the Company and its Subsidiaries) from and after the consummation of the Merger and the other transactions contemplated hereby that would reasonably be avoided by the use of such alternative structure, then each Party hereto will cooperate in good faith to make changes to the terms hereof and the other Related Agreements to reflect such alternative structure of the transactions contemplated hereby and the other Related Agreements and to achieve, to the greatest extent possible, the economic, business and other purposes of the terms hereof and the other Related Agreements.

ARTICLE II

EXCHANGE OF CERTIFICATES IN THE MERGER

2.1 Exchange of Certificates.

(a) Exchange Agent. Immediately following the Effective Time, Parent shall deposit with a bank or trust company of national recognition (the “Exchange Agent”), for the benefit of the holders of Company Common Stock immediately prior to the Effective Time for exchange in accordance with this Article II through the Exchange Agent certificates representing the Parent Shares issuable pursuant to Section 1.7(c) in exchange for outstanding shares of Company Common Stock canceled, retired and converted pursuant to Section 1.7(c) (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). In lieu of a bank or trust company, Parent or any of its Subsidiaries may serve as the Exchange Agent hereunder with the consent of the Company prior to the Effective Time.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock that were canceled, retired and converted pursuant to Section 1.7(c) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon delivery of the certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in surrendering the certificates in exchange for the Parent Shares into which the shares of Company Common Stock were converted. Upon the surrender to the Exchange Agent of a certificate that formerly represented shares of

Company Common Stock in accordance with the provisions of this Section 2.1, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the Exchange Agent shall deliver to the holders of certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock certificates representing the number of shares of Parent Common Stock into which such shares shall have been converted in accordance with Section 1.7(c), and the certificate so surrendered shall forthwith be cancelled.

(c) No Further Ownership Rights in the Company. At and after the Effective Time, each holder of shares of Company Common Stock immediately prior to the Effective Time shall cease to have any rights as a shareholder of the Company except for the right to surrender such shareholder’s certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock in exchange for receipt of Parent Common Stock in accordance with Section 1.7(c).

(d) Transfers of Ownership. After the Effective Time, no transfer of shares of Company Common Stock which were outstanding immediately prior to the Effective Time shall be made on the stock transfer books of the Company.

(e) Lost, Stolen or Destroyed Certificates. In the event that any certificates representing shares of Company Common Stock immediately prior to the Effective Time shall have been lost, stolen or destroyed, the Exchange Agent or Parent, as applicable, shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, the Parent Shares deliverable in respect thereof pursuant to Section 1.7(c); provided, however, that Parent may, in its discretion and as a condition precedent to the delivery of such shares, require the owners of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Entity or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

(f) No Fractional Shares. No fraction of a share of Parent Common Stock shall be issued in the Merger. In lieu of any fractional shares, the fractional amount of Parent Common Stock to which any holder of Company Common Stock is entitled to receive under Section 1.7(c) shall be rounded down to the nearest whole number and the holder thereof shall be entitled to receive an amount in cash, without interest, equal to the product obtained by multiplying (x) the fraction of a share of Parent Common Stock to which such holder (after taking into account all shares of Company Common Stock and all certificates held immediately prior to the Effective Time by such holder) would otherwise be entitled to and (y) the closing price per share of Parent Common Stock as reported on the NYSE Composite Transaction Tape (as reported in The Wall Street Journal, or, if not reported thereby, any other authoritative source) on the last trading day prior to but not including the date of the Effective Time.

(g) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Escrow Agent, Parent or the Surviving Entity shall be liable to a holder of shares of Company Common Stock immediately prior to the Effective Time for any amount or property properly paid or transferred to a public official pursuant to any applicable abandoned property, escheat or similar law.

(h) Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of certificates representing shares of Company Common Stock immediately prior to the Effective Time on the date that is twelve (12) months after the Effective Time shall be delivered to Parent upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered such certificates evidencing such shares of Company Common Stock for exchange pursuant to the provisions of this Article II shall thereafter look for issuance of the Parent Shares in respect of the shares of Company Common Stock evidenced by such certificates solely to Parent, as general creditors thereof, for any claim to the applicable merger consideration to which such holders may be entitled pursuant to the provisions of this Article II.

(i) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to a holder of shares of Company Common Stock immediately prior to the Effective Time with respect to the shares of Parent Common Stock into which they were converted until surrender of shares of Company Common Stock in accordance with this Article II. Following surrender of any such shares of Company Common Stock, there shall be paid to the holder of the certificate representing shares of Parent Common Stock issued in exchange therefor, without interest, the amount of dividends or other distributions with a record date after the Effective Time payable with respect to such shares of Parent Common Stock.

2.2 Dissenting Shares. Pursuant to the delivery of the Company Shareholder Written Consent, all holders of shares of Company Common Stock shall waive any right to demand appraisal for such shares in accordance with the CGCL. If for any reason any holder of shares of Company Common Stock outstanding immediately prior to the Effective Time who has not voted in favor of the Merger or consented thereto in writing (such shares, “Dissenting Shares”) has properly demanded appraisal for such shares in accordance with the CGCL, such shares of Company Common Stock shall not be converted into a right to receive Parent Shares, unless such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal under the CGCL. If, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal, each such share shall be treated as if it had been converted as of the Effective Time into a right to receive Parent Shares. The Company shall give Parent (i) prompt notice of (A) any demands for appraisal pursuant to the CGCL or otherwise received by the Company, (B) withdrawals of such demands, and (C) any other instruments served pursuant to the CGCL or otherwise and received by the Company in connection with such demands and (ii) the opportunity to direct all negotiations and proceedings with respect to all such demands for appraisal under the CGCL or otherwise prior to the Effective Time. The Company shall not, except with the prior written consent of Parent or as otherwise required by any Applicable Law, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.

2.3 Withholding. Each of Parent, the Surviving Entity and Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amounts payable by it pursuant to this Agreement any withholding Taxes or other amounts required by any Applicable Law to be deducted and withheld. To the extent that any such amounts are so deducted or withheld, such amounts will be treated for all purposes of this Agreement as having been paid prior to the Closing to the Person in respect of which such deduction and withholding was made.

2.4 Adjustments. The numbers of shares of Parent Common Stock issuable pursuant to Section 1.7(c) shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), extraordinary cash dividends, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock occurring on or after the date hereof.

2.5 Acknowledgement by Recipient of Merger Consideration. Without limiting any other provision hereof, each holder of certificates representing shares of Company Common Stock converted into Parent Shares pursuant to Section 1.7(c) receiving such Parent Shares shall be deemed to have acknowledged and agreed to be bound by its obligations set forth in this Agreement including, without limitation, the obligation to indemnify Parent Indemnified Parties pursuant to Article IX.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as of the date hereof as follows:

3.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business. The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such other jurisdictions where the failure to be so qualified or licensed or in good standing would not have a Company Material Adverse Effect. The Company has made available to Parent a true and correct copy of its articles of incorporation and bylaws, each as amended to date and in full force and effect on the date hereof.

3.2 Subsidiaries.

(a) Section 3.2(a) of the Company Schedule sets forth a true and complete list of each Subsidiary of the Company, together with (i) the jurisdiction of formation of each such Subsidiary, (ii) the percentage of the outstanding Equity Interests of such Subsidiary owned by the Company or any of its other Subsidiaries, and (iii) if applicable, each other holder of Equity Interests of such Subsidiary. Neither the Company nor any of its Subsidiaries owns any Equity Interest in any Person other than the Subsidiaries set forth in Section 3.2(a) of the Company Schedule. All Equity Interests of each Subsidiary of the Company owned by the Company or any of its other Subsidiaries are owned free and clear of all Liens other than Permitted Liens.

(b) Each Subsidiary of the Company is duly organized, validly existing and in good standing (to the extent applicable) under the Applicable Laws of its jurisdiction of formation. Each Subsidiary of the Company has all requisite power and authority to own, lease and operate its properties and to carry on its business. Each Subsidiary of the Company is duly qualified or licensed to do business and is in good standing (to the extent applicable) as a foreign organization in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such other jurisdictions where the failure to be so qualified or licensed or in good standing would not have a Company Material Adverse Effect. The Company has made available to Parent a true and correct copy of the certificate of incorporation and bylaws or other comparable organizational documents of each Subsidiary of the Company, each as amended to date and in full force and effect on the date hereof.

(c) All of the outstanding share capital of each of the Company’s Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable.

3.3 Authority. The Company has all requisite power and authority to execute and deliver this Agreement and all other Related Agreements to which it is or is to be a party and subject, in the case of the consummation of the Merger, to the receipt of the Company Shareholder Written Consent, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery by the Company of this Agreement and the other Related Agreements to which it is or is to be a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, and no additional corporate proceedings on the part of the Company are necessary to authorize this Agreement or any other Related Agreement or the consummation of the transactions contemplated hereby or thereby, other than in the case of the consummation of the Merger, obtaining the Company Shareholder Written Consent. Without limiting the generality of the foregoing, the board of directors of the Company has duly and validly adopted resolutions (i) determining that this Agreement and the other Related Agreements to which it is or is to be a party and the Merger and the other transactions contemplated hereby and thereby are advisable, fair to and in the best interests of the Company and its shareholders; (ii) approving this Agreement and the other Related Agreements to which it is or is to be a party and the Merger and the other transactions contemplated hereby and thereby; and (iii) recommending that the Shareholders deliver the Company Shareholder Written Consent, which resolutions have not been subsequently rescinded, modified or withdrawn in any way. This Agreement and the other Related Agreements to which the Company is or is to be a party have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub and any other counterparty thereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally, and (b) is subject to general principles of equity.

3.4 No Conflict. None of the execution, delivery or performance by the Company of this Agreement or any other Related Agreements to which it is to be a party, the consummation by the Company of the transactions contemplated hereby or thereby or the compliance by the Company with any of the provisions hereof or thereof: (i) violate or conflict with any provision of the articles of incorporation or bylaws of the Company; (ii) violate or conflict with any provision of the certificates of incorporation or bylaws or other comparable organizational documents of any of the Company’s Subsidiaries; (iii) except as set forth in Section 3.4 of the Company Schedule and subject to obtaining the Consents set forth in Section 3.5 of the Company Schedule, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by or modification to the terms or conditions of, or result in a right of termination, acceleration or modification under, any Contract to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their properties or assets may be bound; (iv) assuming compliance with the matters referred to in Section 3.5 of the Company Schedule and, in the case of the consummation of the Merger, subject to obtaining the Company Shareholder Written Consent, violate or conflict with any Applicable Law or Decree applicable to the Company or any of its Subsidiaries or by which any of their properties or assets are bound; or (v) result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (ii), (iii), (iv) and (v) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens that would not have a Company Material Adverse Effect.

3.5 Governmental Consents. Except as set forth on Section 3.5 of the Company Schedule, no Consent of any Governmental Entity is required on the part of the Company, any of its Subsidiaries or any of the Shareholders in connection with the execution, delivery or performance by the Company or the Shareholders of this Agreement or any other Related Agreement to which it is or is to be a party or the consummation by the Company or the Shareholders of the transactions contemplated hereby or thereby, except (a) the filing and recordation of the Certificate of Merger with the California Secretary of State and such filings with Governmental Entities to satisfy the Applicable Laws of states in which the Company and its Subsidiaries are qualified to do business; (b) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act; (c) compliance with any applicable requirements of the HSR Act and any applicable foreign antitrust, competition or merger control laws (collectively, “Antitrust Laws”); and (d) such other Consents, the failure of which to obtain would not have a Company Material Adverse Effect.

3.6 Capitalization.

(a) The authorized capital stock of the Company consists of 1,000,000 shares of Company Common Stock. Exhibit A hereto sets forth a true and complete list of all Equity Interests of the Company issued or outstanding and the record and beneficial holders thereof. Except as set forth on Section 3.6(a) of the Company Schedule, the shares of Company Common Stock set forth on Exhibit A hereto are the only Equity Interests of the Company issued or outstanding and the shareholders set forth thereon are the only holders of Equity Interests of the Company. All outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights.

(b) The Company has reserved for issuance no additional shares of Company Common Stock other than those shares of Company Common Stock issued and outstanding as of the date hereof.

(c) All of the outstanding Equity Interests of the Company have been issued in compliance in all material respects with Applicable Law and the articles of incorporation and bylaws of the Company.

(d) Except as set forth on Section 3.6(d) of the Company Schedule, neither the Company nor any of its Subsidiaries, nor any of the Shareholders, is a party to any Contract restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any Equity Interests of the Company or any other shareholders agreement or other similar agreement restricting the election or appointment of directors of the Company.

3.7 Financial Statements.

(a) Section 3.7(a) of the Company Schedule contains (i) the unaudited consolidated balance sheets as of December 31, 2006 and 2007 and the related consolidated statements of income, shareholders’ equity and cash flows of the Company and its Subsidiaries for the fiscal years ended December 31, 2005, 2006 and 2007 (the most recent balance sheet set forth therein, the “Most Recent Company Balance Sheet”; and the date thereof, the “Most Recent Company Fiscal Year End”; and such financial statements collectively, the “Unaudited Company Financial Statements”); and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of January 31, 2008 and the related unaudited consolidated income statements, changes in shareholders’ equity and cash flow of the Company and its Subsidiaries as of and for the one-month period then ended (the financial statements referred to in items (i) and (ii), and, upon the delivery of the Audited Company Financial Statements, the Audited Company Financial Statements, collectively, the “Company Financial Statements”).

(b) Except as set forth on Section 3.7(b) of the Company Schedule, the Company Financial Statements (i) were prepared in accordance with GAAP as in effect on the respective dates thereof applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto); and (ii) fairly present in accordance with GAAP (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments that were not or are not expected to be, individually or in the aggregate, materially adverse to the Company) the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended.

(c) Except as set forth on Section 3.7(c) of the Company Schedule, the Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as set forth on Section 3.7(c) of the Company Schedule, since December 31, 2007, the Company’s outside auditors and the audit committee of the board of directors of the Company have not been advised of (A) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which adversely affect the Company’s ability to record, process, summarize and report financial information, or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

3.8 No Undisclosed Liabilities. Neither the Company nor any of the Company’s Subsidiaries has any Liability that would be required by GAAP, as in effect on the date thereof, to be reflected on a consolidated balance sheet of the Company and its Subsidiaries except for (a) Liabilities reflected or reserved against in the Most Recent Company Balance Sheet; (b) Liabilities incurred in the ordinary course of business consistent with past practice since the Most Recent Company Fiscal Year End; (c) Liabilities that arose under, or were incurred in connection with the transactions contemplated by, this Agreement; or (d) Liabilities that would not have a Company Material Adverse Effect. Except as set forth on Section 3.8 of the Company Schedule, neither the Company nor any of its Subsidiaries is a party or subject to, or has any commitment to become a party to any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K).

3.9 Absence of Certain Changes.

(a) Since the Most Recent Company Fiscal Year End, except as set forth on Section 3.9 of the Company Schedule or except for actions expressly contemplated by this Agreement or any other Related Agreement or expressly consented to in writing by Parent from and after the date hereof, (i) the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice and (ii) there has not been a Company Material Adverse Effect.

(b) Without limiting the generality of Section 3.9(a), the Company and its Subsidiaries have not since the Most Recent Company Fiscal Year End and prior to the date of this Agreement taken any action, or failed to take any action, which if taken from and after the date hereof would be restricted by Section 6.1.

3.10 Compliance with Laws and Permits.

(a) Except with respect to matters that are the subjects of Section 3.18, Section 3.19 and Section 3.20 and except as set forth on Section 3.10 of the Company Schedule, the Company and each of its Subsidiaries is and during the last three (3) years has been in compliance with all Applicable Laws and Decrees, except for such noncompliance that would not have a Company Material Adverse Effect. Except as set forth on Section 3.10 of the Company Schedule, none of the Company or any of its Subsidiaries has received any written, or to the Knowledge of the Company, oral, notice (i) of any non-routine administrative, civil or criminal investigation or audit (other than Tax audits, which are addressed in Section 3.19) by any Governmental Entity relating to the Company or any of its Subsidiaries or (ii) from any Governmental Entity alleging that the Company or any of its Subsidiaries is not or has not been in compliance with any Applicable Law or Decree, that, if adversely determined (as to both subsections (i) and (ii) above), would have a material adverse effect on the Company.

(b) Except with respect to matters that are the subjects of Section 3.18, Section 3.19 and Section 3.20, the Company and each of its Subsidiaries has and during the last three (3) years has had in effect all Permits necessary for it to own, lease or otherwise hold and operate its properties and assets and to carry on its businesses and operations as now conducted, and no suspension or cancellation of any such Permits is pending or, to the Knowledge of the Company, threatened in writing, except for such lack of Permits, noncompliance, suspensions or cancellations that would not have a Company Material Adverse Effect. Except with respect to matters that are the subjects of Section 3.18, Section 3.19 and Section 3.20, there are no defaults (with or without notice or lapse of time or both) under, violations of, or events giving rise to any right of termination, amendment or cancellation of, any such Permits, except for such defaults, violations, terminations, amendments or cancellations that would not have a Company Material Adverse Effect.

3.11 Litigation. Except with respect to matters that are the subjects of Section 3.18, Section 3.19 and Section 3.20, and except as set forth in Section 3.11 of the Company Schedule, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened, (a) against the Company, any of its Subsidiaries, the Shareholder Representative, or any of their respective properties that (i) involves an amount in controversy in excess of $1,000,000, or (ii) seeks to impose any material legal restraint on or prohibition against or limit the Surviving Entity’s or any of its Affiliates’ ability to operate the business of the Company and its Subsidiaries substantially as it was operated immediately prior to the date of this Agreement; (b) against any current director or officer of the Company or any of its Subsidiaries (in their respective capacities as such) or, to the Knowledge of the Company, any former director or officer of the Company or any of its Subsidiaries (in their respective capacities as such); or (c) against the Company, any of its Subsidiaries or any Shareholder or any of their respective properties that challenges, or that has the effect of preventing, delaying, making illegal or otherwise materially interfering with, the Merger or any of the other transactions contemplated hereby. Neither the Company nor any of its Subsidiaries is subject to any outstanding Decree that materially impairs the Company’s or such Subsidiary’s ability to operate in the same manner it operates on the date hereof. Section 3.11 of the Company Schedule sets forth, for each Legal Proceeding listed thereon, a brief description and the status thereof.

3.12 Assets. Except as set forth on Section 3.12 of the Company Schedule, the Company and its Subsidiaries have (i) good and valid title to all of the assets and properties (whether real, personal or mixed, or tangible or intangible) material to the operation of their business, taken as a whole (including all assets and properties recorded on the Most Recent Company Balance Sheet, other than assets and properties disposed of in the ordinary course of business since the Most Recent Company Fiscal Year End), free and clear of any Liens, other than Permitted Liens, and (ii) valid leasehold interests in, or any other valid rights under Contract to use, all of the assets and properties which the Company or any of its Subsidiaries lease or otherwise use, except where the failure to have such title or interest would not have a Company Material Adverse Effect.

3.13 Material Contracts.

(a) Section 3.13 of the Company Schedule lists, as of the date hereof, all of the Material Contracts to which the Company or any of its Subsidiaries is a party or that is otherwise binding on the Company, any of its Subsidiaries or any of the assets or property of the Company or any of its Subsidiaries (each such listed Material Contract or Material Contract otherwise required to be listed, or any Material Contract that would be required to be listed if entered into from and after the date hereof and prior to the Effective Time, a “Company Material Contract”).

(b) Except as set forth on Section 3.13(b) of the Company Schedule, each Company Material Contract, other than any Company Material Contract that by its terms has expired or been terminated since the date hereof, is valid and binding on the Company (and/or each Subsidiary of the Company party thereto) and, to the Knowledge of the Company, is valid and binding on each other party thereto and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or similar laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether considered in a proceeding in equity or at law. Except as set forth on Section 3.13(b) of the Company Schedule, neither the Company nor any of its Subsidiaries party thereto, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any Company Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by, the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, or would give rise to the right to declare a default or exercise any remedy under, or to accelerate the maturity of, or to cancel, terminate or modify any Company Material Contract, except for such failures to be in full force and effect and such breaches, defaults or events that would not have a Company Material Adverse Effect.

(c) Except as set forth on Section 3.13(c) of the Company Schedule, the Company has made available to Parent true, accurate and complete copies of all Company Material Contracts.

3.14 Government Contracts.

(a) Except as set forth on Section 3.14(a) of the Company Schedule, with respect to each Government Contract of the Company: (i) each of the Company and its Subsidiaries has complied in all material respects with all material terms and conditions and all Applicable Laws; (ii) no written notice has been received by either the Company or any of its Subsidiaries (and, to the Knowledge of the Company, none has been threatened) alleging that the Company, any of its Subsidiaries, or any director, officer or employee of the Company or any of its Subsidiaries, is in material breach or violation of any Applicable Law or contractual requirement thereunder; and (iii) no written notice of termination has been received by the Company or any of its Subsidiaries thereunder.

(b) Except as set forth in Section 3.14(b) of the Company Schedule, no Governmental Entity nor any prime contractor, subcontractor or vendor has asserted in writing any material claim or initiated any material dispute proceeding against the Company or any of its Subsidiaries relating to any Government Contract of the Company or Government Bid of the Company, nor is the Company or any of its Subsidiaries asserting any material claim or initiating any material dispute proceeding directly or indirectly concerning any such Government Contract or Government Bid.

(c) With respect to each Government Contract of the Company and Government Bid of the Company, except as set forth in Section 3.14(c) of the Company Schedule:

(i) there are no assignments of revenues or anticipated revenues pursuant to the federal Assignment of Claims Act, 31 U.S.C. § 3727;

(ii) all written representations and certifications submitted by the Company or any of its Subsidiaries in order to induce the award of a Government Contract or to induce payments under a Government Contract were current, accurate and complete in all respects as of their respective effective dates;

(iii) material pricing discounts have been properly reported to and credited to the customer;

(iv) the Company and its Subsidiaries have maintained systems of internal controls that are and have been in material compliance with all requirements of such Government Contracts and Applicable Law;

(v) to the Knowledge of the Company, as of the date hereof, the Company and its Subsidiaries fully expect and intend to fully perform all of the obligations under (and the Company and its Subsidiaries have all material Governmental Entity authorizations and all material third-party certifications and approvals required in order to perform) each such Government Contract;

(vi) neither the Company nor any of its Subsidiaries, nor any of their respective partners, principals or officers (nor, to the Knowledge of the Company, any of its or its Subsidiaries’ employees, agents or consultants) have possessed or have accessed confidential or non-public information to which they were not lawfully entitled; and

(vii) the Company and each of its Subsidiaries and, to the Knowledge of the Company, each of their respective officers or directors is in compliance with Applicable Laws and other administrative and contractual restrictions associated with the employment of (or discussions concerning possible employment with) current or former officials or employees of a Governmental Entity (regardless of the branch of government), in each case, in all respects material to the Company and its Subsidiaries taken as a whole.

(d) Except as set forth in Section 3.14(d) of the Company Schedule, with respect to each Government Contract of the Company and Government Bid of the Company, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective corporate directors or officers (i) is or during the past five (5) years has been under investigation, indictment or audit by, any Governmental Entity, nor (ii) has conducted or initiated any investigation or made any disclosure to a Governmental Entity with respect to any alleged irregularity, misstatement or non-compliance, other than, in each of the cases in clause (i) or (ii), for routine audits or non-material disclosures.

(e) Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective shareholders, officers or directors, is or within the past three (3) years has been debarred, suspended or deemed non-responsible or otherwise formally excluded from participation in the award of a Government Contract of any Person, nor is there any pending debarment, suspension or exclusion proceeding that has been initiated against the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of their predecessors, shareholders, officers or directors.

(f) Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors or officers, have (i) used any funds of the Company or its Subsidiaries to offer or provide any unlawful contribution, payment, kickback, bribe, gift, gratuity or entertainment, or (ii) to the Knowledge of the Company made any unlawful expenditures relating to political activity. Neither the Company nor any of its Subsidiaries has received written (or, to the Knowledge of the Company, oral) notice of any payment identified in (i) or (ii) above, (hereinafter referred to as an “Unlawful Payment”), and the Company and its Subsidiaries have adequate financial controls to detect and prevent any such Unlawful Payments. The Company and its Subsidiaries have been in compliance in all material respects and have, during all periods for which any applicable statute of limitations has not expired, complied with the applicable provisions of the U.S. Foreign Corrupt Practices Act, as amended, and other foreign Applicable Laws relating to corrupt practices and similar matters.

(g) Section 3.14(g) of the Company Schedule sets forth as of the date hereof a current, complete and accurate list of all of Government Contracts of the Company that are currently active in performance. Unless listed on Section 3.14(g) of the Company Schedule as being “closed,” each Government Contract of the Company listed on Section 3.14(g) of the Company Schedule is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or similar laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether considered in a proceeding in equity or law. No Government Contract of the Company listed on Section 3.14(g) of the Company Schedule was awarded on the basis of any qualification as a small business or other set aside or preferential prime contractor or subcontractor bidding status (collectively, a “Preferred Bidder Status”). The Company has made available to Parent complete and correct copies of those Government Contracts of the Company listed on Section 3.14(g) of the Company Schedule, together with all draft or final audit reports from a Governmental Entity or other customer as received by the Company pertaining to such Government Contracts.

(h) Section 3.14(h) of the Company Schedule sets forth as of the date set forth in such schedule (or if not indicated as of the date hereof) a current, accurate and complete list of each of the Government Bids which the Company or its Subsidiaries have submitted to a Governmental Entity (or a prime contractor) for which no notice of award decision has been received by the Company or its Subsidiaries.

3.15 Real Property.

(a) Section 3.15(a) of the Company Schedule sets forth the address and a general description of all material real property owned by the Company or any of its Subsidiaries as of the date of this Agreement (the “Company Owned Real Property”). With respect to all Company Owned Real Property (other than Distributable Property):

(i) the Company or one of its Subsidiaries has good and marketable fee simple title, free and clear of all Liens, other than Permitted Liens;

(ii) except as set forth on Section 3.15(a) of the Company Schedule and except for Permitted Liens, neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Company Owned Real Property or any material portion thereof; and

(iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Company Owned Real Property or any portion thereof or interest therein.

(b) Section 3.15(b) of the Company Schedule contains a complete and accurate list of the following:

(i) the address of each item of material Leased Real Property used or occupied by the Company or any of its Subsidiaries (the “Company Leased Real Property” and together with the Company Owned Real Property, the “Company Real Property”) pursuant to a Lease (the “Company Leases”), and a true and complete list of all Company Leases. The Company has made available to Parent a true and complete copy of each of the Company Leases and, in the case of any oral Company Lease, a written summary of the terms of such Company Lease; and

(ii) all Contracts or options granted by the Company or any of its Subsidiaries, or contractual obligations on the part of the Company or any of its Subsidiaries, to purchase or acquire any interest in real property material to the Company and its Subsidiaries taken as a whole.

(c) Except as set forth on Section 3.15(c) of the Company Schedule, with respect to each Company Lease, (i) such Lease is valid and binding on the Company (and/or each Subsidiary of the Company party thereto) and, to the Knowledge of the Company, is valid and binding on each other party thereto and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or similar laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether considered in a proceeding in equity or law; (ii) neither the Company nor any of its Subsidiaries party thereto, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, such Lease, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by, the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, or would give rise to the right to declare a default or exercise any remedy under, or to accelerate the maturity of, or to cancel, terminate or modify such Lease; (iii) neither the Company or any of its Subsidiaries owes, or has any obligation to owe in the future, any brokerage commissions or finder’s fees with respect to such Lease; (iv) neither the Company nor any of its Subsidiaries has collaterally assigned or granted any other security interest in such Lease or any interest therein; and (v) there are no Liens, other than Permitted Liens, on the estate or interest created by such Lease, except in the case of clauses (i) through (v) as would not have a Company Material Adverse Effect.

(d) Except as would not materially interfere with the use or operation thereof, the Company Real Property has received all required approvals of Governmental Entities (including Permits and a certificate of occupancy or other similar certificate permitting lawful occupancy of the Company Real Property) required in connection with the operation thereof. Except as would not materially interfere with the use or operation of any Company Real Property, all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Company Real Property, including leasehold improvements (the “Company Improvements”), are, to the Knowledge of the Company, (x) in good operating condition and repair, subject to ordinary wear and tear, (y) sufficient for the operation of the Company’s or its Subsidiaries’ business as presently conducted, and (z) in conformity with all Applicable Laws.

(e) Except as set forth on Section 3.15(e) of the Company Schedule, neither the Company nor any of its Subsidiaries has received any written notice that it is in violation of any zoning, use, occupancy or building regulation, ordinance or other Applicable Law or Decree relating to the Company Real Property, and there is no condemnation, expropriation or other proceeding in eminent domain pending, or to the Knowledge of the Company, threatened, affecting the Company Real Property or any portion thereof or interest therein.

3.16 Intellectual Property. Section 3.16 of the Company Schedule contains a complete and accurate list of all of the following that constitutes material Company Intellectual Property (identifying for each, the owner, and, if not exclusively owned by the Company, the license pursuant to which the Company has the right to use such Intellectual Property): (i) patented or registered Intellectual Property, (ii) pending patent applications or applications for registration of Intellectual Property, (iii) all computer software (other than commercially available, off-the-shelf software with a replacement cost and/or annual license fee of less than $100,000), and (iv) trade or corporate names and material unregistered trademarks and service marks. Except as set forth on Section 3.16 of the Company Schedule or as would not have a Company Material Adverse Effect:

(a) the Company and/or each of its Subsidiaries owns, free and clear of all Liens, other than Permitted Liens, or has a valid and enforceable license to use, all Company Intellectual Property;

(b) the Company Intellectual Property is valid, enforceable and subsisting and no loss of any Company Intellectual Property is reasonably foreseeable;

(c) the Company and each of its Subsidiaries have taken all customary actions necessary to maintain, protect, and enforce the Company Intellectual Property, including the confidentiality of its trade secrets and other confidential information;

(d) the conduct of the business of the Company or any of its Subsidiaries does not infringe, misappropriate or otherwise conflict with, and has not within the last six (6) years infringed, misappropriated or otherwise conflicted with, any Intellectual Property of any third party, and to the Knowledge of the Company, no third party is infringing, misappropriating or otherwise conflicting with, or has within the last six (6) years infringed, misappropriated or otherwise conflicted with, any of the Company Intellectual Property; and

(e) there are no claims against the Company or any of its Subsidiaries that were either made within the past six (6) years or are presently pending or, to the Company’s Knowledge, threatened, contesting the ownership or use of any of the Company Intellectual Property.

3.17 Insurance. The Company and its Subsidiaries have all policies of insurance covering the Company, its Subsidiaries or any of their respective employees, properties or assets, which are reasonably customary for the operation of its business. All such insurance policies are in full force and effect, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except for such defaults that would not have a Company Material Adverse Effect. There is no material claim by the Company or any of its Subsidiaries or any Affiliate thereof pending under any of such insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies other than for routine matters in the ordinary course of business. Except as set forth on Section 3.17 of the Company Schedule, there is no pending claim that will exceed the policy limits under any such insurance policy. None of the Company or any of its Subsidiaries maintain, sponsor, participate in or contribute to any self-insurance plan or program.

3.18 Environmental Matters. Except as set forth on Section 3.18 of the Company Schedule:

(a) Each of the Company, its Subsidiaries and their respective predecessors and Affiliates have at all times complied and are in compliance with all Environmental Laws, except for such noncompliance that would not have a Company Material Adverse Effect.

(b) Without limiting the generality of the foregoing, each of the Company, its Subsidiaries and their respective predecessors and Affiliates have obtained and at all times complied with, and are in compliance with, all Permits that are required pursuant to Environmental Law for the occupation of their facilities and the operation of their business, except for such noncompliance that would not have a Company Material Adverse Effect.

(c) Neither the Company, nor any of its Subsidiaries, nor their respective predecessors or Affiliates has received any written or, to the Company’s Knowledge, oral notice, report or other information regarding any actual or alleged violation of Environmental Law, or any Liability, including any investigatory, remedial or corrective obligations, relating to any of them or their facilities or the conduct of their respective businesses arising under Environmental Law, except for such violations or Liability that would not have a Company Material Adverse Effect.

(d) Neither the Company, nor any of its Subsidiaries, nor their respective predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, exposed any person to, or Released any substance, including without limitation any Hazardous Materials, or owned, operated or conducted their business at or upon any property or facility (and no such property or facility is contaminated by any such substance) so as to give rise to any current or future material Liabilities, including any material Liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorneys’ fees, pursuant to the CERCLA, the Solid Waste Disposal Act or any other Environmental Law.

(e) Neither the Company nor any of its Subsidiaries has assumed, undertaken, or provided an indemnity with respect to any material Liability, including any obligation for corrective or remedial action, of any Person relating to any Environmental Law.

(f) The Company has made available to Parent true and correct copies of all environmental audits, reports and assessments, and all other documents materially bearing on environmental, health or safety liabilities, in each case relating to the past or current operations, facilities or business of the Company and its Subsidiaries, in each case which are in its possession or under its reasonable control.

3.19 Tax Matters. Except as set forth on Section 3.19 of the Company Schedule:

(a) The Company and each of its Subsidiaries have filed or have caused to be timely filed all material Tax Returns required to be filed by it (the “Company Tax Returns”). All such Company Tax Returns were correct and complete in all material respects.

(b) All material Taxes due and owing by the Company and each of its Subsidiaries (whether or not shown on any Company Tax Return) have been paid or adequate reserves therefor have been established on the Most Recent Company Balance Sheet in accordance with GAAP.

(c) The Company and each of its Subsidiaries have timely withheld or collected all material Taxes that they were required to withhold or collect under Applicable Law from their employees, customers, shareholders, creditors and others from whom they are or were required to withhold Taxes and have timely paid all such withheld amounts to the appropriate taxing authorities.

(d) Neither the Company nor any of its Subsidiaries is currently the subject of an audit, judicial proceeding or other examination in respect of Taxes by the tax authorities of any nation, state or locality (and, to the Knowledge of the Company, no such audit, judicial proceeding or other examination is contemplated). The Company has made available to Parent correct and complete copies of all examination reports, closing agreements and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries filed or received since December 31, 2003.

(e) Neither the Company nor any of its Subsidiaries has consented in writing to extend the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, Taxes of the Company or any of its Subsidiaries due for any taxable period.

(f) Neither the Company nor any of its Subsidiaries has received written notice of any claim by any taxing authority in a jurisdiction where such Company or Subsidiary does not file Company Tax Returns that such Company or Subsidiary is or may be subject to taxation by that jurisdiction.

(g) No material Liens for Taxes exist with respect to any of the assets or properties of the Company or any of its Subsidiaries, except for Permitted Liens.

(h) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement.

(i) Neither the Company nor any of its Subsidiaries is a party to any Contract which, individually or collectively with respect to any Person, could give rise to the payment of any amount that would not be deductible by the Company or any of its Subsidiaries by reason of Section 280G of the Code (or any corresponding provision of United States or non-United States federal, state and local Tax law) as a result of the transactions contemplated hereby or by any other Related Agreement.

(j) Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction”, or any reportable transaction the principal purpose of which was tax avoidance, within the meaning of Section 6011, Section 6111 and Section 6112 of the Code.

(k) Neither the Company nor any of its Subsidiaries is, or has been, a United States real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l) In the past five (5) years, neither the Company nor any of its Subsidiaries has been either a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code) with respect to a transaction that was described in, or intended to qualify as a Tax-free transaction pursuant to Section 355 of the Code.

(m) Since December 31, 2004, each plan, program, arrangement or agreement that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in accordance with the requirements of IRS Notice 2005-1 and a good faith, reasonable interpretation of Section 409A of the Code with respect to amounts deferred (within the meaning of Section 409A of the Code) after December 31, 2004.

(n) The Company has been a validly electing S corporation within the meaning of Section 1361 and 1362 of the Code (and similar provisions of state and local law) at all times since January 1, 1996, and the Company will be an S corporation up to an including the Closing Date.

(o) Section 3.19(o) of the Company Schedule identifies each Subsidiary of the Company that is a qualified subchapter S subsidiary within the meaning of Code Section 1361(b)(3)(B). Each Subsidiary of the Company so identified has been a qualified subchapter S subsidiary at all times since the date shown on such schedule up to and including the Closing Date.

3.20 Labor Matters. Except as set forth on Section 3.20 of the Company Schedule, as it relates to the Company and its Subsidiaries: (i) as of the date hereof, there is no collective bargaining agreement or relationship covering employees of the Company or any of its Subsidiaries; (ii) there are no pending or, to the Knowledge of the Company, threatened, material labor or employment controversies or disputes, including any Legal Proceeding alleging alleged unlawful harassment, employment discrimination, unfair labor practices, unpaid wages, unsafe workplace, unlawful wage or immigration practices, or unlawful tax withholding practices; (iii) there is no strike, slowdown, work stoppage, lockout or other material labor dispute underway, or threatened, and no such labor dispute has occurred within the past three (3) years; (iv) the Company and its Subsidiaries are in compliance with all laws affecting labor and employment, except for instances of noncompliance that would not, individually or in the aggregate, result in a Company Material Adverse Effect; (v) with respect to the transactions contemplated by this Agreement, all bargaining obligations with any employee representative have been or prior to Closing will be satisfied; and (vi) within the past three (3) years, neither the Company nor any of its Subsidiaries has implemented any employee layoffs in violation of the Worker Adjustment and Retraining Notification Act of 1988 or any similar Applicable Laws (collectively, the “WARN Act”), and no such action will be implemented without advance notification to Parent. Except as set forth on Section 3.20 of the Company Schedule, neither the Company nor any of its Subsidiaries party thereto, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any collective bargaining agreement or relationship covering employees of the Company or any of its Subsidiaries, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by, the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, or would give rise to the right to declare a default or exercise any remedy under, or to accelerate the maturity of, or to cancel, terminate or modify any such collective bargaining contract, except for such failures to be in full force and effect and such breaches, defaults or events that would not have a Company Material Adverse Effect.

3.21 Employment Matters.

(a) Section 3.21(a) of the Company Schedule sets forth each material Company Employee Plan. Neither the Company nor any of its Subsidiaries has any stated plan, intention or commitment to establish any new Company Employee Plan, to modify any Company Employee Plan (except to the extent required by Applicable Law or to conform any such Company Employee Plan to the requirements of any Applicable Law, in each case as previously disclosed to Parent in writing), or to enter into or terminate any Company Employee Plan.

(b) The Company has made available to Parent (i) correct and complete copies of each Company Employee Plan and each summary plan description and summary of material modifications thereto; (ii) the three (3) most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; (iii) if any Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; and (iv) each trust, insurance policy or other funding mechanism which implements each Company Employee Plan.

(c) The Company and each of its Subsidiaries has performed in all material respects all obligations required to be performed by it under each Company Employee Plan and each Company Employee Plan has been established, maintained, funded and operated in accordance with its terms, the terms of any applicable collective bargaining agreement and in compliance with all Applicable Law, including ERISA and the Code. Each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is so qualified and has either received a favorable determination letter or opinion letter from the IRS with respect to such Company Employee Plan as to its qualified status under the Code, and to the Knowledge of the Company, nothing has occurred since the date of the last such determination as to each Company Employee Plan which has resulted or is likely to result in the revocation of such determination or which requires or could require action under the compliance resolution programs of the IRS to preserve such qualification. There are no Legal Proceedings pending, or, to the Knowledge of the Company, threatened or anticipated (other than routine claims for benefits) against any Company Employee Plan or fiduciary thereto or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to the Company, any of its Subsidiaries, Parent or any of its ERISA Affiliates (other than ordinary administration expenses typically incurred in a termination event). There are no audits, inquiries investigations or proceedings pending or, to the Knowledge of the Company, threatened by the IRS, DOL or other Governmental Entity with respect to any Company Employee Plan. All annual reports and other filings required by the DOL or the IRS to be made with respect to each Company Employee Plan have been timely and completely made.

(d) Except as set forth on Section 3.21(d) of the Company Schedule, none of the Company, any of its Subsidiaries or ERISA Affiliates now, or has ever, maintained, established, sponsored, participated in, or contributed to, any plan that is subject to Title IV of ERISA or Section 412 of the Code, other than a Multiemployer Plan. None of the Company, any of its Subsidiaries or ERISA Affiliates has incurred, nor do they reasonably expect to incur, any liability with respect to any transaction described in Section 4069 of ERISA. Except as set forth on Section 3.21(d) of the Company Schedule, no Company Employee Plan is a multiple employer plan as defined in Section 210 of ERISA.

(e) None of the Company, any of its Subsidiaries or any of its ERISA Affiliates (i) has incurred any Liability on account of a “partial withdrawal” or “complete withdrawal” from any Multiemployer Plan (as described in Sections 4205 and 4203 of the Code, respectively), no such Liability has been asserted, and there are no events or circumstances which have occurred which could result in any such partial or complete withdrawal; or (ii) is bound by any contract or agreement or has any obligation or Liability under Section 4204 of ERISA.

(f) The execution and delivery by the Company of this Agreement and any other Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under, any Company Employee Plan, trust or loan that could reasonably be expected to result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

(g) No Company Employee Plan provides, or has any Liability to provide, life insurance, medical or other employee welfare benefits to any Employee upon his or her retirement or termination of employment for any reason, except as may be required by Applicable Law.

(h) All contributions and premium payments required to be made to or with respect to each Company Employee Plan prior to the Effective Time have been timely made in accordance with each such Company Employee Plan and Applicable Law and all contributions and premium payments not yet due to or with respect to each Company Employee Plan have been made or properly accrued. There have been no Prohibited Transactions with respect to any Company Employee Plan which could result in a material liability to the Company. The Company, its Subsidiaries and any ERISA Affiliates have complied with the requirements of COBRA in all material respects.

3.22 Interested Party Transactions.

(a) Except as set forth on Section 3.22(a) of the Company Schedule, to the Knowledge of the Company, no officer or director of the Company or any of its Subsidiaries (nor any ancestor, sibling, descendant or spouse of any of such Person, or any trust, partnership or corporation in which any of such Persons has an economic interest in excess of five percent (5%) of the ownership interests therein), has, directly or indirectly, (i) an economic interest in any Person that furnishes or sells, or has furnished or sold during or since January 1, 2007, services or products that the Company or any of its Subsidiaries, furnishes or sells; (ii) an economic interest in any Person that purchases from or sells or furnishes to, the Company or any of its Subsidiaries, any goods or services; or (iii) a beneficial interest in any material Contract to which the Company or any of its Subsidiaries is a party or by which they or their properties are bound; provided, however, that ownership of debt or equity interests not exceeding one percent (1%) of the outstanding voting stock of an entity shall not be deemed an “economic interest in any entity” for purposes of this Section 3.22.

(b) Except as set forth on Section 3.22(b) of the Company Schedule, there are no material receivables of the Company or any of its Subsidiaries owing by any officer or director of the Company or any of its Subsidiaries (or any ancestor, sibling, descendant or spouse of any of such Person, or any trust, partnership or corporation in which any of such Persons has an economic interest in excess of five percent (5%) of the ownership interests therein), other than advances in the ordinary and usual course of business for reimbursable business expenses (as determined in accordance with the Company’s established employee reimbursement policies and consistent with past practice). Except with respect to the personal guarantees by the Shareholder Representative set forth in Section 3.22(b) of the Company Schedule, none of the Shareholders has agreed to, or assumed, any obligation or duty to guaranty or otherwise assume or incur any obligation or liability of the Company or any of its Subsidiaries.

3.23 Certain Payments; Suitability.

(a) None of Company nor any of its Subsidiaries, nor to the Company’s Knowledge, any of their respective corporate officers or directors, acting alone or together, has performed any of the following acts: (i) the making of any contribution, payment, remuneration, bribe, rebate, influence payment, payoff, kickback, gift or other form of economic benefit, whether in money, property, or services (a “Payment”), to or for the private use of any governmental official, employee or agent where the Payment or the purpose of the Payment was in violation of Applicable Law, or (ii) the establishment or maintenance of any unrecorded fund, asset or liability for any purpose or the making of any false or artificial entries on its books or records.

(b) None of the Company or any of its Subsidiaries, nor to the Company’s Knowledge, any of their respective corporate officers or directors, acting alone or together: (i) has ever been indicted for or convicted of any felony or any crime involving fraud or misrepresentation; (ii) is subject to any outstanding Decree barring, suspending or otherwise limiting the right of the Company or any of its Subsidiaries or such Person to engage in any activity conducted as part of the business of the Company or any of its Subsidiaries as currently conducted; or (iii) to the Company’s Knowledge, has ever been denied any Permit affecting the Company’s or any of its Subsidiary’s or such Person’s ability to conduct any activity conducted as part of the business of the Company or any of its Subsidiaries.

3.24 Indemnification. Other than pursuant to its articles of incorporation or bylaws or other comparable organizational documents, neither the Company nor any of its Subsidiaries is a party to any material indemnification agreement with any of its present or former managers, officers, directors, employees or other Persons who serve or served in any other official capacity with the Company, any Subsidiary of the Company or any other enterprise at the request of the Company or any of its Subsidiaries.

3.25 Required Vote. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock, voting together or acting by written consent as a class, for the approval of this Agreement, is the only vote or action of the holders of any class or series of the Equity Interests of the Company necessary to adopt or approve this Agreement and the transactions contemplated hereby, which shall be satisfied in full by the delivery of the Company Shareholder Written Consent.

3.26 Certain Approvals; Takeover Laws. The Company, including the board of directors of the Company, has taken all action required to be taken by it in order to exempt this Agreement and the other Related Agreements and the transactions contemplated hereby and thereby from, and this Agreement and the other Related Agreements are exempt from, the requirements of all applicable “moratorium”, “control share”, “fair price” and other anti-takeover Applicable Laws (each a “Takeover Law”).

3.27 Brokers’ and Finders’ Fees. Except as set forth on Section 3.27 of the Company Schedule, no broker, finder, agent, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, agent’s, investment banker’s, financial advisor’s or other similar fee or commission in connection with the Merger or any other transactions contemplated by this Agreement or any other Related Agreement (including for these purposes any inquiry of any sale of any Equity Interests of the Company considered in lieu thereof) based upon arrangements made by or on behalf of the Company, any of its Subsidiaries or any of the Shareholders.

3.28 Ownership of Parent Equity Interests. Neither the Company nor any of its Affiliates beneficially owns any Equity Interests of Parent (for avoidance of doubt, other than the Shareholders’ right to acquire Parent Shares pursuant to the transactions contemplated hereby and the other Related Agreements), other than, in the case of the Shareholder Representative, the beneficial ownership of any Equity Interests of Parent as a result of his employment by Parent as of the date hereof. Neither the Company nor any of its Affiliates is, or has been within the two-year period immediately prior to the date of this Agreement, an “interested shareholder” of Parent as those terms are defined in any applicable Takeover Law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Each Shareholder hereby represents and warrants to Parent and Merger Sub as of the date hereof as follows:

4.1 Ownership of Subject Shares. Except as set forth on Section 4.1 of the Company Schedule, Shareholder has good and marketable title to the Equity Interests of the Company corresponding to Shareholder on Exhibit A hereto (with respect to any such Shareholder, the “Subject Shares”) free and clear of any and all Liens. Except for the Subject Shares, Shareholder does not own or have any interest in any other Equity Interests of the Company or any of its Subsidiaries.

4.2 Authority. Except as set forth on Section 4.2 of the Company Schedule, Shareholder has all requisite power and authority to execute and deliver this Agreement and all other Related Agreements to which it is or is to be a party and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery by Shareholder of this Agreement and the other Related Agreements to which it is or is to be a party and the consummation by Shareholder of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Shareholder (and for any Shareholder that is not a natural person, no additional corporate or trust proceedings on the part of Shareholder are necessary to authorize this Agreement or any other Related Agreement or the consummation of the transactions contemplated hereby or thereby). This Agreement and the other Related Agreements to which Shareholder is a party has been duly executed and delivered by Shareholder and, assuming the due authorization, execution and delivery by the Company, Parent and Merger Sub and any other counterparty thereto, constitutes a legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, except as (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and (b) is subject to general principles of equity.

4.3 No Conflict. Except as set forth on Section 4.3 of the Company Schedule, none of the execution, delivery or performance by Shareholder of this Agreement or any other Related Agreements to which it is or is to be a party, the consummation by Shareholder of the transactions contemplated hereby or thereby, or the compliance by Shareholder with any of the provisions hereof or thereof: (i) for any Shareholder that is not a natural person, violate or conflict with any provision of its certificate of incorporation or bylaws or other comparable organizational documents; (ii) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by or modification to the terms or conditions of, or result in a right of termination, acceleration or modification under, any Contract to which Shareholder is a party or by which Shareholder or any of its properties or assets may be bound; (iii) violate or conflict with any Applicable Law or Decree applicable to Shareholder or by which its properties or assets are bound; or (iv) result in the creation of any Lien upon any of the properties or assets of Shareholder.

4.4 Investment. Shareholder is not acquiring any Parent Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act. Shareholder has been advised that the Parent Shares it will obtain as a result of the transactions contemplated hereby have not been registered under the Securities Act or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available.

4.5 S Corporation Status. Shareholder is an eligible S corporation shareholder under Section 1361(b)(1)(B), Section 1361(c)(2) or Section 1361(c)(6) of the Code.

4.6 Accredited Investor. Shareholder is an accredited investor as defined in Regulation D under the Securities Act, is experienced in evaluating companies such as Parent, is able to independently evaluate the transactions contemplated by this Agreement, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment and has the ability to bear the economic risks of its investment.

4.7 Ownership of Parent Equity Interests. Except as set forth on Section 4.7 of the Company Schedule, neither Shareholder nor any of its Affiliates beneficially owns any Equity Interests of Parent (for avoidance of doubt, other than the right to acquire Parent Shares pursuant to the transactions contemplated hereby and the other Related Agreements), other than, in the case of the Shareholder Representative, the beneficial ownership of any Equity Interests of Parent as a result of his employment by Parent as of the date hereof. Neither Shareholder nor any of its Affiliates is, or has been within the two-year period immediately prior to the date of this Agreement, an “interested shareholder” of Parent as those terms are defined in any applicable Takeover Law.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to the Company and the Shareholders as of the date hereof as follows, it being understood that such representations and warranties are made subject to any exception thereto reasonably apparent in any disclosure set forth in any Parent SEC Reports filed by Parent with, or furnished by Parent to, the SEC at any time on or prior to the date hereof:

5.1 Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Massachusetts. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California. Each of Parent and Merger Sub has all requisite corporate or limited liability power and authority to own, lease and operate its properties and to carry on its business. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such other jurisdictions where the failure to be so qualified or licensed or in good standing would not have a Parent Material Adverse Effect. Each of Parent and Merger Sub has made available to the Company a true and correct copy of its articles of organization and bylaws or other comparable organizational documents, each as amended to date and in full force and effect on the date hereof.

5.2 Subsidiaries.

(a) Section 5.2(a) of the Parent Schedule sets forth a true and complete list of each Subsidiary of Parent, together with (i) the jurisdiction of formation of each such Subsidiary, (ii) the percentage of the outstanding Equity Interests of such Subsidiary owned by Parent or any of its other Subsidiaries, and (iii) if applicable, each other holder of Equity Interests of such Subsidiary. Neither Parent nor any of its Subsidiaries owns any Equity Interest in any Person other than the Subsidiaries set forth in Section 5.2(a) of the Parent Schedule. All Equity Interests of each Subsidiary of Parent owned by Parent or any of its other Subsidiaries are owned free and clear of all Liens other than Permitted Liens.

(b) Each Subsidiary of Parent is duly organized, validly existing and in good standing (to the extent applicable) under the Applicable Laws of its jurisdiction of formation. Each Subsidiary of Parent has all requisite power and authority to own, lease and operate its properties and to carry on its business. Each Subsidiary of Parent is duly qualified or licensed to do business and is in good standing (to the extent applicable) as a foreign organization in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such other jurisdictions where the failure to be so qualified or licensed or in good standing would not have a Parent Material Adverse Effect. Parent has made available to the Company a true and correct copy of the certificate of incorporation and bylaws or other comparable organizational documents of each Subsidiary of Parent, each as amended to date and in full force and effect on the date hereof.

(c) All of the outstanding share capital of each of Parent’s Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable.

(d) There are no Subsidiaries of Merger Sub.

5.3 Authority. Each of Parent and Merger Sub has all requisite power and authority to execute and deliver this Agreement and all other Related Agreements to which it is or is to be a party and subject, in the case of the consummation of the Share Issuance and the Charter Amendment, to the receipt of the Parent Shareholder Approval, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery by each of Parent and Merger Sub of this Agreement and the other Related Agreements to which it is or is to be a party and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub, and no additional corporate proceedings on the part of Parent and Merger Sub are necessary to authorize this Agreement or any other Related Agreement or the consummation of the transactions contemplated hereby or thereby, other than in the case of the consummation of the Share Issuance and the Charter Amendment, obtaining the Parent Shareholder Approval. Without limiting the generality of the foregoing, (a) the Parent Board, acting upon the recommendation of the Special Committee, has duly and validly adopted resolutions (i) determining that this Agreement and the other Related Agreements to which it is or is to be a party and the Merger, the Share Issuance, the Charter Amendment and the other transactions contemplated hereby and thereby are advisable, fair to and in the best interests of Parent and the Parent Shareholders; (ii) approving this Agreement and the other Related Agreements to which it is or is to be a party and the Merger, the Share Issuance, the Charter Amendment and the other transactions contemplated hereby and thereby; and (iii) recommending that the Parent Shareholders approve the Share Issuance and the Charter Amendment at the Parent Shareholders Meeting, which resolutions have not been subsequently rescinded, modified or withdrawn in any way; and (b) the sole member of Merger Sub has duly and validly adopted resolutions and, simultaneously with the execution and delivery of this Agreement has executed and delivered (or immediately thereafter will execute and deliver), its written consent (i) determining that this Agreement and the other Related Agreements to which Merger Sub is or is to be a party and the Merger and the other transactions contemplated hereby and thereby are advisable, fair to and in the best interests of Merger Sub and its members; and (ii) approving this Agreement and the other Related Agreements to which it is or is to be a party and the Merger and the other transactions contemplated hereby and thereby, which resolutions have not been subsequently rescinded, modified or withdrawn in any way. This Agreement and the other Related Agreements to which Parent or Merger Sub is or is to be a party have been duly executed and delivered by each of Parent and Merger Sub, as appropriate, and, assuming the due authorization, execution and delivery by the Company and the Shareholders and any other counterparty thereto, constitutes a legal, valid and binding obligation of Parent and Merger Sub, as appropriate, enforceable against Parent and Merger Sub, as appropriate, in accordance with its terms, except as (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally, and (b) is subject to general principles of equity.

5.4 No Conflict. None of the execution, delivery or performance by Parent or Merger Sub of this Agreement or any other Related Agreements to which it is or is to be a party, the consummation by Parent or Merger Sub of the transactions contemplated hereby or thereby or the compliance by Parent or Merger Sub with any of the provisions hereof or thereof do or will: (i) violate or conflict with any provision of its certificate of incorporation or bylaws or other comparable organizational documents; (ii) violate or conflict with any provision of the certificate of incorporation or bylaws or other comparable organizational documents of any of Parent’s Subsidiaries (other than Merger Sub); (iii) except as set forth in Section 5.4 of the Parent Schedule and subject to obtaining the Consents set forth in Section 5.5 of the Parent Schedule, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by or modification to the terms or conditions of, or result in a right of termination, acceleration or modification under, any Contract to which Parent or any of its Subsidiaries is a party or by which Parent, any of its Subsidiaries or any of their properties or assets may be bound; (iv) assuming compliance with the matters referred to in Section 5.5 of the Parent Schedule and, in the case of the consummation of the Share Issuance and the Charter Amendment, subject to obtaining the Parent Shareholder Approval, and the other approvals referenced in Section 5.3, as applicable, violate or conflict with any Applicable Law or Decree applicable to Parent or any of its Subsidiaries or by which any of their properties or assets are bound; or (v) result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries, except in the case of each of clauses (ii), (iii), (iv) and (v) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens that would not have a Parent Material Adverse Effect.

5.5 Governmental Consents. Except as set forth in Section 5.5 of the Parent Schedule, no Consent of any Governmental Entity is required on the part of Parent or any of its Subsidiaries in connection with the execution, delivery or performance by Parent or Merger Sub of this Agreement or any other Related Agreement to which it is or is to be a party or the consummation by Parent or Merger Sub of the transactions contemplated hereby or thereby, except (a) the filing and recordation of the Certificate of Merger with the California Secretary of State, the filing and recordation of the Articles of Amendment with the Massachusetts Secretary of State and such filings with Governmental Entities to satisfy the Applicable Laws of states in which Parent and its Subsidiaries are qualified to do business; (b) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act; (c) compliance with any applicable requirements of the Antitrust Laws; (d) such filings and approvals as may be required by the rules and regulations of the SEC and the NYSE; and (e) such other Consents, the failure of which to obtain would not have a Parent Material Adverse Effect.

5.6 Capitalization.

(a) The authorized capital stock of Parent consists of (i) 40,000,000 shares of Parent Common Stock and (ii) 1,000,000 shares of preferred stock, par value $1.00 per share, of Parent (the “Parent Preferred Stock”). As of March 20, 2008: (A) 27,147,000 shares of Parent Common Stock were issued and outstanding, and (B) no shares of Parent Preferred Stock were issued and outstanding. All outstanding shares of Parent Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights. Since March 20, 2008, Parent has not issued any shares of Parent Capital Stock other than (i) pursuant to the exercise of options to purchase Parent Common Stock or the vesting of Parent RSUs outstanding as of March 20, 2008 or issued since that date in the ordinary course of business, (ii) pursuant to agreements existing as of the date hereof set forth in the Parent Schedule, or (iii) in the ordinary course of business in accordance with Section 6.2.

(b) As of March 20, 2008, Parent had reserved 2,509,506 shares of Parent Common Stock for issuance under the Parent Equity Plans. As of March 20, 2008, (i) 36,500 shares of Parent Common Stock were issuable upon the exercise of outstanding Parent Options (whether or not vested), and (ii) 925,001 shares of Parent Common Stock were issuable upon vesting of outstanding restricted stock units to acquire Parent Common Stock (“Parent RSUs”), and, since such date, Parent has not granted, committed to grant or otherwise created or assumed any obligation with respect to any Parent Options or Parent RSUs, other than as permitted by Section 6.2.

(c) All of the outstanding Equity Interests of Parent have been issued in compliance in all material respects with Applicable Law and the articles of organization and bylaws of Parent.

(d) Except as set forth on Section 5.6 of the Parent Schedule, neither Parent nor any of its Subsidiaries is a party to any Contract restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any Equity Interests of Parent or any other shareholders agreement or other similar agreement restricting the election or appointment of directors of the Company.

5.7 SEC Reports; Financial Statements.

(a) Parent has timely filed or furnished (as applicable) all forms, reports and documents with the SEC that have been required to be so filed or furnished (as applicable) by it since January 1, 2005 under the Securities Act or the Exchange Act (all such forms, reports and documents, together with any other forms, reports or other documents filed or furnished (as applicable) by Parent with the SEC during such period, whether or not required to be so filed or furnished, the “Parent SEC Reports”). Each Parent SEC Report complied as of its filing date in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such SEC Report was filed. As of its filing date (or, if amended or superseded by a filing, on the date of such amended or superseded filing), each Parent SEC Report did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the principal executive officer and the principal financial officer of Parent (or each former principal executive officer and principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 promulgated under the Exchange Act and Sections 302 and 906 of SOX with respect to the Parent SEC Reports. For purposes of the immediately preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.

(b) The Parent SEC Reports contain the audited consolidated balance sheets and the related audited consolidated income statements, changes in shareholders’ equity and cash flow of Parent and its Subsidiaries as of and for the fiscal years ended December 31, 2005, 2006 and 2007 and the opinion of Deloitte & Touche LLP, Parent’s independent auditor, thereon (the most recent audited balance sheet set forth therein “Most Recent Parent Audited Balance Sheet” and the date as of, the “Most Recent Parent Fiscal Year End”; the financial statements referred to in this Section 5.7(b), the “Parent Financial Statements”).

(c) The Parent Financial Statements (i) were prepared in accordance with GAAP as in effect on the respective dates thereof applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by the rules of the SEC for a Quarterly Report on Form 10-Q) and (ii) fairly present in accordance with GAAP (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments that were not or are not expected to be, individually or in the aggregate, materially adverse to Parent) the consolidated financial position of Parent and its Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended.

(d) Except as set forth on Section 5.7(d) of the Parent Schedule, Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as set forth on Section 5.7(d) of the Parent Schedule, since December 31, 2007, Parent’s outside auditors and the audit committee of the board of directors of Parent have not been advised of (A) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which adversely affect the Company’s ability to record, process, summarize and report financial information, or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

5.8 No Undisclosed Liabilities. Neither Parent nor any of Parent’s Subsidiaries has any Liability that would be required by GAAP, as in effect on the date thereof, to be reflected on a consolidated balance sheet of Parent and its Subsidiaries except for (a) Liabilities reflected or reserved against in the Most Recent Parent Audited Balance Sheet; (b) Liabilities incurred in the ordinary course of business consistent with past practice since the Most Recent Parent Fiscal Year End; (c) Liabilities that arose under, or were incurred in connection with the transactions contemplated by, this Agreement; or (d) Liabilities that would not have a Parent Material Adverse Effect. Except as set forth on Section 5.8 of the Parent Schedule, neither Parent nor any of its Subsidiaries is a party or subject to, or has any commitment to become a party to any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K).

5.9 Absence of Certain Changes.

(a) Since the Most Recent Parent Fiscal Year End, except for actions expressly contemplated by this Agreement or any other Related Agreement, expressly consented to in writing by the Company from and after the date hereof or set forth on Section 5.9 of the Parent Schedule, (i) the business of Parent and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice and (ii) there has not been a Parent Material Adverse Effect.

(b) Without limiting the generality of Section 5.9(a), Parent and its Subsidiaries have not since the Most Recent Parent Fiscal Year End and prior to the date of this Agreement taken any action, or failed to take any action, which if taken from and after the date hereof would be restricted by Section 6.2.

5.10 Compliance with Laws and Permits.

(a) Except with respect to matters that are the subjects of Section 5.18, Section 5.19 and Section 5.20, Parent and each of its Subsidiaries is and during the last three (3) years has been in compliance with all Applicable Laws and Decrees, except for such noncompliance that would not have a Parent Material Adverse Effect. None of Parent or any of its Subsidiaries has received any written, or the Knowledge of Parent, oral, notice (i) of any non-routine administrative, civil or criminal investigation or audit (other than Tax audits, which are address in Section 5.19) by any Governmental Entity relating to Parent or any of its Subsidiaries or (ii) from any Governmental Entity alleging that Parent or any of its Subsidiaries is not or has not been in compliance with any Applicable Law or Decree, that, if adversely determined (as to both subsections (i) and (ii) above), would have a material adverse effect on Parent.

(b) Except with respect to matters that are the subjects of Section 5.18, Section 5.19 and Section 5.20, Parent and each of its Subsidiaries has and during the last three (3) years has had in effect all Permits necessary for it to own, lease or otherwise hold and operate its properties and assets and to carry on its businesses and operations as now conducted, and no suspension or cancellation of any such Permits is pending or, to the Knowledge of Parent, threatened in writing, except for such lack of Permits, noncompliance, suspensions or cancellations that would not have a Parent Material Adverse Effect. Except with respect to matters that are the subjects of Section 5.18, Section 5.19 and Section 5.20, there are no defaults (with or without notice or lapse of time or both) under, violations of, or events giving rise to any right of termination, amendment or cancellation of, any such Permits, except for such defaults, violations, terminations, amendments or cancellations that would not have a Parent Material Adverse Effect.

5.11 Litigation. Except with respect to matters that are the subjects of Section 5.18, Section 5.19 and Section 5.20, and except as set forth in Section 5.11 of the Parent Schedule, there is no Legal Proceeding pending or, to the Knowledge of Parent, threatened, (a) against Parent, any of its Subsidiaries or any of their respective properties that (i) involves an amount in controversy in excess of $1,000,000, or (ii) seeks to impose any material legal restraint on or prohibition against or limit the Surviving Entity’s or any of its Affiliates’ ability to operate the business of Parent and its Subsidiaries (including the Company and its Subsidiaries from and after the Effective Time) substantially as it was operated immediately prior to the date of this Agreement; (b) against any current director or officer of Parent or any of its Subsidiaries (in their respective capacities as such) or, to the Knowledge of Parent, any former director or officer of Parent or any of its Subsidiaries (in their respective capacities as such); or (c) against Parent or any of its Subsidiaries or any of their respective properties that challenges, or that has the effect of preventing, delaying, making illegal or otherwise materially interfering with, the Merger or any of the other transactions contemplated hereby. Neither Parent nor any of its Subsidiaries is subject to any outstanding Decree that materially impairs Parent’s or such Subsidiary’s ability to operate in the same manner it operates on the date hereof. Section 5.11 of the Parent Schedule sets forth, for each Legal Proceeding listed thereon, a brief description and the status thereof.

5.12 Assets. Parent and its Subsidiaries have (i) good and valid title to all of the assets and properties (whether real, personal or mixed, or tangible or intangible) material to the operation of their business, taken as a whole (including all assets and properties recorded on the Most Recent Parent Audited Balance Sheet, other than assets and properties disposed of in the ordinary course of business since the Most Recent Parent Fiscal Year End), free and clear of any Liens, other than Permitted Liens, and (ii) valid leasehold interests in, or any other valid rights under Contract to use, all of the assets and properties which Parent or any of its Subsidiaries lease or otherwise use, except where the failure to have such title or interest would not have a Parent Material Adverse Effect.

5.13 Material Contracts.

(a) Section 5.13 of the Parent Schedule lists, as of the date hereof, all of the Material Contracts to which Parent or any of its Subsidiaries is a party or that is otherwise binding on Parent, any of its Subsidiaries or any of the assets or property of Parent or any of its Subsidiaries (each such listed Material Contract or Material Contract otherwise required to be listed, or any Material Contract that would be required to be listed if entered into from and after the date hereof and prior to the Effective Time, a “Parent Material Contract”).

(b) Each Parent Material Contract, other than any Parent Material Contract that by its terms has expired or been terminated since the date hereof, is valid and binding on Parent (and/or each Subsidiary of Parent party thereto) and, to the Knowledge of Parent, is valid and binding on each other party thereto and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or similar laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether considered in a proceeding in equity or at law. Neither Parent nor any of its Subsidiaries party thereto, nor, to the Knowledge of Parent, any other party thereto, is in breach of, or default under, any Parent Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by, Parent or any of its Subsidiaries, or, to the Knowledge of Parent, any other party thereto, or would give rise to the right to declare a default or exercise any remedy under, or to accelerate the maturity of, or to cancel, terminate or modify any Parent Material Contract, except for such failures to be in full force and effect and such breaches, defaults or events that would not have a Parent Material Adverse Effect.

(c) Parent has made available to the Company true, accurate and complete copies of all Parent Material Contracts.

5.14 Government Contracts.

(a) Except as set forth on Section 5.14(a) of the Parent Schedule, with respect to each Government Contract of Parent: (i) each of Parent and its Subsidiaries has complied in all material respects with all material terms and conditions and all Applicable Laws; (ii) no written notice has been received by either Parent or any of its Subsidiaries (and, to the Knowledge of Parent, none has been threatened) alleging that the Parent, any of its Subsidiaries, or any director, officer or employee of Parent or any of its Subsidiaries, is in material breach or violation of any Applicable Law or contractual requirement thereunder; and (iii) no written notice of termination has been received by Parent or any of its Subsidiaries thereunder.

(b) Except as set forth in Section 5.14(b) of the Parent Schedule, no Governmental Entity nor any prime contractor, subcontractor or vendor has asserted in writing any material claim or initiated any material dispute proceeding against Parent or any of its Subsidiaries relating to any Government Contract of Parent or Government Bid of Parent, nor is Parent or any of its Subsidiaries asserting any material claim or initiating any material dispute proceeding directly or indirectly concerning any such Government Contract or Government Bid.

(c) With respect to each Government Contract of Parent and Government Bid of Parent, except as set forth in Section 5.14(c) of the Parent Schedule:

(i) there are no assignments of revenues or anticipated revenues pursuant to the federal Assignment of Claims Act, 31 U.S.C. § 3727;

(ii) all written representations and certifications submitted by Parent or any of its Subsidiaries in order to induce the award of a Government Contract or to induce payments under a Government Contract were current, accurate and complete in all respects as of their respective effective dates;

(iii) to the Knowledge of Parent, all material pricing discounts have been properly reported to and credited to the customer;

(iv) Parent and its Subsidiaries have maintained systems of internal controls that are and have been in material compliance with all requirements of such Government Contracts and Applicable Law;

(v) to the Knowledge of Parent, as of the date hereof, Parent and its Subsidiaries fully expect and intend to fully perform all of the obligations under (and Parent and its Subsidiaries have all material Governmental Entity authorizations and all material third-party certifications and approvals required in order to perform) each such Government Contract;

(vi) neither Parent nor any of its Subsidiaries, nor any of their respective partners, principals or officers (nor, to the Knowledge of Parent, any of its or its Subsidiaries’ employees, agents or consultants) have possessed or have accessed confidential or non-public information to which they were not lawfully entitled; and

(vii) Parent and each of its Subsidiaries and, to the Knowledge of Parent, each of their respective officers or directors is in compliance with Applicable Laws and other administrative and contractual restrictions associated with the employment of (or discussions concerning possible employment with) current or former officials or employees of a Governmental Entity (regardless of the branch of government), in each case, in all respects material to Parent and its Subsidiaries taken as a whole.

(d) Except as set forth in Section 5.14(d) of the Parent Schedule, with respect to each Government Contract of Parent and Government Bid of Parent, neither Parent nor any of its Subsidiaries, nor, to the Knowledge of Parent, any of their respective corporate directors or officers (i) is or during the past five (5) years has been under investigation, indictment or audit by, any Governmental Entity, nor (ii) has conducted or initiated any investigation or made any disclosure to a Governmental Entity with respect to any alleged irregularity, misstatement or non-compliance, other than, in each of the cases in clause (i) or (ii), for routine audits or non-material disclosures.

(e) Neither Parent nor any of its Subsidiaries, nor, to the Knowledge of Parent, any of their respective shareholders, officers or directors, is or within the past three (3) years has been debarred, suspended or deemed non-responsible or otherwise formally excluded from participation in the award of a Government Contract of any Person, nor is there any pending debarment, suspension or exclusion proceeding that has been initiated against Parent or any of its Subsidiaries or, to the Knowledge of Parent, any of their predecessors, shareholders, officers or directors.

(f) Neither Parent nor any of its Subsidiaries, nor, to the Knowledge of Parent, any of their respective officers or directors, have (i) used any funds of Parent or its Subsidiaries to offer or provide any unlawful contribution, payment, kickback, bribe, gift, gratuity or entertainment, or (ii) to the Knowledge of Parent made any unlawful expenditures relating to political activity. Neither Parent nor any of its Subsidiaries has received written (or, to the Knowledge of Parent, oral) notice of any Unlawful Payment, and Parent and its Subsidiaries have adequate financial controls to detect and prevent any such Unlawful Payments. Parent and its Subsidiaries have been in compliance in all material respects and have, during all periods for which any applicable statute of limitations has not expired, complied with the applicable provisions of the U.S. Foreign Corrupt Practices Act, as amended, and other foreign Applicable Laws relating to corrupt practices and similar matters.

(g) Section 5.14(g) of the Parent Schedule sets forth as of the date hereof a current, complete and accurate list of all of Government Contracts of Parent that are currently active in performance. Unless listed on Section 5.14(g) of the Parent Schedule as being “closed,” each Government Contract of Parent listed on Section 5.14(g) of the Parent Schedule is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or similar laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether considered in a proceeding in equity or law. No Government Contract of Parent listed on Section 5.14(g) of the Parent Schedule was awarded on the basis of a Preferred Bidder Status. Parent has made available to Parent complete and correct copies of those Government Contracts of Parent listed on Section 5.14(g) of the Parent Schedule, together with all draft or final audit reports from a Governmental Entity or other customer as received by Parent pertaining to such Government Contracts.

(h) Section 5.14(h) of the Parent Schedule sets forth as of the date set forth in such schedule (or if not indicated as of the date hereof) a current, accurate and complete list of each of the Government Bids which Parent or its Subsidiaries have submitted to a Governmental Entity (or a prime contractor) for which no notice of award decision has been received by Parent or its Subsidiaries.

5.15 Real Property.

(a) Section 5.15(a) of the Parent Schedule sets forth the address and a general description of all material real property owned by Parent or any of its Subsidiaries as of the date of this Agreement (the “Parent Owned Real Property”). With respect to all Parent Owned Real Property:

(i) Parent or one of its Subsidiaries has good and marketable fee simple title, free and clear of all Liens, other than Permitted Liens;

(ii) except as set forth on Section 5.15(a) of the Parent Schedule and except for Permitted Liens, neither Parent nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Parent Owned Real Property or any material portion thereof; and

(iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Parent Owned Real Property or any portion thereof or interest therein.

(b) Section 5.15(b) of the Parent Schedule contains a complete and accurate list of the following:

(i) the address of each item of material Leased Real Property used or occupied by Parent or any of its Subsidiaries (the “Parent Leased Real Property” and together with the Parent Owned Real Property, the “Parent Real Property”) pursuant to a Lease (the “Parent Leases”), and a true and complete list of all Parent Leases. Parent has made available to the Company a true and complete copy of each of the Parent Leases and, in the case of any oral Parent Lease, a written summary of the terms of such Parent Lease;

(ii) all Contracts or options granted by Parent or any of its Subsidiaries, or contractual obligations on the part of Parent or any of its Subsidiaries, to purchase or acquire any interest in real property material to Parent and its Subsidiaries taken as a whole.

(c) Except as set forth on Section 5.15(c) of the Parent Schedule, with respect to each Parent Lease, (i) such Lease is valid and binding on Parent (and/or each Subsidiary of Parent party thereto) and, to the Knowledge of Parent, is valid and binding on each other party thereto and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganizations, preference, fraudulent transfer, moratorium or similar laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether considered in a proceeding in equity or law; (ii) neither Parent nor any of its Subsidiaries party thereto, nor, to the Knowledge of Parent, any other party thereto, is in breach of, or default under, such Lease, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by, Parent or any of its Subsidiaries, or, to the Knowledge of Parent, any other party thereto, or would give rise to the right to declare a default or exercise any remedy under, or to accelerate the maturity of, or to cancel, terminate or modify such Lease; (iii) neither Parent or any of its Subsidiaries owes, or has any obligation to owe in the future, any brokerage commissions or finder’s fees with respect to such Lease; (iv) neither Parent nor any of its Subsidiaries has collaterally assigned or granted any other security interest in such Lease or any interest therein; and (v) there are no Liens, other than Permitted Liens, on the estate or interest created by such Lease, except in the case of clauses (i) through (v) as would not have a Parent Material Adverse Effect.

(d) Except as would not materially interfere with the use or operation thereof, the Parent Real Property has received all required approvals of Governmental Entities (including Permits and a certificate of occupancy or other similar certificate permitting lawful occupancy of the Parent Real Property) required in connection with the operation thereof. Except as would not materially interfere with the use or operation of any Parent Real Property, all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Parent Real Property, including leasehold improvements (the “Parent Improvements”), are, to the Knowledge of Parent, (x) in good operating condition and repair, subject to ordinary wear and tear, (y) sufficient for the operation of Parent’s or its Subsidiaries’ business as presently conducted, and (z) in conformity with all Applicable Laws.

(e) Except as set forth on Section 5.15(e) of the Parent Schedule, neither Parent nor any of its Subsidiaries has received any written notice that it is in violation of any zoning, use, occupancy or building regulation, ordinance or other Applicable Law or Decree relating to the Parent Real Property, and there is no condemnation, expropriation or other proceeding in eminent domain pending, or to the Knowledge of the Company, threatened, affecting the Parent Real Property or any portion thereof or interest therein.

5.16 Intellectual Property. Section 5.16 of the Parent Schedule contains a complete and accurate list of all of the following that constitutes material Parent Intellectual Property (identifying for each, the owner, and, if not exclusively owned by Parent, the license pursuant to which Parent has the right to use such Intellectual Property): (i) patented or registered Intellectual Property, (ii) pending patent applications or applications for registration of Intellectual Property, (iii) all computer software (other than commercially available, off-the-shelf software with a replacement cost and/or annual license fee of less than $100,000), and (iv) trade or corporate names and material unregistered trademarks and service marks. Except as would not have a Parent Material Adverse Effect:

(a) Parent and/or each of its Subsidiaries owns, free and clear of all Liens, other than Permitted Liens, or has a valid and enforceable license to use, all Parent Intellectual Property;

(b) the Parent Intellectual Property is valid, enforceable and subsisting and no loss of any Parent Intellectual Property is reasonably foreseeable;

(c) Parent and each of its Subsidiaries have taken all customary actions necessary to maintain, protect, and enforce the Parent Intellectual Property, including the confidentiality of its trade secrets and other confidential information;

(d) the conduct of the business of Parent or any of its Subsidiaries does not infringe, misappropriate or otherwise conflict with, and has not within the last six (6) years infringed, misappropriated or otherwise conflicted with, any Intellectual Property of any third party, and to the Knowledge of Parent, no third party is infringing, misappropriating or otherwise conflicting with, or has within the last six (6) years infringed, misappropriated or otherwise conflicted with, any of the Parent Intellectual Property; and

(e) there are no claims against Parent or any of its Subsidiaries that were either made within the past six (6) years or are presently pending or, to Parent’s Knowledge, threatened, contesting the ownership or use of any of the Parent Intellectual Property.

5.17 Insurance. Parent and its Subsidiaries have all policies of insurance covering Parent, its Subsidiaries or any of their respective employees, properties or assets, which are reasonably customary for the operation of its business. All such insurance policies are in full force and effect, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except for such defaults that would not have a Parent Material Adverse Effect. There is no material claim by Parent or any of its Subsidiaries or any Affiliate thereof pending under any of such insurance policies as to which coverage has been denied or disputed by the underwriters of such policies other than for routine matters in the ordinary course of business. There is no pending claim that will exceed the policy limits under any such insurance policy. None of Parent or any of its Subsidiaries maintain, sponsor, participate in or contribute to any self-insurance plan or program.

5.18 Environmental Matters.

(a) Each of Parent, its Subsidiaries and their respective predecessors and Affiliates have at all times complied and are in compliance with all Environmental Laws, except for such noncompliance that would not have a Parent Material Adverse Effect.

(b) Without limiting the generality of the foregoing, each of Parent, its Subsidiaries and their respective predecessors and Affiliates have obtained and at all times complied with, and are in compliance with, all Permits that are required pursuant to Environmental Law for the occupation of their facilities and the operation of their business, except for such noncompliance that would not have a Parent Material Adverse Effect.

(c) Neither Parent, nor any of its Subsidiaries, nor their respective predecessors or Affiliates has received any written or, to Parent’s Knowledge, oral notice, report or other information regarding any actual or alleged violation of Environmental Law, or any Liability, including any investigatory, remedial or corrective obligations, relating to any of them or their facilities or the conduct of their respective businesses arising under Environmental Law, except for such violations or Liability that would not have a Parent Material Adverse Effect.

(d) Neither Parent, nor any of its Subsidiaries, nor their respective predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, exposed any person to, or Released any substance, including without limitation any Hazardous Materials, or owned, operated conducted their business at or upon any property or facility (and no such property or facility is contaminated by any such substance) so as to give rise to any current or future material Liabilities, including any material Liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorneys’ fees, pursuant to the CERCLA, the Solid Waste Disposal Act or any other Environmental Law.

(e) Neither Parent nor any of its Subsidiaries has assumed, undertaken, or provided an indemnity with respect to any material Liability, including any obligation for corrective or remedial action, of any Person relating to any Environmental Law.

(f) Parent has made available to the Company true and correct copies of all environmental audits, reports and assessments, and all other documents materially bearing on environmental, health or safety liabilities, in each case relating to the past or current operations, facilities or business of Parent and its Subsidiaries, in each case which are in its possession or under its reasonable control.

5.19 Tax Matters. Except as set forth on Section 5.19 of the Parent Schedule:

(a) Parent and each of its Subsidiaries have filed or have caused to be filed all material Tax Returns required to be filed by it (the “Parent Tax Returns”). All such Parent Tax Returns were correct and complete in all material respects.

(b) All material Taxes due and owing by Parent and each of its Subsidiaries (whether or not shown on any Parent Tax Return) have been paid or adequate reserves therefor have been established on the Most Recent Parent Audited Balance Sheet in accordance with GAAP.

(c) Parent and each of its Subsidiaries have timely withheld or collected all material Taxes that they were required to withhold or collect under Applicable Law from their employees, customers, shareholders, creditors and others from whom they are or were required to withhold Taxes and have timely paid all such withheld amounts to the appropriate taxing authorities.

(d) Neither Parent nor any of its Subsidiaries is currently the subject of an audit, judicial proceeding or other examination in respect of Taxes by the tax authorities of any nation, state or locality (and, to the Knowledge of Parent, no such audit, judicial proceeding or other examination is contemplated). Parent has made available to the Company correct and complete copies of all examination reports, closing agreements and statements of deficiencies assessed against or agreed to by Parent or any of its Subsidiaries filed or received since December 31, 2003.

(e) Neither Parent nor any of its Subsidiaries has consented in writing to extend the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, Taxes of Parent or any of its Subsidiaries due for any taxable period.

(f) Neither Parent nor any of its Subsidiaries has received written notice of any claim by any taxing authority in a jurisdiction where such Parent or Subsidiary does not file Parent Tax Returns that such Parent or Subsidiary is or may be subject to taxation by that jurisdiction.

(g) No material Liens for Taxes exist with respect to any of the assets or properties of Parent or any of its Subsidiaries, except for Permitted Liens.

(h) Neither Parent nor any of its Subsidiaries is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement.

(i) Neither Parent nor any of its Subsidiaries is a party to any Contract which, individually or collectively with respect to any Person, could give rise to the payment of any amount that would not be deductible by Parent or any of its Subsidiaries by reason of Section 280G of the Code (or any corresponding provision of United States or non-United States federal, state and local Tax law) as a result of the transactions contemplated hereby or by any other Related Agreement.

(j) Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction”, or any reportable transaction the principal purpose of which was tax avoidance, within the meaning of Section 6011, Section 6111 and Section 6112 of the Code.

(k) Neither Parent nor any of its Subsidiaries is, or has been, a United States real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l) In the past five (5) years, neither Parent nor any of its Subsidiaries has been either a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code) with respect to a transaction that was described in, or intended to qualify as a Tax-free transaction pursuant to Section 355 of the Code.

(m) Since December 31, 2004, each plan, program, arrangement or agreement that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in accordance with the requirements of IRS Notice 2005-1 and a good faith, reasonable interpretation of Section 409A of the Code with respect to amounts deferred (within the meaning of Section 409A of the Code) after December 31, 2004.

5.20 Labor Matters. Except as set forth on Section 5.20 of the Parent Schedule, as it relates to Parent and its Subsidiaries: (i) as of the date hereof, there is no collective bargaining agreement or relationship covering employees of Parent or any of its Subsidiaries; (ii) there are no pending or, to the Knowledge of Parent, threatened, material labor or employment controversies or disputes, including any Legal Proceeding alleging alleged unlawful harassment, employment discrimination, unfair labor practices, unpaid wages, unsafe workplace, unlawful wage or immigration practices, or unlawful tax withholding practices; (iii) there is no strike, slowdown, work stoppage, lockout or other material labor dispute underway, or threatened, and no such labor dispute has occurred within the past three (3) years; (iv) Parent and its Subsidiaries are in compliance with all laws affecting labor and employment, except for instances of noncompliance that would not, individually or in the aggregate, result in a Parent Material Adverse Effect; (v) with respect to the transactions contemplated by this Agreement, all bargaining obligations with any employee representative have been or prior to Closing will be satisfied; and (vi) within the past three (3) years, neither Parent nor any of its Subsidiaries has implemented any employee layoffs in violation of the WARN Act, and no such action will be implemented without advance notification to the Company. Neither Parent nor any of its Subsidiaries party thereto, nor, to the Knowledge of Parent, any other party thereto, is in breach of, or default under, any collective bargaining agreement or relationship covering employees of Parent or any of its Subsidiaries, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by, Parent or any of its Subsidiaries, or, to the Knowledge of Parent, any other party thereto, or would give rise to the right to declare a default or exercise any remedy under, or to accelerate the maturity of, or to cancel, terminate or modify any such collective bargaining contract, except for such failures to be in full force and effect and such breaches, defaults or events that would not have a Parent Material Adverse Effect.

5.21 Employment Matters.

(a) Section 5.21(a) of the Parent Schedule sets forth each material Parent Employee Plan. Neither Parent nor any of its Subsidiaries has any stated plan, intention or commitment to establish any new Parent Employee Plan, to modify any Parent Employee Plan (except to the extent required by Applicable Law or to conform any such Parent Employee Plan to the requirements of any Applicable Law, in each case as previously disclosed to the Company in writing), or to enter into or terminate any Parent Employee Plan.

(b) Parent has made available to the Company (i) correct and complete copies of each Parent Employee Plan and each summary plan description and summary material modification thereto; (ii) the three (3) most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA or the Code in connection with each Parent Employee Plan or related trust; (iii) if any Parent Employee Plan is funded, the most recent annual and periodic accounting of Parent Employee Plan assets; and (iv) each trust, insurance policy or other funding mechanism which implements each Parent Employee Plan.

(c) Parent and each of its Subsidiaries has performed in all material respects all obligations required to be performed by it under each Parent Employee Plan and each Parent Employee Plan has been established, maintained, funded and operated in accordance with its terms, the terms of any applicable collective bargaining agreements and in compliance with all Applicable Law, including ERISA and the Code. Each Parent Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is so qualified and has either received a favorable determination letter or opinion letter from the IRS with respect to such Parent Employee Plan as to its qualified status under the Code, and to the Knowledge of the Company, nothing has occurred since the date of the last such determination as to each Parent Employee Plan which has resulted or is likely to result in the revocation of such determination or which requires or could require action under the compliance resolution programs of the IRS to preserve such qualification. There are no Legal Proceedings pending, or, to the Knowledge of Parent, threatened or anticipated (other than routine claims for benefits) against any Parent Employee Plan or fiduciary thereto or against the assets of any Parent Employee Plan. Each Parent Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, any of its Subsidiaries, the Company or any of its ERISA Affiliates (other than ordinary administration expenses typically incurred in a termination event). There are no audits, inquiries investigations or proceedings pending or, to the Knowledge of Parent, threatened by the IRS, DOL or other Governmental Entity with respect to any Parent Employee Plan. All annual reports and other filings required by the DOL or the IRS to be made with respect to each Parent Employee Plan have been timely made.

(d) None of Parent, any of its Subsidiaries or ERISA Affiliates now, or has ever, maintained, established, sponsored, participated in, or contributed to, any plan that is subject to Title IV of ERISA or Section 412 of the Code, other than Multiemployer Plans. None of Parent, any of its Subsidiaries or ERISA Affiliates has incurred, nor do they reasonably expect to incur, any liability with respect to any transaction described in Section 4069 of ERISA. Except as set forth on Section 5.21(d) of the Parent Schedule, no Parent Employee Plan is a multiple employer plan as defined in Section 210 of ERISA.

(e) None of the Parent, any of its Subsidiaries or any of its ERISA Affiliates (i) has incurred any Liability on account of a “partial withdrawal” or “complete withdrawal” from any Multiemployer Plan (as described in Sections 4205 and 4203 of the Code, respectively), no such Liability has been asserted, and there are no events or circumstances which have occurred which could result in any such partial or complete withdrawal; or (ii) is bound by any contract or agreement or has any obligation or Liability under Section 4204 of ERISA .

(f) All contributions and premium payments required to be made to or with respect to each Parent Employee Plan prior to the Effective Time have been timely made in accordance with each such Parent Employee Plan and Applicable Law and all contributions and premium payments not yet due to or with respect to each Parent Employee Plan have been made or properly accrued. There have been no Prohibited Transactions with respect to any Parent Employee Plan which could result in a material liability to the Parent. The Parent, its Subsidiaries and any ERISA Affiliates have complied with the requirements of COBRA in all material respects.

(g) No Parent Employee Plan provides, or has any Liability to provide, life insurance, medical or other employee welfare benefits to any Employee upon his or her retirement or termination of employment for any reason, except as may be required by Applicable Law.

(h) The execution and delivery by Parent of this Agreement and any other Related Agreement to which Parent is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under, any Parent Employee Plan, trust or loan that could reasonably be expected to result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

5.22 Interested Party Transactions.

(a) Except as set forth on Section 5.22 of the Parent Schedule, to the Knowledge of Parent, no officer or director of Parent or any of its Subsidiaries (nor any ancestor, sibling, descendant or spouse of any of such Person, or any trust, partnership or corporation in which any of such Persons has an economic interest in excess of five percent (5%) of the ownership interests therein), has, directly or indirectly, (i) an economic interest in any Person that furnishes or sells, or has furnished or sold during or since January 1, 2007, services or products that Parent or any of its Subsidiaries, furnishes or sells; (ii) an economic interest in any Person that purchases from or sells or furnishes to, Parent or any of its Subsidiaries, any goods or services; or (iii) a beneficial interest in any material Contract to which Parent or any of its Subsidiaries is a party or by which they or their properties are bound; provided, however, that ownership of debt or equity interests not exceeding one percent (1%) of the outstanding voting stock of an entity shall not be deemed an “economic interest in any entity” for purposes of this Section 5.22.

(b) Except as set forth on Section 5.22 of the Parent Schedule, there are no material receivables of Parent or any of its Subsidiaries owing by any officer or director of Parent or any of its Subsidiaries (or any ancestor, sibling, descendant or spouse of any of such Person, or any trust, partnership or corporation in which any of such Persons has an economic interest in excess of five percent (5%) of the ownership interests therein), other than advances in the ordinary and usual course of business for reimbursable business expenses (as determined in accordance with Parent’s established employee reimbursement policies and consistent with past practice).

5.23 Certain Payments; Suitability.

(a) None of Parent nor any of its Subsidiaries, nor to Parent’s Knowledge, any of their respective corporate officers or directors, acting alone or together, has performed any of the following acts: (i) the making of any Payment, to or for the private use of any governmental official, employee or agent where the Payment or the purpose of the Payment was in violation of Applicable Law, or (ii) the establishment or maintenance of any unrecorded fund, asset or liability for any purpose or the making of any false or artificial entries on its books or records.

(b) None of Parent or any of its Subsidiaries, nor to Parent’s Knowledge, any of their respective corporate officers or directors, acting alone or together: (i) has ever been indicted for or convicted of any felony or any crime involving fraud or misrepresentation; (ii) is subject to any outstanding Decree barring, suspending or otherwise limiting the right of Parent or any of its Subsidiaries or such Person to engage in any activity conducted as part of the business of Parent or any of its Subsidiaries as currently conducted; or (iii) to Parent’s Knowledge, has ever been denied any Permit affecting Parent’s or any of its Subsidiary’s or such Person’s ability to conduct any activity conducted as part of the business of Parent or any of its Subsidiaries.

5.24 Indemnification. Other than pursuant to its certificate of incorporation or bylaws or other comparable organizational documents, neither Parent nor any of its Subsidiaries is a party to any material indemnification agreement with any of its present or former managers, officers, directors, employees or other Persons who serve or served in any other official capacity with Parent, any Subsidiary of Parent or any other enterprise at the request of Parent or any of its Subsidiaries.

5.25 Required Vote. The (a) affirmative vote of the holders of a majority of the outstanding shares of the Parent Common Stock, voting together as a class, for the approval of the Charter Amendment, and (b) the affirmative vote of a majority of all shares of Parent Common Stock casting votes (provided that the total votes cast represent over 50% in interest of all Parent Capital Stock entitled to vote) at the Parent Shareholders Meeting, for the approval of the issuance of shares of Parent Common Stock pursuant to the Merger (the “Share Issuance”; the affirmative votes contemplated by clause (a) and clause (b) hereof, the “Parent Shareholder Approval”), are the only votes or action of the holders of any class or series of the Equity Interests of Parent necessary to adopt or approve this Agreement and the transactions contemplated hereby.

5.26 Certain Approvals; Takeover Laws. Assuming the truth and accuracy of Section 3.28 and Section 4.7, Parent, including the Parent Board, has taken all action required to be taken by it in order to exempt this Agreement and the other Related Agreements and the transactions contemplated hereby and thereby from, and this Agreement and the other Related Agreements are exempt from, the requirements of all applicable Takeover Laws.

5.27 Brokers’ and Finders’ Fees. Except for UBS Securities LLC, no broker, finder, agent, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, agent’s, investment banker’s, financial advisor’s or other similar fee or commission in connection with the Merger or any other transactions contemplated by this Agreement or any other Related Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

5.28 Opinion of Financial Advisor. The Special Committee has received the opinion of its financial advisor, UBS Securities LLC, dated the date hereof, to the effect that, as of such date and subject to the matters set forth in the opinion, the Exchange Ratio provided for in the Merger is fair, from a financial point of view, to Parent, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

5.29 Merger Sub. Parent owns all of the issued and outstanding equity interests of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and the other Related Agreements, and Merger Sub has not conducted any business or activity other than in connection with the Merger and the other transactions contemplated by this Agreement and the other Related Agreements. Except for obligations or liabilities incurred in connection with its incorporation and the transactions contemplated by this Agreement and the other Related Agreements, Merger Sub has not incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever.

ARTICLE VI

COVENANTS

6.1 Conduct of the Company and its Subsidiaries.

(a) From the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, except as contemplated hereby, as set forth on Section 6.1 of the Company Schedule, as required by Applicable Law or to the extent that Parent shall otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company will and will cause its Subsidiaries to use their respective commercially reasonable efforts to, and Shareholders will cause the Company and its Subsidiaries to use their commercially reasonable efforts to, (i) operate, invest in and conduct its business in all material respects in the ordinary course consistent with past practice; (ii) continue, in a manner consistent with the past practice, to (A) keep available the services of its respective officers, (B) pay accounts payable and collect accounts receivable, (C) comply in all material respects with Applicable Law and Permits, (D) maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for comparable companies engaged in its business, (E) maintain and preserve intact its business in all material respects, and (F) maintain in all material respects the ordinary and customary relationships of its business with its suppliers, customers, subcontractors, licensees, licensors, consultants and others having business relationships with the Company and its Subsidiaries; and (iii) prevent a material breach of any representations or warranty of the Company set forth herein.

(b) Without limiting the generality of Section 6.1(a), from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, except as contemplated hereby, as set forth on Section 6.1 of the Company Schedule, as required by Applicable Law or to the extent that Parent shall otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company will not, and will cause its Subsidiaries not to, and Shareholders will cause the Company and its Subsidiaries not to:

(i) issue, deliver or sell or authorize or propose the issuance, delivery or sale of any Equity Interests;

(ii) except as contemplated by Section 6.20, split, combine, repurchase or reclassify any Equity Interests, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any Equity Interests (other than the payment of any dividend by a wholly-owned Subsidiary), or make any other actual, constructive or deemed distribution in respect of any Equity Interests;

(iii) except as contemplated by Section 6.20, (A) incur, assume or otherwise become liable for any Debt (including by way of guarantee or the issuance and sale of Debt securities or rights to acquire Debt securities) or (B) enter into or modify any Contract with respect to the foregoing (other than consents to the transactions contemplated by this Agreement), other than in each such case in the ordinary course of business consistent with past practices;

(iv) incur or commit to any material capital expenditures outside of the ordinary course of business consistent with past practices (excluding, for the avoidance of doubt, any expenditures in connection with the Company’s performance of services for any third-party);

(v) cancel, compromise, release or assign any material Liability owed to it or any material claims held by it, other than in the ordinary course of business consistent with past practice;

(vi) enter into or accelerate, terminate, modify, renew or cancel any Company Material Contract other than (in the case of a Material Contract of the kind described in clause (i), (ii), (iii), (v), (vii) or (xi) of the definition thereof set forth in Section 10.1) in the ordinary course of business consistent with past practice;

(vii) sell, lease, transfer, license, mortgage, pledge or otherwise dispose of or encumber, except for any Permitted Liens, or grant any option to do any of the foregoing, any of its material properties or assets (other than the sale of assets or grant of such options in the ordinary course of business consistent with past practice); provided, however, that the Company may transfer the Distributable Property prior to the Closing Date provided that it does not incur any material liabilities in connection therewith;

(viii) acquire or agree to acquire by merging or consolidating with, or acquire or agree to acquire by purchasing a substantial portion of the Equity Securities or assets of, or in any other manner, any business or Person (other than acquisitions of assets with a value not greater than $5,000,000 in the aggregate);

(ix) implement any layoffs that could implicate the WARN Act;

(x) wind-up, liquidate or dissolve, adopt a plan of complete or partial wind-up, liquidation or dissolution or resolutions providing for or authorizing such wind-up, liquidation or dissolution;

(xi) enter into, consummate, or adopt resolutions providing for or authorizing, any merger, consolidation, restructuring, recapitalization or other reorganization, other than the transactions contemplated herein;

(xii) amend its certificate of incorporation or bylaws or other comparable organizational documents;

(xiii) modify or amend any right of any holder of outstanding Equity Interests of the Company of any of its Subsidiaries;

(xiv) change its auditor or materially change its methods of accounting in effect as of the date hereof except as required by changes in GAAP or Applicable Law or by a Governmental Entity;

(xv) make, change, or rescind any Tax election, change any accounting period, adopt or change any accounting method for Tax purposes, file any amended Tax Return, enter into any closing agreement, settle or compromise any Tax claim or assessment relating to any of the Company or its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any of the Company or its Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if, in all cases, such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of any of the Company or its Subsidiaries for any period ending after the Closing Date or decreasing any Tax attribute of any of the Company or its Subsidiaries existing on the Closing Date by a material amount;

(xvi) take any action or make or revoke any election that would result in the termination of the Company’s status as a validly electing S corporation within the meaning of Section 1361 and 1362 of the Code;

(xvii) (A) settle or compromise any Legal Proceeding on terms which require it or any of its Subsidiaries to pay, incur or assume any Liability in excess of $5,000,000;

(xviii) (A) enter into, amend, modify or renew any Contract regarding employment, consulting, severance or similar arrangements with any of its directors, officers, employees or consultants, or grant any salary, wage or other increase in compensation or increase any employee benefit (including incentive, profit sharing or bonus payments), other than, in the case of employees or consultants, in the ordinary course of business consistent with past practice; (B) grant any severance or termination pay or benefit to any directors, officers, officers, employees or consultants except pursuant to written agreements or severance policies in effect of the date hereof and disclosed in the applicable Company Schedules, other than, in the case of employees or consultants, other than in the ordinary course of business consistent with past practice not related to the transactions contemplated hereby; or (C) adopt or amend any Company Employee Plan except to the extent required by Applicable Law or to the extent the adoption or amendment of such Company Employment Plan does not materially increase the aggregate cost of the Company’s Employee Plans;

(xix) except as disclosed in the Company Schedule, enter into or modify any transaction or arrangement with, or for the benefit of any of its Affiliates or any of its or their directors, former directors, officers or shareholders; or

(xx) agree in writing or otherwise to take any of the foregoing actions.

6.2 Conduct of Parent and its Subsidiaries.

(a) From the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, except as contemplated hereby, as set forth on Section 6.2 of the Parent Schedule, as required by Applicable Law or to the extent that the Company shall otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Parent will and will cause its Subsidiaries to use their respective commercially reasonable efforts to, (i) operate, invest in and conduct its business in all material respects in the ordinary course consistent with past practice; (ii) continue, in a manner consistent with the past practice, to (A) keep available the services of its respective officers, (B) pay accounts payable and collect accounts receivable, (C) comply in all material respects with Applicable Law and Permits, (D) maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are consistent with past practice or customary for comparable companies engaged in its business, (E) maintain and preserve intact its business in all material respects, and (F) maintain in all material respects the ordinary and customary relationships of its business with its suppliers, customers, subcontractors, licensees, licensors, consultants and others having business relationships with Parent and its Subsidiaries; and (iii) prevent a material breach of any representations or warranty of Parent set forth herein.

(b) Without limiting the generality of Section 6.2(a), from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, except as contemplated hereby, as set forth on Section 6.2 of the Parent Schedule, as required by Applicable Law or to the extent that the Company shall otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Parent will not, and will cause its Subsidiaries not to:

(i) issue, deliver or sell or authorize or propose the issuance, delivery or sale of any Equity Interests other than in the ordinary course consistent with past practice or pursuant to issued and outstanding Equity Interests;

(ii) split, combine, repurchase or reclassify any Equity Interests, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any Equity Interests (other than the payment of any dividend by a wholly-owned Subsidiary), or make any other actual, constructive or deemed distribution in respect of any Equity Interests;

(iii) acquire or agree to acquire by merging or consolidating with, or acquire or agree to acquire by purchasing a substantial portion of the Equity Securities or assets of, or in any other manner, any business or Person (other than acquisitions of assets with a value not greater than $5,000,000 in the aggregate);

(iv) wind-up, liquidate or dissolve, adopt a plan of complete or partial wind-up, liquidation or dissolution or resolutions providing for or authorizing such wind-up, liquidation or dissolution;

(v) enter into, consummate, or adopt resolutions providing for or authorizing, any merger, consolidation, restructuring, recapitalization or other reorganization, other than the transactions contemplated herein;

(vi) amend its articles of organization or bylaws or other comparable organizational documents;

(vii) make, change, or rescind any Tax election, change any accounting period, adopt or change any accounting method for Tax purposes, file any amended Tax Return, enter into any closing agreement, settle or compromise any Tax claim or assessment relating to any of Parent or its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any of Parent or its Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if, in all cases, such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of any of Parent or its Subsidiaries for any period ending after the Closing Date or decreasing any Tax attribute of any of Parent or its Subsidiaries existing on the Closing Date by a material amount;

(viii) modify or amend any right of any holder of outstanding Equity Interests of Parent or Merger Sub; or

(ix) agree in writing or otherwise to take any of the foregoing actions.

6.3 No Solicitation by the Company or Shareholders; Shareholder Lock-Up.

(a) No Solicitation. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement or the Effective Time, neither the Company nor any Shareholder shall, and the Company and each Shareholder shall use its reasonable best efforts to cause its Representatives not to:

(i) solicit, initiate, knowingly encourage, or knowingly induce the making, submission or announcement of, an Acquisition Proposal with respect to the Company;

(ii) furnish to any Person any non-public information relating to the Company or its Subsidiaries in connection with an Acquisition Proposal with respect to the Company (for avoidance of doubt, it being understood that the foregoing shall not prohibit the Company or any of its Representatives from furnishing any non-public information to any actual or potential customer, supplier, distributor, subcontractor, licensor, licensee, partner or other Person with which it has or may have business dealings in the ordinary course of business consistent with past practice (solely in such capacity) or to a Governmental Entity);

(iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal with respect to the Company (for avoidance of doubt, it being understood that the foregoing shall not prohibit the Company or any of its Representatives from making a Person making an Acquisition Proposal with respect to the Company aware of the restrictions of this Section 6.3(a)(iii) in response to the receipt of such an Acquisition Proposal); or

(iv) enter into any agreement, letter of intent or other similar instrument with any Person providing for an Acquisition Transaction with respect to the Company.

(b) Notice of Acquisition Proposal. In addition to the obligations of the Company set forth in Section 6.3(a), the Company and each Shareholder shall promptly, and in all cases within one (1) Business Day of its receipt, advise Parent and the Special Committee orally (to be confirmed in writing as soon as practicable thereafter) of the receipt by the Company or such Shareholder, as appropriate, prior to the Effective Time or termination of this Agreement of (i) any Acquisition Proposal with respect to the Company, or (ii) any request for information or inquiry that is reasonably to be expected to lead to an Acquisition Proposal with respect to the Company, including the material terms and conditions of such Acquisition Proposal, request or inquiry, and in either case any developments with respect thereto.

(c) Company Shareholder Written Consent. The Shareholders shall cause the Company Shareholder Written Consent substantially in the form of the draft thereof previously provided to Parent to be executed and delivered to the Company and Parent simultaneously with or immediately after the execution and delivery of this Agreement.

(d) Shareholder Lock-Up. From the date hereof until the earlier of the Effective Time or the termination of this Agreement:

(i) No Transfer of Equity Interests of the Company. Each Shareholder agrees that it shall not transfer, sell, offer, exchange, pledge or otherwise dispose of or encumber any of its Equity Interests of the Company (except pursuant to the transactions contemplated hereby and the other Related Agreements).

(ii) No Voting Trusts. Each Shareholder agrees that it will not, and will not permit any Person under Shareholder’s control to, deposit any of its Equity Interests of the Company in a voting trust, grant any proxies with respect to its Equity Interests of the Company or subject any of its Equity Interests of the Company to any arrangement with respect to the voting of its Equity Interests of the Company (except pursuant to the transactions contemplated hereby and the other Related Agreements).

(iii) No Proxy Solicitations. Each Shareholder agrees that it shall not, and shall not permit any Person under Shareholder’s control to, (a) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) in opposition to or competition with the consummation of any of the transactions contemplated hereby or otherwise encourage or assist any party in taking or planning any action which could compete with, impede, interfere with or attempt to discourage any of the transactions contemplated hereby or inhibit the timely consummation of any of the transactions contemplated hereby in accordance with the terms hereof; (b) directly or indirectly encourage, initiate or cooperate in a shareholders’ vote or action by consent of the Parent’s shareholders in opposition to or in competition with the consummation of any of the transactions contemplated hereby; or (c) become a member of a “group” (as such term is used in Rule 13d-5 under the Exchange Act) with respect to any voting securities of Parent for the purpose of opposing or competing with the consummation of any of the transactions contemplated hereby.

(iv) No Acquisition of Parent Equity Interests. Each Shareholder agrees that it shall not acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, Equity Interests of Parent (except pursuant to the transactions contemplated hereby and the other Related Agreements or other agreements or employment arrangements in effect as of the date hereof).

6.4 No Solicitation by Parent.

(a) No Solicitation. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement or the Effective Time, Parent shall not, and shall use its reasonable best efforts to cause its Representatives not to:

(i) solicit, initiate, knowingly encourage, or knowingly induce the making, submission or announcement of, an Acquisition Proposal with respect to Parent;

(ii) furnish to any Person any non-public information relating to Parent or its Subsidiaries in connection with an Acquisition Proposal with respect to Parent (for avoidance of doubt, it being understood that the foregoing shall not prohibit Parent or any of its Representatives from furnishing any non-public information to any actual or potential customer, supplier, distributor, subcontractor, licensor, licensee, partner or other Person with which it has or may have business dealings in the ordinary course of business consistent with past practice (solely in such capacity) or to a Governmental Entity);

(iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal with respect to Parent (for avoidance of doubt, it being understood that the foregoing shall not prohibit Parent or any of its Representatives from making a Person making an Acquisition Proposal with respect to Parent aware of the restrictions of this Section 6.4(a)(iii) in response to the receipt of such an Acquisition Proposal); or

(iv) enter into any agreement, letter of intent or other similar instrument with any Person providing for an Acquisition Transaction with respect to Parent except as expressly permitted by this Agreement;

provided, however, that notwithstanding the foregoing, at any time prior to the Effective Time or termination of this Agreement, the Parent Board (or the Special Committee on its behalf) may, directly or indirectly through Representatives, (A) engage or participate in discussions or negotiations with any Person that has made a bona fide Acquisition Proposal with respect to Parent that the Parent Board or the Special Committee reasonably determines in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel) constitutes or is reasonably likely to lead to a Superior Proposal and/or (B) furnish to any such Person any non-public information relating to Parent or any of its Subsidiaries pursuant to a confidentiality agreement the terms of which, taken as a whole, are no less favorable to Parent than those contained in the Confidentiality Agreement; provided that in the case of any action taken pursuant to the foregoing clauses (A) or (B), (x) the Parent Board or the Special Committee received such Acquisition Proposal other than as a result of a material breach or violation of the terms of this Section 6.4(a); (y) at least forty-eight (48) hours prior to engaging or participating in any such discussions or negotiations with, or furnishing any non-public information to, such Person, Parent gives the Company written notice of its receipt of such Acquisition Proposal and of Parent’s (or the Special Committee’s) intention to engage or participate in discussions or negotiations with, or furnish non-public information to, such Person; and (z) contemporaneously with furnishing any non-public information to such Person, Parent or the Special Committee furnishes such non-public information to the Company (to the extent such information has not been previously made available to the Company or any of its Representatives).

(b) Notice of Acquisition Proposal. In addition to the obligations of Parent set forth in Section 6.4(a), Parent or the Special Committee shall promptly, and in all cases within one (1) Business Day of its receipt, advise the Company orally (to be confirmed in writing as soon as practicable thereafter) of the receipt by Parent or the Special Committee prior to the Effective Time or termination of this Agreement of (i) any Acquisition Proposal with respect to Parent, or (ii) any request for information or inquiry that is reasonably to be expected to lead to an Acquisition Proposal with respect to Parent, including the material terms and conditions of such Acquisition Proposal, request or inquiry. Parent or the Special Committee shall keep the Company informed on a reasonably current basis of the status and material terms and conditions (including all amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry.

6.5 Parent Board Recommendation.

(a) Except as contemplated by Section 6.5(b) or Section 6.5(c), neither the Parent Board nor any committee thereof (including the Special Committee) shall (i) (A) withdraw or modify, in a manner adverse to the Company, the recommendation by the Parent Board in favor of the Parent Shareholder Approval, or (B) recommend that the Parent Shareholders reject the approval of the Share Issuance or the approval of the Charter Amendment; (ii) determine that the Share Issuance or the Charter Amendment is no longer advisable; (iii) approve or adopt, or resolve, agree or propose publicly to approve or adopt, or recommend the approval or adoption by the Parent Shareholders of, any Acquisition Proposal with respect to Parent; (iv) cause or permit Parent to enter into any Contract providing for an Acquisition Transaction with respect to Parent (an “Acquisition Agreement”) (for avoidance of doubt other than a confidentiality agreement referred to in, and in accordance with, Section 6.4(a)); or (v) resolve, agree or propose publicly to take any of the foregoing actions (any action set forth in this Section 6.5(a) being referred to herein as a “Parent Change of Recommendation”).

(b) Notwithstanding anything to the contrary set forth herein, at any time prior to the receipt of the Parent Shareholder Approval (the “Applicable Period”), the Parent Board or any committee thereof (including the Special Committee) may make a Parent Change of Recommendation, (i) if it determines in good faith, after consulting with outside counsel, that the failure to take such action would be reasonably likely to result in a breach of the fiduciary obligations of the Parent Board or such committee thereof to the Parent Shareholders under Applicable Law and (ii) if such Parent Change of Recommendation is or is being made to lead to the actions contemplated by clause (iii) or clause (iv) of Section 6.5(a) (a “Qualifying Parent Change of Recommendation”), (A) the Acquisition Proposal giving rise thereto shall constitute a Superior Proposal and (B) the Parent Board or such committee thereof shall have provided to the Company and the Shareholders three (3) Business Days prior written notice of its intent to effect the Qualifying Parent Change of Recommendation (which notice shall include the reasonable details regarding the cause for, and nature of, the Parent Change of Recommendation) and, if requested by the Company or the Shareholders, negotiated in good faith with the Company and the Shareholders during such three (3) Business Day period regarding revisions to this Agreement that would avoid such Qualifying Parent Change of Recommendation; provided, however, that it is understood and agreed for avoidance of doubt that Parent may, simultaneously with the termination of this Agreement pursuant to Section 8.1(g), enter into an Acquisition Agreement or otherwise accept an Acquisition Proposal providing for an Acquisition Transaction.

(c) Nothing in this Agreement shall prohibit the Parent Board or any committee thereof from (i) taking and disclosing to the Parent Shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosures to the Parent Shareholders that the Parent Board or such committee thereof determines in good faith (after consultation with outside legal counsel) that the Parent Board or such committee thereof is required to make in order to comply with its fiduciary duties to the Parent Shareholders under Applicable Law.

6.6 Proxy Statement; Parent Shareholders Meeting.

(a) Proxy Statement; Cooperation. As soon as reasonably practicable after the date hereof, Parent shall prepare and shall cause to be filed with the SEC a proxy statement relating to the Parent Shareholders Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”) in preliminary form. The Parties shall cooperate and consult with each other in preparation of the Proxy Statement. Without limiting the generality of the foregoing, no filing of, or amendment or supplement to, the Proxy Statement shall be made by Parent without providing the Company a reasonable opportunity to review and comment thereon. Parent shall advise the Company promptly after it receives notice of any request by the SEC or its staff for an amendment or revisions to the Proxy Statement, or comments thereon and responses thereto, or requests by the SEC or its staff for additional information in connection therewith. Parent shall use commercially reasonable efforts to respond promptly to any comments by the SEC staff in respect of the Proxy Statement. Parent shall cause the Proxy Statement to comply as to form in all material respects with the provisions of the Exchange Act and the Securities Act and to satisfy all rules of the NYSE with respect thereto.

(b) Information in the Proxy Statement. Parent will cause the Proxy Statement, at the time of the mailing thereof and at the time of the Parent Shareholders Meeting, to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, it being understood that Parent’s obligations in such regard shall not extend to information supplied by the Company or the Shareholders for inclusion in the Proxy Statement. The Company and Shareholders will cause the information relating to the Company or any of the Shareholders supplied by it or them for inclusion in the Proxy Statement, at the time of the mailing thereof and at the time of the Parent Shareholders Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company and each of the Shareholders shall each furnish to Parent any information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement or requested by the SEC and shall promptly inform Parent, and correct as promptly as practicable, any information previously provided by it for use in the Proxy Statement which shall have become false or misleading.

(c) Audited Financial Statements. The Company (i) shall use reasonable best efforts to deliver to Parent within thirty (30) days after the date of this Agreement historical unaudited and, to the extent required, audited financial statements of the Company and its consolidated Subsidiaries necessary for the Proxy Statement) and shall cooperate with Parent in connection with the preparation of related pro forma financial statements, in each case that comply with either (A) the requirements of Regulation S-X (as interpreted by the staff of the SEC) for financial statements that would be required to be included in a Definitive Proxy Statement filed pursuant to Regulation 14A of the Exchange Act, or (B) the requirements set forth in clause (A) except as the staff of the SEC may permit Parent by waiver of such requirements, (ii) shall take such actions as are reasonably necessary to cause any financial statements contemplated by clause (i) covering any interim periods to be subject to SAS 100 review by the Company’s auditors, and (iii) shall provide and make reasonably available upon reasonable notice the senior management employees of the Company to discuss the materials prepared and delivered pursuant to this Section 6.6(c).

(d) Mailing of Proxy Statement; Amendments. As promptly as reasonably practicable after the Proxy Statement has been cleared by the SEC, Parent shall mail to the Parent Shareholders as of the record date established for the Parent Shareholders Meeting the Proxy Statement contained in the Proxy Statement. If at any time prior to the Effective Time any fact, event or circumstance relating to a Party should become known by a Party that is required to be forth in an amendment or a supplement to the Proxy Statement pursuant to any Applicable Law, such Party shall promptly inform the other Parties.

(e) Parent Shareholders Meeting. Parent shall take all action necessary under Applicable Law to call, give notice of and hold a meeting of the holders of the Parent Common Stock (the “Parent Shareholders”) to vote on the proposals to obtain the Parent Shareholder Approval (including any adjournment thereof, the “Parent Shareholders Meeting”), and shall submit such proposals to such holders at the Parent Shareholders Meeting. Parent shall ensure that all proxies solicited in connection with the Parent Shareholders Meeting are solicited in compliance with Applicable Law. Parent’s obligation to call, give notice of and hold the Parent Shareholders Meeting in accordance with this Section 6.6(e) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Proposal or other Acquisition Proposal, or by any withdrawal or modification of the recommendation by the Parent Board in favor of the Parent Shareholder Approval as provided in Section 6.5(b) unless this Agreement shall have been terminated.

6.7 Obligations to Consummate the Merger.

(a) Efforts. Upon the terms and subject to the conditions set forth in this Agreement (including Section 6.5(b)), each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby. Without limiting the generality of the foregoing:

(i) (A) Parent and Merger Sub shall each use its reasonable best efforts to cause the conditions set forth in Section 7.1 and Section 7.3 to be satisfied or fulfilled, and (B) the Company and each Shareholder shall each use its reasonable best efforts to cause the conditions set forth in Section 7.1 and Section 7.2 to be satisfied or fulfilled;

(ii) each Party shall use its commercially reasonable efforts to obtain all necessary, proper or advisable Consents under any Contracts or Permits to which a Party is a party in connection with this Agreement and the other Related Agreements and the consummation of the transactions contemplated hereby and thereby so as to maintain and preserve the benefits under such Contracts and Permits following the consummation of the transactions contemplated hereby and thereby; provided, however, that except as expressly provided in Article VII, no such consents shall constitute conditions to Closing;

(iii) each Party shall use its reasonable best efforts to obtain all necessary Consents and other actions or non-actions and Decrees from Governmental Entities, seek the expiration or termination of all applicable waiting periods under Antitrust Laws, and make all necessary registrations, declarations and filings with Governmental Entities necessary to consummate and make effective the Merger and the other transactions contemplated hereby; provided, however, that except as expressly provided in Article VII, no such consents, actions, non-actions or Decrees shall constitute conditions to Closing; and

(iv) each Party shall execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b) Governmental Entities. Without limiting the generality of Section 6.7(a), each of Parent and the Company shall file, as soon as may be reasonably practicable (and in any event within ten (10) Business Days)

following the execution and delivery of this Agreement, with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) a premerger notification and report form relating to this Agreement and the transactions contemplated hereby as required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and, as soon as may be reasonably practical following the execution and delivery of this Agreement, any comparable pre-merger notification filings, forms and submissions with any foreign Governmental Entity that is required by the merger notification or control laws and regulations of any applicable foreign jurisdiction. Each Party shall promptly (i) cooperate and coordinate with the other in the making of such filings; (ii) supply the other with any information that may be required in order to effectuate such filings; and (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction. Each Party shall promptly inform the other Parties of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement or any other Related Agreement. If any Party or Representative thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to the transactions contemplated by this Agreement or any other Related Agreement, then such Party shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Parties, an appropriate response in compliance with such request.

(c) Takeover Laws. Without limiting the generality of Section 6.7(a), in the event that any Takeover Law is or becomes applicable to this Agreement or any other Related Agreement or any of the transactions contemplated hereby or thereby, each Party hereto shall take all actions to ensure that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement, and otherwise to minimize the effect of such statute or regulation on this Agreement and the other Related Agreements and the transactions contemplated hereby or thereby.

6.8 Access.

(a) Access. Except as required pursuant to any confidentiality obligation to which the Company or Parent is a party as of the date hereof, from the date hereof until the earlier to occur of the termination of this Agreement or the Effective Time, each of the Company and Parent shall afford the other Party and its Representatives reasonable access during normal business hours, upon reasonable notice, to the properties, Contracts, books and records and corporate officers of such Party and its Subsidiaries to enable the other Party to obtain all information concerning its business, properties, results of operations and personnel as such other Party may reasonably request; provided, however, that neither Party shall be required to provide any Person information or access if (x) providing such information or access would reasonably be expected to result in a waiver of the attorney/client privilege; (y) providing such information or access would reasonably be expected to result in a violation of Applicable Law, including any Antitrust Laws; or (z) is deemed in good faith by such Party to be competitively sensitive.

(b) Effect of Review. No review pursuant to this Section 6.8 shall have an effect for the purpose of determining the accuracy of any representation or warranty given by any Party hereunder.

(c) Confidentiality. All information obtained pursuant to this Section 6.8 shall be Evaluation Material (as such term is defined in the Confidentiality Agreement, dated as of January 25, 2008 (the “Confidentiality Agreement”), by and between the Company and Parent) subject to the terms and conditions of the Confidentiality Agreement.

6.9 Notices of Certain Events. From the date hereof until the earlier to occur of the termination of this Agreement or the Effective Time, each of Parent and the Company shall promptly notify the other of:

(a) the existence of any fact or circumstance, or the occurrence of any event, of which it has Knowledge which would be reasonably likely to cause a condition to a Party’s obligations to consummate the transactions contemplated hereby set forth in Article VII not to be satisfied as of a reasonably foreseeable Closing Date,

(b) any notice or other communication from any Person alleging that a material Consent of such Person is or may be required in connection with any of the transactions contemplated hereby;

(c) any notice or other communication from any Governmental Entity in connection with the transactions contemplated hereby regarding any material matter; or

(d) any Legal Proceeding commenced or, to its Knowledge, threatened relating to the consummation of the transactions contemplated by this Agreement or any other Related Agreement.

The delivery of any such notice pursuant to this Section 6.9 shall not be deemed to amend or supplement this Agreement and the failure to deliver any such notice shall not constitute a waiver of any right or condition to the consummation of the transactions contemplated hereby by any Party.

6.10 Public Announcements. No Party shall issue any press release or make any public announcement from the date hereof until the earlier to occur of the termination of this Agreement or the Effective Time relating to the existence or subject matter of this Agreement or the transactions contemplated hereby without the prior consent of the other Parties; provided, however, that any Party may make any public disclosure it determines in good faith is required by Applicable Law (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties and provide them with a reasonable opportunity to review and comment thereon and consider such comments in good faith prior to making the disclosure, to the extent practicable and permissible under Applicable Law).

6.11 Section 16 Matters. Prior to the Effective Time, the board of directors or other comparable governing body, or a duly authorized committee thereof, of each of Parent, Merger Sub and the Company shall adopt resolutions as necessary to specifically approve and take all other actions required pursuant to Rules 16b-3(d) and 16b-3(e) under the Exchange Act to cause the disposition in the Merger of the Company Common Stock and “derivative securities” (as defined in Rule 16a-1(c) under the Exchange Act) relating thereto and the acquisition in the Merger of Parent Shares and derivative securities relating thereto, in either such case to be exempt from the provisions of Section 16(b) of the Exchange Act.

6.12 NYSE Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock issuable to holders of Company Common Stock immediately prior to the Effective Time pursuant to Section 1.7(c) to be approved for listing on the NYSE, subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Closing Date.

6.13 Tax Treatment.

(a) The Parties intend that, for federal income tax purposes, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties (i) are aware of no facts or circumstances that would prevent the Merger from constituting a transaction qualifying under Section 368(a) of the Code, (ii) shall act in accordance with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code in the filing of all Tax Returns and in the course of any Tax audit, Tax review or Tax litigation relating thereto and (iii) shall take no position and shall cause their Affiliates to take no position inconsistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

(b) Parent and the Company shall use their reasonable best efforts, and shall cause their respective Affiliates to use their reasonable best efforts, to take or cause to be taken any action (whether before or after the Merger) that is required to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code.

(c) The Parties shall cooperate and use their commercially reasonable efforts in order for the Parent to obtain the opinion of Kirkland & Ellis LLP described in Section 7.2(i) and for the Company to obtain the opinion of Latham & Watkins LLP described in Section 7.3(h). In connection therewith, both Parent (together with Merger Sub) and the Company shall deliver to Kirkland & Ellis LLP and Latham & Watkins LLP representation letters, dated and executed as of the dates of such opinions, in a form reasonably acceptable to Kirkland & Ellis LLP and Latham & Watkins LLP.

6.14 Tax Matters.

(a) Tax Returns Filed After the Closing Date. The Surviving Entity shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for each of the Company and its Subsidiaries for all Tax periods ending on or prior to the Closing Date which are filed after the Closing Date. The Surviving Entity shall permit the Shareholder Representative to review and comment on each such Tax Return described in the preceding sentence prior to filing thereof and shall make such revisions as are reasonably requested by the Shareholder Representative, unless otherwise required by Applicable Law.

(b) Tax Returns for Tax Periods Beginning Before and Ending After the Closing Date. Parent, shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of any of the Surviving Entity and its Subsidiaries for all Tax periods that begin and end after the Closing Date. Parent shall permit the Shareholder Representative to review and comment on each such Tax Return described in the preceding sentence prior to filing thereof and shall make such revisions as are reasonably requested by the Shareholder Representative with respect to items relating to the Pre-Closing Period, unless otherwise required by Applicable Law.

(c) Cooperation on Tax Matters. Parent, the Shareholder Representative, the Company and the Surviving Entity shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Return (including any report required pursuant to Section 6043 of the Code and all Treasury Regulations promulgated thereunder), any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent, the Shareholder Representative, the Company and the Surviving Entity agree (i) to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any Pre-Closing Period, and to abide by all record retention agreements entered into with any Taxing authority, and (ii) to give the other party reasonable written notice prior to destroying or discarding any such books and records and, if the other party so requests, Parent, the Shareholder Representative, the Company or the Surviving Entity, as the case may be, shall allow the other party to take possession of such books and records.

(d) Certain Tax Refunds. Any Tax refund or credit of the Company or its Subsidiaries relating to a Pre-Closing Period described on Section 6.14(d) of the Company Schedule shall be for the benefit of the Shareholders and each of Parent, the Surviving Entity and its Subsidiaries shall pay to the Shareholder Representative for the benefit of the Shareholders the amount of such refund or credit (whether or not such refund or credit is applied to or used to offset the Post Closing Period Taxes of Parent, the Surviving Entity and its Subsidiaries) within fifteen (15) days after such refund or credit is received.

6.15 Shareholder Representative.

(a) Authority. Each Shareholder other than the Shareholder Representative hereby appoints the Shareholder Representative as its and their true and lawful agent and attorney-in-fact on behalf of each and every Shareholder on the terms and subject to the conditions set forth in this Section 6.15. In such capacity, the Shareholder Representative may take any action on behalf of, and may bind, any or all Shareholders from and after the date hereof under this Agreement or any other Related Agreement, including (i) entering into any such other Related Agreement, any amendment or modification hereof or any waiver of any obligation hereunder or thereunder; (ii) giving and receiving notices and communications to or from Parent or Merger Sub relating to this Agreement or any other Related Agreement or any of the transactions contemplated hereby or thereby (except to the extent that this Agreement or any other Related Agreement expressly contemplates that any such notice or communication shall be given or received by a Shareholder individually without reliance on the Shareholder Representative); (iii) making any claim on behalf of any Shareholder Indemnified Party (provided that recovery of which shall be made or directed to such Shareholder Indemnified Party) pursuant to Article IX, consenting to the payment to any Parent Indemnified Party of any amounts payable pursuant to Article IX, making any objection to, or determine to waive or fail to take any action to object to, any claim for indemnification made by any Parent Indemnified Party pursuant to Article IX (including any notice contemplated by Section 9.4(a)); (iv) consenting or agreeing to, negotiate, entering into settlements and compromises of, and agreeing to arbitration and complying with orders of courts and awards of arbitrators with respect to, any claims contemplated by clause (ii) or (iii); and (v) taking all actions necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Shareholder under any circumstance; provided, however, that, except with respect to claims on behalf of any Shareholder Indemnified Party, the Shareholder Representative may not take any action that has the effect of providing disparate treatment to any Shareholder or group of Shareholders as compared to the other Shareholders (other than the Shareholder Representative in such capacity). The Person serving as the Shareholder Representative may be replaced upon his death, incapacity or resignation by the other Shareholders (with each Shareholder having such number of votes equal to the number of shares of Company Common Stock held by such Shareholder (for such purposes determined immediately prior to the Effective Time) and the Shareholders (without reliance on the actions of the Shareholder Representative) shall provide notice thereof to Parent. No bond shall be required of the Shareholder Representative, and the Shareholder Representative shall receive no compensation for its services hereunder. The Shareholder Representative accepts its appointment hereunder. Parent and their respective Representatives shall be entitled to rely on the authority of the Shareholder Representative for actions taken under this Section 6.15(a) and shall have no Liability to the Company or any Shareholder for such reliance.

(b) Liability. The Shareholder Representative shall not be liable to any other Shareholder for any act done or omitted hereunder as the Shareholder Representative while acting in accordance with the limitations set forth in Section 6.15(a) in good faith. Any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith for such purposes.

6.16 Non-Competition; Non-Hire.

(a) Non-Competition. Each Shareholder shall not, and shall cause its respective Affiliates to not, directly or indirectly, as an owner, equityholder, manager, operator, consultant, member, partner, licensor, contractor, subcontractor, financing source, agent or in any other capacity, engage in any Competing Operation in any country in the world in which the Company or any of its Subsidiaries or Parent or any of its Subsidiaries conducts as of the date hereof or the Closing Date, or in the prior two (2) years has conducted, or conducts during the Restricted Period (the “Restricted Territory”), including the United States of America and its territories, the Philippines, Iraq, Afghanistan and the Pacific and Micronesian Islands, during the Restricted Period; provided, however, that a Shareholder may, without having been deemed to have breached this covenant, own as a passive investment not in excess of an aggregate of three percent (3%) of the outstanding capital stock of a Person which engages in a Competing Operation if such capital stock is a security which is actively traded on an established national or international securities exchange. A “Competing Operation” means any contracting or subcontracting of, or any other provision or promotion of, construction services or products, in either case including general contracting, contracting, plumbing, electrical, concrete forming or placing, steel erection, engineering, construction management, design-build services, self-performed construction services, whether for Governmental Entities, private customers or otherwise.

(b) Non-Solicitation. During the Restricted Period, no such Shareholder shall, nor shall it permit any Affiliate thereof to, directly or indirectly, for itself or on behalf of any other Person, solicit for hire or hire any officer, director or employee of the Company or any of its Subsidiaries, or any such individual who had been so employed within six (6) months prior to such solicitation or hiring by a Shareholder or any Affiliate of such Shareholder, or induce or attempt to induce any officer, director or employee to leave his or her employment with the Company or any of its Subsidiaries; provided, however, that nothing in this Section 6.16(b) shall restrict or preclude the ability of any Shareholder to make generalized searches for employees by use of advertisements (in any medium) or search firms that do not target employees of the Company or any of its Subsidiaries.

(c) Interference. During the Restricted Period, no Shareholder shall, nor shall it permit any Affiliate thereof to, directly or indirectly, for itself or on behalf of any other Person, cause or attempt to cause any of the Company’s or any of its Subsidiaries’ customers or suppliers to cease doing business or reduce the level of business with the Company or any of its Subsidiaries.

(d) Confidential Information. No Shareholder shall, nor shall it permit any Affiliate thereof to, at any time use or disclose to any Person other than Parent or any of its Subsidiaries, any information, knowledge or data relating to the business of the Company or its Subsidiaries (including information relating to accounts, financial dealings, transactions, trade secrets, Company Intellectual Property, customer lists, pricing lists, catalogues, brochures, service manuals, processes, formulae, plans and proposals) whether or not marked or otherwise identified as confidential or secret; except that any Shareholder or any of its Affiliates may disclose such information, knowledge or data: (i) that is or becomes generally available to the public other than as a result of disclosure by the Shareholders or (ii) when required by Applicable Law, subject to the following sentence. In the event any Shareholder or any of its Affiliates is requested pursuant to, or required by, Applicable Law to disclose any such information, knowledge or data, such Shareholder or Affiliate shall provide Parent with prompt notice of each such request or requirement so that Parent may seek an appropriate protective order.

(e) Specific Performance. Shareholders acknowledge that, in view of the nature of the business of the Company and its Subsidiaries and the business objectives of Parent in entering into the transactions contemplated hereby, and the consideration paid to the Shareholders hereby, the restrictions contained in this Section 6.16 are reasonably necessary to protect the legitimate business interests of Parent and that any violation of such restrictions may result in irreparable injury to Parent and the business Parent has acquired hereunder, for which damages may not be an adequate remedy. Shareholders acknowledge that, if any such restrictions are violated, Parent shall be entitled to seek preliminary and permanent injunctive relief as well as to an equitable accounting of earnings, profits and other benefits arising from such violation, and shall not be required to post bond or other security to enforce their rights, any requirement respecting which is hereby waived by the Shareholders.

(f) Severability. Should any provision of this Section 6.16 be held under any circumstances in any jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision or other part of such provision, or of such provision or part thereof under any other circumstances or in any other jurisdiction. It is acknowledged and agreed that the Restricted Territory is reasonable in scope. Notwithstanding the foregoing, if a court of competent jurisdiction decides that any provision of this Section 6.16 is overbroad, the remaining provisions shall continue to be binding on the parties hereto.

(g) Exceptions. This Section 6.16 shall not be deemed to prohibit or restrict any action taken by a Shareholder as an officer or director of Parent or any of its Subsidiaries if taken on behalf of such entity.

6.17 Compliance with Obligations. Parent shall take all action necessary to cause Merger Sub and the Surviving Entity to perform their respective obligations under this Agreement and the other Related Agreements and to consummate the transactions contemplated hereby and thereby upon the terms and subject to the conditions set forth in this Agreement. Shareholders shall take all action necessary to cause the Company to perform its obligations under this Agreement and the other Related Agreements and to consummate the transactions contemplated hereby and thereby upon the terms and subject to the conditions set forth in this Agreement.

6.18 Signatory Shareholders Joinder. The Company and the Signatory Shareholders shall cause all Shareholders who are not Signatory Shareholders to execute and deliver to the other parties hereto a joinder signature page to become a party to each of this Agreement and the Shareholders Agreement as promptly as practicable and in no event later than five (5) Business Days from and after the date hereof. Upon the execution and delivery thereof, such Shareholder shall become a Signatory Shareholder, the representations and warranties of the Shareholders made as of the date hereof shall be deemed for all purposes to be made by such Shareholder as of the date hereof (notwithstanding the actual date of execution and delivery). Prior to such joinder, the Company shall be liable for any deemed breach of any covenant hereunder by any Shareholder who is not a Signatory Shareholder hereto and shall take all reasonable actions to prevent any such deemed breach. This Section shall not limit Section 2.5 or any other provision hereof.

6.19 Guarantees. Parent and the Company shall cooperate to obtain such consents and seek amendments to Contracts to remove and release the Shareholder Representative party hereto and his Affiliates as an obligor, guarantor or surety of any obligations of the Company or its Subsidiaries pursuant to those obligations set forth in Section 3.22(b) of the Company Schedule or any similar obligation incurred from and after the date hereof in accordance with the terms hereof.

6.20 Pre-Closing Dividend and Dividend Notes. Notwithstanding the limitations set forth in clause (ii) of Section 6.1(b), the Company may from time to time declare and distribute one or more dividends payable in cash to the holders of Company Common Stock an amount equal to the lesser of (x) $120 million in the aggregate and (y) the amount of Available Cash (such dividends collectively, the “Cash Dividends”); provided, however, that the Company may not declare or distribute more than $50 million in the aggregate of Cash Dividends prior to the date that is one (1) Business Day prior to the Closing; and provided further that the Company may not make any Cash Dividends unless the amount of Available Cash as of the Closing Date (after giving effect to such dividends, borrowings under the Company Credit Agreement and ongoing operations of the Company) will be at least zero. Notwithstanding the limitations set forth in clause (ii) or (iii) of Section 6.1(b), the Company may declare and distribute a dividend payable in the form of one or more notes substantially in the form of Annex E hereto, with such changes thereto as are reasonably requested by Parent prior to the issuance thereof in connection with any consent under, amendment to or replacement of any credit facilities or borrowings of Parent or the Company in connection with the transactions contemplated hereby (the “Dividend Note”), to the holders of Company Common Stock in principal amount equal to no more than the amount by which $120 million exceeds the aggregate amount of the Cash Dividends (such dividend, the “Note Dividend”), subject to any offset for amounts contemplated by Section 3.22(b) of the Company Schedule to be repaid prior to the Effective Time which have not been repaid by the date of the Note Dividend. The Note Dividend may not be declared or distributed more than one (1) Business Day prior to the Closing. Each of the Cash Dividends and the Note Dividend may only be declared and distributed subject to the limitations set forth in this Section 6.20 and to the extent permitted by Applicable Law. To the extent permitted by Applicable Law, the Cash Dividend and the Note Dividend shall be distributed pro rata among the Shareholders, unless the Shareholders shall agree to a different allocation distribution of the Cash Dividend and the Note Dividend. The Company shall reasonably consult with and cooperate with Parent in the determination of the dividend of the Dividend Note prior to declaring or distributing such dividend. “Available Cash” means the amount of unrestricted cash held by the Company as of any date of determination, which may include any cash obtained from borrowings under the Company Credit Agreement from and after the date hereof.

ARTICLE VII

CONDITIONS PRECEDENT TO THE CLOSING

7.1 Mutual Conditions to Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction, on or before the Closing Date, of each of the following conditions, any one or more of which may be waived in writing by Parent, Merger Sub or the Company to the extent permitted by Applicable Law:

(a) Shareholder Approval. Parent shall have obtained the Parent Shareholder Approval, and the Shareholders shall have delivered the Company Shareholder Written Consent.

(b) Governmental Approvals and Filings. (i) Any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated; (ii) any other Consents of any Governmental Entity required to consummate the transactions contemplated hereby, the failure of which to be obtained, individually or in the aggregate, would be material to any Party, shall have been obtained; and (iii) any other filings to be made with any Governmental Entity required to consummate the transactions contemplated hereby, the failure of which to be obtained, individually or in the aggregate, would be material to any Party, shall have been obtained.

(c) No Injunctions or Restraints. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Applicable Law or Decree which is then in effect which (i) challenges the Merger or the other transactions contemplated hereby or has the effect of making the Merger or the other transactions contemplated hereby illegal or otherwise preventing the consummation of any of the Merger or the other transactions contemplated hereby or (ii) relates to any Legal Proceeding that seeks to restrain or prohibit the consummation of, or seeks the rescission of, the Merger or any other transactions contemplated hereby.

(d) NYSE Listing. The shares of Parent Common Stock issuable to holders of Company Common Stock immediately prior to the Effective Time pursuant to Section 1.7(c) shall have been approved for listing on the NYSE, subject to official notice of issuance.

(e) Charter Amendment. The Articles of Amendment shall have been filed and shall have become effective.

7.2 Parent’s Conditions to the Merger. The respective obligations of Parent and Merger Sub to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction, on or before the Closing Date, of each of the following further conditions, any one or more of which may be waived in writing by Parent and Merger Sub:

(a) Representations and Warranties. (i) The representations and warranties of the Company and the Shareholders (including any representation deemed made by any Shareholder who is not a Signatory Shareholder) contained in Section 3.6 and Section 4.1, respectively, shall be true and correct in all respects (other than for de minimis differences in amounts) on the date of this Agreement and on the Closing Date as though made on the Closing Date (other than those representations and warranties which speak of an earlier date, which representations and warranties shall have been true and correct in all respects (other than for de minimis differences in amounts) as of such earlier date); and (ii) the other representations and warranties of the Company and the Shareholders (including any representation deemed made by any Shareholder who is not a Signatory Shareholder) contained in this Agreement shall be true and correct on the date of this Agreement and on the Closing Date as though made on the Closing Date (other than those representations and warranties which speak of an earlier date, which representations and warranties shall have been true and correct as of such earlier date), except in the case of this Section 7.2(a)(ii) for such failures to be true and correct which have not had and are not reasonably likely to have a Company Material Adverse Effect, it being agreed that any “materiality,” “Company Material Adverse Effect” and other similar qualifications in such representations and warranties shall be disregarded in determining any inaccuracies for purposes of this Section 7.2(a)(ii);

(b) Covenants and Agreements. The Company and the Shareholders shall have complied in all material respects with all covenants and agreements contained in this Agreement to be performed by the Company or the Shareholders (whether or not any Shareholder is a Signatory Shareholder) prior to the Closing.

(c) Company Material Adverse Effect. Since the date hereof, there shall not have been any changes, events or developments that have had a Company Material Adverse Effect.

(d) Officer’s Certificate. Parent shall have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of the Company and dated as of the Closing Date to the effect that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have each been satisfied.

(e) Consents. The Company shall have obtained all necessary, proper or advisable Consents under any Contracts or Permits to which the Company, any of its Subsidiaries or any Shareholder is a party in connection with this Agreement and the consummation of the transactions contemplated hereby so as to maintain and preserve the benefits under such Contracts or Permits following the consummation of the transactions contemplated hereby, except those Consents the failure of which to obtain would not have a Company Material Adverse Effect.

(f) Shareholders Agreement. Each Shareholder shall have executed and delivered the Shareholders Agreement, and the Shareholders Agreement shall continue to be in full force and effect.

(g) Employment Agreement. The Shareholder Representative shall have executed and delivered the Employee Employment Agreement, and the Shareholder Representative shall not have provided actual, constructive or anticipatory notice of termination of service thereunder.

(h) FIRPTA Certification. The Company shall have provided to Parent and Merger Sub a certification dated as of the Closing Date and in accordance with Sections 1.897-2(h) and 1.1445-2(c)(3) of the Treasury regulations to the effect that Company is not, nor has it been at any time during the period specified in Section 897(c)(1)(A)(ii), a “United States Real Property Holding Corporation” as that term is defined in Section 897(c)(2) of the Code.

(i) Tax Opinion. Parent shall have received an opinion of Kirkland & Ellis LLP, dated the Closing Date and based on customary facts, representations and assumptions set forth or described in such opinion, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Kirkland & Ellis LLP will be entitled to receive and rely upon customary certificates and representations of officers of the Company and Parent.

(j) Audited Company Financial Statements. (i) The Company shall have delivered to Parent the audited consolidated balance sheets as of December 31, 2006 and 2007 and the related audited consolidated statements of income, shareholders’ equity and cash flows of the Company and its Subsidiaries for the fiscal years ended December 31, 2005, 2006 and 2007 (the “Audited Company Financial Statements”), together with the unqualified audit opinion (other than for such qualification for a material weakness set forth in the Unaudited Company Financial Statement as of and for the fiscal year ended December 31, 2007) from Deloitte & Touche with respect to the Audited Company Financial Statements, by April 30, 2008, and (ii) the respective Audited Company Financial Statements shall not differ in any material respect (whether by way of reserve, footnote disclosure or otherwise), including any material change in any of the total current assets, total assets, total current liabilities, total liabilities, shareholders’ equity, total shareholders’ equity, net tangible book value, income from operations or net income line items, from the Unaudited Company Financial Statements as of and for the comparable dates and periods, except for the item set forth on Section 7.2(j) of the Company Schedule.

7.3 The Company’s Conditions to the Merger. The obligations of the Company to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction, on or before the Closing Date, of each of the following further conditions, any one or more of which may be waived in writing by the Company:

(a) Representations and Warranties. (i) The representations and warranties of Parent contained in Section 5.6 shall be true and correct in all respects (other than for de minimis differences in amounts) on the date of this Agreement and on the Closing Date as though made on the Closing Date (other than those representations and warranties which speak of an earlier date, which representations and warranties shall have been true and correct in all respects (other than for de minimis differences in amounts) as of such earlier date); and (ii) the other representations and warranties of Parent contained in this Agreement shall be true and correct on the date of this Agreement and on the Closing Date as though made on the Closing Date (other than those representations and warranties which speak of an earlier date, which representations and warranties shall have been true and correct as of such earlier date), except in the case of this Section 7.3(a)(ii) for such failures to be true and correct which have not had and are not reasonably likely to have a Company Material Adverse Effect, it being agreed that any “materiality,” “Parent Material Adverse Effect” and other similar qualifications in such representations and warranties shall be disregarded in determining any inaccuracies for purposes of this Section 7.3(a)(ii);

(b) Covenants and Agreements. Parent and Merger Sub shall have complied in all material respects with all covenants and agreements contained in this Agreement to be performed by Parent and Merger Sub prior to the Closing.

(c) Parent Material Adverse Effect. Since the date hereof, there shall not have been any changes, events or developments that have had a Parent Material Adverse Effect.

(d) Officer’s Certificate. The Company shall have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of Parent and dated as of the Closing Date to the effect that the conditions set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(c) have each been satisfied.

(e) Consents. Parent shall have obtained all necessary, proper or advisable Consents under any Contracts or Permits to which Parent or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby so as to maintain and preserve the benefits under such Contracts and Permits following the consummation of the transactions contemplated hereby, except those Consents the failure of which to obtain would not have a Parent Material Adverse Effect.

(f) Shareholders Agreement. Parent shall have executed and delivered the Shareholders Agreement, and the Shareholders Agreement shall continue to be in full force and effect.

(g) Employment Agreement. Parent shall have executed and delivered the Employment Agreement.

(h) Tax Opinion. The Company shall have received an opinion of Latham & Watkins LLP, dated the Closing Date and based on customary facts, representations and assumptions set forth or described in such opinion, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Latham & Watkins LLP will be entitled to receive and rely upon customary certificates and representations of officers of the Company and Parent.

7.4 No Frustration of Closing Conditions. No Party may rely on or assert the failure of any condition to its obligation to consummate the transactions contemplated hereby set forth in this Article VII, as appropriate, to be satisfied if such failure was caused by such Party’s failure to use its reasonable best efforts to satisfy the conditions to the consummation of the transactions contemplated hereby or any other material breach of any other provision hereunder.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Closing Date regardless of whether the Parent Shareholder Approval has been obtained:

(a) by mutual written agreement of the Company and Parent;

(b) by either Parent or the Company, if the Merger has not occurred by September 30, 2008 (the “Initial Termination Date”); provided, however, that if (x) the Merger has not occurred by such date by reason of non-satisfaction of any of the conditions set forth in Section 7.1(a), Section 7.1(b) or Section 7.1(e) and (y) as of such date, all other conditions set forth in Article VII have been satisfied or waived or are then capable of being satisfied, then such right of termination shall not be available to Parent or the Company unless the Merger has not occurred by December 31, 2008 (the “Extended Termination Date”; the Initial Termination Date or, if applicable hereto, the Extended Termination Date shall be referred to as the “Termination Date”); and provided further that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party whose failure to fulfill in any material respect any obligation hereunder has been the cause of, or resulted in, the failure of the Merger to have become effective on or before the Termination Date and such action or failure constitutes a breach of this Agreement;

(c) by Parent or the Company, if a Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Applicable Law or Decree having any of the effects set forth in Section 7.1(c) that is in effect and has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any Party who shall have failed to use its reasonable best efforts to resist or prevent the entry or passage, or to seek the removal or lifting of, such Applicable Law or Decree;

(d) by Parent, in the event (i) that any representation or warranty of the Company or the Shareholders (including any representation deemed made by any Shareholder who is not a Signatory Shareholder) set forth in this Agreement shall have been inaccurate when made or shall not be capable of being made as of the Termination Date or (ii) of a material breach of any covenant or agreement on the part of the Company or any Shareholder (whether or not any Shareholder is a Signatory Shareholder) set forth in this Agreement, in the case of either clause (i) or (ii) such that the conditions set forth in Section 7.2(a) or Section 7.2(b), respectively, could not be satisfied as of the Termination Date; provided, however, that notwithstanding the foregoing, in the event that such inaccuracies in the representations and warranties of the Company or the Shareholders or such breaches of covenant by the Company or the Shareholders are curable by the Company or the Shareholders through the exercise of reasonable best efforts, then Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) until the earlier to occur of (x) the expiration of a twenty (20) Business Day period after delivery of written notice from Parent to the Company of such breach or inaccuracy, as applicable, or (y) the ceasing by the Company or the Shareholders, as applicable, to exercise reasonable best efforts to cure such inaccuracy or breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(d) if such inaccuracy or breach by the Company or the Shareholders is cured within such twenty (20) Business Day period); and provided further that Parent may not terminate this Agreement pursuant to this Section 8.1(d) if the inaccuracy or breach by the Company or the Shareholders giving rise to the right of termination was caused by the material breach or inaccuracy of any representation or warranty or covenant or agreement hereunder, as appropriate, by any of Parent or Merger Sub;

(e) by the Company, in the event (i) that any representation or warranty of Parent set forth in this Agreement shall have been inaccurate when made or shall not be capable of being made as of the Termination Date or (ii) of a material breach of any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, in the case of either clause (i) or (ii) such that the conditions set forth in Section 7.3(a) or Section 7.3(b), respectively, could not be satisfied as of the Termination Date; provided, however, that notwithstanding the foregoing, in the event that such inaccuracies in the representations and warranties of Parent or such breaches of covenant by the Parent or Merger Sub are curable by Parent or Merger Sub through the exercise of reasonable best efforts, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) until the earlier to occur of (x) the expiration of a twenty (20) Business Day period after delivery of written notice from the Company to Parent of such breach or inaccuracy, as applicable, or (y) the ceasing by Parent or Merger Sub, as applicable, to exercise reasonable best efforts to cure such inaccuracy or breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(e) if such inaccuracy or breach by the Parent or Merger Sub is cured within such twenty (20) Business Day period); and provided further that the Company may not terminate this Agreement pursuant to this Section 8.1(e) if the inaccuracy or breach by the Parent or Merger Sub giving rise to the right of termination was caused by the material inaccuracy or breach of any representation or warranty or covenant or agreement hereunder, as appropriate, by any of the Company or the Shareholders;

(f) by Parent or the Company, if the Parent Shareholder Approval shall not have been obtained at the Parent Shareholders Meeting, or at any adjournment or postponement thereof, at which the vote was taken thereon; or

(g) (i) by the Company, if Parent shall have effected any Parent Change of Recommendation in accordance with Section 6.5(b), or (ii) by Parent, if Parent shall have effected a Qualifying Parent Change of Recommendation in accordance with Section 6.5(b).

8.2 Effect of Termination; Controlling Trusts Guarantee. Except as otherwise set forth in this Section 8.2, any termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the delivery of written notice as provided therein. Upon a termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and of no further force or effect, and there shall be no liability under this Agreement on the part of any Party, provided, however, that (a) nothing herein shall relieve any Party from liability for any breach of its covenants or agreements or willful breach of any of its representations or warranties set forth in this Agreement prior to such termination; (b) the terms of Section 6.8(b), Section 6.8(c), Section 6.15, Section 6.17, Section 8.3, Section 9.6, Article X and Article XI and this Section 8.2 shall survive any termination of this Agreement; and (c) no termination of this Agreement shall affect the obligations of the Parties set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with its terms. The Controlling Trusts shall jointly and severally unconditionally guarantee for the benefit of Parent and its Subsidiaries the representations, warranties, covenants and obligations of the Company and each Shareholder (regardless of whether such Shareholder is or becomes a Signatory Shareholder) hereunder and shall be liable for any inaccuracy or breach thereof occurring prior to the termination of this Agreement, which guarantee and obligation shall survive the termination of this Agreement.

8.3 Expenses; Termination Fee.

(a) General. Except as set forth in this Section 8.3 or as otherwise expressly provided herein, all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including legal fees and expenses) shall be paid by the Party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall each bear and pay one-half of the costs and expenses incurred in connection with the filing fees for the premerger notification and report form relating required by the HSR Act with respect to this Agreement.

(b) Termination Fee. Parent shall pay to the Company a fee equal to Thirty Million Dollars ($30,000,000) in the event that this Agreement is terminated as follows:

(i) if (A) Parent shall terminate this Agreement pursuant to Section 8.1(g) and (B) simultaneously therewith or immediately thereafter shall enter into an Acquisition Agreement, then in such case the fee shall be paid upon the termination of this Agreement;

(ii) if (A) Parent or the Company shall terminate this Agreement pursuant to Section 8.1(g) other than in the context contemplated by Section 8.3(b)(i), and (B) Parent enters into an Acquisition Agreement, or an Acquisition Transaction with respect to Parent is otherwise consummated, in either case, within twelve (12) months following the termination of this Agreement (it being understood that, solely for purposes of this clause (B), references to “twenty percent (20%)” and “eighty percent (80%)” in the definition of Acquisition Transaction (and indirectly the corresponding application thereto in the definition of Acquisition Agreement) shall be deemed to be replaced with “thirty-five percent (35%)” and “sixty-five percent (65%)”), then in such case the fee shall be paid within one (1) Business Day following the consummation of the Acquisition Transaction; or

(iii) if (A) Parent or the Company shall terminate this Agreement pursuant to Section 8.1(f), (B) at any time after the date of this Agreement and before the Parent Shareholders Meeting (or at any adjournment or postponement thereof at which a vote on the Parent Shareholder Approval was taken), an Acquisition Proposal with respect to Parent shall have been publicly announced and not publicly withdrawn, and (C) Parent enters into an Acquisition Agreement, or an Acquisition Transaction with respect to Parent is otherwise consummated, in either case, within twelve (12) months following the termination of this Agreement (it being understood that, solely for purposes of this clause (C), references to “twenty percent (20%)” and “eighty percent (80%)” in the definition of Acquisition Transaction (and indirectly the corresponding application thereto in the definition of Acquisition Agreement) shall be deemed to be replaced with “thirty-five percent (35%)” and “sixty-five percent (65%)”), then in such case the fee shall be paid within one (1) Business Day following the consummation of the Acquisition Transaction.

In no event shall more than one fee become payable pursuant to this Section 8.3(b). The fee contemplated by this Section 8.3(b) shall be paid by wire transfer of immediately available funds to an account or accounts designated in writing by the Company on the terms and subject to the conditions set forth herein.

(c) Reimbursement of Company Expenses. If (i) Parent or the Company shall terminate this Agreement pursuant to Section 8.1(f) or (ii) (x) Parent shall have effected a Parent Change of Recommendation in accordance with Section 6.5(b) and (y) thereafter Parent or the Company shall terminate this Agreement pursuant to Section 8.1(g), Parent shall reimburse the Company for its reasonable, documented, out-of-pocket expenses related to this Agreement and the transactions contemplated hereby (including those related to the preparation of any proposed filings with the SEC by the Company prior to the date hereof); provided, however, that in no event shall Parent be required to reimburse the Company pursuant to this Section 8.3(c) for any expenses in excess of Five Million Dollars ($5,000,000) in the aggregate. Payment for the reimbursement of expenses contemplated by this Section 8.3(c) shall be paid by wire transfer of immediately available funds to an account or accounts designated in writing by the Company on the terms and subject to the conditions set forth herein promptly following demand therefor.

(d) Enforcement; Effect. Parent acknowledges and hereby agrees that the provisions of Section 8.3(b) and Section 8.3(c) are an integral part of the transactions contemplated by this Agreement and that, without such provisions, the Company would not have entered into this Agreement.

ARTICLE IX

SURVIVAL; INDEMNIFICATION

9.1 Survival.

(a) Representations and Warranties. The respective representations and warranties of the Company, the Shareholders and Parent set forth in this Agreement made as of the execution and delivery hereof or deemed made as of the Closing Date shall survive the Closing and will remain in full force and effect thereafter until the first (1st) anniversary of the Closing Date (the “Initial Survival Termination Date”), after which time they shall be of no further force or effect and upon which no claim for indemnification may be made with respect to breaches thereof; provided, however, that (i) the representations and warranties set forth in Section 3.6, Section 3.19, Section 4.1, Section 4.4, Section 4.5, Section 5.6 and Section 5.19 shall survive the Closing and will remain in full force and effect thereafter until thirty (30) calendar days following the expiration of the applicable statute of limitations with respect thereto, (ii) the representations and warranties set forth in Section 3.18 and Section 5.18 shall survive the Closing and will remain in full force and effect thereafter until the fifth (5th) anniversary of the Closing Date, and (iii) the representations and warranties set forth in Section 3.1, Section 3.3, Section 3.25, Section 4.2, Section 5.1, Section 5.3 and Section 5.25 shall survive indefinitely.

(b) Covenants and Agreements. The respective covenants and agreements of the Parties set forth in this Agreement shall survive the Closing in accordance with their terms.

9.2 Indemnification.

(a) Indemnification by the Shareholders. Subject to the other provisions of this Article IX (including Section 9.7), from and after the Effective Time, the Shareholders shall indemnify, defend and hold harmless

Parent and its Subsidiaries (for avoidance of doubt, including the Surviving Entity and its Subsidiaries) (the “Parent Indemnified Parties”) from and against any and all Losses incurred or suffered by any such Parent Indemnified Parties directly or indirectly as a result of, with respect to or in connection with:

(i) any misrepresentation or breach of any representation or warranty of the Company or any Shareholder (including any representation deemed made by any Shareholder who is not a Signatory Shareholder) set forth in this Agreement made as of the execution and delivery hereof or deemed made as of the Closing Date set forth in this Agreement;

(ii) any failure to perform any covenant or agreement of the Company or any Shareholder (whether or not any Shareholder is a Signatory Shareholder) set forth in this Agreement; or

(iii) any (A) qualification to the audit opinion from Deloitte & Touche with respect to the Audited Company Financial Statements (other than for such qualification for a material weakness set forth in the Unaudited Company Financial Statement as of and for the fiscal year ended December 31, 2007), or (B) any difference (whether by way of line item amount, reserve, footnote disclosure or otherwise) from the Unaudited Company Financial Statements set forth in the Audited Company Financial Statements as of and for the comparable dates and periods, except for the item set forth on Section 7.2(j) of the Company Schedule.

(b) Indemnification by Parent. Subject to the other provisions of this Article IX, from and after the Effective Time, Parent shall indemnify, defend and hold harmless the Shareholders, (the “Shareholder Indemnified Parties”) from and against any and all Losses incurred or suffered by any such Shareholder Indemnified Parties directly or indirectly as a result of, with respect to or in connection with:

(i) any misrepresentation or breach of any representation or warranty of Parent set forth in this Agreement made as of the execution and delivery hereof or deemed made as of the Closing Date set forth in this Agreement; or

(ii) any failure to perform any covenant or agreement of Parent or Merger Sub set forth in this Agreement.

9.3 Limitations.

(a) Notwithstanding anything contained herein to the contrary, the maximum aggregate liability of the Shareholders to all Parent Indemnified Parties taken together for all Losses pursuant to Section 9.2(a)(i) shall be limited to an amount equal to sixty million dollars ($60,000,000) (the “Liability Cap Amount”); provided, however, that this limitation shall not apply to Losses of any Parent Indemnified Parties with respect to or related to the Company’s or any Shareholder’s breach of any representation or warranty set forth in Section 3.1, Section 3.3, Section 3.6, Section 3.19, Section 3.25, Section 3.26, Section 3.27, Section 4.1, Section 4.2, Section 4.4 or Section 4.5, for which the maximum aggregate liability of the Shareholders to all Parent Indemnified Parties taken together for all Losses pursuant to Section 9.2(a)(i) shall be the Calculated Purchase Price.

(b) Notwithstanding anything contained herein to the contrary, the maximum aggregate liability of Parent to all Shareholder Indemnified Parties taken together for all Losses pursuant to Section 9.2(b)(i) shall be limited to the Liability Cap Amount; provided, however, that this limitation shall not apply to Losses of any Shareholder Indemnified Parties with respect to or related to Parent’s breach of any representation or warranty set forth in Section 5.1, Section 5.3, Section 5.6, Section 5.19, Section 5.24, Section 5.25 and Section 5.27, for which the maximum aggregate liability of Parent to all Shareholder Indemnified Parties taken together for all Losses pursuant to Section 9.2(b)(i) shall be the Calculated Purchase Price.

(c) Notwithstanding anything contained herein to the contrary, the Shareholders shall not be obligated to make any payment pursuant to Section 9.2(a)(i) unless: (i) the individual claim (together with any group of related claims) for Losses thereunder is in excess of two hundred fifty thousand dollars ($250,000) (the

“Minimum Claim Amount”); provided, however, that the limitations set forth in this Section 9.3(c)(i) shall not be applicable to Losses related to a breach of any representation or warranty of the Company or any Shareholder set forth in this Agreement that includes or is subject to any “Material Adverse Effect,” “materiality” or any other similar qualification (including as a result of the application of Section 9.3(e)), and (ii) unless and until the aggregate Losses of the Parent Indemnified Parties for which indemnification is permitted thereunder collectively exceed an amount equal to five million dollars ($5,000,000) (the “Basket”), and then any indemnification with respect to such Losses shall be required to be made by the Shareholders only to the extent of such excess over the Basket; provided, however, that the limitations set forth in this Section 9.3(c) shall not apply to Losses of any Parent Indemnified Parties with respect to or related to the Company’s or any Shareholder’s breach of any representation or warranty set forth in Section 3.6, Section 3.19, Section 4.1 or Section 4.5.

(d) Notwithstanding anything contained herein to the contrary, Parent shall not be obligated to make any payment pursuant to Section 9.2(b)(i) unless: (i) the individual claim (together with any group of related claims) for Losses thereunder is in excess of the Minimum Claim Amount; provided, however, that the limitations set forth in this Section 9.3(d)(i) shall not be applicable to Losses related to a breach of any representation or warranty of Parent set forth in this Agreement that includes or is subject to any “Material Adverse Effect,” “materiality” or any other similar qualification (including as a result of the application of Section 9.3(f)), and (ii) unless and until the aggregate Losses of the Shareholder Indemnified Parties for which indemnification is permitted thereunder collectively exceed the Basket, and then any indemnification with respect to such Losses shall be required to be made by Parent only to the extent of such excess over the Basket.

(e) Notwithstanding anything contained herein to the contrary, for purposes of Section 9.2(a)(i), in determining whether there has been a breach of any representation or warranty of the Company or any Shareholder set forth in this Agreement or the amount of any Loss related to a breach of any such representation or warranty, references to “Company Material Adverse Effect” shall be deemed references to “material to the Company and its Subsidiaries.”

(f) Notwithstanding anything contained herein to the contrary, for purposes of Section 9.2(b)(i), in determining whether there has been a breach of any representation or warranty of Parent set forth in this Agreement or the amount of any Loss related to a breach of any such representation or warranty, references to “Parent Material Adverse Effect” shall be deemed references to “material to the Parent and its Subsidiaries.”

(g) The obligations to indemnify, defend and hold harmless a Party pursuant to Section 9.2 shall cease to survive when the applicable representation or warranty ceases to survive pursuant to Section 9.1(a); provided, however, that such obligations to indemnify, defend and hold harmless shall not terminate with respect to any item as to which the Indemnified Party shall have, before the expiration of the applicable survival period, previously made a claim by delivering a written notice (stating in reasonable detail the basis of such claim) to the Party required to provide such indemnification.

(h) No Indemnified Party shall be entitled to recover more than the full amount of any Loss incurred by such Indemnified Party under the provisions of this Agreement in respect of any such Loss. Without limiting the generality of the foregoing, the amount of any Losses subject to indemnification under Section 9.2 shall be reduced by (1) the amounts actually recovered by the Indemnified Party (or its related Persons) incurring such Loss under applicable insurance policies with respect to claims related to such Losses and (2) the amounts of any net tax benefits actually realized by such Person with respect to such Losses.

(i) The waiver by any Party hereto of any conditions set forth in Article VII will not affect or limit the provisions of this Article IX in any manner.

(j) Except as otherwise payable pursuant to a Third Party Claim, no Indemnifying Party shall be liable pursuant to Section 9.2 to any Indemnified Party for any consequential, incidental or punitive Losses or Losses for lost profits.

(k) Each Shareholder Indemnified Party who is an officer or director of the Company or any of its Subsidiaries waives any right of contribution or other similar right against the Surviving Company or such Subsidiary, respectively, and its respective officers, directors, employees, assigns, successors and Affiliates that such Shareholder Indemnified Party may have by virtue of his or her status as an officer or director of the Company or such Subsidiary with respect to any claim for indemnification by Parent arising out of a breach of the representations, warranties, covenants or agreements of the Company or Shareholder contained herein. Each Shareholder Indemnified Party also agrees not to make a claim (except on behalf of the Surviving Entity) for recovery against any directors’ and officers’ liability insurance policy of the Surviving Entity or any of its Affiliates (including Parent) with respect to matters covered by the foregoing waiver.

9.4 Claims.

(a) Notice of Claim. Promptly after the receipt by a Parent Indemnified Party or a Shareholder Indemnified Party, as appropriate (the “Indemnified Party”), of a notice of any claim, action, suit or proceeding by any third party (a “Third Party Claim”) or upon becoming aware of any other facts, circumstances or events, in either case that would reasonably give rise to a right to indemnification pursuant to this Article IX, such Indemnified Party shall give written notice of such claim to the indemnifying party hereunder (the “Indemnifying Party”), stating the nature and basis of the claim and the amount thereof, to the extent known, along with copies of the relevant documents evidencing the claim and the basis for indemnification sought. Failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party from liability on account of such indemnification, except if and to the extent that the Indemnifying Party is actually prejudiced thereby. Thereafter, the Indemnified Party shall promptly deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim or such other claim.

(b) Assumption of Defense of Third Party Claims. The Indemnifying Party shall have the right to assume the defense of the Indemnified Party against any Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party and control the defense of such Third Party Claim (x) if it elects to do so within twenty (20) Business Days following receipt of the notice with respect thereto and (y) so long as the Indemnifying Party conducts such defense actively and diligently. The Indemnifying Party may not assume the defense of a Third Party Claim if the Third Party Claim of which it seeks to assume control (i)(x) seeks non-monetary relief or (y) if such Third Party Claim, if determined adversely to the Indemnified Party, could have a material adverse effect on such Indemnified Party; (ii) involves criminal or quasi-criminal allegations; (iii) involves a claim which the Indemnifying Party failed or is failing to vigorously prosecute or defend; or (iv) involves a claim that is reasonably expected to result in Liability to the Indemnified Party in excess of the Indemnifying Party’s indemnification obligation hereunder in light of the limitations set forth in this Article IX; provided, however, that, in the event that the Indemnified Party assumes the defense of a Third Party Action pursuant to the provisions of this sentence, the Indemnifying Party shall have the right to participate in the defense of the Third Party Claim, and may retain separate co-counsel at its sole cost and expense and the Indemnified Party shall not compromise or settle such Third Party Claim without the prior written consent of the Indemnifying Party. If the Indemnifying Party elects to assume the defense of the Third Party Claim, then, notwithstanding anything to the contrary in this Article IX, the Indemnifying Party shall not be required to pay or otherwise indemnify the Indemnified Party against attorneys’ fees or other expenses incurred on behalf of the Indemnified Party in connection with the defense of such action following the Indemnifying Party’s election to assume the defense. So long as the Indemnifying Party has assumed the defense of the Third Party Claim in accordance herewith and notified the Indemnified Party in writing thereof, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, it being understood that the Indemnifying Party shall pay all reasonable costs and expenses of counsel for the Indemnified Party for all periods prior to such time as the Indemnifying Party has notified the Indemnified Party that it has assumed the defense of such Third Party Claim; (ii) the Indemnified Party shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld or delayed); and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the

Third Party Claim (other than a judgment or settlement that is solely for money damages and is accompanied by a release of all indemnifiable claims against the Indemnified Party) without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. Whether or not the Indemnifying Party shall have assumed the defense, such Indemnifying Party shall not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into without the Indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld or delayed. If the Indemnifying Party elects not to assume the defense of an action contemplated by this Section 9.4(b) within the manner contemplated above, or, if such action is assumed by the Indemnifying Party, the Indemnifying Party fails to conduct the defense actively and diligently, (A) the Indemnified Party may defend against the action in any manner it reasonably may deem appropriate; provided, however, that the Indemnified Party shall consult with the Indemnifying Party in connection therewith; (B) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the reasonable costs of defending against the action (including reasonable attorneys’ fees and expenses) to the extent such costs are Losses for which the Indemnified Party is entitled to indemnification therefor hereunder; and (C) the Indemnifying Party will remain responsible for any costs the Indemnified Party may incur resulting from the action to the extent such costs are Losses for which the Indemnified Party is entitled to indemnification therefor hereunder; provided, however, that, in the event that it is determined that the Indemnified Party was not entitled to indemnification for any costs that are Losses hereunder, such Indemnified Party shall promptly refund to the Indemnifying Party that portion of the amounts paid or reimbursed by the Indemnifying Party to such Indemnified Party in respect of reimbursement of such costs. In the event that both the Indemnified Party and the Indemnifying Party are named as defendants in an action and/or the representation of both Persons by the same counsel would be appropriate under applicable standards of professional conduct, they shall both be represented by the same counsel (on whom they shall agree), unless such counsel, the Indemnified Party or the Indemnifying Party shall determine that such counsel has a conflict of interest in representing both the Indemnified Party and the Indemnifying Party in the same action or proceeding and the Indemnified Party and the Indemnifying Party do not waive such conflict to the satisfaction of such counsel, in which case the reasonable expense of separate counsel for the Indemnified Party shall be paid by the Indemnifying Party.

(c) Payment. On each occasion that any Indemnified Party shall be entitled to indemnification or reimbursement under this Article IX, the Indemnifying Party shall, at each such time, promptly pay the amount of such indemnification or reimbursement.

9.5 Adjustments to Merger Consideration. The Company, Parent, the Surviving Entity and the Shareholders agree to treat each indemnification payment pursuant to this Article IX as an adjustment to the consideration to be issued pursuant to the Merger for all Tax purposes and shall take no position contrary thereto unless required to do so by applicable Tax Law pursuant to a determination as defined in Section 1313(a) of the Code.

9.6 Waiver of Reliance on Excluded Information. (a) Other than for purposes of Section 3.19 or Section 4.5, the Company and the Shareholders, on one side, and Parent and Merger Sub, on the other, each disclaim and waive for all purposes hereunder reliance on, any claim under, or failure to satisfy a condition set forth in Section 7.3 related to, any fact, circumstance or event related to any of the other Parties or any of their Subsidiaries (for these purposes, expressly including joint ventures) that was actually Known (for avoidance of doubt, subject to the provisions set forth in Section 10.3(m)) by any such waiving Party (including, in the case of the Shareholders or the Company, the Shareholders Representative); and (b) the Company and the Shareholders each disclaim and waive for all purposes hereunder reliance on, any claim under, or failure to satisfy a condition set forth in Section 7.3 related to, any action or failure to take action by the Company, Parent or any of their respective Subsidiaries (for these purposes, expressly including joint ventures) that was taken by or at the direction or with the consent (which need not be in writing), of the Shareholder Representative, including in his capacity as an officer, director, contractor or fiduciary of the Company, Parent or any of their respective Subsidiaries (any fact, circumstance or event or action or failure to take action contemplated by clause (a) through (b) as applicable to those Parties having provided the applicable disclaimer and waiver with respect thereto, “Excluded Information”). Without limiting the foregoing, none of Parent, the Company or the Shareholders may (x) rely upon any Excluded Information to form the basis of any failure to satisfy any condition set forth in Section 7.3 (including Section 7.3(a) or Section 7.3(b)), (y) rely upon any Excluded Information to form the basis of any right of termination pursuant to Section 8.1 (including Section 8.1(e)), or (z) make a claim for indemnification pursuant to this Article IX related to any Excluded Information.

9.7 Nature of Shareholder Indemnification Obligations.

(a) Obligations Regarding the Company. The obligations of the Shareholders to indemnify the Parent Indemnified Parties pursuant to this Article IX shall be several and not joint to the extent the obligation arises pursuant to Section 9.2(a)(i), Section 9.2(a)(ii) or Section 9.2(a)(iii) with respect to any misrepresentation or breach of any representation or warranty made or deemed made by the Company, any failure to perform any covenant or agreement of the Company or the Audited Company Financial Statements, respectively, in either case such that each Shareholder’s obligation therefor shall be pro rata with respect to the Equity Interests of the Company as set forth on Exhibit A hereto; provided, however, that (i) such obligations of the Controlling Trusts shall be joint and several obligations of the Controlling Trusts and not pro rata and (ii) the Controlling Trusts shall jointly and severally unconditionally guarantee for the benefit of the Parent Indemnified Parties the payment of all such obligations of any Shareholder (regardless of whether such Shareholder is or becomes a Signatory Shareholder).

(b) Obligations Regarding a Shareholder. The obligations of the Shareholders to indemnify the Parent Indemnified Parties pursuant to this Article IX shall be several and not joint to the extent the obligation arises pursuant to Section 9.2(a)(i) or Section 9.2(a)(ii) with respect to any misrepresentation or breach of any representation or warranty made or deemed made by a Shareholder or any failure to perform any covenant or agreement of a Shareholder, in either case such that obligation therefor shall be a liability of the Shareholder making such representation or warranty or failing to perform any covenant or agreement, respectively, giving rise to the obligation; provided, however, that any such obligations of any Shareholder shall be joint and several obligations of the Controlling Trusts with such Shareholder notwithstanding any Liability therefor otherwise.

9.8 Sole and Exclusive Remedy. Except as otherwise provided below, the indemnification provided for in this Article VII, subject to the limitations set forth herein or therein, shall be the exclusive post-Closing remedy available to any Indemnified Party in connection with any Losses arising out of the matters set forth in this Agreement or the transactions contemplated hereby; provided, however, that nothing herein will limit in any way any such Indemnified Party’s (A) remedies in respect of fraud or willful breach of any representation, warranty, covenant or agreement herein, or (B) rights hereunder to injunctive or other equitable relief to enforce its rights under this Agreement or in connection with the transactions contemplated hereby.

ARTICLE X

DEFINITIONS, CONSTRUCTION, ETC.

10.1 Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Acquisition Proposal” means, when used with respect to any Party, any offer or proposal to enter into or consummate an Acquisition Transaction with respect to such Party.

“Acquisition Transaction” means, when used with respect to any Party, any transaction or series of related transactions (other than the transactions contemplated by this Agreement) resulting in: (i) any acquisition or purchase from such Party by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than twenty percent (20%) of the total outstanding voting securities of such Party or any of its Subsidiaries, or any tender offer or exchange offer that, if consummated, would result in the Person or “group” (as defined in or under Section 13(d) of the Exchange Act) making such offer beneficially owning twenty percent (20%) or more of the total outstanding voting securities of such Party or any of its Subsidiaries; (ii) any merger, consolidation, business combination or other similar transaction involving such Party or any of its Subsidiaries pursuant to which the shareholders of such Party immediately prior to the consummation of such transaction would hold less than eighty percent (80%) of the equity interests in the surviving or resulting entity of such transaction immediately after consummation thereof; (iii) any sale, exchange, transfer, license, acquisition or disposition (in each case other than in the ordinary course of business) of more than twenty percent (20%) of the assets of the Party and/or its Subsidiaries taken on a consolidated basis (measured by either book or fair market value thereof); or (iv) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Party; provided, however, that any reference to an Acquisition Transaction with respect to the Company shall also include the issuance of any shares of Equity Interests of the Company or any of its Subsidiaries or any transaction which would be prohibited pursuant to Section 6.3(d) if consummated prior to the termination of this Agreement or the Effective Time.

“Affiliate” means, with respect to the Person to which it refers, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Applicable Law” means, with respect to any Person, (i) any foreign, national, federal, provincial, state, municipal or local law, statute, constitution, principle of common law, resolution, ordinance, code, edict, treaty, decree, rule, regulation, ruling or other similar requirement enacted, adopted, promulgated, applied or otherwise put into effect by or under the authority of a Governmental Entity that is binding upon or applicable to such Person, assets or set of facts, and (ii) the rules, regulations and listing agreements of any national securities exchange or automated quotation system on which securities of such Person are traded or listed.

“Business Day” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in New York are authorized or required by Applicable Law to close.

“Calculated Purchase Price” means the amount equal to (x) the total number of Parent Shares contemplated to be issued by Section 1.7(c) multiplied by (y) the Fixed Parent Share Price.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” means the United States Internal Revenue Code of 1986.

“Company Credit Agreement” means the Revolving Credit Agreement, dated September 17, 2007, by and among the financial institutions from time to time signatory thereto, Comerica Bank and the Company, including any waivers thereto with respect to the transactions contemplated hereby.

“Company Employee Plan” means any Employee Plan of the Company.

“Company Intellectual Property” means any Intellectual Property that is used, or held for use in the business of the Company or any of its Subsidiaries as currently conducted or as currently proposed to be conducted.

“Company Material Adverse Effect” means a Material Adverse Effect on the Company.

“Consent” means any approval, consent (including a negative consent), order, waiver, filing, authorization, license, sublicense, permit, notice, report of, or filing or registration with, or notification to, any Person or similar item.

“Contract” means any legally binding agreement, contract, mortgage, indenture, lease, sublease, license, sublicense, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, franchise, letter of intent, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, permission, commitment, covenant, assurance, dealer and distributorship agreement, supply agreement, development agreement, joint venture agreement, promotion agreement, partnership agreement or other undertaking of any nature, whether written, oral or implied, and each and every amendment, extension, exhibit, attachment, schedule, addendum, appendix, statement of work, change order, and any other similar instrument or document relating thereto, and including any right or obligation under any of the foregoing.

“Controlling Trusts” means Ronald N. Tutor Separate Property Trust and the Ronald N. Tutor 2006 QuickGRAT, each a Shareholder.

“Debt” means, without duplication, with respect to any Person (i) all obligations for borrowed money or extensions of credit (including bank overdrafts and advances); (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business; (iv) all obligations as lessee capitalized in accordance with GAAP; (v) all obligations of others secured by a Lien on any asset, whether or not such obligations are assumed; (vi) all obligations, contingent or otherwise, directly or indirectly guaranteeing any obligations of any other Person, all obligations to reimburse the issuer in respect of letters of credit or under performance or surety bonds, or other similar obligations; (vii) all obligations in respect of bankers’ acceptances and under reverse repurchase agreements; and (viii) all obligations in respect of futures contracts, swaps, other financial contracts and other similar obligations (determined on a net basis as if such contract or obligation was being terminated early on such date).

“Decree” means any judgment, decision, decree, prohibition, injunction, ruling, writ, assessment or order of any Governmental Entity that is binding on any Person or its property under Applicable Law.

“Distributable Property” means the properties and other assets identified on Section 10.1 of the Company Schedule.

“DOL” means the United States Department of Labor.

“Employee Plan” of any Person means any plan, program, policy, practice, contract, agreement or other arrangement (written or oral) providing for deferred compensation, profit sharing, bonus, severance, termination pay, performance awards, stock option, share appreciation right or other stock-related awards, fringe benefits, group or individual health, dental, medical, life insurance, survivor benefit or other welfare, pension or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been maintained, contributed to, or required to be contributed to, by such Person or any of its Subsidiaries or ERISA Affiliates for the benefit of any Employee, or pursuant to which such Person or any of its Subsidiaries has or may have any Liability.

“Environmental Law” means, whenever in effect, any and all Applicable Laws and Permits issued, promulgated or entered into by any Governmental Entity relating to the environment, workplace health or safety, or the treatment, storage, disposal, management, Release or threatened Release of, or exposure to, hazardous materials, substances or waste.

“Equity Interests” means, with respect to any Person, any of (i) its capital stock, partnership interests (general or limited), limited liability company interests, trust interests or other securities which entitle the holder thereof to participate in the earnings of such Person or to receive dividends or distributions on liquidation, winding up or dissolution of such Person, or to vote for the election of directors or other management of such Person, or to exercise other rights generally afforded to shareholders of a corporation; (ii) any stock appreciation, phantom stock, profit participation, or similar rights with respect to any capital stock of such Person; or (iii) any security convertible into, exchangeable for or evidencing the right to subscribe for or acquire any security contemplated by clause (i) or clause (ii) hereof, including any common stock, preferred stock, option, warrant, subscription right, purchase right, conversion right, exchange right or other similar Contract.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person that, together with the Company or the Parent (as applicable) or any of their respective Subsidiaries, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and the regulations thereunder within the past 6 years

“Exchange Act” means the Securities Exchange Act of 1934.

“Fixed Parent Share Price” means the average closing price per share of Parent Common Stock as reported on the NYSE Composite Transaction Tape (as reported in The Wall Street Journal, or, if not reported thereby, any other authoritative source) for the last five (5) trading days prior to but not including the Closing Date, as adjusted pursuant to Section 2.4.

“GAAP” means generally accepted accounting principles effective in the United States.

“Government Bid” of a Person means any quotation, bid or proposal by such Person or any of its Subsidiaries that, if accepted or awarded, would lead to a Government Contract.

“Government Contract” of a Person means any Contract that is (a) between such Person or any of its Subsidiaries and a Governmental Entity or (b) is entered into by such Person or any of its Subsidiaries as a subcontractor (at any tier) in connection with a Contract between another entity and a Governmental Entity, in each case for the provision of services by such Person or any of its Subsidiaries for payments in excess of $5,000,000.

“Governmental Entity” means any government, any governmental, regulatory or administrative entity or body, department, commission, board, agency or instrumentality, any court, tribunal or judicial body or any other governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental department, division, agency, bureau, office, branch, court, commission, tribunal, or other governmental instrumentality) or any political or other subdivision or part of any of the foregoing, in each case whether federal, state, territorial, commonwealth, province, county, provincial, municipal, district, local or foreign.

“Hazardous Material” means any material, substance, or waste as to which liability or standards of conduct may be imposed pursuant to any Environmental Law.

“Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority to or serving as a basis for priority thereof; (ii) all inventions (whether or not patentable), invention disclosures, improvements, trade secrets, proprietary process information, computer software programs (in both source code and object code form), technology, business methods, technical data and customer lists, tangible or intangible proprietary information, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world; (viii) all Web addresses, sites and domain names and numbers; and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.

“IRS” means the United States Internal Revenue Service.

“Knowledge” (and other words of similar import) means the actual knowledge after reasonable inquiry (which, for avoidance of doubt, shall not include accessing the online data room made available by the Company) of (i) when used with respect to the Company, Ronald N. Tutor, Jack Frost, William B. Sparks, John D. Barrett and Josh Randall; (ii) when used with respect to Parent, Robert Band, Kenneth R. Burk, Anthony J. Buccitelli and Susan Mellace; or (iii) when used with respect to any other Person, the executive officers and directors (or other persons holding similar positions) of such Person (or if such Person is a natural person, such natural person), or, if any person named in this definition shall no longer be employed by its employer as of the date hereof or no longer shall have the responsibilities in such capacity as processed as of the date hereof, the person holding the comparable office or job with comparable experience and responsibility of such named person.

“Lease” means all of the applicable party’s right, title and interest in all leases, subleases, licenses, concessions and other agreements (written or oral), pursuant to which such party holds a leasehold or subleasehold estate in, or is otherwise granted the right to use or occupy, the Leased Real Property, including the right to all security deposits and other amounts and instruments deposited thereunder.

“Leased Real Property” means any land, buildings, structures, improvements, fixtures or other interest in real property which are used or occupied pursuant to a Lease.

“Legal Proceeding” means any action, cause of action, claim (or counterclaim), demand, suit, litigation, proceeding (public or private), criminal prosecution, audit, citation, summons, subpoena, inquiry, arbitration, mediation, alternative dispute resolution procedure or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, by or before any Governmental Entity or other tribunal, arbitrator or mediator.

“Liability” means any and all claims, debts, liabilities, obligations and commitments of whatever nature, whether asserted or unasserted, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated or due or to become due, and whenever or however arising (including those arising out of any Contract or tort, whether based on negligence, strict liability or otherwise) and whether or not the same would be required by GAAP to be reflected as a liability in financial statements or disclosed in the notes thereto.

“Lien” means any lien (including any lien for unpaid Taxes), pledge, mortgage, deed of trust, security interest, claim, lease, sublease, license, charge, option, right of first refusal, easement, restriction, condition, reservation, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, or encumbrance or adverse claims or rights of any nature whatsoever.

“Losses” shall mean, without duplication for purposes of recovery, claims, losses, liabilities, deficiencies, royalties, damages, diminution of value, debt, interest and penalties, costs and expenses, including reasonable out-of-pocket attorneys’ fees and expenses and other expenses of investigation and defense.

“Material Adverse Effect” means, when used with respect to any Party, any fact, circumstance, change or effect that, individually or when taken together with all other facts, circumstances, changes or effects in the aggregate, has had or would be reasonably expected to have or result in a material adverse effect on (a) the business, assets, liabilities, properties, financial condition, or results of operations of such Party and its Subsidiaries, taken as a whole, other than facts, circumstances, changes or effects resulting from: (i) general market, economic or political conditions (including any changes arising out of acts of terrorism or war, weather conditions or other force majeure events) in the jurisdictions in which such Party or any of its Subsidiaries does business that do not disproportionately affect such Party and its Subsidiaries, taken as a whole, in any material respect compared to other Persons operating similar businesses in such jurisdictions; (ii) general market, legal or economic conditions in the engineering or construction industries that do not disproportionately affect such Party and its Subsidiaries, taken as a whole, in any material respect compared to other participants in such industries; (iii) the condition of the financial or securities markets in the countries in which such Party or any of its

Subsidiaries does business that do not disproportionately affect such Party and its Subsidiaries, taken as a whole, in any material respect compared to other Persons in such markets; (iv) any change in the stock price or trading volume of Equity Interests of such Party traded or listed on any national securities exchange or quotation system (but not any circumstance, change or effect that may be underlying such change to the extent such circumstance, change or effect would otherwise constitute a Material Adverse Effect); (v) the pendency of this Agreement or any of the transactions contemplated hereby, including the Merger, or the taking of any action contemplated hereby or expressly permitted by the other Party hereto; or (vi) changes in GAAP, or (b) the ability of such Party (or (x) in the case of Parent or Merger Sub or (y) in the case of the Company, any Shareholder) to perform its obligations pursuant to this Agreement and the other Related Agreements and to consummate the transactions contemplated hereby and thereby in a timely manner.

“Material Contract” means any of the following:

(i) employment or independent personal services contractor agreement involving compensation in excess of $250,000 per year;

(ii) lease of personal property having a value individually in excess of $1,000,000;

(iii) Contract of guaranty to any third party in excess of $5,000,000;

(iv) Contract containing any covenant limiting the freedom of the Person or any of its Affiliates (for avoidance of doubt for purposes of this clause (iv), determined before or after the Closing) to engage in any line of business or in any geographic territory or to compete with any other Person, or pursuant to which the Person or any of its Affiliates has granted to any other Person any exclusivity to any geographic territory, any customer, or any product or service or expressly limits in any material respect the right of the Person or any of its Affiliates to engage in any activities with respect to its business;

(v) Contract relating to capital expenditures and involving future payments in excess of $5,000,000 in the aggregate;

(vi) Contract not already fully performed relating to the acquisition or disposition of assets with a value in excess of $5,000,000 or any interest with a value in excess of $5,000,000 in any business enterprise outside the ordinary course of the Person’s or any of its Subsidiaries’ businesses;

(vii) Contract relating to the borrowing of money or the extension of credit or evidencing any Debt or securing such Debt with a principal amount in excess of $5,000,000;

(viii) other than Contracts covered by other clauses, settlement, conciliation or similar Contract with any Governmental Entity or any other Person, in either case pursuant to which the subject Person would reasonably be expected to be required after the date hereof to pay consideration in excess of $5,000,000;

(ix) any Contract pursuant to which a Person has advanced or loaned any amount to any of its shareholders, officers or directors, other than for the reimbursement of business expenses in ordinary course of business consistent with past practice;

(x) a material joint venture, partnership, strategic alliance or other Contract involving the sharing of profits, losses, costs or liabilities with any Person (including any “earn out” or other similar payments) that, in terms of size or terms, is not consistent with past practice;

(xi) a Contract with the owner of a project, the performance of which involves payment or the provision of services to or from such subject Person in excess of $20,000,000 in any year; or

(xii) other Contract that alone, or in connection with other related Contracts, for which such Person or any of its Subsidiaries has aggregate surviving obligations in excess of $10,000,000 that, in terms of size or terms, is not consistent with past practice.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“NYSE” means the New York Stock Exchange.

“Outstanding Common Stock Number” means the sum of the total number of shares of Company Common Stock issued and outstanding as of immediately prior to the Effective Time.

“Parent Capital Stock” means any Parent Common Stock or Parent Preferred Stock.

“Parent Employee Plan” means any Employee Plan of Parent.

“Parent Intellectual Property” means any Intellectual Property that is necessary for, used, or held for use in the business of Parent or any of its Subsidiaries as currently conducted or as currently proposed to be conducted.

“Parent Material Adverse Effect” means a Material Adverse Effect on Parent.

“Parent Equity Plans” means Parent’s 2004 Stock Option and Incentive Plan, Parent’s Special Equity Incentive Plan, Parent’s Amended And Restated (2004) General Incentive Compensation Plan, Parent’s Amended and Restated 2004 Construction Business Unit Incentive Compensation Plan and any predecessor or successor plan to any of the foregoing.

“Parent Option” means any option or other right to purchase Parent Common Stock, whether issued pursuant to the Parent Equity Plans or otherwise.

“Permits” means approvals, permits, notifications, licenses, grants, authorizations, Consents, easements, notifications, certificates, approvals, orders and franchises issued, granted, given, required or otherwise made available by or from any Governmental Entity.

“Permitted Liens” shall mean (a) Liens for Taxes not yet due and payable; (b) Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen, equipment providers and other like Liens arising in the ordinary course of business for sums not yet due and payable; (c) statutory Liens claimed or held by any Governmental Entity that are related to obligations that are not due or delinquent; (d) restrictions on resale of securities imposed by applicable Legal Requirements; (e) security given in the ordinary course of business to any public utility, Governmental Entity or other statutory or public authority; (f) with respect to leased or licensed personal property and Intellectual Property, the terms and conditions of the lease or license applicable thereto; (g) with respect to real property, zoning, building codes and other land use laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the applicable business as currently conducted, or the violation of which would not have a material adverse effect on the applicable business; (h) easements, covenants, conditions, restrictions and other similar matters affecting title to real property and other encroachments and title and survey defects that do not or would not materially impair the use or occupancy of such real property in the operation of the applicable business as currently conducted; and (i) other Liens (other than those securing indebtedness) that do not materially interfere with the use or operation of the property subject thereto.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity, including the media.

“Pre-Closing Period” means any taxable period or portion thereof ending on or before the Closing Date. If a taxable period begins on or before the Closing Date and ends after the Closing Date, then the portion of the taxable period through the end of the Closing Date shall constitute a Pre-Closing Period.

“Prohibited Transaction” has the meaning set forth in Section 406 of ERISA and Section 4975 of the Code.

“Regulation S-K” means Regulation S-K promulgated under the rules and regulations of the SEC.

“Regulation S-X” means Regulation S-X promulgated under the rules and regulations of the SEC.

“Related Agreements” means this Agreement, the Shareholders Agreement, the Company Shareholder Written Consent, the Employment Agreement, the Charter Amendment, the Dividend Notes, and any other Contracts, documents, schedules, certifications or other instruments being delivered pursuant to or in connection with this Agreement or the any other Related Agreement.

“Release” has the meaning set forth in Section 101(22) of CERCLA.

“Representative” means, when used with respect to any Person, such Person’s Affiliates (including Subsidiaries) and such Person’s or any of the foregoing Persons’ respective shareholders, partners, members, managers, directors (or committees thereof), officers, employees, trustees, trust beneficiaries, agents, representatives, advisors (including financial advisors, bankers, consultants, counsel and accountants) and controlling Persons.

“Restricted Period” means the period from the Effective Time until the fifth (5th) anniversary thereof.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“SOX” means the Sarbanes-Oxley Act of 2002.

“Subsidiary” of any Person shall mean (a) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof; (b) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (c) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company; (d) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof; or (e) any joint venture to which such Person or any of its other Subsidiaries is party or owner or part-owner; provided, however, that (x) each representation or warranty made by a Party herein with respect to Subsidiaries shall relate to joint ventures of such Party that are neither operated nor managed by such Party or one of its Subsidiaries only to the extent to which such Party has Knowledge of such matter with respect to such joint venture, and (y) each covenant or agreement made by a Party hereunder with respect to Subsidiaries shall relate to joint ventures of such Party that are neither operated nor managed by such Party or one of its Subsidiaries only to the extent to which such Party has a right to control or influence such matter with respect to such joint venture.

“Superior Proposal” shall mean any bona fide Acquisition Proposal (it being understood that, solely for purposes of this definition, references to “twenty percent (20%)” and “eighty percent (80%)” in the definition of

Acquisition Transaction shall be deemed to be replaced with “forty-five percent (45%)” and “fifty-five percent (55%)” for purposes of the reference to the Acquisition Proposal contemplated thereby) relating to an Acquisition Transaction that the Parent Board shall have reasonably determined in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel, and after taking into account the financial, legal and regulatory aspects of such Acquisition Transaction, strategic considerations relating to the Parent (including whether such Acquisition Transaction is more favorable from a long-term strategic standpoint), the identity of the Person making the Acquisition Proposal, the conditions and likelihood of consummation of the Acquisition Transaction and the transactions contemplated hereby, any revisions to the terms hereof proposed by the Company and the Shareholders pursuant to clause (B) of Section 6.5(b)) and any other factors deemed in good faith to be appropriate thereto, is more favorable to the Parent Shareholders (in their capacity as such) than the transactions contemplated by this Agreement.

“Tax” means all (i) United States federal, state or local or non United States taxes, assessments, charges, duties, levies or other similar governmental charges of any nature, including all income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, fees, levies or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest; (ii) any liability for the payment of any amount of a type described in clause (i) arising as a result of being or having been a member of any consolidated, combined, unitary or other group or being or having been included or required to be included in any Tax Return related thereto; and (iii) any liability for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Returns” means all returns, declarations, reports, claims for refund, information statements and other documents relating to Taxes, including all schedules and attachments thereto, and including all amendments thereof.

10.2 Index of Defined Terms. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Reference
“Acquisition Agreement”	Section 6.5(a)
“Acquisition Proposal”	Section 10.1
“Acquisition Transaction”	Section 10.1
“Affiliate”	Section 10.1
“Agreement”	Preamble
“Antitrust Laws”	Section 3.5
“Applicable Law”	Section 10.1
“Applicable Period”	Section 6.5(b)
“Articles of Amendment”	Section 1.9
“Audited Company Financial Statements”	Section 7.2(j)
“Available Cash”	Section 6.20
“Basket”	Section 9.3(c)
“Business Day”	Section 10.1
“Calculated Purchase Price”	Section 10.1
“California Secretary of State”	Section 1.3
“Cash Dividend”	Section 6.20
“CERCLA”	Section 10.1
“Certificate of Merger”	Section 1.3
“CGCL”	Recitals

Term	Reference
“Charter Amendment”	Section 1.9
“Closing”	Section 1.2
“Closing Date”	Section 1.2
“COBRA”	Section 10.1
“Code”	Section 10.1
“Company”	Preamble
“Company Common Stock”	Section 1.7(b)
“Company Credit Agreement”	Section 10.1
“Company Employee Plan”	Section 10.1
“Company Financial Statements”	Section 3.7(a)
“Company Improvements”	Section 3.15(d)
“Company Intellectual Property”	Section 10.1
“Company Leased Real Property”	Section 3.15(b)(i)
“Company Leases”	Section 3.15(b)(i)
“Company Material Adverse Effect”	Section 10.1
“Company Material Contract”	Section 3.13(a)
“Company Owned Real Property”	Section 3.15(a)
“Company Real Property”	Section 3.15(b)(i)
“Company Schedule”	Section 10.3(k)
“Company Shareholder Written Consent”	Recitals
“Company Tax Returns”	Section 3.19(a)
“Competing Operation”	Section 6.16(a)
“Confidentiality Agreement”	Section 6.8(c)
“Consent”	Section 10.1
“Contract”	Section 10.1
“Controlling Trusts”	Section 10.1
“Debt”	Section 10.1
“Decree”	Section 10.1
“Dissenting Shares”	Section 2.2
“Distributable Property”	Section 10.1
“Dividend Note”	Section 6.20
“DOJ”	Section 6.7(b)
“DOL”	Section 10.1
“Effective Time”	Section 1.3
“Employee Plan”	Section 10.1
“Employment Agreement”	Recitals
“Environmental Law”	Section 10.1
“Equity Interest”	Section 10.1
“ERISA”	Section 10.1
“ERISA Affiliate”	Section 10.1
“Exchange Act”	Section 10.1
“Exchange Agent”	Section 2.1(a)
“Exchange Fund”	Section 2.1(a)
“Exchange Ratio”	Section 1.7(c)
“Excluded Information”	Section 9.6
“Extended Termination Date”	Section 8.1(b)
“Fixed Parent Share Price”	Section 10.1
“FTC”	Section 6.7(b)
“GAAP”	Section 10.1
“Government Bid”	Section 10.1
“Government Contract”	Section 10.1

Term	Reference
“Governmental Entity”	Section 10.1
“Hazardous Material”	Section 10.1
“HSR Act”	Section 6.7(b)
“Indemnified Party”	Section 9.4(a)
“Indemnifying Party”	Section 9.4(a)
“Initial Survival Termination Date”	Section 9.1(a)
“Initial Termination Date”	Section 8.1(b)
“Intellectual Property”	Section 10.1
“IRS”	Section 10.1
“Knowledge”	Section 10.1
“Lease”	Section 10.1
“Leased Real Property”	Section 10.1
“Legal Proceeding”	Section 10.1
“Liability”	Section 10.1
“Liability Cap Amount”	Section 9.3(a)
“Lien”	Section 10.1
“Losses”	Section 10.1
“Massachusetts Secretary of State”	Section 1.9
“Material Adverse Effect”	Section 10.1
“Material Contract”	Section 10.1
“Merger”	Recitals
“Merger Sub”	Preamble
“Minimum Claim Amount”	Section 9.3(c)
“Most Recent Company Balance Sheet”	Section 3.7(a)
“Most Recent Company Fiscal Year End”	Section 3.7(a)
“Most Recent Parent Audited Balance Sheet”	Section 5.7(b)
“Most Recent Parent Fiscal Year End”	Section 5.7(b)
“Multiemployer Plan”	Section 10.1
“Note Dividend”	Section 6.20
“NYSE”	Section 10.1
“Outstanding Common Stock Number”	Section 10.1
“Parent”	Preamble
“Parent Board”	Recitals
“Parent Capital Stock”	Section 10.1
“Parent Change of Recommendation”	Section 6.5(a)
“Parent Common Stock”	Section 1.7(c)
“Parent Employee Plan”	Section 10.1
“Parent Equity Plans”	Section 10.1
“Parent Financial Statements”	Section 5.7(b)
“Parent Improvements”	Section 5.15(d)
“Parent Indemnified Parties”	Section 9.2(a)
“Parent Intellectual Property”	Section 10.1
“Parent Leased Real Property”	Section 5.15(b)(i)
“Parent Leases”	Section 5.15(b)(i)
“Parent Material Adverse Effect”	Section 10.1
“Parent Material Contract”	Section 5.13(a)
“Parent Option”	Section 10.1
“Parent Owned Real Property”	Section 5.15(a)
“Parent Preferred Stock”	Section 5.6(a)
“Parent Real Property”	Section 5.15(b)(i)
“Parent RSU”	Section 5.6(b)

Term	Reference
“Parent Schedule”	Section 10.3(k)
“Parent SEC Report”	Section 5.7(a)
“Parent Shareholder Approval”	Section 5.25
“Parent Shareholders”	Section 6.6(e)
“Parent Shareholders Meeting”	Section 6.6(e)
“Parent Shares”	Section 1.7(c)
“Parent Tax Returns”	Section 5.19(a)
“Party”	Preamble
“Payment”	Section 3.23(a)
“Permit”	Section 10.1
“Permitted Lien”	Section 10.1
“Person”	Section 10.1
“Pre-Closing Period”	Section 10.1
“Pre-Closing Taxes”	Section 10.1
“Preferred Bidder Status”	Section 3.14(g)
“Prohibited Transaction”	Section 10.1
“Proxy Statement”	Section 6.6(a)
“Qualifying Parent Change of Recommendation”	Section 6.5(b)
“Regulation S-K”	Section 10.1
“Regulation S-X”	Section 10.1
“Related Agreements”	Section 10.1
“Release”	Section 10.1
“Representatives”	Section 10.1
“Restricted Period”	Section 10.1
“Restricted Territory”	Section 6.16(a)
“SEC”	Section 10.1
“Securities Act”	Section 10.1
“Share Issuance”	Section 5.25
“Shareholder Indemnified Parties”	Section 9.2(b)
“Shareholder Representative”	Preamble
“Shareholders”	Preamble
“Shareholders Agreement”	Recitals
“Signatory Shareholders”	Preamble
“SOX”	Section 10.1
“Special Committee”	Recitals
“Subject Shares”	Section 4.1
“Subsidiary”	Section 10.1
“Superior Proposal”	Section 10.1
“Surviving Entity”	Section 1.1
“Takeover Law”	Section 3.26
“Tax”	Section 10.1
“Tax Return”	Section 10.1
“Termination Date”	Section 8.1(b)
“Third Party Claim”	Section 9.4(a)
“Unaudited Company Financial Statements”	Section 3.7(a)
“Unlawful Payment”	Section 3.14(f)
“WARN Act”	Section 3.20

10.3 Construction. Unless otherwise indicated to the contrary:

(a) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice versa.

(b) The words “include” and “including,” and other words of similar import when used herein shall not be deemed to be terms of limitation but rather shall be deemed to be followed in each case by the words “without limitation.”

(c) The word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if.”

(d) Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections,” “Annexes,” “Exhibits” and “Schedules” are intended to refer to Articles, Sections, Annexes, Exhibits and Schedules of or to this Agreement, as applicable.

(e) The words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Article, Section or other subdivision of this Agreement.

(f) Any reference herein to “dollars” or “$” shall mean United States dollars.

(g) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(h) Any reference herein to Applicable Law shall be deemed to include reference to all Applicable Law, and any reference herein to a specific Applicable Law (or, with respect to any statute, ordinance, code, rule or regulation, any provision thereof) shall be deemed to include reference to such Applicable Law and any Applicable Law promulgated thereunder (or provision thereof, as applicable), in either case including any successor(s) thereto, respectively, and as may be amended from time to time. Any reference herein to a Governmental Entity shall be deemed to include reference to any successor thereto.

(i) The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and the other Related Agreements and have participated jointly in the negotiation and drafting of this Agreement and the other Related Agreements and hereby waive the application of any law, regulation, holding, rule of construction or other Applicable Law providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement or any other Related Agreement.

(j) Whenever this Agreement requires the disclosure of an agreement on the Company Schedule or the Parent Schedule or the delivery to a Party of an agreement, that disclosure requirement or delivery requirement, as applicable, shall also require the disclosure or delivery of each and every amendment, extension, exhibit, attachment, schedule, addendum, appendix, statement of work, change order, and any other similar instrument or document relating to that agreement.

(k) The Company shall deliver to Parent a disclosure schedule (the “Company Schedule”) setting forth certain exceptions to, and providing certain required supplementary information with respect to, the Company’s and the Shareholders’ representations, warranties, covenants and agreements hereunder in connection with the execution and delivery of this Agreement, which shall be arranged in order corresponding to the appropriate provisions of this Agreement. Parent shall deliver to the Company a disclosure schedule (the “Parent Schedule”) setting forth certain exceptions to, and providing certain required supplementary information with respect to, Parent’s representations, warranties, covenants and agreements hereunder in connection with the execution and delivery of this Agreement, which shall be arranged in order corresponding to the appropriate provisions of this Agreement. Neither the Company nor Parent shall have any right to update or supplement the Company Schedule or the Parent Schedule, respectively, without the written consent of the other Party, which may be withheld or delayed at its sole discretion. Any such updates or supplements thereto made shall be disregarded for all purposes until such written consent is delivered, if at all. All capitalized terms not defined in the Company Schedule or the Parent Schedule shall have the meanings ascribed to them in this Agreement. The disclosure of any matter in the Company Schedule or the Parent Schedule shall be deemed to be a disclosure for all purposes of this Agreement to which such matter is readily apparent on the face thereof. The listing of any matter in the Company Schedule or the Parent Schedule shall expressly not be deemed to constitute an admission by the Party delivering such schedule, or to otherwise imply, that any such matter is material, is required to be disclosed under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. No disclosure in the Company Schedule or the Parent Schedule relating to any possible breach or violation of any Contract or Applicable Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. In no event shall the listing of any matter in the Company Schedule or the Parent Schedule be deemed or interpreted to expand the scope of the Company’s, the Shareholders’ or Parent’s representations, warranties, covenants and/or agreements set forth in this Agreement, respectively. All attachments to the Company Schedule or the Parent Schedule are incorporated by reference into such schedule.

(l) The representations, warranties, covenants and obligations of the Parties, and the rights and remedies that may be exercised by the Indemnified Parties pursuant to Section 9.2 based on such representations, warranties, covenants and agreements hereunder, will not be limited or affected by any investigation conducted by any Party or any of its Representatives, or any knowledge acquired (or capable of being acquired) by such Party or any of its Representatives at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or agreement, except in each case as otherwise provided in Section 9.6.

(m) For avoidance of doubt, any Knowledge by the Shareholder Representative in his capacity as an officer or director of the Company or any of its Subsidiaries shall not be deemed Knowledge of any of Parent or Merger Sub.

ARTICLE XI

GENERAL PROVISIONS

11.1 Notices. All notices, requests, demands, claims and other communications hereunder will be in writing except as expressly provided herein. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (i) when delivered personally or by commercial delivery service to the recipient; (ii) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid); (iii) when delivered (with acknowledgment of a complete transmission) if sent by facsimile transmission; or (iv) three (3) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Notices shall be deemed to be properly addressed to any party hereto if addressed to the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)	if to Parent or Merger Sub, to:

Perini Corporation
73 Mt. Wayte Avenue
Framingham, Massachusetts 01701
	Attention:	Robert Band, President & Chief Operating Officer
	Facsimile:	(508) 628-2010

with a copy (which shall not constitute notice to Parent or Merger Sub) to:

Kirkland & Ellis LLP
655 Fifteenth Street, N.W.
Washington, D.C. 20005-5793
	Attention:	George P. Stamas, Esq.
	Facsimile:	(202) 879-5200

(b)	if to the Company, to:

Tutor-Saliba Corporation
15901 Olden Street
Sylmar, California 91342
	Attention:	Ronald N. Tutor, President & Chief Executive Officer
	Facsimile:	(818) 364-9574

with a copy (which shall not constitute notice to the Company) to each of the following:

Latham & Watkins LLP
633 West Fifth Street, Suite 4000
Los Angeles California 90071-2007
	Attention:	Mark A. Stegemoeller, Esq. Steven B. Stokdyk, Esq.
	Facsimile:	(213) 891-8763

Castle & Associates
1925 Century Park East, Suite 210
Los Angeles, California 90067
	Attention:	Nomi L. Castle, Esq.
	Facsimile:	(310) 286-3404
(c)	if to any Shareholder, subject to Section 6.15, to the address of such Shareholder set forth on Exhibit A hereto, with a copy (which shall not constitute notice to the Shareholder) to each of the following:

Latham & Watkins LLP 633 West Fifth Street, Suite 4000 Los Angeles California 90071-2007
	Attention:	Mark A. Stegemoeller, Esq.
Steven B. Stokdyk, Esq.
	Facsimile:	(213) 891-8763

Castle & Associates
1925 Century Park East, Suite 210
Los Angeles California 90067
	Attention:	Nomi L. Castle, Esq.
	Facsimile:	(310) 286-3404

(d)	if to the Shareholder Representative, to the address of the Shareholder Representative set forth on Exhibit A hereto, with a copy (which shall not constitute notice to the Shareholder Representative) to each of the following:

Latham & Watkins LLP
633 West Fifth Street, Suite 4000
Los Angeles California 90071-2007
	Attention:	Mark A. Stegemoeller, Esq.
Steven B. Stokdyk, Esq.
	Facsimile:	(213) 891-8763

Castle & Associates
1925 Century Park East, Suite 210
Los Angeles California 90067
	Attention:	Nomi L. Castle, Esq.
	Facsimile:	(310) 286-3404

11.2 Entire Agreement. This Agreement, the other Related Agreements and the Confidentiality Agreement constitute the entire agreement between the Parties and supersede any prior understandings, agreements or representations (whether written or oral) by or between the Parties, written or oral, with respect to the subject matter hereof.

11.3 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereunder. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

11.4 Amendment. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each Party (subject to Section 6.15) except as expressly provided herein. Subject to Applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each Party (subject to Section 6.15); provided, however, that, in the event that this Agreement has been adopted and approved by the Parent Shareholders in accordance with Applicable Law, no amendment shall be made to this Agreement that requires the approval of such Parent Shareholders without such approval; and provided further that this Agreement may not be amended by Parent at any time without the approval of the Special Committee or, if such committee shall no longer be constituted, a majority of the directors of the Parent Board who are considered “independent directors” within the meaning of the rules of the NYSE and applicable federal securities laws.

11.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of any other Party, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party hereto contained herein or in any document delivered pursuant hereto; or (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. No such extension or waiver by any Party shall be valid unless the same shall be in writing and signed by the Party providing such extension or waiver, nor shall such extension or waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent default, misrepresentation or breach of warranty or covenant. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right. No conditions, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement shall be binding unless this Agreement is amended or modified in writing pursuant to the first sentence of Section 11.4.

11.6 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement in any state or federal court sitting in New York County, New York, this being in addition to any other remedy to which they are entitled at law, in equity or otherwise.

11.7 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or in equity, upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

11.8 Successors and Assigns; Assignment; No Third Party Beneficiaries.

(a) This Agreement shall be binding upon each Shareholder that is a natural person and each of its respective personal representatives, executors, administrators, estates, heirs, successors and assigns, if any, and each of Parent, Merger Sub, the Company and each Shareholder that is not a natural person and its respective successors and assigns, if any. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.

(b) No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties.

(c) Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than a Party any rights, interests, benefits or other remedies of any nature under or by reason of this Agreement.

11.9 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH (A) THE LAWS OF THE STATE OF CALIFORNIA WITH RESPECT TO MATTERS, ISSUES AND QUESTIONS RELATING TO THE MERGER OR THE FIDUCIARY DUTIES OF THE BOARD OF DIRECTORS OR OTHER COMPARABLE GOVERNING BODY AND OFFICERS OR MANAGERS OF THE COMPANY OR MERGER SUB, (B) THE LAWS OF THE STATE OF MASSACHUSETTS WITH RESPECT TO MATTERS, ISSUES AND QUESTIONS RELATING TO THE CHARTER AMENDMENT OR THE FIDUCIARY DUTIES OF THE BOARD OF DIRECTORS AND OFFICERS OF PARENT, AND (C) THE LAWS OF THE STATE OF NEW YORK WITH RESPECT TO ALL OTHER MATTERS, ISSUES AND QUESTIONS REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

11.10 Consent to Jurisdiction; Service of Process. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of any state or federal court sitting in New York County, New York in any Legal Proceeding arising out of or relating to this Agreement and agrees that all claims in respect of such Legal Proceeding may be heard and determined in any such court. Each Party also agrees not to bring any Legal Proceeding arising out of or relating to this Agreement in any other court. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue in, and any defense of inconvenient forum to the maintenance of, any Legal Proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 11.1; provided, however, that nothing in this Section 11.10 shall affect the right of any Party to serve legal process in any other manner permitted by Applicable Law or in equity. Each Party agrees that a final judgment in any Legal Proceeding so brought shall be conclusive and may be enforced by Legal Proceeding or in any other manner provided by law or in equity. The Parties intend that all foreign jurisdictions will enforce any Decree of any state or federal court sitting in New York County, New York in any Legal Proceeding arising out of or relating to this Agreement or any other Related Agreement.

11.11 WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDINGS (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER RELATED AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

11.12 Counterparts; Facsimile Delivery. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Any signature page delivered by facsimile or electronic image transmission shall be binding to the same extent as an original signature page. Any Party that delivers a signature page by facsimile or electronic image transmission shall deliver an original counterpart to any other Party that requests such original counterpart.

{Remainder of page intentionally left blank.}

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first written above.

Parent:

PERINI CORPORATION

By:	/s/ ROBERT BAND
Name:	Robert Band
Title:	President & Chief Operating Officer

Merger Sub:

TRIFECTA ACQUISITION LLC

By:	/s/ ROBERT BAND
Name:	Robert Band
Title:	President

TRIFECTA ACQUISITION LLC

By:	/s/ ROSEMARY A. ORTEGA
Name:	Rosemary A. Ortega
Title:	Secretary

{Signature page to Agreement and Plan of Merger}

Company:

TUTOR-SALIBA CORPORATION

By:	/s/ RONALD N. TUTOR
Name:	Ronald N. Tutor
Title:	President & Chief Executive Officer

TUTOR-SALIBA CORPORATION

By:	/s/ WILLIAM B. SPARKS
Name:	William B. Sparks
Title:	Secretary

Shareholder Representative:

/s/ RONALD N. TUTOR
Ronald N. Tutor

Shareholders:

RONALD N. TUTOR SEPARATE PROPERTY TRUST

By:	/s/ RONALD N. TUTOR
Name:	Ronald N. Tutor
Title:	Trustee

RONALD N. TUTOR 2006 QUICKGRAT

By:	/s/ RONALD N. TUTOR
Name:	Ronald N. Tutor
Title:	Trustee

{Signature page to Agreement and Plan of Merger}

Additional Signatory Shareholders:

/s/ JAMES A. FROST
Name:	James A. Frost

/s/ WILLIAM B. SPARKS
Name:	William B. Sparks

/s/ JOHN D. BARRETT
Name:	John D. Barrett

/s/ ROGER K. SEXTON
Name:	Roger K. Sexton

/s/ DAVID L. RANDALL
Name:	David L. Randall

/s/ GERALD W. BROWN
Name:	Gerald W. Brown

/s/ ROBERT STEPHEN LEWIS
Name:	Robert Stephen Lewis

/s/ MICHAEL J. KERCHNER
Name:	Michael J. Kerchner

/s/ JAMES FOSTER
Name:	James Foster

/s/ LEONARD KAAE
Name:	Leonard Kaae

/s/ MARK S. FISHBACH
Name:	Mark S. Fishbach

/s/ JOSEPH A. GUGLIELMO
Name:	Joseph A. Guglielmo

/s/ THOMAS E. ANDERSON
Name:	Thomas E. Anderson

/s/ JOHN MCSWEENEY
Name:	John McSweeney

{Signature page to Agreement and Plan of Merger}

/s/ MARK MAMCZARZ
Name:	Mark Mamczarz

/s/ ERIC CARLIN
Name:	Eric Carlin

{Signature page to Agreement and Plan of Merger}

Annex AA

Execution Version

AMENDMENT NO. 1 TO

THE AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 (this “Amendment”), dated as of May 28, 2008, to the Agreement and Plan of Merger, dated as of April 2, 2008 (the “Original Agreement”), is entered into by and among Perini Corporation, a Massachusetts corporation (“Parent”), Trifecta Acquisition LLC, a California limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub”), Tutor-Saliba Corporation, a California corporation (the “Company”), Ronald N. Tutor, a resident of California and a trustee under each of the Controlling Trusts (as defined in the Original Agreement) (in the capacity as Shareholder Representative as provided in Section 6.15 of the Original Agreement or in any other capacity contemplated hereby, the “Shareholder Representative”), and the shareholders of the Company (including the Shareholder Representative, each a “Shareholder” and collectively, the “Shareholders”), by the Shareholder Representative as their respective agent and attorney-in-fact pursuant to Section 6.15(a) of the Original Agreement. All capitalized terms used but not otherwise defined in this Amendment shall have the respective meanings ascribed thereto in the Original Agreement.

RECITALS

WHEREAS, the Parties entered into the Original Agreement on April 2, 2008, and Section 11.4 of the Original Agreement provides that, subject to Applicable Law and subject to the other provisions of the Original Agreement, the Original Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each Party;

WHEREAS, the Parties desire to amend the Original Agreement to clarify the understanding of the Parties that the Company will be permitted to make distributions to its Shareholders for taxes as a result of income of the Company from January 1, 2008 through the Closing, on the terms and subject to the conditions set forth herein; and

WHEREAS, the board of directors of Parent, acting upon the recommendation of the Special Committee, and the respective boards of directors of Merger Sub and the Company have each duly and validly adopted resolutions (i) determining that this Amendment and the other transactions contemplated hereby are advisable, fair to and in its and its respective shareholders’ or members’, as appropriate, best interests; and (ii) approving the execution and delivery of this Amendment and the consummation of the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, Parent, Merger Sub, the Company and the Shareholders hereby agree as follows:

ARTICLE I

AMENDMENTS TO THE ORIGINAL AGREEMENT

The Parties hereby agree to amend the Original Agreement as follows:

1.1 Amendment to Section 10.1 of the Company Schedule of the Original Agreement. Clause 2 of Section 10.1 of the Company Schedule to the Original Agreement is hereby amended and restated in its entirety to read as follows:

A cash distribution of up to $15,000,000 to the shareholders pro-rata to pay income taxes on the “net taxable income” of the Company (determined on a basis consistent with “net taxable income” in the definition of

“Final Separate Year Tax Amount” included in Section 10.1 of the Merger Agreement) for the period from January 1, 2008 to March 31, 2008; provided, however, that no further distributions of cash as “Distributable Property” shall be made from and after the date of the Amendment. Such distribution shall not be subject to the restrictions set forth in Section 6.20 of the Agreement.

1.2 Amendment to Add Section 6.21 to the Original Agreement. The Original Agreement is amended to add a new Section 6.21 to read as follows:

6.21 Adjustment for Pre-Closing Taxes.

(a) Notwithstanding the limitations set forth in Section 6.1(b)(ii) or Section 6.1(b)(vii), the Company may declare and pay in cash to the Shareholders as a tax distribution an amount equal to the Final Separate Tax Year Amount within one (1) Business Day of the Closing following the final determination of such amount as determined pursuant to this Section 6.21. Prior to declaring and distributing any amount under this subsection (a), the Company shall prepare and deliver (or shall cause to be prepared and delivered) to Parent within four (4) Business Days of the Closing a statement showing the Company’s calculation of the Final Separate Tax Year Amount (the “Draft Final Separate Tax Year Amount Statement”), together with such supporting calculations and workpapers with respect thereto and any other documents in connection therewith as Parent shall reasonably request. If Parent does not object to the Draft Final Separate Tax Year Amount Statement within three (3) Business Days after receipt thereof, then the Draft Final Separate Tax Year Amount Statement shall become final and binding on the Parties. The Company shall give Parent and its authorized Representatives reasonable access, during normal business hours, to all Representatives (including attorneys and accountants), personnel, books and records of the Company as reasonably requested by Parent to assist it in its review of the Draft Final Separate Tax Year Amount Statement. Any objection to the Draft Final Separate Tax Year Amount Statement shall be made in writing and shall set forth the basis for such objection in reasonable detail. If Parent objects to the Draft Final Separate Tax Year Amount Statement within three (3) Business Days of the delivery thereof, then Parent and the Company shall negotiate in good faith to resolve promptly any such objection(s). Any resolution of any such objection(s) shall be in writing and shall be conclusive and binding on the Parties. If Parent and the Company do not reach a final resolution within five (5) Business Days after the Company has received Parent’s statement of objection(s), then all objections remaining unresolved will be submitted promptly to a nationally-recognized independent accounting firm as is mutually acceptable to Parent and the Shareholder Representative (the “Neutral Arbitrator”). The resolution of the objections(s) by the Neutral Arbitrator shall be set forth in writing and shall be conclusive and binding upon the Parties. The Parties shall instruct the Neutral Arbitrator to, and take all reasonable actions requested by the Neutral Arbitrator so that it may, finally determine the objections(s) within ten (10) Business Days of the submission of the objection(s) to the Neutral Arbitrator. Parent, on the one hand, and the Shareholders, on the other hand, shall share equally the fees and expenses of the Neutral Arbitrator, which allocation of fees shall be included in any final payment as a result of the resolution of the objection(s). The Draft Final Separate Tax Year Amount Statement, as finally determined hereunder, whether by agreement, deemed agreement or determination by the Neutral Arbitrator, shall be binding on all Parties. Pending final determination of the Draft Final Separate Tax Year Amount Statement, in order that the Closing may occur prior to such determination, upon request of Parent or the Company, the Company within one (1) Business Day following such request shall declare and pay in cash to the Shareholders as a tax distribution an amount equal to the Final Separate Tax Year Amount giving effect to the resolution of all then unresolved objections in favor of Parent, and upon the final determination of the Draft Final Separate Tax Year Amount Statement in the manner contemplated hereby following the Effective Time, Parent shall cause the Company to declare and pay in cash to the Shareholders as a tax distribution the amount, if any, by which the Final Separate Tax Year Amount in the manner contemplated by the other provisions of this Section 6.21(a) exceeds the Final Separate Tax Year Amount used for purposes of the first distribution contemplated by this sentence.

(b) Following completion and filing of all of the Company’s Tax Returns that include any Pre-Closing Period, in the event that Parent or the Shareholder Representative determines that (x) the Final

Separate Tax Year Amount as calculated and distributed pursuant to Section 6.21(a) (the “Closing Final Separate Tax Year Amount”) was different from (y) the amount that would have been determined and distributed by the Company if the Final Separate Tax Year Amount had been calculated using the income reported on all such Company Tax Returns for the Final Separate Tax Year (taking into account the adjustments required by the definition of Final Separate Tax Year Amount) (the “Post-Closing Final Separate Tax Year Amount”), either Parent or the Shareholder Representative may notify the other of such difference (such notification, the “Post-Closing Tax Year Amount Notice”) within six (6) months of the filing of such of the Company’s Tax Returns. If the recipient of the Post-Closing Tax Year Amount Notice does not object to the calculations therein within ten (10) Business Days of the delivery of such notification, together with all supporting documentation, then the calculation set forth in the Post-Closing Tax Year Amount Notice shall be conclusive and binding on the Parties. If the recipient of the Post-Closing Tax Year Amount Notice timely objects to the calculation therein, then Parent and the Shareholder Representative shall resolve such differences in the manner contemplated for resolving disagreements with respect to the Draft Final Separate Tax Year Amount Statement in Section 6.21(a). The Post-Closing Final Separate Tax Year Amount, as finally determined hereunder, whether by agreement, deemed agreement or determination by the Neutral Arbitrator, shall be binding on all Parties. Within five (5) Business Days of the final determination of the Post-Closing Final Separate Tax Year Amount, (i) if the Post-Closing Final Separate Tax Year Amount exceeds the Closing Final Separate Tax Year Amount, Parent shall cause the Company to pay in cash to the Shareholder Representative to be distributed to all Shareholders the amount of such excess, or (ii) if the Closing Final Separate Tax Year Amount exceeds the Post-Closing Final Separate Tax Year Amount, the Shareholders shall pay in cash to Parent the amount of such excess, or, at the Shareholder Representative’s election if delivered to Parent within three (3) days of the final determination, or at the election of Parent if the Shareholders have failed to make payment within thirty (30) calendar days following the final determination, the aggregate principal amount of any Dividend Note(s) shall be reduced by such excess.

1.3 Amendment to Section 10.1 of the Original Agreement. Section 10.1 of the Original Agreement is hereby amended to add the following defined terms, inserted into such Section 10.1 in alphabetical order:

“Amendment” means Amendment No. 1 to this Agreement, dated as of May 28, 2008.

“Assumed Tax Rate” means forty percent (40%).

“Final Separate Tax Year” means the period commencing on and including January 1, 2008 and ending on and including the Closing Date.

“Final Separate Tax Year Amount” means an amount equal to the product of (i) the aggregate net taxable income of the Company for the Final Separate Tax Year and (ii) the Assumed Tax Rate, less the sum of (x) all amounts paid by the Company in reliance on Clause 2 of Section 10.1 of the Company Schedule prior to the Amendment, which the Company currently represents and warrants equals $11,571,226, plus (y) all other amounts, if any, previously distributed to the Shareholders by the Company in respect of the Shareholders’ income tax liabilities arising from inclusion of the Company’s Final Separate Tax Year income in their taxable income. For purposes of this definition, the net taxable income of the Company (A) shall exclude any income or gain of the Company realized in respect of the transactions contemplated by this Agreement or otherwise not in the ordinary course of the Company’s business, (B) shall be calculated on the basis of a closing of the books at the end of December 31, 2007 and at the end of the Closing Date, and (C) shall exclude any gain realized on the distribution of appreciated assets (whether included as part of Distributable Property or otherwise).

1.4 Amendment to Section 10.2 of the Original Agreement. Section 10.2 of the Original Agreement is hereby amended to add the following terms to the list of defined terms:

Term	Reference
“Amendment”	Section 10.1
“Assumed Tax Rate”	Section 10.1
“Closing Final Separate Tax Year Amount”	Section 6.21(b)
“Draft Final Separate Tax Year Amount Statement”	Section 6.21(a)
“Final Separate Tax Year”	Section 10.1
“Final Separate Tax Year Amount”	Section 10.1
“Neutral Arbitrator”	Section 6.21(a)
“Post-Closing Final Separate Tax Year Amount”	Section 6.21(b)
“Post-Closing Tax Year Amount Notice”	Section 6.21(b)

ARTICLE II

EFFECT OF AMENDMENT; GENERAL PROVISIONS

2.1 Representations and Warranties. Each Party hereby represents and warrants to each other Party as of the date of this Amendment as follows:

(a) Such Party has all requisite power and authority to execute and deliver this Amendment, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery by such Party of this Amendment and the consummation by such Party of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Party, and, other than for any Shareholder that is a natural person, no additional corporate proceedings on the part of such Party are necessary to authorize this Amendment or the consummation of the transactions contemplated hereby.

(b) This Amendment has been duly executed and delivered by such Party, and, assuming the due authorization, execution and delivery by all other Parties, constitutes a legal, valid and binding obligation of such Party enforceable against such Party in accordance with its terms, except as (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally, and (ii) is subject to general principles of equity.

2.2 References; Dates. Unless otherwise indicated to the contrary, each reference to “hereof,” “herein,” “hereunder,” “hereby” and “this Agreement” shall, from and after the date hereof, refer to the Original Agreement as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Original Agreement, as amended hereby, shall in all instances continue to refer to April 2, 2008, references to “the date hereof” and “the date of this Agreement” shall continue to refer to April 2, 2008 and references to the date of the Amendment and “as of the date of the Amendment” shall refer to May 28, 2008.

2.3 Effect of Amendment. This Amendment shall form a part of the Original Agreement for all purposes, and each Party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the Parties, any reference to the Original Agreement shall be deemed a reference to the Original Agreement as amended hereby.

2.4 No Further Amendment. Except as expressly amended hereby, the Original Agreement and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Original Agreement or any of the documents referred to therein. Except as expressly amended by this Amendment, this Amendment does not constitute a waiver of any condition or other provision of the Original Agreement.

2.5 Other Miscellaneous Terms. Section 10.3 of the Original Agreement (other than clauses (j), (k) or (l) thereof) and Article XI of the Original Agreement are each hereby incorporated by reference into this Amendment and shall each apply to this Amendment equally as if set forth fully herein with respect to this Amendment.

{Remainder of page intentionally left blank.}

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Amendment as of the date first written above.

Parent: PERINI CORPORATION

By:	/s/ ROBERT BAND
Name: Robert Band Title: President & Chief Operating Officer

Merger Sub: TRIFECTA ACQUISITION LLC

By:	/s/ ROBERT BAND
Name: Robert Band Title: President

TRIFECTA ACQUISITION LLC

By:	/s/ ROSEMARY A. ORTEGA
Name: Rosemary A. Ortega Title: Secretary

{Signature page to Amendment No. 1 to the Agreement and Plan of Merger}

Company: TUTOR-SALIBA CORPORATION

By:	/s/ RONALD N. TUTOR
Name: Ronald N. Tutor Title: President & Chief Executive Officer

TUTOR-SALIBA CORPORATION

By:	/s/ WILLIAM B. SPARKS
Name: William B. Sparks Title: Secretary

Shareholder Representative:

/s/ RONALD N. TUTOR
Ronald N. Tutor

{Signature page to Amendment No. 1 to the Agreement and Plan of Merger}

Shareholders:

RONALD N. TUTOR SEPARATE PROPERTY

    TRUST

RONALD N. TUTOR 2006 QUICKGRAT

JAMES A. FROST

WILLIAM B. SPARKS

JOHN D. BARRETT

ROGER K. SEXTON

DAVID L. RANDALL

GERALD W. BROWN

ROBERT STEPHEN LEWIS

MICHAEL J. KERCHNER

JAMES FOSTER

LEONARD KAAE

MARK S. FISHBACH

JOSEPH A. GUGLIELMO

THOMAS E. ANDERSON

JOHN MCSWEENEY

MARK MAMCZARZ

ERIC CARLIN

By:	/s/ RONALD N. TUTOR
Name: Ronald N. Tutor Title: Shareholder Representative, Agent and Attorney-in-Fact

{Signature page to Amendment No. 1 to the Agreement and Plan of Merger}

Annex B

Execution Version

SHAREHOLDERS AGREEMENT

BY AND AMONG

PERINI CORPORATION,

RONALD N. TUTOR

AND

THE SHAREHOLDERS LISTED ON ANNEX A HERETO

DATED AS OF APRIL 2, 2008

SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT (this “Agreement”) is made as of April 2, 2008 by and among Perini Corporation, a Massachusetts corporation (the “Company”), Ronald N. Tutor, a resident of California, in the capacity as the initial Shareholder Representative as provided in Section 10 or in any other capacity contemplated hereby, and the shareholders listed on the schedule of shareholders (the “Schedule of Shareholders”), attached as Exhibit A hereto (including the Shareholder Representative, each a “Shareholder” and collectively, the “Shareholders”). The Company, the Shareholder Representative and the Shareholders are referred to herein each individually as a “Party” and collectively as the “Parties.”

WHEREAS, immediately following the merger contemplated by the Merger Agreement (the “Merger”), the Shareholders shall Beneficially Own shares of the Company Common Stock (as defined below) as provided in the Merger Agreement;

WHEREAS, the Parties hereto desire to enter into this Agreement to establish certain arrangements with respect to the Company Common Stock that will be Beneficially Owned by the Shareholders following the Merger, as well as restrictions on certain activities in respect of the Company Common Stock, corporate governance and other related corporate matters; and

WHEREAS, the Merger Agreement contemplates that this Agreement will be executed concurrently with the execution of the Merger Agreement and will become effective upon the Closing.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties to this Agreement hereby agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the respective meanings ascribed to them in this Section 1, and capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in that certain Agreement and Plan of Merger, dated as of the date hereof, by and among, the Company, Tutor-Saliba Corporation, a California corporation (“Tutor-Saliba”), and the other parties thereto (the “Merger Agreement”):

“Affiliate” of any Person means any other Person, directly or indirectly controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, no Management Shareholder shall be deemed to be an Affiliate of Ronald N. Tutor or any member of the Shareholder Representative Group.

“Agreement” has the meaning set forth in the preamble hereto.

“Applicable Law” means, with respect to any Person, (i) any foreign, national, federal, provincial, state, municipal or local law, statute, constitution, principle of common law, resolution, ordinance, code, edict, treaty, decree, rule, regulation, ruling or other similar requirement enacted, adopted, promulgated, applied or otherwise put into effect by or under the authority of a Governmental Entity that is binding upon or applicable to such Person, assets or set of facts, and (ii) the rules, regulations and listing agreements of any national securities exchange or automated quotation system on which securities of such Person are traded or listed.

“Beneficially Own” with respect to any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act). The terms “Beneficially Own,” “Beneficially Owned” and “Beneficially Owning” shall have correlative meanings.

“Board” has the meaning set forth in Section 2.

“Business Day” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in New York are authorized or required by Applicable Law to close.

“CEO Director” has the meaning set forth in Section 2(c)(i).

“Company” has the meaning set forth in the preamble hereto.

“Company Common Stock” means the common stock of the Company, par value $1.00 per share, and any other common stock of the Company that may be issued from time to time.

“Demand Registration” has the meaning set forth in Section 6(a)(i).

“Discretionary Shares” has the meaning set forth in Section 3(b).

“Excess Shares” has the meaning set forth in Section 3(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Governing Documents” means the certificate of incorporation and the by-laws of the Company (or their equivalents).

“Governmental Entity” means any government, any governmental, regulatory or administrative entity or body, department, commission, board, agency or instrumentality, any court, tribunal or judicial body or any other governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental department, division, agency, bureau, office, branch, court, commission, tribunal, or other governmental instrumentality) or any political or other subdivision or part of any of the foregoing, in each case whether federal, state, territorial, commonwealth, province, county, provincial, municipal, district, local or foreign.

“Group” has the meaning assigned to it in Section 13(d)(3) of the Exchange Act.

“Holdback Period” means, with respect to any registered offering covered by this Agreement, (a) ninety (90) days after and during the ten (10) days before, the effective date of the related Registration Statement or, in the case of a takedown from a shelf registration statement, ninety (90) days after the date of the prospectus supplement filed with the SEC in connection with such takedown and during such prior period (not to exceed ten (10) days) as the Company has given reasonable written notice to the holder of Registrable Securities or (b) such shorter period as the Shareholder Representative, the Company and the underwriter of such offering, if any, shall agree.

“Independent Third Party” means any Person who, immediately prior to the contemplated transaction, is not a member of the Shareholder Representative Group.

“Management Shareholder” or “Management Shareholders” means those Persons noted as Management Shareholders on Exhibit A.

“Merger” has the meaning set forth in the recitals hereto.

“Merger Agreement” has the meaning set forth in the preamble to this Section 1.

“Nominating and Governance Committee” shall mean the Nominating and Governance Committee of the Board or any other committee of the Board that has the responsibility and power for recommending nominees for appointment or election to the Board.

“NYSE” shall mean the New York Stock Exchange.

“Other Directors” has the meaning set forth in Section 2(c).

“Ownership Cap” has the meaning set forth in Section 4(a).

“Party” and “Parties” have the meanings set forth in the preamble hereto.

“Permitted Transferee” means (i) a spouse or lineal descendant (whether natural or adopted), sibling, parent, heir, executor, administrator, testamentary trustee, lifetime trustee or legatee of such Shareholder, (ii) any trust, the trustees of which include only Persons named in clause (i) and the beneficiaries of which include only the Shareholder and one or more Persons named in clause (i), or (iii) if such Shareholder is a trust, the beneficiary or beneficiaries authorized or entitled to receive distributions from such trust.

“Person” means an individual, a partnership (including a limited partnership), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or other entity or a Governmental Entity or any department, agency or political subdivision thereof.

“Piggyback Registration” has the meaning set forth in Section 6(b)(i).

“Registrable Securities” means (i) all Company Common Stock, (ii) any other stock or securities that the Shareholders of the Company Common Stock may be entitled to receive, or will have received pursuant to such Shareholders’ ownership of the Company Common Stock, in lieu of or in addition to the Company Common Stock, or (iii) any equity securities issued or issuable directly or indirectly with respect to the securities referred to in the foregoing clauses (i) or (ii) by way of conversion or exchange thereof or share dividend or share split or in connection with a combination of shares, recapitalization, reclassification, merger, amalgamation, arrangement, consolidation or other reorganization. As to any particular securities constituting Registrable Securities, such securities will cease to be Registrable Securities when (w) they have been effectively registered or qualified for sale by prospectus filed under the Securities Act and disposed of in accordance with the Registration Statement covering therein, (x) they have been sold to the public pursuant to Rule 144 or Rule 145 or other exemption from registration under the Securities Act or (y) they have been acquired by the Company.

“Registration Expenses” has the meaning set forth in Section 6(d)(i).

“Registration Request” has the meaning set forth in Section 6(a)(i).

“Registration Statement” means the prospectus and other documents filed with the SEC to effect a registration under the Securities Act.

“Schedule of Shareholders” has the meaning set forth in the preamble hereto.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Selling Expenses” means all underwriting discounts, selling commissions and transfer taxes applicable to the sale of Registrable Securities hereunder and any other Registration Expenses required by Applicable Law to be paid by a selling Shareholder.

“Short-Form Registration” has the meaning set forth in Section 6(a)(iii).

“Shareholder” or “Shareholders” has the meaning set forth in the preamble hereto.

“Shareholder Designees” has the meaning set forth in Section 2(c)(i).

“Shareholder Representative” means Ronald N. Tutor and any successor appointed in accordance with the provisions of Section 10.

“Shareholder Representative Group” means the Shareholder Representative, Ronald N. Tutor Separate Property Trust, Ronald N. Tutor 2006 QuickGRAT and any other Affiliate of any of the foregoing.

“Shareholder Representative Percentage Interest” means, as of any date of determination, the percentage of Total Voting Power that is Beneficially Owned by any member of the Shareholder Representative Group and their respective Affiliates, in the aggregate.

“Shareholder’s Counsel” has the meaning set forth in Section 6(d)(ii).

“Special Registration” means the registration of (a) equity securities and/or options or other rights in respect thereof solely registered on Form S-4 or Form S-8 (or successor form) or (b) shares of equity securities and/or options or other rights in respect thereof to be offered to directors, members of management, employees, consultants, customers, lenders or vendors of the Company or its direct or indirect Subsidiaries or in connection with dividend reinvestment plans.

“Standstill Termination Date” means the later of (a) the third (3rd) anniversary of the Effective Time and (b) the date on which the aggregate number of shares of Company Common Stock Beneficially Owned by the members of the Shareholder Representative Group is less than twenty percent (20%) of the Total Voting Power as of such date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity, a majority of the limited liability company, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such limited liability company, partnership, association or other business entity.

“Total Voting Power” means, at any time, the total number of votes then entitled to be cast by the holders of the outstanding shares of Company Common Stock and any other securities that either (a) are entitled, in the ordinary course, to vote or take action generally in the election of directors (and not solely upon the occurrence and during the continuation of certain specified events), or (b) in instances where “Total Voting Power” is being measured with respect to a matter to be voted or acted upon on that is other than the election of directors, any other securities then entitled to vote or take action on such matter.

“Transfer” means a sale, transfer, hypothecation, negotiation, pledge, assignment, encumbrance, grant any option, warrant or other right to purchase, or otherwise disposition of, or entering into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Company Common Stock.

“Transfer Restriction Termination Date” means the later of (a) the fifth (5th) anniversary of the Effective Time and (b) the date on which the aggregate number of shares of Company Common Stock Beneficially Owned by the members of the Shareholder Representative Group is less than twenty percent (20%) of the Total Voting Power as of such date.

“Tutor-Saliba” has the meaning set forth in the preamble to this Section 1.

2. Board of Directors.

(a) Board Composition. The members of the Board of Directors of the Company (the “Board”) shall be nominated and elected (or appointed, as applicable) in accordance with the Governing Documents and the provisions of this Agreement.

(b) Effective Time Board Composition. At the Effective Time (as defined in the Merger Agreement), the Board will be comprised of (i) C.L. Max Nikias and, if the Shareholder Representative shall elect, one other Person to be designated by the Shareholder Representative prior to the Effective Time, who are the Shareholder Designees, (ii) the CEO Director, and (iii) eight (8) additional Other Directors determined and nominated consistent with the manner provided in Section 2(c)(i) (or serving in such capacity immediately prior to the Effective Time). Any such directors serving on the Board immediately prior to the Effective Time who are to be members of the Board as of the Effective Time pursuant to this Section 2(b) shall continue to be directors of the Board in the classes with remaining terms of service in which they are serving at such time, and any other Persons to be appointed or elected as directors to the Board pursuant to this Section 2(b) shall be so appointed or elected in accordance with the Governing Documents among the classes so as to maintain the number of directors in each class as nearly equal as possible.

(c) Designees.

(i) The Shareholder Representative shall have the right to designate individuals for nomination for election to the Board, and the Company shall cause such individuals to be nominated for election to the Board as follows: (1) for so long as the Shareholder Representative Percentage Interest equals or exceeds 22.5%, the Shareholder Representative shall be entitled to designate two persons for nomination and election to the Board; and (2) at such time as the Shareholder Representative Percentage Interest falls below 22.5%, but is not less than 11.25%, the Shareholder Representative shall be entitled to designate one person for nomination and election to the Board. Persons designated by the Shareholder Representative in accordance with the foregoing sentence shall be referred to as the “Shareholder Designees.” In addition, for so long as Ronald N. Tutor serves as the Chief Executive Officer of the Company, he shall be nominated for election to the Board (the “CEO Director”). The remaining members of the Board shall be nominated by the Nominating and Governance Committee in accordance with the Governing Documents of the Company (or for the composition of the Board as of the Effective Time pursuant to Section 2(b), selected by the Nominating and Governance Committee of the Company in accordance with the Governing Documents of the Company) (the “Other Directors”).

(ii) At each meeting of the shareholders of the Company held after the Effective Time at which directors of the Company are to be elected, the Company agrees to nominate for election, and recommend that the shareholders elect, to the Board each Shareholder Designee that the Shareholder Representative is entitled to designate for nomination and election at that time, in accordance with the provisions of Section 2(c)(i), and, subject to the requirements of Section 2(c)(i), the CEO Director; provided, however, that notwithstanding anything to the contrary in this Section 2, the Company (and its Board) shall be under no obligation to recommend to the shareholders or vote in favor of a Shareholder Designee to the extent that (1) the Board (or the Nominating and Governance Committee thereof) determines in good faith that the nomination or recommendation of such nominee by the Board (A) would be prohibited by, or cause the composition of the Board as a whole to fail to satisfy, any Applicable Law or any applicable eligibility, listing, or governance standard or requirement of the NYSE (or any other securities exchange on which the Company Common Stock is subsequently listed or is sought to be listed); or (B) would reasonably be expected to violate the Board’s duties under Applicable Law because (I) such nominee is unfit to serve as a director of an NYSE-listed company or (II) service by such nominee as a director would reasonably be expected to violate Applicable Law; or (2) if the Shareholder Representative is not Ronald N. Tutor, in the good faith judgment of the Board (or the Nominating and Governance Committee thereof), in light of the Company’s then applicable eligibility criteria for nominees to the Board, such Shareholder Designee lacks suitable professional qualifications or an appropriate level of experience for service as a member of a board of directors of a publicly traded company of the size and stature of the Company or otherwise does not meet such eligibility criteria in any material respect.

(iii) In the event that the Shareholder Representative loses the right to designate to the Board one or more designees provided for in Section 2(c)(i), such designee(s) shall resign immediately upon receiving notice from the Nominating and Corporate Governance Committee of the Board that such committee has identified a replacement director, and, in any event, shall resign no later than 60 days after the Shareholder Representative loses the right to designate such designee(s) to the Board. In such event, the Board seat formerly occupied by such designee shall become a seat for a director to be selected solely by the Nominating and Corporate Governance Committee or the Board. At its option, the Board may fill the vacancy in accordance with the Governing Documents or, subject to the terms of the Governing Documents and Applicable Law, may reduce its size by the number of vacated board seats. In addition, at such time as Ronald N. Tutor ceases to serve as the Chief Executive Officer of the Company, (A) the Shareholder Representative shall request one Shareholder Designee selected by the Shareholder Representative to resign, (B) upon the resignation of such director as contemplated by clause (A) or the resignation of the other Shareholder Designee, the Shareholder Representative may nominate for election Ronald N. Tutor to be a Shareholder Designee to fill such vacancy as provided in Section 2(c)(iv) in lieu of his then existing directorship, which shall be subject to being filled as provided in clause (D) below, (C) if no Shareholder Designee shall have resigned as contemplated by clause (C) within sixty (60) days of his ceasing to serve as the Chief Executive Officer of the Company, then Ronald N. Tutor shall resign, and (D) the Board seat previously held by Ronald N. Tutor as the CEO Director shall become a seat for a director to be selected solely by the Nominating and Corporate Governance Committee of the Board and the provisions of this Section 2(c)(iii) shall apply to the seat that he previously held. To the extent necessary to give effect to the terms of this Section 2(c)(iii) in a manner that complies with Applicable Law, each person who is a Shareholder Designee and the CEO Director shall, as a condition of his or her appointment or nomination (both initially and annually thereafter), be required to provide to the Nominating and Governance Committee a signed, undated letter of resignation that shall be available to be accepted by the Nominating and Governance Committee only when required to give effect to the terms of this Section 2(c)(iii).

(iv) As long as the Shareholder Representative has any right to designate one or more persons for nomination for election to the Board, as specified in Section 2(c)(i), at any time at which a vacancy shall be created on the Board as a result of the death, disability, retirement, resignation, removal or otherwise of such designee, the Shareholder Representative shall be entitled to designate for appointment by the remaining directors of the Company under the Governing Documents an individual to fill such vacancy and to serve as a director on the Board; provided, that such designee shall be subject to satisfying the qualification standards set forth in the proviso to Section 2(c)(ii) to the same extent as a nominee for election to the Board.

(v) Each Shareholder agrees to vote, in person or by proxy, or to act by written consent (if applicable) with respect to, all shares of Company Common Stock owned by it to cause the election of the CEO Director and each of the Shareholder Designees and the Other Directors (in each case in accordance with the requirements, and subject to the limitations, of Section 2(c)(i)) when nominated for election to the Board and to take all other steps within such Shareholder’s power to ensure that the composition of the Board is as set forth in this Section 2.

(d) Committees. One Shareholder Designee shall serve on each committee of the Board if and to the extent the Nominating and Governance Committee determines that such designee, to the extent required by Applicable Law or any applicable eligibility, listing, or governance standard or requirement of the NYSE, qualifies as an “Independent Director” within the meaning of Section 303A.02 of the Listed Company Manual of the NYSE and Rule 10A-3 under the Exchange Act, as applicable, as such rules may be amended from time to time. If the Company Common Stock is subsequently listed, or sought to be listed, on a securities exchange other than the NYSE, this Section 2(d) shall be applied in a manner to ensure that the composition of the Board committees complies with the applicable eligibility, listing and governance standards of such other securities exchange.

3. Voting. At all times prior to the termination or lapsing of the restrictions of Section 4 below, the Shareholder Representative and each member of the Shareholder Representative Group party hereto covenants and agrees that, each such party shall, and shall cause each other member of the Shareholder Representative Group to, take all actions so that:

(a) on any action to elect or appoint any directors of the Company, all of the shares of Company Common Stock that are Beneficially Owned by any member of the Shareholder Representative Group shall be voted or action shall be taken in accordance with Section 2(c)(v); and

(b) on any matter to be voted or acted upon by the Company’s shareholders other than those contemplated by Section 3(a), (i) the amount of shares of Company Common Stock equal to in the aggregate up to twenty percent (20%) of the Total Voting Power that are Beneficially Owned by any member of the Shareholder Representative Group (the “Discretionary Shares”) may be voted (or action with respect to such shares may be taken) in the discretion of the Shareholder Representative Group, and (ii) all shares of Company Common Stock that are Beneficially Owned by any member of the Shareholder Representative Group other than the Discretionary Shares (the “Excess Shares”) shall be voted (or action with respect to such shares shall be taken) for or against such matter in the same proportion as all other shares of Company Common Stock entitled to vote or take action on such matter are voted or action is taken on such matter (determined without inclusion of the voting or taking of action with respect to the Discretionary Shares and prior to giving effect to the voting or taking of action with respect to the Excess Shares); and

(c) the Shareholder Representative and each member of the Shareholder Representative Group party hereto, and to the extent practicable each other member of the Shareholder Representative Group Beneficially Owning any shares of Company Common Stock, shall be present, in person or by proxy, at all meetings of the Shareholders of the Company so that all such securities Beneficially Owned by any member of the Shareholder Representative Group and any of his Affiliates may be counted for the purposes of determining the presence of a quorum at such meeting.

The Shareholder Representative and each member of the Shareholder Representative Group party hereto covenants and agrees that it shall not, and shall not permit any other member of the Shareholder Representative Group to, grant any proxies with respect to the Company Common Stock or subject any of the Company Common Stock to any arrangement with respect to the voting of or taking action with respect to shares of Company Common Stock that are Beneficially Owned by any member of the Shareholder Representative Group other than as provided under this Agreement. In addition, notwithstanding any other provision of this Section 3 to the contrary, at all times prior to the termination or lapsing of the restrictions of Section 4 below, no member of the Shareholder Representative Group shall vote, or permit to be voted, any shares of Common Stock that are Beneficially Owned by any member of the Shareholder Representative Group in any manner that would be inconsistent with the restrictions contained in this Section 3 or Section 4.

4. Standstill Agreement . Except as expressly provided in this Agreement or as otherwise requested or consented to by the Company or required by Applicable Law, or for matters solely among the Shareholder Representative Group, the Shareholder Representative and each member of the Shareholder Representative Group party hereto covenants and agrees that, from and after the date hereof until the Standstill Termination

Date, each such party shall not, and shall cause each other member of the Shareholder Representative Group not to, singly or as part of a partnership, limited partnership, syndicate or other group (as those terms are defined in Section 13(d)(3) of the Exchange Act), directly or indirectly:

(a) acquire, offer to acquire, or agree to acquire, by purchase, gift or otherwise, directly or indirectly, the beneficial ownership of any additional equity securities of the Company (or any warrants, options, or other rights to purchase or acquire, or any securities convertible into, or exchangeable for, any equity securities of the Company) that has or could have the effect of increasing the Beneficial Ownership of the Shareholder Representative Group on a percentage basis in the outstanding Common Stock of the Company above the percentage interest held by the members of the Shareholder Representative Group as of the date of the Closing (“Ownership Cap”), except pursuant to a stock split, stock dividend, rights offering, recapitalization, reclassification or similar transaction or grant or issuance approved by the Board;

(b) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are defined in Rule 14a-1 under the Exchange Act), solicit any consent or communicate with or seek to advise or influence any person or entity with respect to the voting of any securities of the Company or become a “participant” in any “election contest” (as such terms are defined in the Exchange Act) with respect to the Company;

(c) form, join, encourage or in any way participate in the formation of, any “person” or “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any shares of Company Common Stock;

(d) grant or agree to grant any proxy or other voting power to any Person other than the Company or other Persons designated by the Company to vote at any meeting of the shareholders of the Company, or deposit any shares of Company Common Stock into a voting trust or subject any shares of Company Common Stock to any arrangement or agreement with respect to the voting thereof;

(e) initiate, propose or otherwise solicit shareholders for the approval of one or more shareholder proposals with respect to the Company as described in Rule 14a-8 under the Exchange Act or otherwise, or induce or attempt to induce any other person to initiate any shareholder proposal;

(f) seek election to or seek to place a representative on the Board or seek removal of any member of the Board;

(g) seek to have called any meeting of the shareholders of the Company;

(h) make any public announcement or proposal whatsoever with respect to, any form of business combination transaction involving the Company (other than the transactions contemplated by the Merger Agreement), including, without limitation, a merger, exchange offer, or sale or liquidation of the Company’s assets, or any restructuring, recapitalization or similar transaction with respect to the Company;

(i) seek publicly to have the Company waive, amend or modify any of the provisions contained in this Section 4;

(j) publicly disclose or announce any intention, plan or arrangement to do any of the foregoing; or

(k) advise, assist, instigate or encourage any third party to do any of the foregoing;

provided, however, that this Section 4 shall not prohibit or restrict (x) any action taken by the Shareholder Designees as members of the Board in such capacity, or (y) the exercise by any Shareholder of his, her or its voting rights with regard to shares of Company Common Stock to the extent contemplated by Sections 2 or 3.

5. Transfer Restrictions.

(a) No Shareholder may Transfer any shares of Company Common Stock (x) with respect to all Shareholders, prior to the six (6) month anniversary of the Effective Time, except to a Permitted Transferee of such proposed transferor or pursuant to a Piggyback Registration, or (y) with respect to any member of the Shareholder Representative Group, following the six (6) month anniversary of the Closing Date and prior to the Transfer Restriction Termination Date, except (i) to a Permitted Transferee of such proposed transferor, (ii) to one or more third parties so long as the Shareholder Representative Group continues to (and at all times) Beneficially Owns at least seventy percent (70%) of the Company Common Stock acquired by the Shareholder Representative Group at the Closing; provided, however, that, notwithstanding the restrictions set forth in this Section 5(a)(y)(ii), from and after the fifth (5th) anniversary of the Effective Time (or as otherwise contemplated by Section 10(i) of the Employment Agreement (as defined in the Merger Agreement)), the members of the Shareholder Representative Group may Transfer shares of Company Common Stock so long as any such Transfers are not directly or indirectly in the form of a Transfer of shares, through one or a series of related transactions, equal to or greater than fifteen percent (15%) of the Total Voting Power to any “person” or “group” within the meaning of Section 13(d)(3) of the Exchange Act, or (iii) in a transaction approved by a majority of the directors of the Company other than Shareholder Designees and the CEO Director. Any attempt by any Shareholder to Transfer any Company Common Stock not in compliance with this Agreement shall be null and void, and the Company shall not, and shall cause any transfer agent not to, give effect in the Company’s stock records to any such attempted Transfer.

(b) No share of Company Common Stock shall be Transferred pursuant to Section 5(a) to any Permitted Transferee of the applicable Shareholder unless and until such Permitted Transferee shall have agreed in writing, in a manner acceptable in form and substance to the Company, (i) to accept the shares of Company Common Stock Transferred to it subject to the terms and conditions of this Agreement and (ii) to be bound by this Agreement and to agree and acknowledge that such Person shall constitute a Shareholder for all purposes of this Agreement. Each Shareholder is, and will remain, obligated for the performance by any of such party’s Permitted Transferees of its obligations hereunder.

(c) This Section 5 shall terminate and be of no further force or effect on the first Business Day following the Transfer Restriction Termination Date, provided that such termination shall not relieve any Party of liability for such party’s breach of this Section 5 prior to such termination. This Section 5 shall not apply to shares of Company Common Stock granted or issued to any Shareholder and approved by the Board (or a committee thereof) after the Effective Time; provided, that the Shareholder Designees and the CEO Director shall not have voted on such grants or issuances.

6. Registration Rights.

(a) Demand Registrations.

(i) Requests for Registration. The Shareholder Representative may request in writing, on behalf of the Shareholder Representative Group, that the Company effect the registration of all or any part of the Registrable Securities held by the Shareholder Representative Group (a “Registration Request”) at any time following the six (6) month anniversary of the Effective Time, provided, that prior to the Transfer Restriction Termination Date, the number of shares of Company Common Stock to be sold by the Shareholder Representative Group pursuant to a Registration Request (together with all shares of Company Common Stock Transferred publicly in accordance with Section 5(a)) shall not exceed thirty percent (30%) of the shares of Company Common Stock acquired by the Shareholder Representative Group upon the consummation of the Closing (except, from and after the fifth (5th) anniversary of the Effective Time, as contemplated by the proviso set forth in Section 5(a)(y)(ii)). Promptly after its receipt of any Registration Request, the Company will give written notice of such request to all other Shareholders, and will use its reasonable best efforts to register, in accordance with the provisions of this Agreement, all Registrable Securities that have been requested to be registered in the Registration Request or by any other Shareholders by written notice to the Company given within fifteen

(15) Business Days after the date the Company has given such Shareholders notice of the Registration Request. The Company will pay all Registration Expenses incurred in connection with any registration pursuant to this Section 6(a). Any registration requested by the Shareholder Representative pursuant to Section 6(a)(i) or 6(a)(iii) is referred to in this Agreement as a “Demand Registration.”

(ii) Limitation on Demand Registrations. The Shareholder Representative will be entitled to initiate no more than three (3) Demand Registrations (including Short-Form Registrations permitted pursuant to Section 6(a)(iii)). No request for registration will count for the purposes of the limitations in this Section 6(a)(ii) if (i) the Shareholder Representative determines in good faith to withdraw the proposed registration prior to the effectiveness of the Registration Statement relating to such request due to marketing conditions or regulatory reasons relating to the Company, (ii) the Registration Statement relating to such request is not declared effective within one hundred and eighty (180) days of the date such Registration Statement is first filed with the SEC (other than solely by reason of the Shareholder Representative having refused to proceed) and the Shareholder Representative withdraws its Registration Request prior to such Registration Statement being declared effective, (iii) prior to the sale of at least ninety percent (90%) of the Registrable Securities included in the applicable registration relating to such request, such registration is adversely affected by any stop order, injunction or other order or requirement of the SEC or other Governmental Entity or court for any reason and the Company fails to have such stop order, injunction or other order or requirement removed, withdrawn or resolved to the Shareholder Representative’s reasonable satisfaction within thirty (30) days of the date of such order, (iv) more than ten percent (10%) of the Registrable Securities requested by the Shareholder Representative to be included in the registration are not so included pursuant to Section 6(a)(vi), or (v) the conditions to closing specified in the underwriting agreement or purchase agreement entered into in connection with the registration relating to such request are not satisfied (other than as a result of a material default or breach thereunder by the Shareholder Representative Group). Notwithstanding the foregoing, the Company will pay all Registration Expenses in connection with any request for registration pursuant to Section 6(a) regardless of whether or not such request counts toward the limitation set forth above.

(iii) Short-Form Registrations. The Company will use its reasonable best efforts to qualify for registration on Form S-3 or any comparable or successor form or forms or any similar short-form registration (“Short-Form Registrations”), and, if requested by the Shareholder Representative and available to the Company, such Short-Form Registration will be a “shelf” registration statement providing for the registration of, and the sale on a continuous or delayed basis of the Registrable Securities, pursuant to Rule 415. In no event shall the Company be obligated to effect any shelf registration other than pursuant to a Short-Form Registration. The Company will pay all Registration Expenses incurred in connection with any Short-Form Registration.

(iv) Restrictions on Demand Registrations. If the filing, initial effectiveness or continued use of a registration statement, including a shelf registration statement pursuant to Rule 415, with respect to a Demand Registration would (1) require the Company to make a public disclosure of material non-public information, which disclosure in the good faith judgment of the Board (A) would be required to be made in any Registration Statement so that such Registration Statement would not be materially misleading, (B) would not be required to be made at such time but for the filing, effectiveness or continued use of such Registration Statement and (C) would in the good faith judgment of the Board reasonably be expected to have a material adverse effect on the Company or its business if made at such time, or (2) would in the good faith and judgment of the Board reasonably be expected to have a material adverse effect on the Company or its business or on the Company’s ability to effect a planned or proposed acquisition, disposition, financing, reorganization, recapitalization or similar transaction, then the Company may upon giving prompt written notice of such action to the participants in such registration (each of whom hereby agrees to maintain the confidentiality of all information disclosed to such participants) delay the filing or initial effectiveness of, or suspend use of, such

Registration Statement, provided, that the Company shall not be permitted to do so (x) more than three (3) times during any twelve-month period or (y) for periods exceeding, in the aggregate, one hundred twenty-five (125) days during any twelve-month period. In the event the Company exercises its rights under the preceding sentence, such Shareholders agree to suspend, promptly upon their receipt of the notice referred to above, their use of any prospectus relating to such registration in connection with any sale or offer to sell Registrable Securities. If the Company so postpones the filing of a prospectus or the effectiveness of a Registration Statement, the Shareholder Representative will be entitled to withdraw such request and, if such request is withdrawn, such registration request will not count for the purposes of the limitation set forth in Section 6(a)(ii). The Company will pay all Registration Expenses incurred in connection with any such aborted registration or prospectus.

(v) Selection of Underwriters.

(A) If the Shareholder Representative intends that the Registrable Securities covered by his Registration Request shall be distributed by means of an underwritten offering, the Shareholder Representative will so advise the Company as a part of the Registration Request, and the Company will include such information in the notice sent by the Company to the other Shareholders with respect to such Registration Request. In such event, the lead underwriter to administer the offering will be chosen by the Shareholder Representative subject to the prior written consent, not to be unreasonably withheld or delayed, of the Company.

(B) If the offering is underwritten, the right of any Shareholder to registration pursuant to Section 6(a) will be conditioned upon such Shareholder’s participation in such underwriting and the inclusion of such Shareholder’s Registrable Securities in the underwriting, and each such Shareholder will (together with the Company and the other Shareholders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. If any Shareholder disapproves of the terms of the underwriting, such Shareholder may elect to withdraw therefrom by written notice to the Company, the managing underwriter and the Shareholder Representative.

(vi) Priority on Demand Registrations. The Company will not include in any underwritten registration pursuant to Section 6(a) any securities that are not Registrable Securities, without the prior written consent of the Shareholder Representative. If the managing underwriter advises the Company or the Shareholder Representative that in its reasonable opinion the number of Registrable Securities (and, if permitted hereunder, other securities requested to be included in such offering) exceeds the number of securities that can be sold in such offering without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), the Company or the Shareholder Representative will include in such offering only such number of securities that in the reasonable opinion of such underwriters can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities will be so included in the following order of priority: (1) first, Registrable Securities of the Shareholder Representative Group and (2) second, Registrable Securities of any other Shareholders who have delivered written requests for registration pursuant to Section 6(a)(i), pro rata on the basis of the aggregate number of Registrable Securities owned by each such Shareholder and (3) any other securities of the Company that have been requested to be so included, subject to the terms of this Agreement.

(vii) Effective Registration Statement. A registration requested pursuant to Section 6(a)(i) shall not be deemed to have been effected unless it is declared effective by the SEC and remains effective for the period specified in Section 6(c)(ii).

(b) Piggyback Registrations.

(i) Right to Piggyback. Whenever the Company proposes to register any of its securities, other than a registration pursuant to Section 6(a) or a Special Registration, and the registration form to be filed may be used for the registration or qualification for distribution of Registrable Securities, the Company will give prompt written notice (and in any event no later than fifteen (15) Business Days prior to the filing of a Registration Statement with respect to such registration) to all Shareholders of its intention to effect such a registration and, subject to Section 6(b)(iv), will include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within ten (10) Business Days after the date of the Company’s notice (a “Piggyback Registration”). Any Shareholder that has made such a written request may withdraw its Registrable Securities from such Piggyback Registration by giving written notice to the Company and the managing underwriter, if any, on or before the fifth (5th) Business Day prior to the planned effective date of such Piggyback Registration. The Company may terminate or withdraw any registration under this Section 6(b) prior to the effectiveness of such registration, whether or not any Shareholder has elected to include Registrable Securities in such registration, and except for the obligation to pay Registration Expenses pursuant to Section 6(b)(iii) the Company will have no liability to any Shareholder in connection with such termination or withdrawal.

(ii) Underwritten Registration. If the registration referred to in Section 6(b)(i) is proposed to be underwritten, the Company will so advise the Shareholders as a part of the written notice given pursuant to Section 6(b)(i). In such event, the right of any Shareholder to registration pursuant to this Section 6(b) will be conditioned upon such Shareholder’s participation in such underwriting and the inclusion of such Shareholder’s Registrable Securities in the underwriting, and each such Shareholder will (together with the Company and the other Shareholders and other holders of securities distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. If any Shareholder disapproves of the terms of the underwriting, such Shareholder may elect to withdraw therefrom by written notice to the Company, the managing underwriter and the Shareholder Representative.

(iii) Piggyback Registration Expenses. The Company will pay all Registration Expenses in connection with any Piggyback Registration, whether or not any registration or prospectus becomes effective or final.

(iv) Priority on Primary Registrations. If a Piggyback Registration relates to an underwritten primary offering on behalf of the Company, and the managing underwriters advise the Company that in their reasonable opinion the number of securities requested to be included in such registration exceeds the number which can be sold without adversely affecting the marketability of such offering (including an adverse effect on the per share offering price), the Company will include in such registration or prospectus only such number of securities that in the reasonable opinion of such underwriters can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities will be so included in the following order of priority: (1) first, the securities the Company proposes to sell, (2) second, Registrable Securities of the Shareholder Representative Group and (3) third, Registrable Securities of any other Shareholders who have requested registration of Registrable Securities pro rata on the basis of the aggregate number of such securities or shares owned by each such Shareholder.

(c) Registration Procedures. Subject to Section 6(a)(iv), whenever the Shareholders of Registrable Securities have requested that any Registrable Securities be registered pursuant to Sections 6(a) or 6(b) of this Agreement, the Company will use its commercially reasonable efforts to effect the registration and sale of such Registrable Securities as soon as reasonably practicable in accordance with the intended method of disposition thereof and pursuant thereto. The Company shall use its reasonable best efforts to as expeditiously as possible:

(i) prepare and file with the SEC a Registration Statement with respect to such Registrable Securities, make all required filings with the Financial Industry Regulatory Authority and thereafter use its reasonable best efforts to cause such Registration Statement to become effective as soon as reasonably practicable, provided that before filing a Registration Statement or any amendments or supplements thereto, the Company will, in the case of a Demand Registration, furnish to Shareholders’ Counsel copies of all such documents proposed to be filed, which documents will be subject to review of such counsel at the Company’s expense;

(ii) prepare and file with the SEC such amendments and supplements to such Registration Statement as may be necessary to keep such Registration Statement effective for a period of either (1) not less than (A) three (3) months, if such Registration Statement relates to an underwritten offering, or such longer period as a prospectus is required by Applicable Law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer or (B) three (3) years in the case of shelf registration statements (or in each case such shorter period ending on the date that the securities covered by such shelf registration statement cease to constitute Registrable Securities) or (3) such shorter period as will terminate when all of the securities covered by such Registration Statement have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such Registration Statement (but in any event not before the expiration of any longer period required under the Securities Act), and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement until such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such Registration Statement;

(iii) furnish to each seller of Registrable Securities such number of copies, without charge, of such Registration Statement, each amendment and supplement thereto, including each preliminary prospectus, final prospectus, any other prospectus (including any prospectus filed under Rule 424, Rule 430A or Rule 430B under the Securities Act and any “issuer free writing prospectus” as such term is defined under Rule 433 promulgated under the Securities Act), all exhibits and other documents filed therewith and such other documents as such seller may reasonably request including in order to facilitate the disposition of the Registrable Securities owned by such seller;

(iv) register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any seller reasonably requests and do any and all other acts and things that may be reasonably necessary or reasonably advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that the Company will not be required to (1) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection, (2) subject itself to taxation in any such jurisdiction or (3) consent to general service of process in any such jurisdiction);

(v) notify each seller of such Registrable Securities and Shareholders’ Counsel, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the discovery of the happening of any event as a result of which, the prospectus contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and, as soon as reasonably practicable, prepare and furnish to such seller a reasonable number of copies of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

(vi) notify each seller of any Registrable Securities covered by such Registration Statement and Shareholders’ Counsel (1) when such Registration Statement or the prospectus or any prospectus supplement or post-effective amendment has been filed and, with respect to such Registration Statement or any post-effective amendment, when the same has become effective, (2) of any request by the Commission for amendments or supplements to such Registration Statement or to amend or to supplement such prospectus or for additional information, and (3) of the issuance by the Commission of any stop order suspending the effectiveness of such Registration Statement or the initiation of any proceedings for any of such purposes;

(vii) cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed or, if no similar securities issued by the Company are then listed on any securities exchange, use its reasonable best efforts to cause all such Registrable Securities to be listed on the New York Stock Exchange or the NASDAQ Stock Market, as determined by the Company;

(viii) provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such Registration Statement;

(ix) enter into such customary agreements (including underwriting agreements and, subject to Section 6(g), lock-up agreements in customary form, and including provisions with respect to indemnification and contribution in customary form) and take all such other customary actions as the Shareholder Representative, the selling Shareholders or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, making members of senior management of the Company available to participate in “road show” and other customary marketing activities);

(x) make available for inspection by any seller of Registrable Securities and Shareholders’ Counsel, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and documents relating to the business of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such Registration Statement, provided that it shall be a condition to such inspection and receipt of such information that the inspecting Person (1) enter into a confidentiality agreement in form and substance reasonably satisfactory to the Company and (2) agree to minimize the disruption to the Company’s business in connection with the foregoing;

(xi) timely provide to its security holders earning statements satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(xii) in the event of the issuance of any stop order suspending the effectiveness of a Registration Statement, or of any order suspending or preventing the use of any related prospectus or ceasing trading of any securities included in such Registration Statement for sale in any jurisdiction, use every reasonable effort to promptly obtain the withdrawal of such order;

(xiii) obtain one or more comfort letters, addressed to the underwriters, if any, dated the effective date of such Registration Statement and the date of the closing under the underwriting agreement for such offering, signed by the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by comfort letters as such underwriters shall reasonably request; and

(xiv) provide legal opinions of the Company’s counsel, addressed to the underwriters, if any, dated the date of the closing under the underwriting agreement, with respect to the Registration Statement, each amendment and supplement thereto (including the preliminary prospectus) and such other documents relating thereto as the underwriter shall reasonably request in customary form and covering such matters of the type customarily covered by legal opinions of such nature.

As a condition to registering Registrable Securities, the Company may require each Shareholder of Registrable Securities as to which any registration is being effected to furnish the Company with such information regarding such Shareholder and pertinent to the disclosure requirements relating to the registration and the distribution of such securities as the Company may from time to time reasonably request in writing.

(d) Registration Expenses.

(i) Except as otherwise provided in this Agreement, all expenses incidental to the Company’s performance of or compliance with this Agreement, including, without limitation, all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, word processing, duplicating and printing expenses, messenger and delivery expenses, and fees and disbursements of counsel for the Company and all independent certified public accountants, underwriters and other Persons retained by the Company (all such expenses, “Registration Expenses”), will be borne by the Company. The Company will, in any event, pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expenses of any annual audit or quarterly review, the expenses of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed or on the New York Stock Exchange or the NASDAQ stock market. All Selling Expenses will be borne by the holders of the securities so registered pro rata on the basis of the amount of proceeds from the sale of their shares so registered.

(ii) In connection with each Demand Registration and each Piggyback Registration in which members of the Shareholder Representative Group participate, the Company will reimburse the Shareholder Representative for the reasonable fees and disbursements of one counsel (“Shareholders’ Counsel”).

(e) Participation in Underwritten Registrations.

(i) No Shareholder may participate in any registration hereunder that is underwritten unless such Shareholder (1) agrees to sell its Registrable Securities on the basis provided in any underwriting arrangements approved by the Shareholder Representative (including, without limitation, pursuant to the terms of any over-allotment or “green shoe” option requested by the managing underwriter(s), provided that no Shareholder will be required to sell more than the number of Registrable Securities that such Shareholder has requested the Company to include in any registration), (2) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements, and (3) cooperates with the Company’s reasonable requests in connection with such registration or qualification (it being understood that the Company’s failure to perform its obligations hereunder, which failure is caused by such Shareholder’s failure to cooperate with such reasonable requests, will not constitute a breach by the Company of this Agreement).

(ii) Each Shareholder that is participating in any registration hereunder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 6(c)(v), such Shareholder will forthwith discontinue the disposition of its Registrable Securities pursuant to the Registration Statement until such Shareholder receives copies of a supplemented or amended prospectus as contemplated by such Section 6(c)(v). In the event the Company gives any such notice, the applicable time period mentioned in Section 6(c)(ii) during which a Registration Statement is to remain effective will be extended by the number of days during the period from and including the date of the giving of such notice pursuant to this Section 6(e)(ii) to and including the date when each seller of a Registrable Security covered by such Registration Statement will have received the copies of the supplemented or amended prospectus contemplated by Section 6(c)(v).

(f) Rule 144. The Company will use its reasonable best efforts to timely file all reports and other documents required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Company is not required to file such reports, it will, upon the request of the Shareholder Representative, make publicly available such information as necessary to permit sales pursuant to Rule 144), and will take such further action as the Shareholder Representative may reasonably request, all to the extent required from time to time to enable the Shareholders to sell shares of Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144. Upon the request of the Shareholder Representative, the Company will deliver to the Shareholder Representative a written statement as to whether it has complied with such information requirements.

(g) Holdback. In consideration for the Company agreeing to its obligations under this Agreement, each Shareholder agrees in connection with any registration of the Company’s securities (whether or not such Shareholder is participating in such registration) upon the request of the Company and the underwriters managing any underwritten offering of the Company’s securities, not to effect (other than pursuant to such registration) any public sale or distribution of Registrable Securities, including, but not limited to, any sale pursuant to Rule 144 or Rule 144A, or make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Registrable Securities, any other equity securities of the Company or any securities convertible into or exchangeable or exercisable for any equity securities of the Company without the prior written consent of the Company or such underwriters, as the case may be, during the Holdback Period, provided that nothing herein will prevent any Shareholder that is a partnership or corporation from making a distribution of Registrable Securities to the partners or shareholders thereof or a Transfer to an Affiliate that is otherwise in compliance with applicable securities laws, so long as such distributees agree to be so bound. With respect to such underwritten offering of Registrable Securities covered by a registration pursuant to Sections 6(a) or 6(b), the Company further agrees not to effect (other than pursuant to such registration or pursuant to a Special Registration) any public sale or distribution, or to file any Registration Statement (other than such registration or a Special Registration) covering any, of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the Holdback Period with respect to such underwritten offering, if required by the managing underwriter, provided that notwithstanding anything to the contrary herein, the Company’s obligations under this Section 6(g) shall not apply during any twelve-month period for more than an aggregate of ninety (90) days.

7. Representations and Warranties. Each Shareholder (as to himself, herself or itself only) represents and warrants to the Company and each other Shareholder that, as of the date hereof:

(a) upon consummation of the Merger, such Shareholder will be the record owner of the number of the Company shares set forth opposite such Shareholder’s name on the Schedule of Shareholders attached as Exhibit A hereto;

(b) this Agreement has been duly authorized, executed and delivered by such Shareholder and constitutes the valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms;

(c) such Shareholder has not granted and is not a party to any proxy, voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement; and

(d) the execution, delivery and performance by such Shareholder of this Agreement and the consummation by such Shareholder of the transactions contemplated hereby will not, with or without the giving of notice or lapse of time, or both, (i) violate any provision of Applicable Law to which such Shareholder is subject, (ii) violate any order, judgment or decree applicable to such Shareholder or (iii) conflict with, or result in a breach or default under, any term or condition of any agreement or other instrument to which such Shareholder is a party or by which such Shareholder or any of such Shareholder’s assets or properties is bound.

8. Legend.

(a) The Shareholders agrees that all certificates or other instruments representing the Company Common Stock subject to this Agreement will bear a legend substantially to the following effect:

“(i) THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS. (ii) THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN A SHAREHOLDERS AGREEMENT, DATED AS OF APRIL 2, 2008, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE, DIRECTLY OR INDIRECTLY, MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH SHAREHOLDERS AGREEMENT. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SUCH SHAREHOLDERS AGREEMENT.”

(b) Upon request of a Shareholder, the Company shall promptly cause clause (i) of the legend to be removed from any certificate for any Company Common Stock to be so transferred upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required (or, in the case of a Shareholder that is not an Affiliate of the Company, upon receipt by the Company of a certification to that effect at least six months after the Closing Date) and clause (ii) of the legend shall be removed upon the expiration of such transfer and other restrictions set forth in this Agreement. The Shareholders acknowledge that the Company Common Stock has not been registered under the Securities Act or under any state securities laws and agree that they will not sell or otherwise dispose of any of the Company Common Stock, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws.

9. Amendment and Waiver.

(a) Except as otherwise provided herein, the provisions of this Agreement may be amended or waived only upon the prior written consent of the Company (to the extent approved by a majority of directors who are not Shareholder Designees) and the Shareholder Representative. A copy of each such amendment shall be sent to each Shareholder and shall be binding upon each Party hereto, provided that the failure to deliver a copy of such amendment shall not impair or affect the validity of such amendment.

(b) Notwithstanding the foregoing provision of Section 9(a), the Board may authorize the Company to amend or modify this Agreement at any time without the prior written consent of the Shareholder Representative, to (i) enter into agreements with permitted assignees pursuant to the terms of this Agreement, providing in substance that such permitted assignees will be bound by this Agreement, and (ii) amend this Agreement (A) to satisfy any requirements, conditions, guidelines or opinions contained in any opinion, directive, order, ruling or regulation of the SEC, the Internal Revenue Service or any other United States federal or state agency, or in any United States federal or state statute, and to cure any ambiguity or correct or supplement any provision of this Agreement that may be incomplete or inconsistent with any other provision contained herein, so long as any amendment under this clause (ii) does not adversely affect the investment in the Company of the Shareholder Representative or the rights, duties or obligations of the Shareholder Representative hereunder, provided that no amendment of this Agreement shall change the provisions of this Section 9 without the prior written consent of the Shareholder Representative.

(c) No failure to exercise and no delay in exercising any right, power or privilege granted under this Agreement shall operate as a waiver of such right, power or privilege. No single or partial exercise of any right, power or privilege granted under this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement are cumulative and are not exclusive of any rights or remedies provided by Applicable Law.

10. Shareholder Representative. Ronald N. Tutor shall serve as the Shareholder Representative until the earlier of his resignation as the Shareholder Representative, death, or mental or physical incapacity (such that he is unable to fulfill the obligations of the Shareholder Representative). At such time as Ronald N. Tutor ceases to serve in such capacity, and thereafter in the case of the resignation as the Shareholder Representative, death or mental or physical incapacity of any successor Shareholder Representative, the Beneficial Owners of a majority of the total number of shares of Company Stock then Beneficially Owned by the Shareholder Representative Group shall appoint an individual to serve as a successor Shareholder Representative and shall give prompt written notice to the Company of the selection and identity of such successor. Any such successor Shareholder Representative may resign as the Shareholder Representative at any time by written notice to the Company and the members of the Shareholder Representative Group (and shall be deemed to have resigned as the Shareholder Representative upon such successor’s death or mental or physical incapacity).

11. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12. Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the Parties hereto. Except as otherwise expressly provided herein, none of the Shareholders may assign any of their rights or obligations hereunder without the prior written consent of the Company.

13. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

14. Remedies. The Company and the Shareholders shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The Parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that the Company and any Shareholder may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

15. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or sent via facsimile or mailed first class mail (postage prepaid) or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to any other recipient at the address indicated on the Schedule of Shareholders at such address as indicated by the Company’s records, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Notices shall be deemed to have been given hereunder when delivered personally, when sent via facsimile (as evidenced by a printed confirmation) if sent prior to 5:00 p.m. (local time of recipient) on a Business Day or, if not, the next succeeding Business Day), three (3) Business Days after deposit in the United States mail and one (1) Business Day after deposit with a reputable overnight courier service. The Company’s address as of the date hereof is:

Perini Corporation

73 Mt. Wayte Avenue

Framingham, Massachusetts 01701

Attention: Corporate Secretary

Facsimile: (508) 628-2010

16. Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MASSACHUSETTS, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT AND ENFORCED EXCLUSIVELY IN THE COURTS OF THE STATE OF MASSACHUSETTS OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFOR) THE U.S. DISTRICT COURT FOR THE DISTRICT OF MASSACHUSETTS, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.

17. Waiver of Jury Trial. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

18. Business Days. If any time period for giving notice or taking action hereunder expires on a day which is not a Business Day, the time period shall automatically be extended to the Business Day immediately following such day.

19. Construction. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement; accordingly, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party hereto by virtue of the authorship of any provisions of this Agreement.

20. No Third Party Beneficiaries. This Agreement is intended for the benefit of the Parties hereto and their respective permitted successors and assigns and are not for the benefit of, nor may any provision hereof be enforced by, any other Person.

21. Delivery by Facsimile or Email. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or email with scan or facsimile attachment, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party hereto or to any such agreement or instrument, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to all other Parties. No Party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email as a defense to the formation or enforceability of a contract, and each such Party forever waives any such defense.

22. Effectiveness. This Agreement shall become effective on, and not effective until, the Closing Date (as defined in the Merger Agreement. This Agreement shall automatically terminate and be of not further force or effect upon termination of the Merger Agreement.

{Remainder of page intentionally left blank.}

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

PERINI CORPORATION

By:	/s/ ROBERT BAND
Name:	Robert Band
Title:	President and Chief Operating Officer

RONALD N. TUTOR

/s/ RONALD N. TUTOR
Name:	Ronald N. Tutor

SHAREHOLDERS:

RONALD N. TUTOR SEPARATE PROPERTY TRUST

By:	/s/ RONALD N. TUTOR
Name:	Ronald N. Tutor
Title:	Trustee

RONALD N. TUTOR 2006 QUICKGRAT

By:	/s/ RONALD N. TUTOR
Name:	Ronald N. Tutor
Title:	Trustee

/s/ JAMES A. FROST
Name:	James A. Frost

/s/ WILLIAM B. SPARKS
Name:	William B. Sparks

/s/ JOHN D. BARRETT
Name:	John D. Barrett

/s/ ROGER K. SEXTON
Name:	Roger K. Sexton

/s/ DAVID L. RANDALL
Name:	David L. Randall

/s/ GERALD W. BROWN
Name:	Gerald W. Brown

/s/ ROBERT STEPHEN LEWIS
Name:	Robert Stephen Lewis

/s/ MICHAEL J. KERCHNER
Name:	Michael J. Kerchner

/s/ JAMES FOSTER
Name:	James Foster

/s/ LEONARD KAAE
Name:	Leonard Kaae

/s/ MARK S. FISHBACH
Name:	Mark S. Fishbach

/s/ JOSEPH A. GUGLIELMO
Name:	Joseph A. Guglielmo

/s/ THOMAS E. ANDERSON
Name:	Thomas E. Anderson

/s/ JOHN MCSWEENEY
Name:	John McSweeney

/s/ MARK MAMCZARZ
Name:	Mark Mamczarz

/s/ ERIC CARLIN
Name:	Eric Carlin

Annex C

Execution Version

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of this 2nd day of April, 2008, (the “Signing Date”), by and between Perini Corporation, a Massachusetts corporation (herein referred to as “Employer”), and Ronald N. Tutor, an individual (“Executive”).

WHEREAS, on the Signing Date, Employer is entering into that certain Agreement and Plan of Merger (the “Merger Agreement”) by and among the Employer, Trifecta Acquisition LLC, a California limited liability company and a wholly-owned subsidiary of Employer (“Merger Sub”), Tutor-Saliba Corporation, a California corporation (the “Company”), Executive and shareholders of the Company;

WHEREAS, Employer, Merger Sub and the Company intend to effect a merger of the Company with and into Merger Sub (the “Merger”), with Merger Sub to be the surviving entity of the Merger and a wholly-owned Subsidiary of Employer;

WHEREAS, as a condition to entering into the Merger Agreement, the Employer and Executive desire to enter into this Agreement (contingent on the closing of the transactions contemplated hereby) to set out the terms and conditions for the continued employment relationship of Executive with the Employer.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

Section 1. Effectiveness. This Agreement shall become effective on, and not effective until, the Closing Date (as defined in the Merger Agreement) (the “Effective Date”). This Agreement shall automatically terminate upon termination of the Merger Agreement.

Section 2. Employment Agreement. On the terms and conditions set forth in this Agreement, the Employer agrees to continue to employ Executive and Executive agrees to continue to be employed by the Employer for the Employment Period set forth in Section 3 and in the positions and with the duties set forth in Section 4. Terms used herein with initial capitalization not otherwise defined are defined in Section 27.

Section 3. Term. The initial term of employment under this Agreement shall be for a five-year period commencing on the Effective Date (the “Initial Term”). The term of employment shall be automatically extended for an additional consecutive 12-month period (the “Extended Term”) on the fifth anniversary of the Effective Date and each subsequent anniversary, unless and until the Employer or Executive provides written notice to the other party in accordance with Section 14 hereof not less than 90 days before such anniversary date that such party is electing not to extend the term of employment under this Agreement (“Non-Renewal”), in which case the term of employment hereunder shall end as of the end of such Initial Term or Extended Term, as the case may be, unless sooner terminated as hereinafter set forth. Such Initial Term and all such Extended Terms are collectively referred to herein as the “Employment Period.”

Section 4. Position and Duties. During the Employment Period, Executive shall serve as the Chief Executive Officer of the Employer, as a member of the Employer’s Board of Directors (the “Board”) and as Chairman of the Board. In such capacities, Executive shall report exclusively to the Board and shall be the most senior executive officer of the Employer and shall have the duties, responsibilities and authorities customarily associated with the positions of chairman of the board of directors and chief executive officer of a company the size and nature of the Employer, including, without limitation, oversight of the Employer’s day-to-day operations. Executive shall use his good faith efforts to assist the Employer in developing a long-term succession plan and assisting in its implementation. Executive shall devote Executive’s reasonable best efforts and full business time to the performance of Executive’s duties hereunder and the advancement of the business and affairs of the Employer; provided that Executive shall be entitled (i) with the consent of the Board (which shall not be unreasonably withheld), to serve as a member of the board of directors of a reasonable number of other companies, (ii) to serve on civic, charitable, educational, religious, public interest or public service boards (including, without limitation, the USC Board of Trustees), and (iii) to manage Executive’s personal and family investments, in each case, to the extent such activities, individually or in the aggregate, do not materially interfere with the performance of Executive’s duties and responsibilities hereunder.

Section 5. Place of Performance. During the Employment Period, Executive shall be based primarily at the offices of the Employer as of the Effective Time near Los Angeles, California, or from the principal executive offices of the Employer in Las Vegas, Nevada, at such time as the primary office of Employer is established in Las Vegas, except for reasonable travel on the Employer’s business consistent with Executive’s positions.

Section 6. Compensation and Benefits.

(a) Base Salary. During the Employment Period, the Employer shall pay to Executive a base salary (the “Base Salary”) at the rate of no less than $1,500,000 per calendar year, less applicable deductions, and prorated for any partial year. The Base Salary shall be reviewed for increase by the Employer no less frequently than annually and shall be increased in the discretion of the Employer and any such adjusted Base Salary shall constitute the “Base Salary” for purposes of this Agreement. The Base Salary shall be paid in substantially equal installments in accordance with the Employer’s regular payroll procedures. Executive’s Base Salary may not be decreased during the Employment Period.

(b) Annual Bonus. Executive shall be paid an annual cash performance bonus (an “Annual Bonus”) in respect of each calendar year that ends during the Employment Period, to the extent earned based on performance against objective performance criteria. The performance criteria for any particular calendar year shall be established by the Compensation Committee of the Board (the “Compensation Committee”) no later than 90 days after the commencement of such calendar year. Executive’s Annual Bonus for a calendar year shall equal 175% of his Base Salary for that year if target levels of performance for that year (as established by the Compensation Committee when the performance criteria for that year are established) are achieved, with greater or lesser amounts (including zero) paid for performance above and below target (such greater and lesser amounts to be determined by a formula established by the Compensation Committee for that year when it established the targets and performance criteria for that year). Executive’s Annual Bonus for a calendar year shall be determined by the Compensation Committee after the end of the calendar year and shall be paid to Executive when annual bonuses for that year are paid to other senior executives of the Employer generally, but in no event later than March 15 of the following calendar year. In carrying out its functions under this Section 6(b), the Compensation Committee shall at all times act reasonably and in good faith, and shall consult with Executive to the extent appropriate.

(c) Equity Compensation. Executive will be considered at a level appropriate for his positions with the Employer for participation in the Employer’s company-wide equity incentive plan to be adopted after the Effective Date, including the potential grant of restricted stock units of the Employer (the “Restricted Stock Units”). Subject to the terms of this Agreement, any Restricted Stock Units that are granted shall be governed by a restricted stock unit agreement in substantially the form used by the Employer for awards of restricted stock units to other senior executives.

(d) Other Incentives. Executive shall be eligible for other or additional long-term incentives in the sole and absolute discretion of the Compensation Committee and/or the Board. Such incentive awards (if any) shall be at a level, and on terms and conditions, that are commensurate with Executive’s positions and responsibilities at the Employer and appropriate in light of corresponding awards to other senior executives of the Employer (but without regard to any special or one-time grants to other senior executives, including any sign-on or special retention grants). Except as otherwise provided herein, Executive shall not be entitled to participate in any other compensation, bonus, retention or incentive program, except as may be explicitly determined by the Board or the Compensation Committee in its sole and absolute discretion.

(e) Perquisites. During the Employment Period, Executive shall be entitled to 150 hours of flying time per calendar year of personal use of the Business Boeing Jet 737-700 Reg. No. N315TS, S/N 30772 (“BBJ”) with any unused balance being carried forward to subsequent calendar years in the Employment Period. Executive shall also be provided with use of an automobile and driver, and use of an apartment in Las Vegas, Nevada, in each case on terms and conditions to be determined by the Board. During the Employment Period, Executive shall, in addition to the foregoing, also be entitled to (i) to participate in all fringe benefits and perquisites made available generally to senior executives of the Employer, such participation to be at levels, and on terms and conditions, that are commensurate with his positions and responsibilities at the Employer, and (ii) to receive such additional fringe benefits and perquisites as the Employer may, in its sole and absolute discretion, from time to time provide.

(f) Vacation; Benefits. Executive shall be entitled to 30 vacation days during each calendar year in the Employment Period, such vacation to be accrued, taken and carried over in accordance with the policies of the Employer. During the Employment Period, Executive will be entitled to participate in all pension, retirement, profit sharing, savings, 401(k), income deferral, life insurance, disability insurance, accidental death and dismemberment protection, travel accident insurance, hospitalization, medical, dental, vision and other employee benefit plans, programs and arrangements that may from time to time be made available generally to other senior executives of the Employer, all to the extent Executive is eligible under the terms of such plans, programs and arrangements. Executive’s participation in all such plans, programs and arrangements shall be at a level, and on terms and conditions, that are commensurate with his positions and responsibilities at the Employer. In addition, the Employer shall, as promptly as reasonably practicable after the Effective Date and with Executive’s full cooperation, obtain on behalf of Executive life insurance coverage under term or ordinary life insurance polici(es) (at Executive’s choice) with an aggregate annual premium cost not to exceed $175,000. Except for the immediately preceding sentence, nothing in this Section 6 shall be construed to require the Employer to establish or maintain any particular employee benefit plan, program or arrangement.

Section 7. Expenses. Executive is expected and is authorized to incur reasonable expenses in the performance of his duties hereunder. The Employer shall reimburse Executive for all such expenses reasonably and actually incurred in accordance with policies which may be adopted from time to time by the Employer promptly upon periodic presentation by Executive of an itemized account, including reasonable substantiation, of such expenses. Unless the Employer’s financial condition materially declines from that existing at the Effective Date, the Employer shall maintain for Executive’s business use an aircraft similar to the aircraft historically used by the Company prior to the Effective Date.

Section 8. Confidentiality, Non-Disclosure and Non-Competition Agreement. The Employer and Executive acknowledge and agree that during Executive’s employment with the Employer, Executive will have access to and may assist in developing Confidential Information and will occupy a position of trust and confidence with respect to the Employer’s affairs and business and the affairs and business of its Affiliates. Executive agrees that the following obligations are necessary to preserve the confidential and proprietary nature of Confidential Information and to protect the Employer and its Affiliates against harmful solicitation of employees and customers, harmful competition and other actions by Executive that would result in serious adverse consequences for the Employer and any of its Affiliates:

(a) Non-Disclosure. During and after Executive’s employment with the Employer, Executive will not knowingly use, disclose or transfer any Confidential Information other than as authorized in writing by the Employer or within the scope of Executive’s duties with the Employer as determined reasonably and in good faith by Executive. Anything herein to the contrary notwithstanding, the provisions of this Section 8(a) shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order Executive to disclose or make accessible any information; (ii) to the extent necessary in connection with any other litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement; (iii) as to information that becomes generally known to the public or within the relevant trade or industry other than due to Executive’s violation of this Section 8(a); or (iv) as to information that is or becomes available to Executive on a non-confidential basis from a source that is entitled to disclose it to Executive.

(b) Materials. Executive will not remove any Confidential Information or any other property of the Employer or any of its Affiliates from the Employer’s premises or make copies of such materials except for normal and customary use in the Employer’s business as determined reasonably and in good faith by Executive. The Employer acknowledges that Executive, in the ordinary course of his duties, routinely uses and stores Confidential Information at home and other locations. Executive will return to the Employer all Confidential Information and copies thereof and all other property of the Employer or any of its Affiliates at any time upon the request of the Employer and in any event promptly after termination of Executive’s employment. Executive agrees to identify and return to the Employer any copies of any Confidential Information within Executive’s control after Executive ceases to be employed by the Employer. Anything to the contrary notwithstanding, nothing in this Section 8 shall prevent Executive from retaining a home computer, papers and other materials of a personal nature, including diaries, calendars and Rolodexes, information relating to his compensation or relating to reimbursement of expenses, information that he reasonably believes may be needed for tax purposes, and copies of plans, programs and agreements relating to his employment.

(c) Developments. Executive shall, promptly upon reasonable request, disclose to the Employer all inventions (whether patentable or not), trade secrets, trademark concepts, and advertising and marketing concepts (collectively, hereinafter referred to as “Developments”), that he makes, alone or with others, during his employment with Employer or any of its Affiliates relating to any of their businesses. Employer will exclusively own all Developments. Executive hereby assigns to the Employer all rights that he has or acquires in any Developments, and he will execute any documents and take any actions as reasonably requested by the Employer necessary to effect that assignment. Executive need not incur any cost related to that assignment or the creation of any related intellectual property rights. The parties agree that Developments are Confidential Information. Both during the Employment Period and thereafter, Executive shall fully cooperate with the Employer’s reasonable requests in the protection and enforcement of any intellectual property rights that relate to services performed by Executive for the Employer or any of its Affiliates, whether under the terms of this Agreement or otherwise. This shall include, upon reasonable request by the Employer, executing, acknowledging, and delivering to Employer all documents or papers that may be necessary to enable Employer to publish or protect such intellectual property rights. The Employer shall bear all costs in connection with Executive’s compliance with the terms of this provision.

(d) Cooperation. During the Employment Period and thereafter Executive will, upon reasonable request and subject to such reasonable condition as Executive may reasonably establish: (a) cooperate with the Employer in connection with any matter that arose during Executive’s employment and that relates to the business or operations of the Employer or any of its Affiliates, or of which Executive may have any knowledge or involvement; and (b) consult with and provide information to the Employer and its representatives concerning such matters. Such cooperation shall be rendered at reasonable times and places and in a manner that does not unreasonably interfere with any other employment in which Executive may then be engaged. Nothing in this Agreement shall be construed or interpreted as requiring Executive to provide any testimony or affidavit that is not truthful.

(e) No Solicitation or Hiring of Employees. During the Non-Compete Period, Executive shall not solicit, entice, persuade or induce any individual who is employed by the Employer or any of its Affiliates (or who was so employed within 180 days prior to Executive’s action) to terminate or refrain from continuing such employment or to become employed by or enter into contractual relations with any other individual or entity other than the Employer or any of its Affiliates, and Executive shall not hire, directly or indirectly, as an employee, consultant or otherwise, any such person. Anything to the contrary notwithstanding, the Employer agrees that (i) Executive’s responding to an unsolicited request from any former employee of the Employer for advice on employment matters; and (ii) Executive’s responding to an unsolicited request for an employment reference regarding any former employee of the Employer from such former employee, or from a third party, by providing a reference setting forth his personal views about such former employee, shall not be deemed a violation of this Section 8(e).

(f) Non-Competition.

(i) During the Non-Compete Period, Executive shall not, directly or indirectly, (A) solicit or encourage any client or customer of the Employer or any of its Affiliates, or any person or entity who was such a client or customer within 180 days prior to Executive’s action to terminate, reduce or alter in a manner adverse to the Employer or any of its Affiliates, any existing business arrangements with the Employer or any of its Affiliates or to transfer existing business from the Employer or any of its Affiliates to any other person or entity, (B) provide services in any capacity to any entity if (i) the entity competes with the Employer or any of its Affiliates by engaging in any business engaged in by the Employer or any of its Affiliates in any country in which the Employer or its Affiliates engages in such business, or (ii) the services to be provided by Executive are competitive with the Employer and substantially similar to those previously provided by Executive to the Employer or any of its Affiliates; or (C) own an interest in any entity described in subsection (B)(i) immediately above; provided, however, that Executive may own, as a passive investor, securities of any such entity that has outstanding publicly traded securities so long as his direct holdings in any such entity shall not in the aggregate constitute more than 5% of the voting power of such entity. Executive agrees that, before providing services, whether as an employee or consultant, to any entity during the Non-Compete Period, he will provide a copy of this Agreement to such entity, and such entity shall acknowledge to the Employer in writing that it has read this Agreement. Executive acknowledges that this covenant has a unique, very substantial and immeasurable value to the Employer, that Executive has sufficient assets and skills to provide a livelihood for Executive while such covenant remains in force and that, as a result of the foregoing, in the event that Executive breaches such covenant, monetary damages would be an insufficient remedy for the Employer and equitable enforcement of the covenant would be proper.

(ii) If the restrictions contained in Section 8(f)(i) shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, Section 8(f)(i) shall be modified to be effective for the maximum period of time for which it may be enforceable and over the maximum geographical area as to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable.

(g) Publicity. During the Employment Period, Executive hereby grants to the Employer the right to use, in a reasonable and appropriate manner, Executive’s name and likeness, without additional consideration, on, in and in connection with technical, marketing or disclosure materials, or any combination thereof, published by or for the Employer or any of its Affiliates.

(h) Conflicting Obligations and Rights. Executive agrees to inform the Employer of any apparent conflicts between Executive’s work for the Employer and any obligations Executive may have to preserve the confidentiality of another’s proprietary information or related materials before using the same on the Employer’s behalf. The Employer shall receive such disclosures in confidence and consistent with the objectives of avoiding any conflict of obligations and rights or the appearance of any conflict of interest.

(i) Enforcement. Executive acknowledges that in the event of any breach of this Section 8, the business interests of the Employer and its Affiliates will be irreparably injured, the full extent of the damages to the Employer and its Affiliates will be impossible to ascertain, monetary damages will not be an adequate remedy for the Employer and its Affiliates, and the Employer will be entitled to enforce this Agreement by a temporary, preliminary and/or permanent injunction or other equitable relief, without the necessity of posting bond or security, which Executive expressly waives. Executive understands that the Employer may waive some of the requirements expressed in this Agreement, but that such a waiver to be effective must be made in writing and should not in any way be deemed a waiver of the Employer’s right to enforce any other requirements or provisions of this Agreement. Executive agrees that each of Executive’s obligations specified in this Agreement is a separate and independent covenant and that the unenforceability of any of them shall not preclude the enforcement of any other covenants in this Agreement. Executive further agrees that any breach of this Agreement by the Employer prior to the Date of Termination shall not release Executive from compliance with his obligations under this Section 8, so along as the Employer fully complies with Section 10, Section 11, Section 12, and Section 13.

Section 9. Termination of Employment.

(a) Permitted Terminations. Executive’s employment hereunder may be terminated during the Employment Period under the following circumstances:

(i) Death. The Employment Period and Executive’s employment hereunder shall terminate upon Executive’s death;

(ii) By the Employer. The Employer may terminate the Employment Period and Executive’s employment:

(A) Disability. If Executive has been substantially unable to perform Executive’s material duties hereunder by reason of illness, physical or mental disability or other similar incapacity, which inability shall continue for 180 consecutive days or 270 days in any 24-month period (a “Disability”) (provided, that until such termination, Executive shall continue to receive his compensation and benefits hereunder, reduced by any benefits payable to him under any disability insurance policy or plan applicable to him or her); or

(B) Cause. For Cause or without Cause;

(iii) By Executive. Executive may terminate the Employment Period and his employment for any reason (including Good Reason) or for no reason.

(b) Termination. Any termination of Executive’s employment by the Employer or Executive (other than because of Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 14 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. Termination of Executive’s employment shall take effect on the Date of Termination. Executive agrees, in the event of any dispute under Section 9(a)(ii)(A) as to whether a Disability exists, and if requested by the Employer, to submit to a physical examination by a licensed physician selected by mutual consent of the Employer and Executive (which shall not unreasonably be withheld), the cost of such examination to be paid by the Employer. The written medical opinion of such physician shall be conclusive and binding upon each of the parties hereto as to whether a Disability exists and the date when such Disability arose. This Section shall be interpreted and applied so as to comply with the provisions of the Americans with Disabilities Act and any applicable state or local laws.

Section 10. Compensation Upon Termination.

(a) Death. If Executive’s employment is terminated during the Employment Period as a result of Executive’s death, this Agreement and the Employment Period shall terminate without further notice or any action required by the Employer or Executive’s legal representatives. Upon Executive’s death during the Employment Period, the Employer shall pay or provide the following: (i) Executive’s Base Salary due through the Date of Termination, (ii) all Accrued Benefits, if any, to which Executive is entitled as of the Date of Termination at the time such payments are due, and (iii) all outstanding equity awards held by Executive immediately prior to his termination shall immediately vest (with outstanding options remaining exercisable for the length of their remaining term). Except as set forth herein, the Employer shall have no further obligation to Executive under this Agreement.

(b) Disability. If the Employer terminates Executive’s employment during the Employment Period because of Executive’s Disability, the Employer shall pay or provide the following: (i) Executive’s Base Salary due through the Date of Termination, (ii) all Accrued Benefits, if any, to which Executive is entitled as of the Date of Termination at the time such payments are due, and (iii) all outstanding equity awards held by Executive immediately prior to his termination shall immediately vest (with outstanding options remaining exercisable for the length of their remaining term). Except as set forth herein, the Employer shall have no further obligations to Executive under this Agreement.

(c) Termination by the Employer for Cause or by Executive without Good Reason. If, during the Employment Period, the Employer terminates Executive’s employment for Cause pursuant to Section 9(a)(ii)(B) or Executive terminates his employment without Good Reason, the Employer shall pay to Executive Executive’s Base Salary due through the Date of Termination and all Accrued Benefits, if any, to which Executive is entitled as of the Date of Termination, at the time such payments are due, and Executive’s rights with respect to equity or equity-related awards shall be governed by the applicable terms of the related plan or award agreement.

(d) Termination by the Employer without Cause or by Executive with Good Reason. Subject to Section 10(e), if the Employer terminates Executive’s employment during the Employment Period other than for Cause or Disability pursuant to Section 9(a) or if Executive terminates his employment hereunder with Good Reason: (i) the Employer shall pay Executive (A) Executive’s Base Salary due through the Date of Termination, (B) a Pro Rata Bonus at the time other executives of the Employer receive annual bonuses for the calendar year in which the Date of Termination occurs, (C) all Accrued Benefits, if any, to which Executive is entitled as of the Date of Termination, in each case at the time such payments are due and (D) a cash lump sum in an amount equal to two times the sum of Executive’s Base Salary and Target Bonus for the year of termination, (ii) all outstanding equity awards held by Executive immediately prior to his termination shall immediately vest (with outstanding options remaining exercisable for the length of their remaining term), and (iii) Executive and his covered dependents shall be entitled to continued participation on the same terms and conditions as applicable immediately prior to Executive’s Date of Termination for 24 months; provided that if such continued coverage is not permitted under the terms of such benefit plans, the Employer shall pay Executive an additional amount that, on an after-tax basis, is equal to the cost of comparable coverage obtained by Executive.

(e) Change in Control. This Section 10(e) shall apply if there is (i) a termination of Executive’s employment by the Employer other than for Cause or Disability pursuant to Section 9(a) or by Executive for Good Reason during the two-year period after a Change in Control or (ii) a termination of Executive’s employment by the Employer prior to a Change in Control, if the termination was at the request of a third party or otherwise arose in anticipation of a Change in Control. If any such termination occurs, Executive shall receive benefits set forth in Section 10(d), except that (i) in lieu of the lump-sum payment under Section 10(d)(i)(D), Executive shall receive in a lump sum after the termination of his employment an amount equal to three multiplied by the sum of (A) Executive’s Base Salary and (B) Executive’s Target Bonus and (ii) the benefits described in Section 10(d)(iii) shall be continued for the greater of 36 months or the balance of the Employment Period. Notwithstanding anything to the contrary herein, this Section 10(e) shall not apply upon Executive’s death.

(f) Liquidated Damages. The parties acknowledge and agree that damages which will result to Executive for termination by the Employer of Executive’s employment without Cause or by Executive for Good Reason shall be extremely difficult or impossible to establish or prove, and agree that the amounts payable to Executive under Section 10(d)(i)(D) or Section 10(e)(i) (the “Severance Payments”) shall constitute liquidated damages for any such termination. Executive agrees that, except for such other payments and benefits to which Executive may be entitled as expressly provided by the terms of this Agreement or any other applicable benefit plan, such liquidated damages shall be in lieu of all other claims that Executive may make by reason of any such termination of his employment and that, as a condition to receiving the Severance Payments, Executive will execute a release of claims substantially in the form attached hereto as Exhibit A. Within five business days of the Date of Termination, the Employer shall deliver to Executive the appropriate form of release of claims for Executive to execute. The Severance Payments shall be made within three business days of the expiration of the revocation period without the release being revoked.

(g) No Offset. In the event of termination of his employment, Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due to him on account of any remuneration or benefits provided by any subsequent employment he may obtain. The Employer’s obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Employer or its affiliates may have against him for any reason.

(h) Section 409A. Notwithstanding the timing of the payments pursuant to Section 10 of this Agreement, to the extent Executive would otherwise be entitled to a payment during the six months beginning on the Date of Termination that would be subject to the additional tax imposed under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), (i) the payment will not be made to Executive and instead will be made to an account established to fund such payments (provided that such funds shall be at all times subject to the creditors of the Employer) and (ii) the payment, together with interest thereon at the rate of “prime” plus 1%, will be paid to Executive on the six-month anniversary of Date of Termination. Similarly, to the extent Executive would otherwise be entitled to any benefit (other than a cash payment) during the six months beginning on the Date of Termination that would be subject to the additional tax under Section 409A of the Code, the benefit will be delayed and will begin being provided (together, if applicable, with an adjustment to compensate Executive for the delay, with such adjustment to be determined in the Employer’s reasonable good faith discretion) on the six-month anniversary of the Date of Termination. The Employer will establish the account, as applicable, no later than ten days after Executive’s Date of Termination. It is the intention of the parties that the payments and benefits to which Executive could become entitled in connection with termination of employment under this Agreement comply with Section 409A of the Code. In the event that the parties determine that any such benefit or right does not so comply, they will negotiate reasonably and in good faith to amend the terms of this Agreement such that it complies (in a manner that attempts to minimize the economic impact of such amendment on Executive and the Employer and its affiliates).

(i) In the event of a Termination of Executive’s employment by Employer without Cause, notwithstanding the limitation on Transfer set forth in Section 5(a) of the Shareholders Agreement, dated April 2, 2008, by and among Employer, Executive, and certain other shareholders of Employer (the “Shareholders Agreement”), Executive shall be entitled to rely on the proviso set forth in clause (y)(ii) thereof from and after such termination (without regard to requirement the Executive wait until the 5 year anniversary of the Effective Time as set forth therein).

Section 11. Certain Additional Payments by the Employer.

(a) If it shall be determined that any benefit provided to Executive or payment or distribution by or for the account of the Employer to or for the benefit of Executive, whether provided, paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Executive with respect to such excise tax resulting from any action or inaction by the Employer (such excise tax, together with any such interest and penalties, collectively, the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of the Excise Tax and all other income, employment, excise and other taxes that are imposed on the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the sum of (A) the Excise Tax imposed upon the Payments and (B) the product of any deductions disallowed because of the inclusion of the Gross-up Payment in Executive’s adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made.

(b) Subject to the provisions of Section 11(c), all determinations required to be made under this Section 11, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Employer’s independent, certified public accounting firm or such other certified public accounting firm as may be designated by Executive and shall be reasonably acceptable to the Employer (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Employer and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Employer. If the

Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting a change in the ownership or effective control (as defined for purposes of Section 280G of the Code) of the Employer, Executive shall appoint another nationally recognized accounting firm which is reasonably acceptable to the Employer to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Employer. Any Gross-Up Payment, as determined pursuant to this Section 11, shall be paid by the Employer to Executive within five days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Employer and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that additional Gross-Up Payments shall be required to be made to compensate Executive for amounts of Excise Tax later determined to be due, consistent with the calculations required to be made hereunder (an “Underpayment”). If the Employer exhausts its remedies pursuant to Section 11(c) and Executive is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Employer to or for the benefit of Executive.

(c) Executive shall notify the Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Employer of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after Executive is informed in writing of such claim and shall apprise the Employer of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Employer (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Employer notifies Executive in writing prior to the expiration of such period that they desire to contest such claim, Executive shall:

(i) give the Employer any information reasonably requested by the Employer relating to such claim;

(ii) take such action in connection with contesting such claim as the Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Employer;

(iii) cooperate with the Employer in good faith effectively to contest such claim; and

(iv) permit the Employer to participate in any proceedings relating to such claim; provided, however, that the Employer shall bear and pay directly all costs and expenses (including additional interest and penalties incurred in connection with such contest) and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

Section 12. Indemnification. During the Employment Period and thereafter, the Employer agrees to indemnify and hold Executive and Executive’s heirs and representatives harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys’ fees) as a result of any claim or proceeding (whether civil, criminal, administrative or investigative), or any threatened claim or proceeding (whether civil, criminal, administrative or investigative), against Executive that arises out of or relates to Executive’s service as an officer, director or employee, as the case may be, of the Employer, or Executive’s service in any such capacity or similar capacity with an affiliate of the Employer or other entity at the request of the Employer, both prior to and after the Effective Date, and to promptly advance to Executive or Executive’s heirs or representatives such expenses upon written request with appropriate documentation of such expense upon receipt of an undertaking by Executive or on Executive’s behalf to repay such amount if it shall ultimately be determined that Executive is not entitled to be indemnified by the Employer. During the Employment Period and thereafter, the Employer also shall provide Executive with coverage under its current directors’ and officers’ liability policy to the same extent that it provides such coverage to its other executive officers. If Executive has any knowledge of any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, as to which Executive may request indemnity under this provision, Executive will give the Employer prompt written notice thereof; provided that the failure to give such notice shall not affect Executive’s right to indemnification. The Employer shall be entitled to assume the defense of any such proceeding and Executive will use reasonable efforts to cooperate with such defense. To the extent that Executive in good faith determines that there is an actual or potential conflict of interest between the Employer and Executive in connection with the defense of a proceeding, Executive shall so notify the Employer and shall be entitled to separate representation at the Employer’s expense by counsel selected by Executive (provided that the Employer may reasonably object to the selection of counsel within ten (10) business days after notification thereof) which counsel shall cooperate, and coordinate the defense, with the Employer’s counsel and minimize the expense of such separate representation to the extent consistent with Executive’s separate defense. This Section 12 shall continue in effect after the termination of Executive’s employment or the termination of this Agreement.

Section 13. Attorney’s Fees. The Employer shall advance Executive (and his beneficiaries) any and all costs and expenses (including without limitation attorneys’ fees and other charges of counsel) incurred by Executive (or any of his beneficiaries) in resolving any controversy, dispute or claim arising out of or relating to this Agreement, any other agreement or arrangement between Executive and the Employer, Executive’s employment with the Employer, or the termination thereof; provided that Executive shall reimburse the Employer any advances on a net after-tax basis to cover expenses incurred by Executive for claims (a) brought by the Employer on account of Executive’s alleged breach of Section 8 of this Agreement, breach of Executive’s fiduciary duty of loyalty, or fraud or material misconduct, if it is judicially determined that the Employer is the prevailing party, or (b) brought by Executive that are judicially determined to be frivolous or advanced in bad faith.

Section 14. Notices. All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, or transmitted by facsimile transmission addressed as follows:

(i)	If to the Employer:

Perini Corporation
73 Mt. Wayte Avenue
Framingham, Massachusetts 01701
	Attention:	Corporate Secretary
	Facsimile:	(508) 628-2010

(ii)	If to Executive:

Ronald N. Tutor
Address last shown on the Employer’s Records

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, confirmation of facsimile transmission or the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

Section 15. Severability. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

Section 16. Effect on Other Agreements. The provisions of this Agreement shall supersede the terms of any plan, policy, agreement, award or other arrangement of the Employer (whether entered into before or after the Effective Date) to the extent application of the terms of this Agreement are more favorable to Executive.

Section 17. Survival. It is the express intention and agreement of the parties hereto that the provisions of Section 8, Section 10, Section 11, Section 12, Section 13, Section 14, Section 16, Section 18, Section 19, Section 20, Section 22, Section 22 and Section 26 hereof and this Section 17 shall survive the termination of employment of Executive. In addition, all obligations of the Employer to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.

Section 18. Assignment. The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (i) in the event of Executive’s death, the personal representative or legatees or distributees of Executive’s estate, as the case may be, shall have the right to receive any amount owing and unpaid to Executive hereunder and (ii) the rights and obligations of the Employer hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or equity interests of the Employer or similar transaction involving the Employer or a successor corporation. The Employer shall require any successor to the Employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place.

Section 19. Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

Section 20. Amendment; Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the party against whom enforcement is sought. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

Section 21. Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

Section 22. Governing Law; Venue. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of California (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply). Except as otherwise provided in Section 8(i), each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the State of California sitting in Los Angeles, California or the United States District Court for the Central District of California and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing (but subject to Section 8(i)), each of the parties hereto irrevocably and unconditionally (a) submits for himself or itself in any proceeding relating to this Agreement or Executive’s employment by the Employer or any of its Affiliates, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of California sitting in Los Angeles, California, the court of the United States District Court for the Central District of California and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such California State court or, to the extent permitted by law, in such federal court; (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that he or it may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (c) waives all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or Executive’s employment by the Employer or any of its Affiliates, or his or its performance under or the enforcement of this Agreement; (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at his or its address as provided in Section 14; and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of California.

Section 23. Representations. Executive represents, warrants and covenants to the Employer that: (i) on or prior to the date hereof, Executive has informed the Employer of any judgment, order, agreement or arrangement of which he is currently aware and which may affect his right to enter into this Agreement and to fully perform his duties hereunder; (ii) Executive is knowledgeable and sophisticated as to business matters, and that prior to assenting to the terms of this Agreement, or giving the representations and warranties herein, he has been given a reasonable time to review it and has consulted with counsel of his choice; (iii) in entering into this Agreement, Executive is not knowingly breaching or violating any provision of any law or regulation; and (iv) Executive has not knowingly provided to the Employer, nor been requested by the Employer to provide, any confidential or non-public document or information of a former employer that constitutes or contains any protected trade secret, and will not knowingly use any protected trade secrets of any former employer in the course of his employment hereunder.

Section 24. Entire Agreement. This Agreement constitutes the entire agreement between the parties respecting the employment of Executive, there being no representations, warranties or commitments except as set forth herein.

Section 25. Counterparts. This Agreement may be executed in two counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

Section 26. Withholding. The Employer may withhold from any benefit payment under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling; provided that any withholding obligation arising in connection with the exercise of a stock option or the transfer of stock or other property shall be satisfied through withholding an appropriate number of shares of stock or appropriate amount of such other property.

Section 27. Definitions.

“Accrued Benefits” means (i) any compensation deferred by Executive prior to the Date of Termination and not paid by the Employer or otherwise specifically addressed by this Agreement; (ii) any amounts or benefits owing to Executive or to Executive’s beneficiaries under the then applicable benefit plans of the Employer; (iii) any amounts owing to Executive for reimbursement of expenses properly incurred by Executive prior to the Date of Termination and which are reimbursable in accordance with Section 7; and (iv) any other benefits or amounts due and owing to Executive under the terms of any plan, program or arrangement of the Employer.

“Affiliate” means any entity controlled by, in control of, or under common control with, the Employer.

“Cause” shall be limited to the following events (i) Executive’s conviction of, or plea of nolo contendere to, a felony (other than in connection with a traffic violation) under any state or federal law; (ii) Executive’s willful and continued failure to substantially perform his essential job functions hereunder after receipt of written notice from the Employer that specifically identifies the manner in which Executive has substantially failed to perform his essential job functions and specifying the manner in which Executive may substantially perform his essential job functions in the future; (iii) a material act of fraud or willful and material misconduct with respect, in each case, to the Employer, by Executive; (iv) a willful and material breach this Agreement; (v) a material breach by Executive of any material written policy of the Employer; or (vi) a failure by Executive to cooperate in any investigation or audit regarding the accounting practices, financial statements, or business practices of the Employer or any of its Affiliates. For purposes of this provision, no act or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Employer. Anything herein to the contrary notwithstanding, Executive shall not be terminated for “Cause” hereunder unless (A) written notice stating the basis for the termination is provided to Executive, (B) as to clauses (ii), (iii), (iv), (v) or (vi) of this paragraph, he is given 10 days to cure the neglect or conduct that is the basis of such claim (it being understood that any errors in expense reimbursement may be cured by repayment), (C) if he fails to cure such neglect or conduct, Executive has an opportunity to be heard before the full Board prior to any vote regarding the existence of Cause and (D) there is a vote of a majority of the members of the Board to terminate him for Cause.

“Change in Control” means the occurrence of one or more of the following events: (i) any “person” (as such terms is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934 as amended (the “Act”)) or “group” (as such term is used in Section 14(d)(d) of the Act) (other than Executive or a group consisting of Executive) becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Act) of more than 30% of the Voting Stock of the Employer; (ii) the majority of the Board consists of individuals other than Incumbent Directors, which term means the members of the Board on the Effective Date; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by two-thirds of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director; (iii) the Employer adopts any plan of liquidation providing for the distribution of all or substantially all of its assets; (iv) the Employer transfers all or substantially all of its assets or business (unless the shareholders of the Employer immediately prior to such transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of the Employer, all of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Employer); or (v) any merger, reorganization, consolidation or similar transaction unless, immediately after consummation of such transaction, the shareholders of the Employer immediately prior to the transaction hold, directly or indirectly, more than 50% of the Voting Stock of the Employer or the Employer’s ultimate parent company if the Employer is a subsidiary of another corporation (there being excluded from the number of shares held by such shareholders, but not from the Voting Stock of the combined company, any shares received by Affiliates of such other company in exchange for stock of such other company). For purposes of this Change in Control definition, the “Employer” shall include any entity that succeeds to all or substantially all of the business of the Employer and “Voting Stock” shall mean securities of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

“Confidential Information” means information constituting trade secrets or proprietary information belonging to or regarding the Employer or any of its Affiliates or other confidential financial information, operating budgets, strategic plans or research methods, personnel data, projects or plans, or non-public information regarding the Employer or any of its Affiliates. Without limiting the foregoing, “Confidential Information” shall include, but shall not be limited to, any of the following information relating to the Employer: (i) information regarding the Employer’s business proposals, (ii) manner of the Employer’s operations, and methods of selling or pricing any products or services; (iii) the identity of persons or entities actually conducting or considering conducting business with the Employer, and any information in any form relating to such persons or entities and their relationship or dealings with the Employer; (iv) any trade secret or confidential information of or concerning any business operation or business relationship; (v) computer databases, software programs and information relating to the nature of the hardware or software and how said hardware or software are used in combination or alone; (vi) information concerning personnel, confidential financial information, customer or customer prospect information, information concerning subscribers, subscriber and customer lists and data, methods and formulas for estimating costs and setting prices, engineering design standards, testing procedures, research results (such as marketing surveys, programming trials or product trials), cost data (such as billing, equipment and programming cost projection models), compensation information and models, business or marketing plans or strategies, deal or business terms, budgets, vendor names, programming operations, product names, information on proposed acquisitions or dispositions, actual performance compared to budgeted performance, long-range plans, internal financial information (including but not limited to financial and operating results for certain offices, divisions, departments, and key market areas that are not disclosed to the public in such form), results of internal analyses, computer programs and programming information, techniques and designs, and trade secrets; (vii) information concerning the Employer’s employees, officers, directors and shareholders; and (viii) any other trade secret or information of a confidential or proprietary nature. For purposes hereof, “Employer” shall include the Employer and any and all of its Affiliates.

“Date of Termination” means (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death; (ii) if Executive’s employment is terminated because of Executive’s Disability pursuant to Section 9(a)(ii)(A), 30 days after Notice of Termination, provided that Executive shall not have returned to the performance of Executive’s duties on a full-time basis during such 30-day period; (iii) if Executive’s employment is terminated by the Employer pursuant to Section 9(a)(ii)(B) or by Executive pursuant to Section 9(a)(ii)(B), the date specified in the Notice of Termination; or (iv) if Executive’s employment is terminated during the Employment Period other than pursuant to Section 9(a), the date on which Notice of Termination is given.

“Extended Term” shall have the meaning set forth in Section 3.

“Good Reason” means, unless otherwise agreed to in writing by Executive, (i) any adverse change in Executive’s titles; (ii) any reduction in Executive’s Base Salary; (iii) a material diminution in Executive’s authority, responsibilities or duties; (v) the assignment of duties materially inconsistent with Executive’s position or status with the Employer as of the date hereof; (vi) a relocation of Executive’s primary place of employment to a location more than 50 miles further from the offices of the Employer as of the Effective Time near Los Angeles, California; (vii) any other material breach of the terms of this Agreement or (viii) the failure of the Employer to obtain the assumption in writing of its obligations under this Agreement by any successor to all or substantially all of the assets of the Employer within 15 days after a merger, consolidation, sale or similar transaction. In order to invoke a termination for Good Reason, Executive must notify the Employer of the existence of an event of Good Reason within 90 days of the occurrence of such event, the Employer must fail to cure such event within 30 days of such notice and Executive must terminate his employment within 10 days of the expiration of such period.

“Non-Compete Period” means the period commencing on the Effective Date and ending twenty-four months after the expiration of the Employment Period; provided that except for purposes of Section 8(e), in the event Executive’s employment is terminated by Employer without Cause or terminated by the Executive for Good Reason the Non-Competition Period shall end on the Date of Termination.

“Pro Rata Bonus” means an amount equal to the product of (i) the Annual Bonus that would have been earned by Executive for the calendar year that includes the Date of Termination if his employment had not terminated and (ii) a fraction the numerator of which is the number of days that have elapsed as of the Date of Termination during the calendar year that includes the Date of Termination and the denominator of which is 365.

“Target Bonus” means an amount equal to 175% of Executive’s Base Salary.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement, or have caused this Agreement to be duly executed and delivered on their behalf.

PERINI CORPORATION

By:	/s/ ROBERT BAND
Name:	Robert Band
Title:	President and Chief Operating Officer

EXECUTIVE

/s/ RONALD N. TUTOR
Ronald N. Tutor

EXHIBIT A

Form of Release

THIS RELEASE (this “Release”) is made as of this      day of             , by and between Perini Corporation, a Massachusetts corporation (herein referred to as “Company”), and Ronald N. Tutor, an individual (“Executive”).

PRELIMINARY RECITALS

A. Executive’s employment with the Company has terminated.

B. Executive and the Company are parties to an Employment Agreement, dated as of the 2nd day of April, 2008 (the “Agreement”).

AGREEMENT

In consideration of the payments due Executive under the Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Executive, intending to be legally bound, does hereby, on behalf of himself and his agents, representatives, attorneys, assigns, heirs, executors and administrators (collectively, the “Executive Parties”) REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, subsidiaries, parents, joint ventures, and its and their officers, directors, shareholders, members, and managers, and its and their respective successors and assigns, heirs, executors, and administrators (collectively, the “Company Parties”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Executive or any of the Executive Parties ever had, now has, or hereafter may have, by reason of any matter, cause or thing whatsoever, from the beginning of Executive’s initial dealings with the Company to the date of this Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive’s employment relationship with Company, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (“ADEA”), Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1966, 42 U.S.C. §1981, the Civil Rights Act of 1991, Pub. L. No. 102-166, the Americans with Disabilities Act, 42 U.S.C. §12101 et seq., the Age Discrimination in Employment Act, as amended, 29 U.S.C. §621 et seq., the Fair Labor Standards Act, 29 U.S.C. §201 et seq., the National Labor Relations Act, 29 U.S.C. §151 et seq., and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, but not including such claims to payments and other rights provided Executive under the Agreement. This Release is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort. Except as specifically provided herein, it is expressly understood and agreed that this Release shall operate as a clear and unequivocal waiver by Executive of any claim for accrued or unpaid wages, benefits or any other type of payment.

2. Executive expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims. Executive understands the significance of his release of unknown claims and his waiver of statutory protection against a release of unknown claims.

3. Executive agrees that he will not be entitled to or accept any benefit from any claim or proceeding within the scope of this Release that is filed or instigated by him or on his behalf with any agency, court or other government entity.

4. The parties agree and acknowledge that the Agreement, and the settlement and termination of any asserted or unasserted claims against the Company and the Company Parties pursuant to this Release, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by the Company or any of the Company Parties to Executive.

5. Executive certifies and acknowledges as follows:

(a) That he has read the terms of this Release, and that he understands its terms and effects, including the fact that he has agreed to RELEASE AND FOREVER DISCHARGE the Company and all Company Parties from any legal action or other liability of any type related in any way to the matters released pursuant to this Release other than as provided in the Agreement and in this Release.

(b) That he understands the significance of his release of unknown claims and his waiver of statutory protection against a release of unknown claims. Accordingly, Executive expressly waives any and all rights and benefits under Section 1542 of the California Civil Code, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

(c) That he is waiving all rights to sue or obtain equitable, remedial or punitive relief from any or all Company Parties of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, attorneys’ fees and any form of injunctive relief. Notwithstanding the above, he further acknowledges that he is not waiving and is not being required to waive (i) any right that cannot be waived under law, including the right to file an administrative charge or to participate in an administrative investigation or proceeding; provided, however, that he disclaims and waives any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding, (ii) any claim for indemnity pursuant to the Company’s by-laws, articles of incorporation or Section 12 of the Agreement or (iii) any claim for Accrued Benefits (as defined in the Agreement, [or (iv) claim for benefits pursuant to Sections 10(c), 10(d) or 11] [Clause iv to be conformed to delete reference to Section 10(d) or 11 if a Change in Control has not occurred prior to termination date]

(d) That he has signed this Release voluntarily and knowingly in exchange for the consideration described herein, which he acknowledges is adequate and satisfactory to him and which he acknowledges is in addition to any other benefits to which he is otherwise entitled.

(e) That he has been and is hereby advised in writing to consult with an attorney prior to signing this Release.

(f) That he does not waive rights or claims that may arise after the date this Release is executed or those claims arising under the Agreement with respect to payments and other rights due Executive on the date of, or during the period following, the termination of his Employment.

(g) That the Company has provided him with adequate opportunity, including a period of twenty-one (21) days from the initial receipt of this Release and all other time periods required by applicable law, within which to consider this Release (it being understood by Executive that Executive may execute this Release less than 21 days from its receipt from the Company, but agrees that such execution will represent his knowing waiver of such 21-day consideration period), and he has been advised by the Company to consult with counsel in respect thereof.

(h) That he has seven (7) calendar days after signing this Release within which to rescind, in a writing delivered to the Company, the portion of this Release related to claims arising under ADEA or any other claim arising under any other federal, state or local law that requires extension of this revocation right as a condition to the valid release and waiver of such claim.

(i) That at no time prior to or contemporaneous with his execution of this Release has he filed or caused or knowingly permitted the filing or maintenance, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency or other tribunal, any charge, claim or action of any kind, nature and character whatsoever (“Claim”), known or unknown, suspected or unsuspected, which he may now have or has ever had against the Company Parties which is based in whole or in part on any matter referred to in Section 1 above; and, subject to the Company’s performance under this Release, to the maximum extent permitted by law, Executive is prohibited from filing or maintaining, or causing or knowingly permitting the filing or maintaining, of any such Claim in any such forum. Executive hereby grants the Company his perpetual and irrevocable power of attorney with full right, power and authority to take all actions necessary to dismiss or discharge any such Claim. Executive further covenants and agrees that he will not encourage any person or entity, including but not limited to any current or former employee, officer, director or stockholder of the Company, to institute any Claim against the Company Parties or any of them, and that except as expressly permitted by law or administrative policy or as required by legally enforceable order he will not aid or assist any such person or entity in prosecuting such Claim.

6. Miscellaneous

(a) This Release and the Agreement, and any other documents expressly referenced therein, constitute the complete and entire agreement and understanding of Executive and the Company with respect to the subject matter hereof, and supersedes in its entirety any and all prior understandings, commitments, obligations and/or agreements, whether written or oral, with respect thereto; it being understood and agreed that this Release and including the mutual covenants, agreements, acknowledgments and affirmations contained herein, is intended to constitute a complete settlement and resolution of all matters set forth in Section 1 hereof.

(b) The Company Parties are intended third-party beneficiaries of this Release, and this Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Company Parties hereunder. Except and to the extent set forth in the preceding two sentences, this Release is not intended for the benefit of any Person other than the parties hereto, and no such other person or entity shall be deemed to be a third party beneficiary hereof. Without limiting the generality of the foregoing, it is not the intention of the Company to establish any policy, procedure, course of dealing or plan of general application for the benefit of or otherwise in respect of any other employee, officer, director or stockholder, irrespective of any similarity between any contract, agreement, commitment or understanding between the Company and such other employee, officer, director or stockholder, on the one hand, and any contract, agreement, commitment or understanding between the Company and Executive, on the other hand, and irrespective of any similarity in facts or circumstances involving such other employee, officer, director or stockholder, on the one hand, and Executive, on the other hand.

(c) The invalidity or unenforceability of any provision of this Release shall not affect the validity or enforceability of any other provision of this Release, which shall otherwise remain in full force and effect.

(d) This Release may be executed in separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(e) The obligations of each of the Company and Executive hereunder shall be binding upon their respective successors and assigns. The rights of each of the Company and Executive and the rights of the Company Parties shall inure to the benefit of, and be enforceable by, any of the Company’s, Executive’s and the Company Parties’ respective successors and assigns. The Company may assign all rights and obligations of this Release to any successor in interest to the assets of the Company.

(f) No amendment to or waiver of this Release or any of its terms shall be binding upon any party hereto unless consented to in writing by such party.

(g) ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

*    *    *    *     *

Intending to be legally bound hereby, Executive and the Company have executed this Release as of the date first written above.

RONALD N. TUTOR

By:
Ronald N. Tutor

PERINI CORPORATION

By:
Name:	Robert Band
Title:	President and Chief
Operating Officer

READ CAREFULLY BEFORE SIGNING

I have read this Release and have been given adequate opportunity, including 21 days from my initial receipt of this Release, to review this Release and to consult legal counsel prior to my signing of this Release. I understand that by executing this Release I will relinquish certain rights or demands I may have against the Company Parties or any of them.

[Name]

Witness:

Annex D

PROMISSORY NOTE

$[•]	, 2008

FOR VALUE RECEIVED, Tutor-Saliba Corporation, a California corporation (the “Company”) hereby promises to pay to [Shareholder] (“Holder”) or its registered assigns the principal sum of              Dollars ($[•]), together with interest thereon calculated from the date hereof in accordance with the provisions of this note (this “Note”).

This Note is issued in the manner contemplated by Section 6.20 of that certain Agreement and Plan of Merger, dated as of April 2, 2008 (the “Merger Agreement”), by and among Perini Corporation, a Massachusetts corporation (“Perini”), Trifecta Acquisition LLC, a California corporation and a wholly-owned subsidiary of Perini (“Merger Sub”), the Company, Ronald N. Tutor, a resident of California, and shareholders of the Company signatory thereto, pursuant to which, among other things, the Company shall merge with and into Merger Sub, with Merger Sub to continue as the surviving entity in the merger and as a wholly-owned subsidiary of Perini on the terms and subject to the conditions set forth in the Merger Agreement.

This Note evidences the absolute and unconditional obligation of the Company. The Company is issuing notes, together with this Note, equal to an aggregate principal amount of              Dollars ($[•]) (the “Aggregate Principal Amount”) in connection with the issuance of this Note (all such notes, including the Note, the “Total Dividend Notes”).

1. Scheduled Payments: Subject to the terms of Section 4:

(a) Principal. The entire unpaid principal balance of this Note (together with all accrued and unpaid interest thereupon) shall become due and payable in full on June 30, 2012 (the “Maturity Date”).

(b) Interest. Interest shall accrue on the unpaid principal amount of this Note at a rate per annum equal to 5% per annum. Interest shall be calculated on the basis of the actual number of days elapsed and a year of 365 days, and be payable in cash on the last day of each March, June, September and December of each applicable year (each a “Quarterly Payment Date”); provided that, in the event that the Company is prohibited from paying interest in cash pursuant to the terms of any Senior Indebtedness (defined below), such interest owing will be added to the principal amount outstanding on each Quarterly Payment Date and treated as principal for all purposes under this Note on and after such date.

(c) Excess Cash Flow Mandatory Prepayments. Not later than 90 days after the end of each fiscal year (or for the year in which the Closing (as defined in the Merger Agreement) occurs, partial fiscal year as described in clause (x) below) of the Company in which there is Excess Cash Flow of the Company, the Company, to the extent not prohibited by the terms of any Senior Indebtedness or Applicable Law, will make a prepayment of principal outstanding under this Note, in an amount equal to (x) 100% of Excess Cash Flow for such fiscal year (or for the fiscal year in which the Closing occurs, the partial fiscal year for the period from the Closing Date (as defined in the Merger Agreement) through the end of such fiscal year) multiplied by (y) a fraction, the numerator of which is the principal outstanding under this Note and the denominator of which is the principal outstanding under the Total Dividend Notes.

(d) Optional Prepayments. The Company may at any time, and from time to time, prepay, without premium or penalty, all or any portion of the Company’s obligations under this Note. All such prepayments shall be applied first to pay all accrued but unpaid interest and then to pay outstanding principal.

2. Payment of Note. All payments and prepayments of principal of and interest on this Note shall be made to the registered Holder, in lawful money of the United States of America by wire transfer of immediately available funds to a United States bank account designated in writing by the Holder (or at such other place as the holder hereof shall notify the Company in writing).

3. {Reserved}. [To include any subordination provisions requested by any lender or surety of Perini or the Company.]

4. Event of Default; Consequences. If the Company fails to pay when due any amount (whether interest, principal or other amount) then payable on this Note, then, subject to the provisions of Section 3, the Holder may, by notice of default and acceleration given to the Company, declare the entire outstanding principal amount of this Note, together with all accrued and unpaid interest thereon, immediately due and payable.

5. Waiver of Presentment. The Company hereby waives presentment for payment, demand, protest, and notice of demand, protest and nonpayment, and any other notice that might be required by law, and consents to any and all renewals or extensions that might be made by the Holder as to the time of payment of this Note from time to time.

6. Replacement and Cancellation.

(a) Replacement of Lost Note. Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the Holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of this Note and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company (provided that, if the holder is an employee of the Company, its own agreement shall be satisfactory), or, in the case of any such mutilation, upon the surrender of such Note to the Company at its principal office, the Company shall (at its expense) execute and deliver, in lieu thereof, a new Note of the same class and representing the same rights represented by such lost, stolen, destroyed or mutilated Note and dated so that there will be no loss of interest on such Note. Any Note in lieu of which any such new Note has been so executed and delivered by the Company shall not be deemed to be an outstanding Note.

(b) Cancellation. After all principal, accrued interest and all other amounts at any time owed on this Note have been paid in full, this Note shall be surrendered to the Company for cancellation.

7. Business Days. If any payment is due, or any time period for giving notice or taking action expires, on a day which is not a business day, in the State of New York, the payment shall be due and payable on, and the time period shall automatically be extended to, the next business day immediately following, and interest shall continue to accrue at the required rate hereunder until any such payment is made.

8. Governing Law. This Note shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

9. Merger Agreement. This Note has been executed and delivered pursuant to and in accordance with the terms and conditions of the Merger Agreement, as in effect on the date hereof. Capitalized terms used in this Note without separate definition shall have the respective meanings given to them in the Merger Agreement.

10. Successors and Assigns. This Note may not be assigned or transferred by the Company or the Holder without the prior written consent of the other party hereto. Each assignment or transfer shall be recorded by the Company in the Register. Any transfer or assignment in violation of this Section 10 shall be void, and the Company shall not recognize such purported transferee as a holder of this Note. The terms and provisions of this Note shall inure to the benefit of the Agent and each of the other holders of the Designated Senior Indebtedness.

11. Register. The Company shall maintain a register (the “Register”) in which it records the name and address of each Holder of a Note and the principal amount and interest outstanding with respect thereto from time to time. The parties shall treat the registered holder of a Note as the Holder for all purposes, absent manifest error.

12. Amendments. The provisions of this Note may not be amended, supplemented, replaced or otherwise modified in any manner without the prior written consent of the Holder and the Company. To the extent that the Credit Agreement is replaced or refinanced, the Holder and the Company will consent to (and execute and deliver) any amendments reasonably necessary to give effect to the documentation governing such replacement or refinancing indebtedness to preserve the economic position of the parties hereto.

13. Defined Terms. The following terms shall have the following meanings when used herein:

“Agent” means the agent under the Credit Agreement. In the event the Credit Agreement is with a single lender, “Agent” shall refer to such lender.

“Bankruptcy Law” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute, and any similar law for the relief of debtors.

“Consolidated Net Income” shall mean, for any period, the net income of the Company and its subsidiaries (the “Consolidated Group”) for such period determined on a consolidated basis in accordance with GAAP.

“Credit Agreement” shall mean any [insert any credit facility that will be pending as of the Closing], as amended, supplemented, amended and restated or otherwise modified or as refinanced, extended, renewed, defeased, restructured, replaced or refinanced from time to time.

“Designated Senior Indebtedness” means the Senior Indebtedness in respect of the Secured Obligations.

“Excess Cash Flow” shall mean, for any period, an amount equal to the excess of:

(a) the sum, without duplication, of

(i) Consolidated Net Income for such period,

(ii) an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income,

(iii) an amount equal to the provision for taxes based on income, profits or capital of the Consolidated Group, including federal, foreign, state, franchise, excise and similar taxes and foreign withholding taxes paid during such period (or accrued during such period and payable within 180 days after the last day of such period) to the extent deducted in arriving at such Consolidated Net Income, and

(iv) an amount equal to the aggregate consolidated net non-cash loss on the sale, lease, transfer or other disposition of assets by the Consolidated Group during such period (other than sales, leases, transfers or other dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income, less

(b) the sum, without duplication, of

(i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and included in arriving at such Consolidated Net Income,

(ii) the consolidated amount of capital expenditures made in cash during such period, except to the extent that such capital expenditures were financed with the proceeds of indebtedness,

(iii) the aggregate consolidated amount of all principal payments of indebtedness of the Consolidated Group made during such period, including payments made under the Total Dividend Notes (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), except to the extent financed with the proceeds of other Indebtedness,

(iv) an amount equal to the aggregate net non-cash gain on the sale, lease, transfer or other disposition of assets by the Consolidated Group during such period (other than sales in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(v) the amount of taxes (including penalties and interest) paid in cash in such period, and

(vi) the amount of cash expenses paid to effect the transaction described in the Merger Agreement.

“Note Payment” means any payment or distribution of any kind or character, whether direct or indirect, by setoff or otherwise, from any source, whether in cash, property or securities, on or in respect of the Note or any amounts due thereunder or on account of any purchase, redemption, rescission of purchase, defeasance or other acquisition of the Note.

“Obligations” shall mean any and all obligations (including guaranty obligations) with respect to the payment and performance of (a) any principal of or interest or premium on any indebtedness, including, without limitation, any reimbursement obligation in respect of any letter of credit, or any other liability, (b) any fees, indemnification obligations, expense reimbursement obligations or other liabilities payable under the documentation governing any indebtedness (including, without limitation, the retaking, holding, selling or otherwise disposing of or realizing on any collateral), (c) any obligation to post cash collateral in respect of letters of credit or any other obligations, and (d) all performance obligations under the documentation governing any indebtedness.

“Proceeding” shall mean (a) any voluntary or involuntary case or proceeding under any applicable Bankruptcy Law with respect to the Company, (b) any other voluntary or involuntary insolvency, reorganization, arrangement or bankruptcy case or proceeding, or any receivership, liquidation, reorganization, arrangement or other similar case or proceeding with respect to the Company or with respect to a material portion of its respective assets, (c) any liquidation, dissolution, reorganization or winding up of the Company whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Company.

“Remedies” shall mean the acceleration of the Note or the exercise of any remedies in respect of any default thereunder (including, without limitation, any right of setoff or similar right, any right of collection, repayment, prepayment, repurchase, redemption or put right, the right to sue the Company or to file or participate in any involuntary Proceeding or take any other action under law, against the Company but excluding in any event the imposition additional interest pursuant to Section 1(b)).

“Secured Obligations” shall mean all Obligations outstanding under the Credit Agreement and the other Loan Documents (as defined therein).

“Senior Indebtedness” means all Secured Obligations and all other indebtedness for borrowed money owing by the Company other than any indebtedness which is expressly subordinated to the indebtedness owing under this Note and any amounts owing to trade creditors incurred in the ordinary course of business, in each case whether for (i) principal, (ii) interest (including interest accruing after the commencement of a Proceeding, whether or not allowed as a claim in such Proceeding), (iii) out-of-pocket costs, (iv) fees (including reasonable attorneys’ fees and out-of-pocket disbursements), (v) out-of-pocket expenses, and (vi) otherwise, in each case whether or not allowed as a claim in any Proceeding.

14. Third Party Beneficiaries. The holders of Designated Senior Indebtedness are intended third party beneficiaries hereof and the subordination provisions set forth herein are for the benefit of the holders of Designated Senior Indebtedness (and their successors and assigns) and shall be enforceable by them directly against the Holder (and its successors and assigns). This Section 14 shall constitute a continuing offer to all persons who become holders of or who continue to hold Designated Senior Indebtedness (whether such Designated Senior Indebtedness was created or acquired before or after the issuance of the Notes).

* * * * * *

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Note as of the date first written above.

TUTOR-SALIBA CORPORATION

By:
Title:

ACCEPTED AND AGREED:

[SHAREHOLDER]

By:
Title:

Annex E

UBS Securities LLC One North Wacker Drive Chicago, IL 60606 www.ubs.com

April 2, 2008

The Special Committee of the Board of Directors

Perini Corporation

73 Mt. Wayte Avenue

Framingham, MA 01701

Dear Members of the Special Committee:

We understand that Perini Corporation, a Massachusetts corporation (“Perini” or the “Company”), is considering a transaction (the “Transaction”) whereby Tutor-Saliba Corporation, a California corporation (“TSC”), will be merged with and into Trifecta Acquisition LLC, a California limited liability company and a wholly owned subsidiary of the Company (“Merger Sub”). Pursuant to the terms of an Agreement and Plan of Merger, draft dated as of April 2, 2008 (the “Agreement”), among the Company, Merger Sub, TSC, Ronald N. Tutor and other shareholders of TSC, (i) TSC will declare and distribute after the date hereof to the holders of common stock, no par value per share, of TSC (“TSC Common Stock”) a dividend of up to $120 million consisting of cash or a combination of cash and one or more Dividend Notes (as defined in the Agreement); and (ii) TSC will merge with Merger Sub, with Merger Sub surviving the merger as a wholly owned subsidiary of the Company, and each issued and outstanding share of TSC Common Stock (other than certain shares specified in the Agreement) will be converted into the right to receive the number of shares of common stock, par value $1.00 per share, of the Company (“Company Common Stock”) equal to the quotient (the “Exchange Ratio”) obtained by dividing (A) 22,987,293 by (B) the Outstanding Common Stock Number (as defined in the Agreement), which shares of Company Common Stock will be subject to the terms of the Shareholders Agreement (as defined in the Agreement). The terms and conditions of the Transaction are more fully set forth in the Agreement and the Shareholders Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the Company of the Exchange Ratio provided for in the Transaction.

UBS Securities LLC (“UBS”) has acted as financial advisor to the Special Committee of the Board of Directors of the Company (the “Special Committee”) in connection with the Transaction and will receive a fee for its services, a portion of which is payable in connection with this opinion and a significant portion of which is contingent upon consummation of the Transaction. In the past, UBS and its affiliates have provided investment banking services to the Company and TSC unrelated to the proposed Transaction, for which UBS and its affiliates have received compensation, including having acted as underwriter in an offering of 10,341,909 shares of Company Common Stock in December 2005, including 4,240,229 shares of Company Common Stock that were beneficially owned by TSC and Ronald N. Tutor, and as agent in September 2006 in a private placement of 400,000 shares of Company Common Stock that were beneficially owned by TSC and Ronald N. Tutor. UBS and its affiliates may also provide investment banking services to the Company and TSC in the future, for which UBS and its affiliates may receive compensation, although there are no such services currently contemplated. In the ordinary course of business, UBS and its affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of the Company and, accordingly, may at any time hold a long or short position in such securities. The issuance of this opinion was approved by an authorized committee of UBS.

Our opinion does not address the relative merits of the Transaction as compared to other business strategies or transactions that might be available to the Company or the Company’s underlying business decision to effect the Transaction. Our opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the Transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the terms, other than the Exchange Ratio to the extent expressly specified herein, of the Agreement or the form of the Transaction. In addition, we express no opinion as to the fairness of the amount or nature of, or any other aspects relating to, any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Exchange Ratio. We express no opinion as to what the value of Company Common Stock will be when issued pursuant to the Transaction or the prices at which Company Common Stock will trade at any time. In rendering this opinion, we have assumed, with your consent, that (i) the final executed form of each of the Agreement and the Shareholders Agreement will not differ in any material respect from the most recent draft that we have reviewed, (ii) the parties to the Agreement will comply with all material terms of the Agreement, and (iii) the Transaction will be consummated in accordance with the terms of the Agreement without any adverse waiver or amendment of any material term or condition thereof. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on the Company, TSC or the Transaction.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Company; (ii) reviewed certain internal financial information and other data relating to the businesses and financial prospects of the Company that were provided to us by the Company and not publicly available, including the financial forecasts and estimates prepared by the management of the Company and the Special Committee that you have directed us to utilize for purposes of our analysis; (iii) reviewed certain internal financial information and other data relating to the businesses and financial prospects of TSC that were provided to us by the Company and not publicly available, including the financial forecasts and estimates prepared by the management of the Company, the management of TSC and the Special Committee that you have directed us to utilize for purposes of our analysis; (iv) reviewed certain estimates of synergies prepared by the management of the Company, the management of TSC and the Special Committee, that were provided to us by the Company and not publicly available, that you have directed us to utilize for purposes of our analysis; (v) conducted discussions with the Special Committee and members of the senior managements of the Company and TSC concerning the businesses and financial prospects of the Company and TSC; (vi) reviewed publicly available financial and stock market data with respect to certain other companies that are generally in the industry in which the Company and TSC operate; (vii) compared the financial terms of the Transaction with the publicly available financial terms of other transactions involving certain other companies that are generally in the industry in which the Company and TSC operate; (viii) performed discounted cash flow analyses of the Company and TSC in which we analyzed the future cash flows of the Company and TSC using the financial forecasts and estimates prepared by the management of the Company, the management of TSC and the Special Committee that you have directed us to utilize for purposes of our analysis; (ix) reviewed current and historical market prices of Company Common Stock; (x) considered certain pro forma effects of the Transaction on the Company’s financial statements; (xi) reviewed the Agreement and the Shareholders Agreement; and (xii) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

As you are aware, the financial and operating characteristics of the Company and TSC (including the business segments in which they operate) cause their financial results to have limited comparability, for valuation purposes, to those of other companies with publicly available financial and stock market data that we have reviewed and of other transactions that we have reviewed for which financial terms are publicly available, and, accordingly, we have relied primarily on discounted cash flow analyses of the forecasts and estimates referred to above for purposes of our opinion.

In connection with our review, with your consent, we have assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information provided to or reviewed by us for the purpose of this opinion. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or TSC, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates, synergies and pro forma effects referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Special Committee as to the future financial performance of the Company and TSC and such synergies and pro forma effects. In addition, we have assumed with your approval that the financial forecasts and estimates, including synergies, referred to above will be achieved at the times and in the amounts projected. We also have assumed, with your consent, that the Transaction will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to us as of, the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio provided for in the Transaction is fair, from a financial point of view, to the Company.

This opinion is provided for the benefit of the Special Committee in connection with, and for the purpose of, its evaluation of the Transaction.

Very truly yours,

UBS SECURITIES LLC

Annex F

THE COMMONWEALTH OF MASSACHUSETTS

William Francis Galvin

Secretary of the Commonwealth

One Ashburton Place, Boston, Massachusetts 02108-1512

ARTICLES OF AMENDMENT

(General Laws, Chapter 156D, Section 10.06)

We, Robert Band, President and Susan Mellace, Clerk of Perini Corporation (the “Company”), located at 73 Mt. Wayte Avenue, Framingham, Massachusetts 01701, certify that these Articles of Amendment effecting article numbered 3 of the Restated Articles of Organization of the Company, as amended and corrected (the “Articles of Organization”), were duly adopted at a meeting held on [            ], 2008, by vote of [            ] shares of Common Stock out of [                    ] shares outstanding, being at least a majority of each type, class or series outstanding and entitled to vote thereon and that such approval by the shareholders of the Company constitutes approval of these Articles of Amendment in the manner required by Chapter 156D and by the Articles of Organization of the Company.

To change the number of shares and par value (if any) of any type, class or series of stock which the corporation is authorized to issue, fill in the following:

The total presently authorized is:

Without Par Value

Type	Number of Shares	Par Value
Common:	None
Preferred:	None

With Par Value

Type	Number of Shares	Par Value
Common:	40,000,000	1.00
Preferred:	1,000,000	1.00

Change the total authorized to:

Without Par Value

Type	Number of Shares	Par Value
Common:	None
Preferred:	None

	With Par Value

Type	Number of Shares	Par Value
Common:	75,000,000	1.00
Preferred:	1,000,000	1.00

The foregoing amendments will become effective when these Articles of Amendment are filed in accordance with General Laws, Chapter 156D, unless these articles specify in accordance with the vote adopting

F-1

the amendment, a later effective date not more than ninety days after such filing, in which event the amendment will become effective on such later date.

Later effective date:

Signed under the penalties of perjury, this [        ] day of [            ], 2008.

By:
Name:	Robert Band
Title:	President

By:
Name:	Susan Mellace
Title:	Clerk

F-2

Annex G

PERINI CORPORATION

2004 STOCK OPTION AND INCENTIVE PLAN

(as amended on May 18, 2006)

SECTION 1. GENERAL PURPOSE OF THE PLAN; DEFINITIONS

The name of the plan is the Perini Corporation 2004 Stock Option and Incentive Plan (the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, Non-Employee Directors and other key persons (including consultants and prospective employees) of Perini Corporation (the “Company”) and its Subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

The following terms shall be defined as set forth below:

“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Administrator” is defined in Section 2(a).

“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Deferred Stock Awards, Restricted Stock Awards, Unrestricted Stock Awards and Dividend Equivalent Rights.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Committee” means the Committee of the Board referred to in Section 2.

“Covered Employee” means an employee who is a “Covered Employee” within the meaning of Section 162(m) of the Code.

“Deferred Stock Award” means Awards granted pursuant to Section 8.

“Dividend Equivalent Right” means Awards granted pursuant to Section 11.

“Effective Date” means the date on which the Plan is approved by stockholders as set forth in Section 17.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Market Value” of the Stock on any given date means the fair market value of the Stock determined by its closing price on the New York Stock Exchange. If there are no market quotations for such date, the determination shall be made by reference to the last date preceding such date for which there are market quotations.

“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.

“Performance Cycle” means one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more performance criteria will be measured for the purpose of determining a grantee’s right to and the payment of a Restricted Stock Award or Deferred Stock Award.

“Restricted Stock Award” means Awards granted pursuant to Section 7.

“Stock” means the Common Stock, par value $1.00 per share, of the Company, subject to adjustments pursuant to Section 3.

“Stock Appreciation Right” means any Award granted pursuant to Section 6.

“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has a controlling interest, either directly or indirectly.

“Unrestricted Stock Award” means any Award granted pursuant to Section 9.

SECTION 2. ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS

(a) Committee. The Plan shall be administered by the Compensation Committee of the Board. (the “Administrator”).

(b) Powers of Administrator. The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

(i) to select the individuals to whom Awards may from time to time be granted;

(ii) to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Deferred Stock Awards, Unrestricted Stock Awards and Dividend Equivalent Rights, or any combination of the foregoing, granted to any one or more grantees;

(iii) to determine the number of shares of Stock to be covered by any Award;

(iv) to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the form of written instruments evidencing the Awards;

(v) to accelerate at any time the exercisability or vesting of all or any portion of any Award;

(vi) subject to the provisions of Section 5(a)(ii), to extend at any time the period in which Stock Options may be exercised;

(vii) to determine at any time whether, to what extent, and under what circumstances distribution or the receipt of Stock and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the grantee and whether and to what extent the Company shall pay or credit amounts constituting interest (at rates determined by the Administrator) or dividends or deemed dividends on such deferrals; and

(viii) at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.

(c) Delegation of Authority to Grant Awards. The Administrator, in its discretion, may delegate to the Chief Executive Officer of the Company all or part of the Administrator’s authority and duties with respect to the granting of Awards, to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act or “covered employees” within the meaning of Section 162(m) of the Code. Any such delegation by the Administrator shall include a limitation as to the amount of Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price of any Stock Option or Stock Appreciation Right, the conversion ratio or price of other Awards and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.

(d) Indemnification. Neither the Board nor the Committee, nor any member of either or any delegatee thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Committee (and any delegatee thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors’ and officers’ liability insurance coverage which may be in effect from time to time.

SECTION 3. STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION

(a) Stock Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 3,000,000 shares, subject to adjustment as provided in Section 3(b). For purposes of this limitation, the shares of Stock underlying any Awards (including any awards granted pursuant to the Company’s Special Equity Incentive Plan which are forfeited, canceled, held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, reacquired by the Company prior to vesting, satisfied without the issuance of Stock or otherwise terminated (other than by exercise)) shall be added back to the shares of Stock available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that Stock Options or Stock Appreciation Rights with respect to no more than 200,000 shares of Stock may be granted to any one individual grantee during any one calendar year period. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.

(b) Changes in Stock. Subject to Section 3(c) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for a different number or kind of securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, (ii) the number of Stock Options or Stock Appreciation Rights that can be granted to any one individual grantee and the maximum number of shares that may be granted under a Performance-based Award, (iii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iv) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award, and (v) the price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.

The Administrator may also adjust the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration material changes in accounting practices or principles, extraordinary dividends, acquisitions or dispositions of stock or property or any other event if it is determined by the Administrator that such adjustment is appropriate to avoid distortion in the operation of the Plan, provided that no such adjustment shall be made in the case of an Incentive Stock Option, without the consent of the grantee, if it would constitute a modification, extension or renewal of the Option within the meaning of Section 424(h) of the Code.

(c) Mergers and Other Transactions. In the case of and subject to the consummation of (i) the dissolution or liquidation of the Company, (ii) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (iii) a merger, reorganization or consolidation in which the outstanding shares of Stock are converted into or exchanged for a different kind of securities of the successor entity and the holders of the Company’s outstanding voting power immediately prior to such transaction do not own 40 percent or more of the outstanding voting power of the successor entity immediately upon completion of such transaction, or (iv) the sale of 60 percent or more of the Stock of the Company to an unrelated person or entity (in each case, a “Sale Event”), all Options and Stock Appreciation Rights that are not exercisable immediately prior to the effective time of the Sale Event shall become fully exercisable as of the effective time of the Sale Event and all other Awards shall become fully vested and nonforfeitable as of the effective time of the Sale Event, except as the Administrator may otherwise specify with respect to particular Awards in the relevant Award documentation. Upon the effective time of the Sale Event, the Plan and all outstanding Awards granted hereunder shall terminate, unless provision is made in connection with the Sale Event in the sole discretion of the parties thereto for the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree (after taking into account any acceleration hereunder). In the event of such termination, each grantee shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Administrator, to exercise all outstanding Options and Stock Appreciation Rights held by such grantee, including those that will become exercisable upon the consummation of the Sale Event; provided, however, that the exercise of Options and Stock Appreciation Rights not exercisable prior to the Sale Event shall be subject to the consummation of the Sale Event.

Notwithstanding anything to the contrary in this Section 3(c), in the event of a Sale Event pursuant to which holders of the Stock of the Company will receive upon consummation thereof a cash payment for each share surrendered in the Sale Event, the Company shall have the right, but not the obligation, to make or provide for a cash payment to the grantees holding Options and Stock Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the value as determined by the Administrator of the consideration payable per share of Stock pursuant to the Sale Event (the “Sale Price”) times the number of shares of Stock subject to outstanding Options and Stock Appreciation Rights (to the extent then exercisable at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options and Stock Appreciation Rights.

(d) Substitute Awards. The Administrator may grant Awards under the Plan in substitution for stock and stock based awards held by employees, directors or other key persons of another corporation in connection with the merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation. The Administrator may direct that the substitute awards be granted on such terms and conditions as the Administrator considers appropriate in the circumstances. Any substitute Awards granted under the Plan shall not count against the share limitation set forth in Section 3(a).

SECTION 4. ELIGIBILITY

Grantees under the Plan will be such full or part-time officers and other employees, Non-Employee Directors and key persons (including consultants and prospective employees) of the Company and its Subsidiaries as are selected from time to time by the Administrator in its sole discretion.

SECTION 5. STOCK OPTIONS

Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.

Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.

(a) Grant of Stock Options. The Administrator in its discretion may grant Stock Options to eligible employees, Non-Employee Directors and key persons of the Company or any Subsidiary. Stock Options granted pursuant to this Section 5(a) shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable. If the Administrator so determines, Stock Options may be granted in lieu of cash compensation at the optionee’s election, subject to such terms and conditions as the Administrator may establish.

(i) Exercise Price. The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5(a) shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant (other than options granted in lieu of cash compensation). If an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation and an Incentive Stock Option is granted to such employee, the option price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the grant date.

(ii) Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than 10 years after the date the Stock Option is granted. If an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation and an Incentive Stock Option is granted to such employee, the term of such Stock Option shall be no more than five years from the date of grant.

(iii) Exercisability; Rights of a Stockholder. Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date. The Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

(iv) Method of Exercise. Stock Options may be exercised in whole or in part, by giving written notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods to the extent provided in the Option Award agreement:

(A) In cash, by certified or bank check or other instrument acceptable to the Administrator;

(B) Through the delivery (or attestation to the ownership) of shares of Stock that have been purchased by the optionee on the open market or that have been beneficially owned by the optionee for at least six months and are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date; or

(C) By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure.

Payment instruments will be received subject to collection. The delivery of certificates representing the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Option Award agreement or applicable provisions of laws. In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of shares attested to.

(v) Annual Limit on Incentive Stock Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

(b) Non-transferability of Options. No Stock Option shall be transferable by the optionee otherwise than by will or by the laws of descent and distribution and all Stock Options shall be exercisable, during the optionee’s lifetime, only by the optionee, or by the optionee’s legal representative or guardian in the event of the optionee’s incapacity. Notwithstanding the foregoing, the Administrator, in its sole discretion, may provide in the Award agreement regarding a given Option that the optionee may transfer his Non-Qualified Stock Options to members of his immediate family, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Option.

SECTION 6. STOCK APPRECIATION RIGHTS

(a) Nature of Stock Appreciation Rights. A Stock Appreciation Right is an Award entitling the recipient to receive an amount in cash or shares of Stock or a combination thereof having a value equal to the excess of the

Fair Market Value of the Stock on the date of exercise over the exercise price of the Stock Appreciation Right, which price shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant (or more than the option exercise price per share, if the Stock Appreciation Right was granted in tandem with a Stock Option) multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised, with the Administrator having the right to determine the form of payment.

(b) Grant and Exercise of Stock Appreciation Rights. Stock Appreciation Rights may be granted by the Administrator in tandem with, or independently of, any Stock Option granted pursuant to Section 5 of the Plan. In the case of a Stock Appreciation Right granted in tandem with a Non-Qualified Stock Option, such Stock Appreciation Right may be granted either at or after the time of the grant of such Option. In the case of a Stock Appreciation Right granted in tandem with an Incentive Stock Option, such Stock Appreciation Right may be granted only at the time of the grant of the Option.

A Stock Appreciation Right or applicable portion thereof granted in tandem with a Stock Option shall terminate and no longer be exercisable upon the termination or exercise of the related Option.

(c) Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined from time to time by the Administrator, subject to the following:

(i) Stock Appreciation Rights granted in tandem with Options shall be exercisable at such time or times and to the extent that the related Stock Options shall be exercisable.

(ii) Upon exercise of a Stock Appreciation Right, the applicable portion of any related Option shall be surrendered.

(iii) All Stock Appreciation Rights shall be exercisable during the grantee’s lifetime only by the grantee or the grantee’s legal representative.

SECTION 7. RESTRICTED STOCK AWARDS

(a) Nature of Restricted Stock Awards. A Restricted Stock Award is an Award entitling the recipient to acquire, at such purchase price (which may be zero) as determined by the Administrator, shares of Stock subject to such restrictions and conditions as the Administrator may determine at the time of grant (“Restricted Stock”). Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The grant of a Restricted Stock Award is contingent on the grantee executing the Restricted Stock Award agreement. The terms and conditions of each such agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

(b) Rights as a Stockholder. Upon execution of a written instrument setting forth the Restricted Stock Award and payment of any applicable purchase price, a grantee shall have the rights of a stockholder with respect to the voting of the Restricted Stock, subject to such conditions contained in the written instrument evidencing the Restricted Stock Award. Unless the Administrator shall otherwise determine, (i) uncertificated Restricted Stock shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Stock are vested as provided in Section 7(d) below, and (ii) certificated Restricted Stock shall remain in the possession of the Company until such Restricted Stock is vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe.

(c) Restrictions. Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award agreement. Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 14 below, in writing after the Award agreement is issued, if any, if a grantee’s employment (or other service relationship) with the Company and its Subsidiaries terminates for any reason, any Restricted Stock that has not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at its original purchase price from such grantee or such grantee’s legal representative simultaneously with such termination of employment (or other service relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a shareholder. Following such deemed reacquisition of unvested Restricted Stock that are represented by physical certificates, grantee shall surrender such certificates to the Company upon request without consideration.

(d) Vesting of Restricted Stock. The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Stock and the Company’s right of repurchase or forfeiture shall lapse. Notwithstanding the foregoing, in the event that any such Restricted Stock shall have a performance-based goal, the restriction period with respect to such shares shall not be less than one year, and in the event any such Restricted Stock shall have a time-based restriction, the restriction period with respect to such shares shall not be less than three years. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Stock and shall be deemed “vested.” Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 14 below, in writing after the Award agreement is issued, a grantee’s rights in any shares of Restricted Stock that have not vested shall automatically terminate upon the grantee’s termination of employment (or other service relationship) with the Company and its Subsidiaries and such shares shall be subject to the provisions of Section 7(c) above.

SECTION 8. DEFERRED STOCK AWARDS

(a) Nature of Deferred Stock Awards. A Deferred Stock Award is an Award of phantom stock units to a grantee, subject to restrictions and conditions as the Administrator may determine at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The grant of a Deferred Stock Award is contingent on the grantee executing the Deferred Stock Award agreement. The terms and conditions of each such agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. Notwithstanding the foregoing, in the event that any such Deferred Stock Award shall have a performance-based goal, the restriction period with respect to such award shall not be less than one year, and in the event any such Deferred Stock Award shall have a time-based restriction, the restriction period with respect to such award shall not be less than three years. At the end of the deferral period, the Deferred Stock Award, to the extent vested, shall be paid to the grantee in the form of shares of Stock.

(b) Election to Receive Deferred Stock Awards in Lieu of Compensation. The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of the cash compensation or Restricted Stock Award otherwise due to such grantee in the form of a Deferred Stock Award. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with rules and procedures established by the Administrator. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate.

(c) Rights as a Stockholder. During the deferral period, a grantee shall have no rights as a stockholder; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the phantom stock units underlying his Deferred Stock Award, subject to such terms and conditions as the Administrator may determine.

(d) Restrictions. A Deferred Stock Award may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of during the deferral period.

(e) Termination. Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 14 below, in writing after the Award agreement is issued, a grantee’s right in all Deferred Stock Awards that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 9. UNRESTRICTED STOCK AWARDS

Grant or Sale of Unrestricted Stock. The Administrator may, in its sole discretion, grant (or sell at par value or such higher purchase price determined by the Administrator) an Unrestricted Stock Award to any grantee pursuant to which such grantee may receive shares of Stock free of any restrictions (“Unrestricted Stock”) under the Plan. Unrestricted Stock Awards may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to such grantee.

SECTION 10. PERFORMANCE-BASED AWARDS TO COVERED EMPLOYEES

Notwithstanding anything to the contrary contained herein, if any Restricted Stock Award or Deferred Stock Award granted to a Covered Employee is intended to qualify as “Performance-based Compensation” under Section 162(m) of the Code and the regulations promulgated thereunder (a “Performance-based Award”), such Award shall comply with the provisions set forth below:

(a) Performance Criteria. The performance criteria used in performance goals governing Performance-based Awards granted to Covered Employees may include any or all of the following: (i) the Company’s return on equity, assets, capital or investment: (ii) pre-tax or after-tax profit levels of the Company or any Subsidiary, a division, an operating unit or a business segment of the Company, or any combination of the foregoing; (iii) cash flow, funds from operations or similar measure; (iv) total shareholder return; (v) changes in the market price of the Stock; (vi) sales or market share; or (vii) earnings per share.

(b) Grant of Performance-based Awards. With respect to each Performance-based Award granted to a Covered Employee, the Committee shall select, within the first 90 days of a Performance Cycle (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) the performance criteria for such grant, and the achievement targets with respect to each performance criterion (including a threshold level of performance below which no amount will become payable with respect to such Award). Each Performance-based Award will specify the amount payable, or the formula for determining the amount payable, upon achievement of the various applicable performance targets. The performance criteria established by the Committee may be (but need not be) different for each Performance Cycle and different goals may be applicable to Performance-based Awards to different Covered Employees.

(c) Payment of Performance-based Awards. Following the completion of a Performance Cycle, the Committee shall meet to review and certify in writing whether, and to what extent, the performance criteria for the Performance Cycle have been achieved and, if so, to also calculate and certify in writing the amount of the Performance-based Awards earned for the Performance Cycle. The Committee shall then determine the actual size of each Covered Employee’s Performance-based Award, and, in doing so, may reduce or eliminate the amount of the Performance-based Award for a Covered Employee if, in its sole judgment, such reduction or elimination is appropriate.

(d) Maximum Award Payable. The maximum Performance-based Award payable to any one Covered Employee under the Plan for a Performance Cycle is 200,000 Shares (subject to adjustment as provided in Section 3(b) hereof).

SECTION 11. DIVIDEND EQUIVALENT RIGHTS

(a) Dividend Equivalent Rights. A Dividend Equivalent Right is an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the grantee. A Dividend Equivalent Right may be granted hereunder to any grantee as a component of another Award or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award agreement. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other award. A Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other award.

(b) Interest Equivalents. Any Award under this Plan that is settled in whole or in part in cash on a deferred basis may provide in the grant for interest equivalents to be credited with respect to such cash payment. Interest equivalents may be compounded and shall be paid upon such terms and conditions as may be specified by the grant.

(c) Termination. Except as may otherwise be provided by the Administrator either in the Award agreement or, subject to Section 14 below, in writing after the Award agreement is issued, a grantee’s rights in all Dividend Equivalent Rights or interest equivalents granted as a component of another Award that has not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 12. TAX WITHHOLDING

(a) Payment by Grantee. Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the grantee for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver stock certificates to any grantee is subject to and conditioned on tax obligations being satisfied by the grantee.

(b) Payment in Stock. Subject to approval by the Administrator, a grantee may elect to have the minimum required tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due, or (ii) transferring to the Company shares of Stock owned by the grantee with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due.

SECTION 13. TRANSFER, LEAVE OF ABSENCE, ETC.

For purposes of the Plan, the following events shall not be deemed a termination of employment:

(a) a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another; or

(b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.

SECTION 14. AMENDMENTS AND TERMINATION

The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder’s consent. Except as provided in Section 3(b) or 3(c), in no event may the Administrator exercise its discretion to reduce the exercise price of outstanding Stock Options or effect repricing through cancellation and re-grants. Any material Plan amendments (other than amendments that curtail the scope of the Plan), including any Plan amendments that (i) increase the number of shares reserved for issuance under the Plan, (ii) expand the type of Awards available, materially expand the eligibility to participate or materially extend the term of the Plan, or (iii) materially change the method of determining Fair Market Value, shall be subject to approval by the Company stockholders entitled to vote at a meeting of stockholders. In addition, to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code or to ensure that compensation earned under Awards qualifies as performance-based compensation under Section 162(m) of the Code, Plan amendments shall be subject to approval by the Company stockholders entitled to vote at a meeting of stockholders. Nothing in this Section 14 shall limit the Administrator’s authority to take any action permitted pursuant to Section 3(c).

SECTION 15. STATUS OF PLAN

With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 16. GENERAL PROVISIONS

(a) No Distribution; Compliance with Legal Requirements. The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

No shares of Stock shall be issued pursuant to an Award until all applicable securities law and other legal and stock exchange or similar requirements have been satisfied. The Administrator may require the placing of such stop-orders and restrictive legends on certificates for Stock and Awards as it deems appropriate.

(b) Delivery of Stock Certificates. Stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the grantee by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records).

(c) Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.

(d) Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to such Company’s insider trading policy and procedures, as in effect from time to time.

(e) Designation of Beneficiary. Each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.

SECTION 17. EFFECTIVE DATE OF PLAN

This Plan shall become effective upon approval by the holders of a majority of the votes cast at a meeting of stockholders at which a quorum is present. Subject to such approval by the stockholders and to the requirement that no Stock may be issued hereunder prior to such approval, Stock Options and other Awards may be granted hereunder on and after adoption of this Plan by the Board. No grants of Stock Options and other Awards may be made hereunder after the tenth (10th) anniversary of the Effective Date and no grants of Incentive Stock Options may be made hereunder after the tenth (10th) anniversary of the date the Plan is approved by the Board.

SECTION 18. GOVERNING LAW

This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, applied without regard to conflict of law principles.

Annex H

Tutor-Saliba Corporation

and Subsidiaries

Consolidated Financial Statements as of

December 31, 2007 and 2006, and for the

Years Ended December 31, 2007, 2006 and 2005, and

Independent Auditors’ Report

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Shareholders of Tutor-Saliba Corporation

Sylmar, CA

We have audited the accompanying consolidated balance sheets of Tutor-Saliba Corporation and subsidiaries (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of income, shareholders equity, and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, in 2007, the Company changed its method of reporting its interests in construction joint ventures in the consolidated balance sheets and consolidated statements of cash flows from the equity method of accounting to the proportionate consolidation method and, retrospectively, adjusted the 2006 and 2005 consolidated financial statements for the change.

/s/Deloitte and Touche LLP

Los Angeles, California

April 25, 2008 (May 28, 2008, as to the effects of discontinued operations discussed in Note 14)

TUTOR-SALIBA CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$192,802,901	$37,575,733
Restricted cash	24,000,000
Marketable securities		93,424,299
Receivables	223,216,615	175,091,118
Unbilled work	29,018,934	19,280,817
Advances to related parties		4,595,513
Advances to affiliates	108,079	342,570
Inventory	2,478,893	1,374,194
Deferred income taxes	192,896	158,245
Other current assets	6,896,448	6,971,790

Total current assets	478,714,766	338,814,279

Property and equipment, net of depreciation	100,491,769	85,972,239

Noncurrent assets:
Minority interest receivable	13,172,309	13,389,225
Goodwill	2,694,467
Identified intangible asset, net	2,929,157
Other assets	3,490,326	3,581,319

Total noncurrent assets	22,286,259	16,970,544

Total assets	$601,492,794	$441,757,062

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$12,074,077	$17,261,589
Accounts and subcontracts payable	236,970,144	122,937,180
Accrued liabilities	22,840,295	23,278,006
Advances from affiliates	523,948	576,200
Deferred contract revenue	56,229,238	47,476,186
Income taxes payable	2,536,311	399,805

Total current liabilities	331,174,013	211,928,966

Noncurrent liabilities:
Long-term debt, less current maturities	53,616,849	60,220,891
Deferred income taxes	1,311,424	2,176,016
Other long-term liabilities	3,760,165	5,718,689

Total noncurrent liabilities	58,688,438	68,115,596

Total liabilities	389,862,451	280,044,562

Other commitments and Contingencies (Note 12)

Shareholders’ equity:
Capital stock, no par value: authorized 1,000,000 shares:
issued and outstanding 900,043 shares	6,756,510	6,756,510
Additional paid-in capital	11,075,563	11,075,563
Accumulated other comprehensive income	144,570	38,901,604
Retained earnings	193,653,700	104,978,823

Total shareholders’ equity	211,630,343	161,712,500

Total liabilities and shareholders’ equity	$601,492,794	$441,757,062

See notes to consolidated financial statements.

TUTOR-SALIBA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2007	2006	2005
REVENUE:
Construction revenue	$1,150,872,378	$513,445,293	$386,755,250
Sales revenue	951,470	1,011,730	834,753

Total revenue	1,151,823,848	514,457,023	387,590,003

COST OF REVENUES:
Cost of construction revenue	1,061,735,990	484,735,017	370,825,774
Amortization of intangible asset	1,230,843
Cost of sales revenue	636,155	699,114	508,692

Total cost of revenues	1,063,602,988	485,434,131	371,334,466

Gross profit	88,220,860	29,022,892	16,255,537

Gain on sale of property and equipment	(446,325)	(453,750)	(7,523,793)
Cost of contract litigation settlement			14,651,537
General and administrative expenses	36,237,164	26,823,295	26,352,043

Income (loss) from operations	52,430,021	2,653,347	(17,224,250)

OTHER INCOME (EXPENSES):
Interest and other income	6,076,770	3,474,082	2,772,034
Net gain on sale of marketable securities	94,104,632	8,882,610	21,370,376
Gain on derivative			16,936,063
Interest expense	(4,196,814)	(5,256,848)	(3,414,423)
Other expense	(975,656)	(877,607)	(574,092)

Total other income, net	95,008,932	6,222,237	37,089,958

Income before minority interest and income taxes	147,438,953	8,875,584	19,865,708

Provision for income taxes	4,399,231	1,662,632	848,849

Income before minority interest	143,039,722	7,212,952	19,016,859

Minority interest	(110,705)	(40,268)	(16,103)

INCOME FROM CONTINUING OPERATIONS	142,929,017	7,172,684	19,000,756

DISCONTINUED OPERATIONS:
Income (loss) from discontinued operations before minority interest and income taxes	337,053	(177,668)	392,660

Provision for income taxes	4,798	3,875	4,869

Income (loss) before minority interest	332,255	(181,543)	387,791

Minority interest	(106,211)	145,773	1,019,238

INCOME (LOSS) FROM DISCONTINUED OPERATIONS	226,044	(35,770)	1,407,029

NET INCOME	$143,155,061	$7,136,914	$20,407,785

See notes to consolidated financial statements.

TUTOR-SALIBA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Capital Stock	Additional Paid-In Capital	Accumulated Other Comprehensive Income	Retained Earnings	Total
BALANCE AT JANUARY 1, 2005	$6,756,510	$11,075,563	$25,848,752	$116,267,696	$159,948,521

Comprehensive income:
Net income				20,407,785	20,407,785

Other comprehensive income:
Realized holding gains on marketable securities (net of tax of $(320,555))			(21,049,820)		(21,049,820)
Unrealized holding gains arising during the period on marketable securities (net of tax of $309,874)			20,348,419		20,348,419
Foreign currency translation adjustments (net of tax of $27,185)			52,771		52,771

Total comprehensive income			(648,630)	20,407,785	19,759,155

Distributions to shareholder				(14,768,598)	(14,768,598)

BALANCE AT DECEMBER 31, 2005	6,756,510	11,075,563	25,200,122	121,906,883	164,939,078

Comprehensive income:
Net income				7,136,914	7,136,914

Other comprehensive income:
Realized holding gains on marketable securities (net of tax of $(133,239))			(8,749,371)		(8,749,371)
Unrealized holding gains arising during the period on marketable securities (net of tax of $344,599)			22,628,669		22,628,669
Foreign currency translation adjustments (net of tax of $(91,602))			(177,816)		(177,816)

Total comprehensive income			13,701,482	7,136,914	20,838,396

Distributions to shareholder				(24,064,974)	(24,064,974)

BALANCE AT DECEMBER 31, 2006	6,756,510	11,075,563	38,901,604	104,978,823	161,712,500

Comprehensive income:
Net income				143,155,061	143,155,061

Other comprehensive income:
Realized holding gains on marketable securities (net of tax of $(1,411,569))			(92,693,063)		(92,693,063)
Unrealized holding gains arising during the period on marketable securities (net of tax of $814,393)			53,478,482		53,478,482
Foreign currency translation adjustments (net of tax of $235,706)			457,547		457,547

Total comprehensive income			(38,757,034)	143,155,061	104,398,027

Distributions to shareholders				(54,480,184)	(54,480,184)

BALANCE AT DECEMBER 31, 2007	$6,756,510	$11,075,563	$144,570	$193,653,700	$211,630,343

See notes to consolidated financial statements.

TUTOR-SALIBA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2007	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$143,155,061	$7,136,914	$20,407,785
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	6,558,732	5,389,887	4,426,815
Amortization of intangible asset	1,230,843
Net gain from sale of property and equipment	(446,325)	(406,312)	(8,330,437)
Net gain on sale of marketable securities	(94,104,632)	(8,882,610)	(21,370,376)
Gain on derivative			(16,936,063)
Deferred income taxes	(302,067)	491,828	(135,911)
Minority interest in consolidated subsidiaries	216,916	(105,505)	(1,003,135)
Increase (decrease) in cash attributed to changes in operating assets and liabilities:
Receivables	(58,982,923)	(59,122,930)	21,146,222
Inventory	(1,104,699)	(381,115)	158,479
Other assets	(140,464)	350,900	(4,807,720)
Advances from (to) joint ventures partners, net	182,240	(234,845)	957,325
Advances from (to) related parties	2,097,251	(677,465)
Unbilled work	1,577,606	2,190,316	1,803,003
Accounts payable and other liabilities	111,195,217	9,385,058	4,773,308
Deferred contract revenue	4,104,487	16,042,428	5,165,181

Net cash provided by (used in) operating activities	115,237,243	(28,823,451)	6,254,476

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of property and equipment	4,585,364	2,808,988	13,186,680
Proceeds from sales of marketable securities	147,717,224	21,248,000	29,274,460
Purchases of property and equipment	(23,815,351)	(22,138,835)	(6,748,292)
Increase in restricted cash	(24,000,000)
Advances to related parties	(173,728)	(1,309,664)	(511,565)
Cash acquired from acquisition	83,494

Net cash provided by investing activities	104,397,003	608,489	35,201,283

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	18,514,200	29,093,397	4,620,477
Principal payments of long-term debt	(21,113,084)	(9,108,310)	(17,831,050)
(Paydown) draw on line of credit	(10,000,000)	10,000,000
Distributions to shareholders	(51,808,194)	(20,003,774)	(14,768,598)

Net cash (used in) provided by financing activities	(64,407,078)	9,981,313	(27,979,171)

Net increase (decrease) in cash and cash equivalents	155,227,168	(18,233,649)	13,476,588

Cash and cash equivalents at beginning of year	37,575,733	55,809,382	42,332,794

Cash and cash equivalents at end of year	$192,802,901	$37,575,733	$55,809,382

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$6,274,740	$10,772,006	$5,298,228

Income taxes	$2,633,810	$1,628,682	$648,021

NONCASH INVESTING AND FINANCING ACTIVITIES:
Marketable securities distributed to shareholder	$—	$4,061,200	$—

Advances to related parties distributed to shareholder	$2,671,990	$—	$—

Capitalized lease obligation incurred for transportation equipment	$521,234	$1,260,566	$375,677

Refinancing of long-term debt on equipment	$—	$10,923,122	$—

Unrealized holding gains on marketable securities	$53,478,482	$22,628,669	$20,348,419

Accrued liabilities incurred from purchase of marketable securities	$—	$—	$19,682,351

Receivable arising from sale of marketable securities	$12,678,428	$—	$4,391,165

See notes to consolidated financial statements.

TUTOR-SALIBA CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007

1.	SIGNIFICANT ACCOUNTING POLICIES

Nature of Business:

Tutor-Saliba Corporation was incorporated in 1981 as a successor to businesses that had been providing construction services since 1949. Tutor-Saliba Corporation and its majority-owned subsidiaries (the “Company”) provide diversified general contracting, design-build, and preconstruction services to public agencies and private clients. The Company’s construction business is conducted through three basic segments or operations: domestic civil, domestic building, and international. The Company focuses on large, complex construction projects in the civil infrastructure and commercial building sectors. The Company manages all aspects of these construction projects and directly performs many significant construction specialties, including concrete forming and placement, site excavation, structural steel erection and electrical and mechanical services. The Company provides these services by using traditional general contracting arrangements, such as fixed price, guaranteed maximum price, and cost plus fee contracts.

In an effort to limit its financial and/or operational risk on certain of its larger and more complex projects, the Company participates in construction joint ventures, often as the sponsor or manager of the project, for the purpose of bidding and, if awarded, providing the agreed-upon construction services. Each joint venture participant usually agrees in advance to provide a predetermined percentage of capital, as required, and to share in the same percentage of profit or loss on the project.

Principles of Consolidation:

The consolidated financial statements include the accounts of Tutor-Saliba Corporation and its majority-owned and controlled subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Prior to 2007, The Company’s noncontrolling interests in construction joint ventures were accounted for on the equity method in the consolidated balance sheets and on the proportionate consolidation method in the consolidated statements of income. Beginning in 2007, construction joint venture interests are accounted for using the proportionate consolidation method in the consolidated balance sheets, as well as the consolidated statements of income, whereby the Company’s proportionate share of each joint venture’s assets, liabilities, revenues, and cost of operations are included in the appropriate classifications in the consolidated financial statements. The Company believes the change, which results in presenting all joint venture activity using a consistent methodology in both the consolidated balance sheets and consolidated statements of income, is preferable.

TUTOR-SALIBA CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007

1.	SIGNIFICANT ACCOUNTING POLICIES, Continued

The change had no impact on the consolidated statements of income for any period presented. Although the change impacted various classifications within the consolidated balance sheets and consolidated statements of cash flows, there was no impact to shareholders’ equity. Consolidated balance sheets and consolidated statements of cash flows have been retrospectively adjusted to conform to the 2007 presentation. The impact on the consolidated financial statements is as follows (in thousands):

Consolidated Balance Sheets

	December 31,
	2007			2006
	Equity Method	Proportionate Consolidation Method	Effect of Change	As Previously Reported	As Reported	Effect of Change
Cash and cash equivalents	173,739	192,803	19,064	19,956	37,576	17,620
Receivables	206,394	223,217	16,823	143,456	175,091	31,635
Unbilled work	28,492	29,019	527	18,914	19,281	367
Equity in and advances to construction joint ventures	4,289		(4,289)	2,478		(2,478)
Other current assets	6,752	6,896	144	6,940	6,972	32
Accounts and subcontracts payable	226,440	236,970	10,530	104,023	122,937	18,914
Accrued liabilities	18,482	22,840	4,358	18,673	23,278	4,605
Advances to affiliates		416	416		234	234
Deferred contract revenue	41,174	56,229	15,055	27,196	47,476	20,280
Other long-term liabilities	1,851	3,760	1,909	2,575	5,719	3,144

Consolidated Statements of Cash Flows

	December 31,
	2007
	Equity Method	Proportionate Consolidation Method	Effect of Change
Net (gain) loss from joint ventures	(21,191)		21,191
Distributions from joint ventures	21,693		(21,693)
Receivables	(73,795)	(58,983)	14,812
Other assets	(23)	(3)	20
Advances to (from) joint ventures, net	2,011	182	(1,829)
Unbilled work	1,738	1,578	(160)
Accounts payable and other liabilities	121,062	111,195	(9,867)
Deferred contract revenue	9,329	4,104	(5,225)
Contributions to joint ventures	(4,328)		4,328

TUTOR-SALIBA CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007

1.	SIGNIFICANT ACCOUNTING POLICIES, Continued

Consolidated Statements of Cash Flows

	December 31,
	2006			2005
	As Previously Reported	As Reported	Effect of Change	As Previously Reported	As Reported	Effect of Change
Net gain from sale of property and equipment	(454)	(406)	48	(7,524)	(7,507)	17
Net (gain) loss from joint ventures	(6,883)		6,883	3,794		(3,794)
Distributions from joint ventures	21,132		(21,132)	22,725		(22,725)
Receivables	(51,777)	(59,123)	(7,346)	(8,017)	21,146	29,163
Other assets	270	351	81	(4,835)	(4,808)	27
Advances (to) from joint ventures, net	(267)	(235)	32	(6,026)	957	6,983
Unbilled work	2,138	2,190	52	(16,030)	1,803	17,833
Accounts payable and other liabilities	1,540	9,385	7,845	7,234	4,773	(2,461)
Deferred contract revenue	6,463	16,042	9,579	4,379	5,165	786
Proceeds from sale of property and equipment	1,256	2,809	1,553
Distributions from joint ventures				22,948		(22,948)
Contributions to joint ventures	(6,368)		6,368	(3,200)		3,200
Principal payments of long-term debt	(9,094)	(9,108)	(14)	(16,541)	(17,831)	(1,290)

Use of Estimates in the Preparation of Financial Statements:

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. On an ongoing basis, the Company reviews its estimates based on information that is currently available. Changes in facts and circumstances may result in revised estimates.

Method of Accounting for Contracts:

Revenues and profits from the Company’s construction contracts are recognized by applying percentages of completion for the period to the total estimated profits for the respective contracts. Percentage of completion is determined by relating the actual cost of the work performed to date to the current estimated total cost of the respective contracts. When the estimate on a contract indicates a loss, the Company’s policy is to record the entire loss during the accounting period in which it is estimated. In the ordinary course of business, at a minimum on a quarterly basis, the Company prepares updated estimates of the total forecasted revenue, cost and profit or loss for each contract. The cumulative effect of revisions in estimates of the total forecasted revenue and costs, including unapproved change orders and claims, during the course of the work is reflected in the accounting period in which the facts that caused the revision become known. The financial impact of these revisions to any one contract is a function of both the amount of the revision and the percentage of completion of the contract. An amount equal to the costs incurred which are attributable to

TUTOR-SALIBA CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007

1.	SIGNIFICANT ACCOUNTING POLICIES, Continued

unapproved change orders and claims are included in the total estimated revenue when realization is determined to be probable. Profits from unapproved change orders and claims are recorded in the total estimated revenue in the period such amounts are resolved.

The Company includes in current assets and current liabilities amounts related to construction contracts realizable and payable over a period in excess of one year. Deferred contract revenue represents excess of billings to date over the amount of contract costs and profits (or contract revenue) recognized to date on the percentage-of-completion accounting method on certain contracts. Unbilled work represents the excess of contract costs and profits (or contract revenue) recognized to date on the percentage-of-completion accounting method over billings to date on the remaining contracts. Unbilled work results when (1) the appropriate contract revenue amount has been recognized in accordance with the percentage-of-completion accounting method, but a portion of the revenue recorded cannot be billed currently due to the billing terms defined in the contract and/or (2) costs, recorded at estimated realized value, related to unapproved change orders or claims are incurred. Unbilled work on contracts consisted of the following:

	December 31,
	2007	2006
Unbilled costs and profits incurred to date	$3,544,855	$5,751,342
Unapproved change orders	14,122,686	5,831,605
Claims	11,351,393	7,697,870

	$29,018,934	$19,280,817

The prerequisite for billing “Unbilled costs and profits incurred to date” is provided in the defined billing terms of each of the applicable contracts. The prerequisite for billing “Unapproved change orders” or “Claims” is the final resolution and agreement between the parties. The amount of unbilled work at December 31, 2007 estimated by management to be collected beyond one year is approximately $5,600,000.

Significant Estimates:

As outlined above, the Company’s revenue is recognized on the percentage-of-completion basis. Consequently, construction revenue and gross margin for each reporting period are determined on a contract-by-contract basis by reference to estimates by the Company’s management of expected costs to be incurred to complete each project. These estimates include provisions for known and anticipated cost overruns and cost recoveries, if any exist or are expected to occur. These estimates are subject to revision in the normal course of business and could be material.

Foreign Currency Translation:

The functional currency for foreign operations is the local currency. The assets and liabilities of the Company’s international subsidiaries are translated into U.S. dollars using current exchange rates at the balance sheet date. Operating statement items are translated at average exchange rates prevailing during the period. The resulting cumulative translation adjustments of $144,570 and $(312,977) at December 31, 2007 and 2006, respectively, are recorded in the foreign currency translation adjustment account as part of accumulated other comprehensive income in shareholders’ equity. Foreign currency transaction gains and losses, if any, are included in operations as they occur.

TUTOR-SALIBA CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007

1.	SIGNIFICANT ACCOUNTING POLICIES, Continued

Cash and Cash Equivalents:

Cash equivalents represent all highly liquid debt instruments with maturities, when purchased, of three months or less.

Cash and cash equivalents as reported in the accompanying consolidated balance sheets consist of amounts held by the Company that are available for general corporate purposes and the Company’s proportionate share of amounts held by construction joint ventures that are available only for joint venture-related uses. Cash held by construction joint ventures is distributed from time to time to the Company and to the other joint venture participants in accordance with their percentage interest. Cash distributions received by the Company from its construction joint ventures are then available for general corporate purposes. Cash and cash equivalents consisted of the following:

	December 31,
	2007	2006
Corporate cash and cash equivalents (available for general purposes)	$173,738,595	$19,955,991
Company’s share of joint venture cash and cash equivalents (available only for joint venture purposes, including future distributions)	19,064,306	17,619,742

	$192,802,901	$37,575,733

Restricted Cash

As of December 31, 2007 and 2006, the Company had $24,000,000 and $0, respectively, of restricted cash. Restricted cash consists of amounts held as collateral on the revolving credit facility (see Note 5).

Marketable Securities:

The Company accounts for marketable securities, all of which are publicly traded equity securities of Perini Corporation (see Note 8), as available for sale, in accordance with Financial Accounting Standards Board (FASB) Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities. As of December 31, 2007, the Company no longer held any marketable securities. Unrealized holding gains and losses for “available-for-sale” securities were reported as a part of accumulated other comprehensive income in shareholders’ equity until realized. The unrealized holding gains were $0 and $39,214,581 at December 31, 2007 and 2006, respectively.

Accounting for a Derivative:

On March 29, 2000, the Company entered into a shareholders’ agreement (the “Agreement”) with certain shareholders of Perini Corporation, whereby the Company received the option to purchase 2,352,941 shares of Perini Corporation common stock commencing on the third anniversary of the closing of the Agreement and ending on the sixth anniversary of the closing. The call price on the option was set at $4.25 per share and increased by 14% each year the option was outstanding. The option became exercisable on March 29, 2003. On December 30, 2005, the Company exercised its call option for an exercise price of $8.365 per

TUTOR-SALIBA CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007

1.	SIGNIFICANT ACCOUNTING POLICIES, Continued

share. The option was accounted for as a derivative and recorded at fair value. Unrealized gains and losses were recognized through earnings under the provisions of FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by FASB Statement No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. For the year ended December 31, 2005, the Company recorded a gain of $16,936,063 in other income for the change in fair value of the option.

Inventory:

Inventory consists of construction materials, equipment parts, and supplies that have not been assigned and charged to specific contracts. Inventory is stated at the lower of cost or market. Cost is determined generally on the specific identification method.

Property, Equipment, and Long-Lived Assets:

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over its estimated useful lives ranging from three to forty years after an allowance for salvage.

All long-lived assets are reviewed by management in accordance with FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, for impairment whenever events or changes in circumstance indicate that the carrying value of such assets may not be recoverable from expected future undiscounted cash flows. Major renewals and betterments are capitalized and maintenance and repairs are charged to operations as incurred. When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the appropriate account and any gain or loss is included in results of operations. No impairments were identified as of December 31, 2007 and 2006.

Goodwill and other Intangible Assets:

Goodwill is subject to annual impairment test pursuant to FASB Statement No. 142, Goodwill and Other Intangible Assets. The Company regularly evaluates whether events or circumstances have occurred which may indicate a possible impairment of goodwill. The Company believes the methodology used in testing impairment of goodwill, which includes significant judgements and estimates, provides a reasonable basis in determining whether an impairment charge should be taken.

Income Taxes:

The Company accounts for income taxes in accordance with FASB Statement No. 109, Accounting for Income Taxes, which requires the use of an asset and liability method of accounting for income taxes. Deferred income taxes are provided to reflect the tax effect of differences between the financial statement carrying amounts and the tax bases of assets and liabilities. The Company elected to be treated as an S corporation effective January 1, 1996. As a result, taxable income, loss and credits flow directly to the shareholder and tax-related assets and liabilities of the Company become the obligation of the shareholder of the S corporation and are no longer reflected in the consolidated financial statements. The deferred tax assets, liabilities, and provision reflected in the consolidated financial statements are those that do not flow through to the shareholder, as they relate to taxable subsidiaries.

TUTOR-SALIBA CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007

1.	SIGNIFICANT ACCOUNTING POLICIES, Continued

In July 2006, the FASB issued FASB Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109. FIN No. 48 increases the relevancy and comparability of financial reporting by clarifying the way companies account for uncertainty in measuring income taxes. FIN No. 48 prescribes a comprehensive model for how a company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return. FIN No. 48 only allows a favorable tax position to be included in the calculation of tax liabilities and expenses if a company concludes that it is more likely than not that its adopted tax position will prevail if challenged by tax authorities. FIN No. 48 also provides guidance on the accounting for and recording of interest and penalties on uncertain tax positions. The Company adopted FIN No. 48 on January 1, 2007, and the adoption of FIN No. 48 did not have an impact on the financial condition and results of operations.

Fair Value of Financial Instruments:

Marketable securities approximate their fair value as determined by market quotes. The carrying value of receivables and other amounts arising out of normal contract activities, including retentions that may be settled beyond one year are estimated to approximate fair value. All significant debt obligations, interest rates, and their carrying value are considered to approximate market rates and fair value.

New Accounting Pronouncements:

In September 2006, the FASB issued FASB Statement No. 157, Fair Value Measurements. FASB Statement No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. In February 2008, the FASB issued FASB Staff Position (FSP) No. FAS 157-1 and FSP No. FAS 157-2, affecting implementation of FASB Statement No. 157. FSP No. FAS 157-1 excludes FASB Statement No. 13, Accounting for Leases, and other accounting pronouncements that address fair value measurements under FASB Statement No. 13, from the scope of FASB Statement No. 157. FSP No. FAS 157-2 delays the effective date of FASB Statement No. 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value on a recurring basis, to fiscal years beginning after November 15, 2008. The Company does not believe the adoption of FASB Statement No. 157, as amended by FSP No. FAS 157-1 and FSP No. FAS 157-2 will have a material impact on the financial condition and results of operations.

In February 2007, the FASB issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. FASB Statement No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective of the guidance is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. FASB Statement No. 159 is effective as of the beginning of the first fiscal year after November 15, 2007. The Company does not believe the adoption of FASB Statement No. 159 will have a material impact on the Company’s financial condition and results of operations.

In December 2007, the FASB issued FASB Statement No. 141 (revised 2007), Business Combinations. FASB Statement No. 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree, and the goodwill acquired. FASB Statement No. 141(R) also

TUTOR-SALIBA CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007

1.	SIGNIFICANT ACCOUNTING POLICIES, Continued

establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. FASB Statement No. 141(R) is effective for fiscal years beginning after December 15, 2008. The Company will apply the provision of FASB Statement No. 141(R) prospectively as of that date.

In December 2007, the FASB issued FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51. FASB Statement No. 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. FASB Statement No. 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. FASB Statement No. 160 is effective for fiscal years beginning after December 15, 2008. The Company is currently evaluating the potential impact of the adoption of FASB Statement No. 160 on the Company’s financial condition and results of operations.

2.	RECEIVABLES

Receivables consisted of the following:

	December 31,
	2007	2006
Receivables:
Contract receivables	$101,435,119	$76,403,192
Retainage receivables	105,522,310	83,099,401
Trade and other	16,259,186	15,588,525

Total receivables	$223,216,615	$175,091,118

Retainage:

Many of the contracts under which the Company performs work contain retainage provisions. Retainage refers to that portion of revenue earned by the Company but held for payment by the customer pending satisfactory completion of the project. The Company believes that all amounts retained by customers under such provisions are fully collectible. Retainage on active contracts is classified as a current asset regardless of the term of the contract. Retainage is generally collected within one year of the completion of the contract. As of December 31, 2007 and 2006, the amount of retainage expected to be collected beyond one year was $66,775,000 and $38,650,000, respectively.

TUTOR-SALIBA CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007

3.	PROPERTY AND EQUIPMENT

Property and equipment, at cost, consisted of the following:

	December 31,
	2007	2006
Land	$6,591,263	$6,591,263
Building and improvements	61,341,726	60,583,871
Transportation equipment	10,938,880	11,034,344
Construction equipment	80,305,067	65,338,114
Office equipment	2,897,427	2,857,491

Property and equipment, gross	162,074,363	146,405,083
Less accumulated depreciation	61,582,594	60,432,844

Property and equipment, net of depreciation	$100,491,769	$85,972,239

Included in property and equipment as of December 31, 2007 and 2006 are amounts recorded under capital leases for transportation equipment of $3,350,866 and $3,100,782 respectively. Accumulated depreciation on transportation equipment recorded under capital leases was $1,553,557 and $1,575,298 as of December 31, 2007 and 2006, respectively.

4.	OPERATING LEASES

During 2005, the Company entered into a new non-cancelable operating lease for a corporate aircraft, after the buyout of an existing lease. The Company has the right to voluntarily terminate the lease and purchase the asset on any installment payment date after the first 12-month anniversary of the lease for the outstanding lease balance. Upon expiration of the initial lease term in December 2015, the Company has the option of either purchasing the asset for the outstanding lease balance or returning the asset to the lessor. The Company’s shareholder has personally guaranteed this lease. Total rental expense under this lease and for the years ended December 31, 2007, 2006, and 2005 was $3,456,380, $3,456,380, and $4,161,426 respectively.

The Company leases facilities from its principal shareholder and an affiliate owned by the principal shareholder under non-cancelable operating lease agreements with monthly payments of $140,000 which increases at 3% per annum beginning July 1, 2007, expiring in July 31, 2016. Lease expense for these leases recorded on a straight-line basis for years ended December 31, 2007, 2006, and 2005 was $1,926,636, $1,823,871, and $1,280,000 respectively.

Future minimum lease payments, including a guaranteed residual of $18,162,015 on the transportation equipment lease at December 31, 2007 are as follows:

	Third-Party	Related-Party	Total
2008	$3,456,380	$1,756,356	$5,212,736
2009	3,456,380	1,809,047	5,265,427
2010	3,456,380	1,863,318	5,319,698
2011	3,456,380	1,919,218	5,375,598
2012	3,456,380	1,976,794	5,433,174
Thereafter	28,531,155	7,577,533	36,108,688

Total	$45,813,055	$16,902,266	$62,715,321

TUTOR-SALIBA CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007

5.	LONG-TERM DEBT

Long-term debt consisted of the following:

	December 31,
	2007	2006
Notes payable collateralized by construction and transportation equipment payable in monthly principal installments of $581,344, plus fixed interest ranging from 6% to 7.9%, through maturity, which extends to January 2013.	$26,181,987	$21,797,178

Notes payable collateralized by construction and transportation equipment payable in monthly principal and interest installments of $283,645, with fixed interest ranging from 6.02% to 6.99%, through maturity, which extends to December 2012.	11,755,637	7,823,987

Revolving credit facility, secured by certain marketable securities and/or cash and other general assets, monthly interest at prime rate, which is 8.25% and 7.25% at December 31, 2006 and 2007, respectively or fixed at LIBOR plus 1.50%, at the Company’s option, through maturity, which is November 2008. The effective rate at December 31, 2006 was 8.25%.		10,000,000

Term loan, secured by certain marketable securities, monthly interest at prime rate, which is 8.25%, or fixed at LIBOR, plus 1.5%, at the Company’s option, which is 6.85% at December 31, 2006, through maturity, which was November 2007. The effective rate at December 31, 2006 was 6.85%.		10,000,000

Real estate note payable in monthly installments of $199,365, including principal and interest fixed at 8.47% through maturity, which is July 2010.	24,370,345	24,656,525

Mortgage note, guaranteed by the principal shareholder, payable in monthly installments of interest only at prime rate, which is 7.25% at December 31, 2007, through maturity, which is October 2008.	1,460,000	1,460,000

Mortgage note payable in monthly installments of $8,711, including principal and interest fixed at 6.5% through maturity, which is August 2011.	312,108	393,461

Transportation equipment capital leases payable through maturity, which is June 2011.	1,610,849	1,351,329

Long-term debt	65,690,926	77,482,480

Less current maturities	12,074,077	17,261,589

Long-term debt, less current maturities	$53,616,849	$60,220,891

TUTOR-SALIBA CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007

5.	LONG-TERM DEBT, Continued

The Company, in September 2007, entered into a new revolving credit facility, which expires on August 2009. The facility, which replaced a $25,000,000 existing facility, provides for borrowings up to $50,000,000, including a letter of credit facility of up to $8,000,000. As of December 31, 2007 and 2006 outstanding balances under the credit facilities were $0 and $10,000,000, in addition to standby letters of credit in the amounts of $6,531,696 and $4,500,000 and availability under the credit facilities was $43,468,304, and $10,500,000 respectively. Certain of the Company’s marketable securities and/or cash and other general assets secure the credit facility. The credit facility contains certain financial covenants, including maintenance of minimum levels of net worth and profitability and maintenance of certain debt-to-worth and current ratios. At December 31, 2007 and 2006, the Company was in compliance with its financial covenants.

The mortgage notes payable are collateralized by separate first trust deeds on real property. The real estate note payable is collateralized by a deed of trust on real property (commercial real estate).

Maturities of long-term debt at December 31, 2007 are as follows:

2008	$12,074,077
2009	10,835,411
2010	33,962,152
2011	5,820,357
2012	2,989,875
Thereafter	9,054

Total	$65,690,926

TUTOR-SALIBA CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007

6.	INCOME TAXES

The provision for income taxes includes the following:

	Year Ended December 31,
	2007	2006	2005
Current
State	$2,377,493	$240,711	$761,330
Federal	249,201	277,997	11,197
Foreign	2,079,402	655,971	217,102

Total current	4,706,096	1,174,679	989,629

Deferred
State	(422,026)	181,161	(256,005)
Foreign	119,959	310,667	120,094

Total deferred	(302,067)	491,828	(135,911)

Total provision for income taxes	4,404,029	1,666,507	853,718
Less attributed to discontinued operations	4,798	3,875	4,869

Provision for income taxes from continuing operations	$4,399,231	$1,662,632	$848,849

The table below reconciles the difference between the statutory federal income tax rate and the effective rate provided for income before income taxes in the consolidation statements of income.

	Year Ended December 31,
	2007	2006	2005
Federal income taxes at the statutory rate	$51,398,577	$3,081,197	$7,195,520
State income taxes, net of federal benefits	1,941,051	421,872	506,794
Permanent Differences
Earnings subject to different federal corporate tax rates	(48,588,048)	(1,293,088)	(6,668,534)
Change in valuation allowance		(416,457)	(334,033)
Change in rates	(22,874)	(71,996)	(205,586)
Foreign earnings taxed at different rates	(217,476)	(80,108)	235,173
Other	(107,201)	25,087	124,384

Total provision for income taxes	4,404,029	1,666,507	853,718
Less attributed to discontinued operations	4,798	3,875	4,869

Provision for income taxes from continuing operations	$4,399,231	$1,662,632	$848,849

TUTOR-SALIBA CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007

6.	INCOME TAXES, Continued

The total income before taxes for the years ended is recorded as follows:

	Year Ended December 31,
	2007	2006	2005
Income before taxes:
Domestic	$140,647,726	$5,588,177	$20,884,279
Foreign	6,911,364	3,215,244	377,224

Total income before taxes	147,559,090	8,803,421	21,261,503
Less attributed to discontinued operations	230,842	(31,895)	1,411,898

Total income before taxes from continuing operations	$147,328,248	$8,835,316	$19,849,605

Operating loss carryforwards of the Company’s taxable subsidiaries, which totaled $1,606,774, were fully utilized in 2006. The decrease in the valuation allowance for years ended December 31, 2006 and 2005, associated with these operating loss carryforwards were $694,579 and $334,405, respectively.

Components of the net deferred tax liability (asset) recognized by type of temporary difference are as follows:

	December 31,
	2007	2006
Current
Other	$(192,896)	$(158,245)

Total current	(192,896)	(158,245)

Non-Current
Contract accounting	(16,442)	97,672
Depreciation	1,325,899	1,098,959
Unrealized gain on marketable securities		1,154,294
Sale of stock book/tax difference		(177,528)
Other	1,967	2,619

Total noncurrent	1,311,424	2,176,016

Total	$1,118,528	$2,017,771

As of January 1, 2007 and December 31, 2007, the Company identified and reviewed potential uncertainties related to taxes upon the adoption of FIN 48 and determined that the exposure to those uncertainties did not have a material impact on the Company’s results of operations or financial condition.

The Company recognizes interest and penalties accrued related to uncertain tax positions as a component of the income tax provision. There were no material uncertain tax positions as of December 31, 2007 and 2006. For the years ended December 31, 2007, 2006, and 2005, there have been no interest and penalties recorded as a component of the income tax provision.

TUTOR-SALIBA CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007

7.	STOCK TRANSACTION

On October 1, 2007, certain executives of the Company entered into a Stock Purchase Agreement with the Company’s principal shareholder (“principal shareholder”), in which the executives acquired 34,500 shares of common stock of the Company, representing 3.83% of the shares outstanding, for total consideration of $9,582,179. In addition, the parties entered into a Buy-Sell Agreement (“Buy-Sell”) dated October 1, 2007, placing substantial restrictions on the ability of the executives to sell the shares acquired under the Agreement.

In the event that the executives terminate their employment with the Company, the Buy-Sell provides that the principal shareholder has a right to purchase the shares acquired by the executives at the original price. The Buy-Sell terminates on the occurrence of a reorganization, merger, or consolidation involving another corporation in which the Company is not the survivor, or the closing of a public offering of the shares of stock of the Company (“IPO”).

Because of the restrictions placed on transfer or sale of the shares, the executives’ rights to any excess of the fair value of the shares estimated at $555 per share at the grant date over cost (in the amount of $9,565,321) can only be realized through the termination of the agreement or at the sole discretion of the principal shareholder to pay fair market value under certain provisions of the agreement. Accordingly, no compensation expense will be recognized in connection with this transaction until such time that termination of the Buy-Sell Agreement becomes likely or the Buy-Sell Agreement is terminated.

8.	RELATED-PARTY TRANSACTIONS

At December 31, 2007 and 2006, the Company’s principal shareholder has provided guarantees to the Company in the maximum amount of $11,000,000 that support recovery of the Company’s minority interest receivable related to the Company’s commercial real estate.

At December 31, 2007 and 2006, the Company’s principal shareholder also has provided a guarantee on a transportation equipment lease. In addition, the Company’s principal shareholder has non-cancelable operating leases on facilities (see Note 4).

The Company’s principal shareholder is Chairman and CEO of Perini Corporation. Included in the Company’s consolidated financial statements are $0 and $93,424,299 as of December 31, 2007 and 2006, respectively, in marketable securities and $0 and $39,214,581 as of December 31, 2007 and 2006, respectively, in unrealized holding gains arising during the period on marketable securities, both in connection with the Company’s ownership of Perini Corporation common shares.

As a condition to an investor group’s acquisition of shares of Perini Corporation Series B Preferred Stock for an aggregate of $30 million, which was approved by the shareholders in January 1997, Perini Corporation entered into an agreement with the Company and sole shareholder of the Company, to provide certain management services, as defined. The management agreement has been renewed annually by the Perini Corporation Board of Directors under the same basic terms and conditions as the initial agreement except that the amount of the annual fee payable thereunder to the Company was increased effective September 15, 2004, from $375,000 to $800,000, and effective March 15, 2006, from $800,000 to $900,000. Compensation for the sole shareholder to provide management services consisted of $800,000 for the year ended December 31, 2005, and $879,000 for the year ended December 31, 2006 and $979,000 for the year ended December 31, 2007. Payments under the agreement paid to the Company were passed directly to the sole shareholder.

TUTOR-SALIBA CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007

8.	RELATED-PARTY TRANSACTIONS, Continued

Included in the Company’s consolidated financial statements are $25,267,005, $18,986,733, and $25,488,288 in revenues for the years ended December 31, 2007, 2006, and 2005, respectively, derived from the Company’s interest in various construction joint ventures with Perini Corporation. Also included were total assets of $13,893,235 and $11,942,279 as of December 31, 2007 and 2006, respectively, relating to these construction joint ventures. One of these joint ventures is involved in a continuing dispute with the Los Angeles County Metropolitan Transportation Authority (see Note 12).

The Company’s principal shareholder, and an affiliate of the principal shareholder, had $0 and $4,595,513 due to the company as of December 31, 2007 and 2006, respectively. The 2006 amounts consisted of construction services due from an affiliate of the shareholder, and the shareholder, as well as short-term advances.

An affiliate of the Company’s principal shareholder had an outstanding note payable due to a joint venture, of which the Company’s proportionate share was $210,368 at December 31, 2007 and 2006, and is included in the accompanying consolidated balance sheets.

9.	RETIREMENT PLANS

The Company participates in multi-employer defined benefit pension plans in connection with union collective bargaining agreements. Contributions are based upon hours worked by employees covered under these agreements and are funded on a current basis. The Company contributed and charged to expense $9,053,011, $3,198,333, and $2,317,922 for the years ended December 31, 2007, 2006, and 2005, respectively. The increase in 2007 was primarily due to increased operations from a single, large project located in Nevada.

The Company sponsors a 401(k) profit-sharing plan for non-union domestic employees. Effective July 1, 2006, the Company began contributing $0.30 per dollar (an increase from $0.25 per dollar) of employee contributions up to 10% of eligible salary. Participants are fully vested in their contributions and vest at a rate of 20% per year of participation in the plan, becoming fully vested in 5 years. The Company contributed and charged to expense $458,555, $369,497, and $262,778 for the years ended December 31, 2007, 2006, and 2005, respectively.

The Company sponsors a 401(k) profit-sharing plan for non-union territory of Guam employees. The Company contributes $0.25 per dollar of employee contributions up to 6% of eligible salary. Participants are fully vested in their contributions and vest at a rate of 20% per year of participation in the plan, becoming fully vested in 5 years. The Company contributed and charged to expense $69,858, $57,228, and $43,867 for the years ended December 31, 2007, 2006, and 2005, respectively.

10.	ACQUISITION

Acquisition of Powerco Electric Corp.

On September 30, 2007, the Company purchased 100% of the outstanding stock of Powerco Electric Corp. (“PEC”), a commercial electrical subcontractor, for $3,300,000 in cash. PEC, performs work in and around the Los Angeles area, specializing in commercial building projects. The Company has included PEC’s assets and liabilities in the December 31, 2007 consolidated balance sheet. The results of operations beginning October 1, 2007 are included in the Company’s consolidated financial statements.

TUTOR-SALIBA CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007

10.	ACQUISITION, Continued

The transaction was accounted for using the purchase method of accounting as required by FASB Statement No. 141, Business Combinations, including the allocation of the purchase to the tangible and intangible assets of Powerco Electric Corp., which has been finalized. The following table summarizes the fair value of the assets acquired and liabilities assumed as of September 30, 2007:

Current assets	$21,684,107
Property and equipment, net	325,969
Goodwill	2,826,117
Intangibles	4,160,000

Total assets acquired	28,996,193
Current liabilities	(7,745,611)
Other long-term liabilities	(17,950,582)

Total acquisition costs	$3,300,000

The following table identifies the intangible asset acquired and its respective amortization period. The amount assigned to an intangible asset represents the Company’s estimate of the fair value of the intangible asset acquired, which is being amortized in relation to contract revenue as of October 1, 2007.

	Amount	Amortization Period
Construction contract backlog	$4,160,000	4 years

Total intangible asset acquired	$4,160,000

11.	SIGNIFICANT RISKS AND UNCERTAINTIES

Concentrations:

A majority of the Company’s cash balances are on deposit with financial institutions and exceed federally insured deposit limits. A substantial portion of the Company’s labor force (40%) is subject to collective bargaining agreements, which expire in years 2008 and beyond. Revenues from various projects in California for University of California, Los Angeles totaled $161,809,062 (or 31% of consolidated revenues) in 2006, and $181,410,073 (or 46% of consolidated revenues) in 2005. Revenues from a single project in Nevada for Wynn Las Vegas, LLC totaled $581,506,255 (or 50% of consolidated revenues) in 2007, and $120,215,151 (or 23% of consolidated revenues) in 2006. Revenues from two projects for California Department of Transportation totaled $89,910,092 (or 23% of consolidated revenues) in 2005. Revenues from a single project for Los Angeles World Airports totaled $64,746,760 (or 12% of consolidated revenues) in 2006.

The Company had accounts receivable due from various projects for University of California, Los Angeles in the amount of $39,284,017 (or 18% of receivables) in 2007, and $62,323,735 (or 43% of receivables) in 2006. Accounts receivable due from a single project for Wynn Las Vegas, LLC totaled $95,398,666 (or 43% of receivables) in 2007, and $22,130,719 (or 15% of receivables) in 2006.

TUTOR-SALIBA CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007

12.	OTHER COMMITMENTS AND CONTINGENCIES

Contingent liabilities of the Company include the industry standard contractor liabilities for performance and completion of construction contracts. In addition, the Company is a defendant in various lawsuits. Except as discussed below, in the opinion of management, the resolution of these matters will not likely have a material adverse effect on the financial position, result of operations or cash flows of the Company.

The Company, from time to time, enters into certain types of contracts that contingently require the Company to indemnify parties against third-party claims. These contracts primarily relate to: (i) business sales and purchase agreements, under which the Company may provide customary indemnification, and (ii) certain lease agreements, under which the Company may be required to indemnify the lessor for environmental and other liabilities, and other claims arising from the Company’s use of the applicable asset.

The terms of such obligations vary. Generally, a maximum obligation is not explicitly stated. Because the obligated amounts of these types of agreements often are not explicitly stated, the overall maximum amount of the obligations cannot be reasonably estimated. Historically, the Company has not been obligated to make significant payments for these obligations, and no liabilities have been recorded for these obligations on its consolidated balance sheets as of December 31, 2007 and 2006.

Tutor-Saliba/Perini JV v. Los Angeles MTA—1995:

Los Angeles Superior Court Case No. BC 123559

In March 1995, a joint venture, Tutor-Saliba/Perini (“TSP”), in which Tutor-Saliba Corporation is the 60% partner, filed a complaint in Los Angeles Superior Court against the Los Angeles County Metropolitan Transportation Authority (“MTA”) for breach of contract, which sought damages of approximately $16 million to compensate TSP and its subcontractors for the costs of extra work, delays, and interest on late payments under four separate contracts with the MTA. In February 1999, the MTA filed a cross-complaint generally alleging violation of the California False Claims Act (“CFCA”) and several other federal and state statutory provisions.

Trial commenced before a jury in May 2001. During trial, the Judge ruled that TSP may have failed to produce certain documents to the MTA, and the Judge penalized TSP for its alleged non-compliance by dismissing TSP’s claim and by ruling, without jury finding of fact, that TSP was liable to the MTA for damages on the MTA’s counterclaim. Pursuant to the Judge’s instructions, the Jury awarded the MTA approximately $32 million in damages and prejudgment interest, subsequently, in March 2002, the judge awarded an additional $31 million in legal fees and costs. Tutor-Saliba’s share of the aggregate award being approximately $37.8 million.

TSP appealed the verdict and the Court’s rulings on motions and sanctions.

On January 25, 2005, the State of California Court of Appeal issued an opinion in which it reversed the entire $63 million trial court’s judgment and found that the trial court judge had abused his discretion and violated TSP’s due process rights and imposed an impermissibly overbroad sanction in issuing terminating sanctions that prevented the joint venture from presenting its claims and severely limited TSP in defending itself against the MTA’s lawsuit. The Court of Appeal also directed the trial court to dismiss MTA’s claims that TSP had violated the Unfair Competition Law and remanded the remainder of the case to the trial court for further proceedings, including a new trial, with a new judge, on the joint venture’s claims against the MTA.

TUTOR-SALIBA CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007

12.	OTHER COMMITMENTS AND CONTINGENCIES, Continued

The case was reassigned to the Complex Civil Division, Los Angeles Superior Court—Central Civil West, with the Presiding Judge of that division being assigned to the case. The Court is seeking ways to resolve the case short of full trial, but in a manner that would be upheld by the Court of Appeal, elected to bifurcate the trial and try the MTA’s suggested strongest claim first. That claim was a pass-through subcontractor claim that the MTA agreed to pay through an executed change order for approximately $111,000, in or about 1995 (“Tunnel Handrail” claim). Trial commenced on the MTA’s Tunnel Handrail claim on November 17, 2006, and was completed on December 18, 2006, with the Jury entering a verdict in favor of the MTA pertaining to the “handrail” issue. A final judgment with respect to this claim will not be entered until the entire case has been resolved and will be subject to appeal.

In February 2007, the court granted TSP a motion and precluded MTA in future proceedings from presenting its claims that TSP breached its contract and violated the CFCA.

On December 26, 2007 the Court issued an order and opinions regarding TSP’s and MTA’s affirmative claims, on the “night restrictions” issues, which determined that no claims have sufficient prima facie evidence to proceed to trial. MTA has filed a notice of its intent to seek a “new trial” as to the Court’s denial of MTA’s night restrictions claims in the entirety.

The court has indicated that it would like the parties to resolve the entire case through mediation. Those efforts to date have failed.

Due to the major issues of the case still remaining to be scheduled for retrial, the ultimate financial impact of the lawsuit is not yet determinable. Therefore, no provision for loss, if any, has been recorded in the consolidated financial statements.

13.	LITIGATION SETTLEMENT

City and County of San Francisco v. Tutor-Saliba Corporation, Perini Corporation and

Buckley & Company Inc., A Joint Venture, et al.—2003:

United States District Court-Northern District Case No. C02-5286-CW

On November 1, 2002, the City and County of San Francisco (“CCSF”) filed a complaint in United States District Court-Northern District against the joint venture, Tutor-Saliba Corporation, Perini Corporation and Buckley & Company, Inc. (“TSPB”), its individual members, including Tutor-Saliba Corporation (the “Company”) and their respective bonding companies. The complaint was not served on the Company or the bonding companies until 2003. The complaint arose out of six San Francisco International Airport construction contracts with the San Francisco Airport Commission (“Airport Commission”) entered into during 1996 and 1997 that were subsequently successfully completed and closed-out under an agreement between TSPB, the Company, and the Airport Commission, in 2001.

On February 17, 2006, a settlement agreement was reached with the CCSF during mediation. The settlement agreement was reached in pursuit of the best interests of all parties involved, to put to rest divisive issues, and avoid the considerable continuing future cost and expense of litigation. The agreement resolves all issues of disputed liability between the parties and allows the parties to refocus their resources towards more productive purposes. The settlement agreement provided that the CCSF will be paid the total sum of $19 million, payable over a period of years ending in 2009. The Company recorded a charge to net income of $14,651,537 representing its portion of this settlement in the year ended December 31, 2005. The San Francisco Board of Supervisors and the Airport Commission approved the agreement on March 30, 2006. At

TUTOR-SALIBA CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007

13.	LITIGATION SETTLEMENT, Continued

December 31, 2007, the Company’s present value portion of the remaining liability of $5,551,486, of which $2,179,960 is current, is included in the accompanying consolidated balance sheet.

14.	DISCONTINUED OPERATIONS

Effective January 1, 2008, the Company entered into an exchange transaction with an affiliate owned by the Company’s majority shareholder. The Company transferred its partnership interest in a commercial office building in exchange for a 2% interest in one of the Company’s consolidated subsidiaries that was held by the affiliated company. The December 31, 2007 consolidated balance sheet reflects $26,759,142 in property and equipment, minority interest receivable of $13,423,058, cash of $3,855,279, other net assets of $1,853,748 and mortgage debt of $24,370,345 associated with the Company’s interest in this partnership. The December 31, 2007 book value of the 2% interest in the Company’s consolidated subsidiary is $250,749. Based on this exchange transaction, the activities relating to the commercial office building have been reported as discontinued operations for all periods presented. Revenues of $6,686,436, $6,393,109 and $6,342,813 and pretax income (loss) of $230,842, $(31,895) and $1,411,898 for the years ended December 31, 2007, 2006 and 2005, respectively were reported as discontinued operations. The transaction had no impact to net income in the accompanying consolidated statements of income. The net book value of assets distributed over assets received was recorded as a distribution of $21,270,133 on January 1, 2008.

15.	SUBSEQUENT EVENTS

Purchase of North Valley Commerce Center, Building G

On October 30, 2007, the Company entered into an agreement to purchase the North Valley Commerce Center, Building G in Sylmar California for $6.5 million in cash. The property will consist of an office and warehouse facility, currently under construction. As of January 25, 2008, the Company has made initial deposits for the property totaling $300,000 into an escrow account. The purchase is expected to close upon substantial completion of the building.

Acquisition of Desert Plumbing & Heating Co. Inc.

On January 4, 2008, the Company purchased 100% of the outstanding stock of Desert Plumbing & Heating Co. Inc. (“DPH”), a mechanical subcontractor located in Las Vegas, NV, for $35.0 million cash and an earn-out based upon a percentage of DPH’s earnings over the next three years, up to a maximum of $4 million annually. DPH operates primarily in the state of Nevada and had approximately 25 contracts in progress, primarily in the Las Vegas hotel and gaming market, at the time of the acquisition.

In the event the Company becomes a public company by public offering or otherwise, the earn-out payments to the former DPH shareholders will be payable in shares of stock in the parent company in an amount equivalent to the maximum earn-out payment of $12 million.

The transaction will be accounted for using the purchase method of accounting as required by FASB Statement No. 141 Business Combinations, including the allocation of the purchase to the tangible and intangible assets of DPH.

TUTOR-SALIBA CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007

15.	SUBSEQUENT EVENTS, Continued

All Star Aggregate, Inc.

On March 7, 2008, the Company entered into an agreement for the transfer and purchase of certain mineral material mining contracts, equipment, and material stockpiles used to operate All Star Aggregate, Inc.’s existing business in Sloan Pit, located in Clark County, NV, for a purchase price of $5,200,000.

Bureau of Land Management Leases

On March 12, 2008, the Company entered into a ten-year renewable contract with the Bureau of Land Management (“BLM”) for the extraction of 19,500,000 tons of limestone aggregate on land located at Mount Diablo Meridian, NV. Pursuant to the Company’s September 12, 2007 high bid of $0.90 per ton and a $0.01 per ton administrative fee, the total contract price equates to $17,745,000 and requires a 5% deposit in the amount of $877,500 prior to beginning extraction. The balance of the contract price will be paid monthly over the contract term based upon the value of materials removed in the prior month. In addition, the Company is obligated under a separate agreement to pay a third party a finders fee related to the transaction in the amount of $300,000.

Perini Merger

On April 2, 2008, the Company entered into a definitive agreement with Perini Corporation, a publicly traded construction company, under which the two companies would be combined, in tax-free, all-stock merger. The transaction is subject to customary closing conditions, including the approval of Perini’s shareholders and receipt of regulatory approvals.

Annex I

TUTOR-SALIBA CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET (UNAUDITED)

March 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$110,327,937
Restricted cash	16,000,000
Receivables	286,833,794
Unbilled work	32,385,960
Advances to related parties	15,310,000
Advances to affiliates	72,528
Inventory	2,633,907
Deferred income taxes	192,896
Other current assets	8,656,322

Total current assets	472,413,344

Property and equipment, net of depreciation	85,197,703

Noncurrent assets:
Goodwill	21,181,467
Identified intangible asset, net	10,688,794
Mineral reserves	12,849,926
Other assets	1,648,790

Total noncurrent assets	46,368,977

Total assets	$603,980,024

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$11,821,768
Accounts and subcontracts payable	277,342,111
Accrued liabilities	27,817,245
Advances from affiliates	665,645
Deferred contract revenue	57,612,517
Income taxes payable	842,654

Total current liabilities	376,101,940

Noncurrent liabilities:
Long-term debt, less current maturities	26,905,011
Deferred income taxes	1,311,424
Royalty payables	11,361,031
Other long-term liabilities	3,785,892

Total noncurrent liabilities	43,363,358

Total liabilities	419,465,298

Commitments and Contingencies: (Note 13)
Shareholders’ Equity:
Capital stock, no par value: authorized 1,000,000 shares:
issued and outstanding 900,043 shares	6,756,510
Additional paid-in capital	11,075,563
Accumulated other comprehensive income	101,255
Retained earnings	166,581,398

Total shareholders’ equity	184,514,726

Total liabilities and shareholders’ equity	$603,980,024

See notes to consolidated financial statements

TUTOR-SALIBA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended March 31,
	2008	2007
REVENUE:
Construction revenue	$394,827,385	$231,852,863
Sales revenue	135,642	206,969

Total revenue	394,963,027	232,059,832

COST OF REVENUES:
Cost of construction revenue	359,026,165	211,273,652
Amortization of intangible asset	1,240,363
Cost of sales revenue	92,150	130,227

Total cost of revenues	360,358,678	211,403,879

Gross profit	34,604,349	20,655,953

Gain on sale of property and equipment	(148,486)	(49,789)
General and administrative expenses	13,556,824	7,753,641

Income from operations	21,196,011	12,952,101

OTHER INCOME (EXPENSES):
Interest and other income	1,398,286	742,790
Net gain on sale of marketable securities		11,426,900
Interest expense	(778,695)	(1,004,613)
Other expense	(135,718)	(28,444)

Total other income, net	483,873	11,136,633

Income before minority interest and income taxes	21,679,884	24,088,734

Provision for income taxes	618,854	796,424

Income before minority interest	21,061,030	23,292,310
Minority interest		(20,525)

INCOME FROM CONTINUING OPERATIONS	21,061,030	23,271,785

DISCONTINUED OPERATIONS:
Loss from discontinued operations before minority interest and income taxes		(102,131)
Provision for income taxes		800

Loss before minority interest		(102,931)

Minority interest		64,480

LOSS FROM DISCONTINUED OPERATIONS		(38,451)

NET INCOME	$21,061,030	$23,233,334

See notes to consolidated financial statements

TUTOR-SALIBA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (UNAUDITED)

Three months ended March 31, 2008

	Capital Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income	Retained Earnings	Total
BALANCE AT JANUARY 1, 2008	$6,756,510	$11,075,563	$144,570	$193,653,700	$211,630,343

Comprehensive income:
Net income—Three months ended March 31, 2008				21,061,030	21,061,030

Other comprehensive income:
Foreign currency translation adjustments (net of tax of ($649))			(43,315)		(43,315)

Total comprehensive income			(43,315)	21,061,030	21,017,715

Distributions to shareholder				(48,133,332)	(48,133,332)

BALANCE AT MARCH 31, 2008	$6,756,510	$11,075,563	$101,255	$166,581,398	$184,514,726

See notes to consolidated financial statements

TUTOR-SALIBA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three months ended March 31,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$21,061,030	$23,233,334
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
(used in) operating activities:
Depreciation and amortization	1,673,313	1,528,065
Amortization of intangible asset	1,240,363
Net gain from sale of property and equipment	(148,486)	(49,789)
Net gain on sale of marketable securities		(11,426,900)
Minority interest in consolidated subsidiaries		(43,955)
Increase (decrease) in cash attributed to changes in operating assets and liabilities:
Receivables	(39,652,016)	(42,635,664)
Inventory	508,325	(75,682)
Other assets	(1,955,417)	(2,408,544)
Advances from (to) joint ventures partners, net	177,247	(222,632)
Advances to related parties		(173,728)
Unbilled work	(1,686,759)	(7,959,964)
Accounts payable and other liabilities	21,155,510	38,251,724
Deferred contract revenue	(213,545)	1,571,369

Net cash provided by (used in) operating activities	2,159,565	(412,366)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of property and equipment	657,941	524,344
Proceeds from sales of marketable securities		23,791,000
Purchases of property and equipment	(12,813,331)	(4,390,819)
Cash paid on acquisition of mineral reserves	(1,488,895)
Decrease in restricted cash	8,000,000
Advances to related parties	(15,310,000)
Cash paid on acquisition, net of cash acquired	(30,295,894)

Net cash (used in) provided by investing activities	(51,250,179)	19,924,525

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt		2,378,860
Principal payments of long-term obligations	(2,665,872)	(6,078,529)
Distributions to shareholders	(30,718,478)	(1,834,999)

Net cash used in financing activities	(33,384,350)	(5,534,668)

Net increase (decrease) in cash and cash equivalents	(82,474,964)	13,977,491

Cash and cash equivalents at beginning of period	192,802,901	37,575,733

Cash and cash equivalents at end of period	$110,327,937	$51,553,224

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$793,270	$1,537,526

Income taxes	$2,305,734	$360,553

NONCASH INVESTING AND FINANCING ACTIVITIES:
Real estate assets and liabilities distributed to principal shareholder	$17,414,854	—

Capitalized lease obligation incurred for transportation equipment	$72,070	$20,140

Unrealized holding gains on marketable securities	—	$16,196,544

Royalty liabilities accrued from acquisition of mineral reserves	$11,361,031	—

See notes to consolidated financial statements

TUTOR-SALIBA CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

As of March 31, 2008 and for the three months ended March 31, 2008 and 2007

1.	SIGNIFICANT ACCOUNTING POLICIES

Nature of Business:

Tutor-Saliba Corporation was incorporated in 1981 as a successor to businesses that had been providing construction services since 1949. Tutor-Saliba Corporation and its majority-owned subsidiaries (“Tutor-Saliba” or the “Company”) provide diversified general contracting, design-build, and preconstruction services to public agencies and private clients. The Company’s construction business is conducted through three basic segments or operations: domestic civil, domestic building, and international. The Company focuses on large, complex construction projects in the civil infrastructure and commercial building sectors. The Company manages all aspects of these construction projects and directly performs many significant construction specialties, including concrete forming and placement, site excavation, structural steel erection, and electrical and mechanical services. The Company provides these services by using traditional general contracting arrangements, such as fixed price, guaranteed maximum price, and cost plus fee contracts.

In an effort to limit its financial and/or operational risk on certain of its larger and more complex projects, the Company participates in construction joint ventures, often as the sponsor or manager of the project, for the purpose of bidding and, if awarded, providing the agreed-upon construction services. Each joint venture participant usually agrees in advance to provide a predetermined percentage of capital, as required, and to share in the same percentage of profit or loss on the project.

Basis of Presentation:

The unaudited consolidated financial statements presented herein include the accounts of Tutor-Saliba Corporation and its majority-owned subsidiaries. The Company’s interests in construction joint ventures are accounted for using the proportionate consolidation method. All intercompany balances and transactions have been eliminated in consolidation. These statements should read in conjunction with the Company’s audited financial statements for the year ended December 31, 2007. In the opinion of management, the accompanying unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the Company’s financial position as of March 31, 2008 and results of operations and cash flows for the three months ended March 31, 2008 and 2007. The results of operations for the three months ended March 31, 2008 may not be indicative of the results that may be expected for the year ending December 31, 2008 because, among other reasons, such results can vary depending on the timing of progress achieved and changes in estimated profitability of projects being reported.

Use of Estimates in the Preparation of Financial Statements:

The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. On an ongoing basis, the Company reviews its estimates based on information that is currently available. Changes in facts and circumstances may result in revised estimates.

TUTOR-SALIBA CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

As of March 31, 2008 and for the three months ended March 31, 2008 and 2007

1.	SIGNIFICANT ACCOUNTING POLICIES, Continued

Method of Accounting for Contracts:

Revenues and profits from the Company’s construction contracts are recognized by applying percentages of completion for the period to the total estimated profits for the respective contracts. Percentage-of-completion is determined by relating the actual cost of the work performed to date to the current estimated total cost of the respective contracts. When the estimate on a contract indicates a loss, the Company’s policy is to record the entire loss during the accounting period in which it is estimated. In the ordinary course of business, at a minimum on a quarterly basis, the Company prepares updated estimates of the total forecasted revenue, cost, and profit or loss for each contract. The cumulative effect of revisions in estimates of the total forecasted revenue and costs, including unapproved change orders and claims, during the course of the work is reflected in the accounting period in which the facts that caused the revision become known. The financial impact of these revisions to any one contract is a function of both the amount of the revision and the percentage-of-completion of the contract. An amount equal to the costs incurred, which are attributable to unapproved change orders and claims are included in the total estimated revenue when realization is determined to be probable. Profits from unapproved change orders and claims are recorded in the total estimated revenue in the period such amounts are resolved.

The Company includes in current assets and current liabilities amounts related to construction contracts realizable and payable over a period in excess of one year. Deferred contract revenue represents excess of billings to date over the amount of contract costs and profits (or contract revenue) recognized to date on the percentage-of-completion accounting method on certain contracts. Unbilled work represents the excess of contract costs and profits (or contract revenue) recognized to date on the percentage-of-completion accounting method over billings to date on the remaining contracts. Unbilled work results when (1) the appropriate contract revenue amount has been recognized in accordance with the percentage-of-completion accounting method, but a portion of the revenue recorded cannot be billed currently due to the billing terms defined in the contract and/or (2) costs, recorded at estimated realized value, related to unapproved change orders or claims are incurred. Unbilled work on contracts at March 31, 2008 consisted of the following:

Unbilled costs and profits incurred to date	$6,849,259
Unapproved change orders	13,855,087
Claims	11,681,614

$32,385,960

The prerequisite for billing “Unbilled costs and profits incurred to date” is provided in the defined billing terms of each of the applicable contracts. The prerequisite for billing “Unapproved change orders” or “Claims” is the final resolution and agreement between the parties. The amount of unbilled work at March 31, 2008, estimated by management to be collected beyond one year is approximately $6,585,000.

Significant Estimates:

As outlined above, the Company’s revenue is recognized on the percentage-of-completion basis. Consequently, construction revenue and gross margin for each reporting period are determined on a contract-by-contract basis by reference to estimates by the Company’s management of expected costs to be incurred to complete each project. These estimates include provisions for known and anticipated cost overruns and cost recoveries, if any exist or are expected to occur. These estimates are subject to revision in the normal course of business and could be material.

TUTOR-SALIBA CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

As of March 31, 2008 and for the three months ended March 31, 2008 and 2007

1.	SIGNIFICANT ACCOUNTING POLICIES, Continued

Foreign Currency Translation:

The functional currency for foreign operations is the local currency. The assets and liabilities of the Company’s international subsidiaries are translated into U.S. dollars using current exchange rates at the balance sheet date. Operating statement items are translated at average exchange rates prevailing during the period. The resulting cumulative translation adjustment of $101,255 at March 31, 2008 is recorded in the foreign currency translation adjustment account as part of accumulated other comprehensive income in shareholder’s equity. Foreign currency transaction gains and losses, if any, are included in operations as they occur.

Cash and Cash Equivalents:

Cash equivalents represent all highly liquid debt instruments with maturities, when purchased, of three months or less.

Cash and cash equivalents as reported in the accompanying consolidated balance sheets consist of amounts held by the Company that are available for general corporate purposes and the Company’s proportionate share of amounts held by construction joint ventures that are available only for joint venture-related uses. Cash held by construction joint ventures is distributed from time to time to the Company and to the other joint venture participants in accordance with their percentage interest. Cash distributions received by the Company from its construction joint ventures are then available for general corporate purposes. Cash and cash equivalents at March 31, 2008 consisted of the following:

Corporate cash and cash equivalents (available for general purposes)	$98,774,699
Company’s share of joint venture cash and cash equivalents (available only for joint venture purposes, including future distributions)	11,553,238

$110,327,937

Restricted Cash

As of March 31, 2008, the Company had $16,000,000 of restricted cash. Restricted cash consists of amounts held as collateral on the revolving credit facility (see Note 5).

Inventory:

Inventory consists of construction materials, equipment parts, and supplies that have not been assigned and charged to specific contracts. Inventory is stated at the lower of cost or market. Cost is determined generally on the specific identification method.

Property, Equipment, and Long-Lived Assets:

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over their estimated useful lives ranging from 3 to 40 years after an allowance for salvage.

TUTOR-SALIBA CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

As of March 31, 2008 and for the three months ended March 31, 2008 and 2007

1.	SIGNIFICANT ACCOUNTING POLICIES, Continued

All long-lived assets are reviewed by management in accordance with FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, for impairment whenever events or changes in circumstance indicate that the carrying value of such assets may not be recoverable from expected future undiscounted cash flows. Major renewals and betterments are capitalized and maintenance and repairs are charged to operations as incurred. When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the appropriate account and any gain or loss is included in results of operations. No impairments were identified as of March 31, 2008.

Goodwill and other Intangible Assets:

Goodwill is subject to annual impairment test pursuant to FASB Statement No. 142, Goodwill and Other Intangible Assets. The Company regularly evaluates whether events or circumstances have occurred which may indicate a possible impairment of goodwill. The Company believes the methodology used in testing impairment of goodwill, which includes significant judgements and estimates, provides a reasonable basis in determining whether an impairment charge should be taken.

Income Taxes:

The Company accounts for income taxes in accordance with FASB Statement No. 109, Accounting for Income Taxes, which requires the use of an asset and liability method of accounting for income taxes. Deferred income taxes are provided to reflect the tax effect of differences between the financial statement carrying amounts and the tax bases of assets and liabilities. The Company elected to be treated as an S corporation effective January 1, 1996. As a result, taxable income, loss and credits flow directly to the shareholder and tax-related assets and liabilities of the Company become the obligation of the shareholder of the S corporation and are no longer reflected in the financial statements. The deferred tax assets, liabilities, and provision reflected in the financial statements are those that do not flow through to the shareholder, as they relate to taxable subsidiaries.

In July 2006, the FASB issued FASB Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109. FIN No. 48 increases the relevancy and comparability of financial reporting by clarifying the way companies account for uncertainty in measuring income taxes. FIN No. 48 prescribes a comprehensive model for how a company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return. FIN No. 48 only allows a favorable tax position to be included in the calculation of tax liabilities and expenses if a company concludes that it is more likely than not that its adopted tax position will prevail if challenged by tax authorities. FIN No. 48 also provides guidance on the accounting for and recording of interest and penalties on uncertain tax positions. The Company adopted FIN No. 48 on January 1, 2007, and the adoption of FIN No. 48 did not have an impact on the financial condition and results of operations.

Fair Value of Financial Instruments:

The carrying value of receivables and other amounts arising out of normal contract activities, including retentions that may be settled beyond one year, are estimated to approximate fair value. All significant debt obligations, interest rates, and their carrying value are considered to approximate market rates and fair value.

TUTOR-SALIBA CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

As of March 31, 2008 and for the three months ended March 31, 2008 and 2007

1.	SIGNIFICANT ACCOUNTING POLICIES, Continued

New Accounting Pronouncements:

In September 2006, the FASB issued FASB Statement No. 157, Fair Value Measurements. FASB Statement No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. In February 2008, the FASB issued FASB Staff Position (FSP) No. FAS 157-1 and FSP No. FAS 157-2, affecting implementation of FASB Statement No. 157. FSP No. FAS 157-1 excludes FASB Statement No. 13, Accounting for Leases, and other accounting pronouncements that address fair value measurements under FASB Statement No. 13, from the scope of FASB Statement No. 157. FSP No. FAS 157-2 delays the effective date of FASB Statement No. 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value on a recurring basis, to fiscal years beginning after November 15, 2008. The adoption of FASB Statement No. 157 did not have a material impact on the financial condition and results of operations.

In February 2007, the FASB issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—including an Amendment of FASB No. 115. FASB Statement No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The Company adopted FASB Statement No. 159 on January 1, 2008, as required. The Company did not elect the fair value measurement option for any of its financial assets or liabilities. Therefore, the adoption of FASB Statement No. 159 had no impact on the Company’s financial statements.

In December 2007, the FASB issued FASB Statement No. 141 (revised 2007), Business Combinations. FASB Statement No. 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. FASB Statement No. 141(R) also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. FASB Statement No. 141(R) is effective for fiscal years beginning after December 15, 2008. The Company will apply the provision of FASB Statement No. 141(R) prospectively as of that date.

In December 2007, the FASB issued FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51. FASB Statement No. 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. FASB Statement No. 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. FASB Statement No. 160 is effective for fiscal years beginning after December 15, 2008. The Company is currently evaluating the potential impact, if any, of the adoption of FASB Statement No. 160 on the Company’s financial condition and results of operations.

TUTOR-SALIBA CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

As of March 31, 2008 and for the three months ended March 31, 2008 and 2007

2.	RECEIVABLES

Receivables at March 31, 2008 consisted of the following:

Receivables:
Contract receivables	$163,680,437
Retainage receivables	121,146,489
Trade and other	2,006,868

Total receivables	$286,833,794

Retainage:

Many of the contracts under which the Company performs work contain retainage provisions. Retainage refers to that portion of revenue earned by the Company but held for payment by the customer pending satisfactory completion of the project. The Company believes that all amounts retained by customers under such provisions are fully collectible. Retainage on active contracts is classified as a current asset regardless of the term of the contract. Retainage is generally collected within one year of the completion of the contract. As of March 31, 2008, the amount of retainage expected to be collected beyond one year was $69,088,317.

3.	PROPERTY AND EQUIPMENT

Property and equipment, at cost, at March 31, 2008 consisted of the following:

Land	$4,496,263
Building and improvements	12,912,609
Transportation equipment	12,345,360
Construction equipment	91,169,147
Office equipment	3,209,285

Property and equipment, gross	124,132,664
Less accumulated depreciation	38,934,961

Property and equipment, net of depreciation	$85,197,703

Included in property and equipment as of March 31, 2008, are amounts recorded under capital leases for transportation equipment of $3,259,722. Accumulated depreciation on transportation equipment recorded under capital leases was $1,562,897 as of March 31, 2008. Effective January 1, 2008, a commercial office building was transferred to an affiliate of the principal shareholder (see Note 9).

4.	OPERATING LEASES

During 2005, the Company entered into a new non-cancelable operating lease for a corporate aircraft after the buyout of an existing lease. The Company has the right to voluntarily terminate the lease and purchase the asset on any installment payment date after the first 12-month anniversary of the lease for the outstanding lease balance. Upon expiration of the initial lease term in December 2015, the Company has the option of either purchasing the asset for the outstanding lease balance or returning the asset to the lessor.

TUTOR-SALIBA CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

As of March 31, 2008 and for the three months ended March 31, 2008 and 2007

4.	OPERATING LEASES, Continued

The Company’s shareholder has personally guaranteed this lease. Total rental expense under this lease was $864,095 for the three months ended March 31, 2008, and 2007.

The Company leases facilities from its principal shareholder and an affiliate owned by the principal shareholder under non-cancelable operating lease agreements with monthly payments of $140,000, which increases at 3% per annum beginning July 1, 2007, expiring in July 31, 2016. Lease expense for these leases recorded on a straight-line basis was $481,659 for three months ended March 31, 2008, and 2007.

Future minimum lease payments, including a guaranteed residual of $18,162,015 on the transportation equipment lease at March 31, 2008, are as follows:

	Third Party	Related Party	Total
2008 (remaining 9 months)	$2,592,285	$1,323,756	$3,916,041
2009	3,456,380	1,809,047	5,265,427
2010	3,456,380	1,863,318	5,319,698
2011	3,456,380	1,919,218	5,375,598
2012	3,456,380	1,976,794	5,433,174
Thereafter	28,531,155	7,577,533	36,108,688

Total	$44,948,960	$16,469,666	$61,418,626

5.	LONG-TERM DEBT

Long-term debt at March 31, 2008 consisted of the following:

Notes payable collateralized by construction and transportation equipment payable in monthly principle installments of $581,344 plus fixed interest ranging from 6.00% to 7.95%, through maturity, which extends to January 2013.	$24,350,708

Notes payable collateralized by construction and transportation equipment payable in monthly principal and interest installments of $283,645, with fixed interest ranging from 6.02% to 6.99%, through maturity, which extends to December 2012.	11,092,570

Mortgage note, guaranteed by the principal shareholder, payable in monthly installments of interest only at prime rate, which is 6.0% at March 31, 2008, through maturity, which is October 2008.	1,460,000

Mortgage note payable in monthly installments of $8,711, including principal and interest fixed at 6.5% through maturity, which is August 2011.	290,932

Transportation equipment capital leases payable through maturity, which is June 2011.	1,532,569

Long-term debt	38,726,779

Less current maturities	11,821,768

Long-term debt, less current maturities	$26,905,011

The Company, in September 2007, entered into a new revolving credit facility, which expires August 2009. The facility, which replaced a $25,000,000 existing facility, provides for borrowings up to $50,000,000,

TUTOR-SALIBA CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

As of March 31, 2008 and for the three months ended March 31, 2008 and 2007

5.	LONG-TERM DEBT, Continued

including a letter of credit facility of up to $8,000,000. As of March 31, 2008 outstanding balances under the credit facilities were $0, in addition to standby letters of credit in the amounts of $6,531,696 and availability under the credit facilities was $43,468,304. Certain of the Company’s marketable securities and/or cash and other general assets secure the credit facility. The credit facility contains certain financial covenants, including maintenance of minimum levels of net worth and profitability and maintenance of certain debt-to-worth and current ratios. At March 31, 2008, the Company was in compliance with its financial covenants.

The mortgage notes payable are collateralized by separate first trust deeds on real property.

At March 31, 2008, maturities of long-term debt at March 31 for each fiscal year are as follows:

2009	$11,821,768
2010	10,546,742
2011	9,215,964
2012	5,098,962
2013	2,043,343

Total	$38,726,779

6.	INCOME TAXES

The provision for income taxes includes the following:

	Three Months Ended March 31,
	2008	2007
Current
State	$139,764	$266,280
Federal	104,480	—
Foreign	374,610	455,700

Total current	618,854	721,980

Deferred
State	—	75,244
Foreign	—	—

Total deferred	—	75,244

Total provision for income taxes	618,854	797,224

Less attributed to discontinued operations	—	800

Total provision for income taxes from continuing operations	$618,854	$796,424

TUTOR-SALIBA CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

As of March 31, 2008 and for the three months ended March 31, 2008 and 2007

6.	INCOME TAXES, Continued

The table below reconciles the difference between the statutory federal income tax rate and the effective rate provided for income before income taxes in the Consolidation Statements of Income.

	Three Months Ended March 31,
	2008	2007
Federal income taxes at the statutory rate	$7,587,959	$8,410,695
State income taxes, net of federal benefits	139,764	341,741
Permanent differences
Earnings subject to different federal corporate tax rates	(7,122,495)	(7,945,648)
Change in rates	(9,953)	—
Foreign earnings taxed at different rates	23,579	(7,116)
Other	—	(2,448)

Total provision for income taxes	618,854	797,224

Less attributed to discontinued operations	—	800

Total provision for income taxes from continuing operations	$618,854	$796,424

The total income before taxes is recorded as follows:

	Three Months Ended March 31,
	2008	2007
Income before taxes:
Domestic	$20,676,937	$22,701,851
Foreign	1,002,947	1,328,707

Total income before taxes	21,679,884	24,030,558
Less attributed to discontinued operations	—	(37,651)

Total income before taxes on continuing operations	$21,679,884	$24,068,209

Components of the net deferred tax liability (asset) recognized by type of temporary difference at March 31, 2008 are as follows:

Current
Other	$(192,896)

Total current	(192,896)

Noncurrent
Contract accounting	(16,442)
Depreciation	1,325,899
Other	1,967

Total noncurrent	1,311,424

Total	$1,118,528

TUTOR-SALIBA CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

As of March 31, 2008 and for the three months ended March 31, 2008 and 2007

6.	INCOME TAXES, Continued

As of January 1, 2007 and March 31, 2008, the Company identified and reviewed potential uncertainties related to taxes upon the adoption of FIN No. 48 and determined that the exposure to those uncertainties did not have a material impact on the Company’s results of operations or financial condition.

The Company recognizes interest and penalties accrued related to uncertain tax positions as a component of the income tax provision. There were no material uncertain tax positions as of March 31, 2008. For the three months ended March 31, 2008, there have been no interest and penalties recorded as a component of the income tax provision.

7.	STOCK TRANSACTION

On October 1, 2007, certain executives of the Company entered into a Stock Purchase Agreement with the Company’s principal shareholder (“principal shareholder”), in which the executives acquired 34,500 shares of common stock of the Company, representing 3.83% of the shares outstanding, for total consideration of $9,582,179. In addition, the parties entered into a Buy-Sell Agreement (“Buy-Sell”) dated October 1, 2007, placing substantial restrictions on the ability of the executives to sell the shares acquired under the Agreement.

In the event that the executives terminate their employment with the Company, the Buy-Sell provides that the principal shareholder has a right to purchase the shares acquired by the executives at the original price. The Buy-Sell terminates on the occurrence of a reorganization, merger, or consolidation involving another corporation in which the Company is not the survivor, or the closing of a public offering of the shares of stock of the Company (“IPO”).

Because of the restrictions placed on transfer or sale of the shares, the executives rights to any excess of the fair value of the shares estimated at $555 per share at the grant date over cost (in the amount of $9,565,321) can only be realized through the termination of the agreement or at the sole discretion of the principal shareholder to pay fair market value under certain provisions of the agreement. Accordingly, no compensation expense will be recognized for the shares issued in connection with this transaction until such time that termination of the Buy-Sell Agreement becomes likely or the Buy-Sell Agreement is terminated. Distributions related to the shares held by the executives will be recorded as compensation expense in the period incurred. During the three months ended March 31, 2008, $1,070,753 was recorded as compensation expense in General and administrative expenses in the accompanying consolidated statement of income.

8.	RELATED-PARTY TRANSACTIONS

At March 31, 2008, the Company’s principal shareholder has provided a guarantee on a transportation equipment lease. In addition, the Company’s principal shareholder has non-cancelable operating leases on facilities (see Note 4).

The Company’s principal shareholder is Chairman and CEO or Perini Corporation. As a condition to an investor group’s acquisition of shares of Perini Corporation Series B Preferred Stock for an aggregate of $30 million, which was approved by the shareholders in January 1997, Perini Corporation entered into an agreement with the Company and sole shareholder of the Company, to provide certain management services, as defined. The management agreement has been renewed annually by the Perini Corporation Board of Directors under the same basic terms and conditions as the initial agreement except that the

TUTOR-SALIBA CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

As of March 31, 2008 and for the three months ended March 31, 2008 and 2007

8.	RELATED-PARTY TRANSACTIONS, Continued

amount of the annual fee payable thereunder to the Company was increased effective September 15, 2004, from $375,000 to $800,000, and effective March 15, 2006, from $800,000 to $900,000. Compensation for the principal shareholder to provide management services consisted of $233,333 for the three months ended March 31, 2007 and $250,000 for the three months ended March 31, 2008. Payments under the agreement paid to the Company were passed directly to the principal shareholder.

Included in the Company’s financial statements are $7,675,245 and $4,693,237 in revenues for the three months ended March 31, 2008 and 2007, respectively, derived from the Company’s interest in various construction joint ventures with Perini Corporation. Also included were total assets of $15,613,493 as of March 31, 2008, relating to these construction joint ventures. One of these joint ventures is involved in a continuing dispute with the Los Angeles County Metropolitan Transportation Authority (see Note 13).

The Company’s principal shareholder had $15,310,000 due to the Company as of March 31, 2008. This amount consisted of short term advances.

An affiliate of the Company’s principal shareholder had an outstanding note payable due to a joint venture, of which the Company’s proportionate share was $210,368 as of March 31, 2008, and is included in the accompanying balance sheet.

9.	DISCONTINUED OPERATIONS

Effective January 1, 2008 the Company entered into an exchange transaction with an affiliate owned by the Company’s majority shareholder. The Company transferred its partnership interest in a commercial office building in exchange for a 2% interest in one of the Company’s consolidated subsidiaries that was held by the affiliated company. The December 31, 2007 balance sheet reflects $26,759,142 in property and equipment, minority interest receivable of $13,423,058, cash of $3,855,279, other net assets of

$1,853,748 and mortgage debt of $24,370,345 associated with the Company’s interest in this partnership. The December 31, 2007 book value of the 2% interest in the Company’s consolidated subsidiary is $250,749. Based on this exchange transaction, the activities relating to the commercial office building have been reported as discontinued operations. Revenues were $0 and $1,616,382 and pretax income (loss) was $0 and $(37,651) for the three months ended March 31, 2008 and 2007, respectively, and were reported as discontinued operations. The transaction had no impact to net income in the accompanying consolidated statements of income. The net book value of assets distributed over assets received was recorded as a distribution of $21,270,133 on January 1, 2008.

10.	ACQUISITIONS

Acquisition of Powerco Electric Corp.

On September 30, 2007, the Company purchased 100% of the outstanding stock of Powerco Electric Corp. (“PEC”), a commercial electrical subcontractor, for $3,300,000 in cash. PEC performs work in and around the Los Angeles area, specializing in commercial building projects.

TUTOR-SALIBA CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

As of March 31, 2008 and for the three months ended March 31, 2008 and 2007

10.	ACQUISITIONS, Continued

The transaction was accounted for using the purchase method of accounting as required by FASB Statement No. 141, Business Combinations, including the allocation of the purchase to the tangible and intangible assets of Powerco Electric Corp., which has been finalized. The following table summarizes the fair value of the assets acquired and liabilities assumed as of September 30, 2007:

Current assets	$21,684,107
Property and equipment, net	325,969
Goodwill	2,826,117
Intangibles	4,160,000

Total assets acquired	28,996,193
Current liabilities	(7,745,611)
Other long-term liabilities	(17,950,582)

Total acquisition costs	$3,300,000

The following table identifies the intangible asset acquired and its respective amortization period. The amount assigned to an intangible asset represents the Company’s estimate of the fair value of the intangible asset acquired, which is being amortized in relation to contract revenue. Amortization expense was $631,113 for the three months ended March 31, 2008.

	Amount	Amortization Period
Constructon contract backlog	$4,160,000	4 years

Total intangible asset acquired	$4,160,000

Acquisition of Desert Plumbing & Heating Co. Inc.

On January 4, 2008 the Company purchased 100% of the outstanding stock of Desert Plumbing & Heating Co. Inc. (“DPH”), a mechanical subcontractor located in Las Vegas, NV, for $35.0 million cash and an earn-out based upon a percentage of DPH’s earnings over the next three years, up to a maximum of $4 million annually. DPH operates primarily in the state of Nevada and had approximately 25 contracts in progress, primarily in the Las Vegas hotel and gaming market, at the time of the acquisition.

In the event the Company becomes a public company by public offering or otherwise, the earn-out payments to the former DPH shareholders will be payable in shares of stock in the parent company in an amount equivalent to the maximum earn-out payment of $12 million.

TUTOR-SALIBA CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

As of March 31, 2008 and for the three months ended March 31, 2008 and 2007

10.	ACQUISITIONS, Continued

The transaction was accounted for using the purchase method of accounting as required by FASB Statement No. 141, Business Combinations, including the allocation of the purchase to the tangible and intangible assets of DPH, which has been finalized. The following table summarizes the fair value of the assets acquired and liabilities assumed as of January 4, 2008:

Current assets	$31,260,668
Property and equipment, net	933,964
Goodwill	18,487,000
Intangibles	9,000,000

Total assets acquired	59,681,632
Current liabilities	(24,681,632)

Total acquisition costs	$35,000,000

The $18,487,000 of “Goodwill” referred to above has been allocated to the building construction segment and is not deductible for tax purposes. Goodwill and intangible assets with an indefinite life recorded in the acquisition were tested in 2005, 2006 and 2007 and will be tested periodically in the future for impairment as required by FASB Statement No. 142, Goodwill and Other Intangible Assets.

The following table identifies the intangible assets acquired and their respective amortization periods. Amortization expense was $609,250 for the three months ended March 31, 2008.

	Amount	Amortization Period
Trade names	4,100,000	19 years
Customer relationships	3,300,000	9 years
Construction contract backlog	$1,600,000	2 years

Total intangible assets acquired	$9,000,000

All Star Aggregate, Inc.

On March 7, 2008, the Company entered into an agreement for the transfer and purchase of certain mineral material mining contracts, equipment, and material stockpiles used to operate All Star Aggregate, Inc.’s existing business in Sloan Pit, located in Clark County, NV, for a purchase price of $5,200,000. At March 31, 2008, the Company’s present value portion of the remaining royalty payables of $1,853,677 is included in the accompanying balance sheet.

Bureau of Land Management Leases

On March 12, 2008, the Company entered into a 10-year renewable contract with the Bureau of Land Management (“BLM”) for the extraction of 19,500,000 tons of limestone aggregate on land located at Mount Diablo Meridian, NV. Pursuant to the Company’s September 12, 2007 high bid of $0.90 per ton and a $0.01 per ton administrative fee, the total contract price equates to $17,745,000 and requires a five percent deposit in the amount of $877,500 prior to beginning extraction. The balance of the contract price will be paid monthly over the contract term based upon the value of materials removed in the prior month. In addition, the Company is obligated under a separate agreement to pay a third party a finders fee related to

TUTOR-SALIBA CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

As of March 31, 2008 and for the three months ended March 31, 2008 and 2007

10.	ACQUISITIONS, Continued

the transaction in the amount of $300,000. At March 31, 2008, the Company’s present value portion of the remaining royalty payables of $9,507,354 is included in the accompanying balance sheet.

11.	RETIREMENT PLANS

The Company participates in multi-employer defined benefit pension plans in connection with union collective bargaining agreements. Contributions are based upon hours worked by employees covered under these agreements and are funded on a current basis. The Company contributed and charged to expense $2,444,650 and $1,633,804 for the three months ended March 31, 2008 and 2007, respectively.

The Company sponsors a 401(k) profit-sharing plan for non-union domestic employees. Effective July 1, 2006, the Company began contributing $0.30 per dollar (an increase from $0.25 per dollar) of employee contributions up to 10% of eligible salary. Participants are fully vested in their contributions and vest at a rate of 20% per year of participation in the plan, becoming fully vested in 5 years. The Company contributed and charged to expense $170,786 and $125,764 for the three months ended March 31, 2008 and 2007, respectively.

DPH adopted a 401(k) profit sharing plan in 1995. Participants may elect to contribute up to 12% of their earnings into the plan. DPH’s contributions to the Plan are determined by management on an annual basis. For the three months ended March 31, 2008, DPH contributed $11,717 in matching contributions to its plan.

The Company sponsors a 401(k) profit sharing plan for non-union territory of Guam employees. The Company contributes $0.25 per dollar of employee contributions up to 6% of eligible salary. Participants are fully vested in their contributions and vest at a rate of 20% per year of participation in the plan, becoming fully vested in 5 years. The Company contributed and charged to expense $23,156 and $18,231 for the three months ended March 31, 2008 and 2007, respectively.

12.	SIGNIFICANT RISKS AND UNCERTAINTIES

Concentrations:

A majority of the Company’s cash balances are on deposit with financial institutions and exceed federally insured deposit limits. A substantial portion of the Company’s labor force (40%) is subject to collective bargaining agreements, which expire in years 2008 and beyond. Revenues from various projects in California for University of California, Los Angeles totaled $31,938,638 (or 14% of consolidated revenues) for the three months ended at March 31, 2007. Revenues from a single project in Nevada for Wynn Las Vegas, LLC totaled $191,569,594 (or 48% of consolidated revenues) for the three months ended at March 31, 2008, and $100,022,416 (or 43% of consolidated revenues) for the three months ended at March 31, 2007. Revenues from a single project in Nevada for Westgate Planet Hollywood Las Vegas, LLC totaled $64,995,050 (or 16% of consolidated revenues) for the three months ended at March 31, 2008. Revenues from a single project for Los Angeles World Airports totaled $37,464,130 (or 16% of consolidated revenues) for the three months ended at March 31, 2007.

The Company had accounts receivable due from various projects for University of California, Los Angeles, in the amount of $37,531,270 (or 13% of receivables); a single project for Wynn Las Vegas, LLC totaled $109,589,479 (or 38% of receivables); and a single project for Westgate Planet Hollywood Las Vegas, LLC totaled $30,911,806 (or 11% of receivables) at March 31, 2008.

TUTOR-SALIBA CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

As of March 31, 2008 and for the three months ended March 31, 2008 and 2007

13.	OTHER COMMITMENTS AND CONTINGENCIES

Contingent liabilities of the Company include the industry standard contractor liabilities for performance and completion of construction contracts. In addition, the Company is a defendant in various lawsuits. Except as discussed below, in the opinion of management, the resolution of these matters will not likely have a material adverse effect on the financial position, result of operations or cash flows of the Company.

The Company, from time to time, enters into certain types of contracts that contingently require the Company to indemnify parties against third-party claims. These contracts primarily relate to: (i) business sales and purchase agreements, under which the Company may provide customary indemnification, and (ii) certain lease agreements, under which the Company may be required to indemnify the lessor for environmental and other liabilities, and other claims arising from the Company’s use of the applicable asset.

The terms of such obligations vary. Generally, a maximum obligation is not explicitly stated. Because the obligated amounts of these types of agreements often are not explicitly stated, the overall maximum amount of the obligations cannot be reasonably estimated. Historically, the Company has not been obligated to make significant payments for these obligations, and no liabilities have been recorded for these obligations in its balance sheet as of March 31, 2008.

Tutor-Saliba/Perini JV v. Los Angeles MTA—1995:

Los Angeles Superior Court Case No. BC 123559

In March 1995, a joint venture, Tutor-Saliba/Perini (“TSP”), in which Tutor-Saliba Corporation is the 60% partner, filed a complaint in Los Angeles Superior Court against the Los Angeles County Metropolitan Transportation Authority (“MTA”) for breach of contract, which sought damages of approximately $16 million to compensate TSP and its subcontractors for the costs of extra work, delays, and interest on late payments under four separate contracts with the MTA. In February 1999, the MTA filed a cross-complaint generally alleging violation of the California False Claims Act (“CFCA”) and several other federal and state statutory provisions.

Trial commenced before a jury in May 2001. During trial, the Judge ruled that TSP may have failed to produce certain documents to the MTA, and the Judge penalized TSP for its alleged non-compliance by dismissing TSP’s claim and by ruling, without jury finding of fact, that TSP was liable to the MTA for damages on the MTA’s counterclaim. Pursuant to the Judge’s instructions, the Jury awarded the MTA approximately $32 million in damages and prejudgment interest, subsequently, in March 2002, the judge awarded an additional $31 million in legal fees and costs. Tutor-Saliba’s share of the aggregate award being approximately $37.8 million.

TSP appealed the verdict and the Court’s rulings on motions and sanctions.

On January 25, 2005, the State of California Court of Appeal issued an opinion in which it reversed the entire $63 million trial court’s judgment and found that the trial court judge had abused his discretion and violated TSP’s due process rights and imposed an impermissibly overbroad sanction in issuing terminating sanctions that prevented the joint venture from presenting its claims and severely limited TSP in defending itself against the MTA’s lawsuit. The Court of Appeal also directed the trial court to dismiss MTA’s claims that TSP had violated the Unfair Competition Law and remanded the remainder of the case to the trial court for further proceedings, including a new trial, with a new judge, on the joint venture’s claims against the MTA.

TUTOR-SALIBA CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

As of March 31, 2008 and for the three months ended March 31, 2008 and 2007

13.	OTHER COMMITMENTS AND CONTINGENCIES, Continued

The case was reassigned to the Complex Civil Division, Los Angeles Superior Court—Central Civil West, with the Presiding Judge of that division being assigned to the case. The Court is seeking ways to resolve the case short of full trial, but in a manner that would be upheld by the Court of Appeal, elected to bifurcate the trial and try the MTA’s suggested strongest claim first. That claim was a pass-through subcontractor claim that the MTA agreed to pay through an executed change order for approximately $111,000, in or about 1995 (“Tunnel Handrail” claim). Trial commenced on the MTA’s Tunnel Handrail claim on November 17, 2006, and was completed on December 18, 2006, with the Jury entering a verdict in favor of the MTA pertaining to the “handrail” issue. A final judgment with respect to this claim will not be entered, until the entire case has been resolved and will be subject to appeal.

In February 2007, the court granted TSP a motion and precluded MTA in future proceedings from presenting its claims that TSP breached its contract and violated the CFCA.

On December 26, 2007 the Court issued an order and opinions regarding TSP’s and MTA’s affirmative claims, on the “night restrictions” issues, which determined that no claims have sufficient prima facie evidence to proceed to trial. MTA has filed a notice of its intent to seek a “new trial” as to the Court’s denial of MTA’s night restrictions claims in the entirety.

The court has indicated that it would like the parties to resolve the entire case through mediation. Those efforts to date have failed.

Due to the major issues of the case still remaining to be scheduled for retrial, the ultimate financial impact of the lawsuit is not yet determinable. Therefore, no provision for loss, if any, has been recorded in the financial statements.

14.	SUBSEQUENT EVENTS

Purchase of North Valley Commerce Center, Building G

On October 30, 2007, the Company entered into an agreement to purchase the North Valley Commerce Center, Building G in Sylmar California for $6.5 million in cash. The property will consist of an office and warehouse facility, currently under construction. As of January 25, 2008, the Company has made initial deposits for the property totaling $300,000 into an escrow account. The purchase is expected to close upon substantial completion of the building.

Perini Merger

On April 2, 2008, the Company entered into a definitive agreement with Perini Corporation, a publicly traded construction company, under which the two companies would be combined, in tax-free, all-stock merger. The transaction is subject to customary closing conditions, including the approval of Perini’s shareholders and receipt of regulatory approvals.

Pernini

MR A SAMPLE

DESIGNATION (IF ANY)

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ADD 2

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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

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Electronic Voting Instructions

You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 2:00 a.m., Eastern Time, on XXXXXX XX, 2008.

Vote by Internet Log on to the internet and go to www.investorvote.com/PCR

Follow the steps outlined on the secured website.

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Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

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Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote “FOR” all director nominees and “FOR” Proposals 1, 2, 4, 5 and 6.

For Against Abstain

1. A proposal to approve the issuance of 22,987,293 shares of Perini common stock in the merger contemplated by the Agreement and Plan of Merger, dated as of April 2, 2008, by and among Perini, Trifecta Acquisition LLC, Tutor-Saliba Corporation, a California corporation (“Tutor-Saliba”), Ronald N. Tutor and shareholders of Tutor-Saliba/ as amended by Amendment No.1 hereto, dated as of May 28, 2008.

2. A proposal to amend our amended and restated articles of organization to increase the number of authorized shares of Perini common stock from 40 million to 75 million shares.

3. The election of four (4) Class III directors, to hold office for a three-year term, expiring at our 2011 annual meeting of shareholders and until their successors are duly elected and qualified:

For Withhold

02 - Peter Arkley 04 - Donald D. Snyder

For Withhold

01 - Marilyn A. Alexander 03 - Raymond R. Oneglia

For Against Abstain 4. A proposal to ratify the selection of Deloitte & Touche LLP, independent registered public accountants, as auditors of Perini for the fiscal year ending December 31,2008.

5. A proposal to amend our 2004 Stock Option and Incentive Plan to increase the number of shares authorized for issuance under the plan from 3 million to 5.5 million.

6. A proposal to approve the adjournment or postponement of the annual meeting if necessary to solicit additional proxies or as otherwise necessary.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MS A SAMPLE AND

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1UPX 0183771

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on XXXXXX XX, 2008

This proxy statement and the 2007 Annual Reports are available for viewing, printing and downloading at http://phx.corporate-ir.net/staging/phoenix.zhtml?c=l06886&p=proxy.

Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the Securities and Exchange

Commission, and as amended on April 29, 2008, except for exhibits, will be furnished without charge to any shareholder upon written or oral request to Perini Corporation, Attn: Investor Relations Dept, 73 Mt. Wayte Ave., Framingham, MA 01701, telephone 508-628-2000.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy - PERINI CORPORATION

Common Stock Proxy for Annual Meeting of Shareholders - XXXXXX XX, 2008 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Robert Band and Kenneth R. Burk (or their substitutes, or one acting alone in the absence of the other), as proxies, with power to each appoint a substitute and to revoke the appointment of such substitute, to vote all shares of common stock of Perini Corporation, which the undersigned is entitled to vote at the annual meeting to be held on XXXXXX XX, 2008, and at any adjournment thereof, in the manner specified on this card with respect to each proposal identified thereon (as set forth on the notice of annual meeting and proxy statement), and in their discretion on any other business that properly comes before the annual meeting.

Shares represented by all properly executed proxies will be voted at the annual meeting in the manner specified. If no specification is made, votes will be cast “FOR” all director nominees and “FOR” Proposals 1, 2, 4, 5 and 6.

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